As Filed with the Securities and Exchange Commission on January 23, 2006

Registration No. 333-128097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Energy Transfer Equity, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	30-0108820
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Energy Transfer Equity, L.P.

2828 Woodside Street

Dallas, Texas 75204

(214) 981-0700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

John W. McReynolds

2828 Woodside Street

Dallas, Texas 75204

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas P. Mason	G. Michael O’Leary
Vinson & Elkins L.L.P. 1001 Fannin, Suite 2300 Houston, Texas 77002 (713) 758-2222	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS	Subject to completion, dated January 23, 2006.

Energy Transfer Equity, L.P.

17,500,000 Common Units

Representing Limited Partner Interests

This is an initial public offering of our common units. We are offering a total of 17,500,000 common units. We expect the initial public offering price of these common units to be between $             and $             per common unit.

We own the 2% general partner interest, 50% of the incentive distribution rights, approximately 31.3% of the outstanding common units of Energy Transfer Partners, L.P. (“ETP”) and an additional 2.57 million common units of ETP (or an equivalent number of Class F units of ETP having the terms described in this prospectus). ETP is a publicly traded limited partnership engaged in the natural gas midstream, transportation and storage business, with operations in Texas and Louisiana, and in the retail propane marketing business, with operations in 34 states.

Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, an underwriter of this offering, is a lender under our existing $600 million term loan agreement, which is expected to be repaid in full concurrently with the closing of this offering using approximately $175.5 million of the net proceeds from this offering, approximately $4.5 million of cash on hand and approximately $420 million of borrowings under our proposed new $500 million credit facility. Please read “Use of Proceeds” and “Underwriting.”

Before this offering, there has been no public market for our common units. Our common units have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “ETE.”

Investing in our common units involves risks. See “ Risk Factors” beginning on page 19.

These risks include the following:

•	Our cash flow will initially consist exclusively of distributions from ETP.

•	In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

•	Our unitholders do not elect our general partner or vote on our general partner’s officers or directors. Following the completion of this offering, affiliates of our general partner will own 74.2% of our common units on a fully diluted basis, a sufficient number to block any attempt to remove our general partner.

•	You will experience immediate and substantial dilution of $21.89 per common unit.

•	Conflicts of interest exist and may arise among us, our general partner, ETP and any existing or future affiliated entities.

•	If ETP is unable to complete acquisitions or construct pipeline extensions on economically acceptable terms or has difficulty integrating newly acquired assets or businesses, our future cash flows could be lower than expected.

•	If we or ETP were to be become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

•	Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

	Per Common Unit	Total
Initial Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Energy Transfer Equity (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 2,625,000 common units on the same terms and conditions as set forth in this prospectus to cover over-allotments of common units, if any.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on                     , 2006.

UBS Investment Bank	Wachovia Securities	Credit Suisse

A.G. Edwards

RBC Capital Markets

Oppenheimer & Co.

Raymond James

Stephens Inc.

                    , 2006

Energy Transfer Midstream Assets

Energy Transfer Propane District Locations

i

Appendix A	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. (including exhibits thereto)	A-1
Appendix B	Glossary of Terms	B-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters and selling unitholders have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters and selling unitholders are not, offering to sell our common units or seeking offers to buy our common units in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units offered hereby.

Until                 , 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

All references in this prospectus to “we,” “us,” “Energy Transfer Equity” and “our” refer to Energy Transfer Equity, L.P. and its subsidiaries, Energy Transfer Partners, L.L.C. and Energy Transfer Partners GP, L.P. All references in this prospectus to “our general partner” refer to LE GP, LLC. All references in this prospectus to “Energy Transfer Partners GP” or “ETP GP” refer to Energy Transfer Partners GP, L.P. All references in this prospectus to “Energy Transfer Partners” or “ETP” refer to Energy Transfer Partners, L.P. and its wholly owned subsidiaries and predecessors.

PROSPECTUS SUMMARY

This summary may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus carefully, including the risk factors and the financial statements and the notes to those statements. Except as otherwise indicated, the information presented in this prospectus assumes that the underwriters do not exercise their over-allotment option. All references in this prospectus to ETP’s number of common units, cash distributions, earnings per unit or unit price give effect to ETP’s two-for-one unit split on March 16, 2005 and assume that 110,625,711 ETP units (including Class F units, if any are issued) will be outstanding at the closing of this offering.

Energy Transfer Equity, L.P.

We are a Delaware limited partnership that currently owns three types of equity interests in Energy Transfer Partners. In addition to indirectly owning the 2% general partnership interest and 50% of the incentive distribution rights in ETP, as of the closing of this offering we will directly own approximately 33% of Energy Transfer Partners’ outstanding units (consisting of common and Class F units, if any). ETP is a publicly traded limited partnership that is primarily engaged in the natural gas midstream, transportation and storage business and also has a national retail propane business. ETP’s natural gas midstream, transportation and storage operations are primarily located in major natural gas producing regions of Texas and Louisiana. These operations consist of approximately 11,700 miles of natural gas gathering and transportation pipelines, three natural gas processing plants, two of which are currently connected to ETP’s gathering systems, 14 natural gas treating facilities and three natural gas storage facilities. As of December 31, 2005, ETP had an equity market capitalization of approximately $3.66 billion, making it the third largest publicly traded master limited partnership in equity market capitalization.

We will make an initial distribution of $0.175 per common unit per complete fiscal quarter to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and ETP. In general, we will initially distribute 99.5% of our available cash each quarter to the holders of common and Class B units and 0.5% of our available cash to our general partner. We expect to make our initial prorated quarterly distribution on or about April 19, 2006.

Our Interests in ETP

Our aggregate partnership interests in ETP consist of the following:

•	the 2% general partner interest in ETP, which we hold through our ownership interests in Energy Transfer Partners GP;

•	50% of the outstanding incentive distribution rights in ETP, which we hold through our ownership interests in Energy Transfer Partners GP;

•	approximately 33.8 million common units of ETP (including 1.07 million common units of ETP that we will purchase from ETP at the closing of this offering), all of which are held directly by us; and

•	an additional 2.57 million common units of ETP (or an equivalent number of Class F units of ETP that, in general, will be entitled to receive the same cash distributions per unit as the ETP common units) that we will purchase from ETP using a portion of the net proceeds of this offering. For a description of the terms of the Class F units, please read “Material Provisions of Energy Transfer Partners’ Partnership Agreement—ETP Units—Class F Units.”

Our cash flows consist of distributions from ETP on these partnership interests. ETP is required by its partnership agreement to distribute all of its excess cash on hand at the end of each quarter after establishing reserves to provide for the proper conduct of ETP’s business or to provide for future distributions.

ETP has increased its quarterly distribution on its common units 17 times since its initial public offering in 1996. On December 5, 2005, ETP increased the quarterly distribution to $0.55 per unit per quarter for the fiscal quarter ended November 30, 2005 (or $2.20 per unit on an annualized basis). Under ETP’s current capital structure, a distribution of $0.55 per unit of ETP will result in a quarterly distribution to us of approximately $31.1 million in respect of our partnership interests in ETP. We forecast that our interests in ETP will generate approximately $124.3 million in cash to us for the fiscal year ending August 31, 2006, assuming a $2.20 per unit annual distribution by ETP.

The incentive distribution rights of ETP entitle Energy Transfer Partners GP, as the holder of those rights, to receive the following percentages of cash distributed by ETP as the following target cash distribution levels are reached:

•	13.0% of all incremental cash distributed in a quarter after $0.275 has been distributed in respect of each common unit of ETP for that quarter;

•	23.0% of all incremental cash distributed in a quarter after $0.3175 has been distributed in respect of each common unit of ETP for that quarter; and

•	the maximum sharing level of 48.0% of all incremental cash distributed in a quarter after $0.4125 has been distributed in respect of each common unit of ETP for that quarter.

Because we indirectly hold 50% of the outstanding incentive distribution rights in ETP through our ownership interest in Energy Transfer Partners GP, we are entitled to receive 50% of the cash distributed in accordance with the thresholds specified above.

As ETP has increased the quarterly cash distributions paid on its units, we have received increasing payouts on our interests in ETP. These increased cash distributions by ETP have caused the target cash distribution levels described above to be met, thereby increasing the amounts paid by ETP to Energy Transfer Partners GP as the owner of ETP’s incentive distribution rights. As a consequence, our cash distributions from ETP that are based on our indirect ownership of 50% of the incentive distribution rights have increased more rapidly than those based on our ownership of the general partner interest in ETP and ETP common units. Future growth in the distributions that we receive from ETP will not result from an increase in the sharing level associated with the incentive distribution rights as our incentive distribution rights currently participate at the maximum sharing level described above.

The graph set forth below shows hypothetical cash distributions payable in respect of our partnership interests, including the incentive distribution rights in ETP, across an illustrative range of annualized cash distributions per unit made by ETP. This information is based upon:

•	ETP’s 110,625,711 units (including the Class F units, if any are issued) outstanding as of the date of the closing of this offering; and

•	our ownership of (1) the 2% general partner interest in ETP, (2) 50% of the incentive distribution rights in ETP, (3) approximately 33.8 million common units of ETP and (4) an additional 2.57 million common units of ETP (or an equivalent number of Class F units).

The graph illustrates the impact to us of ETP raising or lowering its per unit distribution of available cash from operating surplus from the current quarterly distribution of $0.55 per unit, or $2.20 per unit on an annualized basis. This information is presented for illustrative purposes only, is not intended to be a prediction of future performance and does not attempt to illustrate the impact that changes in our business, including changes that may result from changes in interest rates, changes in natural gas prices, changes in general economic conditions, or the impact of any future acquisitions or expansion projects, will have on our performance.

The aggregate amount of ETP’s cash distributions to us will vary depending on several factors, including ETP’s total outstanding partnership interests on the record date for the distribution, the aggregate cash distributions made by ETP and the amount of ETP’s partnership interests we own. If ETP increases distributions to its unitholders, including us, we would expect to increase distributions to our unitholders, although the timing and amount of such increased distributions, if any, will not necessarily be comparable to the timing and amount of the increase in distributions made by ETP. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of ETP. Please read “Risk Factors” and “Energy Transfer Partners’ Cash Distribution Policy.”

Our Business Strategy

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ETP in executing its business strategy. We intend to support ETP in implementing its business strategy by assisting ETP in identifying, evaluating, and pursuing acquisitions and growth opportunities, and in general, we expect that we will allow ETP the first opportunity to pursue any acquisition or internal growth project that may be presented to us which is within the scope of ETP’s operations or business strategy. In the future, we may also support the growth of ETP through the use of our capital resources, which could involve loans, capital contributions or other forms of credit support to ETP.

ETP’s primary objective is to increase the level of its cash distributions over time by pursuing a business strategy that is currently focused on growing its intrastate natural gas midstream business (including transportation, gathering, compression, treating, processing, storage and marketing) and its propane business through, among other things, pursuing certain construction and expansion opportunities relating to its existing infrastructure and acquiring certain additional businesses or assets.

ETP has grown significantly through acquisitions and through internal growth projects. The significant acquisitions and internal construction projects that ETP has completed beginning in January 2004 include:

•	Energy Transfer Transactions. In January 2004, in a series of related transactions, the midstream and transportation operations of La Grange Acquisition, L.P. were combined with the retail propane operations of Heritage Propane Partners, L.P., a publicly traded limited partnership. These transactions, which we refer to as the “Energy Transfer Transactions,” were valued at approximately $1.0 billion and created ETP. Subsequent to these transactions, the combined partnership’s name was changed to Energy Transfer Partners, L.P.

•	ET Fuel System. In June 2004, ETP acquired the midstream natural gas assets of TXU Fuel Company (now referred to as the ET Fuel System) from TXU Corp. for approximately $500 million. The ET Fuel System is comprised of approximately 2,000 miles of intrastate natural gas pipelines and related natural gas storage facilities that serve some of the most active natural gas drilling areas in Texas and provide direct access to power plants and interconnects with other intrastate and interstate pipelines that serve major markets.

•	East Texas Pipeline. In June 2004, ETP completed the construction of the Bossier Pipeline (now referred to as the East Texas Pipeline). The East Texas Pipeline is a 78-mile natural gas pipeline that provides transportation from the Bossier Sands drilling area in east and north central Texas to ETP’s Southeast Texas System. This pipeline cost approximately $71.4 million to construct.

•	Texas Chalk and Madison Systems. In November 2004, ETP acquired the Texas Chalk and Madison Systems from Devon Energy Corporation for approximately $65.0 million. These systems consist of approximately 1,800 miles of gathering and mainline pipelines, four natural gas treating facilities and a natural gas processing facility located in central Texas near our existing gathering and processing assets.

•	Houston Pipeline System. In January 2005, ETP acquired the Houston Pipeline System from American Electric Power Corporation for approximately $825.0 million plus $132.0 million in natural gas inventory, subject to working capital adjustments. This system is comprised of six main transportation pipelines, three market area loops and a natural gas storage facility in Texas.

•	Fort Worth Basin. In May 2005, ETP completed the construction of the Fort Worth Basin Pipeline, a 55-mile pipeline that provides transportation for natural gas production from the Barnett Shale producing area in north central Texas to ETP’s North Texas Pipeline. This pipeline cost approximately $53.0 million to construct.

Through these acquisitions and internal growth projects, ETP has created an integrated natural gas transportation and storage system in Texas that facilitates the movement of natural gas from all of the significant natural gas producing areas in Texas to major metropolitan areas in Texas, including Dallas, Houston, Austin and San Antonio, as well as major market hubs and interstate pipelines that transport natural gas to other areas in the United States. This integrated system is expected to provide significant opportunities for additional internal growth projects that we believe will generate substantial returns on invested capital without the material execution and commercial risks typically associated with external projects. ETP recently announced approximately $560.0 million of capital expenditures during the next 12 to 24 months for the three internal growth projects described below.

ETP’s three recently announced major expansion projects involve several pipeline projects that are expected to increase pipeline transportation access for natural gas producers in the Bossier Sands and Barnett Shale basins in east and north Texas to various markets throughout Texas as well as to markets in the eastern United States through interconnects with other intrastate and interstate pipelines. The largest of the three major expansion projects is expected to involve the construction of approximately 264 miles of 42-inch pipeline and the addition of approximately 40,000 horsepower of compression at a cost of approximately $535.5 million. This expansion project is supported by a 10-year agreement with XTO Energy, Inc. pursuant to which XTO Energy has agreed to transport specified volumes of natural gas on an annual basis and is entitled to transport additional volumes under similar terms. ETP’s second major expansion project involves the construction, on a joint venture basis with Atmos Energy Corp., of a 30-inch pipeline in the north Fort Worth Basin area that will provide an additional outlet for natural gas from the Barnett Shale area to several market hubs. The third major expansion project involves the construction of a new pipeline that will run next to ETP’s existing 24-inch pipeline in the Fort Worth Basin production area. These expansion projects will continue the integration of several pipeline systems and natural gas storage facilities, including the integration of ETP’s Katy Pipeline and its Southeast Texas System with the recently acquired ET Fuel System and Houston Pipeline System.

Our Management

Our general partner, LE GP, LLC, will manage our operations and activities. A majority of the non-independent directors of our general partner also serve as directors of the general partner of ETP. Please read “Management.” Our general partner will receive a management fee of $500,000 per year for its management of our business and will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. In addition, a shared services agreement between ETP and us will become effective upon the closing of this offering, pursuant to which ETP will provide substantially all employees and financial, accounting, administrative, legal and other services to us. Pursuant to the shared services agreement, we will pay ETP a fixed annual fee of approximately $500,000 and reimburse ETP at cost for all services provided to us by ETP. Our general partner will determine quarterly cash distribution levels for our common units, the amount of cash reserves necessary or appropriate to satisfy general, administrative and other expenses and debt service requirements, and otherwise provide for the proper conduct of our business. Our general partner will also determine the amounts to be reimbursed to our general partner for direct and indirect expenses incurred on our behalf as well as the amounts to be reimbursed to ETP for providing financial, accounting, administrative, legal and other services for us. Please read “Certain Relationships and Related Party Transactions—Shared Services Agreement.”

Neither our partnership agreement nor the partnership agreement of ETP prohibits us from owning assets or engaging in businesses that compete directly or indirectly with ETP or prohibit ETP from owning assets or engaging in businesses that compete directly or indirectly with us, except that ETP’s partnership agreement prohibits us from engaging in the retail propane business in the United States. In addition, we may acquire, construct or dispose of any assets in the future without any obligation to offer ETP the opportunity to purchase or construct any of those assets, and ETP may acquire, construct or dispose of any assets in the future without any obligation to offer us the opportunity to purchase or construct any of these assets. As a result, ETP may be a potential competitor to us if we develop independent operations in the future. Please read “Certain Relationships and Related Party Transactions.”

Our Principal Executive Offices

Our principal executive offices are located at 2828 Woodside Street, Dallas, Texas 75204, and our telephone number at that location is (214) 981-0700.

Our Structure

We were formed in September 2002 as La Grange Energy, L.P., a Texas limited partnership. In February 2005, we changed our name to Energy Transfer Company, L.P. In August 2005, we converted from a Texas limited partnership to a Delaware limited partnership and changed our name to Energy Transfer Equity, L.P. The chart that follows depicts our and our affiliates’ simplified organizational and ownership structure after giving effect to this offering (and based on the ownership of ETP as of the closing of this offering), at which time:

•	Our general partner will own a 0.5% general partner interest in us.

•	Our public unitholders will own 17,500,000 common units representing a 12.8% limited partner interest in us, and our current owners and management will own 118,983,216 million common units on a fully diluted basis assuming conversion of all outstanding Class B units into common units on a one-for-one basis, representing a 86.7% limited partner interest in us.

•	We will own approximately 36.4 million units of ETP (including Class F units, if any are issued). This total includes approximately 1.07 million ETP common units plus either an additional 2.57 million ETP common units or an equivalent number of Class F units, which, in each case, we will purchase from ETP using a portion of the net proceeds from this offering. We would purchase the Class F units, in lieu of the 2.57 million ETP common units, in order to comply with New York Stock Exchange requirements as they relate to ETP.

•	We will hold the 2% general partner interest in ETP through our ownership of equity interests in Energy Transfer Partners GP.

•	We will hold 50% of the incentive distribution rights in ETP through our ownership of equity interests in Energy Transfer Partners GP.

The remaining 50% of the incentive distribution rights in ETP are held by Energy Transfer Investments, L.P., or ETI, through its ownership interests in Energy Transfer Partners GP. Our general partner, which is owned by Ray C. Davis, Kelcy L. Warren and Natural Gas Partners VI, L.P., also indirectly owns the 0.01% general partner interest in ETI.

Energy Transfer Equity's Ownership and Organizational Chart

Ownership of Energy Transfer Equity After This Offering

Public Common Units	12.8%
General Partner Units	0.5%
Management & Other Owners of Energy Transfer Equity	86.7%
	100.0%

Management and Others
118,983,216 Common Units(1)
LE GP, LLC(2)
(Our General Partner)
Public Unitholders
17,500,000 Common Units
86.7% Limited
Partner Interest
100% Membership
Interest
ETI GP, LLC
0.5% General
Partner Interest(3)
12.8% Limited
Partner Interest
99.99% Limited
Partner Interest
0.01% General
Partner Interest
Energy Transfer Investments, L.P.
Energy Transfer Equity, L.P.
100% Membership Interest
100% Class A Limited
Partner Interest (4)
50% Class B Limited
Partner Interest (5)
50% Class B
Limited Partner
Interest (5)
36,413,840 ETP
Common Units (6)
Energy Transfer Partners, L.L.C.
0.01% General Partner Interest
Energy Transfer Partners GP, L.P.
2.0% General Partner Interest
Incentive Distribution Rights
Public Unitholders
74,211,871 Common Units
Energy Transfer Partners, L.P.
110,625,711 Common Units Outstanding
La Grange Acquisition, L.P.
(ETC OLP)
Heritage Operating, L.P.
(HOLP)

(2) LE GP, LLC also controls Energy Transfer Investments, L.P. through its ownership of the general partner of Energy Transfer Investments, L.P.

(3) LE GP, LLC has the right, but not the obligation, to contribute capital to ETE to maintain its proportionate general partner interest.

(5) Class B limited partner interests are entitled to receive their pro rata share of cash distributions related to the incentive distribution rights owned by Energy Transfer Partners GP, L.P. in Energy Transfer Partners, L.P.

(6) Includes either 2,570,150 ETP common units or an equivalent number of Class F units, if any.

Summary of Risk Factors

An investment in our units involves risks. These risks include, but are not limited to, those described below. For a more complete description of the risks we face, see “Risk Factors.”

Risks Inherent in an Investment in Us

•	Our only assets at the closing of this offering will be our partnership interests in ETP and therefore our cash flow initially will be completely dependent upon the ability of ETP to make distributions in respect of those partnership interests.

•	In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

•	Following the completion of this offering, affiliates of our general partner will own approximately 74.2% of our common and Class B units, a sufficient number to change our cash distribution policy, amend our partnership agreement and block any attempt to remove our general partner.

•	You will experience immediate and substantial dilution of $21.89 per unit.

•	The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

•	The control of our general partner and the limited partnership that indirectly holds the other 50% of the incentive distribution rights in ETP may be transferred to a third party without unitholder consent.

•	Our general partner only has one executive officer, and we are dependent on third parties, including key personnel of ETP under a shared services agreement, to provide the financial, accounting, administrative, legal and other services necessary to operate our business.

Risks Related to ETP’s Business

•	The profitability of ETP’s midstream, transportation and storage business is largely dependent upon natural gas commodity prices, price spreads between two or more physical locations and market demand for natural gas and NGLs, which factors are beyond ETP’s control and have been volatile.

•	ETP’s success depends upon its ability to continually contract for new sources of natural gas supply.

•	ETP depends on certain key producers for its supply of natural gas on the Southeast Texas System, and the loss of any of these key producers could adversely affect its financial results.

•	ETP depends on key customers to transport natural gas on its East Texas Pipeline and ET Fuel System.

•	Any reduction in the capacity of, or the allocations to, ETP’s shippers in interconnecting, third-party pipelines could cause a reduction of volumes transported in ETP’s pipelines, which would adversely affect its revenues and cash flow.

•	ETP is exposed to the credit risk of its customers, and an increase in the nonpayment and nonperformance by its customers could reduce its ability to make distributions to its unitholders, including us.

•	ETP may be unable to retain existing customers or secure new customers, which would reduce its revenues and limit its future profitability.

•	ETP’s storage business depends on neighboring pipelines to transport natural gas.

•	Because weather conditions may adversely affect demand for propane, the volumes of propane sold by and the results of operations of ETP’s propane business are vulnerable to warm winters.

Risks Related to Conflicts of Interest

•	Although we control ETP through our ownership of its general partner, ETP’s general partner owes fiduciary duties to ETP and ETP’s unitholders, which may conflict with our interests.

•	Our general partner’s affiliates, including the partnership that indirectly holds the other 50% of ETP’s incentive distribution rights, may compete with us.

•	Our partnership agreement limits our general partner’s fiduciary duties to us and our unitholders and restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

•	ETP may issue additional ETP units, which may increase the risk that ETP will not have sufficient available cash to maintain or increase its per unit distribution level.

Tax Risks to Our Unitholders

•	If we or ETP were to become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

•	A successful IRS contest of the federal income tax positions we or ETP take may adversely impact the market for our common units or ETP common units, and the costs of any contest will reduce cash available for distribution to our unitholders.

•	Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

The Offering

Common units offered by Energy Transfer Equity	17,500,000 common units.

Common units subject to over-allotment option

We will issue 2,625,000 additional common units if the underwriters exercise their over-allotment option in full, and we will use the net proceeds from the sale of these units to redeem an equal number of units from our current equity owners, who may be deemed to be selling unitholders in this offering. See “Selling Unitholders.”

Common units outstanding after this offering	136,483,216 common units (on a fully diluted basis assuming conversion of all outstanding Class B units that are convertible into common units on a one-for-one basis).

Use of proceeds	Of the net proceeds that we will receive from this offering, we will use:

•	approximately $175.5 million to repay a portion of the indebtedness outstanding under our existing term loan agreement;

•	a portion to fund our acquisition of an additional 3.64 million ETP units (including Class F units, if any) from ETP; and

•	the remainder for general partnership purposes. Please read “Use of Proceeds.”

Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, which is an underwriter of this offering, is a lender under our existing $600 million term loan agreement, which is expected to be repaid in full concurrently with the closing of this offering using approximately $175.5 million of the net proceeds from this offering, $4.5 million of cash on hand and approximately $420 million of borrowings under our proposed new $500 million credit facility. Please read “Underwriting.”

Cash distributions

We will make an initial distribution of $0.175 per common unit per complete fiscal quarter to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and ETP. Our general partner will determine, in its discretion, quarterly cash distribution levels for our common units, the amount of cash reserves necessary or appropriate to satisfy general, administrative and other expenses and debt service requirements, and otherwise provide for the proper conduct of our business. Our general partner will also determine the amounts to be reimbursed to our general partner for direct and indirect expenses incurred on our behalf as well as the amounts to be reimbursed to ETP for providing financial, accounting, administrative, legal and other services for us. In general, we will initially distribute 99.5% of our available cash each quarter to the holders of common units and Class B units and 0.5% of our available cash to our general partner.

We will pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. This distribution would be paid for the period beginning on the first day our common units are publicly traded and ending on the last day of that fiscal quarter. Any available cash that is distributed in respect of that fiscal quarter and that is not paid to you, will be paid to our current equity owners. Therefore, assuming that we become a publicly traded partnership before February 28, 2006, we would pay you a distribution for the period from the first day our common units are publicly traded to and including February 28, 2006, and our current equity owners would be paid a distribution for the period from the first day of the quarter to and including the day before the first day our common units are publicly traded. We expect to pay this cash distribution on or about April 19, 2006. However, we cannot assure you that any distributions will be declared or paid.

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement, the full text of which is included as Appendix A to this prospectus. The amount of available cash may be greater than or less than the aggregate amount of the initial quarterly distribution.

We believe that, based on the assumptions described under the caption “Our Cash Distribution Policy and Restrictions on Distributions,” we will have sufficient cash from operations to make the initial quarterly distribution of $0.175 per unit on all units for each quarter through August 31, 2006. The amount of pro forma, as adjusted, cash available for distribution generated during the year ended August 31, 2005 and the quarter ended November 30, 2005 would have been more than sufficient to allow us to fully pay the initial quarterly distribution on our common units. Please read “Our Cash Distribution Policy and Restrictions on Distributions” beginning on page 47 of this prospectus.

Limited call right

If at any time our affiliates own more than 90% of our outstanding units, our general partner has the right, but not the obligation, to purchase all of the remaining units at a price not less than the then-current market price of the units. Following the completion of this offering, affiliates of our general partner will own approximately 74.2% of our common units on a fully diluted basis, and our current owners and management (including those affiliates) will own approximately 87.2% of our limited and general partner interests on a fully diluted basis. The provision of our partnership agreement that grants this limited call right cannot be amended without the approval of the holders of at least 90% of the outstanding units.

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its officers or directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including units owned by our general partner and its affiliates, voting together as a single class. Upon completion of this offering, affiliates of our general partner will own approximately 74.2% of our outstanding common and Class B units. This ownership level will enable our general partner and these affiliates to prevent our general partner’s involuntary removal. Please read “Description of Our Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through December 31, 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be approximately 40% of the cash distributed with respect to that period. This estimate is based on an assumed quarterly distribution of $0.175 per our common unit and other assumptions with respect to our operations, gross income, capital expenditures, cash flow and anticipated distributions. Moreover, if ETP is successful in increasing its distributions over time, our ratio of taxable income to cash distributions will increase. For the basis of this estimate, please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Exchange listing	Our common units have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “ETE.”

Summary of Conflicts of Interest and Fiduciary Duties

Conflicts of interest exist and may arise in the future as a result of the relationships among us, ETP and our and its respective general partners and affiliates. Our partnership agreement specifically permits us and our affiliates to engage in any activity, including those that may be in direct competition with ETP. As a result, either we or our affiliates may acquire, construct or dispose of natural gas midstream, transportation and storage or propane assets without any obligation to offer ETP the opportunity to acquire those assets. However, because we have a strong incentive to support the growth of ETP due to our significant ownership interest in ETP, we may offer such assets to ETP if they are complementary to ETP’s strategy or operations. Currently, ETP is not prohibited from engaging in any activity that may compete with us. In the event that we desire to sell any assets to ETP, the corporate governance policies of ETP provide that no such sale may occur unless the purchase by ETP is approved by the audit committee of the ETP board (a committee that satisfies the independence requirements of the New York Stock Exchange) or the purchase by ETP is equitable to ETP, taking into account the totality of the relationships between the parties.

Our general partner’s directors have fiduciary duties to manage our business in a manner beneficial to us and our partners. Our general partner’s directors also have fiduciary duties to its equity owners. A majority of the non-independent directors of our general partner also serve as directors of Energy Transfer Partners GP and, as a result, have fiduciary duties to manage the business of ETP in a manner beneficial to ETP and its partners. Consequently, these directors may encounter situations in which their fiduciary obligations to ETP, on the one hand, and us and our equity owners, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving our general partner and the resolution of these conflicts, please read “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits our general partner’s liability for breaches of its fiduciary duty to us and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute a breach of our general partner’s fiduciary duty owed to unitholders. By purchasing our common units, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

Summary Historical and Pro Forma Financial and Operating Data

The table that follows shows summary historical consolidated and pro forma financial data for Energy Transfer Equity, L.P., in each case for the periods and as of the dates indicated. The summary historical consolidated statement of operations and cash flow data for the years ended August 31, 2005 and 2004 and the eleven months ended August 31, 2003 and the balance sheet data as of August 31, 2005, 2004 and 2003 are derived from our audited financial statements. The selected historical statement of operations and cash flow data for the nine months ended September 30, 2002 and balance sheet data as of September 30, 2002 are derived from the audited financial statements of Aquila Gas Pipeline, the predecessor to Energy Transfer Partners. The statement of operations, balance sheet and cash flow data as of and for the three months ended November 30, 2005 and 2004 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal, recurring accruals, which we consider necessary for the fair presentation of our financial position and results of operations for these periods.

We have not had any separate operating activities apart from those conducted by ETP, and at present our cash flows solely consist of distributions from ETP on the partnership interests, including incentive distribution rights, that we own. Accordingly, the summary historical consolidated financial data set forth in the table that follows primarily reflect the operating activities and results of operations of ETP. Since we control ETP, we reflect our ownership interest in ETP on a consolidated basis, which means that our financial results are combined with ETP’s financial results and the results of our other subsidiaries. The interest owned by non-controlling partners in ETP is reflected as a liability on our balance sheet and the non-controlling partners’ shares of income from ETP is reflected as an expense in our results of operations.

The unaudited summary pro forma financial data reflect our consolidated historical operating results as adjusted to give pro forma effect to the following transactions:

•	the acquisition in January 2005 by ETP of the controlling interests in the companies that own the Houston Pipeline System and the related debt and equity financings by ETP to pay the purchase price for this acquisition (the “HPL Acquisition”);

•	our borrowing of $600 million from financial institutions for a term of three years, which we expect to repay with approximately $175.5 million of the net proceeds of this offering, approximately $4.5 million of cash on hand and approximately $420 million of borrowings under our proposed new $500 million credit facility;

•	our sale in September 2004 of a 4.9995% limited partner interest in Energy Transfer Partners GP, L.P. (“ETP GP”), the general partner of ETP, and 5% of the membership interests in ETP GP’s general partner, Energy Transfer Partners, L.L.C. (“ETP LLC”), to a group of executive managers of ETP. On June 20, 2005, this group purchased 1.64 million ETP common units for $52.4 million and ETE sold a 5% limited partner interest to this group in exchange for its contribution of 1,638,692 common units of ETP, its 4.9995% limited partner interest in ETP GP and its 5% member interest of ETP LLC (the “ETP GP Transaction”);

•	the sale, on July 26, 2005, by ETP of 3.0 million ETP common units to an institutional investor, which common units were issued pursuant to ETP’s effective shelf registration statement and which $105.6 million of proceeds were used by ETP partially to retire $60.0 million of the outstanding indebtedness on its revolving credit facility and to partially fund ETP’s announced capital expansion projects;

•	the transfer of class B limited partner interests in ETP GP to Energy Transfer Investments, or ETI, and to us, which entitle ETI and us to each receive 50% of the cash distributions attributable to the ownership of ETP’s incentive distribution rights (the “class B Transaction”); and

•	this offering and the application of the net proceeds of $327.8 million and the related expenses as described under “Use of Proceeds.”

The following unaudited pro forma condensed consolidated financial statements include the following:

•	our unaudited pro forma condensed consolidated balance sheet, which gives pro forma effect to the class B Transaction and the proceeds of this offering as if the transactions occurred on November 30, 2005;

•	our unaudited pro forma condensed consolidated statement of operations for the three months ended November 30, 2005, which gives pro forma effect to the class B Transaction, the proceeds of this offering and the unit conversion as if these transactions occurred on September 1, 2005; and

•	our unaudited pro forma condensed consolidated statement of operations for the fiscal year ended August 31, 2005, which gives pro forma effect to the HPL Acquisition, the $600.0 million debt transaction, the ETP GP Transaction, the class B Transaction, the proceeds of this offering and the unit conversion as if such transactions occurred on September 1, 2004.

For a description of all of the assumptions used in preparing the summary pro forma financial and operating data, you should read the notes to the pro forma financial statements for Energy Transfer Equity, L.P. The pro forma financial and operating data should not be considered as indicative of the historical results we would have had or the future results that we will have after this offering.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical consolidated and pro forma financial statements and the accompanying notes included in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Historical (a)						Pro Forma
	Energy Transfer Equity, L.P.					Aquila Gas Pipeline
	Three Months Ended		Year Ended		Eleven Months Ended August 31, 2003 (b)	Nine Months Ended September 30, 2002 (b)	Three Months Ended November 30, 2005	Year Ended August 31, 2005
	November 30, 2005	November 30, 2004	August 31, 2005	August 31, 2004
	(in thousands, except per unit data)
Statement of Operations Data:
Revenues	$2,416,620	$864,198	$6,168,798	$2,346,957	$931,027	$933,099	$2,416,620	$7,837,022
Gross profit	325,993	136,293	787,283	365,533	105,589	53,035	325,993	872,759
Depreciation and amortization	29,969	22,936	105,751	56,242	11,870	22,915	29,969	114,900
Operating income	167,866	42,295	297,921	130,806	55,501	2,862	167,866	338,057
Interest expense	(39,143)	(17,341)	(101,061)	(41,217)	(12,453)	(3,931)	(37,436)	(133,932)
Gain on Energy Transfer Transactions	—	—	—	395,253	—	—	—	—
Minority interests on continuing operations	(68,097)	(11,551)	(96,946)	(35,164)	—	—	(74,872)	(123,733)
Income from continuing operations before income taxes	61,288	13,485	104,849	449,551	44,673	4,272	56,220	89,701
Income tax benefit (expense) (c)	(21,687)	(308)	(4,397)	(2,792)	(4,432)	467	(21,687)	(5,005)
Income from continuing operations	39,601	13,177	100,452	446,759	40,241	4,739	34,533	84,696
Basic income from continuing operations share/unit (d)	0.16	0.07	0.49	2.47	0.25	—	0.26	0.63
Distributions share/unit	0.04	0.09	2.66	1.36	0.03	—	0.07	0.70
Balance Sheet Data (end of period):
Total assets	$5,322,779	$3,052,759	$4,917,120	$2,865,191	$604,140	$601,528	$5,470,529	$5,064,870
Current liabilities	1,384,985	551,735	1,256,233	404,917	169,967	144,076	1,384,985	1,256,233
Long-term debt	2,386,125	1,122,658	2,275,965	1,071,158	196,000	66,250	2,206,125	2,095,965
Stockholders’ equity/partners’ capital	(18,291)	367,951	(88,137)	368,325	182,631	254,259	249,294	178,393

	Historical (a)
	Energy Transfer Equity, L.P.					Aquila Gas Pipeline
	Three Months Ended		Year Ended		Eleven Months Ended August 31, 2003 (b)	Nine Months Ended September 30, 2002 (b)
	November 30, 2005	November 30, 2004	August 31, 2005	August 31, 2004
	(in thousands)
Other Financial Data:
EBITDA, as adjusted (unaudited) (e)	$127,580	$53,470	$305,789	$152,483	$77,382	$31,118
Net cash provided by operating activities	(35,131)	35,446	56,452	122,098	70,675	12,987
Net cash used in investing activities	(94,731)	(109,374)	(1,133,749)	(731,831)	(341,258)	(487)
Net cash provided by (used in) financing activities	134,817	54,371	1,027,904	637,513	325,655	(12,500)

(a)	We were formed in September 2002 as La Grange Energy, L.P., a Texas limited partnership. On January 20, 2004, we and Heritage completed a series of transactions which, among other things, included the following:

•	we contributed our subsidiary La Grange Acquisition, L.P., and its subsidiaries and affiliates who conducted business under the assumed name of Energy Transfer Company, or ETC OLP, to Heritage in exchange for cash, the assumption of certain liabilities and three classes of securities; and

•	we acquired the general partner of Heritage from its owners.

We refer to these transactions as the “Energy Transfer Transactions.” The Energy Transfer Transactions were accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141). Although Heritage was the surviving parent entity for legal purposes, ETC OLP was the acquirer for accounting purposes. In February 2005, we changed our name to Energy Transfer Company, L.P. In August 2005, we converted from a Texas limited partnership to a Delaware limited partnership and changed our name to Energy Transfer Equity, L.P.

(b)	On December 27, 2002, we purchased the remaining 50% of Oasis Pipe Line Company. Prior to December 27, 2002, the interest in Oasis Pipe Line was treated as an equity method investment. After that date, Oasis Pipe Line’s results of operations were consolidated with our results of operations as a wholly owned subsidiary.

(c)	As a partnership, we are not subject to income taxes. However, our subsidiaries, Oasis Pipe Line, Heritage Holdings, Inc. and Heritage Service Corporation, are corporations that are subject to income taxes. Prior to 2003, Oasis Pipe Line was an equity method investment of ETC OLP, and taxes were netted against the equity method earnings. Aquila Gas Pipeline was a tax-paying corporation, and as such recognized income taxes related to its earnings in the period presented.

(d)	Income from continuing operations per unit is computed by dividing the limited partners’ interest in income from continuing operations by the weighted average number of units outstanding.

(e)	EBITDA, as adjusted, is defined as our earnings before interest, taxes, depreciation (adjusted for depreciation directly attributable to minority interests), amortization and other non-cash items, such as compensation charges for unit issuances to employees, gain or loss on disposal of assets, gain or loss on discontinued operations (net of minority interests), gain on the Energy Transfer Transactions, gain on exchange of non-monetary assets and other expenses. Please read footnote (e) under “Selected Historical Financial and Operating Data” for a more detailed discussion of EBITDA, as adjusted.

Reconciliation of EBITDA, as Adjusted, to Net Income

The following table set forth the reconciliation of EBITDA, as adjusted, to our net income for the periods indicated:

	Historical
	Energy Transfer Equity, L.P.					Aquila Gas Pipeline
	Three Months Ended		Year Ended		Eleven Months Ended August 31, 2003	Nine Months Ended September 30, 2002
	November 30, 2005	November 30, 2004	August 31, 2005	August 31, 2004
	(in thousands)
Net income	$39,601	$14,368	$146,746	$450,217	$46,235	$4,739
Gain on Energy Transfer Transactions	—	—	—	(395,253)	—	—
Gain on sale of discontinued operations, net of income tax expense	—	—	(106,092)	—	—	—
Minority interest expense on gain on sale of discontinued operations	—	—	65,296	—	—	—
Depreciation and amortization	29,969	22,936	105,751	56,242	11,870	22,915
Interest expense	39,143	17,341	101,061	41,217	12,453	3,931
Income tax expense on continuing operations	21,687	308	4,397	2,792	4,432	(467)
Non-cash compensation expense	447	402	1,608	42	—	—
Other, net	(1,064)	(137)	(12,191)	(516)	(202)	—
Loss on disposal of assets	128	91	330	1,006	—	—
Depreciation, amortization and interest of investee	—	104	697	440	1,003	—
Depreciation, amortization and interest of discontinued operations	—	608	1,547	2,249	1,591	—
Depreciation, amortization and interest of minority interest	(2,331)	(2,551)	(9,911)	(5,953)	—	—
Loss on extinguishment of debt	—	—	6,550	—	—	—

EBITDA, as adjusted	$127,580	$53,470	$305,789	$152,483	$77,382	$31,118

RISK FACTORS

Risks Inherent in an Investment in Us

Our only assets at the closing of this offering will be our partnership interests in ETP and therefore our cash flow initially will be completely dependent upon the ability of ETP to make distributions in respect of those partnership interests.

The amount of cash that ETP can distribute to its partners, including us, each quarter principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

•	the amount of natural gas transported in its pipelines and gathering systems;

•	the throughput volumes in its natural gas processing and treating facilities;

•	the fees it charges and the margins it realizes for its services;

•	prices of natural gas and propane;

•	relationships among crude oil, natural gas and NGL prices;

•	weather conditions;

•	the level of its operating costs, including reimbursements to its general partner; and

•	prevailing economic conditions.

In addition, the actual amount of cash that ETP will have available for distribution will depend on other factors, including:

•	the level of capital expenditures it makes;

•	the sources of cash used to fund its acquisitions;

•	its debt service requirements and restrictions contained in its obligations for borrowed money;

•	fluctuations in its working capital needs; and

•	the amount of cash reserves established by Energy Transfer Partners GP for the proper conduct of ETP’s business.

Because of these factors, ETP may not have sufficient available cash each quarter to continue paying distributions at their current level or at all. Furthermore, the amount of cash that ETP has available for distribution depends primarily upon its cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, ETP may be able to make cash distributions during periods when it records losses and may be unable to make cash distributions during periods when it records net income. Please read “—Risks Related to Energy Transfer Partners’ Business” for a discussion of further risks affecting ETP’s ability to generate distributable cash flow.

In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

In order to make our initial distribution of $0.175 per unit per complete fiscal quarter, or $0.70 per unit per fiscal year, we will require available cash of approximately $24.0 million per quarter, or $96.0 million per year, based on the common units, Class B units and general partner units outstanding immediately after completion of this offering, including the common units issuable upon exercise of the underwriters’ option to purchase additional common units. The source of our earnings and cash flow will initially consist exclusively of cash distributions from ETP. Therefore, the amount of distributions we are able to make to our unitholders may fluctuate based on the level of distributions ETP makes to its partners. We cannot assure you that ETP will continue to make quarterly distributions at its current level or increase its quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our unitholders if ETP increases or decreases distributions to us, the timing and amount of such increased or decreased distributions, if any, will not necessarily be comparable to the timing and amount of the increase or decrease in distributions made by ETP to us.

Our ability to distribute cash received from ETP to our unitholders is limited by a number of factors, including:

•	interest expense and principal payments on our indebtedness;

•	restrictions on distributions contained in any current or future debt agreements;

•	our general and administrative expenses, including expenses we will incur as the result of being a public company;

•	expenses of our subsidiaries other than ETP, including tax liabilities of our corporate subsidiaries, if any;

•	capital contributions to maintain our 2% general partner interest in ETP as required by the partnership agreement of ETP upon the issuance of additional partnership securities by ETP; and

•	reserves our general partner believes prudent for us to maintain for the proper conduct of our business or to provide for future distributions.

We cannot guarantee that in the future we will be able to pay distributions or that any distributions we do make will be at or above our estimated initial quarterly distribution. The actual amount of cash that is available for distribution to our unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner.

Following the completion of this offering, affiliates of our general partner will own approximately 74.2% of our common and Class B units, a sufficient number to change our cash distribution policy, amend a majority of the provisions of our partnership agreement and block any attempt to remove our general partner.

Following completion of this offering, our current owners will own approximately 86.7% of our outstanding common and Class B units. In addition, some of these owners will be members of the board of directors of our general partner. Because our current owners will have the ability to amend a majority of the provision of our partnership agreement and change our cash distribution policy after this offering, we cannot assure you that we will maintain or increase the distribution we pay to our common unitholders.

Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Our unitholders do not have the ability to elect our general partner or the officers or directors of our general partner.

Furthermore, if our unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except upon the vote of the holders of at least 66 2/3% of our outstanding units. Because affiliates of our general partner will own approximately 74.2% of our outstanding common and Class B units following the completion of this offering, it will be particularly difficult for our general partner to be removed without the consent of such affiliates. As a result, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

A reduction in ETP’s distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

Our ownership of 50% of the incentive distribution rights in ETP, through our ownership of equity interests in Energy Transfer Partners GP, the holder of the incentive distribution rights, entitles us to receive our pro rata share of specified percentages of total cash distributions made by ETP with respect to any particular quarter only in the event that ETP distributes more than $0.275 per unit for such quarter. As a result, the holders of ETP’s common units have a priority over the holders of ETP’s incentive distribution rights to the extent of cash distributions by ETP up to and including $0.275 per unit for any quarter. In the event that ETP distributes more than $0.275 per unit for any quarter, our incentive distribution rights entitle us to receive our pro rata share of 13.0% of all incremental cash distributed by ETP in such quarter until $0.3175 per unit has been distributed by ETP; thereafter we are entitled to receive our pro rata share of 23.0% of all incremental cash distributed in such quarter by ETP until $0.4125 per unit has been distributed by ETP in such quarter; and thereafter we are entitled to receive our pro rata share of 48.0% of all incremental cash distributed by ETP in such quarter. Based on our ownership of 50% of the Class B limited partner interest of Energy Transfer Partners GP, our pro rata share of these distributions is 50%. The amounts of the cash distributions that we received from ETP related to our ownership interest in the incentive distribution rights has increased at a more rapid rate than the amounts of the cash distributions related to our 2% general partner interest in ETP and our ETP common units. We currently receive our pro rata share of cash distributions from ETP based on the highest incremental percentage, 48%, to which Energy Transfer Partners GP is entitled pursuant to its incentive distribution rights in ETP. A decrease in the amount of distributions by ETP to less than $0.4125 per common unit per quarter would reduce Energy Transfer Partners GP’s percentage of the incremental cash distributions above $0.3175 per common unit per quarter from 48% to 23%, and a decrease in the amount of distributions by ETP to levels below the other established target distribution levels described above would similarly reduce Energy Transfer Partner GP’s percentage of the incremental cash distributions from ETP. As a result, any such reduction in quarterly cash distributions from ETP would have the effect of disproportionately reducing the amount of all distributions that we receive from ETP based on our ownership interest in the incentive distribution rights in ETP as compared to cash distributions we receive from ETP on our 2% general partner interest in ETP and our ETP common units.

Neither we nor ETP will be prohibited from competing with each other.

Neither our partnership agreement nor the partnership agreement of ETP prohibits us from owning assets or engaging in businesses that compete directly or indirectly with ETP or prohibit ETP from owning assets or engaging in businesses that compete directly or indirectly with us, except that ETP’s partnership agreement prohibits us from engaging in the retail propane business in the United States. In addition, we may acquire, construct or dispose of any assets in the future without any obligation to offer ETP the opportunity to purchase or construct any of those assets, and ETP may acquire, construct or dispose of any assets in the future without any obligation to offer us the opportunity to purchase or construct any of these assets. As a result, ETP may compete with us if we develop independent operations in the future. Please read “Certain Relationships and Related Party Transactions.”

Restrictions in our proposed new credit facility could limit our ability to make distributions to our unitholders.

Concurrently with the closing of this offering, we expect to enter into a proposed new $500 million credit facility. This proposed new credit facility will contain affirmative covenants relating to, among other things: delivery of financial statements and other reports, including compliance certificates and notice of specified events; maintenance of existence; payment of taxes and claims; maintenance of property and insurance; lender inspection rights; compliance with law, including environmental laws; subsidiary guarantee and security obligations; further assurances; use of proceeds; separateness of ETP; payment of contractual or debt obligations; and subsidiaries. Our proposed new credit facility also contains negative covenants relating to, among other things: incurrence of indebtedness; liens; restricted payments; mergers; issuances of subsidiary securities; sales of property; investments; negative pledge agreements; hedging contracts; commingling of deposit accounts; financial covenants; sale and lease-back transactions; transactions with affiliates; conduct of business; changes in fiscal year or in tax status; and amendments or waivers of certain agreements or material contracts. This proposed new credit facility also contains covenants requiring us to maintain certain financial ratios. We will be prohibited from making any distributions to our unitholders if the distributions would cause an event of default or otherwise violate a covenant under our proposed new credit facility. For more information about our proposed new credit facility, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Obligations—Energy Transfer Equity.”

You will experience immediate and substantial dilution of $21.89 per unit.

The assumed initial public offering price of $20.00 per unit exceeds our pro forma net tangible book value of ($1.89) per unit after the offering. You will incur immediate and substantial dilution of $21.89 per unit. Please read “Dilution.”

We may issue an unlimited number of limited partner interests without the consent of our unitholders, which would dilute your ownership interest in us and could increase the risk that we would not have sufficient available cash to maintain or increase our per unit distribution level.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests without the consent of our unitholders. Such units may be issued on the terms and conditions established in the sole discretion of our general partner. Any issuance of additional units would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the market price of, units outstanding prior to such issuance. The payment of distributions on these additional units could increase the risk that we would be unable to maintain or increase our anticipated initial quarterly distribution. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities.”

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

Sales by any of our existing unitholders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. Our current owners have the right to cause us to register their common units under the Securities Act of 1933 for sale in the public market or can sell their common units in transactions exempt from the registration requirements of the Securities Act. We do not know whether any such sales would be made in the public market or in private placements, nor do we know what impact such potential or actual sales would have on our common unit price in the future. Please read “Units Eligible for Future Sale.”

Control of our general partner and the limited partnership that indirectly holds the other 50% of the incentive distribution rights in ETP may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest in us to a third party in a merger or in a sale of its equity securities without the consent of our unitholders. Furthermore, there is no restriction in the partnership agreement on the ability of the members of our general partner to sell or transfer all or part of their ownership interest in our general partner to a third party. The new owner or owners of our general partner would then be in a position to replace the directors and officers of our general partner and control the decisions made and actions taken by the board of directors and officers.

In addition, the owners of our general partner control the limited partnership that indirectly holds the other 50% of the incentive distribution rights in ETP. This limited partnership can likewise be transferred to a third party without unitholder consent.

Our general partner only has one executive officer, and we are dependent on third parties, including key personnel of ETP under a shared services agreement, to provide the financial, accounting, administrative, legal and other services necessary to operate our business.

John W. McReynolds, the President and Chief Financial Officer of our general partner, is the only executive officer charged with managing our business and will continue to serve in those capacities after the completion of this offering. Mr. McReynolds was a partner at a law firm prior to becoming our president and chief financial officer. As such, he does not have an extensive accounting or financial background and we will rely extensively on ETP for all of the financial and accounting expertise that we will require. In addition, we rely on ETP to provide all of the administrative, legal and other services needed to operate our business. These services are provided pursuant to the terms of a shared services agreement, and we cannot assure you that these services will continue to be made available to us on terms that are reasonable or at all. In the event that Mr. McReynolds retires, dies or becomes disabled or ceases to serve as the President and Chief Financial Officer of our general partner for any reason, his duties would be provided under the shared services agreement until one or more new executive officers are selected by the board of directors of our general partner.

Moreover, we depend on the services of key personnel of ETP, including the ongoing involvement and continued leadership of Ray C. Davis and Kelcy L. Warren, the founders of its midstream business, as well as other key members of ETP’s management team such as H. Michael Krimbill, R.C. Mills and Mackie McCrea. Messrs. Davis and Warren have been integral to the success of ETP’s midstream, transportation and storage business because of their ability to identify and develop strategic business opportunities. Losing their leadership could make it difficult for ETP to identify internal growth projects and accretive acquisitions, which could have a material adverse effect on ETP’s ability to increase the cash distributions paid on its partnership interests.

ETP’s executive officers that provide services to us pursuant to the shared services agreement will be allocating their time between us and ETP. To the extent that these officers face conflicts regarding the allocation of their time, we may not receive the level of attention from them that the management of our business requires. If ETP is unable to provide us with a sufficient number of personnel with the appropriate level of technical accounting and financial expertise, our internal accounting controls could be adversely impacted.

An increase in interest rates may cause the market price of our common units to decline.

Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

Your liability as a limited partner may not be limited, and our unitholders may have to repay distributions or make additional contributions to us under limited circumstances.

As a limited partner in a partnership organized under Delaware law, you could be held liable for our obligations to the same extent as a general partner if you participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. Additionally, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in many jurisdictions. Please read “Description of Our Partnership Agreement—Limited Liability.”

Under limited circumstances, our unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, neither Energy Transfer Equity nor ETP may make a distribution to its unitholders if the distribution would cause Energy Transfer Equity’s or ETP’s respective liabilities to exceed the fair value of their respective assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the partnership for the distribution amount. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

If in the future we cease to manage and control ETP, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control ETP and are deemed to be an investment company under the Investment Company Act of 1940, we would either have to register as an investment company under the Investment

Company Act, obtain exemptive relief from the Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates.

If Energy Transfer Partners GP, L.P. withdraws or is removed as ETP’s general partner, then we would lose control over the management and affairs of Energy Transfer Partners, the risk that we would be deemed an investment company under the Investment Company Act of 1940 would be exacerbated and our indirect ownership of the general partner interests and 50% of the incentive distribution rights in ETP could be cashed out or converted into ETP common units at an unattractive valuation.

Under the terms of ETP’s partnership agreement, Energy Transfer Partners GP, L.P. will be deemed to have withdrawn from being ETP’s general partner if, among other things, it:

•	voluntarily withdraws from the partnership by giving notice to the other partners;

•	transfers all, but not less than all, of its partnership interests to another entity in accordance with the terms of ETP’s partnership agreement;

•	makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, seeks to liquidate, acquiesces in the appointment of a trustee, receiver or liquidator, or becomes subject to an involuntary bankruptcy petition; or

•	dissolves itself under Delaware law without reinstatement within the requisite period.

In addition, Energy Transfer Partners GP, L.P. can be removed from being ETP’s general partner if that removal is approved by unitholders holding at least 66 2/3% of ETP’s outstanding units (including units held by Energy Transfer Partners GP, L.P. and its affiliates).

If Energy Transfer Partners GP, L.P. withdraws from being ETP’s general partner in compliance with ETP’s partnership agreement or is removed from being ETP’s general partner under circumstances not involving a final adjudication of actual fraud, gross negligence or willful and wanton misconduct, it may require the successor general partner to purchase its general partner interests, incentive distribution rights and limited partner interests in ETP for fair market value. If Energy Transfer Partners GP, L.P. withdraws from being ETP’s general partner in violation of ETP’s partnership agreement or is removed from being ETP’s general partner in circumstances where a court enters a judgment that cannot be appealed finding it liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as ETP’s general partner, and the successor general partner does not exercise its option to purchase the general partner interests, incentive distribution rights and limited partner interests held by Energy Transfer Partners GP, L.P. in ETP for fair market value, then the general partner interests and incentive distribution rights held by Energy Transfer Partners GP, L.P. in ETP could be converted into limited partner interests pursuant to a valuation performed by an investment banking firm or other independent expert. Under any of the foregoing scenarios, Energy Transfer Partners GP, L.P. would lose control over the management and affairs of Energy Transfer Partners, thereby increasing the risk that we would be deemed an investment company subject to regulation under the Investment Company Act of 1940. In addition, our indirect ownership of the general partner interests and 50% of the incentive distribution rights in ETP, to which a significant portion of the value of our common units is currently attributable, could be cashed out or converted into ETP common units at an unattractive valuation.

Our common unit price may be volatile, and a trading market that will provide you with adequate liquidity may not develop.

Prior to this offering there has been no public market for our common units. An active market for our common units may not develop or may not be sustained after this offering. The initial public offering price of our common units will be determined by negotiations between us and the underwriters, based on several factors that we discuss in the “Underwriting” section of this prospectus. This price may not be indicative of the market price for our common units after this initial public offering. The market price of our common units could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may be unable to resell your common units at or above the initial public offering price. The following factors could affect our unit price:

•	ETP’s operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as distributable cash flow per unit, net income and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation by the press or investment community;

•	sales of our common units by our unitholders;

•	actions by our existing unitholders prior to their disposition of our common units;

•	announcements by ETP or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, securities offerings or capital commitments;

•	general market conditions; and

•	domestic and international economic, legal and regulatory factors related to ETP’s performance.

The equity markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common units. In addition, potential investors may be deterred from investing in our common units for various reasons, including the very limited number of publicly traded entities whose assets consist almost exclusively of partnership interests in a publicly traded partnership. The lack of liquidity may also contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

Our common units and ETP’s common units may not trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and ETP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	ETP’s cash distributions to its common unitholders have a priority over our incentive distribution rights in ETP;

•	we participate in ETP’s general partner’s distributions and the incentive distribution rights, and ETP’s common unitholders do not; and

•	we may enter into other businesses separate from ETP or any of its affiliates.

We will incur increased costs as a result of being a public company, including costs related to compliance with Section 404 of Sarbanes-Oxley.

Prior to this offering, we have been a private company and have not filed reports with the Commission. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. Although we produce our financial statements in accordance with the requirements of generally accepted accounting principles, our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. For example, as we prepare to become subject to the requirements of Section 404 of Sarbanes-Oxley for the fiscal year ended August 31, 2007, our auditors may identify deficiencies in the operational effectiveness of our internal controls and procedures not previously identified and verified and may advise us that these deficiencies could collectively constitute a significant deficiency or a material weakness that may rise to the level of a reportable condition under Section 404.

In order to comply with the requirements of Section 404 of Sarbanes-Oxley, we will need to hire additional accounting and finance staff and implement new financial systems and procedures. We cannot assure you that we will be able to hire additional staff or implement appropriate procedures on a timely basis. Failure to hire such staff and implement such procedures could have an adverse effect on our ability to satisfy applicable obligations under the Exchange Act and Sarbanes-Oxley. In addition, the amount of cash distributions from ETP that will be available for distribution to our unitholders will be reduced by the costs associated with our becoming a public company.

Our partnership agreement restricts the rights of unitholders owning 20% or more of our units.

Our unitholders’ voting rights are restricted by the provision in our partnership agreement generally providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders’ ability to influence the manner or direction of our management. As a result, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

Risks Related to Energy Transfer Partners’ Business

Because our cash flow will initially consist exclusively of distributions from ETP, risks to ETP’s business are also risks to us. We have set forth below many of the risks to ETP’s business or results of operations, the occurrence of which could negatively impact ETP’s financial performance and decrease the amount of cash it is able to distribute to us, thereby impacting the amount of cash that is available for distribution to our unitholders.

The profitability of ETP’s midstream, transportation and storage business is largely dependent upon natural gas commodity prices, price spreads between two or more physical locations and market demand for natural gas and NGLs, which factors are beyond ETP’s control and have been volatile.

Income from ETP’s midstream, transportation and storage business is exposed to risks due to fluctuations in commodity prices. For a portion of the natural gas gathered at the Southeast Texas System, ETP purchases natural gas from producers at the wellhead at a price that is at a discount to a specified index price and then gathers and delivers the natural gas to pipelines where ETP typically resells the natural gas at the index price. Generally, the gross margins that ETP realizes under these discount-to-index arrangements decrease in periods of low natural gas prices because these gross margins are based on a percentage of the index price. Accordingly, an increase in the price of natural gas relative to the price of NGLs could have a material adverse effect on ETP’s results of operations.

For a portion of the natural gas gathered at the Southeast Texas System, ETP enters into percentage-of-proceeds arrangements and keep-whole arrangements pursuant to which ETP agrees to gather and process natural gas received from the producers. Under percentage-of-proceeds arrangements, ETP generally sells the residue gas and NGLs at market prices and remits to the producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, ETP delivers an agreed-upon percentage of the residue gas and NGL volumes to the producer and sells the volumes it keeps to third parties at market prices. Under these arrangements, ETP’s revenues and gross margins decline when natural gas prices and NGL prices decrease. Accordingly, a decrease in the price of natural gas or NGLs could have a material adverse effect on ETP’s results of operations. Under keep-whole arrangements, ETP generally sells the NGLs produced from its gathering and processing operations to third parties at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the Btu content of the natural gas, ETP must either purchase natural gas at market prices for return to producers or make a cash payment to producers equal to the value of this natural gas. Under these arrangements, ETP’s revenues and gross margins decrease when the price of natural gas increases relative to the price of NGLs if it is not able to bypass its processing plants and sell the unprocessed natural gas.

In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. For example, during ETP’s fiscal year ended August 31, 2005, the New York Mercantile Exchange (“NYMEX”) settlement price for the prior month contract ranged from a high of $7.98 per MMBtu to a low of $5.08 per MMBtu. A composite of the Mt. Belvieu average NGLs price based upon ETP’s average NGLs composition during its fiscal year ended August 31, 2005 ranged from a high of approximately $0.98 per gallon to a low of approximately $0.73 per gallon.

Average realized natural gas sales prices for ETP’s twelve months ended November 30, 2005 exceeded its historical realized natural gas prices. For example, ETP’s average realized natural gas price increased $2.21, or 37%, from $5.98 per MMBtu for the twelve months ended November 30, 2004 to $8.19 per MMBtu for the twelve months ended November 30, 2005. On January 3, 2006, the NYMEX settlement price for February 2006 natural gas deliveries was $10.626 per MMBtu which was 30% higher that ETP’s average natural gas price for the twelve months ended November 30, 2005. Natural gas prices are subject to significant fluctuations, and we cannot assure you that natural gas prices will remain at the high levels recently experienced.

ETP’s Oasis Pipeline, East Texas Pipeline System, ET Fuel System and Houston Pipeline System receive fees for transporting natural gas for ETP’s customers. Although a significant amount of the pipeline capacity of the East Texas Pipeline and various pipeline segments of the ET Fuel System is committed under long-term fee-based contracts, the remaining capacity of ETP’s transportation pipelines is subject to fluctuation in demand based on the markets and prices for natural gas and NGLs, which factors may result in decisions by natural gas producers to reduce production of natural gas during periods of lower prices for natural gas and NGLs or may result in decisions by end users of natural gas and NGLs to reduce consumption of these fuels during periods of higher prices for these fuels.

The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions, and other factors, including:

•	the impact of weather on the demand for oil and natural gas;

•	the level of domestic oil and natural gas production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems;

•	the price, availability and marketing of competitive fuels;

•	the demand for electricity;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation.

ETP’s success depends upon its ability to continually contract for new sources of natural gas supply.

In order to maintain or increase throughput levels on its gathering and transportation pipeline systems and asset utilization rates at its treating and processing plants, ETP must continually contract for new natural gas supplies and natural gas transportation services. ETP may be unable to obtain additional contracts for natural gas supplies for its natural gas gathering systems, and it may be unable to maintain or increase the levels of natural gas throughput on its transportation pipelines. The primary factors affecting ETP’s ability to connect new supplies of natural gas to its gathering systems include its success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity and production of natural gas near its gathering systems or in areas that provide access to its transportation pipelines or markets to which its systems connect. The primary factors affecting ETP’s ability to attract customers to its transportation pipelines, including the Oasis Pipeline, the East Texas Pipeline System, the ET Fuel System or the Houston Pipeline System, consist of ETP’s access to other natural gas pipelines, natural gas markets, natural gas-fired power plants and other industrial end-users and the level of drilling and production of natural gas in areas connected to these pipelines and systems.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity and production generally decrease as oil and natural gas prices decrease. ETP has no control over the level of drilling activity in its areas of operation, the amount of reserves underlying the wells and the rate at which production from a well will decline, sometimes referred to as the “decline rate.” In addition, ETP has no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital.

A substantial portion of ETP’s assets, including its gathering systems and its processing and treating plants, are connected to natural gas reserves and wells for which the production will naturally decline over time. In particular, the Southeast Texas System covers portions of the Austin Chalk, Buda, Georgetown, Edwards, Wilcox and other producing formations in southeast Texas, which we collectively refer to as the Austin Chalk trend. This natural gas producing region has generally been characterized by high initial flow rates followed by steep initial declines in production. Accordingly, ETP’s cash flows will also decline unless ETP is able to access new supplies of natural gas by connecting additional production to these systems.

ETP’s transportation pipelines are also dependent upon natural gas production in areas served by its pipelines or in areas served by other gathering systems or transportation pipelines that connect with its transportation pipelines. A material decrease in natural gas production in ETP’s areas of operation or in other areas that are connected to its areas of operation by third party gathering systems or pipelines, as a result of depressed commodity prices or otherwise, would result in a decline in the volume of natural gas it handles, which would reduce ETP’s revenues and operating income. In addition, ETP’s future growth will depend, in part, upon whether it can contract for additional supplies at a greater rate than the rate of natural decline in its currently connected supplies.

The volumes of natural gas ETP transports on its pipelines may be reduced in the event that the prices at which natural gas is purchased and sold at the Waha Hub, the Katy Hub, the Carthage Hub and the Houston Ship Channel Hub, the four major natural gas trading hubs served by its pipelines, become unfavorable in relation to prices for natural gas at other natural gas trading hubs or in other markets as customers may elect to transport their natural gas to these other hubs or markets using pipelines other than those operated by ETP.

ETP may be unable to fully execute its growth strategy if it encounters illiquid capital markets or increased competition for qualified assets.

ETP’s strategy contemplates growth through the development and acquisition of a wide range of midstream, transportation, storage, propane and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance ETP’s ability to compete effectively and diversify its asset portfolio, thereby providing more stable cash flow. ETP regularly considers and enters into discussions regarding, and is currently contemplating, the acquisition of additional assets and businesses, stand-alone development projects and other transactions that it believes will present opportunities to realize synergies and increase its cash flow.

ETP may require substantial new capital to finance the future development and acquisition of assets and businesses. Limitations on its access to capital will impair its ability to execute this strategy. Expensive capital will limit ETP’s ability to develop or acquire accretive assets. It may be unable to raise the necessary funds on satisfactory terms, if at all.

Consistent with ETP’s acquisition strategy, ETP is continuously engaged in discussions with potential sellers regarding the possible acquisition of additional assets or businesses. Such acquisition efforts may involve ETP’s participation in processes that involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which ETP believes it is the only party or one of a very limited number of potential buyers in negotiations with the potential seller. We cannot assure you that ETP’s current or future acquisition efforts will be successful or that any such acquisition will be completed on terms considered favorable to ETP.

In addition, ETP is experiencing increased competition for the assets it purchases or contemplates purchasing. Increased competition for a limited pool of assets could result in ETP losing to other bidders more often or acquiring assets at higher prices. Either occurrence would limit ETP’s ability to fully execute its growth strategy. ETP’s inability to execute its growth strategy may materially adversely impact the market price of our securities.

If ETP does not make acquisitions on economically acceptable terms, its future growth could be limited.

Historically, ETP’s results of operations, and its ability to grow and to increase distributions to unitholders, including us, has depended principally on its ability to make acquisitions that are accretive to ETP’s distributable cash flow per unit. ETP’s acquisition strategy is based, in part, on its expectation of ongoing divestitures of pipeline assets by large industry participants. A material decrease in such divestitures would limit ETP’s opportunities for future acquisitions and could adversely affect its business, results of operations, financial condition and cash flows available for distribution to its unitholders, including us.

In addition, ETP may be unable to make accretive acquisitions for any of the following reasons, among others:

•	because it is unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	because it is unable to raise financing for such acquisitions on economically acceptable terms;

•	because it is outbid by competitors, some of which are substantially larger than ETP and have greater financial resources and lower costs of capital then it does; or

•	because a proposed acquisition is prohibited by applicable antitrust, anti-takeover or other regulations in the United States.

Furthermore, even if ETP consummates acquisitions that it believes will be accretive, those acquisitions may in fact adversely affect its results of operations or result in no increase or even a decrease in distributable cash flow per unit. Any acquisition involves potential risks, including the risk that ETP may:

•	fail to successfully integrate and realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance acquisitions;

•	significantly increase its interest expense or financial leverage if it incurs additional debt to finance acquisitions;

•	encounter difficulties operating in new geographic areas or new lines of business;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired for which it is not indemnified or for which the indemnity is inadequate;

•	be unable to hire, train or retrain qualified personnel to manage and operate its growing business and assets;

•	less effectively manage its historical assets, due to the diversion of management’s attention from other business concerns; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

If ETP consummates future acquisitions, its capitalization and results of operations may change significantly. As ETP determines the application of its funds and other resources, you will not have an opportunity to evaluate the economics, financial and other relevant information that it will consider.

ETP depends on certain key producers for its supply of natural gas on the Southeast Texas System, and the loss of any of these key producers could adversely affect its financial results.

For the fiscal year ended August 31, 2005, Anadarko Petroleum Corp. and Chesapeake Energy Corp. supplied ETP with approximately 42% of the Southeast Texas System’s natural gas supply. ETP is not the only option available to these producers for disposition of the natural gas they produce. To the extent that these and other producers may reduce the volumes of natural gas that they supply to ETP, ETP would be adversely affected unless it were able to acquire comparable supplies of natural gas from other producers.

ETP depends on key customers to transport natural gas on its East Texas Pipeline and ET Fuel System.

ETP has entered into a nine- and ten-year, fee-based transportation contracts with XTO Energy, Inc. pursuant to which XTO Energy has committed to transport certain minimum volumes of natural gas on ETP’s pipelines. ETP has also entered into an eight-year, fee-based transportation contract with TXU Portfolio Management Company, L.P., a subsidiary of TXU Corp., which we refer to as TXU Shipper, to transport natural gas on the ET Fuel System to TXU’s electric generating power plants. ETP has also entered into two eight-year natural gas storage contracts with TXU Shipper to store natural gas at the two natural gas storage facilities that are part of the ET Fuel System. Each of the contracts with TXU Shipper may be extended by TXU Shipper for two additional five-year terms. The failure of XTO Energy or TXU Shipper to fulfill their contractual obligations under these contracts could have a material adverse effect on ETP’s cash flow and results of operations if it were not able to replace these customers under arrangements that provide similar economic benefits as these existing contracts.

Federal, state or local regulatory measures could adversely affect ETP’s business.

As a natural gas gatherer and intrastate pipeline company, ETP is generally exempt from Federal Energy Regulatory Commission, or FERC, regulation under the Natural Gas Act of 1938, or NGA, but FERC regulation still significantly affects ETP’s business and the market for its products. In recent years, FERC has pursued pro-competitive policies in the regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity, transportation and storage facilities.

The rates, terms and conditions of some of the transportation and storage services ETP provides on the Oasis Pipeline and the ET Fuel System are subject to FERC regulation under Section 311 of the Natural Gas Policy Act, or NGPA. Under Section 311, rates charged for transportation and storage must be fair and equitable, amounts collected in excess of fair and equitable rates are subject to refund with interest, and the terms and conditions of service, set forth in the pipeline’s Statement of Operating Conditions, are subject to FERC approval. Failure to observe the service limitations applicable to storage and transportation service under Section 311, failure to comply with the rates approved by FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved Statement of Operating Conditions could result in an alteration of jurisdictional status and/or the imposition of administrative, civil and criminal penalties.

ETP’s intrastate natural gas transportation and storage facilities are subject to state regulation in Texas and Louisiana, the states in which it operates these types of pipelines. ETP’s intrastate transportation facilities located in

Texas are subject to regulation as common purchasers and as gas utilities by the Texas Railroad Commission, or TRRC. The TRRC’s jurisdiction extends to both rates and pipeline safety. The rates ETP charges for transportation and storage services are deemed just and reasonable under Texas law unless challenged in a complaint. Should a complaint be filed or should regulation become more active, our business may be adversely affected.

ETP’s pipeline operations are also subject to ratable take and common purchaser statutes in Texas and Louisiana, the states where it operates. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting ETP’s right as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which ETP operates have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which ETP operates that have adopted some form of complaint-based regulation, like Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering rates and access. Other state and local regulations also affect ETP’s business.

ETP’s storage facilities are also subject to the jurisdiction of the TRRC. Generally, the TRRC has jurisdiction over all underground storage of natural gas in Texas, unless the facility is part of an interstate gas pipeline facility. Because the ET Fuel System and the Houston Pipeline System natural gas storage facilities are only connected to intrastate gas pipelines, they fall within the TRRC’s jurisdiction and must be operated pursuant to TRRC permit. Certain changes in ownership or operation of TRRC-jurisdictional storage facilities, such as facility expansions and increases in the maximum operating pressure, must be approved by the TRRC through an amendment to the facility’s existing permit. In addition, the TRRC must approve transfers of the permits. The TRRC’s regulations also require all natural gas storage facilities to be operated to prevent waste, the uncontrolled escape of gas, pollution and danger to life or property. Accordingly, the TRRC requires natural gas storage facilities to implement certain safety, monitoring, reporting and record-keeping measures. Violations of the terms and provisions of a TRRC permit or a TRRC order or regulation can result in the modification, cancellation or suspension of an operating permit and/or civil penalties, injunctive relief, or both.

The states in which ETP conducts operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, which requires certain pipeline companies to comply with safety standards in constructing and operating their pipelines, and subjects pipelines to regular inspections. Some of ETP’s gathering facilities are exempt from the requirements of this Act. In respect to recent pipeline accidents in other parts of the country, Congress and the Department of Transportation have passed or are considering heightened pipeline safety requirements.

Failure to comply with applicable regulations under the NGA, NGPA, Pipeline Safety Act and certain state laws could result in the imposition of administrative, civil and criminal remedies.

ETP’s business involves hazardous substances and may be adversely affected by environmental regulation.

ETP’s natural gas midstream, transportation and storage, as well as its propane, businesses are subject to stringent federal, state, and local environmental laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of permits for ETP’s operations, result in capital expenditures to manage, limit, or prevent emissions, discharges, or releases of various materials from ETP’s pipelines, plants, and facilities, and impose substantial liabilities for pollution resulting from ETP’s operations. Several governmental authorities, such as the U.S. Environmental Protection Agency, have the power to enforce compliance with these laws and regulations and the permits issued under them and frequently mandate difficult and costly remediation measures and other actions. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctive relief.

ETP may incur substantial environmental costs and liabilities because the underlying risk are inherent to its operations. Joint and several, strict liability may be incurred under environmental laws and regulations in connection with discharges or releases of petroleum hydrocarbons or wastes on, under, or from ETP’s properties and facilities, many of which have been used for industrial activities for a number of years. Private parties, including the owners of properties through which ETP’s gathering systems pass or facilities where ETP’s petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport disposal or remediation requirements could have a material adverse effect on our operations or financial position.

Any reduction in the capacity of, or the allocations to, ETP’s shippers in interconnecting, third-party pipelines could cause a reduction of volumes transported in ETP’s pipelines, which would adversely affect its revenues and cash flow.

Users of ETP’s pipelines are dependent upon connections to and from third-party pipelines to receive and deliver natural gas and NGLs. Any reduction in the capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures or other causes could result in reduced volumes being transported in ETP’s pipelines. Similarly, if additional shippers begin transporting volumes of natural gas and NGLs over interconnecting pipelines, the allocations to existing shippers in these pipelines would be reduced, which could also reduce volumes transported in ETP’s pipelines. Any reduction in volumes transported in its pipelines would adversely affect its revenues and cash flow.

ETP encounters competition from other midstream, transportation and storage companies and propane companies.

ETP experiences competition in all of its markets. Its principal areas of competition include obtaining natural gas supplies for the Southeast Texas System and natural gas transportation customers for the Oasis Pipeline, the East Texas Pipeline and the ET Fuel System. ETP’s competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport, store and market natural gas. The Southeast Texas System competes with natural gas gathering and processing systems owned by Duke Energy Field Services, LLC. The East Texas Pipeline competes with other natural gas transportation pipelines that serve the Bossier Sands area in east Texas and the Barnett Shale area of the Fort Worth Basin in north Texas. The ET Fuel System competes with a number of other natural gas pipelines, including interstate and intrastate pipelines that link the Waha Hub and the Fort Worth Basin Pipeline competes with other natural gas transportation pipelines serving the Dallas/Ft. Worth area and other pipelines that serve the east central Texas and south Texas markets. Pipelines that ETP competes with in these areas include those owned by Atmos Energy Corporation, Enterprise Products Partners L.P., and Enbridge, Inc. Many of ETP’s competitors have greater financial resources and access to larger natural gas supplies than it does.

The acquisition of the Houston Pipeline System, which will increase the number of interstate pipelines and natural gas markets to which ETP has access, will also expand its principal areas of competition to areas such as southeast Texas and the Texas Gulf Coast. As a result of ETP’s expanded market presence and diversification, it will face additional competitors, such as major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport, store and market natural gas, that have greater financial resources and access to larger natural gas supplies than it does.

ETP’s propane business competes with a number of large national and regional propane companies, and several thousand small independent propane companies. Because of the relatively low barriers to entry into the retail propane market, there is potential for small independent propane retailers, as well as other companies that may not currently be engaged in retail propane distribution, to compete with ETP’s retail outlets. As a result, it is always subject to the risk of additional competition in the future. Generally, warmer-than-normal weather further intensifies competition. Most of ETP’s propane retail branch locations compete with several other marketers or distributors in their service areas. The principal factors influencing competition with other retail propane marketers are:

•	price;

•	reliability and quality of service;

•	responsiveness to customer needs;

•	safety concerns;

•	long-standing customer relationships;

•	the inconvenience of switching tanks and suppliers; and

•	the lack of growth in the industry.

Expanding ETP’s business by constructing new pipelines and treating and processing facilities subjects it to risks.

One of the ways that ETP expects to grow its business is through the construction of additions to its existing gathering, compression, treating, processing and transportation systems. The construction of a new pipeline or the expansion of an existing pipeline, by adding additional compression capabilities, or by adding a second pipeline along an existing pipeline, and the construction of new processing or treating facilities, involve numerous regulatory, environmental, political and legal uncertainties beyond its control and require the expenditure of significant amounts of capital that it will be required to finance through borrowings, the issuance of additional equity or from operating cash flow. If ETP undertakes these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, ETP’s revenues may not increase immediately following the completion of particular projects. For instance, if ETP builds a new pipeline, the construction will occur over an extended period of time, but ETP may not materially increase its revenues until long after the project’s completion. Moreover, ETP may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. As a result, new facilities may be unable to attract enough throughput to achieve its expected investment return, which could adversely affect its results of operations and financial condition. As a result, the success of a pipeline construction project will likely depend upon the level of natural gas exploration and development drilling activity in the areas proposed to be serviced by the project as well as ETP’s ability to obtain commitments from producers in this area to utilize the newly constructed pipelines.

ETP is exposed to the credit risk of its customers, and an increase in the nonpayment and nonperformance by its customers could reduce its ability to make distributions to its unitholders, including us.

The risks of nonpayment and nonperformance by ETP’s customers is a major concern in its business. Participants in the energy industry have been subjected to heightened scrutiny from the financial markets in light of past collapses and failures of other energy companies. ETP is subject to risks of loss resulting from nonpayment or nonperformance by its customers. Any increase in the nonpayment and nonperformance by its customers could reduce ETP’s ability to make distributions to its unitholders, including us.

ETP may be unable to bypass the La Grange processing plant, which could expose it to the risk of unfavorable processing margins.

Because of ETP’s ownership of the Oasis Pipeline, it can generally elect to bypass the La Grange processing plant when processing margins are unfavorable and instead deliver pipeline-quality gas by blending rich gas from the Southeast Texas System with lean gas transported on the Oasis Pipeline. In some circumstances, such as when ETP does not have a sufficient amount of lean gas to blend with the volume of rich gas that it receives at the La Grange processing plant, it may have to process the rich gas. If ETP has to process when processing margins are unfavorable, its results of operations will be adversely affected.

ETP may be unable to retain existing customers or secure new customers, which would reduce its revenues and limit its future profitability.

The renewal or replacement of existing contracts with ETP’s customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond its control, including competition from other pipelines, and the price of, and demand for, natural gas in the markets it serves.

For its fiscal year ended August 31, 2005, approximately 33% of ETP’s sales of natural gas were to industrial end-users and utilities. As a consequence of the increase in competition in the industry and volatility of natural gas prices, end-users and utilities are increasingly reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are many companies of greatly varying size and financial capacity that compete with ETP in the marketing of natural gas, ETP often competes in the end-user and utilities markets primarily on the basis of price. The inability of ETP’s management to renew or replace its current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on its profitability.

ETP’s storage business depends on neighboring pipelines to transport natural gas.

To obtain natural gas, ETP’s storage business depends on the pipelines to which it has access. Many of these pipelines are owned by parties not affiliated with ETP. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on ETP’s ability, and the ability of its customers, to transport natural gas to and from its facilities and a corresponding material adverse effect on its storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from ETP’s facilities affect the utilization and value of its storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on its storage revenues.

ETP’s pipeline integrity program may cause it to incur significant costs and liabilities.

In December 2003, the U.S. Department of Transportation issued a final rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. The final rule was effective as of January 14, 2004. Based on the results of ETP’s current pipeline integrity testing programs, it estimates that compliance with this final rule for its existing transportation assets will result in capital costs of $12.8 million during the period between 2005 to 2008, as well as operating and maintenance costs of $15.6 million during that three-year period. ETP is continuing to assess the impact of this final rule on the ET Fuel System and the Houston Pipeline System and cannot predict any estimated compliance costs for those assets at this time. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause ETP to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

Because weather conditions may adversely affect demand for propane, the volumes of propane sold by and the results of operations of ETP’s propane business are vulnerable to warm winters.

Weather conditions have a significant impact on the demand for propane for heating purposes because the majority of ETP’s customers rely heavily on propane as a heating fuel. Typically, ETP sells approximately two-thirds of its retail propane volume during the peak heating season of October through March. ETP’s propane business can be adversely affected by warmer winter weather which results in lower sales volumes. In addition, to the extent that warm weather or other factors adversely affect ETP’s operating and financial results, its access to capital and its acquisition activities may be limited. Variations in weather in one or more of the regions where ETP operates can significantly affect the total volume of propane that it sells and the profits realized on these sales. Agricultural demand for propane is also affected by weather during the harvest season as poor harvests or dry weather reduce demand for propane used in crop drying.

Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect the profit margins of ETP’s propane business.

The propane industry is a margin-based business in which gross profits depend on the excess of sales prices over supply costs. As a result, the profitability of ETP’s propane business is sensitive to changes in energy prices and, in particular, changes in wholesale prices of propane. When there are sudden and sharp increases in the wholesale cost of propane, ETP may be unable to pass on these increases to its customers through retail or wholesale prices. Propane is a commodity, and the price that ETP pays for propane can fluctuate significantly in response to changes in supply or other market conditions over which ETP has no control. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce the gross profits from ETP’s propane business and could, if continued over an extended period of time, reduce demand by encouraging ETP’s retail customers to conserve or convert to alternative energy sources.

ETP’s results of operations and its ability to make distributions or pay interest or principal on debt securities could be negatively impacted by price and inventory risk related to its propane business and management of these risks.

ETP generally attempts to minimize its cost and inventory risk related to its propane business by purchasing propane on a short-term basis, under supply contracts that typically have a one-year term and at a cost that fluctuates based on the prevailing market prices at major delivery points. In order to help ensure that adequate supply sources are available during periods of high demand, ETP may purchase large volumes of propane during periods of low demand or low price, which generally occur during the summer months, for storage in its facilities, at major storage facilities owned by third parties or for future delivery. This strategy may not be effective in limiting ETP’s cost and inventory risks if, for example, market, weather or other conditions prevent or allocate the delivery of physical product during periods of peak demand. If the market price falls below the cost at which ETP made such purchases, it could adversely affect ETP’s profits.

Some of ETP’s propane sales are pursuant to commitments at fixed prices. To mitigate the price risk related to its anticipated sales volumes under the commitments, ETP may purchase and store physical product and/or enter into fixed price over-the-counter energy commodity forward contracts and options. Generally, over-the-counter energy commodity forward contracts have terms of less than one year. ETP enters into such contracts and exercises such options at volume levels that it believes are necessary to manage these commitments. The risk management of ETP’s inventory and contracts for the future purchase of product could impair its profitability if its customers do not fulfill their obligations.

ETP also engages in other trading activities, and may enter into other types of over-the-counter energy commodity forward contracts and options. These trading activities are based on estimates by ETP’s management of future events and prices and are intended to generate a profit. However, if those estimates are incorrect or other market events outside of ETP’s control occur, such activities could generate a loss in future periods and potentially impair ETP’s profitability.

ETP’s propane business depends on its principal propane suppliers, which increases the risk of an interruption in supply.

During fiscal 2005, ETP purchased approximately 23.7% of its propane from Enterprise Products Operating L.P., approximately 20.6% of its propane from Dynegy Liquids Marketing and Trade and approximately 23% of its propane from M-P Energy Partnership, the Canadian partnership in which ETP owns a 60% interest. If supplies from these sources were interrupted, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, margins could be adversely affected. Supply from Canada is subject to the additional risk of disruption associated with foreign trade such as trade restrictions, shipping delays and political, regulatory and economic instability.

Historically, a substantial portion of the propane that ETP purchases has originated from one of the industry’s major markets located in Mt. Belvieu, Texas and has been shipped to ETP through major common carrier pipelines. Any significant interruption in the service at Mt. Belvieu or other major market points, or on the common carrier pipelines used by ETP, would adversely affect its ability to obtain propane.

Competition from alternative energy sources may cause ETP to lose propane customers, thereby reducing its revenues.

Competition in ETP’s propane business from alternative energy sources has been increasing as a result of reduced regulation of many utilities. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and the availability of natural gas in many areas that previously depended upon propane could cause ETP to lose customers, thereby reducing its revenues. Fuel oil also competes with propane and is generally less expensive than propane. In addition, the successful development and increasing usage of alternative energy sources could adversely affect ETP’s operations.

Energy efficiency and technological advances may affect the demand for propane and adversely affect ETP’s operating results.

The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has decreased the demand for propane by retail customers. Stricter conservation measures in the future or technological advances in heating, conservation, energy generation or other devices could adversely affect ETP’s operations.

Risks Related to Conflicts of Interest

Conflicts of interest exist and may arise in the future among us, ETP and our respective general partners and affiliates. Future conflicts of interest may arise among us and the entities affiliated with any general partner interests we acquire or among ETP and such entities. For a further discussion of conflicts of interest that may arise, please read “Conflicts of Interest and Fiduciary Duties” and “Certain Relationships and Related Party Transactions—Shared Services Agreement.”

Although we control ETP through our ownership of its general partner, ETP’s general partner owes fiduciary duties to ETP and ETP’s unitholders, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including ETP’s general partner, on the one hand, and ETP and its limited partners, on the other hand. The directors and officers of ETP’s general partner have fiduciary duties to manage ETP in a manner beneficial to us, its owner. At the same time, the general partner has a fiduciary duty to manage ETP in a manner beneficial to ETP and its limited partners. The board of directors of ETP’s general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

For example, conflicts of interest may arise in the following situations:

•	the allocation of shared overhead expenses to ETP and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and ETP, on the other hand;

•	the determination of the amount of cash to be distributed to ETP’s partners and the amount of cash to be reserved for the future conduct of ETP’s business;

•	the determination whether to make borrowings under ETP’s revolving working capital facility to pay distributions to ETP’s partners; and

•	any decision we make in the future to engage in business activities independent of ETP.

The fiduciary duties of our general partner’s officers and directors may conflict with those of ETP’s general partner.

Conflicts of interest may arise because of the relationships between ETP’s general partner, ETP and us. Our general partner’s directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our unitholders. Some of our general partner’s directors are also directors and officers of ETP’s general partner, and have fiduciary duties to manage the business of ETP in a manner beneficial to ETP and ETP’s unitholders. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Our general partner’s affiliates, including the partnership that indirectly holds the other 50% of ETP’s incentive distribution rights, may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Please read “Conflicts of Interest and Fiduciary Duties” and “Certain Relationships and Related Party Transactions.”

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us and our unitholders, which may permit them to favor their own interests to the detriment of us and our unitholders.

Following this offering, conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following:

•	Our general partner is allowed to take into account the interests of parties other than us, including ETP and its affiliates and any general partners and limited partnerships acquired in the future, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

•	Our general partner has limited its liability and reduced its fiduciary duties under the terms of our partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing our units, unitholders consent to various actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•	Our general partner determines the amount and timing of our investment transactions, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders.

•	Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to us.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please read “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Duties.”

Our reimbursement of fees and expenses of our general partner will limit our cash available for distribution.

Our general partner may make expenditures on our behalf for which it will seek reimbursement from us. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash available for distribution to our unitholders and cause the value of our common units to decline.

Our partnership agreement limits our general partner’s fiduciary duties to us and our unitholders and restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decisions are in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the audit and conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

In order to become a limited partner of our partnership, our unitholders are required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 90% of our outstanding units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering, affiliates of our general partner will own approximately 74.2% of our common and Class B units. Please read “Description of Our Partnership Agreement—Limited Call Right.”

In the event we acquire an interstate pipeline that is subject to rate regulation by the Federal Energy Regulatory Commission and 15% or more of our outstanding common units and Class B units, in the aggregate, are held by persons who are not Eligible Holders, common units held by persons who are not Eligible Holders will be subject to the possibility of redemption at the then-current market price.

In the event we acquire an interstate pipeline that is subject to rate regulation of the Federal Energy Regulatory Commission, or FERC, our general partner will have the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible Holders. The purpose of these certification procedures would be to enable us to utilize a federal income tax expense as a component of the pipeline’s rate base upon which tariffs may be established under FERC rate- making policies applicable to entities that pass-through their taxable income to their owners. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities not subject to United States federal income taxation on the income generated by us, so long as all of the entity’s owners are subject to such taxation. Please read “Description of Our Common Units—Transfer of Common Units.” If these tax certification procedures are implemented and 15% or more of our outstanding common units and Class B units, in the aggregate, are held by persons who are not Eligible Holders, we will have the right to redeem the units held by persons who are not Eligible Holders at the then-current market price. The redemption price would be paid in cash or by delivery of a promissory note, as determined by our general partner.

ETP may issue additional ETP units, which may increase the risk that ETP will not have sufficient available cash to maintain or increase its per unit distribution level.

ETP has wide latitude to issue additional units on terms and conditions established by its general partner. The payment of distributions on those additional units may increase the risk that ETP may not have sufficient cash available to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders.

The issuance of additional common units or other equity securities of equal rank will have the following effects:

•	our unitholders’ proportionate ownership interest in ETP will decrease;

•	the amount of cash available for distribution on each common unit may decrease; and

•	the market price of our common units may decline.

Furthermore, our partnership agreement does not give our unitholders the right to approve our issuance of equity securities.

Tax Risks to Our Common Unitholders

You should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our units.

If we or ETP were to become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

The anticipated after-tax benefit of an investment in our units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this matter. The value of our investment in ETP depends largely on ETP being treated as a partnership for federal income tax purposes.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in our anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of our units.

If ETP were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate. Distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deduction or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our units.

Current law may change, causing us or ETP to be treated as a corporation for federal income tax purposes or otherwise subjecting us or ETP to entity level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us or ETP as an entity, the cash available for distribution to you would be reduced.

A successful IRS contest of the federal income tax positions we or ETP takes may adversely impact the market for our common units or ETP common units, and the costs of any contest will reduce cash available for distribution to our unitholders.

The IRS may adopt positions that differ from the positions that we or ETP take, even positions taken with the advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we or ETP take. A court may not agree with some or all of the positions we or ETP take. Any contest with the IRS may materially and adversely impact the market for our common units or ETP’s common units and the prices at which they trade. In addition, the costs of any contest with the IRS will be borne by ETP and therefore indirectly by us, as a unitholder and as the owner of the general partner of ETP. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on the disposition of our units could be different than expected.

If you sell your units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those units. Prior distributions to you in excess of the total net taxable income you were allocated for a unit, which decreased your tax basis in that unit, will, in effect, become taxable income to you if the unit is sold at a price greater than your tax basis in that unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities and foreign persons face unique tax issues from owning units that may result in adverse tax consequences to them.

Investment in units by tax-exempt entities, such as individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of our units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of our units.

Because we cannot match transferors and transferees of units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of units and could have a negative impact on the value of our units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences—Uniformity of Units” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

You will likely be subject to state and local taxes and return filing requirements as a result of investing in our units.

In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or ETP do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We or ETP may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our units.

FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the amount of natural gas transported on ETP’s pipelines and gathering systems;

•	the level of throughput in ETP’s natural gas processing and treating facilities;

•	the fees ETC OLP charges and the margins realized for its services;

•	the prices and market demand for, and the relationship between, natural gas and NGLs;

•	energy prices generally;

•	the price of propane to the consumer compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of propane supplies;

•	the level of domestic oil, propane and natural gas production;

•	the availability of imported oil and natural gas;

•	the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and propane;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	the extent of governmental regulation and taxation;

•	hazards or operating risks incidental to the transporting, treating and processing of natural gas and NGLs or to the transporting, storing and distributing of propane that may not be fully covered by insurance;

•	the maturity of the propane industry and competition from other propane distributors;

•	competition from other midstream companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third party pipelines that connect with ETP’s pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of ETP’s liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by ETP’s customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our internal growth projects, such as our construction of additional pipeline systems;

•	the availability and cost of capital and ETP’s ability to access certain capital sources;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations;

•	the costs and effects of legal and administrative proceedings;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to ETP’s financial results and to successfully integrate acquired businesses; and

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to ETP’s existing pipelines and facilities.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $327.8 million from the sale of the 17,500,000 common units we are offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we expect to receive additional net proceeds of approximately $49.5 million, all of which we would use to fund the redemption of 2,625,000 common units from our current equity owners. We base these amounts on an assumed initial public offering price of $20.00 per common unit, the mid-point of the range set forth on the cover page of this prospectus. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses payable by us, to increase or decrease by approximately $16.5 million (or approximately $19.0 million assuming full exercise of the underwriters’ over-allotment option).

We will use approximately $175.5 million of the net proceeds from this offering to repay a portion of the indebtedness outstanding under our existing $600 million term loan agreement. We expect to repay the remaining outstanding indebtedness under our existing $600 million term loan agreement using approximately $4.5 million of cash on hand and approximately $420 million of borrowings under our proposed new $500 million credit facility, which is expected to have a five-year term. Wachovia Bank, National Association, one of the lenders under our existing term loan facility, is an affiliate of Wachovia Capital Markets, LLC, an underwriter of this offering. Please read “Underwriting.” The borrowings under our existing $600 million term loan agreement were used to fund a distribution to our existing equity owners in June 2005. Our $600 million term loan agreement bears interest at an initial rate of LIBOR plus 3%. We expect to enter into our proposed new credit facility concurrently with the closing of this offering.

We will use the remaining net proceeds to fund our acquisition from ETP of an additional 3.64 million ETP units (including Class F units, if any are issued). This total is comprised of 1.07 million ETP common units plus either an additional 2.57 million ETP common units or an equivalent number of Class F units. Any Class F units that are issued would be issued to comply with the rules of the New York Stock Exchange as they relate to ETP. Class F units would generally be entitled to receive the same cash distributions per unit as the common units of ETP and would be convertible into an equivalent number of common units of ETP upon receipt of ETP unitholder approval. For a description of the terms of the Class F units, please read “Material Provisions of Energy Transfer Partners’ Partnership Agreement —ETP Units—Class F Units.” We will use any remaining net proceeds for other partnership purposes. For purposes of our pro forma financial statements included in this prospectus, we have assumed that we will purchase these additional ETP units at a price of $36.00 per unit; however, the actual purchase price will be determined by negotiation between us and the conflicts committee of the board of directors of ETP’s general partner, subject to a requirement of the New York Stock Exchange that the purchase price per ETP unit be the fair market value of these units.

If the underwriters exercise all or any portion of their over-allotment option, we will use all of the net proceeds from the sale of our common units sold pursuant to the exercise of that option to fund the redemption of an equal number of common units from our current equity owners. Please read “Security Ownership of Certain Beneficial Owners and Management” and “Selling Unitholders.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of November 30, 2005:

•	on a consolidated historical basis for Energy Transfer Equity;

•	on a pro forma basis to give effect to:

•	the entry into our proposed new credit facility in the aggregate principal amount of $500 million; and

•	the use of approximately $175.5 million of the net proceeds from this offering, $4.5 million of cash on hand and $420 million of borrowings under our proposed new $500 million credit facility to repay all outstanding indebtedness under our existing $600 million term loan agreement; and

•	as further adjusted to reflect the sale of 17,500,000 of our common units in this offering at an assumed initial public offering price of $20 per common unit and the application of the net proceeds as described under “Use of Proceeds,” including our acquisition of 3.64 million ETP units (including Class F units, if any) from ETP and the repayment of approximately $180 million of indebtedness under our term loan facility to be paid through $175.5 million of the net proceeds from this offering and $4.5 million of cash on hand.

The historical financial data of Energy Transfer Equity presented in the table below is derived from and should be read in conjunction with Energy Transfer Equity’s historical financial statements, including the accompanying notes, included elsewhere in this prospectus. Please read our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus for a complete description of the adjustments we have made to arrive at our pro forma and pro forma as adjusted capitalization data.

	As of November 30, 2005
	Historical	Pro Forma	Pro Forma As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$38,414	$147,750	$186,164
Long-term borrowings, including current portion:
ETP senior notes	1,147,487	—	1,147,487
ETP swing-line loans	3,339	—	3,339
ETP revolving credit facility	310,000	—	310,000
HOLP senior secured notes	292,971	—	292,971
HOLP senior revolving acquisition facility	49,500	—	49,500
HOLP long-term portion of senior revolving working capital facility	4,320	—	4,320
HOLP non-competes and other	17,937	—	17,937
ETE existing term loan agreement	600,000	(600,000)	—
ETE proposed new credit facility	—	420,000	420,000

Total principal amount of debt obligations	2,425,554	(180,000)	2,245,554

Minority interest	1,313,909	60,165	1,374,074
Partners’ equity of Energy Transfer Equity:
Limited partners	(31,810)	218,378	186,568
Class B Unitholder	—	49,505	49,505
General partner	964	(298)	666
Accumulated other comprehensive loss	12,555	—	12,555

Total equity	(18,291)	267,585	249,294

Total capitalization	$3,721,172	$147,750	$3,868,922

DILUTION

Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Based on the initial public offering price of $20.00 per common unit, the mid-point of the range set forth on the cover page of this prospectus, on a pro forma as adjusted basis as of November 30, 2005, after giving effect to this offering of 17,500,000 common units and our purchase from ETP of 3.64 million ETP units (including Class F units, if any), our net tangible book value was $(258.9) million, or ($1.89) per common unit. Purchasers of common units in this offering will experience immediate and substantial dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table including the dilutive effect of the general partner units.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before this offering	$(4.50)
Increase in net tangible book value per common unit attributable to new investors	2.61

Less: Pro forma net tangible book value per common unit after this offering		(1.89)

Immediate dilution in net tangible book value per common unit to new investors(1)		$21.89

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our current owners and their affiliates in respect of their common units and by the purchasers of units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired			Total Consideration
	Number		Percent	Dollar	Percent
				(in millions)
Current owners	118,983,216	(2)	86.7%	$(91,677)	(38.7)%
New investors	17,500,000		12.8%	327,750	138.4%
General partner units	733,696		0.5%	666	0.3%

Total	137,216,912		100.0%	$236,739	100.0%

(1)	Assumes an initial public offering price of $20 per common unit. If this initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $22.89 or $20.89, respectively.

(2)	Includes Class B units that are convertible into common units on a one-for-one basis at the election of the holders.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read footnote (a) to the table entitled “Estimated Cash Available to Pay Distributions Based Upon Estimated Consolidated Adjusted EBITDA” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and material risks inherent in an investment in us and in ETP’s business. Unless otherwise stated, the information presented in this section assumes that the underwriters will exercise their option to purchase additional units in full.

For additional information regarding our historical and pro forma operating results, you should refer to our historical financial statements for the years ended August 31, 2005, 2004 and 2003, our unaudited historical financial statements for the three months ended November 30, 2005 and 2004, and our unaudited pro forma condensed consolidated financial statements for the year ended August 31, 2005 and the three months ended November 30, 2005 included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. It is important that you understand that our only cash-generating assets currently consist of partnership interests, including incentive distribution rights, in ETP from which we receive quarterly distributions. We currently have no independent operations outside of our interests in ETP. Because we believe we will have relatively low cash requirements for operating expenses and that we will finance any material capital investments from external financing sources, we believe that our investors are best served by distributing all of our available cash as described below. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute to you than would be the case were we subject to tax. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Restrictions and Limitations on Our Ability to Change Our Cash Distribution Policy. There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time. These restrictions include the following:

•	Our distribution policy will be subject to restrictions on distributions under our proposed new $500 million credit facility. Specifically, our proposed new credit facility will contain material financial tests and covenants that we will be required to satisfy. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Debt Obligations—Energy Transfer Equity —Proposed New ETE Revolving Credit Agreement.” Should we be unable to comply with the restrictions under our proposed new credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated distribution policy.

•	ETP’s distribution policy is subject to restrictions on distributions under its credit agreements. Specifically, ETP’s credit agreements contain material financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Debt Obligations—Energy Transfer Partners.” Should ETP be unable to comply with the restrictions under its credit agreements, ETP would be prohibited from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated distribution policy. In addition, ETP could enter into new credit agreements containing financial tests and covenants that are more difficult to satisfy than those described in this prospectus.

•	The board of directors of our general partner has the authority under our partnership agreement to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

•	The board of directors of ETP’s general partner has the authority under ETP’s partnership agreement to establish reserves for the prudent conduct of ETP’s business and for future cash distributions to ETP’s unitholders, and the establishment of those reserves could result in a reduction in cash distributions that we would otherwise anticipate receiving from ETP, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units and Class B units, voting together as a class. Following completion of this offering, our current owners and management will own approximately 87.2% of our outstanding common units (including outstanding Class B units that are convertible into common units on a one-for-one basis at the election of the holder) and will have the ability to amend a majority of the provisions of our partnership agreement without the approval of any other unitholders. Some of these owners are officers and directors of the general partner of ETP.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our cash distribution policy is subject to the determination of our general partner, taking into consideration the terms of our partnership agreement.

•	The amount of distributions paid under ETP’s cash distribution policy is subject to the determination of ETP’s general partner, taking into consideration the terms of its partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to increases in general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs of us or ETP and its subsidiaries.

Our Cash Distribution Policy Limits Our Ability to Grow. As with most other master limited partnerships, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. In fact, since our only cash-generating assets currently consist of our partnership interests in ETP, including incentive distribution rights, our growth initially will be dependent upon ETP’s ability to increase its quarterly distribution per unit. If we issue additional units or incur debt to fund acquisitions and growth capital expenditures, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

ETP’s Ability to Grow is Dependent on its Ability to Access External Growth Capital. Consistent with the terms of its partnership agreement, ETP has distributed to its partners most of the cash generated by its operations. As a result, it has relied upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund its acquisition and growth capital expenditures. Accordingly, to the extent ETP is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow. In addition, to the extent ETP issues additional units in connection with any acquisitions or growth capital expenditures, the payment of distributions on those additional units may increase the risk that ETP will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. The incurrence of additional commercial or other debt to finance its growth strategy would result in increased interest expense to ETP, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

Our Cash Distribution Policy. The board of directors of our general partner has adopted a policy pursuant to which we will declare an initial distribution of $0.175 per unit per complete quarter, or $0.70 per unit per year, to be paid no later than 50 days after the end of each fiscal quarter. This equates to an aggregate cash distribution of approximately $24.0 million per quarter, or $96.1 million per year, based on the common units, Class B units and general partner units outstanding immediately after completion of this offering, including the common units issuable upon exercise of the underwriters’ option to purchase additional common units. We will pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. This distribution would be paid for the period beginning on the first day our common units are publicly traded and ending on the last day of that fiscal quarter. Any available cash that is distributed in respect of that fiscal quarter and that is not paid to you, will be paid to our current equity owners. Therefore, assuming that we become a publicly traded partnership before February 28, 2006, we would pay you a distribution for the period from the first day our common units are publicly traded to and including February 28, 2006 and our current equity owners would be paid a distribution for the period from the first day of the quarter to and including the day before the first day our common units are publicly traded. We expect to pay this cash distribution on or about April 19, 2006.

Pursuant to the cash distribution policy adopted by our general partner, we will declare an initial distribution of $0.175 per unit per complete quarter based on our anticipated amount of available cash for the twelve months ending August 31, 2006. Our anticipated amount of available cash for that period gives effect to the following items, as reflected in the table entitled “Energy Transfer Equity, L.P. Estimated Cash Available to Pay Distributions Based Upon Estimated Consolidated Adjusted EBITDA” starting on page 59 of this prospectus:

•	our estimated consolidated adjusted EBITDA;

•	our estimated consolidated cash interest expenses;

•	our estimated consolidated principal payments;

•	our estimated consolidated cash income taxes;

•	our estimated consolidated maintenance capital expenditures;

•	our estimated consolidated growth capital expenditures;

•	the estimated distributions by ETP to non-affiliated owners of ETP;

•	the estimated distributions by Energy Transfer Partners GP to Energy Transfer Investments;

•	the estimated borrowings of ETP under existing loan agreements;

•	the estimated proceeds from an equity offering of ETP; and

•	the expected number of our common units and our Class B units outstanding following the completion of this offering.

A detailed discussion of the basis for each of these estimates is included in the footnotes to this table.

The table below sets forth the assumed number of outstanding common units (including the number of outstanding Class B units that are convertible into common units on a one-for-one basis) upon the closing of this offering, assuming the full exercise of the underwriters’ option to purchase additional common units, the redemption of 2,625,000 common units from our current equity owners, and the aggregate distribution amounts payable on our outstanding common units and the general partner units during the year following the closing of this offering at our initial distribution rate of $0.175 per common unit per quarter ($0.70 per common unit on an annualized basis).

	Number of Units	Distributions
		One Quarter	Four Quarters
Publicly held common units	20,125,000	$3,521,875	$14,087,500
Common units held by our current owners (1)	116,374,649	20,365,564	81,462,254
General Partner units	717,263	125,521	502,084

Total	137,216,912	$24,012,960	$96,051,838

(1)	Includes the number of outstanding Class B units that are convertible into common units on a one-for-one basis at the election of the holder. Each Class B unit is entitled to receive the same cash distribution per quarter as each common unit.

These distributions will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future. We will pay our distributions within 50 days after the end of each quarter ending February, May, August and November to holders of record. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date.

Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity. Our partnership agreement also provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests.

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. Our partnership agreement may be amended with the approval of our general partner and holders of a majority of our outstanding common units and Class B units, voting together as a class.

ETP’s Cash Distribution Policy. Like us, ETP has adopted a cash distribution policy that requires it to distribute its available cash to its unitholders on a quarterly basis. Under ETP’s partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from ETP’s business in excess of the amount its general partner determines is necessary or appropriate to provide for the conduct of its business, to comply with applicable law, any of its debt instruments or other agreements or to provide for future distributions to its unitholders for any one or more of the upcoming four quarters. ETP’s determination of available cash takes into account the desire to establish cash reserves in some quarterly periods that it may use to pay cash distributions in other quarterly periods, thereby enabling it to maintain relatively consistent cash distribution levels even if its business experiences fluctuations in its cash from operations due to seasonal and cyclical factors. ETP’s determination of available cash also allows it to maintain reserves to provide funding for its growth opportunities. ETP makes its quarterly distributions from cash generated from its operations, and those distributions have grown over time as its business has grown, primarily as a result of several significant acquisitions and internal growth projects that have been funded through external financing sources.

The following table sets forth, for the periods indicated, the amount, record date and payment date of the quarterly cash distributions ETP paid per each ETP common unit with respect to the quarter indicated. All distributions paid by ETP to date have consisted of available cash from operating surplus of ETP under ETP’s partnership agreement. The actual cash distributions of ETP (i.e., payments to the partners of ETP) occur within 45 days after the end of such quarter. ETP and its predecessor have established an historical record of paying quarterly cash distributions to their partners.

	Cash Distribution History
	Per Unit	Record Date	Payment Date
2003
1st Quarter	$0.31875	December 30, 2002	January 14, 2003
2nd Quarter	0.31875	April 4, 2003	April 14, 2003
3rd Quarter	0.31875	July 7, 2003	July 15, 2003
4th Quarter	0.32500	October 8, 2003	October 15,2003

2004
1st Quarter	$0.32500	December 30, 2003	January 14, 2004
2nd Quarter	0.35000	April 2, 2004	April 14, 2004
3rd Quarter	0.37500	July 2, 2004	July 15, 2004
4th Quarter	0.41250	October 7, 2004	October 15, 2004

2005
1st Quarter	$0.43750	January 5, 2005	January 14, 2005
2nd Quarter	0.46250	April 6, 2005	April 14, 2005
3rd Quarter	0.48750	July 8, 2005	July 15, 2005
4th Quarter	0.50000	September 30, 2005	October 14, 2005

2006
1st Quarter	$0.55000	January 4, 2006	January 13, 2006

ETE’s Cash Distribution Policy. In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.175 per common unit per quarter for the fiscal year ending August 31, 2006. In those sections, we present two tables, including:

•	“Unaudited Pro Forma Consolidated Available Cash,” in which we present the amount of available cash we would have had for our fiscal year ended August 31, 2005, giving pro forma effect to:

•	the issuance by ETP of $750.0 million of 5.95% senior notes on January 18, 2005 and the application of the net proceeds from that issuance to repay outstanding indebtedness under ETP’s secured credit facilities;

•	the acquisition in January 2005 by ETP of the controlling interests in the companies that own the Houston Pipeline System, consisting of approximately 4,200 miles of intrastate natural gas pipelines and related storage and transportation facilities located in Texas and the related debt and equity financings by ETP to pay the purchase price for this acquisition;

•	the issuance by ETP of $400.0 million of 5.65% senior notes on July 29, 2005 and the application of net proceeds from that issuance to repay outstanding indebtedness under ETP’s $800.0 million revolving credit facility (the “Old ETP Revolving Credit Facility”), to fund ETP’s recently announced capital expansion projects and for general partnership purposes;

•	the current ETP cash distributions of $0.55 per unit per quarter (or $2.20 per unit on an annualized basis);

•	our proposed new credit facility in the aggregate principal amount of $500.0 million, the payment of related expenses and the use of $420 million of borrowings under our proposed new $500.0 million credit facility to repay a portion of outstanding amounts under our existing term loan;

•	this offering; and

•	the application of the net proceeds of this offering as described under “Use of Proceeds.”

•	“Unaudited Pro Forma Consolidated Available Cash,” in which we present the amount of available cash we would have had for the three months ended November 30, 2005, giving pro forma effect to:

•	this offering; and

•	the application of the net proceeds of this offering as described under “Use of Proceeds.”

•	“Estimated Cash Available to Pay Distributions Based Upon Estimated Consolidated Adjusted EBITDA,” in which we present the operating assumptions for the four fiscal quarters ending August 31, 2006, which we believe will enable us to fully fund our intended distribution.

Our tables entitled “Unaudited Pro Forma Consolidated Available Cash” and “Estimated Cash Available to Pay Distributions Based Upon Estimated Consolidated Adjusted EBITDA” used in this section as described below have been prepared by, and are the responsibility of, our management. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in this section, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Such independent registered public accounting firms’ reports included elsewhere in this prospectus relate to the appropriately described historical financial information contained in this section. Such reports do not extend to the tables and related information contained in this section and should not be read to do so. In addition, such tables and information were not prepared:

•	with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information;

•	in accordance with accounting principles generally accepted in the United States of America; or

•	in accordance with procedures applied under the auditing standards of the Public Company Accounting Oversight Board (United States).

Our pro forma available cash for fiscal 2005 and for the three months ended November 30, 2005 would have been more than sufficient to pay the initial quarterly distribution of $0.175 per unit on all units to be outstanding following the completion of this offering.

If we had completed the transactions contemplated in this prospectus on September 1, 2004, pro forma available cash generated during our fiscal year ended August 31, 2005 would have been approximately $379.8 million. This amount would have been more than sufficient to pay the full initial distribution amount of $96.1 million on all our common units, Class B units and general partner units for our fiscal year ended August 31, 2006.

If we had completed the transactions contemplated in this prospectus on September 1, 2005, our pro forma available cash for the three months ended November 30, 2005 would have been approximately $77.9 million. This amount would have been more than sufficient to pay the full initial distribution amount of $24 million on all our common units, Class B units and general partner units for this three-month period.

The following table illustrates, on a pro forma basis, for our fiscal year ended August 31, 2005 and for the three months ended November 30, 2005, the amount of available cash that would have been available for distributions to our unitholders, assuming in each case that this offering had been consummated at the beginning of such period. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments. In particular, as reflected in footnote (d) below, you should be aware that “Pro forma acquisition adjustment to Consolidated Adjusted EBITDA” includes adjustments for ETP’s acquisition of 98% of the general partner and limited partner interests of HPL Consolidation LP (“HPL”) on January 26, 2005. On November 10, 2005, ETP acquired the remaining 2% limited partner interest in HPL for approximately $16.6 million. We have not included any pro forma adjustments for the acquisition of this 2% limited partner interest in HPL as we do not believe that it was material.

Energy Transfer Equity, L.P.

Unaudited Pro Forma Consolidated Available Cash

	Year Ended August 31, 2005		Three Months Ended November 30, 2005
	(in thousands)
Net Cash Provided by Operating Activities (a)	$56,452		$(35,131)
Plus:
Cash interest expense	90,885		17,340
Cash interest income	—		—
Cash tax expense	7,538		3,007
Net changes in working capital accounts, including net changes in price risk management assets and liabilities (b)	141,464		143,056

Consolidated Adjusted EBITDA (on a cash basis)	$296,339		$128,272
Less: Additional expense of being a public company (c)	(1,949)		(414)
Plus: Pro forma acquisition adjustment to Consolidated Adjusted EBITDA (d)	22,482		(6,775)

Pro Forma Consolidated Adjusted EBITDA	$316,872		$121,083
Less:
Pro forma interest expense (e)	(123,756)		(19,047)
Pro forma tax expense (f)	(8,146)		(3,007)
Maintenance capital expenditures (g)	(41,045)		(14,032)
Growth capital expenditures (h)	(937,523)		(100,894)
Distributions to non-affiliated owners of ETP (i)	(163,065)		(40,766)
Distributions to ETI (i)	(37,364)		(9,341)
Plus:
Net borrowings under loan agreements (j)	1,215,825		143,926
Net proceeds from issuances of ETP common units	157,998	(k)	—

Pro forma available cash of Energy Transfer Equity	$379,796		$77,922

Expected Cash Distributions:
Expected Distribution per Unit	$0.70		$0.70

Distributions to Public Common Unitholders (l)	$14,088		$3,522
Distributions to Common Units and Class B Units Held by Existing Owners	81,462		20,366
Distributions to General Partner Units	502		126

Total Distributions	$96,052		$24,014

Excess	$283,744		$53,908

Debt Covenant Ratios:
Energy Transfer Partners
Total Funded Debt / Consolidated EBITDA (m)	3.78	x	3.31	x
Consolidated EBITDA / Consolidated Interest Expense (m)	3.82	x	4.13	x
Energy Transfer Equity
Total Funded Debt / Consolidated EBITDA (n)	3.46	x	3.46	x
Consolidated EBITDA / Consolidated Interest Expense (n)	4.81	x	4.81	x

(a)	Reflects net cash provided by operating activities of Energy Transfer Equity, L.P., derived from its historical consolidated financial statements for the period indicated without giving pro forma effect to the transaction described in footnote (d).

(b)	ETP maintains three revolving credit facilities that have an aggregate of $1,050 million in borrowing availability. ETP uses these revolving credit facilities for general partnership purposes and to satisfy its working capital needs which allows it to avoid using cash flow from operations to satisfy its working capital needs. Therefore, we do not reflect any adjustments to cash available for distributions as a result of these requirements.

(c)	Reflects an adjustment to our Consolidated Adjusted EBITDA of approximately $1.9 million for the fiscal year ended August 31, 2005 and approximately $0.4 million for the three months ended November 30, 2005 to reflect additional annual expenses associated with preparing to become a publicly traded partnership. We expect to have additional ongoing annual expenses totaling $3.0 million as a result of becoming a publicly traded partnership. Expenses include, among other things estimated accounting and audit fees, director and officer liability insurance and other miscellaneous fees.

(d)	Reflects pro forma adjustments for ETP’s acquisition of 98% of the general partner and limited partner interests in HPL on January 26, 2005. The results of operations for these transactions are reflected in our historical consolidated operating results beginning on the day we closed the transaction. For the fiscal year ended August 31, 2005, we have included the results of these transactions and the affects of this offering in our results on a pro forma basis as if the transaction and offering occurred on September 1, 2004. For the three-month period ended November 30, 2005, we have included the effects of this offering as if it occurred on September 1, 2005. Please read the Energy Transfer Equity, L.P. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Financial Statements beginning on page F-2. The pro forma financial data should not be considered indicative of the historical results we would have had or the future results that we will have after this offering. We have set forth below a summary of our pro forma EBITDA adjustments to reflect these transactions:

	Year Ended August 31, 2005
	Energy Transfer Equity, L.P.	HPL	Adjustments	Pro Forma
	(in thousands)
Net income	$146,746	$32,232	$(50,288)	$128,690
Gain on sale of discontinued operations, net of income tax expense	(106,092)	—	—	(106,092)
Minority interest expense on gain on sale of discontinued operations	65,296	—	2,299	67,595
Depreciation and amortization	105,751	4,953	4,196	114,900
Interest expense	101,061	866	32,005	133,932
Income tax expense on continuing operations	4,397	15,608	(15,000)	5,005
Other (income) expense, net	(12,191)	(4,390)	—	(16,581)
Non-cash compensation expense	1,608	—	—	1,608
Loss on disposal of assets	330	—	—	330
Depreciation, amortization and interest of investee	697	—	—	697
Depreciation, amortization and interest of discontinued operations	1,547	—	—	1,547
Depreciation, amortization and interest of minority interest	(9,911)	—	—	(9,911)
Loss on extinguishment of debt	6,550	—	—	6,550

Consolidated EBITDA, as adjusted	$305,789	$49,269	$(26,788)	$328,270

	Three Months Ended November 30, 2005
	Energy Transfer Equity, L.P.	Adjustments	Pro Forma
	(in thousands)
Net income	$39,601	$(5,068)	$34,533
Depreciation and amortization	29,969	—	29,969
Interest expense	39,143	(1,707)	37,436
Income tax expense on continuing operations	21,687	—	21,687
Other (income) expense, net	(1,064)	—	(1,064)
Non-cash compensation expense	447	—	447
Loss on disposal of assets	128	—	128
Depreciation, amortization and interest of minority interest	(2,331)	—	(2,331)

Consolidated EBITDA, as adjusted	$127,580	$(6,775)	$120,805

Pro Forma Consolidated Adjusted EBITDA differs from our definition of EBITDA, as adjusted defined under footnote (e) of our “Selected Historical Financial and Operating Data” primarily due to minor differences between cash and accrual adjustments, certain non-cash items, related minority interest and depreciation, amortization and interest of investees.

(e)	For the fiscal year ended August 31, 2005, reflects an annualized increase to interest expense of approximately $78.5 million as a result of interest expense related to: (i) ETP’s issuance of $750 million of its 5.95% senior notes on January 18, 2005 and the application of the net proceeds therefrom to repay other indebtedness of ETP, (ii) additional borrowings by ETP during the fiscal year ended August 31, 2005 to finance ETP’s acquisition of a 98% interest in HPL on January 26, 2005, under ETP’s credit facilities at a weighted average interest rate of approximately 4.7%, (iii) our term loan borrowing dated June 16, 2005 of $600.0 million less an assumed reduction of $180 million in our total outstanding indebtedness at a weighted average interest rate of approximately 6.0%, and (iv) this offering and the resulting use of proceeds, assuming the full exercise of the underwriters’ option to purchase additional common units. This amount was determined based on the assumption that the pro forma cash interest expense is the same as the pro forma interest expense determined on an accrual basis as there were not any significant non-cash interest expenses during this period on a pro forma basis. For the three months ended November 30, 2005, reflects our term loan borrowing dated June 16, 2005 of $600.0 million less an assumed debt reduction of $180 million at a weighted average interest rate of approximately 6.0%. As noted above, we acquired the remaining 2% limited partner interest in HPL for approximately $16.6 million on November 10, 2005, which transaction is not reflected herein.

(f)	In computing our estimated cash tax expense for the fiscal year ended August 31, 2005 and for the three months ended November 30, 2005, we have given effect to the current quarterly distributions of $0.55 per unit by ETP and we have considered the flow-through nature of taxable income from ETP. This amount was determined based on the assumption that the pro forma cash tax expense is the same as the pro forma tax expense determined on an accrual basis as there were not any significant non-cash tax expenses during this period on a pro forma basis.

(g)	Includes actual maintenance capital expenditures of $41.0 million and $14.0 million for the fiscal year ending August 31, 2005 and the three months ended November 30, 2005, respectively.

(h)

For the fiscal year ended August 31, 2005, reflects acquisition capital expenditures of $155.4 million as adjusted for ETP’s acquisition of 98% of the general partner and limited partner interests in HPL on January 26, 2005 and growth capital expenditures of $782.1 million. For the three months ended November 30, 2005, reflects actual acquisition capital expenditures of $27.9 million for ETP’s acquisition of the remaining 2% limited partner interest in HPL and propane-related acquisitions and growth capital expenditures of $73.0 million. The growth capital expenditures for the fiscal year ended August 31, 2005 include capital expenditures of approximately $30.9 million related to ETP’s Fort Worth Basin expansion project. These amounts do not include growth capital expenditures of $349.7 million paid in connection with acquisitions that were financed through issuances of equity securities. See footnote (k) below.

(i)	Reflects the cash distributions from ETP to its unitholders other than us based upon the current quarterly distributions of $0.55 per unit ($2.20 per unit on an annualized basis).

(j)	Reflects the net borrowings by ETE including the consolidated effects of borrowings, repayments and refinancing of debt by ETP for the fiscal year ended August 31, 2005 and the three months ended November 30, 2005. Net borrowings include borrowing incurred under ETP’s $900.0 million revolving credit facility (the “New ETP Revolving Credit Facility”) to finance its growth capital expenditures. Because ETP distributes substantially all of its available cash on a quarterly basis, ETP has historically financed its growth capital expenditures through the use of external financing alternatives, including borrowings under its credit facilities and the public and private capital markets. In the future, ETP anticipates that it will continue to utilize these external sources of financing to fund its acquisition growth strategy and expects to refinance all of its debt as it matures. After giving effect to this offering, assuming the full exercise of the overallotment option, our consolidated principal debt maturities for each of the fiscal years ended August 31 would be as follows (in millions):

2006	$39.2
2007	$86.7
2008	$45.9
2009	$43.1
2010	$513.6
Thereafter	$847.3

During the three months ended November 30, 2005, $4.4 million of debt maturities were paid.

(k)	Represents the net cash proceeds from offerings of common units by ETP remaining after the application of a portion of the proceeds from such offerings to fund acquisitions during the periods presented. The total net proceeds realized from offerings of common units by ETP during the fiscal year ended August 31, 2005 was $507.7 million and the total amount of proceeds from these offerings used to fund acquisitions was $349.7 million for the fiscal year ended August 31, 2005 as described in more detail in the following table:

Net proceeds from offerings of common units by ETP:
Offering of 12,962,960 common units in January 2005	$349,726
Offering of 1,640,000 common units in June 2005	52,398
Offering of 3,000,000 common units in July 2005	105,600

Total offering proceeds	$507,724

Less: Application of Proceeds for Acquisitions:
Acquisition of 98% of the general partner and limited partner interests in HPL	$349,726

Net offering proceeds after acquisitions	$157,998

(l)	The table below sets forth the assumed number of outstanding common units, Class B units and general partner units upon the closing of this offering and the estimated aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate.

	Number of Units	Annual Distributions
Estimated distributions on publicly held common units	20,125,000	$14,087,500
Estimated distributions on common units and Class B units held by our existing owners	116,374,649	81,462,254
Estimated distributions on general partners units	717,263	502,084

Total	137,216,912	$96,051,838

(m)	The New ETP Revolving Credit Facility requires that, on the last day of each of ETP’s fiscal quarters, the ratio of ETP’s Consolidated Funded Debt (as defined in the agreement for the New ETP Revolving Credit Facility) to ETP’s Consolidated EBITDA (as defined in the agreement for the New ETP Revolving Credit Facility) for the four fiscal quarters most recently ended must be no greater than 4.75 to 1.00, increasing to 5.25 to 1.00 during specified periods following acquisitions with a purchase price of $50.0 million or more by ETP or its restricted subsidiaries. You should note that ETP’s Consolidated Debt to ETP’s Consolidated EBITDA for purposes of ETP’s financial covenants includes only the operations of ETP and its restricted subsidiaries and excludes our operations and those of our subsidiaries that are not restricted subsidiaries of ETP. In addition, the New ETP Revolving Credit Facility requires that the ratio of ETP’s Consolidated EBITDA (as defined in the agreement for the New ETP Revolving Credit Facility) to ETP’s Consolidated Interest Expense (as defined in the agreement for the New ETP Revolving Credit Facility) for the four fiscal quarters most recently ended must not be less than 3.0 to 1.0. ETP satisfied its leverage ratio covenants for the fiscal year ended August 31, 2005 and for the three months ended November 30, 2005 and therefore was permitted to make the cash distributions at the levels it distributed during these periods.

(n)	Concurrently with the closing of this offering, we expect to enter into a proposed new five-year $500.0 million credit facility that will replace our existing $600.0 million term loan agreement. Our proposed new credit facility will require that, on the last day of the specified fiscal quarter, the ratio of our Consolidated Funded Debt (as defined in the agreement for our proposed new credit facility) to our Consolidated EBITDA (as defined in the agreement for our proposed new credit facility) for the four fiscal quarters most recently ended must be no greater than 4.5 to 1.0, increasing to 5.0 to 1.0 during specified periods following acquisitions with a purchase price of $25.0 million or more by ETE or its restricted subsidiaries. Our proposed new credit facility will require that, on the last day of the specified fiscal quarter, the ratio of our Consolidated EBITDA (as defined in the agreement for our proposed new credit facility) to our Consolidated Interest Expense (as defined in the agreement for our proposed new credit facility) must not be less than 3.0 to 1.0. Our proposed new credit facility may not be drawn on by ETP. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt Obligations—Energy Transfer Equity—Proposed New ETE Revolving Credit Agreement.”

As a result of the factors described in “Estimated Consolidated Adjusted EBITDA,” “Estimated Cash Available to Pay Distributions Based Upon Estimated Consolidated Adjusted EBITDA,” and “Assumptions and Considerations” below, we believe we will be able to pay an initial quarterly distribution of $0.175 per unit for each quarter in the fiscal year ending August 31, 2006.

Estimated Consolidated Adjusted EBITDA

In order to fund distributions to our common unitholders at our initial rate of $0.175 per unit per complete quarter, our Consolidated Adjusted EBITDA for the fiscal year ending August 31, 2006 must be at least $522.3 million. We define Consolidated Adjusted EBITDA as earnings before income taxes, plus the following items:

•	net interest expense (inclusive of write-off of deferred financing costs, interest expense related to make whole premium charge, less gain from termination of interest rate swap agreement and interest income);

•	interest of non-controlling partners in ETP’s net income;

•	gain on issuance of units of ETP;

•	depreciation and amortization expense; and

•	compensation charges for issuances of ETP units to ETP’s employees.

Gain (loss) on sales of property, plant and equipment and provisions for doubtful accounts are considered non-cash items within Net Cash Provided (Used) by Operating Activities in our statement of cash flows and are also excluded for purposes of determining Estimated Consolidated Adjusted EBITDA. Similarly, changes in working capital accounts are not included in the Estimated Consolidated Adjusted EBITDA, and therefore are reconciling items in the reconciliation of Net Cash Provided (Used) by Operating Activities and Estimated Consolidated Adjusted EBITDA. Non-cash compensation expense represents charges for the value of the common units awarded under ETP’s compensation plans that have not yet vested under the terms of those plans and are charges which do not, or will not, require cash settlement.

Consolidated Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as those items are used to measure operating performance, liquidity or ability to service debt obligations.

In the table below entitled “Estimated Cash Available to Pay Distributions Based Upon Estimated Consolidated Adjusted EBITDA,” we estimate that our Consolidated Adjusted EBITDA will be at least $522.3 million for the four fiscal quarters ended August 31, 2006. We refer to this amount as our “Estimated Consolidated Adjusted EBITDA.” We have also determined that if our Estimated Consolidated Adjusted EBITDA for such period is at or above our estimate, we would be permitted to make cash distributions under the restricted payments covenants in our term loan agreement at the initial distribution rate of $0.175 per unit per quarter for such period, and ETP would be permitted under its credit facilities to pay sufficient cash distributions to us to enable us to make distributions to our unitholders at this level.

In developing our Estimated Consolidated Adjusted EBITDA, we have included maintenance and growth capital expenditures for the four fiscal quarters ended August 31, 2006. Maintenance capital expenditures are capital expenditures made on an ongoing basis to maintain current operations, which do not increase operating capacity or revenues from existing levels. Growth capital expenditures consist of capital expenditures we expect to make to expand the operating capacity of our current operations. While we have presented additional borrowings to fund growth capital expenditures, we have not presented the additional cash flow we would expect to realize as a result of such expenditures.

You should read footnote (a) to the table below for a discussion of the material assumptions underlying our belief that we will be able to generate our Estimated Consolidated Adjusted EBITDA. Our belief is based on several assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. While we believe that these assumptions are reasonable in light of our current expectations regarding future events, the assumptions underlying our Estimated Consolidated Adjusted EBITDA are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make distributions on the common units at the initial distribution rate, or at any level, in which event the market price of the common units may decline materially. Consequently, the statement that we believe that we will have sufficient available cash to pay the initial distribution on the common units for each quarter through August 31, 2006 should not be regarded as a representation by us or the underwriters or any other person that we will declare and make such a distribution.

When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth in “Estimated Cash Available to Pay Distributions Based Upon Estimated Consolidated Adjusted EBITDA” below.

Energy Transfer Equity, L.P.

Estimated Cash Available to Pay Distributions Based Upon

Estimated Consolidated Adjusted EBITDA

Twelve Months Ending August 31, 2006
(dollars in thousands, except per unit data)
Estimated Consolidated Adjusted EBITDA (a)	$522,265

Less:
Cash interest expense (b)	142,367
Estimated principal payments on debt (c)	39,191
Estimated cash income taxes (d)	7,000
Maintenance capital expenditures (e)	37,000
Growth capital expenditures (f)	603,478
Acquisition capital expenditures (g)	20,000
Distributions to non-affiliated owners of ETP (h)	163,262
Distributions to ETI (i)	37,394
Plus:
Borrowings for acquisitions (j)	20,000
Net borrowings under loan agreements (j)	472,479
Proceeds from equity offering to the public (k)	131,000

Available Cash of Energy Transfer Equity	96,052

Expected Cash Distributions by Energy Transfer Equity	96,052

Expected distribution per common unit	0.700

Distributions to our general partner	502
Distributions to our public common unitholders	14,088
Distributions to common units and Class B units held by our pre-existing owners	81,462

Total distributions (l)	$96,052

Debt Covenant Ratios:

Energy Transfer Partners

Total Funded Debt/Consolidated EBITDA (m)	3.87x
Consolidated EBITDA/Consolidated Interest Expense (m)	3.67x

Energy Transfer Equity

Total Funded Debt/Consolidated EBITDA (n)	3.46x
Consolidated EBITDA/Consolidated Interest Expense (n)	3.99x

(a)	We believe that our Estimated Consolidated Adjusted EBITDA for the twelve months ending August 31, 2006 will be not less than $522.3 million. This amount of Estimated Consolidated Adjusted EBITDA is approximately $205.4 million more than the Pro Forma Consolidated Adjusted EBITDA we generated for the fiscal year ended August 31, 2005. In order for us to generate the Estimated Consolidated Adjusted EBITDA, we believe that ETP must achieve a minimum base level of $525.3 million in EBITDA, before giving effect to approximately $3.0 million of ongoing expenses of becoming a public company.

Our minimum base level estimate of $522.3 million in Consolidated Adjusted EBITDA for the twelve months ending August 31, 2006 is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of Consolidated Adjusted EBITDA needed to generate sufficient available cash to make cash distributions to our common unitholders at our initial distribution rate of $0.175 per common unit per complete fiscal quarter (or $0.70 per common unit on an annualized basis) for the fiscal year ending August 31, 2006. The baseline estimates of Consolidated Adjusted EBITDA should not be viewed as management’s projection of operating earnings of us or ETP. Our management believes that our actual financial performance during the twelve months ending August 31, 2006 will exceed the minimum base level amount. To calculate our baseline estimate of Consolidated Adjusted EBITDA for the estimated period, we have intentionally excluded the EBITDA of the significant growth capital projects that ETP has previously announced.

Our Estimated Consolidated Adjusted EBITDA is based on a number of significant assumptions that are set forth below:

•	ETP will pay a quarterly cash distribution of $0.55 per ETP common unit for each of the four quarters in the four-quarter period ending August 31, 2006, which quarterly distribution amount is equal to the most recently declared cash distribution of $0.55 per ETP common unit for the quarter ended November 30, 2005. As a result, we estimate that the amount of cash distribution that we receive from ETP will be equal to or greater than $124.3 million during this period. We have also assumed that Energy Transfer Partners GP will maintain its 2% general partner interest in ETP by making proportionate cash contributions to ETP in connection with ETP’s equity issuances.

•	ETP will sell a minimum of 2,836 MMBtu/d of natural gas and a minimum of 8,000 bbls/d of NGLs in its midstream and transportation and storage segments for the fiscal year ending August 31, 2006, as compared to the 3,248 MMBtu/d of natural gas and 15,000 bbls/d of NGLs sold on a pro forma basis for the fiscal year ending August 31, 2005 and 2,836 MMBtu/d of natural gas and 8,000 bbls/d of NGLs transported on a pro forma basis for the fiscal year ending August 31, 2004.

•	ETP will transport a minimum of 3,750 MMBtu/d of natural gas in its transportation segment for the fiscal year ending August 31, 2006, as compared to the 3,437 MMBtu/d of natural gas transported on a pro forma basis for the fiscal year ending August 31, 2005 and 2,950 MMBtu/d of natural gas transported on a pro forma basis for the fiscal year ending August 31, 2004.

•	ETP will sell a minimum of 420 million retail gallons of propane for fiscal year ending August 31, 2006, as compared to the 406 million retail gallons sold on a pro forma basis for the fiscal year ending August 31, 2005 and 400 million retail gallons sold on a pro forma basis for the fiscal year ending August 31, 2004.

•	ETP will realize EBITDA of not less than $275 million from its transportation segment for the fiscal year ending August 31, 2006 as compared to $188 million from its transportation segment for the fiscal year ended August 31, 2005 and $63.7 million from its transportation segment for the fiscal year ended August 31, 2004.

The forecasted increases in EBITDA for our transportation segment are attributable to acquisition activity and the completion of some of our internal growth projects. The following table sets forth a breakdown of EBITDA for our transportation segment for the fiscal year ended August 31, 2004 and as forecasted for the fiscal year ending August 31, 2006 (in thousands):

EBITDA for Year Ended August 31, 2005 for Transportation Segment	$188,000

Incremental EBITDA Forecasted for the Year Ending August 31, 2006 for Transportation Segment:
EBITDA attributable to HPL acquisition	$113,000
EBITDA attributable to ownership of TXU Fuel Company (ET Fuel Systems) for full year(1)	$63,345
EBITDA attributable to internal growth projects	$34,955

Total	$211,300

(1)	ETP acquired TXU Fuel Company in June 2004 and therefore the historical financial results for our transportation segment only included results of operations for approximately three months during our fiscal year ended August 31, 2004.

Our forecast of EBITDA for our transportation segment for the fiscal year ending August 31, 2006 resulting from internal growth projects is based on assumptions relating to the expected completion dates at various times from May 2005 through December 2006 for the construction of new pipelines and the expansion of existing pipelines by ETP, the throughput volumes ETP expects to realize from these new pipelines or expanded pipelines and the tariff rates ETP expects to collect with respect to these throughput volumes. This forecast of EBITDA for our transportation segment does not reflect any incremental EBITDA that may be generated as a result of approximately $560 million of capital expenditures ETP has planned over the next 12 to 24 months relating to three recently announced internal growth projects that are described under the caption “Business of Energy Transfer Equity—Our Business Strategy.” These projects are expected to be completed in stages at various times towards the end of our fiscal year ending August 31, 2006 and during our fiscal year ending August 31, 2007. Based on the assumption that we complete these recently announced internal growth projects on schedule and based on various operating assumptions related to these projects when completed, we anticipate that we will realize substantial increases in EBITDA for our fiscal year ending August 31, 2007; however, we may not be able to continue this trend on a long-term basis due to the competitive nature of our businesses, the significant amount of capital necessary to pursue large projects of this type, the nature of our recently announced projects and other factors.

•	ETP will realize EBITDA of not less than $75 million from its midstream segment for the fiscal year ending August 31, 2006 as compared to EBITDA from its midstream segment of $112 million for the fiscal year ended August 31, 2005 and $69.9 million for the fiscal year ended August 31, 2004.

•	ETP will realize EBITDA of not less than $125 million from its retail propane segment for the fiscal year ending August 31, 2006 as compared to EBITDA from its retail propane segment of $118.4 million for the fiscal year ended August 31, 2005 and $114.5 million for the fiscal year ended August 31, 2004.

•	ETP will not experience net customer losses during our fiscal year ending August 31, 2006.

•	ETP will experience a number of heating degree days no less than the 15-year average of heating degree days in its area of operations for our fiscal year ending August 31, 2006.

•	ETP’s maintenance capital expenditures will not exceed $37 million for the fiscal year ending August 31, 2006 as compared to ETP’s maintenance capital expenditures of $41.0 million and $35.3 million on a pro forma basis for our fiscal years ended August 31, 2005 and 2004, respectively.

•	ETP’s growth capital expenditures will not exceed $604 million for the fiscal year ending August 31, 2006 as compared to ETP’s growth capital expenditures of $155.4 million and $94.2 million on a pro forma basis for our fiscal years ended August 31, 2005 and 2004, respectively.

•	We and ETP will remain in compliance with the restrictive financial covenants in our existing and future debt agreements such that our ability to pay distributions to our partners will not be encumbered.

•	Our average interest rates will not exceed the rates we have assumed, which range between 5.5% and 6.0%, and our consolidated cash interest expense will not exceed approximately $138.9 million for the fiscal year ending August 31, 2006.

•	We and ETP will be able to access equity capital markets and be able to obtain financing arrangements to support our commercial goals, including growth capital expenditures, on reasonable terms.

•	Our incremental general and administrative expenses associated with public company reporting and filing requirements will not exceed $2.5 million for the fiscal year ending August 31, 2006.

•	There will not be any new federal, state or local regulation of portions of the energy industry in which we and ETP operate, or an interpretation of existing regulation, that will be materially adverse to our or ETP’s business.

•	There will not be any major adverse change in the portions of the energy industry in which we and ETP operate resulting from supply or production disruptions, reduced demand for our products or services, or from significant changes in the market prices of natural gas or NGLs.

•	Market, regulatory, insurance and overall economic conditions will not change substantially.

We cannot assure you that any of the assumptions summarized above, or any other assumptions upon which Estimated Consolidated Adjusted EBITDA is based, will prove to be correct. If the assumptions are incorrect, we may not have sufficient cash to make the contemplated distributions.

(b)	Our estimated consolidated cash interest expense assumes cash interest expense for the next four quarters to be approximately $142.4 million. Our cash interest is comprised of the following components:

(i)	Approximately $30.4 million associated with the outstanding borrowings under our term loan which is expected to have approximately $420.0 million outstanding after the application of $177 million of the net proceeds of this offering to repay a portion of the outstanding borrowings under the term loan. The term loan bears interest at a LIBOR-based floating rate currently assumed to be approximately 6.0% on average through August 31, 2006.

(ii)	Approximately $44.6 million of interest expense associated with ETP’s $750.0 million of 5.95% senior unsecured notes.

(iii)	Approximately $22.6 million of interest expense associated with ETP’s $400.0 million of 5.65% senior unsecured notes.

(iv)	Approximately $12.0 million of interest expense related to borrowings under ETP’s current credit agreement, including interest expense of additional $15.0 million in interest expense related to borrowings primarily related to growth capital expenditures and the additional interest associated with the annual commitment fee of approximately .25% on the approximately $465 million of available revolving credit under the New ETP Revolving Credit Facility. We expect that ETP will finance all of its growth capital expenditures through borrowings under its credit facilities.

(v)	Approximately $24.7 million of interest expense related to various series of senior secured notes issued by a subsidiary of ETP based on the scheduled interest payments payable during the period and the fixed annual interest rates ranging from 7.17% to 8.87% per annum. The aggregate unpaid principal amount of these notes as of August 31, 2006 is projected to be $262.6 million based on the scheduled repayments of principal on these notes during the period.

(vi)	Approximately $6.0 million of interest expense in other ETP borrowings at various rates of interest.

(c)	Represents $39.2 million of principal payments on ETP’s indebtedness. As noted in footnote (j) below, ETP expects to fund these principal payments with borrowings under its credit facilities. After giving effect to this offering, including the full exercise of the overallotment option, and the borrowings of $388.0 million related to expected growth capital expenditures, our consolidated principal payment requirements for each of the fiscal years ending August 31 would be as follows (in millions):

2006	$39.2
2007	$86.7
2008	$45.9
2009	$43.1
2010	$513.6
Thereafter	$847.3

In addition, it is our expectation that our existing debt and ETP’s existing debt will be refinanced as it matures, and therefore no repayments of debt are presented in the table.

(d)	Our annual income tax expense is the result of the federal income tax obligations of our consolidated subsidiaries. In computing our estimated cash income tax expense, we have considered distributions to us from ETP based upon the current quarterly distribution rate of $0.55 per unit for each quarter during the four-quarter period ending August 31, 2006 and the flow-through nature of taxable income from ETP.

(e)	We currently expect that our consolidated maintenance capital expenditures will be approximately $37.0 million for the fiscal year ending August 31, 2006 in comparison to $41.0 million and $22.5 million in the fiscal years ended August 31, 2005 and 2004, respectively. The increased expected maintenance capital expenditures for the fiscal year ending August 31, 2006 primarily reflects increased pipeline integrity inspections and repairs.

(f)	This reflects our anticipated expenditure of $603.5 million for growth capital for the fiscal year ending August 31, 2006. During the fiscal years ended August 31, 2005 and 2004, we expended a significantly lower level of growth capital on projects associated with, among other things, the construction of the East Texas Pipeline and the Fort Worth Basin Pipeline.

Our anticipated consolidated growth capital expenditures of approximately $603.5 million for the fiscal year ending August 31, 2006, which consists primarily of capital expenditures related to ETP’s recently announced expansion projects involving the construction of approximately 264 miles of pipeline and the addition of approximately 40,000 horsepower of compression that will increase pipeline transportation access for the natural gas producers in the Bossier Sands and Barnett Shale basins in east and north Texas of various intrastate and interstate markets.

(g)	Consistent with its acquisition strategy, ETP is continuously pursuing strategic acquisitions that it expects to be accretive to its earnings. While ETP expects to continue to pursue acquisitions during its fiscal year ending August 31, 2006, because of the uncertain nature of the acquisition environment, we have only included an estimate of future retail propane acquisition capital expenditure requirements in an amount that is consistent with our planned objectives. If ETP is successful in completing additional acquisitions, ETP anticipates its primary source of consideration will be through commercial borrowings, other debt and common unit issuances. While the initial funding of its acquisitions may consist of debt financing, ETP’s financial strategy is to finance acquisitions equally with equity and debt, and ETP would expect to repay such debt with proceeds of equity issuances to achieve this relatively balanced financing ratio. If ETP is unable to finance its growth through external sources or is unable to achieve its targeted debt/equity ratios our cash available to pay distributions may be negatively impacted.

(h)	Reflects the cash distributions from ETP to its unitholders, other than us and Energy Transfer Investments, based upon the current quarterly distribution of $0.55 per unit for each quarter during the four-quarter period ending August 31, 2006, or $2.20 per unit on an annualized basis, and based upon the assumption that we purchase from ETP 3.64 million ETP units (including Class F units, if any) upon the closing of this offering.

(i)	Reflects the cash distributions from Energy Transfer Partners GP to Energy Transfer Investments as ETI is entitled to receive 50% of the cash distributions made by Energy Transfer Partners GP in respect of the incentive distribution payments it receives from ETP.

(j)	As ETP has historically financed internal growth projects and acquisitions through the use of external financing sources, including borrowings under its credit facilities and the issuance of debt and equity securities, and anticipates continuing to do so, we have shown estimated borrowings for these purposes as a source of cash in the table above. Specifically, we expect that ETP will borrow the $472.5 million necessary for its projected $603.5 million of growth capital expenditures and $20.0 million of acquisitions for its fiscal year ended August 31, 2006.

(k)	Represents the net proceeds of an equity issuance to the public of 3.64 million ETP units (including Class F units, if any) at an assumed price of $36.00 per unit. Based on the cash distributions we expect to receive from ETP and our borrowing capacity that we expect to have available at the closing of this offering under our proposed new $500 million credit facility, we do not expect to depend on future issuances of our equity securities to support the payment of cash distributions to our existing unitholders. Proceeds from future issuances of our equity securities will be used to fund our growth and to pay down outstanding debt under our credit facilities. As ETP has historically financed internal growth projects and acquisitions through the use of external financing sources, including the issuance of its common units, we anticipate that ETP would issue common units, in addition to the number of common units forecasted to be issued during the forecast period, if it needed to raise external financings to fund internal growth projects that are not currently contemplated by ETP or to fund acquisitions.

(l)	Represents the amount required to fund distributions to our unitholders for four quarters based upon our initial cash distribution rate of $0.175 per unit ($0.70 per unit annually) and assuming the underwriters’ option to purchase additional common units has been exercised in full.

(m)	The New ETP Revolving Credit Facility requires that, on the last day of each of ETP’s fiscal quarters, the ratio of ETP’s Consolidated Funded Debt (as defined in the agreement for the New ETP Revolving Credit Facility) to ETP’s Consolidated EBITDA (as defined in the agreement for the New ETP Revolving Credit Facility) for the four fiscal quarters most recently ended must be no greater than 4.75 to 1.00, increasing to 5.25 to 1.00 during specified periods following acquisitions with a purchase price of $50.0 million or more by ETP or its restricted subsidiaries. You should note that ETP’s Consolidated Funded Debt to ETP’s Consolidated EBITDA for purposes of ETP’s financial covenants includes only the operations of ETP and its restricted subsidiaries and excludes our operations and those of our subsidiaries that are not restricted subsidiaries of ETP. In addition, the New ETP Revolving Credit Facility requires that the ratio of ETP’s Consolidated EBITDA (as defined in the agreement for the New ETP Revolving Credit Facility) to ETP’s Consolidated Interest Expense (as defined in the agreement for the New ETP Revolving Credit Facility) for the four fiscal quarters most recently ended must not be less than 3.0 to 1.0. As indicated in the table, ETP’s Consolidated EBITDA would have been sufficient to satisfy the ratios required by the New ETP Revolving Credit Facility and permit the payment to us of cash distributions sufficient to enable us to make our intended distribution.

(n)	Concurrently with the closing of this offering, we expect to enter into a proposed new five-year $500.0 million credit facility that will replace our existing $600.0 million term loan agreement. The proposed new credit facility will require that, on the last day of the specified fiscal quarter, the ratio of our Consolidated Funded Debt (as defined in the agreement for our proposed new credit facility) to our Consolidated EBITDA (as defined in the agreement for our proposed new credit facility) for the four fiscal quarters most recently ended must be no greater than 4.50 to 1.0, increasing to 5.0 to 1.0, during specified periods following acquisitions with a purchase price of $25.0 million or more by ETE or its restricted subsidiaries. Our proposed new credit facility will require that, on the last day of the specified fiscal quarter, the ratio of our Consolidated EBITDA (as defined in the agreement for our proposed new credit facility) to our Consolidated Interest Expense (as defined in the agreement for our proposed new credit facility) must not be less than 3.00 to 1.0. The proposed new credit facility may not be drawn on by ETP.

Assumptions and Considerations

We believe that our partnership interests, including incentive distribution rights, in ETP will generate sufficient cash flow to enable us to pay our initial quarterly distribution of $0.175 per unit on all of our units for the four quarters ending August 31, 2006. Our belief is based on a number of current assumptions that we believe to be reasonable over the next four quarters. These assumptions include our expectation that (1) ETP will make the full cash distribution in respect of its common units for each of the four quarters ending August 31, 2006 and (2) the Class F units, if any are issued, will convert into ETP common units within six months of their date of issuance. While we believe that our assumptions are generally consistent with the actual performance of ETP and are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that ETP generates, and thus the cash we would receive from our ownership of ETP’s general partner interest, incentive distribution rights and common units (including Class F units, if any), could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make our initial quarterly and annual distributions on our units, in which event the market price of our units may decline materially. Consequently the statement that we believe that we will have sufficient available cash to pay the initial distribution on our units for each quarter through August 31, 2006 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” in this prospectus.

Our Sources of Distributable Cash

Our only cash-generating assets currently consist of our partnership interests in ETP. Therefore, our cash flow and resulting ability to make distributions initially will be completely dependent upon the ability of ETP to make distributions in respect of those interests and rights. The actual amount of cash that ETP will have available for distribution will primarily depend on the amount of cash it generates from operations. The actual amount of this cash will fluctuate from quarter to quarter based on certain factors, including:

•	fluctuations in cash flow generated by ETP’s operating activities;

•	the level of capital expenditures ETP makes;

•	the cost of capital used to fund any acquisitions;

•	debt service requirements;

•	fluctuations in working capital needs;

•	restrictions on distributions contained in ETP’s credit facility and senior notes;

•	ETP’s ability to borrow under its working capital facility to make distributions;

•	prevailing economic conditions; and

•	the amount, if any, of cash reserves established by ETP’s general partner in its discretion for the proper conduct of its business.

As ETP makes quarterly distributions of available cash from operating surplus to its partners, we receive our share of such distributions in proportion to our ownership interests in ETP. Following the completion of this offering, we will own, directly or indirectly:

•	A 100% membership interest in Energy Transfer Partners, LLC, the general partner of Energy Transfer GP, L.P., which currently owns a 2% general partner interest in ETP.

•	36,413,840 ETP units (including Class F units, if any). This total includes 1.07 million ETP common units plus either an additional 2.57 million ETP common units or an equivalent number of Class F units, in each case that we will purchase from ETP using a portion of the net proceeds of this offering. The Class F units (if any) will generally be entitled to receive the same cash distributions per unit as the ETP common units. For a description of the terms of the Class F units, please read “Material Provisions of Energy Transfer Partners’ Partnership Agreement—ETP Units—Class F Units.”

•	50% of the ETP incentive distribution rights, which entitles us to receive our pro rata share of any cash distributed by ETP as certain target distribution levels are reached in excess of $0.25 per ETP unit in any quarter.

Our Incentive Distribution Rights Related to ETP’s Cash Distributions. The incentive distribution rights we own in ETP represent our right to receive an increasing percentage of ETP’s quarterly distributions of available cash from operating surplus after ETP has made cash distributions in excess of its first target distribution level. If for any quarter ETP has distributed available cash from operating surplus to ETP common unitholders in an amount equal to the minimum quarterly distribution of ETP, then ETP will distribute any additional available cash from operating surplus for that quarter among ETP unitholders, ETP’s general partner and the holders of ETP’s incentive distribution rights in the following manner:

•	First, 98% to all ETP unitholders, pro rata, and 2% to ETP’s general partner, until each ETP unitholder receives a total of $0.275 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all ETP unitholders, pro rata, 2% to ETP’s general partner and 13% to the holders of the incentive distribution rights, pro rata, until each ETP unitholder receives a total of $0.3175 per ETP unit for that quarter (the “second target distribution”);

•	Third, 75% to all ETP unitholders, pro rata, 2% to ETP’s general partner and 23% to the holders of the incentive distribution rights, pro rata, until each ETP unitholder receives a total of $0.4125 per ETP unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all ETP unitholders, pro rata, 2% to ETP’s general partner and 48% to the holders of the incentive distribution rights, pro rata.

For a further description of ETP’s cash distribution policy, see “Energy Transfer Partners’ Cash Distribution Policy.”

Hypothetical Allocations of Distributions to Our Unitholders and ETP’s Unitholders. The table set forth below illustrates the percentage allocations among (i) the owners of ETP, other than us, and (ii) Energy Transfer Equity, L.P. as a result of certain assumed quarterly distribution payments per common unit made by ETP, including the target distribution levels contained in ETP’s partnership agreement. This information assumes:

•	ETP has 110,625,711 total units outstanding, representing the number of ETP units outstanding at the closing of this offering; and

•	our ownership of (i) 36,413,840 ETP units (including Class F units, if any), (ii) the 2% general partner interest in ETP and (iii) 50% of the incentive distribution rights of ETP.

The percentage interests shown for us and the other ETP unitholders for the minimum quarterly distribution amount are also applicable to distribution amounts that are less than the minimum quarterly distribution. The amounts presented below are intended to be illustrative of the way in which we are entitled to an increasing share of distributions from ETP as total distributions from ETP increase and are not intended to represent a prediction of future performance.

Distribution Level	ETP Quarterly Distribution Per Unit	Distributions to Owners of ETP Other Than Us as a Percentage of Distributions	Distributions to Energy Transfer Equity, L.P. as a Percentage of Total Distributions (1)
Minimum Quarterly Distribution	$0.2500	65.6%	34.4%
First Target Distribution	$0.2750	65.6%	34.4%
Second Target Distribution	$0.3175	63.3%	36.7%
Third Target Distribution	$0.4125	61.7%	38.3%
Other Hypothetical Distributions	$0.5000	57.5%	42.5%

(1)	Includes distributions made with respect to our ownership of the 2% general partner interest in ETP, our ownership of 33% of ETP’s limited partnership interests (including Class F units, if any) and our ownership of 50% of the incentive distribution rights of ETP.

PARTNERSHIP AGREEMENT PROVISIONS

RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Our partnership agreement requires that, within 50 days after the end of each quarter beginning with the quarter ending August 31, 2005, we distribute all of our available cash to the holders of record of our common units and Class B units on the applicable record date.

Definition of Available Cash

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

•	satisfy general, administrative and other expenses and debt service requirements;

•	permit Energy Transfer Partners GP to make capital contributions to ETP in order to maintain its 2% general partner interest as required by ETP’s partnership agreement upon the issuance of additional partnership securities by ETP;

•	comply with applicable law or any debt instrument or other agreement;

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters; and

•	otherwise provide for the proper conduct of our business;

•	plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.

Class B Units

As of the closing of this offering, we will have 2,521,570 Class B units outstanding which will be issued under our Long-Term Incentive Plan. Please read “Management—Energy Transfer Equity—Energy Transfer Equity Long-Term Incentive Plan Compensation.” Each Class B unit will represent a limited partner interest in us and will be entitled to receive quarterly cash distributions in the same amount as the quarterly cash distributions we make on each common unit. Each Class B unit will be allocated a portion of our income, gain, loss, deduction and credit in a pro rata basis with each common unit, and each Class B unit will be entitled to receive distributions upon liquidation in the same manner as each common unit. Each Class B unit will also have the same voting rights as a common unit. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit. The Class B units will not be subject to vesting. The Class B units, unlike the common units, will have a zero initial capital account balance.

General Partner Interest

As of the date of this offering, our general partner will be entitled to approximately 0.5% of all distributions that we make prior to our liquidation. This general partner interest will be represented by 733,697 general partner units. The general partner’s initial 0.5% interest in these distributions will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 0.5% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The table that follows shows selected consolidated financial data for Energy Transfer Equity, L.P. and selected pro forma financial and operating data for the partnership after giving effect to the transactions described below, in each case for the period and as of the dates indicated. The selected historical statement of operations and cash flow data for the years ended August 31, 2005 and 2004 and the eleven months ended August 31, 2003 and the balance sheet data as of August 31, 2005, 2004 and 2003 are derived from our audited financial statements. The selected historical statement of operations and cash flow data for the nine months ended September 30, 2002 and for the years ended December 31, 2001 and 2000 and balance sheet data as of September 30, 2002 and as of December 31, 2001 and 2000 are derived from the audited financial statements of Aquila Gas Pipeline, the predecessor to Energy Transfer Partners. The selected historical statement of operations and cash flow data for the three months ended November 30, 2005 and 2004 and the balance sheet data as of November 30, 2005 are derived from our unaudited condensed financial statements. The unaudited condensed financial statements include all adjustments (all of which are normal and recurring) which we consider necessary to fairly state our consolidated financial position as of November 30, 2005 and the results of operations and cash flows for the three-month periods ended November 30, 2005 and 2004.

We have had no independent operating activities apart from those conducted by ETP, and at present our cash flows solely consist of distributions from ETP on the partnership interests, including the incentive distribution rights, that we own. Accordingly, the selected historical consolidated financial data set forth in the table that follows primarily reflects the operating activities and results of operations of ETP. We reflect our ownership interest in ETP on a consolidated basis, which means that our financial results are combined with ETP’s financial results and the results of our other subsidiaries. The interest owned by non-controlling partners in ETP is reflected as a liability on our balance sheet, and the non-controlling partner’s share of income for ETP is reflected as an expense in our results of operations.

Our selected historical consolidated financial data includes the effect of the acquisitions ETP made during these periods from the date of each acquisition, but not on a pro forma or full period basis.

The unaudited summary pro forma financial data reflects our consolidated historical operating results as adjusted to give pro forma effect to the following transactions:

•	the acquisition in January 2005 by ETP of the controlling interests in the companies that own the Houston Pipeline System and the related debt and equity financings by ETP to pay the purchase price for this acquisition (the “HPL Acquisition”);

•	our borrowing of $600 million from financial institutions for a term of three years, which we expect to repay with approximately $175.5 million of the net proceeds of this offering, approximately $4.5 million of cash on hand and approximately $420 million of borrowings under our proposed new $500 million credit facility;

•	our sale in September 2004, of a 4.9995% limited partner interest in Energy Transfer Partners GP, L.P. (“ETP GP”), the general partner of ETP, and 5% of the membership interests in ETP GP’s general partner, Energy Transfer Partners, L.L.C. (“ETP LLC”) to a group of executive managers of ETP. On June 20, 2005, this group purchased 1.64 million ETP common units for $52.4 million and ETE sold a 5% limited partner interest to this group in exchange for its contribution of 1,638,692 common units of ETP, its 4.9995% limited partner interest in ETP GP and its 5% member interest of ETP LLC (the “ETP GP Transaction”);

•	the sale, on July 26, 2005, by ETP of 3.0 million ETP common units to an institutional investor, which common units were issued pursuant to ETP’s effective shelf registration statement and which $105.6 million of proceeds were used by ETP partially to retire $60.0 million of the outstanding indebtedness on its revolving credit facility and to partially fund ETP’s announced capital expansion projects;

•	the transfer of class B limited partner interests in ETP GP to Energy Transfer Investments and to us, which entitle ETI and us to each receive 50% of the cash distributions attributable to the ownership of ETP’s incentive distribution rights (the “class B Transaction”); and

•	this offering and the application of the net proceeds of $327.8 million and related expenses as described under “Use of Proceeds.”

The following unaudited pro forma condensed consolidated financial statements include the following:

•	our unaudited pro forma condensed consolidated balance sheet, which gives the pro forma effects to the class B Transaction and the proceeds of this offering as if the transactions occurred on November 30, 2005;

•	our unaudited pro forma condensed consolidated statement of operations for the three months ended November 30, 2005, which gives pro forma effect to the class B Transaction, the proceeds of this offering and the unit conversion as if these transactions occurred on September 1, 2005; and

•	our unaudited pro forma condensed consolidated statement of operations for the fiscal year ended August 31, 2005, which gives pro forma effect to the HPL Acquisition, the $600.0 million debt transaction, the ETP GP Transaction, the class B Transaction, the proceeds of this offering and the unit conversion as if such transactions occurred on September 1, 2004.

For a description of all of the assumptions used in preparing the summary pro forma financial data, you should read the notes to the pro forma financial statements for Energy Transfer Equity, L.P. The pro forma financial data should not be considered as indicative of the historical results we would have had or the future results that we will have after this offering.

We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the consolidated financial statements and the accompanying notes included in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Historical (a)						Pro Forma
	Energy Transfer Equity, L.P.			Aquila Gas Pipeline
	Year Ended		Eleven Months Ended August 31, 2003 (b)	Nine Months Ended September 30, 2002 (b)	Year Ended		Year Ended August 31, 2005
	August 31, 2005	August 31, 2004			December 31, 2001	December 31, 2000
	(in thousands except per unit data)						(unaudited)
Statement of Operations Data:
Revenues	$6,168,798	$2,346,957	$931,027	$933,099	$1,813,850	$1,758,530	$7,837,022
Gross profit	787,283	365,533	105,589	53,035	98,589	117,663	872,759
Depreciation and amortization	105,751	56,242	11,870	22,915	30,779	30,049	114,900
Operating income	297,921	130,806	55,501	2,862	42,990	31,024	338,057
Other income (expense):
Interest expense	(101,061)	(41,217)	(12,453)	(3,931)	(6,858)	(12,098)	(133,932)
Gain on Energy Transfer Transactions	—	395,253	—	—	—	—	—
Minority interests in income from continuing operations	(96,946)	(35,164)	—	—	—	—	(123,733)
Income from continuing operations before income tax benefit (expense)	104,849	449,551	44,673	4,272	41,161	18,892	89,701
Income tax benefit (expense) (c)	(4,397)	(2,792)	(4,432)	467	(15,403)	(7,657)	(5,005)
Income from continuing operations	100,452	446,759	40,241	4,739	25,758	11,235	84,696
Income from continuing operations per share/unit (d)	0.49	2.47	0.25	—	—	—	0.63
Cash distribution per share/unit	2.66	1.36	0.03	—	—	—	0.70
Balance Sheet Data (end of period):
Total assets	$4,917,120	$2,865,191	$604,140	$601,528	$633,260	$724,161	5,064,870
Current liabilities	1,256,233	404,917	169,967	144,076	194,816	313,506	1,256,233
Long-term debt	2,275,965	1,071,158	196,000	66,250	66,250	110,721	2,095,965
Stockholders’ equity/partners’ capital	(88,137)	368,325	182,631	254,259	249,520	254,248	178,393
Other Financial Data:
EBITDA, as adjusted (unaudited) (e)	$305,789	$152,483	$77,382	$31,118	$78,798	$61,039	$328,270
Net cash provided by operating activities	56,452	122,098	70,675	12,987	65,198	76,011
Net cash used in investing activities	(1,133,749)	(731,831)	(341,258)	(487)	(20,727)	(23,459)
Net cash provided by (used in) financing activities	1,027,964	637,513	325,655	(12,500)	(44,471)	(52,552)
Capital expenditures:
Maintenance and growth	196,459	109,688	11,914	5,486	26,866	21,964
Acquisition	1,131,844	622,929	340,187	—	—	1,980

	Energy Transfer Equity, L.P.
	Consolidated Historical		Pro Forma
	Three Months Ended		Three Months Ended November 30, 2005
	November 30, 2005	November 30, 2004
	(in thousands)
Revenues	$2,416,620	$864,198	$2,416,620
Gross profit	325,993	136,293	325,993
Depreciation and amortization	29,969	22,936	29,969
Operating Income	167,866	42,295	167,866
Other income (expense):
Interest expense	(39,143)	(17,341)	(37,436)
Gain on Energy Transfer Transactions	—	—	—
Minority interests in income from continuing operations	(68,097)	(11,551)	(74,872)
Income from continuing operations before income tax expense	61,288	13,485	56,220
Income tax expense (c)	(21,687)	(308)	(21,687)
Income from continuing operations	39,601	13,177	34,533
Income from continuing operations per share/unit (d)	0.16	0.07	0.26
Cash distributions per share/unit	0.04	0.09	0.07
Balance Sheet Data (end of period):
Total assets	$5,322,779	$3,052,759	$5,470,529
Current liabilities	1,384,985	551,735	1,384,985
Long-term debt	2,386,125	1,122,658	2,206,125
Stockholders’ equity/partners’ capital	(18,291)	367,951	249,294

	Energy Transfer Equity, L.P.
	Historical (a)
	Three Months Ended
	November 30, 2005	November 30, 2004
	(in thousands)
Other Financial Data:
EBITDA, as adjusted (unaudited) (e)	$127,580	$53,470
Net cash provided by (used in) operating activities	(35,131)	35,446
Net cash provided by (used in) investing activities	(94,731)	(109,374)
Net cash provided by (used in) financing activities	134,817	54,371
Capital expenditures:
Maintenance and growth	87,069	43,382
Acquisition	27,856	67,267

(a)	We were formed in September 2002 as La Grange Energy, L.P., a Texas limited partnership. On January 20, 2004, we and Heritage completed a series of transactions which, among other things, included:

•	we contributed our subsidiary La Grange Acquisition, L.P., and its subsidiaries and affiliates who conducted business under the assumed name of Energy Transfer Company, or ETC OLP, to Heritage in exchange for cash, assumption of certain liabilities and three classes of securities; and

•	we acquired the general partner of Heritage from its owners.

We refer to these transactions as the “Energy Transfer Transactions.” The Energy Transfer Transactions were accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141). Although Heritage was the surviving parent entity for legal purposes, ETC OLP was the acquirer for accounting purposes. In February 2005, we changed our name to Energy Transfer Company, L.P. In August 2005, we converted from a Texas limited partnership to a

Delaware limited partnership and changed our name from Energy Transfer Company, L.P. to Energy Transfer Equity, L.P.

(b)	On December 27, 2002, we purchased the remaining 50% of Oasis Pipe Line Company. Prior to December 27, 2002, the interest in Oasis Pipe Line was treated as an equity method investment. After that date, Oasis Pipe Line’s results of operations were consolidated with our results of operations as a wholly owned subsidiary.

(c)	As a partnership, we are not subject to income taxes. However, our subsidiaries, Oasis Pipe Line, Heritage Holdings, Inc. and Heritage Service Corporation, are corporations that are subject to income taxes. Prior to 2003, Oasis Pipe Line was an equity method investment of ETC OLP, and taxes were netted against the equity method earnings. Aquila Gas Pipeline was a tax-paying corporation, and as such recognized income taxes related to its earnings in the period presented.

(d)	Income from continuing operations per unit is computed by dividing the limited partners’ interest in income from continuing operations by the weighted average number of units outstanding.

(e)	EBITDA, as adjusted, is defined as our earnings before interest, taxes, depreciation (adjusted for depreciation directly attributable to minority interests), amortization and other non-cash items, such as compensation charges for unit issuances to employees, gain or loss on disposal of assets, gain or loss on discontinued operations (net of minority interests), gain on the Energy Transfer Transactions, gain on exchange of non-monetary assets and other expenses. We present EBITDA, as adjusted, on a partnership basis, which includes both the general and limited partner interests. Non-cash compensation expense represents charges for the value of the common units awarded under ETE’s and ETP’s compensation plans that have not yet vested under the terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from our disposal of assets, discontinued operations, and the gain on the Energy Transfer Transactions are not included when determining EBITDA, as adjusted. EBITDA, as adjusted, (i) is not a measure of performance calculated in accordance with generally accepted accounting principles and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in our consolidated financial statements.

EBITDA, as adjusted, is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of the partnership’s fundamental business activities. Management believes that the presentation of EBITDA, as adjusted, is useful to lenders and investors because of its use in the natural gas and propane industries and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, management believes that EBITDA, as adjusted, provides additional and useful information to our investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. The presentation of EBITDA, as adjusted, allows investors to view the partnership’s performance in a manner similar to the methods used by management and provides additional insight to our operating results.

EBITDA, as adjusted, is used by management to determine our operating performance, and along with other data as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation. We have a large number of business locations located in different regions of the United States. EBITDA, as adjusted, can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them. To present EBITDA, as adjusted, on a full partnership basis, we add back the minority interest of the general partner because net income per limited partner unit is reported net of the general partner’s minority interest. Our EBITDA, as adjusted, includes non-cash compensation expense which is a non-cash expense item resulting from our unit based compensation plans that does not require cash settlement and is not considered during management’s assessment of the operating results of our business. The inclusion of these non-cash compensation expenses in EBITDA, as adjusted, allows management to compare our operating results to those of other companies in the same industry who may have compensation plans with levels and values of annual grants that are different than ETP’s. Other expenses include other finance charges and other asset non-cash impairment charges that are reflected in the partnership’s operating results but are not classified in interest, depreciation and amortization. We do not include gain on the sale of assets when determining EBITDA, as adjusted, since including non-cash income resulting from the sale of assets increases the performance measure in a manner that is not related to the true operating results of our business. In addition, our debt agreements contain financial covenants based on EBITDA, as adjusted. For a description of these covenants, please read Note 6 to our consolidated financial statements included in this prospectus.

There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. EBITDA, as adjusted, for the periods described herein is calculated in the same manner as presented by us in the past. Management compensates for these limitations by considering EBITDA, as adjusted, in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income (loss), and cash flow from operating activities. A reconciliation of EBITDA, as adjusted, to net income (loss) is presented below. Please read “Reconciliation of EBITDA, As Adjusted” below.

Reconciliation of EBITDA, As Adjusted

The following tables set forth the reconciliation of EBITDA, as adjusted, to our net income for the periods indicated:

	Historical						Pro Forma
	Energy Transfer Equity, L.P.			Aquila Gas Pipeline
	Year Ended		Eleven Months Ended August 31, 2003	Nine Months Ended September 30, 2002	Year Ended		Year Ended August 31, 2005
	August 31, 2005	August 31, 2004			December 31, 2001	December 31, 2000
	(in thousands)
Net income	$146,746	$450,217	$46,235	$4,739	$25,758	$11,235	$128,690
Gain on Heritage Transaction	—	(395,253)	—	—	—	—	—
Gain on sale of discontinued operations, net of income tax expense	(106,092)	—	—	—	—	—	(106,092)
Minority interest expense in gain on sale of discontinued operations	65,296	—	—	—	—	—	67,595
Depreciation and amortization	105,751	56,242	11,870	22,915	30,779	30,049	114,900
Interest expense	101,061	41,217	12,453	3,931	6,858	12,098	133,932
Income tax expense	4,397	2,792	4,432	(467)	15,403	7,657	5,005
Non-cash compensation expense	1,608	42	—	—	—	—	1,608
Other, net	(12,191)	(516)	(202)	—	—	—	(16,581)
Loss on disposal of assets	330	1,006		—	—	—	330
Loss on extinguishment of debt	6,550	—	—	—	—	—	6,550
Depreciation, amortization and interest of investee	697	440	1,003	—	—	—	697
Depreciation, amortization and interest of discontinued operations	1,547	2,249	1,591	—	—	—	1,547
Depreciation, amortization and interest of minority interests	(9,911)	(5,953)	—	—	—	—	(9,911)

EBITDA, as adjusted	$305,789	$152,483	$77,382	$31,118	$78,798	$61,039	$328,270

	Historical		Pro Forma
	Energy Transfer Equity, L.P.		Three Months Ended November 30, 2005
	Three Months Ended
	November 30, 2005	November 30, 2004
	(in thousands)
Net income	$39,601	$14,368	$34,533
Depreciation and amortization	29,969	22,936	29,969
Interest expense	39,143	17,341	37,436
Income tax expense on continuing operations	21,687	308	21,687
Non-cash compensation expense	447	402	447
Other (income) expenses, net	(1,064)	(137)	(1,064)
Depreciation, amortization, and interest of discontinued operations	—	608	—
Loss on disposal of assets	128	91	128
Depreciation, amortization and interest of investee	—	104	—
Depreciation, amortization and interest of minority interests	(2,331)	(2,551)	(2,331)

EBITDA, as adjusted	$127,580	$53,470	$120,805

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of Energy Transfer Equity’s financial condition and results of operations in conjunction with the historical and pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included elsewhere in this prospectus. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding some of the risks inherent in our and ETP’s businesses.

Overview

General. We are a Delaware limited partnership. In addition to directly owning approximately 33% of Energy Transfer Partners’ outstanding units (consisting of common and Class F units, if any), we indirectly own and control the general partner of ETP, through which we hold the 2% general partnership interest and 50% of the incentive distribution rights in ETP. ETP is a publicly traded limited partnership that is primarily engaged in the natural gas midstream, transportation and storage business and also has a national retail propane business.

ETP has increased its quarterly distribution on its common units 17 times since its initial public offering in 1996. On December 5, 2005, ETP increased its quarterly distribution to $0.55 per unit of ETP per quarter for the quarter ended November 30, 2005 (or $2.20 per unit of ETP on an annualized basis). Under ETP’s current capital structure, a distribution of $0.55 per unit will result in a quarterly distribution to us of approximately $31.1 million, consisting of $20.0 million in respect of our ownership of ETP’s units (including Class F units, if any), $1.7 million in respect of our indirect ownership of the 2% general partner interest in ETP, and $9.3 million in respect of our indirect ownership of 50% of ETP’s incentive distribution rights. We forecast that our partnership interests in ETP will generate approximately $124.3 million in cash to us for the fiscal year ending August 31, 2006, assuming a $2.20 per unit annual distribution.

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ETP in executing its business strategy. We intend to support ETP in implementing its business strategy by assisting ETP in identifying, evaluating, and pursuing acquisitions and growth opportunities, and in general, we expect that we will allow ETP the first opportunity to pursue any acquisition or internal growth project that may be presented to us which is within the scope of ETP’s operations or business strategy. In the future, we may also support the growth of ETP through the use of our capital resources, which could involve loans, capital contributions or other forms of credit support to ETP. This funding could be used for the acquisition by ETP of a business or asset or for an internal growth project. In addition, the availability of this capital could assist ETP in arranging financing for a project, reducing its financing costs or otherwise supporting a merger or acquisition transaction.

ETP’s primary objective is to increase the level of its cash distributions over time by pursuing a business strategy that is currently focused on growing its intrastate natural gas midstream business (including transportation, gathering, compression, treating, processing, storage and marketing) and its propane business through, among other things, pursuing certain construction and expansion opportunities relating to its existing infrastructure and acquiring certain additional businesses or assets.

Our aggregate partnership interests in ETP consist of the following:

•	the 2% general partner interest in ETP, which we own through our ownership interests in Energy Transfer Partners GP;

•	50% of the outstanding incentive distribution rights in ETP, which we own through our ownership of equity interests in Energy Transfer Partners GP; and

•	approximately 36.4 million units of ETP (including 3.64 million ETP units, which will consist of 1.07 ETP common units plus either an additional 2.57 million ETP common units or an equivalent number of Class F units), all of which we will purchase from ETP at the closing of the offering and hold directly.

The following table sets forth the distributions that we have received from ETP during the periods indicated and reflects our partnership interests, including our incentive distribution rights, as of the dates indicated after giving effect to our current structure.

	Cash Distributions Received by Us from ETP
	Three Months Ended November 30, 2005	Year Ended August 31, 2005
	(in thousands)
Distributions on units (including Class F units, if any) of ETP held by us	$16,387	$57,671
Distributions from ownership interest in the ETP general partner	1,418	4,237
Distributions from ETP incentive distribution rights	12,941	27,971

Total	$30,746	$89,879

Factors That Significantly Affect our Results. Our only cash-generating assets currently consist of our partnership interests in ETP. Therefore, our cash flow and resulting ability to make distributions initially will be completely dependent upon the ability of ETP to make distributions in respect of those interests and rights. The actual amount of cash that ETP will have available for distribution will primarily depend on the amount of cash it generates from operations.

ETP has grown significantly through acquisitions and through internal growth projects. The significant acquisitions and internal construction projects that ETP has completed beginning in January 2004 include:

•	Energy Transfer Transactions. In January 2004, in a series of related transactions, the midstream and transportation operations of La Grange Acquisition, L.P. were combined with the retail propane operations of Heritage Propane Partners, L.P., a publicly traded limited partnership. These transactions, which we refer to as the “Energy Transfer Transactions,” were valued at approximately $1.0 billion and created ETP. Subsequent to these transactions, the combined partnership’s name was changed to Energy Transfer Partners, L.P.

•	ET Fuel System. In June 2004, ETP acquired the midstream natural gas assets of TXU Fuel Company (now referred to as the ET Fuel System) from TXU Corp. for approximately $500 million. The ET Fuel System is comprised of approximately 2,000 miles of intrastate natural gas pipelines and related natural gas storage facilities that serve some of the most active natural gas drilling areas in Texas and provide direct access to power plants and interconnects with other intrastate and interstate pipelines that serve major markets.

•	East Texas Pipeline. In June 2004, ETP completed the construction of the Bossier Pipeline (now referred to as the East Texas Pipeline). The East Texas Pipeline is a 78-mile natural gas pipeline that provides transportation from the Bossier Sands drilling area in east and north central Texas to ETP’s Southeast Texas System. This pipeline cost approximately $71.4 million to construct.

•	Texas Chalk and Madison Systems. In November 2004, ETP acquired the Texas Chalk and Madison Systems from Devon Energy Corporation for approximately $65.0 million. These systems consist of approximately 1,800 miles of gathering and mainline pipelines, four natural gas treating facilities and a natural gas processing facility located in central Texas near our existing gathering and processing assets.

•	Houston Pipeline System. In January 2005, ETP acquired the Houston Pipeline System from American Electric Power Corporation (“AEP”) for approximately $825.0 million plus $132.0 million in natural gas inventory, subject to working capital adjustments. This system is comprised of six main transportation pipelines, three market area loops and a natural gas storage facility in Texas.

•	Fort Worth Basin. In May 2005, ETP completed the construction of the Fort Worth Basin Pipeline, a 55-mile pipeline that provides transportation for natural gas production from the Barnett Shale producing area in north central Texas to ETP’s North Texas Pipeline. This pipeline cost approximately $53.0 million to construct.

Through these acquisitions and internal growth projects, ETP has created an integrated natural gas transportation and storage system in Texas that facilitates the movement of natural gas from all of the significant natural gas producing areas in Texas to major metropolitan areas in Texas, including Dallas, Houston, Austin and San Antonio, as well as major market hubs and interstate pipelines that transport natural gas to other areas in the United States. This integrated system is expected to provide significant opportunities for additional internal growth projects that we believe will generate substantial returns on invested capital without the material execution and commercial risks typically associated with external projects. ETP recently announced approximately $560 million of capital expenditures during the next 12 to 24 months for the three internal growth projects described below.

ETP’s three recently announced major expansion projects involve several pipeline projects that are expected to increase pipeline transportation access for natural gas producers in the Bossier Sands and Barnett Shale basins in east and north Texas to various markets throughout Texas as well as to markets in the eastern United States through interconnects with other intrastate and interstate pipelines. The largest of the three major expansion projects is expected to involve the construction of approximately 264 miles of 42-inch pipeline and the addition of approximately 40,000 horsepower of compression at a cost of approximately $535.5 million. This expansion project is supported by a 10-year agreement with XTO Energy, Inc. pursuant to which XTO Energy has agreed to transport specified volumes of natural gas on an annual basis and is entitled to transport additional volumes under similar terms. ETP’s second major expansion project involves the construction, on a joint venture basis with Atmos Energy Corp., of a 30-inch pipeline in the north Fort Worth Basin area that will provide an additional outlet for natural gas from the Barnett Shale area to several market hubs. The third major expansion project involves the construction of a new pipeline that will run next to ETP’s existing 24-inch pipeline in the Fort Worth Basin production area. These expansion projects will continue the integration of several pipeline systems and natural gas storage facilities, including the integration of ETP’s Katy Pipeline and its Southeast Texas System with the recently acquired ET Fuel System and Houston Pipeline System.

As a result of these acquisitions and internal growth projects, we anticipate that:

•	ETP will sell a minimum of 2,836 MMBtu/d of natural gas and a minimum of 8,000 bbls/d of NGLs in its midstream and transportation and storage segments for the fiscal year ending August 31, 2006, as compared to the 3,248 MMBtu/d of natural gas and 15,000 bbls/d of NGLs sold on a pro forma basis for the fiscal year ending August 31, 2005 and 2,836 MMBtu/d of natural gas and 8,000 bbls/d of NGLs transported on a pro forma basis for the fiscal year ending August 31, 2004.

•	ETP will transport a minimum of 3,750 MMBtu/d of natural gas in its transportation segment for the fiscal year ending August 31, 2006, as compared to the 3,437 MMBtu/d of natural gas transported on a pro forma basis for the fiscal year ending August 31, 2005 and 2,950 MMBtu/d of natural gas transported on a pro forma basis for the fiscal year ending August 31, 2004.

•	ETP will sell a minimum of 420 million retail gallons of propane for fiscal year ending August 31, 2006, as compared to the 406 million retail gallons sold on a pro forma basis for the fiscal year ending August 31, 2005 and 400 million retail gallons sold on a pro forma basis for the fiscal year ending August 31, 2004.

ETP’s results from the midstream segment are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates its midstream revenues and gross margins principally under fee-based arrangements or other arrangements. Under fee-based arrangements, it receives a fee for natural gas gathering, compressing, treating or processing services. The revenue it earns from these arrangements is directly related to the volume of natural gas that flows through its systems and is not directly dependent on commodity prices. The terms of its contracts vary based upon gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. Many of these contracts remain in effect for several years. The contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors. For additional information related to factors that affect the results of ETP’s midstream segment, please read “—Overview of Operations of ETE—Midstream and Transportation and Storage Segments” below.

Results from ETP’s transportation and storage segment are determined primarily by the amount of capacity its customers reserve as well as the actual volume of natural gas that flows through its transportation pipelines. Under transportation contracts, ETP charges its customers (1) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay ETP even if the customer does not transport natural gas on the respective pipeline, (2) a transportation fee, which is based on the actual throughput of natural gas by the customer, or (3) a fuel retention based on a percentage of gas transported on the pipeline, or a combination of the three, generally payable monthly. The transportation and storage segment also generates its revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies on the Houston Pipeline System. For additional information related to factors that affect the results of ETP’s transportation and storage segment, please read “—Overview of Operations of ETE—Midstream and Transportation and Storage Segments” below.

ETP’s propane-related segments are margin-based businesses in which gross profits depend on the excess of sales price over propane supply cost. The market price of propane is often subject to volatile changes as a result of supply or other market conditions over which ETP has no control. Product supply contracts are one-year agreements subject to annual renewal and generally permit suppliers to charge posted prices (plus transportation costs) at the time of delivery or the current prices established at major delivery points. In particular, ETP’s propane distribution business is largely seasonal and dependent upon weather conditions in its service areas. For additional information related to factors that affect the results of ETP’s propane-related segments, please read “—Overview of Operations of ETE—Retail and Wholesale Propane Segments” below.

None of ETP’s operations suffered any material damage or interruption from either Hurricane Katrina or Hurricane Rita, which landed in Louisiana and Texas, respectively, during September 2005.

Upon the closing of this offering, we will issue 2,521,570 Class B units to a limited partnership for which John W. McReynolds, our President and Chief Financial Officer, is the sole limited partner and an entity controlled by Mr. McReynolds is the general partner. This issuance will be made under our Long-Term Incentive Plan. The Class B units will be issued as a long-term incentive for Mr. McReynolds and other management personnel to whom interests in this partnership may be issued in the future. The Class B units will be convertible into our common units at the election of the holder at any time following the six-month anniversary of their issuance. As these Class B units will be issued for no consideration, we will incur a compensation charge equal to the fair market value of the Class B units issued, which fair market value is expected to approximate the initial public offering price of our common units. Accordingly, based on an assumed initial public offering price of $20.00 per common unit, we expect that the non-cash compensation charge that we will incur during the period in which these Class B units are issued will be approximately $50.4 million. This non-cash compensation charge is likely to result in a net loss for financial reporting purposes for the fiscal quarter in which such charge is incurred and will likely have the effect of significantly reducing the amount of net income for financial reporting purposes for the fiscal year in which such charge is incurred from the amount of net income otherwise expected to be realized for such fiscal year; however, as this compensation charge is a non-cash item, this compensation charge will not impact the amount of cash we will have available for distribution during any period in which the charge is incurred.

Trends and Outlook

We expect our business to continue to be affected by the following key trends. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our actual results may vary materially from our expected results.

We believe that current natural gas prices will continue to cause relatively high levels of natural gas-related drilling in the United States as producers seek to increase their level of natural gas production. Although the number of natural gas wells drilled in the United States has increased overall in recent years, a corresponding increase in average annual production has not been realized, primarily as a result of smaller average discoveries and the decline in production from existing wells. We believe that an increase in United States drilling activity and imports of natural gas and liquified natural gas will be required for the natural gas industry to meet the expected increased demand for, and to compensate for the declining production of, natural gas in the United States. A number of the areas in which we operate are experiencing significant drilling activity as a result of recent high natural gas prices, new increased drilling for deeper natural gas formations and the implementation of new exploration an production techniques.

While we anticipate continued high levels of exploration and production activities in a number of the areas in which we operate, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new natural gas reserves. Drilling activity generally decreases as natural gas prices decrease. We have no control over the level of drilling activity in the areas of our operations.

The midstream natural gas industry is cyclical, with the operating results of companies in the industry significantly affected by the prevailing price of NGLs, which in turn has been generally correlated to the price of crude oil. Although the prevailing price of natural gas has less short term significance to our operating results than the price of NGLs, in the long term, the growth and sustainability of our business depends on natural gas prices being at levels sufficient to provide incentives and capital for producers to increase natural gas exploration and production. In the past, the prices of NGLs, crude oil and natural gas have been extremely volatile.

Based on historical trends, we generally expect NGL prices to follow changes in crude oil prices over the long term, which we believe will in large part be determined by the level of production from major crude oil exporting countries and the demand generated by growth in the world economy. We believe that future natural gas prices will be influenced by supply deliverability, the severity of winter and summer weather and the level of worldwide economic growth. The average number of active oil and gas rigs drilling in the United States were 157 and 1,211, respectively at June 30, 2005, compared to 235 and 1,234, respectively, at December 31, 2005. The increase in natural gas rigs is primarily attributable to recent significant increases in natural gas prices, which could result in continued sustained drilling activity for the remainder of 2005.

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the three-year period ended August 31, 2005. It may in the future, however, increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.

Factors That Significantly Affect Our Cash Distributions. The actual amount of cash that ETP will have available for distribution will fluctuate from quarter to quarter based on many additional factors, including:

•	fluctuations in cash flow generated by ETP’s operating activities;

•	the level of capital expenditures ETP makes;

•	the cost of capital used to fund any acquisitions;

•	debt service requirements;

•	fluctuations in working capital needs;

•	restrictions on distributions contained in ETP’s credit facility and senior notes;

•	ETP’s ability to borrow under its working capital facility to make distributions;

•	prevailing economic conditions; and

•	the amount, if any, of cash reserves established by ETP’s general partner in its discretion for the proper conduct of its business.

Ability to Independently Pursue Opportunities. Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ETP in executing its business strategy. We intend to support ETP in implementing its business strategy by assisting ETP in identifying, evaluating, and pursuing acquisitions and growth opportunities, and in general, we expect that we will allow ETP the first opportunity to pursue an acquisition or internal growth project that may be presented to us, which is within the scope of ETP’s operations or business strategy; however, we may separately pursue opportunities to acquire businesses or construct assets when, for example, these opportunities:

•	do not fit within ETP’s then-current strategy;

•	arise at a time when ETP has capital constraints in its credit agreements or other reasons; or

•	are not economically justified for ETP at the time.

A transaction might not be economically justified for ETP, if, for example, the expected timing of the cash flow from the project, the level of cash flow accretion during the early stages of the project or the anticipated capital costs of the project would adversely impact ETP’s ability to make cash distributions. If we pursue such a project, our results of operations and ability to make distributions to our common unitholders could be negatively impacted.

If we are successful in independently pursuing a project, we may offer to transfer or may sell the project to ETP if the project is complementary to ETP’s then-current strategy or operations. If the project is not complementary to ETP’s strategy and operations or ETP elects not to purchase the project from us, we may retain the project for further development and subsequent sale or, alternatively, sell the project to another company. The opportunities that we pursue that are not complementary to ETP’s strategy or operations may include opportunities to acquire a business or construct an asset in geographic areas where ETP does not desire to operate, or opportunities to acquire a business or construct an asset that would not be complementary with the natural gas gathering, transportation and storage or retail propane businesses of ETP.

Financial Presentation. We reflect our ownership interest in ETP on a consolidated basis, which means that our financial results are combined with ETP’s financial results and the results of our other subsidiaries. The limited partner interests in ETP not owned by affiliates of the general partner are reflected as an expense in our results of operations. We initially will have no separate operating activities apart from those conducted by ETP, and our cash flows currently consist of distributions from ETP on the partnership interests, including the incentive distribution rights, that we own. Our consolidated results of operations principally reflect the results of operations of ETP, and also include our gains recorded as a result of the Energy Transfer Transactions, provision for income taxes and interest of non-controlling partners in ETP’s net income. Accordingly, the discussion of our financial position and results of operations in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the operating activities and results of operations of ETP. The historical results of our operations do not reflect the incremental expenses we expect to incur as a result of being a publicly traded partnership.

Energy Transfer Partners

Energy Transfer Partners is a Delaware limited partnership. ETP’s common units are listed on the New York Stock Exchange under the symbol “ETP.” ETP’s business activities are primarily conducted through its subsidiaries, La Grange Acquisition, L.P., which we refer to as “ETC OLP,” and Heritage Operating, L.P., which we refer to as “HOLP.” Energy Transfer Partners, L.P., ETC OLP and HOLP are sometimes referred to collectively in this prospectus as “ETP.”

Energy Transfer Transactions

On January 20, 2004, we and Heritage completed a series of transactions which, among other things, included:

•	we contributed ETC OLP to Heritage in exchange for cash, the assumption of certain liabilities and three classes of securities;

•	we acquired the general partner of Heritage, Energy Transfer Partners GP, L.P., from its owners; and

•	Heritage purchased the outstanding stock of Heritage Holdings, Inc. (“Heritage Holdings”), the former general partner of Heritage, from the then-current owners of Energy Transfer Partners GP, L.P.

The Energy Transfer Transactions were accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141). Although Heritage was the surviving parent entity for legal purposes, ETC OLP was the acquiror for accounting purposes. As a result, our historical financial statements are the historical financial statements of the combined company. The operations of Heritage prior to the Energy Transfer Transactions are referred to as Heritage.

Other Recent ETP Transactions

ET Fuel System Acquisition. On June 2, 2004, ETP announced the closing of its acquisition of the midstream natural gas pipeline and storage system of TXU Fuel Company, a gas transportation subsidiary of TXU Corp. for approximately $500.0 million in cash, subject to post-closing adjustments. This system, which we refer to as the ET Fuel System, serves some of the most active drilling areas in the United States. The ET Fuel System is comprised of approximately 2,000 miles of intrastate natural gas pipeline and related natural gas storage facilities located in Texas. The ET Fuel System is strategically located near high-growth production areas and major markets such as the Waha Hub, the Katy Hub and the Carthage Hub, three major natural gas trading centers located in Texas.

East Texas Pipeline Expansion. In June 2004, ETP completed its East Texas Pipeline expansion, which consisted of 78 miles of pipeline that connected certain third party and ETC OLP-owned treating facilities to our Southeast Texas assets. The East Texas Pipeline expansion provides initial capacity of 500 MMcf/d that can be increased to 1.0 Bcf/d. The pipeline provides producers in North Central and East Texas access to the Katy Hub. ETP currently has contracted under long-term agreements over 500 MMcf/d of pipeline capacity on the East Texas Pipeline.

Devon Midstream Assets Acquisition. On November 1, 2004, ETP announced the closing of the acquisition of certain midstream natural gas assets of Devon Energy Corporation for approximately $65.0 million in cash after adjustments. The assets, known as the Texas Chalk and Madison Systems, include approximately 1,800 miles of gathering and mainline pipeline systems, four natural gas treating plants, condensate stabilization facilities, fractionation facilities and the 80 MMcf/d Madison gas processing plant.

Houston Pipeline System Acquisition. In January 2005, ETP acquired controlling interests in the Houston Pipeline System and related storage facilities from American Electric Power Corporation for approximately $825.0 million plus $132.1 million in natural gas inventory, subject to working capital adjustments. This transaction was financed by ETP through a combination of borrowings under its credit facilities and a private placement of

$350.0 million of common units with institutional investors. In addition, ETP acquired working inventory of natural gas stored in the Bammel storage facility and financed it through a short-term borrowing from an affiliate. The total purchase price of approximately $825.0 million plus working capital, was allocated to the assets acquired and liabilities assumed. Under the terms of the transaction, ETP acquired all but a 2% limited partner interest in HPL Consolidation, L.P., the entity that owns the companies that own the Houston Pipeline System. In November 2005, ETP acquired the remaining 2% limited partner interest in HPL Consolidation (“HPL”) for approximately $16.6 million. The Houston Pipeline System is comprised of approximately 4,200 miles of intrastate pipeline with aggregate capacity of 2.4 Bcf/d, substantial storage facilities and related transportation assets.

Fort Worth Basin Expansion. In May 2005, ETP completed construction of a 55-mile 24-inch natural gas pipeline in the Fort Worth Basin that connects various pipelines in north Texas and provides transportation for natural gas production from the Barnett Shale producing area. This pipeline has a capacity in excess of 400 MMcf/d. The expansion cost approximately $53.0 million, which cost was financed entirely with cash from operations.

Disposition of Elk City Gathering System. On April 14, 2005, ETP announced that it had closed the sale of its Oklahoma gathering, treating and processing assets, referred to as the Elk City system, to Atlas Pipeline Partners, L.P. The sale price of $191.6 million was used to repay a portion of the indebtedness incurred by ETP in its recent acquisition of the Houston Pipeline System and related storage facilities.

Other Transactions. On June 20, 2005, ETP completed a private sale of 1,640,000 of its common units to a group of its senior officers. The ETP common units were sold at a price of $31.95 per ETP common unit, reflecting a discount from the closing price on the last trading day of June 17, 2005. The sale was approved by ETP’s special committee of independent directors. The ETP common units were issued pursuant to ETP’s effective shelf registration statement. Of the proceeds of approximately $52.1 million, $30.0 million was used to repay existing indebtedness and the balance was used for general partnership purposes.

On July 6, 2005, ETP announced that it had entered into a ten-year agreement with XTO Energy, Inc., pursuant to which XTO Energy agreed to transport minimum annual volumes over the ten-year term. Under the agreement, XTO Energy has the right to transport additional volumes on similar terms.

On July 26, 2005, ETP completed a private sale of 3,000,000 of its common units to an institutional investor. The ETP common units were sold at a price of $35.20 per ETP common unit. The ETP common units were issued pursuant to ETP’s effective shelf registration statement. The proceeds of approximately $105.6 million were used to retire a portion of ETP’s outstanding indebtedness under its $800 million revolving credit facility (the “Old ETP Revolving Credit Facility”) and to fund ETP’s recently announced capital expansion projects.

On July 29, 2005, ETP completed a registered exchange offer to exchange its 5.95% Senior Notes due February 1, 2015 issued in a Rule 144A private placement offering on January 18, 2005 (the “2015 Unregistered Notes”), for a like amount of 5.95% Senior Notes due February 1, 2015 that are registered under the Securities Act of 1933, as amended.

On July 29, 2005, ETP completed a Rule 144A private placement offering of 5.65% Senior Notes due 2012 (the “2012 Unregistered Notes”). The net proceeds of approximately $397.1 million were used to retire a portion of ETP’s outstanding indebtedness under the Old ETP Revolving Credit Facility, to fund ETP’s recently announced capital expansion projects and for general partnership purposes.

Overview of Operations of ETE

As discussed above, we have no independent operating activities apart from those conducted by ETP. Accordingly, the overview of our operations primarily reflect the operating activities of ETP.

Midstream and Transportation and Storage Segments

ETC OLP’s operations are divided into two operating segments, consisting of the midstream segment and the transportation and storage segment. ETP owns and operates approximately 11,700 miles of natural gas gathering and transportation pipelines, three natural gas processing plants, two of which are currently connected to ETP’s gathering systems, 14 natural gas treating facilities and three natural gas storage facilities.

The midstream segment focuses on the gathering, compression, treating, processing and marketing of natural gas, and its operations are currently concentrated in the Austin Chalk trend of southeast Texas, the Permian Basin of west Texas, the Barnett Shale in north Texas and the Bossier Sands in east Texas.

ETP’s transportation and storage segment focuses on the transportation of natural gas through the Oasis Pipeline, its East Texas pipeline, its natural gas pipeline and storage assets that we refer to as the ET Fuel System and certain transportation assets of the recently acquired Houston Pipeline System. Included in the recently acquired Houston Pipeline System are approximately 4,200 miles of intrastate natural gas pipeline, the Bammel natural gas storage reservoir and related transportation assets. The Houston Pipeline System has access to multiple sources of historically significant natural gas supply reserves from south Texas, the Texas Gulf Coast, east Texas and the western Gulf of Mexico and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City, Baytown, Beaumont and Port Arthur.

Results from the midstream segment are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates its midstream gross margins under fee-based arrangements or other arrangements. Under fee-based arrangements, it receives a fee for natural gas gathering, compressing, treating or processing services. The revenue it earns from these arrangements is directly related to the volume of natural gas that flows through its systems and is not directly dependent on commodity prices.

ETP also utilizes other types of arrangements in the midstream segment, including (1) discount-to-index price arrangements, which involve purchases of natural gas at either: (a) a percentage discount to a specified index price, (b) a specified index price less a fixed amount or (c) a percentage discount to a specified index price less an additional fixed amount; (2) percentage-of-proceeds arrangements under which ETP gathers and processes natural gas on behalf of producers, selling the resulting residue gas and NGL volumes at market prices and remitting to producers an agreed-upon percentage of the proceeds based on an index price; and (3) keep-whole arrangements where ETP gathers natural gas from the producer, processes the natural gas and sell the resulting NGLs to third parties at market prices. In many cases, ETP provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of its contracts vary based upon gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. The contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

ETP conducts its marketing operations through its producer services business, in which it markets the natural gas that flows through its assets, which we refer to as “on-system gas.” ETP also attracts other customers by marketing volumes of natural gas that do not move through its assets, which we refer to as “off-system gas.” For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

During the fourth quarter of the year ended August 31, 2005, ETP adopted a new risk management policy in respect of its marketing operations. Certain strategies are considered trading activities for accounting purposes and are accounted for in net revenues on the consolidated statement of operations. ETP’s trading activities include purchasing and selling natural gas and the use of financial instruments, including NYMEX futures contracts, basis contracts and gas daily contracts. Please read about ETP’s risk management policies in “—Quantitative and Qualitative Disclosures about Market Risk” found elsewhere in this prospectus.

Results from ETP’s transportation and storage segment are determined primarily by the amount of capacity its customers reserve as well as the actual volume of natural gas that flows through its transportation pipelines. Under transportation contracts, ETP charges its customers (1) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay ETP even if the customer does not transport natural gas on the respective pipeline, (2) a transportation fee, which is based on the actual throughput of natural gas by the customer, or (3) a fuel retention based on a percentage of gas transported on the pipeline, or a combination of the three, generally payable monthly. ETP also generates revenue from fees charged for storing customers’ working natural gas in its storage facilities, primarily on the ET Fuel System and to a lesser extent at the Houston Pipeline System. The transportation and storage segment also generates its revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies on the Houston Pipeline System. Generally, the Houston Pipeline System purchases its natural gas either on the open market (including purchases from the midstream companies as well as from producers at the wellhead). To the extent the natural gas comes from producers at the wellhead, it is purchased at a discount to a specified index price and resold to customers at the index price.

As a result of ETP’s acquisition of the Houston Pipeline System, it now engages in natural gas storage transactions in which ETP seeks to find and profit from pricing differences that occur over time utilizing the Bammel storage reservoir. The Bammel storage reservoir has a total working gas capacity of approximately 65 Bcf. The reservoir has a peak withdrawal rate of 1.3 Bcf/d and also has considerable flexibility during injection periods in that the Houston Pipeline System has engineered an injection well configuration to provide for a 0.6 Bcf/d peak injection rate. Therefore, ETP purchases physical natural gas and then sells financial contracts at a price sufficient to cover our carrying costs and provide for a gross profit margin. Since the acquisition, ETP has continually managed its positions to enhance the future profitability of its storage position. ETP may, from time to time, change its scheduled injection and withdrawal plans based on market conditions and adjust the level of working natural gas stored in the Bammel reservoir. ETP expects margins from the Houston Pipeline System to be higher during the periods from November to March of each year and lower during the period from April through October of each year due to the increased demand for natural gas during colder weather. As of August 31, 2005, ETP had approximately 28 Bcf of working natural gas stored in the Bammel storage facility. ETP intends to continue to purchase and store natural gas during its first quarter of 2006 in order to meet anticipated demand during the period from November to March. However, we cannot assure you that the expectations of ETP’s management will be fully realized in the future and in what time period due to various factors including weather, availability of natural gas in regions in which ETP operates, competitive factors in the energy industry and other issues.

Retail and Wholesale Propane Segments

ETP’s propane-related segments are operated by HOLP and its subsidiaries that are engaged in the sale, distribution and marketing of propane and other related products through its retail and wholesale segments (the propane segments). HOLP derives its revenue primarily from the retail propane segment. We believe that ETP is the fourth largest retail marketer of propane in the United States, based on retail gallons sold. ETP serves more than 700,000 propane customers from 321 customer service locations in 34 states.

The propane segments are margin-based businesses in which gross profits depend on the excess of sales price over propane supply cost. The market price of propane is often subject to volatile changes as a result of supply or other market conditions over which ETP has no control. Product supply contracts are one-year agreements subject to annual renewal and generally permit suppliers to charge posted prices (plus transportation costs) at the time of delivery or the current prices established at major delivery points.

ETP’s retail propane business consists principally of transporting propane purchased in the contract and spot markets, primarily from major fuel suppliers, to its customer service locations and then to propane tanks located on the customers’ premises, as well as to portable propane cylinders.

ETP’s propane distribution business is largely seasonal and dependent upon weather conditions in its service areas. Propane sales to residential and commercial customers are affected by winter heating season requirements. Historically, approximately two-thirds of Heritage’s retail propane volume and in excess of 98.9% of Heritage’s EBITDA, as adjusted, is attributable to sales during the six-month peak heating season of October through March. This generally results in higher operating revenues and net income in the propane segments during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Consequently, sales and operating profits for the propane segments are concentrated in the first and second fiscal quarters. However, cash flow from operations is generally greatest during the second and third fiscal quarters when customers pay for propane purchased during the six-month peak heating season. Sales to industrial and agricultural customers are much less weather sensitive. ETP uses information on normal temperatures to understand how temperatures that are colder or warmer than normal affect historical results of operations and to prepare forecasts related to its future operations.

The retail propane segment’s gross profit margins are not only affected by weather patterns, but also vary according to customer mix. Sales to residential customers generate higher margins than sales to certain other customer groups, such as commercial or agricultural customers. The wholesale propane segment’s margins are substantially lower than retail margins. In addition, propane gross profit margins vary by geographical region. Accordingly, a change in customer or geographic mix can affect propane gross profit without necessarily affecting total revenues.

Amounts discussed below reflect 100% of the results of M-P Energy Partnership. M-P Energy Partnership is a Canadian general partnership in which HOLP owns a 60% interest. Because M-P Energy Partnership is primarily engaged in lower-margin wholesale distribution, its contribution to ETP’s net income is not significant and the minority interest of this partnership is excluded from the EBITDA, as adjusted, calculation.

Analysis of Historical Results of Operations

Three Months Ended November 30, 2005 compared to the Three Months Ended November 30, 2004

On November 10, 2005, ETP purchased the 2% limited partner interest in HPL that it did not already own from AEP for $16,560 in cash. As a result, HPL became a wholly owned subsidiary of ETC OLP. ETP also reached a settlement agreement with AEP related to the inventory and working capital matters associated with the Houston Pipeline System acquisition. The terms of the agreement were not material in relation to ETP’s financial position or results of operations.

ETP acquired the Houston Pipeline System in January 2005. The acquisition of the Houston Pipeline System affects the comparability of the historical results of operations in ETC OLP’s transportation and storage operating segment for the three months ended November 30, 2005 compared to the three months ended November 30, 2004, as the results of operations for the three months ended November 30, 2004 do not reflect the impact of this acquisition.

In addition, ETC OLP completed the sale of its Oklahoma gathering, treating and processing assets, referred to as the Elk City System, on April 14, 2005. These results are presented as net amounts in the condensed consolidated statements of operations, with prior periods restated to conform to the current presentation. Selected operating results for ETC OLP’s midstream segment discussed below have been restated for the periods presented to reflect the discontinued operations.

Overall Increase in Results of Operations. ETP experienced a significant increase in its results of operations for three months ended November 30, 2005 when compared to the three months ended November 30, 2004. The increase is principally attributable to the following:

•	Acquisitions. ETP has been successful in completing various strategic acquisitions during the last twelve to eighteen months through its two operating partnerships, ETC OLP and HOLP. As discussed above, ETP completed the acquisition of the Houston Pipeline System in January 2005. ETP also acquired the Texas Chalk and Madison Systems in November 2004. These acquisitions have significantly increased ETP’s asset base and operations for the three months ended November 30, 2005. In addition, HOLP has made a number of propane acquisitions during the period presented.

•	Increased volumes and prices. In addition to the acquisitions, ETP has also experienced increased volumes in its existing operating segments as a result of various strategies put in place by management. Commodity prices have also increased resulting in increased revenues and costs of sales. The average NYMEX settlement price for the natural gas deliveries was $12.43 per MMBtu for the three months ended November 30, 2005 compared to $6.72 per MMBtu for the same period last year.

Comparative Results for the Three Months Ended November 30, 2005 and 2004

Volume. Volumetric information related to ETP’s operating segments is presented as follows:

	November 30, 2005	November 30, 2004	Increase (Decrease)
Midstream
Natural gas MMBtu/d	1,527,391	1,215,791	311,600
NGLs bbls/d	10,217	9,638	579

•	Midstream. ETP’s natural gas sales volumes increased by 311,600 MMBtu/d for the three months ended November 30, 2005. NGLs sales volumes increased 579 bbls/d. The increase was principally attributable to the acquisition of the Texas Chalk and Madison Systems on November 1, 2004, as the Texas Chalk and Madison Systems essentially doubled the number of producing wells from 1,000 to 2,000. ETP’s sales volumes of NGLs vary due to its ability to by-pass its processing plants when conditions exist that make it less favorable to process and extract NGLs from its processing plants. The increase in NGLs sales volumes is principally due to the increased natural gas sales volumes processed through ETP’s processing plants as a result of higher prices in the 2005 period compared to the 2004 period.

	November 30, 2005	November 30, 2004	Increase (Decrease)
Transportation and storage
Natural gas MMBtu/d - sold	1,551,365	—	1,551,365
Natural gas MMBtu/d -transported	4,465,189	2,400,989	2,064,200
NGLs bbls/d - sold	751	—	751

•	Transportation and Storage. ETP’s transportation natural gas volumes increased by 2,064,200 MMBtu/d. The increase in transportation volumes is principally due to the increased volumes experienced in ETP’s Oasis Pipeline System, ET Fuel System and East Texas Pipeline System as a result of its commitment to secure firm commitments on the transportation assets and a higher price differential between the Waha and Katy market hubs. Volumes also increased as a result of ETP’s acquisition of HPL in January 2005. Natural gas and NGL sales volumes on the Houston Pipeline System for the three months ended November 30, 2005 were 1,551,365 MBtu/d and 751 bbls/d, respectively.

	November 30, 2005	November 30, 2004	Increase (Decrease)
	(in thousands)
Propane gallons
Retail	88,738	86,435	2,303
Wholesale	19,601	18,309	1,292

•

Retail Propane. Of the 2.3 million gallon increase in ETP’s retail propane gallons sold for the three months ended November 30, 2005 compared to the three months ended November 30, 2004, 3.9 million gallons was primarily the result of volumes sold by customer service locations added through acquisitions offset by a 1.6 million gallon decrease which related to warm weather. The weather in ETP’s areas of operations during the three months ended November 30, 2005 was 1.5% warmer than the three months ended November 30, 2004.

•	Wholesale Propane. The increase of 1.3 million domestic wholesale propane gallons is due to an increase of 2.1 million gallons sold in ETP’s U.S. wholesale operations, which is the result of several new customers in its eastern wholesale operations, offset by a decrease of 0.8 million gallons in its foreign wholesale operations, which is related to the warmer weather discussed above.

Consolidated Results

	Three Months Ended
	November 30, 2005	November 30, 2004	Increase (Decrease)
	(unaudited)
	(in thousands)
Consolidated Information:
Revenues	$2,416,620	$864,198	$1,552,422
Cost of sales	2,090,627	727,905	1,362,722

Gross margin	325,993	136,293	189,700
Operating expenses	102,671	60,200	42,471
Selling, general and administrative	25,487	10,862	14,625
Depreciation and amortization	29,969	22,936	7,033

Consolidated operating income	167,866	42,295	125,571
Equity in earnings (losses) of affiliates	(274)	36	(310)
Interest expense	(39,143)	(17,341)	21,802
Loss on disposal of assets	(128)	(91)	37
Other, net	1,064	137	927
Minority interest in continuing operations	(68,097)	(11,551)	56,546
Income tax expense	(21,687)	(308)	21,379

Income from continuing operations	39,601	13,177	26,424
Income from discontinued operations, net of income tax expense	—	3,343	(3,343)
Minority interest in discontinued operations	—	(2,152)	2,152

Total income from discontinued operations	—	1,191	(1,191)
Net income	$39,601	$14,368	$25,233

See detailed discussion of revenues, costs of sales and other operating expense by operating segment in the sections following the consolidated results.

Interest Expense. Interest expense increased by $21.8 million from November 30, 2004 to November 30, 2005. Of the increase $10.7 million is the result of borrowing on our $600.0 million senior secured term loan agreement, $20.9 million is the result of the borrowings on the ETP Senior Notes and the ETP Revolving Credit Facility in January 2005, $0.5 million is related to the amortization of financing costs and the bond discount related to the ETP Senior Notes and the ETP Revolving Credit Facility, and $0.1 million is an increase in interest expense in ETP’s propane segments, offset by a decreases of $0.8 million from gains on interest rate swaps that was included in interest expense during the three months ended November 30, 2005 and was not present in 2004, $9.6 million that is attributed to reduced interest in ETP’s midstream and transportation and storage segments due to the reduction of long term debt in January 2005 and the effects of interest rate swaps accounted for at ETC OLP.

Income Tax Expense. As a partnership, ETP is not subject to income taxes. However, Oasis Pipeline, Heritage Service Company, and Heritage Holdings, our wholly-owned subsidiaries of ETP, are corporations that are subject to income taxes. The increase of $21.4 million in income taxes is due to higher taxable income primarily accounted for in Oasis Pipeline.

Minority Interest Expense from Continuing Operations. The increase in minority interest expense from continuing operations is due to the increase in income from continuing operations described below that is allocated to our minority unitholders.

Income from Continuing Operations. The increase in income from continuing operations of $26.4 million between the 2004 and 2005 periods is principally due to acquisition-related income, increased volumes and margins on ETC OLP’s transportation and storage assets and favorable price movement on ETP’s derivative positions during the 2005 period.

Minority Interest Expense from Discontinued Operations. The decrease in minority interest expense from discontinued operations is due to the decrease in income from discontinued operations described below that is allocated to our minority unitholders.

Income from Discontinued Operations. On April 14, 2005, ETP completed the sale of its Oklahoma gathering, treating and processing assets, referred to as the Elk City System. The income from discontinued operations of $3.3 million for the three months ended November 30, 2004 was comprised of revenues from the Elk City System of $43.4 million and costs and expenses of $40.1 million. There were no discontinued operations for the three months ended November 30, 2005.

Net Income. Net income increased by $25.2 million between the 2004 and 2005 periods. The effect of the Houston Pipeline System acquisition described above, together with the favorable price movements on financial derivative positions and increased volumes and margins on ETC OLP’s midstream and transportation and storage assets.

EBITDA, as adjusted. EBITDA, as adjusted, increased $74.1 million for the three months ended November 30, 2005 compared to the three months ended November 30, 2004. This increase is due to the Houston Pipeline System acquisition and operating performance results described below. EBITDA, as adjusted, and is computed as follows:

	Three Months Ended
	November 30, 2005	November 30, 2004
	(in thousands)
Net income reconciliation
Net income	$39,601	$14,368
Depreciation and amortization	29,969	22,936
Interest expense	39,143	17,341
Income tax expense on continuing operations	21,687	308
Non-cash compensation expense	447	402
Other (income) expense, net	(1,064)	(33)
Depreciation, amortization, and interest of discontinued operations	—	608
Depreciation, amortization and interest of minority interests	(2,331)	(2,551)
Loss on disposal of assets	128	91

EBITDA, as adjusted (a)	$127,580	$53,470

(a)

EBITDA, as adjusted, is defined as our earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees, gain or loss on disposal of assets, and other expenses. We present EBITDA, as adjusted, on a Partnership basis, which includes both the general and limited partner interests. Non-cash compensation expense represents charges for the value of the common units of ETP awarded under the ETP’s compensation plans that have not yet vested under the terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from our disposal of assets is not included when determining EBITDA, as adjusted. EBITDA, as adjusted, (i) is not a measure of performance calculated in accordance with generally accepted accounting principles and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in ETP’s condensed consolidated financial statements.

EBITDA, as adjusted, is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of ETE’s fundamental business activities. Management believes that the presentation of EBITDA, as adjusted, is useful to lenders and investors because of its use in the natural gas and propane industries and for master limited partnerships as an indicator of the strength and performance of ETP’s ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, management believes that EBITDA, as adjusted, provides additional and useful information to ETE’s investors for trending, analyzing and benchmarking the operating results of ETE from period to period as compared to other companies that may have different financing and capital structures. The presentation of EBITDA, as adjusted, allows investors to view ETE’s performance in a manner similar to the methods used by management and provides additional insight to ETP’s operating results.

EBITDA, as adjusted, is used by management to determine ETP’s operating performance, and along with other data as internal measures for setting annual operating budgets, assessing financial performance of ETP’s numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation. We have a large number of business locations located in different regions of the United States. EBITDA, as adjusted, can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them. Our EBITDA, as adjusted, excludes non-cash compensation expense of ETP which is a non-cash expense item resulting from our unit based compensation plans that does not require cash settlement and is not considered during management’s assessment of the operating results of the our business. By adding these non-cash compensation expenses in EBITDA, as adjusted, allows management to compare ETE’s operating results to those of other companies in the same industry who may have compensation plans with levels and values of annual grants that are different than ETP’s. Other expenses include other finance charges and other asset non-cash impairment charges that are reflected in ETE’s operating results but are not classified in interest, depreciation and amortization. We do not include gain or loss on the sale of assets when determining EBITDA, as adjusted, since including non-cash income or loss resulting from the sale of assets increases/decreases the performance measure in a manner that is not related to the true operating results of our business. In addition, ETP’s debt agreements contain financial covenants based on EBITDA, as adjusted. For a description of these covenants, please read “ —Debt Obligations —Energy Transfer Partners.”

There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Management compensates for these limitations by considering EBITDA, as adjusted in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income (loss), and cash flow from operating activities.

OPERATING RESULTS BY SEGMENT

Midstream Segment

	Three Months Ended
	November 30, 2005	November 30, 2004	Increase (Decrease)
	(in thousands)
Revenues	$1,549,828	$650,612	$899,216
Cost of sales	1,436,870	630,435	806,435

Gross Margin	112,958	20,177	92,781
Operating expenses	7,238	3,915	3,323
Selling, general and administrative	8,027	3,364	4,663
Depreciation and amortization	5,030	4,100	930

Segment operating income	$92,663	$8,798	$83,865

Gross Margin. Midstream’s gross margin increased between the 2004 and 2005 periods by $92.8 million. The increase was principally due to favorable price movements on ETP’s financial derivative positions during the 2005 period and increased volumes on its gathering systems which resulted in higher fee-based revenues. During the three months ended November 30, 2005, ETP recognized $52.6 million in margin, including, $6.4 million of unrealized gains as of November 30, 2005, associated with certain trading activities. No margins associated with trading activities were recognized in the 2004 period as ETP did not commence certain trading activities until the fourth quarter of its 2005 fiscal year. The increase was also attributable to the acquisition of the Texas Chalk and Madison Systems in November 2004.

Operating Expenses. Midstream operating expenses increased $3.3 million. The increase was principally attributable to increases of $2.4 million in other operating expenses principally related to ETP’s acquisition of the Texas Chalk and Madison Systems in November 2004 and $0.9 million in increased compressor and pipeline maintenance expense. The period ended November 30, 2004 contains only one month of operating results from these assets.

Selling, General and Administrative Expenses. Midstream general and administrative expenses increased $4.7 million. The increase was attributable to increases of $8.7 million in employee-related costs relating to salaries, incentive compensation and healthcare costs and $3.0 million, in the aggregate, of other general and administrative expenses such as insurance, technology and professional fees. The increase was offset by $7.0 million in increased departmental costs allocated to the transportation and storage operating segment.

Transportation and Storage Segment

	Three Months Ended
	November 30, 2005	November 30, 2004	Increase (Decrease)
	(in thousands)
Transportation and storage segment:
Revenues	$1,565,509	$57,616	$1,507,893
Cost of sales	1,429,302	6,021	1,423,281

Gross Margin	136,207	51,595	84,612
Operating expenses	46,439	12,179	34,261
Selling, general and administrative	10,760	3,214	7,546
Depreciation and amortization	11,445	5,511	5,934

Segment operating income	$67,563	$30,691	$36,871

Gross Margin. Transportation and storage gross margin increased between the 2004 and 2005 periods by $84.6 million. The increase in transportation and storage gross margin is principally due to the following:

•	Increased volumes and prices. The increase is principally due to the increase in average natural gas prices period to period, which encourages shippers to transport natural gas to more liquid markets such as the Katy Hub and ETP’s strategy to pursue additional volumes on its transportation pipeline systems. The average price differential between the Waha and Katy market hubs increased $0.78 between the 2004 and 2005 periods, thereby influencing shippers to transport natural gas to regions where natural gas prices are more favorable. ETP has also successfully secured more firm contracts as evidenced by its recent transportation agreement with XTO. In addition, ETP’s Fort Worth Basin expansion, completed in May 2005, has also allowed shippers to move more gas from the Barnett Shale. We expect ETP’s margins to continue to increase as a result of this expansion and the recently announced expansion projects. ETP’s margins for the three months ended November 30, 2005 were also affected favorably by higher than normal temperatures during this time period in regions where our assets are located. The higher temperatures required more demand for natural gas to be used by electricity-producing power plants connected to these assets.

•	The inclusion of the Houston Pipeline System’s operating results for the three months ended November 30, 2005. As previously noted, the Houston Pipeline System was acquired on January 26, 2005. As such, ETP’s results for the three months ended November 30, 2004 do not include margins related to the Houston Pipeline System. For the three months ended November 30, 2005, HPL’s margin was principally affected by increased margins resulting from favorable pricing between the Houston Ship Channel hub and East Texas markets. The favorable pricing was attributed to the effects of the hurricanes that struck the east Texas and Louisiana coastlines in August and September 2005. Margins were also affected by the sale of natural gas during the three months ended November 30, 2005 that was held in storage. The increase in margin was offset by losses from the settlement of financial derivative instruments associated with hedging inventory held in our Bammel storage facility during the three months ended November 30, 2005. We expect ETP’s margins from the Houston Pipeline System to increase in the second and third quarters of our 2006 fiscal year due to increased demand for natural gas during these periods.

Operating Expenses. Transportation and storage operating expenses increased between 2004 and 2005 by $34.3 million. The increase was principally attributable to increases of $17.3 million in operating expenses related to the Houston Pipeline System acquisition, $15.6 million related to compressor fuel consumption resulting from higher throughput volumes and increased natural gas prices during the period ended November 30, 2005, $0.9 million increase in property taxes, and increases of $0.5 million, in the aggregate, in other operating expenses.

Selling, General and Administrative Expenses. Transportation and storage general and administrative expenses increased $7.5 million. The increase was principally due to an increase of $7.0 million in certain departmental costs allocated from the midstream segment and $0.8 million in incentive costs offset by a decrease of $0.2 million in other general and administrative expenses.

Retail Propane Segment

	Three Months Ended
	November 30, 2005	November 30, 2004	Increase (Decrease)
	(in thousands)
Retail propane revenues	$162,194	$132,748	$29,446
Other propane related revenues	19,837	18,017	1,820
Retail propane cost of sales	102,383	82,533	19,850
Other propane related cost of sales	6,088	5,606	482
Operating expenses	47,081	42,529	4,552
Selling, general and administrative	2,787	2,686	101
Depreciation and amortization	13,210	13,061	149

Segment operating income	$10,482	$4,350	$6,132

Revenues. Of the total increase in ETP’s retail propane revenue of $29.4 million, $7.1 million is due to the increase in volumes sold by customer service locations added through acquisitions, $25.2 million is due to higher selling prices which were a result of higher fuel costs that ETP has passed to our consumer base. This increase was offset by a decrease of $2.9 million due to the adverse impact of weather related volumes described above. Other propane related revenues increased $1.8 million for the three months ended November 30, 2005 compared to the same three-month period last year primarily due to other propane related revenues of companies ETP has acquired between the two periods.

Costs of Sales. Retail propane cost of sales increased during the three months ended November 30, 2005 compared to the three months ended November 30, 2004 by $19.9 million of which $17.2 million is due to higher cost of fuel and $2.7 million is due to the net increase in volumes described above.

Operating Expenses. Operating expenses increased $4.6 million during the three months ended November 30, 2005 compared to the same three-month period last year due to a combination of a $2.5 million increase in ETP’s employee base from acquisitions and annual salary increases, $0.8 million higher fuel costs to run its vehicles and other vehicle expenses, a $0.6 million increase in net business insurance and a $0.7 million general increase in other operating expenses also from acquisitions.

Operating Income. Total operating income increased by $6.1 million during the three months ended November 30, 2005 compared to the three months ended November 30, 2004. This variance is primarily due to the changes in revenues and expenses as described above.

Wholesale Propane Segment

	Three Months Ended
	November 30, 2005	November 30, 2004	Increase (Decrease)
	(in thousands)
Wholesale propane segment:
Revenues	$23,942	$18,485	$5,457
Cost of sales	22,285	17,493	4,792
Operating expenses	687	693	(6)
Selling, general and administrative	404	345	59
Depreciation and amortization	184	169	15

Segment operating income (loss)	$382	$(215)	$597

Revenues. Of the increase of $5.5 million from the three months ended November 30, 2005 compared to the same three-month period last year, $2.7 million is primarily related to the increase in gallons sold to new customers in ETP’s eastern wholesale operations, and a $3.7 million is related to higher selling prices, offset by a decrease of $0.9 million due to weather related volumes described above.

Costs of Sales. Total cost of sales increased by $4.8 million in the three months ended November 30, 2005 compared to the three months ended November 30, 2004 proportionate to the increase in revenues described above. Wholesale propane cost of sales increased by $3.2 million due to higher selling prices, $2.4 million increase is due to the increase in customers in ETP’s eastern wholesale operations described above, offset by a $0.8 million decrease due to weather related volumes described above.

Operating Income (Loss). The change in operating income (loss) of $0.6 million primarily due to changes in revenues and expenses described above.

Other

	Three Months Ended
	November 30, 2005	November 30, 2004	Increase (Decrease)
	(in thousands)
Other
Revenue	$2,114	$1,262	$852
Cost of sales	503	359	144
Operating expenses	1,226	884	342
Depreciation and amortization	100	95	5

Other operating income	$285	$(76)	$361

Unallocated selling, general and administrative expenses	$3,509	$1,253	$2,256

Unallocated Selling, General and Administrative Expenses. The selling, general and administrative expenses that relate to the general operations of ETP are not allocated to ETP’s segments.

The increase of $2.3 million in the total unallocated selling, general, and administrative expenses is primarily related to the $1.5 million increase in professional fees which primarily related to ETP’s ongoing efforts to comply with the Sarbanes-Oxley Act, $0.4 million additional executive wages charged to unallocated selling, general and administrative expenses during fiscal year 2005, and $0.4 million in bad debt expense related to the writeoff of uncollectible accounts during the three months ended November 30, 2005.

Fiscal Year Ended August 31, 2005 Compared to the Fiscal Year Ended August 31, 2004

The Energy Transfer Transactions affect the comparability of our financial statements for the year ended August 31, 2005 to the year ended August 31, 2004 because our consolidated financial statements for the year ended August 31, 2004 reflect the results of ETC OLP and its subsidiaries for the full period and the results of HOLP and Heritage Holdings only from January 20, 2004 through August 31, 2004. The aggregate results in the propane segments disclosed below reflect Heritage’s historical results for the year ended August 31, 2004 combined with the historical results of Energy Transfer Company for the year ended August 31, 2004, and are presented for comparability purposes only. This aggregate information (i) is not necessarily indicative of the results of operations that would have occurred had the transactions been made at the beginning of the periods presented or the future results of the combined operations and (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles.

In addition to the Energy Transfer Transactions, the acquisition of the ET Fuel System affects the comparability of the historical results of operations in ETP’s transportation and storage segment for the year ended August 31, 2005 compared to the year ended August 31, 2004. ETP acquired the ET Fuel System in June 2004; therefore, the results of operations for the year ended August 31, 2004 do not reflect the impact of this acquisition for a full year. ETP also acquired the Houston Pipeline System in January 2005. The acquisition of The Houston Pipeline System affects the comparability of the historical results of operations in ETP’s transportation and storage operating segment for the year ended August 31, 2005 compared to the year ended August 31, 2004. The results of operations for the year ended August 31, 2004 do not reflect the impact of this acquisition and the results of operations for the year ended August 31, 2005 only include the results of operations of the Houston Pipeline System from the date of acquisition to August 31, 2005.

In addition, ETP completed the sale of its Oklahoma gathering, treating and processing assets, referred to as the Elk City System, on April 14, 2005. These results are presented as net amounts in the Consolidated Statements of Operations. Selected operating results for the midstream segment discussed below have been restated for the periods presented to reflect the discontinued operations.

Overall Increase in Results of Operations. ETP experienced a significant increase in its results of operations for the year ended August 31, 2005 when compared to the preceding year. The increase is principally attributable to the following:

•	Energy Transfer Transactions. The transactions were accounted for as a reverse acquisition and ETC OLP had no propane operations prior to the transaction.

•	Acquisitions. ETP has been successful in completing several strategic acquisitions over the past months through its two operating partnerships, ETC OLP and HOLP. As discussed above, ETP completed the acquisition of the ET Fuel System in June 2004 and the Houston Pipeline System in January 2005. ETP also acquired the Texas Chalk and Madison Systems in November 2004. These acquisitions have significantly increased ETP’s asset base and operations for the 2005 periods presented. In addition, HOLP has made a number of propane acquisitions during the periods presented.

•	Completion of the East Texas Pipeline. ETP completed construction of the East Texas Pipeline in June 2004. As a result, the 2004 period only contains the results of operations from June 2004 to August 2004, compared to a full year of operations for the 2005 period.

•	Increased volumes and prices. In addition to the acquisitions described above, ETP has experienced increased volumes in its existing operating segments as a result of various strategies put in place by its management. Commodity prices have also increased resulting in increased revenues and costs of sales, primarily in ETP’s midstream segment.

Volume. The following table presents selected volumetric information related to ETP’s operating segments for the years ended August 31, 2005 and 2004:

	August 31,2005	August 31, 2004
	(Actual)	(Actual)
Midstream
Natural gas MMBtu/d—sold	1,694,573	1,026,773
NGLs bbls/d—sold	12,707	6,920
Transportation and storage
Natural gas MMBtu/d—sold	1,361,729	—
Natural gas MMBtu/d—transported	3,495,434	1,090,710
NGLs bbls/d—sold	1,735	—

•	Midstream. ETP’s natural gas sales volumes were 1,694,573 MMBtu/d for the year ended August 31, 2005 compared to 1,026,773 MMBtu/d for the year ended August 31, 2004, an increase of 667,800 MMBtu/d. NGLs sales volumes were 12,707 bbls/d and 6,920 bbls/d for the year ended August 31, 2005 and August 31, 2004, respectively. The increase in natural gas sales volumes was a result of ETP’s expanded marketing efforts, enhanced relationships with producers and expanded credit facilities with commodity counterparties. The increase was also attributable to the acquisition of the Texas Chalk and Madison Systems on November 1, 2004, as the Texas Chalk and Madison Systems essentially doubled the number of producing wells from 1,000 to 2,000. ETP’s sales volumes of NGLs vary due to its ability to bypass its processing plants when conditions exist that make it less favorable to process and extract NGLs from its processing plants. The increase in NGLs sales volumes is principally due to the increased natural gas sales volumes processed through ETP’s processing plants.

•	Transportation and Storage. ETP’s transportation natural gas volumes increased by 2,404,724 MMBtu/d from 1,090,710 MMBtu/d for the year ended August 31, 2004 to 3,495,434 MMBtu/d for the year ended August 31, 2005. The increase in transportation volumes is principally due to the increased volumes experienced on the Oasis Pipeline, the acquisition of the ET Fuel System in June 2004, the completion of the East Texas Pipeline in June 2004, and additional transportation volumes from the Houston Pipeline System acquisition. As noted above, the transportation and storage segment also generates revenue and margin from the sale of natural gas on the Houston Pipeline System to its customers. The Houston Pipeline System’s natural gas sales volumes were 1,361,729 MMbtu/d for the period from acquisition to August 31, 2005 and it processed 1,735 bbls/d during the same period.

	Year Ended
	August 31, 2005	August 31, 2004	August 31, 2004
	(Actual)	(Actual)	(Aggregate)
	(in thousands)
Propane gallons
Retail	406,334	226,209	397,862
Wholesale	70,047	35,719	64,399

•	Retail Propane. For the year ended August 31, 2005 total retail propane gallons sold were 406.3 million gallons, compared to 226.2 million retail propane gallons reflected in the year ended August 31, 2004. The difference in retail gallons sold is partially due to the fact that the Energy Transfer Transactions described above resulted in reverse acquisition accounting and ETC OLP had no propane operations prior to the Energy Transfer Transactions. As a comparison, ETP would have reflected an aggregate of 397.9 million retail gallons if the Energy Transfer Transactions would have occurred at the beginning of fiscal year 2004. The aggregate increase is due to a 23.0 million gallon increase resulting from volumes sold by customer services locations added through acquisitions, offset by a 14.5 million gallon decline in volumes sold due in part to warmer weather. ETP experienced temperatures that were 6.9% warmer than normal and 0.7% warmer than last year. We believe ETP’s volumes for the year ended August 31, 2005 were negatively impacted by the conservation efforts of its customers in reaction to record high energy prices. ETP has increased its marketing efforts to attain new customers, which partially offsets the negative factors described above.

•	Wholesale Propane. For the year ended August 31, 2005 ETP sold 70.0 million wholesale propane gallons as compared to 35.7 million in the year ended August 31, 2004. As a comparison, ETP would have reflected aggregate volumes of 64.4 million gallons for the year ended August 31, 2004. Of the 5.6 million gallon aggregate increase in domestic wholesale propane gallons, 0.8 million is primarily due to customers added from an acquisition in December 2003 and a 5.4 million gallon increase in ETP’s foreign operations offset by a decrease of 0.6 million gallons related to warmer weather.

Consolidated Results

	Year Ended
	August 31, 2005	August 31, 2004
	(in thousands)
Consolidated Information:
Revenues	$6,168,798	$2,346,957
Cost of sales	5,381,515	1,981,424

Gross margin	787,283	365,533
Operating expenses	319,554	147,374
Selling, general and administrative	64,057	31,111
Depreciation and amortization	105,751	56,242

Consolidated operating income	297,921	130,806
Equity in earnings (losses) of affiliates	(376)	363
Interest expense	(101,061)	(41,217)
Loss on extinguishment of debt	(6,550)	—
Loss on disposal of assets	(330)	(1,006)
Gain on Energy Transfer Transactions	—	395,253
Other, net	12,191	516
Minority interests in income from continuing operations	(96,946)	(35,164)
Income tax expense	(4,397)	(2,792)

Income from continuing operations	100,452	446,759
Income from discontinued operations, net of income tax expense	111,590	6,163
Minority interests in income from discontinued operations	(65,296)	(2,705)

Net income	$146,746	$450,217

Equity in Earnings (Losses) of Affiliates. Equity in earnings (losses) of affiliates was $(0.4) million for the year ended August 31, 2005, compared to $0.4 million for the year ended August 31, 2004. In connection with the Houston Pipeline acquisition, ETP acquired a 50% interest in an unconsolidated affiliate. ETP’s share of losses from this affiliate was $(0.7) million for the year ended August 31, 2005.

Interest Expense. Interest expense was $101.1 million for the year ended August 31, 2005 as compared to $41.2 million for the year ended August 31, 2004. Of the $59.9 million increase for the year ended August 31, 2005 as compared to the year ended August 31, 2004, $12.7 million is the interest of ETP’s propane segments prior to the Energy Transfer Transactions which is not included in expense for the year ended August 31, 2004, $8.1 is primarily the result of our existing $600.0 million term loan agreement and other borrowings of ETE, $43.5 million is the result of the borrowings on the 2015 Unregistered Notes and the Old ETP Revolving Credit Facility in January 2005, $1.0 million is related to the amortization of financing costs and the bond discount related to the 2015 Unregistered Notes and the Old ETP Revolving Credit Facility, offset by a decrease of $1.5 million from gains on interest rate swaps that was included in interest expense during the year ended August 31, 2005 and was not present in 2004, $2.0 million that is attributed to reduced interest in our midstream and transportation and storage segments due to the reduction of long term debt in January 2005 and the effects of interest rate swaps accounted for at ETC OLP, and a $1.9 million decrease in interest expense in our propane segments which is primarily due to the reduction of principal on several of the HOLP Notes from annual payments during the year ended August 31, 2005.

Loss on Extinguishment of Debt. As a result of refinancing certain debt during the year ended August 31, 2005, ETP wrote off $6.5 million of debt issuance costs associated with the debt that was repaid with the proceeds from the issuance of $750 million of the 2015 Unregistered Notes. The write-off was accounted for as a loss on extinguishment of debt.

Gain on Energy Transfer Transactions. In accordance with EITF 90-13 and SFAS 141, we recorded a gain of $395.3 million during the year ended August 31, 2004 as a result of the Energy Transfer Transactions. The total gain recorded was increased to the extent that distributions received by us from ETC OLP in the transactions exceeded our investment in ETC OLP prior to the transactions.

Other, net. In May 2005, we exchanged 631,320 ETP common units held by us and $1,046 in cash for the redemption of 4,858,300 of our limited partner interests, which were then retired. A gain of $11.2 million was recorded in other, net in our consolidated statement of operations for the year ended August 31, 2005.

Income Tax Expense. Income tax expense was $4.4 million for the year ended August 31, 2005 as compared to $2.8 million for the year ended August 31, 2004. As a partnership, we are not subject to income taxes. However, Oasis Pipe Line Company, Heritage Service Company, and Heritage Holdings, wholly-owned subsidiaries are corporations that are subject to income taxes. The increase in income tax expense is due to income tax expense recorded in Heritage Holdings for the entire period in the year ended August 31, 2005 as compared with the year ended August 31, 2004, when tax expense related to Heritage Holdings was only included in our results of operations after the Energy Transfer Transactions, and increased income from acquisitions, partially offset by lower taxes on the Oasis Pipeline due to lower taxable income for that entity.

Income from Continuing Operations. Income from continuing operations for the year ended August 31, 2005 was $100.5 million as compared to income from continuing operations of $446.8 million for the year ended August 31, 2004. The decrease from the 2004 year end to the 2005 year end is principally due to the gain on the Energy Transfer Transactions that was recorded in the year ended August 31, 2004. The decrease was partially offset by acquisition related income during the fiscal year ended August 31, 2005.

Income from Discontinued Operations. On April 14, 2005, ETP completed the sale of its Oklahoma gathering, treating and processing assets, referred to as the Elk City System, for total cash proceeds of $191.6 million, including certain adjustments as defined in the purchase and sale agreement. Revenues from the Elk City System were $105.5 million for the period from September 1, 2004 to April 14, 2005 as compared to $135.3 million for the year ended August 31, 2004. Costs and expenses were $100.0 million for the period from September 1, 2004 to April 14, 2005 and $129.1 million for the year ended August 31, 2004. Income from discontinued operations for the period from September 1, 2004 to April 14, 2005 and for the year ended August 31, 2004 was $5.5 million and $6.2 million, respectively. The decrease in revenues, expenses and income was principally due to the sale occurring in April 2005. The gain on the sale of the Elk City System was $106.1 million, net of related income tax expense of $1.8 million recorded by Heritage Holdings.

Minority interest expense from discontinued operations. Minority interest expense from discontinued operations was $65.3 million for the year ended August 31, 2005 compared to $2.7 million for the year ended August 31, 2004. The increase of $62.6 million, was primarily related to the gain on the sale of discontinued operations.

Net Income. Net income was $146.7 million for the year ended August 31, 2005, as compared to $450.2 million for the year ended August 31, 2004. The decrease in net income for the year ended August 31, 2005 compared to August 31, 2004 is largely due to the gain on the Energy Transfer Transactions described above, offset by acquisition-related income, and the divestiture of the Elk City system.

EBITDA, as adjusted. EBITDA, as adjusted, increased $153.3 million to $305.8 million for the year ended August 31, 2005 as compared to EBITDA, as adjusted, of $152.5 million for the year ended August 31, 2004. This increase is due to the operating results of ETP’s segments described below.

EBITDA, as adjusted, is computed as follows:

	Year Ended
	August 31, 2005	August 31, 2004
	(in thousands)
Net income reconciliation
Net income	$146,746	$450,217
Gain on Energy Transfer Transactions	—	(395,253)
Gain on sale of discontinued operations, net of income tax expense	(106,092)	—
Minority interest expense on gain of sale of discontinued operations	65,296	—
Depreciation and amortization	105,751	56,242
Interest expense	101,061	41,217
Income tax expense on continuing operations	4,397	2,792
Non-cash compensation expense	1,608	42
Other, net	(12,191)	(516)
Loss on disposal of assets	330	1,006
Depreciation, amortization, and interest of investee	697	440
Depreciation, amortization, and interest of discontinued operations	1,547	2,249
Depreciation , amortization and interest of Minority interests	(9,911)	(5,953)
Loss on extinguishment of debt	6,550	—

EBITDA, as adjusted (a)	$305,789	$152,483

Heritage EBITDA, as adjusted (b)		$52,845

Aggregate EBITDA, as adjusted (b)		$205,328

(a)	EBITDA, as adjusted, is defined as our earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees, gain or loss on disposal of assets, gain or loss on discontinued operations, and other expenses. We present EBITDA, as adjusted, on a partnership basis, which includes both the general and limited partner interests. Non-cash compensation expense represents charges for the value of the common units of ETP awarded under ETP’s compensation plans that have not yet vested under the terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from our disposal of assets is not included when determining EBITDA, as adjusted. EBITDA, as adjusted, (i) is not a measure of performance calculated in accordance with generally accepted accounting principles and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in our consolidated financial statements.

EBITDA, as adjusted, is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management believes that the presentation of EBITDA, as adjusted, is useful to lenders and investors because of its use in the natural gas and propane industries and for master limited partnerships as an indicator of the strength and performance of ETP’s ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, management believes that EBITDA, as adjusted, provides additional and useful information to our investors for trending, analyzing and benchmarking the operating results of our partnership from period to period as compared to other companies that may have different financing and capital structures. The presentation of EBITDA, as adjusted, allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to ETP’s operating results.

EBITDA, as adjusted, is used by management to determine ETP’s operating performance, and along with other data as internal measures for setting annual operating budgets, assessing financial performance of ETP’s numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation. ETP has a large number of business locations located in different regions of the United States. EBITDA, as adjusted, can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them. To present EBITDA, as adjusted, on a full partnership basis, we add back the minority interest of the general partner because net income is reported net of the general partner’s minority interest. Our EBITDA, as adjusted, includes non-cash compensation expense of ETP which is a non-cash expense item resulting from its unit based compensation plans that does not require cash settlement and is not considered during management’s assessment of the operating results of the its business. By adding these non-cash compensation expenses of ETP in EBITDA, as adjusted, allows management to compare our operating results to those of other companies in the same industry who may have compensation plans with levels and values of annual grants that are different than ours. Other expenses include other finance charges and other asset non-cash impairment charges that are reflected in our operating results but are not classified in interest, depreciation and amortization. We do not include gain or loss on the sale of assets when determining EBITDA, as adjusted, since including non-cash income or loss resulting from the sale of assets increases/decreases the performance measure in a manner that is not related to the true operating results of our business. In addition, ETP’s debt agreements contain financial covenants based on EBITDA, as adjusted. For a description of these covenants, please read “—Debt Obligations—Energy Transfer Partners.”

There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. EBITDA, as adjusted, for the periods described herein is calculated in the same manner as presented by ETP and Heritage in the past. Management compensates for these limitations by considering EBITDA, as adjusted in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income (loss), and cash flow from operating activities.

(b)	The business combination of Energy Transfer Company and Heritage on January 20, 2004, resulted in a change of control for accounting purposes, causing Energy Transfer’s financial statements to become those of the registrant. Because of the accounting treatment applied in the Energy Transfer Transaction, the reported first quarter fiscal 2004 actual results reflect the operations of Energy Transfer’s midstream and transportation and storage businesses for the entire reporting period but not Heritage’s propane business for that period. The aggregate results disclosed reflect Heritage’s historical results for the period ended January 19, 2004 combined with the historical results of Energy Transfer Company for the nine months ended August 31, 2004, and are presented for comparability purposes only. This aggregate information (i) is not necessarily indicative of the results of operations that would have occurred had the transactions been made at the beginning of the periods presented or the future results of the combined operations and (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles.

The following reconciliation of Aggregate EBITDA, as adjusted, to net income is presented for comparability purposes only, and is comprised of the aggregate of Energy Transfer Company and Heritage’s historical results for the periods presented.

	For the Period Ended January 19, 2004	Year Ended August 31, 2004
	(Heritage)	(Aggregate)
	(in thousands)
Net income reconciliation

Net income	$22,644	$472,861
Gain on the Energy Transfer Transactions	—	(395,253)
Depreciation and amortization	15,389	71,631
Interest expense	12,754	53,971
Income tax expense	20	2,812
Non-cash compensation expense	1,232	1,274
Other, net	66	(450)
Depreciation, amortization, and interest of investee	322	762
Depreciation, amortization, and interest of discontinued operations	—	2,249
Depreciation, amortization and interest of Minority interests	—	(5,953)
Minority interests in Operating Partnership	178	178
(Gain) loss on disposal of assets	240	1,246

Heritage EBITDA, as adjusted (b)	$52,845

Aggregate EBITDA, as adjusted (b)		$205,328

OPERATING RESULTS BY SEGMENT

Midstream Segment

	Year Ended
	August 31, 2005	August 31, 2004
	(Actual)	(Actual)
	(in thousands)

Revenues	$3,246,772	$1,880,663
Cost of sales	3,102,539	1,787,849

Gross Margin	144,233	92,814
Operating expenses	22,835	12,540
Selling, general and administrative	9,685	10,222
Depreciation and amortization	17,110	12,451

Segment operating income	$94,603	$57,601

Gross Margin. Gross margin for the midstream segment increased $51.4 million from $92.8 million for the year ended August 31, 2004 to $144.2 million for the year ended August 31, 2005. The increase is principally due to increases in margin pertaining to increased volumes experienced on the Southeast Texas System as noted above, and increased marketing efforts by our producer services. In addition, fee-based revenue increased principally due to increased processing, treating and gathering fees resulting from the increased throughput volumes and the acquisition of the Texas Chalk and Madison Systems in November 2004. The increase in fee based revenue was also due to a change in the contract mix with a major producer during the third quarter of our 2005 fiscal year; however, this change should have no effect on overall midstream margins. The increase in margin during the year ended August 31, 2005 was also due to mark-to-market gains resulting from favorable price movements in relation to our overall derivative positions. The price movements were a result of the effects of Hurricane Katrina during the latter part of August 2005. We expect the effects of Hurricanes Katrina and Rita to have a positive impact on our earnings in our first quarter of fiscal 2006.

Operating Expenses. For the year ended August 31, 2005, Operating expenses for the midstream segment increased $10.3 million to $22.8 million from $12.5 million for the year ended August 31, 2004. The increase was principally due to $3.1 million in increased compressor and pipeline maintenance, $1.8 million in increased measurement expenses, $1.8 million in increased property taxes, and $3.6 million in the aggregate, of other operating expenses such as chemicals, electricity, and other plant operating expenses primarily due to the acquisition of the Texas Chalk and Madison Systems and increased throughput experienced on our existing systems.

Selling, General and Administrative Expenses. General and administrative expenses for the midstream segment decreased from $10.2 million for the year ended August 31, 2004 to $9.7 million for the year ended August 31, 2005. The decrease was principally due to $9.5 million in certain departmental costs incurred by the midstream segment and allocated to the transportation and storage operating segment. The decrease was offset by increases of $6.7 million in employee-related expenses such as salary, incentive compensation and health care cost, and $2.1 million in other general and administrative costs such as office, legal, and insurance expense.

Depreciation and Amortization. Depreciation and amortization for the midstream segment was $17.1 million for the year ended August 31, 2005 compared to $12.5 million for the year ended August 31, 2004, an increase of $4.6 million. The increase was principally due to the acquisition of the Texas Chalk and Madison Systems in November 2004.

Transportation and Storage Segment

	Year Ended
	August 31, 2005	August 31, 2004
	(Actual)	(Actual)
	(in thousands)
Transportation and Storage Segment:
Revenues	$2,608,108	$113,938
Cost of sales	2,280,082	11,270

Gross Margin	328,026	102,668
Operating expenses	113,166	30,571
Selling, general and administrative	27,021	8,372
Depreciation and amortization	36,020	12,255

Segment operating income	$151,819	$51,470

Gross Margin. Transportation and storage gross margin was $328.0 million for the year ended August 31, 2005 as compared to $102.7 million for the year ended August 31, 2004, an increase of $225.3 million. The increase in transportation and storage gross margin is principally due to the following:

•	Increased volumes on ETP’s Oasis Pipeline. The increase is principally due to the increase in average natural gas prices period to period which promotes shippers to transport natural gas to more liquid markets such as the Katy Hub and ETP’s strategy to pursue additional volumes in the middle and west end of the Oasis Pipeline System. Additionally, the average differential between the Waha market hub and Katy market hub increased $0.051 from $0.249 for the year ended August 31, 2004 to $0.30 for the year ended August 31, 2005, thereby influencing shippers to transport natural gas to regions where natural gas prices are more favorable.

•	ET Fuel System acquisition in June 2004. In connection with the acquisition of the ET Fuel System in June of 2004, ETP entered into an eight-year transportation agreement with TXU Portfolio Management Company, LP (TXU Shipper) to transport a minimum of 115.6 MMBtu per year. ETP also entered into two eight-year natural gas storage agreements with TXU Shipper to store gas at two natural gas storage facilities that are part of the ET Fuel System. During the third fiscal quarter of 2005, ETP was entitled to receive additional fees for the difference between the actual volumes transported by TXU Shipper on the ET Fuel System and the minimum amount as stated above. As a result, we recognized an additional $14.7 million in fees during the third fiscal quarter of 2005. TXU Shipper has notified us that it has elected to reduce the minimum transport volume to 100.0 MMBtu per year beginning in January 2006. The ability to reduce the minimum transport volume was limited to a one-time election. The increase in margin was also due to the Fort Worth Basin expansion completed in May 2005. We expect margins from our ET Fuel System to increase in fiscal 2006 as a result of this expansion and the recently announced expansion projects discussed herein.

•	East Texas System. We completed the East Texas System in June 2004.

•	HPL System acquired in January 2005. As discussed above, we expect significant fluctuations in our margins from period to period on the HPL System due to the timing of injections and withdrawals of working natural gas. We expect our margins to increase in the first quarter of fiscal 2006 as a result of the effects of Hurricanes Katrina and Rita in the region where we own these assets.

Operating Expenses. For the year ended August 31, 2005, transportation and storage operating expenses were $113.2 million as compared to $30.6 million for the year ended August 31, 2004, an increase of $82.6 million. The increase was principally attributable to the ET Fuel System acquisition in June 2004, the completion of the East Texas Pipeline in June 2004 and the acquisition of HPL in January 2005. In addition, Oasis Pipeline’s operating expenses increased $9.1 million as a result of increased gas consumption required to transport natural gas through its pipeline and increases in other operating expenses such as compressor and pipeline maintenance and ad valorem taxes.

Selling, General and Administrative Expenses. Transportation and storage general and administrative expenses increased $18.6 million to $27.0 million for the year ended August 31, 2005 from $8.4 million for the year ended August 31, 2004. The increase was principally due to $9.0 million in general and administrative expenses related to the HPL acquisition, $1.4 million in general and administrative expenses relating to the ET Fuel acquisition, and $9.5 million related to certain department costs allocated from the midstream segment offset by a $1.0 million decrease in legal fees related to a lawsuit that was settled in January 2004 and a $0.3 million decrease in other expenses.

Depreciation and Amortization. For the year ended August 31, 2005 transportation and storage depreciation and amortization increased $23.8 million from $12.2 million for the year ended August 31, 2004 to $36.0 million for the year ended August 31, 2005. The increase was principally attributable to the acquisitions of the ET Fuel System and HPL System during the 2005 fiscal period and the completion of the East Texas Pipeline in June 2004.

Retail Propane Segment

	Year Ended
	August 31, 2005	August 31, 2004	August 31, 2004
	(Actual)	(Actual)	(Aggregate)
	(in thousands)
Retail propane revenues	$641,071	$315,177	$536,636
Other propane related revenues	68,402	34,167	60,646
Retail propane cost of sales	384,186	174,769	296,206
Other propane related cost of sales	19,554	9,602	17,512
Operating expenses	176,277	100,093	158,471
Selling, general and administrative	11,067	6,746	11,080
Depreciation and amortization	51,487	30,925	45,979

Segment operating income	$66,902	$27,209	$68,034

Revenues. For the year ended August 31, 2005, we had retail propane revenues of $641.1 million as compared to retail propane revenues of $315.2 million for the year ended August 31, 2004, due in part to the fact that the Energy Transfer Transactions described above resulted in reverse acquisition accounting, and ETC OLP had no propane operations. As a comparison, for the year ended August 31, 2004, aggregate retail propane revenues would have been $536.6 million. Of the $104.5 million aggregate increase, $36.3 million is due to the increase in volumes sold by customer service locations added through acquisitions, $91.1 million is due to higher selling prices which were a result of higher fuel costs that we have passed to our consumer base; offset by a decrease of $22.9 million due to the adverse impact weather related volumes and customer conservation efforts described above. We had other propane related revenues of $68.4 million for the year ended August 31, 2005 compared to $34.2 for the year ended August 31, 2004. As a comparison, aggregate other propane related revenues would have been $60.6 million for the year ended August 31, 2004. The aggregate increase of $7.8 million for the year ended August 31, 2005 compared to the year ended August 31, 2004 is primarily due to other propane revenue from companies acquired during the year ended August 31, 2005 and higher cost of propane related resale items which we have recovered through an increase to our selling prices.

Costs of Sales. For the year ended August 31, 2005, we had retail propane cost of sales of $384.2 million compared to retail propane cost of sales of $174.8 million for the year ended August 31, 2004. As a comparison, for the year ended August 31, 2004, aggregate retail propane cost of sales would have been $296.2 million. Of the $88.0 million aggregate increase for the year ended August 31, 2005 as compared to the year ended August 31, 2004, $80.0 million reflects the increase due to higher cost of fuel, and $8.0 million is due to the increase in volumes described above. We had other propane related cost of sales of $19.5 million for the year ended August 31, 2005 as compared to $9.6 million for the year ended August 31, 2004. As a comparison, we had aggregate other propane related cost of sales of $17.5 million. The aggregate increase for the year ended August 31, 2005 as compared to the year ended August 31, 2004 is primarily due to acquisition related cost of sales for the year ended August 31, 2005 and higher cost of resale items.

Operating Expenses. For the year ended August 31, 2005, operating expenses for the retail propane segment were $176.3 million and $100.1 million for the year ended August 31, 2004. As a comparison, aggregate retail propane operating expenses would have been $158.5 million for the year ended August 31, 2004, or an aggregate increase of $17.8 million. Of this aggregate increase, approximately $8.7 million related to an increase in our employee base from acquisitions, $3.1 million is due to higher fuel costs to run our vehicles and other vehicle expenses, net business insurance increased $3.1 million, and the remaining increase of $2.9 million is primarily due to a general increase in other operating expenses also from acquisitions.

Selling, General and Administrative Expenses. For the year ended August 31, 2005, selling, general and administrative expenses for our retail propane segment were $11.1 million as compared to aggregate retail propane selling, general and administrative expenses of $11.1 million for the year ended August 31, 2004.

Depreciation and Amortization. For the year ended August 31, 2005, depreciation and amortization in our retail propane segment was $51.5 million as compared $30.9 million for the year ended August 31, 2004. We would have had aggregate depreciation and amortization of $46.0 million for the year ended August 31, 2004. The aggregate increase of $5.5 million is due primarily to the increase in depreciation of assets and amortization of intangible assets added through acquisitions and the additional depreciation and amortization of the assets stepped up to fair market value as a result of the Energy Transfer Transactions.

Operating Income. For the year ended August 31, 2005, we had retail propane operating income of $66.9 million as compared to retail propane operating income of $27.2 million for the year ended August 31, 2004. Aggregate total operating income for the year ended August 31, 2004 was $68.0 million. These variances are primarily due to changes in revenues and expenses described above.

Wholesale Propane Segment

	Year Ended
	August 31, 2005	August 31, 2004	August 31, 2004
	(Actual)	(Actual)	(Aggregate)
	(in thousands)
Wholesale Propane Segment:
Revenues	$68,833	$27,345	$47,941
Cost of sales	64,667	24,871	43,410
Operating expenses	3,139	1,936	2,912
Selling, general and administrative	1,564	918	1,443
Depreciation and amortization	754	432	626

Segment operating loss	$(1,291)	$(812)	$(450)

Revenues. For the year ended August 31, 2005, wholesale propane revenues were $68.8 million, compared to $27.3 million for the year ended August 31, 2004. Aggregate wholesale propane revenues were $47.9 million for the year ended August 31, 2004. Of the aggregate increase of $20.9 million, $0.9 million is due to the increase in gallons due to acquisitions, and a $15.5 million is related to higher selling prices, $5.1 million is due to increased marketing efforts in our foreign operations, offset by the decrease of $0.6 million due to weather related gallons described above.

Costs of Sales. For the year ended August 31, 2005, wholesale propane cost of sales was $64.7 million and $24.8 million for the year ended August 31, 2004. As a comparison, aggregate wholesale propane cost of sales would have been $43.4 million for the year ended August 31, 2004. The aggregate increase of $21.3 million is due to a $17.1 million increase from higher selling prices, $4.8 increase due to the increase in volumes in our foreign market described above, offset by a $0.6 million decrease due to weather related volumes described above.

Operating Expenses. For the year ended August 31, 2005, operating expenses for our wholesale propane segment were $3.1 million and $1.9 million for the year ended August 31, 2004. As a comparison, we had aggregate wholesale propane operating expenses of $2.9 million for the year ended August 31, 2004, or an increase of $0.2 million.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for our wholesale propane segment were $1.6 million for the year ended August 31, 2005, compared to wholesale selling, general, and administrative expenses of $0.9 for the year ended August 31, 2004. As a comparison, we had aggregate wholesale selling, general, and administrative expenses of $1.4 million for the year ended August 31, 2004.

Depreciation and Amortization. For the year ended August 31, 2005, depreciation and amortization in our wholesale propane segments was $0.7 million as compared to aggregate depreciation of $0.6 million for the year ended August 31, 2004. The aggregate increase of $0.1 million is due primarily to the increase in depreciation of assets added through acquisitions.

Operating Loss. For the year ended August 31, 2005, we had domestic wholesale propane operating loss of $1.3 million as compared to operating loss of $0.8 million for the year ended August 31, 2004. Aggregate total operating loss for the year ended August 31, 2004 would have been $0.4 million.

Other

	Year Ended
	August 31, 2005	August 31, 2004	August 31, 2004
	(Actual)	(Actual)	(Aggregate)
	(in thousands)
Other
Revenue	$6,867	$3,465	$5,283
Cost of sales	1,742	861	1,304
Operating expenses	4,137	2,234	3,614
Depreciation and amortization	380	179	321

Other operating income	$608	$191	$44

Unallocated selling, general and administrative expenses	$14,720	$4,853	$10,095

Unallocated Selling, General and Administrative Expenses. The selling, general and administrative expenses that relate to the general operations of ETP are not allocated to its segments.

For the year ended August 31, 2005, the total unallocated selling, general, and administrative expenses were $14.7 million as compared to $4.9 million unallocated selling, general, and administrative expense for the year ended August 31, 2004. Aggregate total unallocated selling, general, and administrative expense for the year ended August 31, 2004 would have been $10.1 million. The aggregate increase of $4.6 million in unallocated selling, general, and administrative expenses is primarily related to the $4.4 million expense related to ETP’s ongoing efforts to comply with the Sarbanes-Oxley Act and additional executive wages charged to unallocated selling, general and administrative expenses during fiscal year 2005, offset by approximately $4.5 million of transaction costs related to the Energy Transfer Transactions.

Fiscal Year Ended August 31, 2004 Compared to the Eleven Months Ended August 31, 2003

The Energy Transfer Transactions affect the comparability of our financial statements for the fiscal year ended August 31, 2004 to the eleven months ended August 31, 2003 because our consolidated financial statements for the fiscal year ended August 31, 2004 include the twelve month results for ETC OLP and its subsidiaries and the results of HOLP, its subsidiaries, and Heritage Holdings only for the period from January 20, 2004 through August 31, 2004. The financial statements of ETC OLP for the eleven months ended August 31, 2003 reflect only the results of ETC OLP and its subsidiaries, and the financial statements of Heritage reflect the results of HOLP and its subsidiaries. The changes in the line items discussed below are a result of these transactions. The aggregate results disclosed below reflect Heritage’s historical results from September 1, 2003 until the closing of the Energy Transfer Transactions on January 19, 2004, Heritage’s historical results for the fiscal year ended August 31, 2003, and the actual results for the year ended August 31, 2004, for comparability purposes only. This aggregate information is not necessarily indicative of the results of operations that would have occurred had the transactions been made at the beginning of the periods presented or the future results of the combined operations.

Volume. Total volumes of natural gas sales, NGL sales including propane, and natural gas transported by our midstream, transportation and storage, retail propane, domestic wholesale propane, and foreign wholesale propane segments for the fiscal year ended August 31, 2004 and eleven months ended August 31, 2003 are as follows:

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
	(Actual)	(ETC OLP Actual)
Midstream
Natural gas MMBtu/d	1,026,773	505,725
NGLs bbls/d	6,920	9,332
Transportation and storage
Natural gas MMBtu/d	1,090,710	921,352

Natural gas sales volumes were 1,026,773 MMBtu/d for the year ended August 31, 2004 compared to 505,725 MMBtu/d for the eleven months ended August 31, 2003, an increase of 521,048 MMBtu/d. NGLs sales volumes decreased from 9,332 bbls/d for the eleven months ended August 31, 2003 to 6,920 bbls/d for the year ended August 31, 2004. The increased natural gas sales volumes are the result of our expanded marketing efforts, enhanced relationships with producers and expanded credit facilities with commodity counter parties. As previously discussed, our sales volumes of NGLs vary due to our ability to by-pass our processing plants during unfavorable conditions to process and extract NGLs from our processing plants. The decrease in NGLs sales volumes was attributable to the bypassing of our La Grange plant.

Transportation natural gas volumes increased 169,358 MMBtu/d from 921,352 MMBtu/d for the eleven months ended August 31, 2003 to 1,090,710 for the year ended August 31, 2004. The increase in transportation volumes in principally due to the increased volumes experienced on our Oasis Pipeline and an increase in the average differential between the Waha and Katy market hub. The differential increased $0.093 from $0.156 for the eleven months ended August 31, 2003 to $0.249 for the year ended August 31, 2004 thereby influencing shippers to transport natural gas to regions where natural gas prices were more favorable. The increase was also attributable to the ET Fuel acquisition in June 2004 and the completion of the East Texas Pipeline also in June 2004.

	Year Ended		Eleven Months Ended
	August 31, 2004	August 31, 2004	August 31, 2003	August 31, 2003
	(Actual)	(Aggregate)	(Actual)	(Aggregate)
	(in thousands)
Propane gallons
Retail	226,209	397,862	—	375,939
Domestic wholesale	7,071	12,452	—	15,343
Foreign wholesale	28,648	51,947	—	58,958

Total gallons	261,928	462,261	—	450,240

A total of 226.2 million retail propane gallons were sold in the twelve months ended August 31, 2004, with no sales of retail propane gallons reflected in the eleven months ended August 31, 2003. The difference in retail gallons sold is due to the Energy Transfer Transactions described above. We also sold approximately 7.1 million and 28.6 million domestic and foreign wholesale propane gallons, respectively, in the fiscal year ended August 31, 2004, with no sales of domestic or foreign wholesale propane gallons reflected for the eleven months ended August 31, 2003. As a comparison, Heritage would have reflected aggregate volumes of 397.9 million retail propane gallons for the fiscal year ended August 31, 2004 and historical volumes of 376.0 million gallons for the fiscal year ended August 31, 2003. Of the 21.9 million gallon aggregate increase, 27.8 million gallons are the result of volumes sold by customer service locations added through acquisitions, offset by a decrease of 5.9 million gallons that were weather related. We experienced temperatures that were on average, 2.73% warmer in the twelve months ended August 31, 2004 compared to last year and 6.47% warmer than normal during fiscal 2004. Also, as a comparison, Heritage would have reflected aggregated volumes of 12.5 million and 52.0 million domestic wholesale and foreign wholesale propane gallons, respectively, for the fiscal year ended August 31, 2004 as compared to historical volumes of 15.3 million and 59.0 million domestic and foreign wholesale propane gallons for the fiscal year ended August 31, 2003. The 2.8 million gallon decrease in domestic wholesale propane gallons is primarily the effect of the loss of two commercial customers to alternative fuel sources, and the 7.0 million gallon decrease in foreign wholesale volumes is due to an exchange contract that was in effect during the fiscal year ended August 31, 2003, which was not economical to renew during fiscal 2004.

Consolidated Results

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
	(Actual)	(ETC OLP)
	(in thousands)
Consolidated Information:
Revenues	$2,346,957	$931,027
Cost of sales	1,981,424	825,438

Gross profit	365,533	105,589
Operating expenses	147,374	25,046
Selling, general and administrative	31,111	13,172
Depreciation and amortization	56,242	11,870

Consolidated operating income	$130,806	$55,501
Equity in earnings of affiliates	363	1,423
Interest expense	(41,217)	(12,453)
Gain (loss) on disposal of assets	(1,006)	—
Gain on Energy Transfer Transactions	395,253	—
Other income (expense)	516	202
Minority interests	(35,164)	—
Income tax expense	(2,792)	(4,432)

Income from continuing operations	446,759	40,241
Income from discontinued operations, net of income tax expense	3,458	5,994

Net income	$450,217	$46,235

Equity Income in Affiliates. Equity income in affiliates was $1.4 million for the eleven months ended August 31, 2003 compared to $0.4 million for the fiscal year ended August 31, 2004. The decrease was principally due to the consolidation of the Oasis Pipeline in December 2002.

Interest Expense. Interest expense was $41.2 million for the fiscal year ended August 31, 2004 as compared to $12.5 million for the eleven months ended August 31, 2003. This interest expense reflects the full fiscal year of ETC OLP’s interest expense consolidated with the interest expense of HOLP after the Energy Transfer Transactions (from January 20, 2004 through August 31, 2004). Of this increase, $20.7 million is related to the interest expense of HOLP after the Energy Transfer Transactions and $8.0 million is the result of additional interest in our midstream and transportation and storage segments due to the Energy Transfer Transactions and the acquisition of ET Fuel System in June 2004. In addition, we incurred $8.2 million in deferred financing costs during the year ended August 31, 2004, which we are amortizing on a straight-line basis over the remaining term of the related credit facility and accounting for it in interest expense.

Gain on Energy Transfer Transactions. In accordance with EITF 90-13 and SFAS 141, we recorded a gain of $395.3 million during the year ended August 31, 2004 as a result of the Energy Transfer Transactions. The total gain recorded was increased to the extent that distributions received by us from ETC OLP in the transactions exceeded our investment in ETC OLP prior to the transactions.

Income Tax Expense. Income tax expense was $2.8 million for the fiscal year ended August 31, 2004 compared to $4.4 million for the eleven months ended August 31, 2003. As a partnership, we are not subject to income taxes. However, Oasis Pipeline, Heritage Service Company, and Heritage Holdings, wholly-owned subsidiaries of ETP, are corporations that are subject to income taxes. The decrease in income taxes is due to lower taxable income from Oasis Pipeline offset by the increase from the income taxes in Heritage Holdings after the Energy Transfer Transactions.

Income from continuing operations. Income from continuing operations was $446.8 million for the year ended August 31, 2004 compared to $40.2 million for the eleven months ended August 31, 2003. The increase from fiscal 2003 compared to fiscal year 2004 is principally due to the effects of the Energy Transfer Transactions described above together with the increase in acquisition related income.

Minority interest expense from continuing operations. Minority interest expense from continuing operations was $35.2 million for the year ended August 31, 2004 with no minority interest recorded for the year ended August 31, 2003. The minority interest expense primarily represents partnership interests in ETP that are not owned by us. There were no minority interests prior to the Energy Transfer Transactions. The minority interest from continuing operations for the year ended August 31, 2004 was not affected by the gain on the Energy Transfer Transactions because this gain was entirely attributable to ETE prior to the Energy Transfer Transactions.

Discontinued operations. Income from discontinued operations was $3.5 million for the year ended August 31, 2004 compared to $6.0 million for the eleven months ended August 31, 2003.

Net Income. Net income for the year ended August 31, 2004 was $450.2 million compared to $46.2 million for the eleven months ended August 31, 2003. The effects of the Energy Transfer Transactions described above together with the increase in acquisition related income, attributed to this increase.

EBITDA, as adjusted. EBITDA, as adjusted, increased $75.1 million to $152.5 million for the fiscal year ended August 31, 2004 as compared to EBITDA, as adjusted, of $77.4 million for the eleven months ended August 31, 2003. This increase is due to the Energy Transfer Transactions and operating performance described above. This EBITDA, as adjusted, reflects the full twelve months of ETC OLP’s EBITDA, as adjusted, consolidated with the EBITDA, as adjusted, of HOLP after the Energy Transfer Transactions (from January 20, 2004 through August 31, 2004). Aggregate total EBITDA, as adjusted, for the periods presented, would have been $205.3 million for the fiscal year ended August 31, 2004 as compared to the aggregate EBITDA, as adjusted, of $188.4 million for the eleven months ended August 31, 2003, which includes the effect of $3.3 million of transaction costs, net of non-cash compensation, which were expensed due to the Energy Transfer Transactions. EBITDA, as adjusted, is computed as follows:

	Year Ended	Eleven Months Ended
	August 31, 2004	August 31, 2003
	(in thousands)
Net income reconciliation
Net income	$450,217	$46,235
Gain on Energy Transfer Transactions	(395,253)	—
Depreciation and amortization	56,242	11,870
Interest	41,217	12,453
Taxes	2,792	4,432
Non-cash compensation expense	42	—
Other, net	(516)	(202)
(Gain) loss on disposal of assets	1,006	—
Depreciation, amortization, and interest of investee	440	1,003
Depreciation, amortization, and Interest of discontinued operations	2,249	1,591
Depreciation, amortization, and Interest of minority interests	(5,953)	—

EBITDA, as adjusted (a)	$152,483	$77,382

Heritage EBITDA, as adjusted (b)	$52,845	$110,963

Aggregate EBITDA, as adjusted (c)	$205,328	$188,345

(a)	EBITDA, as adjusted, is defined as our earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees, gain or loss on disposal of assets, and other expenses. ETP presents EBITDA, as adjusted, on a partnership basis, which includes both the general and limited partner interests. Non-cash compensation expense represents charges for the value of the common units of ETP awarded under ETP’s compensation plans that have not yet vested under the terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from ETP’s disposal of assets is not included when determining EBITDA, as adjusted. EBITDA, as adjusted, (i) is not a measure of performance calculated in accordance with generally accepted accounting principles and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in its consolidated financial statements.

EBITDA, as adjusted, is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management of ETP believes that the presentation of EBITDA, as adjusted, is useful to lenders and investors because of its use in the natural gas and propane industries and for master limited partnerships as an indicator of the strength and performance of ETP’s ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, management believes that EBITDA, as adjusted, provides additional and useful information to our investors for trending, analyzing and benchmarking the operating results of ETP from period to period as compared to other companies that may have different financing and capital structures.

The presentation of EBITDA, as adjusted, allows investors to view ETP’s performance in a manner similar to the methods used by management and provides additional insight to ETP’s operating results.

EBITDA, as adjusted, is used by management to determine our operating performance, and along with other data as internal measures for setting annual operating budgets, assessing financial performance of ETP’s numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation. ETP has a large number of business locations located in different regions of the United States. EBITDA, as adjusted, can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them. To present EBITDA, as adjusted, on a full partnership basis, ETP adds back the minority interest of its general partner because net income is reported net of the general partner’s minority interest. Our EBITDA, as adjusted, includes non-cash compensation expense of ETP which is a non-cash expense item resulting from ETP’s unit based compensation plans that does not require cash settlement and is not considered during management’s assessment of the operating results of its business. By adding these non-cash compensation expenses in EBITDA, as adjusted, allows management to compare ETP’s operating results to those of other companies in the same industry who may have compensation plans with levels and values of annual grants that are different than ETP’s. Other expenses include other finance charges and other asset non-cash impairment charges that are reflected in our operating results but are not classified in interest, depreciation and amortization. We do not include gain or loss on the sale of assets when determining EBITDA, as adjusted, since including non-cash income or loss resulting from the sale of assets increases/decreases the performance measure in a manner that is not related to the true operating results of our business. In addition, ETP’s debt agreements contain financial covenants based on EBITDA, as adjusted. For a description of these covenants, please read “Debt Obligations” in this prospectus.

There are material limitations to using a measure such as EBITDA, as adjusted, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, ETP’s calculation of EBITDA, as adjusted, may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. EBITDA, as adjusted, for the periods described herein is calculated in the same manner as presented by ETP and Heritage in the past. Management compensates for these limitations by considering EBITDA, as adjusted in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income (loss), and cash flow from operating activities.

The following reconciliation of Aggregate EBITDA, as adjusted, to net income is presented for comparability purposes only, and is comprised of the aggregate of Energy Transfer Company and Heritage’s historical results for the periods presented.

	For the Period Ended	Year Ended
	January 19, 2004	August 31, 2004	August 31, 2003	August 31, 2003
	(Heritage)	(Aggregate)	(Heritage Historical)	(Aggregate)
	(in thousands)
Net income reconciliation
Net income	$22,644	$472,861	31,142	77,377
Gain on the Energy Transfer Transactions	—	(395,253)	—	—
Depreciation and amortization	15,389	71,631	37,959	49,829
Interest expense	12,754	53,971	35,740	48,193
Income tax expense	20	2,812	1,023	5,455
Non-cash compensation expense	1,232	1,274	1,159	1,159
Other, net	66	(450)	3,213	3,011
Depreciation, amortization, and interest of investee	322	762	901	1,904
Depreciation, amortization, and interest of discontinued operations	—	2,249	—	1,591
Depreciation, amortization and interest of minority interests	—	(5,953)	—	—
Minority interests in Operating Partnership	178	178	256	256
(Gain) loss on disposal of assets	240	1,246	(430)	(430)

Heritage EBITDA, as adjusted (b)	$52,845		110,963

Aggregate EBITDA, as adjusted (b)		$205,328		188,345

OPERATING RESULTS BY SEGMENT

Midstream Segment

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
	(Actual)	(ETC OLP)
	(in thousands)
Midstream Segment:
Revenues	$1,880,663	$899,086
Cost of sales	1,787,849	832,874

Gross Margin	92,814	66,212
Operating expenses	12,540	11,193
General and administrative	10,222	8,057
Depreciation and amortization	12,451	9,056

Segment operating income	$57,601	$37,906

Gross Margin. Gross margin for ETP’s midstream segment increased $26.6 million from $66.2 million for the eleven months ended August 31, 2003 to $92.8 million for the year ended August 31, 2004. The increase is principally attributable to expanding our producer services activities and increases in sales volumes during the year ended August 31, 2004. ETP also had the benefit of one additional month for the 2004 period compared to the 2003 period.

Operating Expenses. Operating expenses for ETP’s midstream segment increased from $11.2 million for the eleven months ended August 31, 2003 to $12.5 million for the year ended August 31, 2004. The increase was principally attributable to a $1.2 million effect of reporting on an additional month and $0.1 increase in miscellaneous expenses during the year ended August 31, 2004 compared to the eleven months ended August 31, 2003.

Selling, General and Administrative Expenses. ETP’s midstream segment general and administrative expenses increased $2.1 million from $8.1 million for the eleven months ended August 31, 2003 to $10.2 million principally due to a $1.2 million effect of reporting on an additional month for the year ended August 31, 2004, a $2.7 million increase in compensation expense and a $0.4 million increase in merger and reporting compliance expenses. The increase was offset by a $2.0 million increase in costs allocated to the transportation and storage segment for certain management services provided by the midstream.

Depreciation and Amortization. ETP’s midstream segment depreciation and amortization increased $3.4 million from $9.1 million for the eleven months ended August 31, 2003 to $12.5 million for the year ended August 31, 2004 due to an additional month in the 2004 reporting period and the additional depreciation related to the step-up of the assets in the Energy Transfer Transactions.

Transportation and Storage Segment

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
	(Actual)	(ETC OLP)
	(in thousands)
Transportation and Storage Segment:
Revenues	$113,938	$41,500
Cost of sales	11,270	2,123

Gross margin	102,668	39,377
Operating expenses	30,571	13,853
General and administrative	8,372	5,021
Depreciation and amortization	12,255	2,814

Segment operating income	$51,470	$17,689

Gross Margin. Gross margin for ETP’s transportation and storage segment was $102.7 million for the year ended August 31, 2004 compared to $39.4 million for the eleven months ended August 31, 2003. The significant increase in transportation and storage revenues is principally due to the following:

•	Accounting for Oasis Pipeline. As discussed above, ETP accounted for the Oasis Pipeline as an equity method investment prior to December 27, 2002 when it purchased the remaining 50% in Oasis Pipeline. As a result, the eleven months ended August 31, 2003 only includes the results of operations subsequent to December 27, 2002.

•

Increased volumes. During the year ended August 31, 2004, ETP transported 1,090,710 MMBtu/d through its transportation pipelines compared to 921,352 MMBtu/d during the period from December 27, 2002 to August 31, 2003, an increase of 169,358 MMBtu/d or 18.4%. The volume increase is a result of ETP’s decision to pursue additional volumes on the middle and west end of the system on the Oasis Pipeline, the acquisition of the ET Fuel System in June 2004, and the completion of the East Texas Pipeline in June 2004. ETP believes that it will be able to increase throughput on, and therefore gross margin from, the ET Fuel System in future years through the addition of interconnects with other pipelines and other industrial end-users, the addition of new customers and more active management of the ET Fuel System and storage facilities to capitalize market opportunities. In addition, a wide basis differential between the Waha and Katy market hubs provides an incentive to transport increased volumes of natural gas to a more attractive marketplace.

Operating Expenses. Operating expenses for ETP’s transportation and storage segment were $30.6 million for the year ended August 31, 2004 compared to $13.9 million for the eleven months ended August 31, 2003, an increase of $16.7 million or 120.1%. The increase was principally attributable to the Oasis Pipeline being accounted for as an equity method investment prior to December 27, 2002, $11.0 million in additional operating expenses related to the acquisition of the ET Fuel System in June 2004, and the completion of the East Texas Pipeline in June 2004.

Selling, General and Administrative Expenses. General and administrative expenses for ETP’s transportation and storage segment increased $3.4 million during the eleven months ended August 31, 2003 from $5.0 million to $8.4 million for the year ended August 31, 2004. The increase is principally attributable to the 2003 reporting period not including general and administrative expenses for the Oasis Pipeline prior to December 27, 2002 as it was accounted for as an equity method investment.

Depreciation and Amortization. Depreciation and amortization for ETP’s transportation and storage segment increased $9.8 million from $2.8 million for the eleven months ended August 31, 2003 to $12.6 million for the year ended August 31, 2004. The increase was attributable to increased depreciation as a result of the consolidation of the Oasis Pipeline in December 2002 and the acquisition of the ET Fuel System in June 2004, and the additional depreciation related to the step-up of the assets in the Energy Transfer Transactions.

Retail Propane Segment

	Year Ended
	August 31, 2004	August 31, 2004	August 31, 2003
	(Actual)	(Aggregate) (unaudited)	(Aggregate) (unaudited)
	(in thousands)
Retail Propane Segment:
Retail propane revenues	$315,177	$536,636	$463,392
Other propane related revenues	34,167	60,646	55,557
Retail propane cost of sales	174,769	296,206	236,307
Other propane related cost of sales	9,602	17,512	16,073
Operating expenses	100,093	158,471	144,929
Selling General and administrative	6,746	11,080	12,825
Depreciation and amortization	30,925	45,979	37,113

Segment operating income	$27,209	$68,034	$71,702

Revenues. For the year ended August 31, 2004, ETP had retail propane revenues of $315.2 million with no retail propane sales reflected in the fiscal year ended August 31, 2003. These revenues reflect only the amounts earned after the Energy Transfer Transactions (from January 20, 2004 through August 31, 2004). As a comparison, for the fiscal year ended August 31, 2004, Heritage would have reflected aggregate retail propane revenues of $536.6 million as compared to aggregate revenues of $463.4 million in the fiscal year ended August 31, 2003 for Heritage. Of the $73.2 million increase from Heritage, $37.4 million is due to the increase in volumes sold by customer service locations added through acquisitions, $43.7 million is due to higher selling prices, offset by a decrease of $7.9 million due to the decrease in weather related volumes described above. ETP had other propane related revenues of $34.2 million for the year ended August 31, 2004 with no other propane related revenues for fiscal year 2003. As a comparison for the fiscal year ended August 31, 2004, ETP would have reflected aggregate other propane related revenues of $60.6 million compared to aggregate other propane related revenues of $55.6 million for the year ended August 31, 2003. The aggregate increase of $5.0 million is primarily increases from acquisitions.

Costs of Sales. For the fiscal year ended August 31, 2004, ETP had retail propane cost of sales of $174.8 million, with no retail propane cost of sales reflected in the fiscal year ended August 31, 2003 These costs reflect only the amounts that were incurred after the Energy Transfer Transactions (from January 20, 2004 through August 31, 2004). As a comparison, for the fiscal year ended August 31, 2004, aggregate retail propane cost of sales would have been $296.2 million as compared to the historical cost of sales of $236.3 million in the fiscal year ended August 31, 2003. Of the $59.9 million aggregate increase from Heritage, $16.3 million reflects changes in volumes described above and $43.6 reflects the increase due to higher selling prices. ETP had other propane related cost of sales of $9.6 million for the year ended August 31, 2004 with no other propane related cost of sales reflected for the fiscal year ended August 31, 2003. As a comparison, ETP would have reflected aggregate other propane related cost of sales of $17.5 million for the year ended August 31, 2004 with aggregate other propane related cost of sales of $16.1 million for the year ended August 31, 2003. The increase of $1.4 million is primarily related to increases from acquisitions.

Operating Expenses. Total operating expenses for the retail propane operations were $100.1 million for the fiscal year ended August 31, 2004, which reflects from the date of the Energy Transfer Transaction. ETP’s retail propane operations would have reflected total aggregate operating expense of $158.5 million for the full year as compared to Heritage’s historical total operating expenses of $144.9 million for the year ended August 31, 2003, or an increase of $13.6 million. Of this aggregate increase approximately $12.4 million related to employee related expenses due to an increase in our employee base from acquisitions. During fiscal 2004, Heritage purchased the other 50% of Bi-State Partnership, which accounted for as an equity method investment prior to the purchase in December 2003.

Selling, General and Administrative Expenses. For the year ended August 31, 2004, selling, general and administrative expenses for ETP’s retail propane segment were $6.7 million with no retail propane selling general and administrative expenses for the year ended August 31, 2003. As a comparison, aggregate retail propane selling, general and administrative expenses would have been $11.1 million for the year ended August 31, 2004 compared to aggregate retail propane selling, general and administrative expenses of $12.8 million for the fiscal year ended August 31, 2003.

Depreciation and Amortization. For the year ended August 31, 2004, depreciation and amortization in ETP’s retail propane segment was $30.9 with no depreciation expense reflected for the year ended August 31, 2003. As a comparison, ETP would have had aggregate depreciation and amortization of $46.0 million for the year ended August 31, 2004 compared to aggregate depreciation and amortization of $37.1 million for the year ended August 31, 2003. The aggregate increase of $8.9 million is due primarily to the increase in depreciation of assets and amortization of intangible assets added through acquisitions and the additional depreciation and amortization of the assets stepped up to fair market value as a result of the Energy Transfer Transactions.

Operating Income. For the year ended August 31, 2004, ETP had retail propane operating income of $27.2 with no retail propane operating income reflected for the year ended August 31, 2003. As a comparison, ETP would have had aggregate operating income for the year ended August 31, 2004 of $68.0 million compared to aggregate operating income of $71.7 million for the year ended August 31, 2003. This aggregate decrease is due to changes in revenues and expenses described above.

Wholesale Propane Segment

	Year Ended
	August 31, 2004	August 31, 2004	August 31, 2003
	(Actual)	(Aggregate) (unaudited)	(Aggregate) (unaudited)
	(in thousands)
Wholesale Propane Segment:
Revenues	$27,345	$47,941	$47,366
Cost of sales	24,871	43,410	43,636
Operating expenses	1,936	2,912	3,508
Selling, general and administrative	918	1,443	1,213
Depreciation and amortization	432	626	517

Segment operating loss	$(812)	$(450)	$(1,508)

Revenues. For the fiscal year ended August 31, 2004, ETP had wholesale propane revenues of $27.3 million, with no wholesale propane revenues reflected in the eleven months ended August 31, 2003. These revenues reflect only the amounts that were incurred after the Energy Transfer Transactions (from January 20, 2004 through August 31, 2004). Aggregate wholesale propane revenues would have been $47.9 million for the fiscal year ended August 31, 2004 as compared to aggregate revenues of $47.4 million for the fiscal year ended August 31, 2003.

Costs of Sales. For the fiscal year ended August 31, 2004, ETP had wholesale propane cost of sales of $24.8 million, with no wholesale propane cost of sales reflected in the fiscal year ended August 31, 2003. These costs reflect only the amounts that were incurred after the Energy Transfer Transactions (from January 20, 2004 through August 31, 2004). Aggregate wholesale propane cost of sales would have been $43.4 million as compared to historical cost of sales of $43.6 million for the fiscal year ended August 31, 2003.

Operating Expenses. For the year ended August 31, 2004, operating expenses for ETP’s wholesale propane segment were $1.9 million with no wholesale propane operating expenses reflected for the year ended August 31, 2003. As a comparison, ETP had aggregate wholesale propane operating expenses of $2.9 million for the year ended August 31, 2004, compared to aggregate wholesale propane operating expenses of $3.5 million for the fiscal year ended August 31, 2003.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for ETP’s wholesale propane segment were $0.9 for the year ended August 31, 2004 with no wholesale propane selling, general and administrative expenses reflected in the year ended August 31, 2003. As a comparison, ETP had aggregate wholesale selling, general, and administrative expenses of $1.4 million for the year ended August 31, 2004 compared to aggregate wholesale selling, general and administrative expenses of $1.2 million for the year ended August 31, 2003.

Depreciation and Amortization. For the year ended August 31, 2004, depreciation and amortization in ETP’s wholesale propane segments was $0.4 million with no wholesale depreciation and amortization reflected in the year ended August 31, 2003. As a comparison, ETP had aggregate depreciation of $0.6 million for the year ended August 31, 2004 compared to aggregate wholesale deprecation of $0.5 million for the year ended August 31, 2003.

Operating Loss. For the year ended August 31, 2004, ETP had domestic wholesale propane operating loss of $0.8 million compared to aggregate total operating loss of $1.5 million for the year ended August 31, 2003.

Other

	Year Ended
	August 31, 2004	August 31, 2004	August 31, 2003	August 31, 2003
	(Actual)	(Aggregate)	(Actual)	(Aggregate)
	(in thousands)
Other
Revenue	$3,465	$5,283	$—	$5,161
Cost of sales	861	1,304	—	1,139
Operating expenses	2,234	3,614	—	3,694
Depreciation and amortization	179	321	—	329

Other operating income (loss)	$191	$44	$—	$(1)

Unallocated selling, general and administrative expenses	$4,853	$10,095	$94	$94

Unallocated Selling, General and Administrative Expenses. The selling, general and administrative expenses that related to the general operations of ETP are not allocated to its segments. For the year ended August 31, 2004, the total unallocated selling, general, and administrative expenses were $4.8 million with $0.9 million unallocated selling, general, and administrative expense reflected for the year ended August 31, 2003. Aggregate total unallocated selling, general, and administrative expense for the year ended August 31, 2004 would have been $10.1 million with $0.9 million aggregate total unallocated selling, general and administrative expenses for the year ended August 31, 2003.

Liquidity and Capital Resources

Historically, we have relied on cash distributions from ETP to fund any cash requirements for our operations. We are in compliance with all material financial covenants under our existing term loan agreement.

ETP’s ability to satisfy its obligations will depend on our future performance, which will be subject to prevailing economic, financial, business and weather conditions, and other factors, many of which are beyond management’s control.

Future capital requirements of ETP’s business will generally consist of:

•	maintenance capital expenditures, which include capital expenditures made to connect additional wells to its natural gas systems in order to maintain or increase throughput on existing assets for which ETP expects to expend $21.3 million in the next fiscal year and capital expenditures to extend the useful lives of its propane assets in order to sustain its operations, including vehicle replacements on its propane vehicle fleet for which ETP expects to expend $16.0 million in the next fiscal year;

•	growth capital expenditures, mainly for constructing new pipelines, processing plants and treating plants for which ETP expects to expend $534.0 million in the next fiscal year; and customer propane tanks for which ETP expects to expend $18.9 million in the next fiscal year; and

•	acquisition capital expenditures including acquisition of new pipeline systems and propane operations.

We believe that cash generated from the operations of ETP’s businesses will be sufficient to meet anticipated maintenance capital expenditures. ETP will initially finance all capital requirements by cash flows from operating activities. To the extent that ETP’s future capital requirements exceed cash flows from operating activities:

•	maintenance capital expenditures will be financed by the proceeds of borrowings under the existing credit facilities described below, which will be repaid by subsequent season reductions in inventory and accounts receivable;

•	growth capital expenditures will be financed by the proceeds of borrowings under the existing credit facilities and the issuance of additional common units of ETP or a combination thereof; and

•	acquisition capital expenditures will be financed by the proceeds of borrowings under the existing credit facilities, other lines of credit, long-term debt, the issuance of additional common units of ETP or a combination thereof.

The assets utilized in ETP’s propane operations do not typically require lengthy manufacturing process time or complicated, high technology components. Accordingly, ETP does not have any significant financial commitments for maintenance capital expenditures in its propane business. In addition, ETP does not experience any significant increases attributable to inflation in the cost of these assets or in its propane operations. The assets used in ETP’s midstream and transportation and storage segments, including pipelines, gathering systems and related facilities, are generally long-lived assets and do not require significant maintenance capital expenditures other than new well connects.

In connection with the Houston Pipeline System acquisition, ETP now engages in natural gas storage transactions in which it seeks to find and profit from pricing differences that occur over time. Natural gas is typically purchased and held in storage during the summer months and sold during the winter months. Although ETP intends to fund natural gas purchases with cash generated from operations, from time to time it may need to finance the purchase of natural gas to be held in storage with borrowings from our current credit facilities. ETP intends to repay these borrowings with cash generated from operations when the gas is sold.

Three Months Ended November 30, 2005

ETP’s internally generated cash flows may change in the future due to a number of factors, some of which it cannot control. These include regulatory changes, the price for its products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of its acquisitions, including the recently acquired Houston Pipeline System, and other factors.

Our internally generated cash flows may change in the future due to a number of factors, some of which we cannot control. These include regulatory changes, the price for ETP’s products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of ETP’s acquisitions, including the recently acquired the Houston Pipeline System, and other factors.

Operating Activities. Cash used in operating activities during the three months ended November 30, 2005, was $35.1 million as compared to cash provided by operating activities of $35.4 million for the three months ended November 30, 2004. The net cash provided by operations for the three months ended November 30, 2005 consisted of net income of $39.6 million, non-cash changes of $68.3 million, principally minority interests, and including depreciation and amortization and deferred taxes, and uses due to changes in operating assets and liabilities of $143.0 million which increased components of working capital. Various components of working capital changed significantly from the prior period due to factors such as the variance in the timing of accounts receivable collections, payments on accounts payable, and the purchase of inventories related to the propane and transportation and storage operations. Increased fuel prices also contributed to increases in accounts receivable balances with customers, accounts payable for fuel, and inventory costs.

Investing Activities. Cash used in investing activities during the three months ended November 30, 2005 of $94.7 million is comprised of cash paid for acquisitions of $27.8 million and $87.1 million invested for maintenance and growth capital expenditures needed to sustain operations at current levels and to support growth of operations. Cash used in investing activities also includes proceeds from the sale of idle property of $0.5 million and cash received for a working capital settlement with respect to the Houston Pipeline System acquisition of $19.7 million. The cash paid for acquisitions includes $16.6 million paid for the acquisition of the remaining interests in the Houston Pipeline System and $0.5 million for the remaining interests in the Dorado System, each of which we did not previously own, and cash paid for acquisitions of $10.7 million expended for retail propane acquisitions.

Financing Activities. Cash provided by financing activities during the three months ended November 30, 2005 was $134.8 million. The Revolving Credit Facility and Swingline option had a net increase of $112.3 million during the three months ended November 30, 2005, of which the majority was used to finance the purchase of natural gas inventory to be stored in ETP’s Bammel storage facility and margin calls with ETP’s brokers. ETP also had net increases of $29.6 million in the HOLP Working Capital which was used primarily to cover the cost of fuel purchases as we enter into ETP’s peak heating season and $7.5 million in our acquisition facility which was used to finance retail propane acquisitions. Our other long-term debt decreased by $5.5 million due to scheduled principle payments. Cash received from financing activities is reduced by the distributions we paid to our limited partner unitholders and our general partner of $9.0 million, and other financing costs of $0.1 million.

Fiscal Year Ended August 31, 2005

Operating Activities. Cash provided by operating activities during the year ended August 31, 2005, was $56.4 million as compared to cash provided by operating activities of $122.1 million for the year ended August 31, 2004. The net cash provided by operations for the year ended August 31, 2005 consisted of net income of $146.7 million, non-cash charges of $51.2 million, principally gain on the sale of discontinued operations, minority interests and depreciation and amortization, and a change in working capital of $(141.5) million. Various components of working capital changed significantly from the prior period due to factors such as the variance in the timing of accounts receivable collections, payments on accounts payable, purchase of inventories related to the propane and transportation and storage operations, and the Energy Transfer Transactions.

Investing Activities. Cash used in investing activities during the year ended August 31, 2005 of $1,133.7 million is comprised of cash paid for acquisitions of $1,131.8 million, $196.5 million invested for maintenance and growth capital expenditures needed to sustain operations at current levels and to support growth of operations, and cash invested in affiliates of $2.3 million. Cash used in investing activities also includes proceeds from the sale of discontinued operations of $191.6 million and proceeds from the sale of idle property of $5.3 million. The cash paid for acquisitions included $1,039.5 million paid for the acquisition of the Houston Pipeline System, $63.0 million for the Texas Chalk and Madison Systems acquisitions and $3.8 million for the purchase of the remaining interests in Vantex that we did not previously own. Cash paid for acquisitions also included $25.5 million expended for retail propane acquisitions. In addition to cash paid for acquisitions, we also issued $2.5 million of Common Units in connection with two propane acquisitions.

Financing Activities. Cash provided by financing activities during the year ended August 31, 2005 was $1,027.9 million. On June 16, 2005, we entered into our existing $600 million senior secured term loan agreement with Goldman Sachs Credit Partners L.P., Citicorp North America, Inc., Lehman Commercial Paper Inc., and Wachovia Bank, National Association, that matures on June 16, 2008. Loans in an amount of $600.0 million were borrowed to fund a cash distribution to our then-existing equity owners. In January 2005, ETP successfully completed its issuance of $750.0 million in Rule 144A private placement senior notes. Net proceeds of approximately $741.0 million were used to repay borrowings of $725.0 million and accrued interest outstanding under ETP’s then-existing $725.0 million term loan facility with a maturity date of January 19, 2008 (the “ETC OLP Term Loan Facility”) and $225.0 million revolving credit facility (the “ETC OLP Revolving Credit Facility”). ETP also entered into a $700.0 million revolving credit facility in January 2005 (the “Old ETP Revolving Credit Facility”). Effective June 2, 2005 ETP increased the amount available under the Old ETP Revolving Credit Facility from $700.0 million to $800.0 million. The Old ETP Revolving Credit Facility had net borrowings of $186.0 million outstanding as of August 31, 2005, of which the majority was used to finance the purchase of natural gas inventory to be stored in ETP’s Bammel storage facility and margin calls with our brokers. The Swingline loan option of the Old ETP Revolving Credit Facility provided $15.0 million of net proceeds that were used for general partnership purposes. On July 29, 2005, in a Rule 144A private placement offering, ETP issued $400.0 million in aggregate principal amount of senior notes. The net proceeds of approximately $397.1 million from the sale of the 2012 Unregistered Notes were used to retire a portion of our outstanding indebtedness under the Old ETP Revolving Credit Facility, to fund our recently announced capital expansion projects and for general partnership purposes.

ETC OLP borrowed $80.0 million under the ETC OLP Revolving Credit Facility of which $60.0 million was used to fund the acquisition of the Texas Chalk and Madison Systems. The remaining $20.0 million was used for general partnership purposes. The $80.0 million was repaid during the second quarter of fiscal year 2005. Net cash provided by financing activities also included $200.0 million of proceeds from a short-term loan to acquire the working natural gas inventory stored in the Bammel storage facilities in connection with the HPL acquisition. The loan was paid in full during the third quarter of fiscal year 2005.

Cash provided by financing activities includes the net increase in HOLP’s working capital facility of $2.1 million, a net increase in HOLP’s acquisition facility of $19.0 million and a net decrease in HOLP’s long-term debt of $31.0 million. The increase in the acquisition facility is due to funding of acquisitions of propane businesses and other growth capital. The decrease in HOLP’s long-term debt is due to the re-payment of required principal on HOLP’s senior secured notes.

On January 26, 2005, ETP placed $350.0 million of its common units in a private placement to institutional investors as part of the financing of the acquisition of the Houston Pipeline System. In this private placement ETP issued 6,296,294 (post-split) of its unregistered common units for total consideration of $170.0 million, and ETP became obligated under a Units Purchase Agreement dated January 14, 2005 to issue an additional 6,666,666 (post-split) of its common units for total consideration of $180.0 million. These common units were issued pursuant to an effective shelf registration statement on March 18, 2005. The proceeds from these private placements were used to finance a portion of the HPL acquisition. On June 20, 2005, ETP issued 1,640,000 of its common units to a group of its executive managers for $52.4 million. On July 26, 2005, ETP completed the sale of 3,000,000 of its common units in a private sale to an institutional investor. These common units were issued pursuant to ETP’s effective shelf registration statement and the proceeds of $105.6 million were used by ETP to retire a portion of the outstanding indebtedness under the Old ETP Revolving Credit Facility. ETP paid $0.3 million in equity issue costs associated with the issuance of its common units. The general partner of ETP contributed $10.4 million to maintain its 2% interest in ETP in connection with the common units issued in the private placements and $2.5 million units issued in connection with certain acquisitions.

Cash received from financing activities is reduced by the distributions ETP paid to its unitholders and its general partner of $671.6 million, $1.0 million cash paid for the retirement of employee incentive units, and other financing costs of $23.0 million related to the issuance of the $750.0 million senior notes, the $400 million senior notes and other debt.

ETP Cash Distributions

ETP uses the cash provided by the operating and financing activities of ETC OLP and HOLP to provide distributions to its unitholders. Under its partnership agreement, ETP must distribute to its partners within 45 days after the end of each fiscal quarter, an amount equal to all of its available cash for such quarter. Available cash generally means, with respect to any quarter of ETP, all cash on hand at the end of such quarter less the amount of cash reserves established by its general partner in its reasonable discretion that is necessary or appropriate to provide for future cash requirements. ETP’s commitment to its unitholders is to distribute the increase in its cash flow while maintaining prudent reserves for ETP’s operations. Heritage (the predecessor to ETP) paid quarterly distributions since its inception in 1996 up to and including the quarterly distribution of $0.325 per common unit paid on January 14, 2004. Heritage had raised its quarterly distribution over the years from $0.25 per ETP unit in 1996 to $0.325 per unit as of the quarterly distribution paid on January 14, 2004. Subsequent to the business combination of ETP and Heritage, ETP has increased the cash distributions per common unit to $0.55 for the quarter ended November 30, 2005 ($2.20 per common unit on an annualized basis). This level of distribution will result in a quarterly distribution of approximately $20.0 million to us attributable to our approximately 36.4 million units of ETP (including Class F units, if any), $1.7 million attributable to our indirect ownership of the 2% general partner interest and $9.3 million attributable to our indirect ownership of 50% of the incentive distribution rights.

Debt Obligations

Energy Transfer Equity

Senior Secured Term Loan Agreement. On June 16, 2005, we entered into our existing $600 million senior secured term loan agreement with Goldman Sachs Credit Partners L.P., Citicorp North America, Inc., Lehman Commercial Paper Inc., and Wachovia Bank, National Association, that matures on June 16, 2008. Loans in an amount of $600 million were borrowed to fund a cash distribution to our then-existing equity owners. Amounts repaid under the existing term loan agreement may not be reborrowed. Loans under the existing term loan agreement bear interest at our option at either (i) a base rate plus an applicable margin or (ii) the Eurodollar rate plus an applicable margin. The applicable margins are a function of our leverage ratio. Interest on loans under the existing term loan agreement will be due and payable periodically based on the applicable interest rate and related interest period. Loans under the existing term loan agreement are secured by a lien on our assets, including the capital stock and assets of Energy Transfer Partners, L.L.C. and Energy Transfer Partners GP, L.P. and the approximately 36.4 million units of ETP (including Class F units, if any) that we and our subsidiaries own. The existing term loan agreement also contains customary representations and warranties (including those relating to corporate organization and authorization, compliance with laws, absence of defaults and litigation).

The existing term loan agreement also includes a number of mandatory prepayment events. Loans under the existing term loan agreement must, subject to specified exceptions, be repaid with (i) 100% of net cash proceeds of all non-ordinary course asset sales if our leverage ratio is greater than or equal to 4.0:1.0; (ii) 50% of net cash proceeds of all non-ordinary course asset sales if our leverage ratio is less than 4.0:1.0 and greater than or equal to 3.0:1.0; (iii) 100% of excess cash flow if our leverage ratio is greater than or equal to 6.0:1.0; (iv) 50% of excess cash flow if our leverage ratio is less than 6.0:1.0 and greater than or equal to 4.5:1.0; (v) 25% of excess cash flow if our leverage ratio is less than 4.5:1.0 and greater than or equal to 3.5:1.0; and (vi) cash proceeds from public offerings of our limited partnership interests, including our initial public offering, until we have repaid an aggregate of $200.0 million.

The existing term loan agreement contains affirmative covenants relating to, among other things: delivery of financial statements and other reports, including compliance certificates and notice of specified events; maintenance of existence; payment of taxes and claims; maintenance of property and insurance; lender inspection rights; compliance with law, including environmental laws; subsidiary guarantee and security obligations; further assurances; use of proceeds; separateness of ETP; payment of contractual or debt obligations; and subsidiaries. The term loan agreement also contains negative covenants relating to, among other things: incurrence of indebtedness; liens; restricted payments; restrictions on subsidiary distributions; investments; fundamental changes; dispositions of assets; acquisitions; capital expenditures; sale and lease-back transactions; transactions with affiliates; conduct of business; changes in fiscal year or in tax status; and amendments or waivers of certain agreements or material contracts. The negative covenant related to the incurrence of indebtedness prohibits us from incurring more than $100.0 million of other indebtedness, in addition to the indebtedness under this term loan facility. The term loan agreement provides for events of default upon the occurrence of, among other things: failure to make payments on principal and interest under the term loan agreement; cross-defaults to other indebtedness; breach of covenants; breach of representations; bankruptcy; certain judgments; dissolution of our general partner; default under employee benefit plans; change of control; unenforceability or repudiation of guarantees or collateral documents; the leverage ratio of ETP exceeding the lower of 5.25:1.0 and the applicable leverage ratio set forth in the Old ETP Revolving Credit Facility; to the extent available to us, failure to deliver a copy of the compliance certificate delivered under the Old ETP Revolving Credit Facility; and creation of restrictions on the ability of ETP and its subsidiaries to make distributions. The term loan facility also contains financial covenants which are described in detail below.

The financial covenants contained in the term loan agreement include a consolidated leverage ratio test (not to exceed a ratio ranging from 6.25:1.0 to 4.0:1.0), a consolidated interest coverage ratio test (not to be less than a ratio ranging from 2.25:1.0 to 3.0:1.0) and a value to loan ratio (not to be less than 2.0:1.0). Our leverage ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending August 31, 2005, cannot exceed the correlative ratio indicated below:

Period	Ratio
August 31, 2005	6.25:1.00
November 30, 2005	6.00:1.00
February 28, 2006	6.00:1.00
May 31, 2006	5.50:1.00
August 31, 2006	5.50:1.00
November 30, 2006	5.00:1.00
February 28, 2007	5.00:1.00
May 31, 2007	4.50:1.00
August 31, 2007	4.50:1.00
November 30, 2007	4.00:1.00
February 29, 2008	4.00:1.00
May 31, 2008	4.00:1.00

Our interest coverage ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending August 31, 2005, cannot be less than the correlative ratio indicated below:

Period	Ratio
August 31, 2005	2.25:1.00
November 30, 2005	2.50:1.00
February 28, 2006	2.50:1.00
May 31, 2006	2.50:1.00
August 31, 2006	2.75:1.00
November 30, 2006	2.75:1.00
February 28, 2007	2.75:1.00
May 31, 2007	2.75:1.00
August 31, 2007	3.00:1.00
November 30, 2007	3.00:1.00
February 29, 2008	3.00:1.00
May 31, 2008	3.00:1.00

Finally, we cannot permit the value to loan ratio as of any date to be less than 2.00:1.00.

If we were to fail the total leverage ratio covenant, breach any other covenant contained in the term loan agreement, or otherwise are in default under the term loan agreement, the restricted payment covenant in the term loan agreement restricts our ability to pay distributions during the period in which the default remained uncured. Upon the occurrence of a default, we would seek a waiver from our lenders under this facility; however, if we were unable to obtain a waiver from our lenders and the default remained uncured after any applicable grace period, the lenders representing more than 50% of the loans outstanding under the term loan agreement would be entitled to declare all outstanding loans immediately due and payable.

We believe that our future cash expected to be provided by operating activities, loans from the term loan agreement, and our relationship with institutional lenders and equity investors should enable us to meet our planned capital and liquidity requirements through at least the maturity date of our term loan agreement.

Proposed New ETE Revolving Credit Facility. Concurrently with the closing of this offering, we expect to enter into a proposed new $500 million revolving credit facility with Wachovia Bank, National Association, as Administrative Agent, LC Issuer and Swingline Lender, Bank of America, N.A. and Citicorp North America, Inc., as Co-Syndication Agents, BNP Paribas and The Royal Bank of Scotland plc New York Branch, as Co- Documentation Agents, Credit Suisse, Cayman Islands Branch, Deutsche Bank AG New York Branch, and UBS

Loan Finance LLC, as Senior Managing Agents, and Fortis Capital Corp, Suntrust Bank, and Well Fargo Bank, N.A. as Managing Agents. The proposed new credit facility will replace our existing $600 million senior secured term loan agreement. The proposed new credit facility will also offer a swingline loan option with a maximum borrowing of $10.0 million and a daily rate based on the London market. The maximum commitment fee payable on the unused portion of the facility will be .5%. Loans under our proposed new credit facility will bear interest at our option at either (a) a base rate plus an applicable margin or (b) the Eurodollar rate plus an applicable margin. The applicable margins are a function of our leverage ratio.

Loans under the proposed new credit facility will be secured by a lien on our assets, including the capital stock and assets of Energy Transfer Partners, L.L.C. and Energy Transfer Partners GP, L.P. and the approximately 36.4 million units of ETP (including Class F units, if any) that we and our subsidiaries will own as of the closing of this offering. Our proposed new credit facility is also expected to contain customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults and litigation).

Our proposed new credit facility will contain affirmative covenants relating to, among other things: delivery of financial statements and other reports, including compliance certificates and notice of specified events; maintenance of existence; payment of taxes and trade liabilities; maintenance of property and insurance; compliance with law, including environmental laws; subsidiary guarantee and security obligations; further assurances; and subsidiaries.

Our proposed new credit facility will also contain negative covenants relating to, among other things: incurrence of indebtedness; liens; restricted payments; limitations on mergers; restrictions on issuances of subsidiary securities; sales of property; investments; capital expenditures; conduct of business; changes in fiscal year or in tax status; and amendments or waivers of certain agreements or material contracts. Our proposed new credit facility provides for events of default upon the occurrence of, among other things: failure to make payments on principal and interest under our proposed new credit facility; cross-defaults to other indebtedness; breach of covenants; breach of representations; bankruptcy; certain judgments; change of control; unenforceability or repudiation of guarantees or collateral documents; and creation of restrictions on the ability of ETE and its subsidiaries to make distributions. The financial covenants contained in our proposed new credit facility will include a leverage ratio test (not to exceed 4.5:1.0 or 5.0:1.0 during a specified post-acquisition period), a consolidated leverage ratio test (not to exceed 5.5:1.0), a consolidated interest coverage ratio test (not to be less than 3.0:1.0) and a value-to-loan ratio (not to be less than 2.0:1.0).

If we were to fail to meet the total leverage ratio covenant, breach any other covenant contained in our proposed new credit facility, or are otherwise in default under the facility, the restricted payment covenant in the term loan agreement restricts our ability to pay cash distributions to the holders of our common units during the period in which the default remained uncured.

The proposed new ETE credit facility also contains an accordion feature which will allow us, subject to the bank syndication’s approval, to expand the facility’s capacity for up to an additional $100 million.

Upon the occurrence of a default, we would seek a waiver from our lenders under this facility; however, if we were unable to obtain a waiver from our lenders and the default remained uncured after any applicable grace period, the lenders representing more than 50% of the loans outstanding under our proposed new credit facility would be entitled to declare all outstanding loans immediately due and payable.

Energy Transfer Partners

ETP’s indebtedness consists of $750.0 million in principal amount of 5.95% Senior Notes due 2015, $400.0 million in principal amount of 5.65% Senior Notes due 2012 and the New ETP Revolving Credit Facility that allows for borrowings of up to $800.0 million through January 18, 2010. ETP also currently maintains a separate credit facility for HOLP, one of its principal operating subsidiary partnerships. Prior to January 18, 2005, ETP maintained a separate credit facility for ETC OLP, ETP’s other principal operating subsidiary partnership which was paid off using net proceeds received from ETP pursuant to its offering of 5.95% Senior Notes due 2015. The terms of the indebtedness of ETP and its two operating partnerships are described in more detail below. Failure to comply with the various restrictive and affirmative covenants of the credit agreements could negatively impact the ability of ETP and its subsidiaries to incur additional debt and its ability to pay distributions. Each of the borrowers is required to measure these financial tests and covenants quarterly and, as of November 30, 2005, they were in compliance with all financial requirements, tests, limitations, and covenants related to financial ratios under their existing credit agreements.

Senior Notes.

On January 18, 2005, in a Rule 144A private placement offering, ETP issued $750.0 million in aggregate principal amount of its 5.95% Senior Notes due on February 1, 2015 (the “2015 Unregistered Notes”). ETP recorded a discount of $2.3 million and debt issue costs of $7.4 million in connection with the issuance of the 2015 Unregistered Notes. The net proceeds of approximately $741.0 from the sale of the 2015 Unregistered Notes were used to repay the indebtedness and accrued interest outstanding under the then existing credit facilities that were previously secured by the assets of ETC OLP. On July 29, 2005, ETP completed the exchange of the notes for substantially similar notes registered under the Securities Act of 1933, as amended.

On July 29, 2005, in a Rule 144A private placement offering, ETP issued $400.0 million in aggregate principal amount of its 5.65% Senior Notes due on August 1, 2012 (the “2012 Unregistered Notes” and together with the 2015 Unregistered Notes, the “ETP Senior Notes”). ETP recorded a discount of $0.4 million in connection with the issuance of the 2012 Unregistered Notes. The net proceeds of approximately $397.1 from the sale of the 2012 Unregistered Notes were used to retire a portion of ETP’s outstanding indebtedness under its Revolving Credit Facility, to fund ETP’s recently announced capital expansion projects and for general partnership purposes. On November 23, 2005, ETP filed a registered exchange offer to exchange newly issued 5.65% Senior Notes due 2012 which have been registered under the Securities Act of 1933, for the 2012 Unregistered Notes. The exchange offer registration statement has not yet been declared effective.

The ETP Senior Notes represent senior unsecured obligations of ETP and rank equally with all other existing and future unsecured and unsubordinated indebtedness of ETP. The ETP Senior Notes are jointly and severally guaranteed by ETC OLP and all of the direct and indirect wholly owned and majority-owned subsidiaries of ETC OLP. The subsidiary guarantees rank equally in right of payment with all of the existing and future unsubordinated indebtedness of ETP’s guarantor subsidiaries. The ETP Senior Notes and each guarantee will effectively rank junior to any future indebtedness of ETP and its subsidiary guarantors that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the ETP Senior Notes will effectively rank junior to all indebtedness and other liabilities of ETP’s existing and future subsidiaries that are not subsidiary guarantors.

The ETP Senior Notes were issued under an indenture containing covenants, which include covenants that restrict ETP’s ability to, subject to certain exceptions, incur debt secured by liens, engage in sale and leaseback transactions, or merge or consolidate with another entity or sell substantially all of its assets.

Revolving Credit Facility. On January 18, 2005, ETP entered into a $700.0 million revolving credit facility (the “Old ETP Revolving Credit Facility”) available through January 18, 2010. Effective June 2, 2005, the Old ETP Revolving Credit Facility was amended to increase the borrowing capacity from $700.0 million to $800.0 million. Amounts borrowed under the ETP Revolving Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The Revolving Credit Facility also offers a Swingline loan option with the maximum borrowing of $30.0 million at a daily rate based on the London market. The maximum commitment fee payable on the unused portion of the facility is 0.30%. The facility is fully secured by substantially all of ETC OLP’s assets. As of November 30, 2005, there was $313.3 million outstanding under the Revolving Credit Facility which includes $3.3 million under the Swingline option, and $10.0 million in Letters of Credit outstanding, which reduce the amount available for borrowing under the Revolving Credit Facility. Letter of Credit Exposure plus the Revolving Credit Facility cannot exceed the $800.0 million maximum Revolving Credit Facility. The weighted average interest rate was 5.35% as of November 30, 2005.

On December 13, 2005, ETP entered into the New ETP Revolving Credit Facility a $900 million five-year revolving credit facility available through December 13, 2010 which replaced the Old ETP Revolving Credit Facility. The New ETP Revolving Credit Facility also offers a Swingline loan option with a maximum borrowing of $50 million and a daily rate based on the London market. Amounts borrowed under the New ETP Revolving Credit Facility bear interest at a rate based on either a Eurodollar rate, or a prime rate. The maximum commitment fee payable on the unused portion of the facility is 0.25%.

The ETP Revolving Credit Facility requires that, on the last day of each of ETP’s fiscal quarters, the ratio of ETP’s Consolidated Funded Debt (as defined in the credit agreement relating to the ETP Revolving Credit Facility) to ETP’s Consolidated EBITDA (as defined in the credit agreement relating to the ETP Revolving Credit Facility) for the four fiscal quarters most recently ended must be no greater than 4.75 to 1.00 except that, on the last day of any fiscal quarter in which ETP or its subsidiaries makes an acquisition with a purchase price of $50.0 million or more, such ratio must be no greater than 5.25 to 1.0. You should note that ETP’s Consolidated Debt to ETP’s Consolidated EBITDA for purposes of ETP’s financial covenants includes only the operations of ETP and its Restricted subsidiaries and excludes our operations and those of our subsidiaries that are not Restricted subsidiaries of ETP. In addition, this facility requires that the ratio of ETP’s Consolidated EBITDA (as defined in the credit agreement relating to the ETP Revolving Credit Facility) to ETP’s Consolidated Interest Expense (as defined in the credit agreement relating to the ETP Revolving Credit Facility) for the four fiscal quarters most recently ended must not be less than 3.0 to 1.0. ETP satisfied its leverage ratio covenants for the fiscal years ended August 31, 2005 and for the three months ended November 30, 2005 and therefore was able to make the cash distributions at the levels it distributed during these periods.

ETC OLP and its designated subsidiaries act as guarantors of the debt obligations of ETP under the New ETP Revolving Credit Facility. If ETP were to default on the New ETP Revolving Credit Facility, ETC OLP and its designated subsidiaries would be responsible for full repayment of the debt obligations of ETP under the New ETP Revolving Credit Facility. The New ETP Revolving Credit Facility is unsecured and the lenders thereunder have equal rights to holders of ETP’s other current and future unsecured senior debt.

HOLP Facilities

Working Capital Facility. Effective March 31, 2004, HOLP entered into the third amended and restated credit agreement, which includes a $75.0 million senior revolving working capital facility available through December 31, 2006 (the “HOLP Working Capital Facility”). Amounts borrowed under the working capital facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The weighted average interest rate was 5.801% for the amount outstanding at November 30, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.50%. HOLP must reduce the principal amount of working capital borrowings to $10.0 million for a period of not less than 30 consecutive days at least one time during each fiscal year. HOLP completed the 30-day clean down requirement under the HOLP Working Capital Facility on June 14, 2005. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP’s subsidiaries secure the HOLP Working Capital Facility. As of November 30, 2005, the HOLP Working Capital Facility had a balance outstanding of $56.3 million of which $52.0 million was current and $6.0 million of outstanding letters of credit. A $5.0 million letter of credit issuance is available to HOLP for up to 30 days prior to the maturity date of its working capital facility. Letter of credit exposure plus the working capital loan cannot exceed the $75.0 million maximum working capital facility.

Acquisition Facility. The third amended and restated credit agreement also includes a $75.0 million senior revolving acquisition facility that is available through December 31, 2006 (the “HOLP Acquisition Facility”). Amounts borrowed under the HOLP Acquisition Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The weighted average interest rate was 5.720% for the amount outstanding at November 30, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.50%. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP’s subsidiaries secure the HOLP Acquisition Facility. As of November 30, 2005, the HOLP Acquisition Facility had a balance outstanding of $49.5 million.

Effective September 1, 2005, HOLP entered into the Second Amendment to the HOLP Working Capital Facility. The amendment limits the Letter of Credit Exposure (as defined in the amendment) to $15.0 million.

Senior Secured Notes. In connection with its initial public offering, on June 25, 1996, HOLP entered into a Note Purchase Agreement whereby HOLP issued $120 million principal amount of 8.55% Senior Secured Notes (the “HOLP Notes”) with institutional investors. Interest is payable semi-annually in arrears on each December 31 and June 30. The HOLP Notes have a final maturity of June 30, 2011, with ten equal mandatory repayments of principal, which began on June 30, 2002. At November 30, 2005, $72 million of principal debt was outstanding under the HOLP Notes.

On November 19, 1997, HOLP entered into a Note Purchase Agreement that provided for the issuance of up to $100 million of senior secured promissory notes (the “HOLP Medium Term Note Program”) if certain conditions were met. An initial placement of $32 million (Series A and B), at an average interest rate of 7.23% with an average 10-year maturity, was completed at the closing of the Medium Term Note Program. Interest is payable semi-annually in arrears on each November 19 and May 19. An additional placement of $15 million (Series C, D and E), at an average interest rate of 6.59% with an average 12-year maturity, was completed in March 1998. Interest is payable on Series C and D semi-annually in arrears on each September 13 and March 13. The proceeds of the placements were used to refinance amounts outstanding under HOLP Acquisition Facility. No future placements are permitted under the unused portion of the HOLP Medium Term Note Program. During the fiscal year ended August 31, 2003, HOLP used $3.9 million and $5.0 million of the proceeds from the issuance by Heritage of 1,610,000 of common units to retire the balance of the Series D and Series E Senior Secured Notes, respectively. At November 30, 2005, $24.3 million of principal debt was outstanding under the HOLP Medium Term Note Program.

On August 10, 2000, HOLP entered into a Note Purchase Agreement (the “HOLP Senior Secured Promissory Notes”) that provided for the issuance of up to $250 million of fixed rate senior secured promissory notes if certain conditions were met. An initial placement of $180 million (Series A through F) at an average rate of 8.66% with an average 13-year maturity, was completed in conjunction with the merger with U.S. Propane. Interest on the HOLP Senior Secured Promissory Notes is payable quarterly. The proceeds were used to finance the transaction with U.S. Propane and retire a portion of existing debt. On May 24, 2001, HOLP issued an additional $70 million (Series G through I) of the Senior Secured Promissory Notes to a group of institutional lenders with 7-, 12- and 15-year maturities and an average coupon rate of 7.66%. HOLP used the net proceeds from the HOLP Senior Secured Promissory Notes to repay the balance outstanding under HOLP’s Acquisition Facility and to reduce other debt. Interest is payable quarterly. During the fiscal year ended August 31, 2003, HOLP used $7.5 million and $19.5 million of the proceeds from the issuance by Heritage of 1,610,000 of common units to retire a portion of the Series G and Series H Senior Secured Promissory Notes, respectively. At November 30, 2005, $196.7 million of principal debt was outstanding under the HOLP Senior Secured Promissory Notes.

Covenants Related to HOLP Credit Agreements. The Note Purchase Agreements for each of the HOLP Notes, the HOLP Medium Term Note Program and the HOLP Senior Secured Promissory Notes, and the HOLP’s bank credit facilities contain customary restrictive covenants applicable to HOLP, changes in ownership of HOLP, including limitations on the level of additional indebtedness, creation of liens, and substantial disposition of assets. These covenants require HOLP to maintain ratios of Consolidated Funded Indebtedness to Consolidated EBITDA (as defined in the Note Purchase Agreements of HOLP) of not more than 4.5 to 1.00 and Consolidated EBITDA to Consolidated Interest Expense (as defined in the Note Purchase Agreements) of not less than 2.25 to 1.00. For purposes of calculating the ratios under the Note Purchase Agreements, Consolidated EBITDA is based upon HOLP’s EBITDA, as adjusted, during the most recent four quarterly periods and modified to give pro forma effect for acquisitions and divestures made during the test period, and is compared to Consolidated Funded Indebtedness as of the test date and the Consolidated Interest Expense for the most recent twelve months. The Note Purchase Agreements also provide that HOLP may declare, make, or incur a liability to make, a restricted payment during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed its Available Cash (as defined in the Note

Purchase Agreements) with respect to the immediately preceding quarter; (b) no default or event of default exists before such restricted payment; and (c) HOLP’s restricted payments are not greater than the product of HOLP’s Percentage of Aggregate Partner Obligations (as defined in the Note Purchase Agreements). The Note Purchase Agreements further provide that HOLP’s Available Cash is required to reflect a reserve equal to 50% of the interest to be paid on the HOLP Notes. In addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the HOLP Notes, Available Cash is required to reflect a reserve equal to 25%, 50% and 75%, respectively, of the principal amount to be repaid on such payment dates.

All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP and its subsidiaries secure the HOLP Notes, the HOLP Medium Term Notes, and the HOLP Senior Secured Promissory Notes. In addition to the stated interest rate for the HOLP Notes, we are required to pay an additional 1% per annum on the outstanding balance of the HOLP Notes at such time as the HOLP Notes are not rated investment grade status or higher. On May 31, 2004, the HOLP Notes were rated investment grade or better thereby alleviating the requirement that we pay the additional 1% interest.

ETC OLP Facilities

In January 2005, ETC OLP repaid the entire amounts borrowed under its $725.0 million term loan facility and its $225.0 million revolving credit facility using net proceeds received from ETP pursuant to ETP’s private placement of $750.0 million of 5.95% Senior Notes due 2015.

Cushion Gas Loan. In January 2005, ETC OLP entered into a short-term loan agreement with us, whereby ETC OLP borrowed approximately $174.6 million in connection with the acquisition of the Houston Pipeline System to purchase from the sellers the working gas inventory of natural gas stored in the Bammel storage facility. The six-month note provides for the payment of interest based on the Eurodollar Rate plus 3.0% per annum. The loan was repaid in full during the quarter ended May 31, 2005 and the unamortized debt issuance costs were written off and were eliminated in the consolidated statements of operations for the year ended August 31, 2005.

ETE—Long-Term Debt and Contractual Obligations

The following table summarizes ETE’s long-term debt and other contractual obligations as of August 31, 2005:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
	(in thousands)
Long-term debt	$2,315,341	$39,376	$737,183	$285,146	$1,253,636
Interest on fixed rate long-term debt (a)	706,551	92,940	176,374	162,350	274,887
Purchase commitments	52,196	52,196	—	—	—
Operating lease obligations	15,592	5,881	5,435	3,298	978

Totals	$3,089,680	$190,393	$918,992	$450,794	$1,529,501

(a)	Fixed rate interest on long-term debt includes the amount of interest due on our fixed rate long-term debt. These amounts do not include interest on variable rate debt obligations which include our Senior Secured Term Loan Agreement, the Old ETP Revolving Credit Facility, including the Swingline loan option, HOLP’s Revolving Working Capital Facility or its Senior Revolving Acquisition Facility. As of August 31, 2005, variable rate interest on the outstanding balance of variable rate debt of $869.6 million would be $51.2 million on an annual basis. See Note 6—“Working Capital Facility and Long-Term Debt” to the Consolidated Financial Statements beginning on Page F-71 of this prospectus for further discussion of the long-term debt classifications and the maturity dates and interest rates related to long-term debt.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to establish accounting policies and make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules on or before their adoption, and we believe the proper implementation and consistent application of the accounting rules are critical. Our critical accounting policies are discussed below. For further details on our accounting policies and a discussion of new accounting pronouncements, see Note 3—“Summary of Significant Accounting Policies and Balance Sheet Detail” to the Consolidated Financial Statements beginning on page F-51 of this prospectus. ETP believes the following are its critical accounting policies:

Revenue Recognition. Revenues for sales of natural gas, natural gas liquids (“NGLs”) including propane, and propane appliances, parts, and fittings are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenue from service labor, transportation, treating, compression, and gas processing, is recognized upon completion of the service. Transportation capacity payments are recognized when earned in the period the capacity is made available. Tank rent is recognized ratably over the period it is earned.

Results from the midstream segment are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates midstream revenues and gross margins principally under fee-based arrangements or other arrangements. Under fee-based arrangements, ETP receives a fee for natural gas gathering, compressing, treating or processing services. The revenue earned from these arrangements is directly related to the volume of natural gas that flows through ETP’s systems and is not directly dependent on commodity prices.

ETP also utilizes other types of arrangements in its midstream segment, including (i) discount-to-index price arrangements, which involve purchases of natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount, (ii) percentage-of-proceeds arrangements under which ETP gathers and processes natural gas on behalf of producers, selling the resulting residue gas and NGL volumes at market prices and remitting to producers an agreed upon percentage of the proceeds based on an index price, and (iii) keep-whole arrangements where ETP gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs to third parties at market prices. In many cases, ETP provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of ETP’s contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. ETP’s contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

Primarily the amount of capacity customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines determines transportation and storage segment results. Under transportation contracts, ETP’s customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay ETP even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) a fuel retention based on a percentage of gas transported on the pipeline, or a combination of the three, generally payable monthly. The transportation and storage segment also generates its revenues and margin from the sale and marketing of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies on the Houston Pipeline System.

ETP accounts for its trading activities under the provisions of EITF Issue No. 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (EITF No. 02-3), which requires revenue and costs related to energy trading contracts to be presented on a net basis in the income statement.

Impairment of Long-Lived Assets and Goodwill. Long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.

In order to test for recoverability, ETP must make estimates of projected cash flows related to the asset which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, we make certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which our markets are located, the availability and prices of natural gas and propane supply, our ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, our dependence on certain significant customers and producers of natural gas, and competition from other midstream companies, including major energy producers. Due to the subjectivity of the assumptions used to test for recoverability and to determine fair value, significant impairment charges could result in the future, thus affecting our future reported net income.

Stock Based Compensation Plans. ETP accounted for its stock compensation plans following the fair value recognition method. This method was adopted as we believe it is the preferable method of accounting for stock based compensation. Please see the caption “ETP 2004 Unit Plan” in Note 3—“Summary of Significant Accounting Policies and Balance Sheet Detail” to the Consolidated Financial Statements beginning on page F-63 of this prospectus for additional information about this adoption.

Property, Plant, and Equipment. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures also include capital expenditures made to connect additional wells to ETP’s systems in order to maintain or increase throughput on its existing assets. Growth or expansion capital expenditures are capital expenditures made to expand the existing operating capacity of ETP’s assets, whether through construction or acquisition. ETP treats repair and maintenance expenditures that do not extend the useful life of existing assets as operating expenses as it incurs them. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method based on their estimated useful life ranging from 5 to 65 years. Changes in the estimated useful lives of the assets could have a material effect on our results of operation. ETP does not anticipate future changes in the estimated useful life of its property, plant, and equipment.

Amortization of Intangible Assets. ETP calculates amortization using the straight-line method over periods ranging from 2 to 15 years. ETP uses amortization methods and determines asset values based on management’s best estimate using reasonable and supportable assumptions and projections. Changes in the amortization methods or asset values could have a material effect on ETP’s results of operations. ETP does not anticipate future changes in the estimated useful lives of its intangible assets.

Fair Value of Derivative Commodity Contracts. ETP utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas, NGL and propane prices and in its trading activities. These contracts consist primarily of commodity forward, future, swaps, options and certain basis contracts as cash flow hedging instruments. Certain contracts, which, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” are not accounted for as hedges, but are marked to fair value on the income statement, in its retail propane business, ETP classifies all gains and losses from these derivative contracts entered into for risk management purposes as liquids marketing revenue in the consolidated statement of operations. On its contracts that are designated as cash flow hedging instruments in accordance with SFAS No. 133, the effective portion of the hedged gain or loss is initially reported as a component of other comprehensive income and is subsequently reclassified into earnings when the physical transaction settles. The ineffective portion of the gain or loss is reported in earnings immediately. ETP utilizes published settlement prices for exchange-traded contracts, quotes provided by brokers, and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. We also use the Black Scholes valuation model to estimate the value of certain embedded derivatives. Changes in the methods used to determine the fair value of these contracts could have a material effect on ETP’s results of operations. ETP does not anticipate future changes in the methods used to determine the fair value of these derivative contracts.

Issuances of Subsidiary Units. We account for the difference between the carrying amount of our investment in ETP and the underlying book value arising from issuances of units by ETP as capital transactions rather than electing the income recognition as permitted by SEC Staff Accounting Bulletin No. 51. If ETP issues units at a price less than our carrying value per unit, we assess whether the investment in ETP has been impaired, in which case a provision would be reflected in the statement of operations.

Natural Gas Exchanges. ETP records exchange receivables and payables when a customer delivers more or less gas into ETP’s pipelines than they take out. ETP primarily estimates the value of its imbalances at prices representing the value of the commodity at the end of the accounting reporting period. Changes in natural gas prices may impact its valuation. Based on ETP’s net receivable position of $1.9 million as of August 31, 2005, a change in natural gas prices of 10 percent could positively or negatively affect its results of operations by $0.2 million.

Volume Measurement. ETP records amounts for natural gas gathering and transportation revenue, liquid transportation and handling revenue, natural gas sales and natural gas purchases, and the sale of production based on volumetric calculations. Variances resulting from such calculations are inherent in ETP’s business.

Asset Retirement Obligation. An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made.

In order to determine fair value, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate, and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective. ETP has determined that it is obligated by contractual or regulatory requirements to remove assets or perform other remediation upon retirement of certain assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminate. ETP will record an asset retirement obligation in the periods in which it can reasonably determine the settlement dates.

Quantitative and Qualitative Disclosures about Market Risk

Accounting for Derivative Instruments and Hedging Activities

ETP applies Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended. This statement requires that all derivatives be recognized in the balance sheet as either an asset or liability measured at fair value. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

ETP has established a formal risk management policy in which derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction. At inception of a hedge, ETP formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness. ETP also assesses, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows. Furthermore, management meets on a weekly basis to assess the creditworthiness of the derivative counterparties to manage against the risk of default. If ETP determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

Non-trading Activities

ETP utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas and NGL prices. These contracts consist primarily of futures and swaps. ETP designates various futures and certain associated basis contracts as cash flow hedging instruments in accordance with SFAS 133. All derivatives are recognized in the condensed consolidated balance sheet as price risk management assets or liabilities and are measured at fair value. For those instruments that do not qualify for hedge accounting, the change in market value is recorded as cost of products sold in the condensed consolidated statement of operations. The fair value of price risk management assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income, net of minority interests. The effective portion of the hedge gain or loss is initially reported as a component of other comprehensive income, net of minority interests and when the physical transaction settles, any gain or loss previously recorded in other comprehensive income (loss) on the derivative is recognized in cost of products sold in the condensed consolidated statement of operations. The ineffective portion of the gain or loss is reported immediately in cost of products sold in the condensed consolidated statement of operations. As of November 30, 2005 and August 31, 2005, these hedging instruments had a net fair value of $(11,632) and $(101,325), respectively, which was recorded as price risk management assets and liabilities on the condensed consolidated balance sheet through other comprehensive income before minority interests. ETP reclassified into earnings losses before minority interests of $101,314 and $14,787 for the three months ended November 30, 2005 and 2004, respectively, related to the commodity financial instruments that were previously reported in accumulated other comprehensive income (loss). The amount of hedge ineffectiveness recognized in income by the Partnership was a loss before minority interests of $18,322 and $15,342 for the three months ending November 30, 2005 and 2004, respectively. ETP expects gains of $1,649 to be reclassified into earnings over the next twelve months related to income currently reported in accumulated other comprehensive income. The majority of ETP’s derivatives are expected to settle within the next two years.

In the course of normal operations, ETP routinely enters into contracts such as forward physical contracts for the purchase and sale of natural gas, propane, and other NGLs that qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements of SFAS 133 and are accounted for using accrual accounting. In connection with the HPL acquisition, ETP acquired certain physical forward contracts that contain embedded options. These contracts have not been designated as normal purchases and sales contracts, and therefore, are marked to market in addition to the financial options that offset them. The Black-Scholes valuation model was used to estimate the value of these embedded derivatives.

Trading Activities

During the fourth quarter of fiscal year 2005, ETP adopted a new risk management policy that provides for its marketing operations to execute limited strategies. Certain strategies are considered trading for accounting purposes and are executed with the use of a combination of financial instruments including, but not limited to, futures and basis trades. ETP accounts for its trading activities under the provisions of EITF Issue No. 02-3, Accounting for Contracts Involved in Energy Trading and Risk Management Activities (“EITF 02-3”), which requires revenue and costs related to energy trading contracts to be presented on a net basis in the income statement. The derivative contracts that are entered into for trading purposes, subject to limits, are recognized on the condensed consolidated balance sheet at fair value, and changes in the fair value of these derivative instruments are recognized in revenue in the condensed consolidated statement of operations. Revenues associated with trading activities for the three months ended November 30, 2005 were $52,579, including unrealized gains of $6,414.

The market prices used to value the financial derivative transactions reflect management’s estimates considering various factors including closing exchange and over-the-counter quotations.

The following table details ETP’s price risk management assets and liabilities as of November 30, 2005:

November 30, 2005:	Commodity	Notional Volume MMBTU	Maturity	Fair Value
	(dollars in thousands)
Mark to Market Derivatives

(Non-Trading)
Basis Swaps IFERC/NYMEX	Gas	(72,311,707)	2005-2007	$59,478

Swing Swaps IFERC	Gas	(31,722,376)	2005-2006	$(3,869)

Fixed Swaps/Futures	Gas	1,862,500	2005-2007	$(1,649)

Options	Gas	(642,000)	2005-2008	$69,976

Forward Physical Contracts	Gas	(17,250,000)	2005-2008	$(69,976)

(Trading)
Basis Swaps IFERC/NYMEX	Gas	(101,635,000)	2005-2007	$43,158

Swing Swaps IFERC	Gas	(22,149,999)	2005-2008	$3,972

Fixed Swaps/Futures	Gas	(655,000)	2005-2006	$3,175

Forward Physical Contracts	Gas	(237,200)	2005-2006	$3,260

Cash Flow Hedging Derivatives

(Non-Trading)
Fixed Swaps/Futures	Gas	(51,992,500)	2005-2007	$(52,140)

Fixed Index Swaps	Gas	4,360,000	2005-2006	$22,479

Basis Swaps IFERC/NYMEX	Gas	(8,407,500)	2005-2006	$18,029

Estimates related to ETP’s gas marketing activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. ETP also attempts to maintain balanced positions in its non-trading activities to protect itself from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, will provide the gas required by ETP’s long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, will be offset with financial contracts to balance ETP’s positions. To the extent open commodity positions exist, fluctuating commodity prices can impact ETP’s financial results and financial position, either favorably or unfavorably.

Sensitivity analysis

The table below summarizes ETP’s positions and values. It also assumes a hypothetical 10% change in the underlying price of the commodity and its effect.

November 30, 2005:	Notional Volume MMBTU	Fair Value	Effect of Hypothetical 10% Change
	(dollars in thousands)
Nymex Futures/Fixed Price	(50,785,000)	$(50,614)	$62,474
Basis Swaps	(182,354,207)	$120,665	$34,123
Fixed Price Index Swaps	4,360,000	$22,479	$4,315
Options	(642,000)	$69,976	$15,182
Forward Contracts	(17,487,200)	$(66,716)	$17,640
Swing Swaps	(53,872,375)	$103	$144

Interest Rate Risk

ETP is exposed to market risk for changes in interest rates related to the bank credit facilities of ETP and ETE. ETP manages a portion of its interest rate exposures by utilizing interest rate swaps and similar arrangements which allows ETP to effectively convert a portion of variable rate debt into fixed debt.

ETP had forward starting interest swaps with a notional amount of $150,000 that were entered into and outstanding as of November 30, 2005 and had a fair value of $3,562, which was recorded as unrealized losses in accumulated other comprehensive income (loss) and a component of price risk management liabilities in the condensed consolidated balance sheet. Ineffectiveness related to the forward starting interest swaps during the three months ended November 30, 2005 was a gain of $771 which was recorded as a component of interest expense. The outstanding interest rate swaps as of November 30, 2005 were entered into in anticipation of an expected bond offering.

ETC OLP also had an interest rate swap with a notional amount of $75,000 that matured in October 2005. As of November 30, 2005 and August 31, 2005, the interest rate swap had a fair value of $0 and $151, respectively. Under the terms of the swap agreement, ETP paid a fixed rate of 2.76% and received three-month LIBOR with a quarterly settlement. The interest rate swap was not accounted for as a hedge but received mark to market accounting. Accordingly, changes in the fair value are recorded as a component of interest expense in the condensed consolidated statement of operations.

Credit risk

ETP maintains credit policies with regard to its counterparties that ETP’s believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty.

ETP’s counterparties consist primarily of financial institutions, major energy companies and local distribution companies (LDCs). This concentration of counterparties may impact ETP’s overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on ETP’s policies, exposures, credit and other reserves, we do not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.

BUSINESS OF ENERGY TRANSFER EQUITY

General

We are a Delaware limited partnership. In addition to directly owning approximately 33% of Energy Transfer Partners’ outstanding units (including Class F units, if any are issued) as of the closing of this offering, we indirectly own and control the general partner of ETP, through which we hold the 2% general partnership interest and 50% of the incentive distribution rights in ETP. ETP is a publicly traded limited partnership that is primarily engaged in the natural gas midstream, transportation and storage business and also has a national retail propane business. As of December 31, 2005, ETP had an equity market capitalization of approximately $3.66 billion, making it the third largest publicly traded master limited partnership in equity market capitalization.

Our Interests in ETP

Our aggregate partnership interests in ETP consist of the following:

•	The 2% general partner interest in ETP, which we hold through our ownership interests in Energy Transfer Partners GP.

•	50% of the outstanding incentive distribution rights in ETP, which we hold through our ownership interests in Energy Transfer Partners GP.

•	Approximately 33.8 million common units of ETP (including 1.07 million common units of ETP which we will purchase from ETP at the closing of the offering), all of which are held directly by us.

•	An additional 2.57 million common units of ETP (or an equivalent number of Class F units) that we will purchase from ETP with a portion of the net proceeds of this offering. For a description of the terms of the Class F units, please read “Material Provisions of Energy Transfer Partners’ Partnership Agreement—ETP Units—Class F Units.”

Our cash flows consist of distributions from ETP on these partnership interests. ETP is required by its partnership agreement to distribute all of its excess cash on hand at the end of each quarter after establishing reserves to provide for the proper conduct of ETP’s business or to provide for future distributions.

ETP has increased its quarterly distribution on its common units 17 times since its initial public offering in 1996. On December 5, 2005, ETP increased its distribution pursuant to $0.55 per unit per quarter for the quarter ended November 30, 2005 (or $2.20 per unit on an annualized basis). Under ETP’s current capital structure, a distribution of $0.55 per unit will result in a quarterly distribution to us of approximately $31.1 million in respect of our partnership interest in ETP. We forecast that our partnership interests in ETP will generate approximately $124.3 million in cash to us for the fiscal year ending August 31, 2006, assuming a $2.20 per unit annual distribution.

The incentive distribution rights of ETP entitle Energy Transfer Partners GP, as holder of the incentive distribution rights, to receive the following percentages of cash distributed by ETP as the following target cash distribution levels are reached:

•	0% of all cash distributed in a quarter until $0.275 has been distributed in respect of each common unit;

•	13.0% of all incremental cash distributed in a quarter after $0.275 has been distributed in respect of each common unit of ETP for that quarter;

•	23.0% of all incremental cash distributed after $0.3175 has been distributed in respect of each common unit of ETP for that quarter; and

•	the maximum sharing level of 48.0% of all incremental cash distributed after $0.4125 has been distributed in respect of each common unit of ETP for that quarter.

As ETP has increased the quarterly cash distributions paid on its units, we have received increasing payouts on our interests in ETP. These increased cash distributions by ETP have caused the target cash distribution levels described above to be met, thereby increasing the amounts paid to Energy Transfer Partners GP as the owner of ETP’s incentive distribution rights. As a consequence, our cash distributions from ETP that are based on our indirect ownership of 50% of the incentive distribution rights have increased more rapidly than those based on our ownership of the general partner interest and ETP common units. Future growth in the distributions that we receive from ETP will not result from an increase in the sharing level associated with the incentive distribution rights as our incentive distribution rights currently participate at the maximum sharing level described above.

The graph set forth below shows hypothetical cash distributions payable in respect of our partnership interests, including the incentive distribution rights in ETP, across an illustrative range of annualized cash distributions per unit made by ETP. This information is based upon:

•	ETP’s 110,625,711 units (including Class F units, if any) outstanding as of the date of the closing of this offering; and

•	our ownership of (1) the 2% general partner interest in ETP, (2) 50% of the incentive distribution rights in ETP and (3) approximately 36.4 million units of ETP (including Class F units, if any).

The graph illustrates the impact to us of ETP raising or lowering its per unit distribution of available cash from operating surplus from the current quarterly distribution of $0.55 per unit, or $2.20 per unit on an annualized basis. This information is presented for illustrative purposes only, is not intended to be a prediction of future performance and does not attempt to illustrate the impact that changes in our business, including changes that may result from changes in interest rates, changes in natural gas prices, changes in general economic conditions, or the impact of any future acquisitions or expansion projects, will have on our performance.

.

The aggregate amount of ETP’s cash distributions to us will vary depending on several factors, including ETP’s total outstanding partnership interests on the record date for the distribution, the aggregate cash distributions made by ETP and the amount of ETP’s partnership interests we own. If ETP increases distributions to its unitholders, including us, we would expect to increase distributions to our unitholders, although the timing and amount of such increased distributions, if any, will not necessarily be comparable to the timing and amount of the increase in distributions made by ETP. In addition, the level of distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of ETP. Please read “Risk Factors.”

We will pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from our distributions, less certain reserves for expenses and other uses of cash, including:

•	the expenses associated with being a public company and other general and administrative expenses;

•	interest expense related to any current and future indebtedness;

•	expenditures to maintain or, at our election, to increase our ownership interest in ETP;

•	the payment of an annual management fee of $500,000 to our general partner and the reimbursement at its expenses incurred on our behalf; and

•	reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions.

Based on the current cash distribution policy of ETP, as well as our expected level of expenses and reserves that our general partner believes prudent to maintain, we expect that our initial quarterly distribution rate will be $0.175 per common unit. If ETP is successful in implementing its business strategy and increasing distributions to its limited partners, we would generally expect to increase distributions to our unitholders, although the timing and amount of any such increased distributions will not necessarily be comparable to the timing and amount of increased ETP distributions. We will pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. This distribution would be paid for the period beginning on the first day our common units are publicly traded and ending on the last day of that fiscal quarter. Any available cash that is distributed in respect of that fiscal quarter and that is not paid to you, will be paid to our current equity owners. Therefore, assuming that we become a publicly traded partnership after November 30, 2005 and before February 28, 2006, we will pay you a distribution for the period from the first day our common units are publicly traded to and including February 28, 2006 and our current equity owners would be paid a distribution for the period from the first day of the quarter to and including the day before the first day our common units are publicly traded. We expect to pay this cash distribution on or about April 19, 2006. However, we cannot assure you that any distributions will be declared or paid. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Our common units and ETP’s common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and ETP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	with respect to ETP distributions, ETP’s common unitholders have a priority over our incentive distribution rights in ETP;

•	we participate in ETP’s general partner’s distributions and ETP’s incentive distribution rights, and ETP’s common unitholders do not; and

•	we may enter into other businesses separate from ETP or any of its affiliates.

Our Business Strategy

Our primary business objective is to increase our cash distributions to our unitholders by actively assisting ETP in executing its business strategy. We intend to support ETP in implementing its business strategy by assisting ETP in identifying, evaluating, and pursuing acquisitions and growth opportunities, and in general, we expect that we will allow ETP the first opportunity to pursue any acquisition or internal growth project that may be presented to us, which is the scope of ETP’s operations or business strategy. In the future, we may also support the growth of ETP through the use of our capital resources, which could involve loans, capital contributions or other forms of credit support to ETP. This funding could be used for the acquisition by ETP of a business or asset or for an internal growth project. In addition, the availability of this capital could assist ETP in arranging financing for a project, reducing its financing costs or otherwise supporting a merger or acquisition transaction.

ETP’s primary objective is to increase the level of its cash distributions over time by pursuing a business strategy that is currently focused on growing its intrastate natural gas midstream business (including transportation, gathering, compression, treating, processing, storage and marketing) and its propane business through, among other things, pursuing certain construction and expansion opportunities relating to its existing infrastructure and acquiring certain additional businesses or assets.

ETP has grown significantly through acquisitions and through internal growth projects. The significant acquisitions and internal construction projects that ETP has completed beginning in January 2004 include:

•	Energy Transfer Transactions. In January 2004, in a series of related transactions, the midstream and transportation operations of La Grange Acquisition, L.P. were combined with the retail propane operations of Heritage Propane Partners, L.P., a publicly traded limited partnership. These transactions, which we refer to as the “Energy Transfer Transactions,” were valued at approximately $1.0 billion. Subsequent to these transactions, the combined partnership’s name was changed to Energy Transfer Partners, L.P.

•	ET Fuel System. In June 2004, ETP acquired the midstream natural gas assets of TXU Fuel Company (now referred to as the ET Fuel System) from TXU Corp. for approximately $500 million. The ET Fuel System is comprised of approximately 2,000 miles of intrastate natural gas pipelines and related natural gas storage facilities that serve some of the most active natural gas drilling areas in Texas and provide direct access to power plants and interconnects with other intrastate and interstate pipelines that serve major markets.

•	East Texas Pipeline. In June 2004, ETP completed the construction of the Bossier Pipeline (now referred to as the East Texas Pipeline). The East Texas Pipeline is a 78-mile natural gas pipeline that provides transportation from the Bossier Sands drilling area in east and north central Texas to ETP’s Southeast Texas System. This pipeline cost approximately $71.4 million to construct.

•	Texas Chalk and Madison Systems. In November 2004, ETP acquired the Texas Chalk and Madison Systems from Devon Energy Corporation for approximately $65.0 million. These systems consist of approximately 1,800 miles of gathering and mainline pipelines, four natural gas treating facilities and a natural gas processing facility located in central Texas near our existing gathering and processing assets.

•	Houston Pipeline System. In January 2005, ETP acquired the Houston Pipeline System from American Electric Power Company, Inc. for approximately $825.0 million plus $132.0 million in natural gas inventory, subject to working capital adjustments. This system is comprised of six main transportation pipelines, three market area loops and a natural gas storage facility in Texas.

•	Fort Worth Basin. In May 2005, ETP completed the construction of the Fort Worth Basin Pipeline, a 55-mile pipeline that provides transportation for natural gas production from the Barnett Shale producing area in north central Texas to ETP’s North Texas Pipeline. This pipeline cost approximately $53.0 million to construct.

Through these acquisitions and internal growth projects, ETP has created an integrated natural gas transportation and storage system in Texas that facilitates the movement of natural gas from all of the significant natural gas producing areas in Texas to major metropolitan areas in Texas, including Dallas, Houston, Austin and San Antonio, as well as major market hubs and interstate pipelines that transport natural gas to other areas in the United States. This integrated system is expected to provide significant opportunities for additional internal growth projects that we believe will generate substantial returns on invested capital without the material execution and commercial risks typically associated with external projects. ETP recently announced approximately $560 million of capital expenditures for internal growth projects during the next 12 to 24 months for the three internal growth projects described below.

ETP’s three recently announced major expansion projects involve several pipeline projects that are expected to increase pipeline transportation access for natural gas producers in the Bossier Sands and Barnett Shale basins in east and north Texas to various markets throughout Texas as well as to markets in the eastern United States through interconnects with other intrastate and interstate pipelines. The largest of the three major expansion projects is expected to involve the construction of approximately 264 miles of 42-inch pipeline and the addition of approximately 40,000 horsepower of compression at a cost of approximately $535.5 million. This expansion project is supported by a 10-year agreement with XTO Energy pursuant to which XTO Energy has agreed to transport specified volumes of natural gas on an annual basis and is entitled to transport additional volumes under similar terms. Under the agreement with XTO Energy, ETP receives fixed reservation revenues based on XTO Energy’s contracted volumes. The remaining capacity will be offered to other shippers on a non-priority basis. This expansion project includes:

•	the construction of a 36-inch pipeline from the intersection of ETP’s Fort Worth Basin Pipeline and its North Texas Pipeline near Cleburne, Texas to Central Freestone County;

•	the construction of a 42-inch pipeline from Central Freestone County to ETP’s Texoma Pipeline (which is part of its Houston Pipeline System);

•	the construction of a 30-inch pipeline from the intersection of these two new pipelines to ETP’s Katy-Bossier pipeline system, thereby allowing natural gas to be transported to the natural gas marketing hub near Katy, Texas; and

•	the construction of a 36-inch pipeline from the Texoma Pipeline to the natural gas marketing hub near Carthage, Texas.

These pipelines are expected to have aggregate throughput capacity of approximately 1.6 bcf/d at full compression and will provide natural gas producers and shippers with significantly greater access to multiple natural gas markets. These construction projects are expected to take approximately 12 to 24 months to complete. However, portions of the projects are expected to generate cash flows in approximately 12 months.

ETP’s second major expansion project involves the construction, on a joint venture basis with Atmos Energy Corp., of a 30-inch pipeline in the north Fort Worth Basin area that will provide an additional outlet for natural gas from the Barnett Shale area to several market hubs. The third major expansion project involves the construction of a new pipeline that will run next to ETP’s existing 24 inch pipeline in the Fort Worth Basin production area. These expansion projects will continue the integration of several pipeline systems and natural gas storage facilities, including the integration of ETP’s Katy Pipeline and its Southeast Texas System with the recently acquired ET Fuel System and Houston Pipeline System.

Although our primary objective is to increase our cash distributions to our unit holders by assisting ETP achieve its business strategy, we may separately pursue opportunities to acquire businesses or construct assets.

How Our Partnership Agreement Terms Differ from those of Other Publicly Traded Partnerships

Although we are organized as a limited partnership, the terms of our partnership agreement differ from those of many other publicly traded partnerships. For example,

•	our general partner is not entitled to incentive distributions (most publicly traded partnerships have incentive distribution rights which entitle the general partner to receive increasing percentages, commonly up to 50%, of the cash distributed in excess of a certain per unit distribution);

•	we do not have subordinated units (most publicly traded partnerships initially have subordinated units which (i) do not receive distributions until all common units receive the minimum quarterly distribution plus arrearages and (ii) convert to common units upon reaching specified distribution targets);

•	we will have Class B units issued under our Long-Term Incentive Plan (see “Partnership Agreement Provisions Relating to Cash Distributions—Class B Units”); and

•

our general partner is not required to make additional capital contributions to us in connection with additional issuances of units by us (most general partners of publicly traded partnerships have a 2%

general partner interest and are required to make additional capital contributions to the partnership in order to maintain their percentage general partner interest upon issuance of additional partnership interests by the partnership).

To the extent that our general partner does not make additional capital contributions to us when we issue additional units, its general partner interest in us will be proportionately reduced. You should read the summaries in “Description of Our Common Units” and “Description of Our Partnership Agreement,” as well as Appendix A—Form of Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., for a more complete description of the terms of our partnership agreement.

Legal Proceedings

We are not a party to any litigation.

BUSINESS OF ENERGY TRANSFER PARTNERS

General

ETP is a rapidly-growing publicly traded limited partnership engaged in the natural gas midstream, transportation and storage business, with operations in Texas and Louisiana, and in the retail propane marketing business, with operations in 34 states. We describe the assets and operations of ETP in this prospectus because our indirect wholly owned subsidiary, Energy Transfer Partners GP, L.P., is the sole general partner of, and therefore controls, ETP. As a result, investors in us should consider ETP as our subsidiary, and its common unitholders as minority investors.

ETP’s midstream, transportation and storage business owns and operates approximately 11,700 miles of natural gas gathering and transportation pipelines, three natural gas processing plants, two of which are currently connected to its gathering systems, 14 natural gas treating facilities and three natural gas storage facilities. ETP conducts its natural gas midstream, transportation and storage business through two segments, the midstream segment and the transportation and storage segment. The midstream segment focuses on the gathering, compression, treating, processing and marketing of natural gas, and its operations are currently concentrated in the Austin Chalk trend of southeast Texas, the Permian Basin of west Texas, the Barnett Shale in north Texas and the Bossier Sands in east Texas. ETP’s transportation and storage segment focuses on the transportation of natural gas between major markets from various natural gas producing areas through connections with other pipeline systems as well as through its Oasis Pipeline, its East Texas pipeline, its natural gas pipeline and storage assets that are referred to as the ET Fuel System, its Houston Pipeline System and its recently completed Fort Worth Basin Pipeline, which are described below.

ETP is the fourth largest retail propane marketer in the United States, serving more than 700,000 customers from 321 customer service locations. Its propane operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States.

ETP was originally formed as Heritage Propane Partners, L.P., which consummated its initial public offering in June 1996. In January 2004, the propane operations of Heritage were combined with the natural gas midstream and transportation operations of La Grange Acquisition conducted under the name Energy Transfer Company. We refer to this combination, along with the incurrence of debt and the issuance of equity securities of ETP in connection with that combination, as the Energy Transfer Transactions. In March 2004, the combined entity’s name was changed to Energy Transfer Partners, L.P.

For the year ended August 31, 2005, ETP had revenues of approximately $6.2 billion, operating income of approximately $312.1 million and net income of approximately $349.4 million.

Midstream, Transportation and Storage Operations. ETP’s midstream, transportation and storage assets are primarily located in major natural gas producing regions of Texas. ETP’s midstream and transportation and storage assets consist of ETP’s interests in approximately 11,700 miles of natural gas gathering and transportation pipelines, three natural gas processing plants, two of which are connected to its gathering systems, 14 natural gas treating facilities and three natural gas storage facilities.

ETP’s midstream segment consists of the following:

•	The Southeast Texas System, a 4,186-mile integrated system located in southeast Texas that gathers, compresses, treats, processes and transports natural gas from the Austin Chalk trend. The Southeast Texas System is a large natural gas gathering system covering thirteen counties between Austin and Houston. The system includes the La Grange processing plant, the Madison processing plant and 10 treating facilities. This system is connected to the Katy Hub through the 55-mile Katy Pipeline and is also connected to the Oasis Pipeline, as well as two power plants. The Southeast Texas System includes the assets acquired from Devon in November 2004.

•	The La Grange and Madison processing plants are cryogenic natural gas processing plants that processes the rich natural gas that flows through ETP’s system to produce residue gas and NGLs. The plants have a processing capacity of approximately 320 MMcf/d. ETP’s ten treating facilities have an aggregate capacity of 740 MMcf/d. These treating facilities remove carbon dioxide and hydrogen sulfide from natural gas that is gathered into our system before the natural gas is introduced to transportation pipelines to ensure that the gas meets pipeline quality specifications.

•	ETP owns or has an interest in various midstream assets located in Texas and Louisiana, including the Vantex System, the Rusk County Gathering System, the Whiskey Bay System, the Dorado System and the Chalkley Transmission System. On a combined basis, these assets have a capacity of approximately 600 MMcf/d.

•	Marketing operations through ETP’s producer services business, in which it markets the natural gas that flows through its assets, referred to as “on-system gas,” and attracts other customers by marketing volumes of natural gas that do not move through its assets, referred to as “off-system gas.” For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells the natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

Substantially all of ETP’s on-system marketing efforts involve natural gas that flows through either the Southeast Texas System or ETP’s transportation pipelines. For the off-system gas, ETP purchases gas or acts as an agent for small independent producers that do not have marketing operations. ETP develops relationships with natural gas producers to facilitate the purchase of their production on a long-term basis. ETP believes that this business provides it with strategic insights and valuable market intelligence, which may impact its expansion and acquisition strategy.

ETP’s transportation and storage segment consists of the following:

•	The Oasis Pipeline, a 583-mile natural gas pipeline that directly connects the Waha Hub to the Katy Hub. The Oasis Pipeline is primarily a 36-inch diameter natural gas pipeline. It has bi-directional capability with approximately 1.2 Bcf/d of throughput capacity moving west-to-east and greater than 750 MMcf/d of throughput capacity moving east-to-west. The Oasis Pipeline is currently flowing west-to-east with a current average throughput of approximately 1.6 Bcf/d. The Oasis Pipeline has many interconnections with other pipelines, power plants, processing facilities, municipalities and producers.

•	The Oasis Pipeline is integrated with ETP’s Southeast Texas System and is an important component to maximizing the Southeast Texas System’s profitability. The Oasis Pipeline enhances the Southeast Texas System by:

•	providing ETP with the ability to bypass the La Grange processing plant when processing margins are unfavorable;

•	providing natural gas on the Southeast Texas system access to other third party supply and market points and interconnecting pipelines; and

•	allowing ETP to bypass its treating facilities on the Southeast Texas System and blend untreated natural gas from the Southeast Texas System with gas on the Oasis Pipeline while continuing to meet pipeline quality specifications.

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The ET Fuel System, which serves some of the most active drilling areas in the United States, is comprised of approximately 2,000 miles of intrastate natural gas pipeline and related natural gas storage facilities. With approximately 460 receipt and/or delivery points, including interconnects with pipelines providing direct access to power plants and interconnects with other intrastate and interstate pipelines, the ET Fuel System is strategically located near high-growth production areas and provides access to the Waha Hub, the Katy Hub and the Carthage Hub, the three major natural gas trading centers in Texas. The ET Fuel System has total system throughput capacity of approximately 1.3 Bcf/d of natural gas and total working storage capacity of 12.4 Bcf of natural gas. The ET Fuel System’s current average throughput is approximately 1.1 MMcf/d. Prior to ETP’s acquisition of it in June 2004, the ET Fuel System had been operated primarily as a natural gas transmission pipeline system to supply natural gas from various natural gas producing areas to electric generating power plants of TXU Corp. and its affiliates, which we collectively referred to as “TXU.” In connection with its acquisition of the ET Fuel System, ETP entered into an eight-year transportation agreement with TXU Portfolio Management Company, LP, which we refer to as “TXU Shipper,” a subsidiary of TXU, to transport a minimum of 115.6 MMBtu per year, subject to certain adjustments as defined in the agreement, and TXU Shipper has elected, effective January 1, 2006, to reduce the minimum amount of natural gas that ETP is obligated to transport to not less than 100.0 MMBtu per year. This is a one-time election under the contract. ETP also entered into two eight-year natural gas storage agreements with TXU Shipper to store gas at two natural gas storage facilities that were part of the ET Fuel System. The ET Fuel System operates ETP’s Bethel natural gas storage facility, with a working capacity of 6.4 Bcf, an average withdrawal capacity of 300 MMcf/d and an injection capacity of 75 MMcf/d, and ETP’s Bryson natural gas storage facility, with a working capacity of 6.0 Bcf, an average withdrawal capacity of 120 MMcf/d and an average injection capacity of 96 MMcf/d.

•	The East Texas Pipeline is a 148-mile natural gas pipeline that connects three treating facilities with ETP’s Southeast Texas System of which one treating facility is owned by ETP. This pipeline is the first phase of a multi-phased project that will service producers in East and North Central Texas providing access to the Katy Hub. The East Texas Pipeline expansion had an initial capacity of over 400 MMcf/d which increased to the current capacity of 675 MMcf/d with the addition of the Grimes County Compressor Station. The capacity will increase to 720 MMcf/d in February 2006, with the addition of approximately 5,000 horsepower of electric compression. Over 500 MMcf/d of pipeline capacity is contracted under long-term agreements with XTO Energy Inc. and other producers.

•	The Houston Pipeline System is comprised of approximately 4,200 miles of intrastate natural gas pipeline with an aggregate capacity of 2.4 Bcf/d, the underground Bammel storage reservoir and related transportation assets. The system has access to multiple sources of historically significant natural gas supply reserves from south Texas, the Gulf Coast, east Texas and the western Gulf of Mexico, and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City and other cities located along the Gulf Coast of Texas. The Houston Pipeline System is well situated to gather gas in many of the major gas producing areas in Texas. The Houston Pipeline System has a particularly strong presence in the key Houston Ship Channel and Katy Hub markets, which significantly contribute to the Houston Pipeline System’s overall ability to play an important role in the Texas natural gas markets. The Houston Pipeline System is also well positioned to capitalize upon off-system opportunities due to its numerous interconnections with other pipeline systems, its direct access to multiple market hubs at Katy, the Houston Ship Channel and Agua Dulce, and its operation of the Bammel storage facility. The Bammel storage facility has a total working gas capacity of approximately 65 Bcf. The field has a peak withdrawal rate of 1.3 Bcf/d. The field also has considerable flexibility during injection periods in that the Houston Pipeline System has engineered an injection well configuration to provide for a 0.6 Bcf/d peak injection rate. The Bammel storage facility is strategically located near the Houston Ship Channel market area and the Katy Hub and is ideally suited to provide a physical backup for on-system and off-system customers.

•	The recently completed Fort Worth Basin Pipeline, which became operational on May 26, 2005, is a 55-mile, 24-inch natural gas pipeline that connects ETP’s existing pipelines in north Texas and provides transportation for natural gas production from the Barnett Shale producing area. The completion of the Fort Worth Basin Pipeline is the first part of ETP’s previously disclosed expansion program that was implemented to integrate ETP’s 36-inch Katy Pipeline and its Southeast Texas Pipeline assets with the ET Fuel System and the Houston Pipeline System.

ETP’s Business Strategy

ETP’s goal is to increase unitholder distributions and the value of its common units. ETP believes that it has engaged, and will continue to engage, in a well-balanced plan for growth through acquisitions, internally generated expansion, and measures aimed at increasing the profitability of its existing assets.

ETP intends to continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each of its common units. It believes that by pursuing independent operating and growth strategies for its midstream and transportation and propane businesses, it will be best positioned to achieve its objectives.

ETP expects that midstream and transportation acquisitions, such as its recent acquisitions of the ET Fuel System, the Devon midstream assets and the Houston Pipeline System, will be the primary focus of its acquisition strategy going forward, although it will also continue to pursue complementary propane acquisitions. ETP also anticipates that its midstream, transportation and storage business will provide internal growth projects of greater scale compared to those available in its propane business.

Midstream and Transportation and Storage Business Strategies

Enhance profitability of existing assets. ETP intends to increase the profitability of its existing asset base by adding new volumes of natural gas, undertaking additional initiatives to enhance utilization and reducing costs by improving operations.

Engage in construction and expansion opportunities. ETP intends to leverage its existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for midstream services. These projects include expansion of existing systems, such as the East Texas Pipeline and the Fort Worth Basin project in North Texas, and construction of new facilities. ETP expects that these expansions will also lead to additional growth opportunities in this area.

Increase cash flow from fee-based businesses in ETP’s midstream segment. Excluding results from ETP’s marketing activities, the portion of ETP’s gross margin in the midstream segment attributable to fee-based business has continued to increase. ETP charges fees for providing midstream services, including gathering, compressing, treating, processing and transmitting natural gas for producers. These fee-based services are dependent on throughput volume and are typically less affected by short-term changes in commodity prices. ETP intends to seek to increase the percentage of its midstream business conducted with third parties under fee-based arrangements in order to reduce exposure to changes in the prices of natural gas and NGLs. For example, ETP converted a contract with a major producer in the third fiscal quarter of 2005 from a commodity based contract to a fee-based contract.

Growth through acquisitions. As demonstrated by its recent acquisitions of the ET Fuel System, the Devon midstream assets and the Houston Pipeline System, ETP intends to make strategic acquisitions of midstream, transportation and storage assets in its current areas of operation that offer the opportunity for operational efficiencies and the potential for increased utilization and expansion of ETP’s existing and acquired assets. ETP will also pursue midstream, transportation and storage asset acquisition opportunities in other regions of the U.S. with significant natural gas reserves and high levels of drilling activity or with growing demand for natural gas. ETP believes that it will be well positioned to benefit from the additional acquisition opportunities likely to arise as a result of the ongoing divestiture of midstream assets by large industry participants.

Propane Business Strategies

Pursue internal growth opportunities. In addition to pursuing expansion through acquisitions, ETP has aggressively focused on high return internal growth opportunities at its existing customer service locations. ETP believes that by concentrating its operations in areas experiencing higher-than-average population growth, it is well positioned to achieve internal growth by adding new customers.

Growth through complementary acquisitions. ETP believes that its position as the fourth largest propane marketers provides it with a solid foundation to continue its acquisition growth strategy through consolidation. ETP believes that the fragmented nature of the propane industry will continue to provide opportunities for growth through the acquisition of propane businesses that complement its existing asset base. In addition to focusing on propane acquisition candidates in its existing areas of operations, ETP will also consider core acquisitions in other higher-than-average population growth areas in which it has no presence in order to further reduce the impact adverse weather patterns and economic downturns in any one region may have on its overall operations.

Maintain low-cost, decentralized operations. ETP focuses on controlling costs, and it attributes its low overhead costs primarily to its decentralized structure. By delegating all customer billing and collection activities to the customer service location level, as well as delegating other responsibilities to the operating level, ETP has been able to operate without a large corporate staff. In addition, ETP’s customer service location level incentive compensation program encourages employees at all levels to control costs while increasing revenues.

Competitive Strengths

ETP believes that it is well positioned to compete in both the natural gas midstream and transportation and storage and propane industries based on the following strengths:

ETP’s enhanced access to capital and financial flexibility will allow it to compete more effectively in acquiring assets and expanding its systems. We expect that ETP’s recently obtained credit facility and other recent financing transactions will increase its financial flexibility and enhance its access to capital. We believe this will allow ETP to implement its operating strategies in a timely manner and more effectively compete in acquiring additional assets or expanding its existing systems.

ETP’s experienced management team has an established reputation as highly-effective, strategic operators within ETP’s operating segments. In the past, the management teams of each of ETP’s operating segments have been successful in identifying and consummating strategic acquisitions to enhance its businesses. In addition, ETP’s management team has a substantial equity ownership in ETP and is motivated through performance-based incentive compensation programs to effectively and efficiently manage ETP’s business operations.

Midstream and Transportation and Storage Business Strengths

ETP has a significant market presence in each of its operating areas. ETP has a significant market presence in each of its operating areas, which are located in major natural gas producing regions of the United States.

ETP’s assets provide marketing flexibility through its access to numerous markets and customers. ETP’s Oasis Pipeline combined with its Southeast Texas System provides its customers direct access to the Waha and Katy Hubs and to virtually all other market areas in the United States via interconnections with major intrastate and interstate natural gas pipelines. Furthermore, ETP’s Oasis Pipeline is tied directly or indirectly to a number of major power generation facilities in Texas as well as several industrial and utility end-users. With the acquisition of the ET Fuel System in June 2004, the Houston Pipeline System acquisition in January 2005, and the completion of the East Texas Pipeline system and the Fort Worth Basin pipeline, ETP has also enhanced its opportunities with additional power plants, industrial users, municipals, and co-operatives, and the added storage facilities add flexibility for fuel management services.

ETP’s Southeast Texas System has additional capacity, which provides opportunities for higher levels of utilization. ETP expects to connect new supplies of natural gas volumes by utilizing the available capacity on the Southeast Texas System. The available capacity also provides ETP with opportunities to extend the Southeast Texas System to additional natural gas producing areas, such as east Texas through the recently completed East Texas Pipeline.

ETP’s ability to bypass its La Grange processing plant reduces its commodity price risk. A significant benefit of ETP’s ownership of the Oasis Pipeline is that it can elect not to process natural gas at its La Grange processing plant when processing margins (or the difference between NGL sales prices and the cost of natural gas) are unfavorable. Instead of processing the natural gas, ETP is able to deliver natural gas meeting pipeline quality specifications by blending rich gas, or gas with a high NGL content, from the Southeast Texas System with lean gas, or gas with a low NGL content, transported on the Oasis Pipeline. This enables ETP to sell the blended natural gas for a higher price than it would have been able to realize upon the sale of NGLs if it had to process the natural gas to extract NGLs.

ETP’s acquisition of the Houston Pipeline System enables us to engage in natural gas storage transactions in which ETP seeks to find and profit from pricing differences that occur over time. The Bammel natural gas storage facility, acquired when ETP purchased the Houston Pipeline System, has a total working gas capacity of approximately 65 Bcf. The reservoir has a peak withdrawal rate of 1.3 Bcf/d and also has considerable flexibility during injection periods in that the Houston Pipeline System has engineered an injection well configuration to provide for a 600 MMcf/d peak injection rate. Therefore, ETP is able to purchase physical natural gas and then sell financial contracts at a price sufficient to cover its carrying costs and provide for a gross profit margin. In addition, the Bammel natural gas storage facility is strategically located near the Houston Ship Channel market area and the Katy Hub and is ideally suited to provide a physical backup for on-system and off-system customers.

Propane Business Strengths

Geographically diverse retail propane network. ETP believes that its geographically diverse network of retail propane assets reduces its exposure to unfavorable weather patterns and economic downturns in any one geographic region, thereby reducing the volatility of its cash flows.

Experience in identifying, evaluating and completing acquisitions. ETP follows a disciplined acquisition strategy that concentrates on propane companies that (1) are located in geographic areas experiencing higher-than-average population growth, (2) provide a high percentage of sales to residential customers, (3) have a strong reputation for quality service, and (4) own a high percentage of the propane tanks used by their customers. In addition, ETP attempts to capitalize on the reputations of the companies it acquires by maintaining local brand names, billing practices and employees, thereby creating a sense of continuity and minimizing customer loss. ETP believes that this strategy has also helped to make it an attractive buyer for many propane acquisition candidates from the seller’s viewpoint.

Operations that are focused in areas experiencing higher-than-average population growth. ETP believes that its concentration in higher-than-average population growth areas provides a strong economic foundation for expansion through acquisitions and internal growth. ETP does not believe that it is more vulnerable than its competitors to displacement by natural gas distribution systems because the majority of ETP’s areas of operations are located in rural areas where natural gas is not readily available.

Low-cost administrative infrastructure. ETP’s propane operation is dedicated to maintaining a low-cost operating profile and has a successful track record of aggressively pursuing opportunities to reduce costs. Of the 2,730 full-time employees as of December 31, 2005, only 113, or approximately 4.2%, were general and administrative.

Decentralized operating structure and entrepreneurial workforce. ETP believes that its decentralized propane operations foster an entrepreneurial corporate culture by: (1) having operational decisions made at the customer service location and operating level, (2) retaining billing, collection and pricing responsibilities at the local and operating level, and (3) rewarding employees for achieving financial targets at the local level.

Midstream Natural Gas Industry Overview

The midstream natural gas industry is the link between the exploration and production of natural gas and the delivery of its components to end-use markets. The midstream industry consists of natural gas gathering, compression, treating, processing and transportation and NGL fractionation and transportation and is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

Natural gas has a widely varying composition, depending on the field, the formation, or the reservoir from which it is produced. The principal constituents of natural gas are methane and ethane, though most natural gas also contains varying amounts of heavier components, such as propane, butane and natural gasoline that may be removed by a number of processing methods. Most raw materials produced at the wellhead is not suitable for long-haul pipeline transportation or commercial use and must be compressed, transported via pipeline to a central processing facility, and then processed to remove the heavier hydrocarbon components and other contaminants that would interfere with pipeline transportation or the end use of gas.

Demand for natural gas. Natural gas continues to be a critical component of energy consumption in the United States. According to the Energy Information Administration, or the EIA, total domestic consumption of natural gas is expected to increase by over .7% per annum, on average, to 24.04 Tcf by 2010, from an estimated 23.04 Tcf consumed in 2003, representing approximately 22% of all total end-user energy requirements by 2010. During the last two years, the United States has on average consumed approximately 23.05 Tcf per year, with average domestic production of approximately 19.33 Tcf per year during the same period. The industrial and electricity generation sectors currently account for the largest usage of natural gas in the United States.

Natural gas gathering. The natural gas gathering process begins with the drilling of wells into gas bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines and, if necessary, compression systems that collect natural gas from points near producing wells and transport it to larger pipelines for further transportation.

Natural gas compression. Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells. Specifically, lower pressure gathering systems allow wells, which produce at progressively lower field pressures as they age, to remain connected to gathering systems and to continue to produce for longer periods of time. As the pressure of a well declines, it becomes increasingly more difficult to deliver the remaining production in the ground against a higher pressure that exists in the connecting gathering system. Field compression is typically used to lower the pressure of a gathering system. If field compression is not installed, then the remaining production in the ground will not be produced because it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering production that otherwise would not be produced.

Natural gas treating. Natural gas has a varied composition depending on the field, the formation and the reservoir from which it is produced. Natural gas from certain formations is high in carbon dioxide, hydrogen sulfide or other contaminants. Treating plants remove carbon dioxide and hydrogen sulfide from natural gas to ensure that it meets pipeline quality specifications.

Natural gas processing. Some natural gas produced by a well does not meet pipeline specifications established by downstream pipelines or is not suitable for commercial use and must be processed to remove the mixed NGL stream. In addition, some natural gas produced by a well, while not required to be processed, can be processed to take advantage of favorable processing margins. Natural gas processing involves the separation of natural gas into pipeline quality natural gas, or residue gas, and a mixed NGL stream.

Natural gas transportation. Natural gas transportation pipelines receive natural gas from other mainline transportation pipelines and gathering systems and deliver the natural gas to industrial end-users, utilities and other pipelines.

Propane Industry Overview

Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative forms of stand-alone energy sources. Retail propane use falls into three broad categories: (1) residential applications, (2) industrial, commercial and agricultural applications and (3) other retail applications, including motor fuel sales. In ETP’s wholesale operations, it sells propane principally to governmental agencies and large industrial end-users.

Propane is extracted from natural gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is naturally colorless and odorless. An odorant is added to allow its detection. Like natural gas, propane is a clean burning fuel and is considered an environmentally preferred energy source.

Propane competes with other sources of energy, some of which are less costly for equivalent energy value. ETP competes for customers against suppliers of electricity, natural gas and fuel oil. Competition from alternative energy sources has been increasing as a result of reduced utility regulation. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of natural gas distribution systems in the United States has resulted in the availability of natural gas in many areas that previously depended upon propane. Although the extension of natural gas pipelines tends to displace propane distribution in areas affected, ETP believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Even though propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to another. Based upon industry publications, propane accounts for six and one-half percent of household energy consumption in the United States.

In addition to competing with alternative energy sources, ETP competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Most of ETP customer service locations compete with five or more marketers or distributors. Each retail distribution outlet operates in its own competitive environment because retail marketers tend to locate in close proximity to customers. The typical retail distribution outlet generally has an effective marketing radius of approximately 50 miles although in certain rural areas the marketing radius may be extended by satellite locations.

The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. ETP believes that its safety programs, policies and procedures are more comprehensive than many of its smaller, independent competitors and give it a competitive advantage over such retailers.

The wholesale propane business is highly competitive. For fiscal year 2005, ETP domestic wholesale operations (excluding M-P Energy Partnership) accounted for only 3.0% of its total gallons sold in the United States and approximately 1.2% of its gross profit. ETP does not emphasize wholesale operations, but it believes that limited wholesale activities enhance its ability to supply its retail operations.

Midstream and Transportation and Storage Segments

Competition

The business of providing natural gas gathering, transmission, treating, transporting, storing and marketing services is highly competitive. Since pipelines are generally the only practical mode of transportation for natural gas over land, the most significant competitors of our transportation and storage segment are other pipelines. Pipelines typically compete with each other based on location, capacity, price and reliability.

We face competition with respect to retaining and obtaining significant natural gas supplies under terms favorable to ETP. ETP’s competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport and market natural gas.

Many of ETP’s competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than ETP’s. In marketing natural gas, ETP has numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil companies, and local and national natural gas gatherers, brokers and marketers of widely various sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with ETP’s marketing operations.

Credit Risk and Customers

ETP has a concentration of customers in natural gas transmission, distribution and marketing as well as industrial end-users and customers in the refining and petrochemical industries. ETP is diligent in attempting to ensure that it issues credit to credit-worthy customers. However, ETP’s purchase and resale of gas exposes it to significant credit risk, as the margin on any sale is generally a very small percentage of the total sale price. Therefore, a credit loss can be very large relative to ETP’s overall profitability.

During the year ended August 31, 2005, ETP had one customer that individually accounted for more than 10% of midstream and transportation and storage segment revenues. While this customer represent a significant percentage of midstream and transportation and storage segment revenues, the loss of this customer would not have a material impact on ETP’s results of operations.

Regulation

Regulation by FERC of Interstate Natural Gas Pipelines. Under the Natural Gas Act (“NGA”), the Federal Energy Regulatory Commission (“FERC”) generally regulates the transportation of natural gas in interstate commerce. For FERC regulatory purposes, “transportation” service includes storage service. ETP does not own any interstate natural gas transportation facilities, so FERC does not directly regulate any of ETP’s pipeline operations pursuant to its jurisdiction under the NGA. However, FERC’s regulation influences certain aspects of ETP’s business and the market for its products. In general, FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce and its authority to regulate those services includes:

•	the certification and construction of new facilities;

•	the extension or abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities;

•	the initiation and discontinuation of services; and

•	various other matters.

Failure to comply with the NGA can result in the imposition of administrative, civil and criminal remedies.

In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipelines’ rates and rules and policies that may affect rights of access to natural gas transportation capacity.

Intrastate Pipeline Regulation. ETP’s intrastate natural gas pipeline operations generally are not subject to rate regulation by FERC, but they are subject to regulation by various agencies in Texas, principally the Texas

Railroad Commission (“TRRC”), where they are located. However, to the extent that ETP’s intrastate pipeline systems transport natural gas in interstate commerce, the rates, terms and conditions of such transportation service are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act (“NGPA”), which regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. Under Section 311, rates charged for transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest, and the terms and conditions of service set forth in the pipeline’s statement of operating conditions are subject to FERC review and approval. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC approved Statement of Operating Conditions could result in an alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies.

ETP’s intrastate pipeline and storage operations in Texas are subject to the Texas Utilities Code, as implemented by the TRRC. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The TRRC has authority to ensure that rates charged by intrastate pipelines for natural gas sales or transportation services are just and reasonable. The rates ETP charges for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. ETP cannot predict whether such a complaint will be filed against it or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.

Gathering Pipeline Regulation. Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of FERC under the NGA. ETP owns a number of natural gas pipelines in Texas and Louisiana that ETP believes meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of ETP’s gathering facilities are subject to change based on future determinations by FERC and the courts. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and in some instances complaint-based rate regulation.

In Texas, ETP’s gathering facilities are subject to regulation by the TRRC under the Texas Utilities Code in the same manner as described above for its intrastate pipeline facilities. Louisiana’s Pipeline Operations Section of the Department of Natural Resources’ Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities. Historically, apart from pipeline safety, it has not acted to exercise this jurisdiction respecting gathering facilities. ETP’s Chalkley System is regulated as an intrastate transporter, and the Office of Conservation has determined that ETP’s Whiskey Bay System is a gathering system.

ETP is subject to state ratable take and common purchaser statutes in all of the states in which it operates. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting ETP’s right as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

Natural gas gathering may receive greater regulatory scrutiny at both the state and Federal levels now that FERC has taken a more light-handed approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. ETP’s gathering operations could be adversely affected should they be subject in the future to the application of state or Federal regulation of rates and services. ETP’s gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. ETP cannot predict what effect, if any, such changes might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Sales of Natural Gas. Sales for resale of natural gas in interstate commerce made by intrastate pipelines or their affiliates are subject to the FERC’s regulation unless the gas is produced by the pipeline or affiliate. Under current federal rules, however, the price at which ETP sells natural gas currently is not regulated, insofar as the interstate market is concerned and, for the most part, is not subject to state regulation. Effective as of January 12, 2004, the FERC’s rules require pipelines (including intrastate pipelines) and their affiliates who sell gas in interstate commerce subject to the FERC’s jurisdiction to adhere to a code of conduct prohibiting market manipulation and transactions that have no legitimate business purpose or result in prices not reflective of legitimate forces of supply and demand. Those who violate such code of conduct may be subject to suspension or loss of authorization to perform such sales, disgorgement of unjust profits, or other appropriate non-monetary remedies imposed by the FERC. The FERC denied rehearing of these rules on May 19, 2004, but the rules are still subject to possible court appeals. We cannot predict the outcome of these further proceedings, but do not believe that ETP will be affected materially differently from other intrastate gas pipelines and their affiliates. In addition, ETP’s sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, that remain subject to the FERC’s jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to ETP’s natural gas marketing operations, and we note that some of the FERC’s more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that it will be affected by any such FERC action materially differently than other natural gas marketers with whom it competes.

Pipeline Safety. The states in which ETP conducts operations administer Federal pipeline safety standards under the Natural Gas Pipeline Safety Act of 1968, as amended (the “NGPSA”), which requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections. Failure to comply with the NGPSA may result in the imposition of administrative, civil and criminal remedies. The “rural gathering exemption” under the NGPSA presently exempts substantial portions of ETP’s gathering facilities from jurisdiction under that statute. The portions of ETP’s facilities that are exempt include those portions located outside of cities, towns or any area designated as residential or commercial, such as a subdivision or shopping center. The “rural gathering exemption,” however, may be restricted in the future, and it does not apply to ETP’s intrastate natural gas pipelines.

Propane Segments

Products, Services and Marketing

ETP distributes propane through a nationwide retail distribution network consisting of 321 customer service locations in 34 states. ETP’s operations are concentrated in large part in the western, upper midwestern, northeastern and southeastern regions of the United States. ETP serves more than 700,000 active customers.

Historically, approximately two-thirds of Heritage’s retail propane volumes and in excess of 90% of its EBITDA, as adjusted, (please read footnote (e) under “Selected Historical Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed discussion of EBITDA, as adjusted) were attributable to sales during the six-month peak heating season from October through March, as many customers use propane for heating purposes. Consequently, sales and operating profits are normally concentrated in the first and second fiscal quarters, while cash flows from operations are generally greatest during the second and third fiscal quarters when customers pay for propane purchased during the six-month peak season. To the extent necessary, ETP will reserve cash from peak periods for distribution to its unitholders during the warmer seasons.

Typically, customer service locations are found in suburban and rural areas where natural gas is not readily available. Generally, such locations consist of a one to two acre parcel of land, an office, a small warehouse and service facility, a dispenser and one or more 18,000 to 30,000 gallon storage tanks. Propane is generally transported from refineries, pipeline terminals, leased storage facilities and coastal terminals by rail or truck transports to ETP’s customer service locations where it is unloaded into storage tanks. In order to make a retail delivery of propane to a customer, a bobtail truck is loaded with propane from the storage tank. Propane is then delivered to the customer by the bobtail truck, which generally holds 2,500 to 3,000 gallons of propane, and pumped into a stationary storage tank on the customer’s premises. ETP also delivers propane to retail customers in portable cylinders. ETP also delivers propane to certain other bulk end-users of propane in tractor-trailer transports, which typically have an average capacity of approximately 10,500 gallons. End-users receiving transport deliveries include industrial customers, large-scale heating accounts, mining operations and large agricultural accounts.

ETP encourages its customers whose propane needs are temperature sensitive to implement a regular delivery schedule. Many of ETP’s residential customers receive their propane supply pursuant to an automatic delivery system, which eliminates the customer’s need to make an affirmative purchase decision and allows for more efficient route scheduling. ETP also sells, installs and services equipment related to its propane distribution business, including heating and cooking appliances.

ETP owns, through its subsidiaries, a 60% interest in M-P Energy Partnership, a Canadian partnership that supplies ETP with propane as described below under “—Propane Supply and Storage.”

Approximately 97% of the domestic gallons that ETP sold in the fiscal year ended August 31, 2005 were to retail customers and 3% were to wholesale customers. Of the retail gallons ETP sold, approximately 56% were to residential customers, 29% were to industrial, commercial and agricultural customers, and 16% were to other retail users. Sales to residential customers in the fiscal year ended August 31, 2004 accounted for 55% of total domestic gallons sold but accounted for approximately 69% of ETP’s gross profit from propane sales. Residential sales have a greater profit margin and a more stable customer base than the other markets ETP serves. Industrial, commercial and agricultural sales accounted for 22% of ETP’s gross profit from propane sales for the fiscal year ended August 31, 2005, with all other retail users accounting for 9%. Additional volumes sold to wholesale customers contributed 1% of ETP’s gross profit from propane sales. No single customer accounts for 10% or more of revenues.

The propane business is very seasonal with weather conditions significantly affecting demand for propane. ETP believes that the geographic diversity of its operations helps to reduce its overall exposure to less than favorable weather conditions in any particular region of the United States. Although overall demand for propane is affected by climate, changes in price and other factors, we believe its residential and commercial business to be relatively stable due to the following characteristics:

•	residential and commercial demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases,

•	loss of customers to competing energy sources has been low due to the lack of availability or the high cost of alternative fuels;

•	the tendency of customers to remain with ETP due to the product being delivered pursuant to a regular delivery schedule and to its ownership as of August 31, 2004 of 90% of the storage tanks utilized by its customers, which prevents fuel deliveries from competitors; and

•	its historic ability to more than offset customer losses through internal growth of its customer base in existing markets.

Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which ETP operates can significantly affect the total volumes of propane that ETP sells and the margins realized thereon and, consequently, ETP’s results of operations. We believe that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

Propane Supply and Storage

Supplies of propane from ETP’s sources have historically been readily available. ETP purchases from over 50 energy companies and natural gas processors at numerous supply points located in the United States and Canada. In the fiscal year ended August 31, 2005, Enterprise Products Operating L.P. (“Enterprise”) and Dynegy Liquids Marketing and Trade (“Dynegy”) provided approximately 23.7% and 20.6% of ETP’s and Heritage’s combined total propane supply, respectively. In addition, M-P Energy Partnership, a Canadian partnership in which its wholly owned subsidiary M.P. Oils, Ltd. owns a 60% interest in, procured 23.0% of Heritage’s combined total propane supply during the fiscal year ended August 31, 2005. M-P Energy Partnership buys and sells propane for its own account and supplies propane to us for ETP’s northern United States operations.

ETP believes that if supplies from Enterprise and Dynegy were interrupted it would be able to secure adequate propane supplies from other sources without a material disruption of its operations. Aside from Enterprise, Dynegy and the supply procured by M-P Energy Partnership, no single supplier provided more than 10% of ETP’s total domestic propane supply during the fiscal year ended August 31, 2005. ETP believes that its diversification of suppliers will enable it to purchase all of its supply needs at market prices without a material disruption of its operations if supplies are interrupted from any of ETP’s existing sources. Although we cannot assure you that supplies of propane will be readily available in the future, we expect a sufficient supply to continue to be available. However, increased demand for propane in periods of severe cold weather, or otherwise, could cause future propane supply interruptions or significant volatility in the price of propane.

ETP typically enters into one-year supply agreements. The percentage of contract purchases may vary from year to year. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or the current prices established at major delivery or storage points, and some contracts include a pricing formula that typically is based on these market prices. Most of these agreements provide maximum and minimum seasonal purchase guidelines. ETP receives its supply of propane predominately through railroad tank cars and common carrier transport.

Because ETP’s profitability is sensitive to changes in wholesale propane costs, ETP generally seeks to pass on increases in the cost of propane to customers. ETP has generally been successful in maintaining retail gross margins on an annual basis despite changes in the wholesale cost of propane, but there is no assurance that ETP will always be able to pass on product cost increases fully, particularly when product costs rise rapidly. Consequently, ETP’s profitability will be sensitive to changes in wholesale propane prices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

ETP leases space in larger storage facilities in New York, Georgia, Michigan, Arizona, New Mexico, Texas, Alberta, Canada and smaller storage facilities in other locations and has the opportunity to use storage facilities in additional locations when ETP’s “pre-buy” product from sources having such facilities. ETP believes that it has adequate third party storage to take advantage of supply purchasing advantages as they may occur from time to time. Access to storage facilities allows ETP to buy and store large quantities of propane during periods of low demand, which generally occur during the summer months, or at favorable prices, thereby helping to ensure a more secure supply of propane during periods of intense demand or price instability.

Pricing Policy

Pricing policy is an essential element in the marketing of propane. ETP relies on its regional management to set prices based on prevailing market conditions and product cost, as well as local management input. All regional managers are advised regularly of any changes in the posted price of each customer service location’s propane suppliers. In most situations, ETP believes that its pricing methods will permit it to respond to changes in supply costs in a manner that protects its gross margins and customer base, to the extent such protection is possible. In some cases, however, ETP’s ability to respond quickly to cost increases could occasionally cause its retail prices to rise more rapidly than those of its competitors, possibly resulting in a loss of customers.

Billing and Collection Procedures

Customer billing and account collection responsibilities for ETP’s propane operations are retained at the local customer service locations. ETP believes that this decentralized approach is beneficial for several reasons:

•	the customer is billed on a timely basis;

•	the customer is more apt to pay a “local” business;

•	cash payments are received more quickly; and

•	local personnel have a current account status available to them at all times to answer customer inquiries.

Because propane sales to residential and commercial customers are affected by winter heating season requirements, ETP’s propane operations generally generate higher operating revenues and net income during the period from October through March of each year and lower operating revenues and, in some cases, net losses or lower net income during the period from April through September of each year. Sales to industrial and agricultural customers are much less weather-sensitive.

Gross profit margins are not only affected by weather patterns but also by changes in customer mix. For example, sales to residential customers generate higher margins than sales to other customer groups, such as commercial or agricultural customers. Wholesale margins are substantially lower than retail margins. In addition, gross profit margins vary by geographic region. Accordingly, a change in customer or geographic mix can affect gross profit without necessarily affecting total revenues.

Government Regulation and Environmental Matters

The operation of pipelines, plants and other facilities for gathering, compressing, treating, processing, or transporting natural gas, natural gas liquids and other products is subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations can impair ETP’s business activities that affect the environment in many ways, such as:

•	restricting the way it can release materials including petroleum hydrocarbons and wastes into the air, water, or soils;

•	limiting or prohibiting construction activities in sensitive areas such as wetlands or areas of endangered species habitat, or otherwise constraining how or when construction is conducted;

•	requiring remedial action to mitigate pollution from former operations, or requiring plans and activities to prevent pollution from ongoing operations; and

•	imposing substantial liabilities on ETP for pollution resulting from its operations, including, for example, potentially enjoining the operations of facilities if it were determined that they were not in compliance with permit terms.

Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. ETP has implemented environmental programs and policies designed to avoid potential liability and cost under applicable environmental laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the issuance of injunctions and the filing of federally authorized citizen suits.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal, or remediation requirements could have a material adverse effect on our operations and financial position. Moreover, risks of process upsets, accidental releases or spills are associated with ETP’s operations, and we cannot assure you that ETP will not incur significant costs and liabilities as a result of such upsets, releases, or spills, including those relating to claims for damage to property and persons. In the event of future increases in costs, ETP may be unable to pass on those increases to its customers. While we believe that ETP is in substantial compliance with existing environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on ETP, there is no assurance that this trend will continue in the future.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, also known as “CERCLA” or “Superfund,” and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment, including those arising out of historical operations conducted by predecessors. Under CERCLA, these “responsible persons” may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. Although “petroleum” is excluded from the definition of hazardous substance under CERCLA, ETP will generate materials in the course of its operations that may be regulated as hazardous substances. ETP also may incur liability under the Resource Conservation and Recovery Act, also known as “RCRA,” which imposes requirements related to the management and disposal of solid and hazardous wastes. While there exists an exclusion from the definition of hazardous wastes for “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy,” in the course of its operations, ETP may generate unrecovered petroleum product wastes as well as ordinary industrial wastes such as paint wastes, waste solvents, and waste compressor oils that may be regulated as hazardous or solid wastes.

ETP currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas and NGLs. Although ETP used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by ETP, or on or under other locations where such wastes have been taken for disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of petroleum hydrocarbons and wastes was not under its control. These properties and the materials disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, ETP could be required to remove or remediate previously disposed wastes or property contamination, or to perform remedial activities to prevent future contamination. A predecessor company acquired by ETP in July 2001 had previously received and responded to a request for information from the U.S. Environmental Protection Agency or “EPA” regarding its potential contribution to widespread groundwater contamination in San Bernardino, California, known as the

Newmark Groundwater Contamination Superfund site. ETP has not received any follow-up correspondence from EPA on the matter since ETP’s acquisition of the predecessor company in 2001. In addition, ETP is currently involved in several remediation projects, that have cleanup costs and related liabilities. As of August 31, 2005 an accrual of $2.0 million was recorded in ETP’s consolidated balance sheet to cover any material environmental liabilities including certain matters assumed in connection with the Houston Pipeline System acquisition. ETP has also recorded a receivable of $0.4 million to account for the predecessor owner’s share of certain environmental liabilities.

The Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state and federal waters. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by EPA or the state. Any unpermitted release of pollutants, including NGLs or condensates, from ETP’s systems or facilities could result in fines or penalties, as well as significant remedial obligations. We believe that ETP is in substantial compliance with the Clean Water Act. ETP currently expects to incur costs of approximately $0.1 million over the next year to upgrade or modify certain facilities as required under its spill prevention, control and countermeasures, or “SPCC,” plans.

The Clean Air Act, as amended, and comparable state laws restrict the emission of air pollutants from many sources, including processing plants and compressor stations. These laws and any implementing regulations may require ETP to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, impose stringent air permit requirements, or utilize specific equipment or technologies to control emissions. Failure to comply with these laws and regulations could expose ETP to civil and criminal enforcement actions. ETP received a state-issued “Pipeline Facilities” air emissions permit on June 30, 2005 for its Prairie Lea Compressor Station in Caldwell County, Texas, which historically has been designated as a “grandfathered facility” and, thus, was excluded from state air emissions permitting requirements. In order to comply with the terms of this permit and associated regulations requiring specified reductions in nitrogen oxides or “NOx” emissions by March 1, 2007, ETP is planning to modify the compressor engines at the facility during 2006, at an estimated cost of $2.0 million. In addition, ETP is currently pursuing agency-approved baseline monitoring of NOx emissions from its Katy Compressor Station in Harris County, Texas, which is in a non-attainment area for ozone. Once it develops this NOx baseline, ETP has been planning to purchase a sufficient amount of NOx emission allowances that would allow the facility to continue its current level of operation in the non-attainment area, at an estimated cost of $2.3 million. These plans are subject to possible change, however, as the non-attainment area is currently transitioning from a 1-hour ozone non-attainment area to an 8-hour ozone non-attainment area, which transition ETP expects will result in the adoption of further regulations that will perhaps change the extent to which NOx emissions reductions may be required.

ETP’s operations are subject to regulation by the U.S. Department of Transportation or “DOT” under the Hazardous Liquid Pipeline Safety Act, or “HLPSA,” pursuant to which the DOT has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. HLPSA requires any entity which owns or operates pipeline facilities to permit access to and allow copying of records and to make certain reports and provide information as required by DOT. While we believe that ETP’s pipeline operations are in substantial compliance with applicable HLPSA requirements, there can be no assurance that future compliance with the HLPSA will not have a material adverse effect on ETP’s operations or financial position. Moreover, the DOT, through the Office of Pipeline Safety, has promulgated rules requiring pipeline operators to develop integrity management programs for gas transmission pipelines that, in the event of a failure, could impact “high consequence areas,” including areas with specified population densities. Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing, or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. ETP estimates that the costs of implementing these integrity management plans is $10 million per year, over the years 2006 to 2011.

To the extent that no other federal agency has jurisdiction, ETP is subject to the requirements of the federal Occupational Safety and Health Act, also known as OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard requires that information be maintained about hazardous materials used or produced in ETP’s operations and that this information be provided to employees and state government authorities. We believe that ETP’s operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which ETP operates. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. With respect to the transportation of propane by truck, ETP is subject to regulations governing the transportation of hazardous materials under the Federal Motor Carrier Safety Act, administered by the DOT. ETP conducts ongoing training programs to help ensure that its operations are in compliance with applicable regulations. We believe that the ETP procedures currently in effect at all of its facilities for the handling, storage, and distribution of propane are consistent with industry standards and are in substantial compliance with applicable laws and regulations.

Employees

To carry out its operations for the midstream and transportation and storage segments, ETP employs 565 people as of December 31, 2005. As of December 31, 2005, its propane operations had 2,730 full time employees. Of ETP’s operational employees, 54 are represented by labor unions. ETP believes that its relations with its employees are satisfactory. Historically, Heritage has also hired seasonal workers to meet peak winter demands in its propane operations.

Title to Properties

Substantially all of ETP’s pipelines are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. ETP has obtained, where necessary, easement agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, watercourses, county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, property on which ETP’s pipelines were built was purchased in fee.

Some of the leases, easements, rights-of-way, permits, licenses and franchise ordinances that will be transferred to ETP will require the consent of the current landowner to transfer these rights, which in some instances are governmental entities. ETP believes that it has obtained or will obtain sufficient third party consents, permits and authorizations for the transfer of the assets necessary for it to operate its business in all material respects as described in this prospectus. With respect to any consents, permits or authorizations that have not been obtained, ETP believes that these consents, permits or authorizations will be obtained, or that the failure to obtain these consents, permits or authorizations will have no material adverse effect on the operation of ETP’s business.

ETP owns two office buildings with a total of 15,988 square feet of space for its executive offices in Dallas, Texas. ETP also leases office facilities in Houston, Texas, San Antonio, Texas, Tulsa, Oklahoma, and Helena, Montana, which consist of 49,000 square feet, 39,235 square feet, 6,740 square feet, and 22,000 square feet, respectively. While ETP may require additional office space as its business expands, ETP believes that its existing facilities are adequate to meet its needs for the immediate future, and that additional facilities will be available on commercially reasonable terms as needed. ETP is currently constructing new office facilities to replace its leased facility in Helena, Montana, which is for the administration of its propane operations.

ETP operates bulk storage facilities at over 321 customer service locations for its propane operations. ETP owns substantially all of these facilities and has entered into long-term leases for those that it does not own. ETP believes that the increasing difficulty associated with obtaining permits for new propane distribution locations makes its high level of site ownership and control a competitive advantage. ETP owns approximately 33.0 million gallons of above ground storage capacity at its various propane plant sites and has leased an aggregate of approximately 42.3 million gallons of underground storage facilities in New York, Georgia, Michigan, South Carolina, Arizona, New Mexico, Texas and Alberta, Canada. ETP does not own or operate any underground propane storage facilities (excluding customer and local distribution tanks) or propane pipeline transportation assets (other than local delivery systems).

Prior to January 2004, Heritage owned a 50% interest in Bi-State Propane, a California general partnership that conducts business in California and Nevada. In January 2004, Heritage’s subsidiary, Heritage Bi-State, L.L.C., acquired 100% of the assets of Bi-State Propane, and ETP conducts those operations under the tradename Bi-State Propane.

The transportation of propane requires specialized equipment. The trucks and railroad tank cars used for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of August 31, 2005, ETP utilized approximately 50 transport truck tractors, 50 transport trailers, 16 railroad tank cars, 1,193 bobtails and 1,848 other delivery and service vehicles, all of which ETP own. As of August 31, 2004, ETP owned approximately 724,000 customer storage tanks with typical capacities of 120 to 1,000 gallons that are leased or available for lease to customers. These customer storage tanks are pledged as collateral to secure ETP’s obligations to its banks and the holders of its notes.

ETP utilizes a variety of trademarks and tradenames in its propane operations that it owns or has secured the right to use, including “Heritage Propane.” These trademarks and tradenames have been registered or are pending registration before the United States Patent and Trademark Office or the various jurisdictions in which the marks or tradenames are used. ETP believes that its strategy of retaining the names of the companies it has acquired has maintained the local identification of these companies and has been important to the continued success of these businesses. Some of ETP’s most significant trade names include Balgas, Bi-State Propane, Blue Flame Gas of Charleston, Blue Flame Gas of Mt. Pleasant, Blue Flame Gas, Carolane Propane Gas, Gas Service Company, EnergyNorth Propane, Gibson Propane, Guilford Gas, Holton’s L.P. Gas, Ikard & Newsom, Northern Energy, Sawyer Gas, ProFlame, Rural Bottled Gas and Appliance, ServiGas, and V-1 Propane. ETP regards its trademarks, tradenames and other proprietary rights as valuable assets and believe that they have significant value in the marketing of its products.

ETP believes that it has satisfactory title to or valid rights to use all of its material properties. Although some of such properties are subject to liabilities and leases, liens for taxes not yet due and payable, encumbrances securing payment obligations under non-competition agreements and immaterial encumbrances, easements and restrictions, ETP does not believe that any such burdens will materially interfere with its continued use of such properties in its business, taken as a whole. In addition, ETP believes that it has, or is in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or made all required material registrations, qualifications and filings with, the various state and local government and regulatory authorities which relate to ownership of ETP’s properties or the operations of its business.

Legal Proceedings

Although ETP’s midstream operating partnership, ETC OLP, may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of its business, ETC OLP is not currently a party to any material legal proceedings. In addition, ETP is not aware of any material legal or governmental proceedings against ETC OLP, or contemplated to be brought against ETC OLP, under the various environmental protection statutes to which it is subject.

Propane is a flammable, combustible gas. Serious personal injury and significant property damage can arise in connection with its storage, transportation or use. In the ordinary course of business, ETP is sometimes threatened with or is named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. ETP maintains liability insurance with insurers in amounts and with coverages and deductibles it believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect ETP from material expenses related to product liability, personal injury or property damage in the future. Although any litigation is inherently uncertain, based on past experience, the information currently available and the availability of insurance coverage, ETP does not believe that pending or threatened litigation matters will have a material adverse effect on ETP’s financial condition or results of operations.

Of the pending or threatened matters in which ETP is a party, none have arisen outside the ordinary course of its business except for an action filed by Heritage on November 30, 1999 against SCANA Corporation, Cornerstone Ventures, L.P. and Suburban Propane, L.P. in the Fifth Judicial Circuit Court of Common Pleas, Richland county, South Carolina (the “SCANA litigation”). In the SCANA litigation, Heritage sought to recover under various contract and fraud causes of action for damages incurred in connection with the 1999 breach of the agreement to sell SCANA’s propane assets to Heritage. Prior to trial, a settlement was reached with Defendant Cornerstone Ventures, L.P. and they were dismissed from the litigation. The trial began on October 4, 2004 against the remaining defendants and testimony was concluded on October 20, 2004. On October 21, 2004, the jury returned a verdict in favor of Heritage against SCANA and in favor of defendant Suburban. The jury found in favor of Heritage on all four claims against SCANA, awarding a total of $48 million in actual and punitive damages. SCANA has appealed the jury’s decision, and currently, the parties are involved in the appeal of a number of post-trial motions. We cannot predict whether the final judgment will affirm the jury verdict without any modification or whether any appeal of the final judgment by SCANA will be successful. As a result, we cannot yet predict whether ETP will receive any of the damages award covered by this verdict.

ETP issued 1,000,000 class C units to Heritage Holdings in August 2000 in conjunction with the transaction with Energy Transfer Partners, L.L.C. and the change of control of ETP’s general partner in conversion of that portion of Heritage Holding’s incentive distribution rights that entitled it to receive any distribution attributable to the net amount received by ETP in connection with the settlement, judgment, award or other final nonappealable resolution of the SCANA litigation.

As soon as practicable after the time that ETP or its affiliates receive any final cash or other payment as a result of the resolution of the SCANA litigation, the special litigation committee will determine the aggregate net amount of these proceeds distributable by ETP after deducting from the amounts received all costs and expenses incurred by ETP and its affiliates in connection with the SCANA litigation and any cash reserves necessary or appropriate to provide for operating expenditures. The amount of distributable proceeds that would normally be distributed to holders of incentive distribution rights will instead be distributed to the holders of the class C units, pro rata. ETP cannot predict whether it will receive any cash payments as a result of the SCANA litigation and, if so, when these distributions might be made to the class C unitholders.

At the time of the Houston Pipeline System acquisition, AEP Energy Services Gas Holding Company II, L.L.C., HPL Consolidation LP and its subsidiaries (the “HPL Entities”) and the parent companies of the HPL Entities were engaged in ongoing litigation with Bank of America that related to AEP’s acquisition of the Houston Pipeline in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel Storage facility (Cushion Gas). At issue are matters relating to the ownership and certain rights to use the Cushion Gas. We refer to this litigation as the “Cushion Gas Litigation”. Under the terms of the purchase and sale agreement and the related Cushion Gas Litigation Agreement, AEP and its subsidiaries that were the sellers of the HPL Entities retained control of the Cushion Gas Litigation and have agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory. The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the purchase and sale agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters.

ETP is a party to various legal proceedings and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against ETP. In the opinion of management, all such matters are either covered by insurance, are without merit or involve amounts, which, if resolved unfavorably, would not have a significant effect on the financial position or results of operations of ETP. Once management determines that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to management’s estimate of the likely exposure. For matters that are covered by insurance, ETP accrues the related deductible. As of November 30, 2005 and August 31, 2005, an accrual of $2,842 and $1,120, respectively, was recorded as accrued and other current liabilities on ETP’s consolidated balance sheets.

MANAGEMENT

Energy Transfer Equity

Directors and Officers of LE GP, LLC

The following table sets forth certain information with respect to our executive officers and members of the board of directors of our general partner, LE GP, LLC. Executive officers and directors will serve until their successors are duly appointed or elected.

Name	Age	Position
John W. McReynolds	55	Director, President and Chief Financial Officer of our General Partner
Ray C. Davis	64	Co-Chairman of the Board of Directors of our General Partner*
Kelcy L. Warren	50	Co-Chairman of the Board of Directors of our General Partner*
Kenneth A. Hersh	42	Director of our General Partner
David R. Albin	46	Director of our General Partner
Daniel Rioux	37	Director of our General Partner
K. Rick Turner	47	Director of our General Partner

* Director nominee

John W. McReynolds. Mr. McReynolds has served as our President since March 2005 and served as a Director and Chief Financial Officer since August 2005. He is also a director of Energy Transfer Partners. Prior to becoming President of Energy Transfer Equity, Mr. McReynolds was a partner with the international law firm of Hunton & Williams LLP, for over 20 years. As a lawyer, he specialized in energy-related finance, securities, partnerships, mergers and acquisitions, syndication and litigation matters, and served as an expert in numerous arbitration, litigation and governmental proceedings, including as an expert in special projects for boards of directors of public companies.

Ray C. Davis. Mr. Davis will be appointed Co-Chairman of the Board of Directors of our general partner, LE GP, LLC, effective upon the closing of this offering. Mr. Davis also serves as Co-Chief Executive Officer and Co-Chairman of the Board of Directors of the general partner of ETP and has served in that capacity since the combination of the midstream and transportation operations of LaGrange Acquisition and the retail propane operations of Heritage in January 2004. Mr. Davis also serves as Co-Chief Executive Officer of the general partner of ETC OLP, and as Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of La Grange Energy, positions he has held since their formation in 2002. Prior to the combination of the operations of ETP and Heritage Propane, Mr. Davis served as Vice President of the general partner of ET Company I, Ltd., the entity that operated ETP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as Chairman of the board of directors and Chief Executive Officer of Cornerstone Natural Gas, Inc. Mr. Davis has more than 31 years of business experience in the energy industry.

Kelcy L. Warren. Mr. Warren will be appointed Co-Chairman of the Board of Directors of our general partner, LE GP, LLC, effective upon the closing of this offering. Mr. Warren also serves as Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of ETP and has served in that capacity since the combination of the midstream and transportation operations of LaGrange Acquisition and the retail propane operations of Heritage in January 2004. Mr. Warren also serves as Co-Chief Executive Officer of the general partner of ETC OLP, and as Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of La Grange Energy, positions he has held since their formation in 2002. Prior to the combination of the operations of ETP and Heritage Propane, Mr. Warren served as President of the general partner of ET Company I, Ltd. the entity that operated ETP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he served as a director of Crosstex Energy, Inc. From 1993 to 1996, he served as President, Chief Operating Officer and a director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 20 years of business experience in the energy industry.

David R. Albin. Mr. Albin is a director of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1988. Prior to his participation as a founding member of Natural Gas Partners, L.P. in 1988, he was a partner in the $600 million Bass Investment Limited Partnership. Prior to joining Bass Investment Limited Partnership, he was a member of the oil and gas group in the investment banking division of Goldman, Sachs & Co. He currently serves as a director of NGP Capital Resources Company. Mr. Albin has served as a director of Energy Transfer Partners GP since February 2004 and has served as a director of our general partner since October 2002.

Kenneth A. Hersh. Mr. Hersh is the Chief Executive Officer of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1989. Prior to joining Natural Gas Partners, L.P. in 1989, he was a member of the energy group in the investment banking division of Morgan Stanley & Co. He currently serves as a director of NGP Capital Resources Company. Mr. Hersh has served as a director of Energy Transfer Partners GP since February 2004 and has served as a director of our general partner since October 2002.

Daniel Rioux. Mr. Rioux is the Vice President and Treasurer of Liberty Energy Holdings, LLC, the energy investment vehicle for Liberty Mutual Group, and has served in that capacity since 2000. Prior to joining Liberty Energy Holdings, LLC, Mr. Rioux was Vice President and Treasurer of its predecessor and now subsidiary company, Liberty Energy Corporation from 1997 to 2000, where he was responsible for managing all of the company’s operations and investment activities. Prior to becoming Vice President, Mr. Rioux served as an Investment Analyst from 1993 to 1997, performing investment analysis and making investment recommendations on exploration and development drilling projects. In addition to his Liberty Energy responsibilities, he also assisted in corporate finance transactions for Liberty Financial Companies. Before joining Liberty Energy Corporation, Mr. Rioux worked in the Mutual Fund industry for Liberty Financial Companies and Pioneer Group, Inc. He currently serves as a director of Petrohawk Energy Corporation and the Independent Petroleum Association of America. Mr. Rioux has served as a director of our general partner since October 2002.

K. Rick Turner. Mr. Turner joined Stephens Group, Inc. in 1983 and has been a principal of its private equity group since 1990. Stephens Group, Inc., is the parent company of Stephens, Inc., one of the largest off-Wall Street investment banking groups. Mr. Turner’s areas of focus have been oil and gas exploration, natural gas gathering, processing industries, and power technology. He currently serves as a director of Atlantic Oil Corporation; SmartSignal Corporation; JV Industrial Companies, Ltd.; JEBCO Seismic, LLC; and North American Energy Partners Inc.

The board of directors of our general partner has the authority to appoint our executive officers and directors, subject to provisions in the limited liability company agreement of the general partner of our general partner. Pursuant to other authority, the board of directors of our general partner may appoint additional management personnel to assist in the management of our operations and, in the event of the death, resignation or removal of Mr. McReynolds as our chief executive officer, to appoint a replacement chief executive officer.

Board Committees

Audit and Conflicts Committee. Our general partner’s board of directors has established an audit and conflicts committee to be effective upon the closing of this offering. Ultimately, three members of our general partner’s board of directors will serve on the audit and conflicts committee, which will review our external financial reporting, maintain responsibility for engaging our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. In addition, this committee will be charged with reviewing specific matters that our general partner’s board of directors believes may involve conflicts of interest. The audit and conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. In addition to satisfying certain other requirements, the audit and conflicts committee must meet the independence standards for an audit and conflicts committee of a board of directors, which standards are established by the NYSE. Any matters approved by the audit and conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders, and not a breach by us of any duties we may owe to our unitholders. Upon completion of this offering, we will have an audit and conflicts committee that complies with the independence standards of the NYSE.

Compensation Committee. Our general partner’s board of directors has established a compensation committee of at least two independent directors to be effective upon the closing of this offering. The compensation committee will oversee compensation decisions and benefits for the officers of our general partner.

Other Committees. Our general partner’s board of directors may establish other committees from time to time to facilitate our management.

Governance Matters

Independence of Board Members. Our general partner is committed to having a board of directors that consists of at least three independent directors. Pursuant to the NYSE listing standards, a director will be considered independent if the board determines that he or she does not have a material relationship with our general partner or us (either directly or as a partner, unitholder or officer of an organization that has a material relationship with our general partner or us) and otherwise meets the board’s stated criteria for independence. In compliance with the corporate governance rules of the NYSE, the members of the board of directors of our general partner has appointed Messrs. Rioux and Turner to serve as our initial two independent members, and we will appoint a third independent member within twelve months of listing. The independent members of the board of directors of our general partner will serve as the members of the audit and conflicts and compensation committees.

Heightened Independence for Audit Committee Members. As required by the Sarbanes-Oxley Act of 2002, the Commission has adopted rules that direct national securities exchanges and associations to prohibit the listing of securities of a public company if members of its audit committee do not satisfy a heightened independence standard. In order to meet this standard, a member of an audit committee may not receive any consulting fee, advisory fee or other compensation from the public company other than fees for service as a director or committee member and may not be considered an affiliate of the public company. The board of directors of our general partner expects that all members of its audit and conflicts committee will satisfy this heightened independence requirement.

Audit Committee Financial Expert. An audit committee plays an important role in promoting effective corporate governance, and it is imperative that members of an audit committee have requisite financial literacy and expertise. As required by the Sarbanes-Oxley Act of 2002, Commission rules require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	An understanding of generally accepted accounting principles and financial statements;

•	An ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of audit committee functions.

The board of directors of our general partner expects that one of the independent directors will satisfy the definition of “audit committee financial expert.”

Executive Sessions of Board. The board of directors of our general partner will hold regular executive sessions in which non-management board members meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. During such executive sessions, one director is designated as the “presiding director,” who is responsible for leading and facilitating such executive sessions.

Election of our Directors

Our general partner’s limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner’s board of directors will be elected by the members of our general partner.

Executive Compensation

ETE does not directly employ any of the persons responsible for managing or operating its business. Instead, it is managed by LE GP and its executive officers.

The following table sets forth the annual salary, bonus and all other compensation awards and payouts for each of the past three fiscal years earned by: (i) all persons serving as the Chief Executive Officer of LE GP during fiscal year 2005; and (ii) key executive officers of a significant subsidiary who served in the capacities indicated in the table during fiscal year 2005.

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	All Other Compensation
John W. McReynolds President and Chief Financial Officer(1)	2005 2004 2003	$350,000 — —	— — —	— — —	— — —
Ray C. Davis Co-Chief Executive Officer of ETP (2)	2005 2004 2003	— — —	— — —	— — —	— — —
Kelcy L. Warren Co-Chief Executive Officer of ETP (2)	2005 2004 2003	— — —	— — —	— — —	— — —

(1)	Mr. McReynolds was named President in March 2005 and Chief Financial Officer in August 2005. Mr. McReynold’s salary is presented on an annualized basis.

(2)	Messrs. Davis and Warren are not paid any direct compensation for services they provide to us. However, our general partner, which is owned by Messrs. Davis and Warren and the NGP Fund, receives a management fee of $500,000 for its management of our business.

Energy Transfer Equity Long-Term Incentive Plan

We will adopt the Energy Transfer Equity, L.P. Long-Term Incentive Plan for the employees, directors and consultants of our general partner and its affiliates who perform services for us. The long-term incentive plan will consist of all or any of the following five components: restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to three million units, excluding the Class B Units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by the compensation committee of the board of directors of our general partner.

The board of directors of our general partner and the compensation committee of the board may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our board of directors and the compensation committee of the board also have the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as may be required by the exchange upon which the common units are listed at that time, if any. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The plan will expire upon the earlier of the 10th anniversary of its adoption by the general partner, its termination by the board of directors or the compensation committee or when no units remain available under the plan for awards. Awards then outstanding will continue pursuant to the terms of their grants.

Restricted Units. A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture. In the future, the compensation committee may determine to make grants of restricted units under the plan to employees, directors and consultants containing such terms as the compensation committee determines. The compensation committee will determine the period over which restricted units granted to participants will vest. The compensation committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the restricted units will vest upon a change in control, as defined in the plan. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted unit. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Common units to be delivered as restricted units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant of the restricted units, the total number of common units outstanding will increase.

We intend the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

Phantom Units. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. In the future, the compensation committee may determine to make grants of phantom units under the plan to employees, consultants and directors containing such terms as the compensation committee determines. The compensation committee will determine the period over which phantom units granted to participants will vest. The committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the phantom units will vest upon a change in control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of common units outstanding will increase.

We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

Unit Options. The long-term incentive plan will permit the grant of options covering common units. The compensation committee may make grants under the plan to employees, consultants and directors containing such terms as the committee determines. Unit options will have an exercise price that may be greater or less than the fair market value of the units on the date of grant, in the discretion of the compensation committee. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a change in control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the compensation committee provides otherwise.

Upon exercise of a unit option, we will issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the compensation committee’s discretion. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase. The availability of unit options is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of common unitholders.

Unit Appreciation Rights. The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess will be paid in common units or, in the discretion of the compensation committee, in cash. Initially, we do not expect to grant unit appreciation rights under our long-term incentive plan. In the future, the compensation committee may determine to make grants of unit appreciation rights under the plan to employees and members of our board of directors containing such terms as the committee determines. Unit appreciation rights will have an exercise price that may be greater or less than the fair market value of the common units on the date of grant, in the discretion of the compensation committee. In general, unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit appreciation rights will become exercisable upon a change in control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grant agreement or compensation committee provides otherwise.

Upon exercise of a unit appreciation right settled in common units, we will issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the compensation committee’s discretion. If we issue new common units upon exercise of the unit appreciation right settled in common units, the total number of common units outstanding will increase. The availability of unit appreciation rights is intended to furnish additional compensation to employees, consultants and members of our board of directors and to align their economic interests with those of common unitholders.

Distribution Equivalent Rights. The compensation committee may, in its discretion, grant distribution equivalent rights (“DERs”) with respect to awards other than restricted units. DERs entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the Award is outstanding. Payment of a DER may be subject to the same vesting terms as the award to which it relates.

Class B Units. Our Long-Term Incentive Plan also provides for the grant of common units to be issued upon conversion of the 2,521,570 Class B units issuable pursuant to the terms of our partnership agreement to a limited partnership for which Mr. McReynolds is the sole limited partner and an entity controlled by Mr. McReynolds is the general partner. This partnership may in the future issue additional limited partner interests to employees of our general partner, which limited partner interests will be entitled to participate in the cash distributions related to the Class B units and otherwise benefit from any appreciation in value of the Class B units. The terms of any future issuances of limited partner interests of this partnership will be determined by Mr. McReynolds, as general partner.

Each Class B unit will represent a limited partner interest in us and will be entitled to receive quarterly cash distributions in the same amount as the quarterly cash distributions we make on each common unit. Each Class B unit will be allocated a portion of our income, gain, loss, deduction and credit in a pro rata basis with each common unit, and each Class B unit will be entitled to receive distributions upon liquidation in the same manner as each common unit. Each Class B unit will also have the same voting rights as a common unit from and after the time that the Class B units are entitled to be converted into common units. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time after the earlier of six months from the date of the completion of this offering or a “fundamental change” relating to us, which term is generally defined to include a merger, sale of all or substantially all of our assets or a change in control of us. The Class B units will not be subject to vesting.

A similar plan has been adopted by Energy Transfer Investments, the entity that owns an equity interest in Energy Transfer Partners GP which entitles it to receive 50% of the cash distributions relating to the incentive distribution rights of ETP. Another partnership controlled by Mr. McReynolds will be entitled to receive a number of Class B units of ETI that has yet to be determined. We do not own any interest or realize any benefit from Energy Transfer Investments.

U.S. Federal Income Tax Consequences of Awards Under the Long-Term Incentive Plan. When an option or unit appreciation right is granted, there are no income tax consequences for the participant or us. When an option or unit appreciation right is exercised, the participant recognizes compensation equal to the excess of the fair market value of the common unit on the date of exercise over the exercise price multiplied by the number of common units subject to the option or unit appreciation right that was exercised. Special tax rules may apply to options and unit appreciation rights that are granted with an exercise price below the fair market value of a unit on the date of grant, which may subject the participant to an additional 20% tax on the compensation recognized with respect to such award. It is unclear under current IRS guidance whether these special rules will also apply to other unit appreciation rights.

Generally, when phantom units, DERs or restricted units are granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of common units and/or cash in respect of the award or the release of restrictions on restricted units, including any distributions that have been made thereon, the participant recognizes compensation equal to the fair market value of the cash and/or units as of the date of delivery or release.

In general, we are entitled to a deduction equal to the compensation recognized by the participant for our taxable year that ends with or within the taxable year in which the participant recognized the compensation.

Compensation of Directors

Historically, our general partner has paid no compensation to members of its board of directors for their service as directors. No additional remuneration will be paid to officers or employees of our general partner who also serve as directors. We anticipate that each independent director will receive a combination of cash, common unit options and restricted common unit grants as compensation for services rendered, including attending annual meetings of the board of directors and committee meetings. In addition, each independent director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law. Further, our general partner has entered into indemnity agreements with each of its directors. Mr. Rioux assigns any compensation he receives in his capacity as a director to Kellen Holdings.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the board of directors or compensation committee of our general partner. John McReynolds, ETE’s president and chief financial officer, currently serves as a director of ETP.

Each of our board committees will adopt a formal written charter prior to the closing of this offering.

Governance Guidelines. Governance guidelines, together with committee charters, provide the framework for effective governance. The board of directors of our general partner will adopt governance guidelines addressing several matters, including qualifications for directors, responsibilities of directors, the composition and responsibility of committees, the conduct and frequency of board meetings, management succession, director access to management and outside advisors, director compensation, director orientation and continuing education, and annual self-evaluation of the board. The board of directors of our general partner recognizes that effective governance is an on-going process, and thus, the board will review the Energy Transfer Equity’s governance guidelines annually or more often as deemed necessary.

Code of Ethics. The board of directors of our general partner will adopt a code of ethics, the “Code of Ethics for Senior Financial Officers,” that applies to the chief executive officer, president, chief financial officer, principal accounting officer and senior financial and other managers or anyone acting in those capacities under the shared services agreement. In addition to other matters, this code of ethics establishes policies to prevent wrongdoing and to promote honest and ethical conduct, including ethical handling of actual and apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting violations of the code.

Web Access. We will provide access through our website at www.energytransfer.com to current information relating to governance, including a copy of each board committee charter, the Code of Ethics for Senior Financial Officers, the Energy Transfer Equity governance guidelines and other matters impacting our governance principles. You may also contact our Corporate Secretary in writing at 2828 Woodside Street, Dallas, Texas 75204 for paper copies of these documents free of charge.

Energy Transfer Partners

Directors and Executive Officers of Energy Transfer Partners

The following table sets forth certain information with respect to the executive officers and members of the board of directors of Energy Transfer Partners as of January 1, 2006. Executive officers and directors are elected for one-year terms.

Name	Age	Position
Ray C. Davis	64	Co-Chief Executive Officer and Co-Chairman of the Board of Directors
Kelcy L. Warren	50	Co-Chief Executive Officer and Co-Chairman of the Board of Directors
H. Michael Krimbill	52	President, Chief Financial Officer and Director
R.C. Mills	68	Executive Vice President and Chief Operating Officer
Mackie McCrea	46	Senior Vice President—Commercial Development
Bradley K. Atkinson	51	Vice President—Corporate Development
Robert A. Burk	48	Vice President and General Counsel and Secretary
John W. Daigh	50	Vice President and Treasurer
Karen Z. Hicks	43	Vice President of Administration and Controller
Bill W. Byrne	76	Director of the General Partner
David R. Albin	46	Director of the General Partner
Kenneth A. Hersh	42	Director of the General Partner
Paul E. Glaske	72	Director of the General Partner
K. Rick Turner	47	Director of the General Partner
Ted Collins, Jr.	67	Director of the General Partner
John W. McReynolds	55	Director of the General Partner
Michael K. Grimm	51	Director of the General Partner
John D. Harkey, Jr.	45	Director of the General Partner

As described above, some of the directors of our general partner, LE GP, LLC, also serve as directors of the general partner of Energy Transfer Partners.

Ray C. Davis. Mr. Davis is Co-Chief Executive Officer and Co-Chairman of the Board of Directors of the general partner of ETP and has served in that capacity since the combination of the midstream and transportation operations of La Grange Acquisition and the retail propane operations of Heritage in January 2004. Mr. Davis also serves as Co-Chief Executive Officer of the general partner of ETC OLP, and, effective upon the closing of this offering, as Co-Chairman of the Board of the general partner of ETE, positions he has held since their formation in 2002. Prior to the combination of the operations of La Grange Acquisition and Heritage, Mr. Davis served as Vice President of the general partner of ET Company I, Ltd., the entity that operated ETP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as Chairman of the board of directors and Chief Executive Officer of Cornerstone Natural Gas, Inc. Mr. Davis has more than 31 years of business experience in the energy industry.

Kelcy L. Warren. Mr. Warren is the Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of ETP and has served in that capacity since the combination of the midstream and transportation operations of La Grange Acquisition and the retail propane operations of Heritage in January 2004. Mr. Warren also serves as Co-Chief Executive Officer of the general partner of ETC OLP, and, effective upon the closing of this offering, as Co-Chairman of the Board of the general partner of ETE, positions he has held since their formation in 2002. Prior to the combination of the operations of La Grange Acquisition and Heritage, Mr. Warren served as President of the general partner of ET Company I, Ltd., the entity that operated ETP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he served as a director of Crosstex Energy, Inc. From 1993 to 1996, he served as President, Chief Operating Officer and a director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 20 years of business experience in the energy industry.

H. Michael Krimbill. Mr. Krimbill is the President and Chief Financial Officer of Energy Transfer Partners GP, the general partner of ETP and has served in those capacities since January 2004. Mr. Krimbill joined Heritage as Vice President and Chief Financial Officer in 1990. He served as President of Heritage from April 1999 to January 2004 and as President and Chief Executive Officer of Heritage from March 2000 to January 2004. Mr. Krimbill has served as a director of Energy Transfer Partners GP since his election in August 2000.

R.C. Mills. Mr. Mills is the Executive Vice President and Chief Operating Officer of Energy Transfer Partners GP and has served in those capacities since January 2004. In March 2005, Mr. Mills was named the President of HOLP. Mr. Mills has over 40 years of experience in the propane industry. Mr. Mills joined Heritage in 1991 as Executive Vice President and Chief Operating Officer. Before coming to Heritage, Mr. Mills spent 25 years with Texgas Corporation in various capacities, including as the Executive Vice President and Chief Operations Officer.

Mackie McCrea. Mr. McCrea is the President—Midstream Operation of Energy Transfer Partners and has served in that capacity since February 2004. Prior to that he served as Senior Vice President—Commercial Development for Energy Transfer Partners GP and served in that capacity beginning upon the combination of the operations of La Grange Acquisition and Heritage in January 2004. Prior to the combination of the operations of La Grange Acquisition and Heritage, Mr. McCrea served as Senior Vice President—Business Development and Producer Services of the general partner of ETC OLP and ET Company I, Ltd., having served in that capacity since 1997.

Bradley K. Atkinson. Mr. Atkinson is Vice President—Corporate Development of Energy Transfer Partners GP and has served in that capacity since August 2000. Mr. Atkinson joined Heritage on April 16, 1998 as Vice President of Administration. Prior to joining Heritage, Mr. Atkinson spent 12 years with MAPCO/ Thermogas, eight of which were spent in the acquisitions and business development group of Thermogas.

Robert A. Burk. Mr. Burk is Vice President—General Counsel and Secretary of Energy Transfer Partners GP and has served in that capacity since February 2004. Prior to joining ETP, Mr. Burk was a partner in the law firm of Doerner, Sanders, Daniel & Anderson, LLP, which served as outside counsel to Heritage since shortly after its formation and prior to its initial public offering in 1996.

John W. Daigh. Mr. Daigh is Vice President and Treasurer of Energy Transfer Partners GP and has served in that capacity since September 2004. Mr. Daigh joined ETP in October 2002, serving as ETC OLP’s Vice President and Controller until assuming his current role as Vice President and Treasurer. Mr. Daigh served as Vice President of Economics at Aquila, Inc. from 1999 until the time that ETP acquired its assets in 2002. Mr. Daigh also served in various controller and management roles at Koch Industries, Inc. prior to joining Aquila, Inc. in 1999.

Karen Z. Hicks. Ms. Hicks is Vice President of Administration and Controller of Energy Transfer Partners GP serving in that capacity since September 2004 and has served as Controller of Energy Transfer Partners GP since July 2002. Ms. Hicks has spent 17 years in the propane industry, all of which have been with ETP and Heritage. Ms. Hicks started her career with Heritage as Accounting Manager and was promoted to Manager of Financial Reporting when Heritage went public in 1996. In December 2000, Ms. Hicks was promoted to Assistant Controller and was promoted to Partnership Controller July 2002. Prior to her career in the propane industry, Ms. Hicks was a bank examiner for the State of Montana for three years.

Bill W. Byrne. Mr. Byrne is the principal of Byrne & Associates, LLC, a gas liquids consulting group based in Tulsa, Oklahoma, and has held that position since 1992. Prior to that time, he served as Vice President of Warren Petroleum Company, the gas liquids division of Chevron Corporation, from 1982 to 1992. Mr. Byrne has served as a director of Energy Transfer Partners GP since 1992 and is a member of both the audit committee and the compensation committee. Mr. Byrne is a former president and director of the National Propane Gas Association (NPGA).

David R. Albin. Mr. Albin is a director of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1988. Prior to his participation as a founding member of Natural Gas Partners, L.P. in 1988, he was a partner in the $600 million Bass Investment Limited Partnership. Prior to joining Bass Investment Limited Partnership, he was a member of the oil and gas group in the investment banking division of Goldman, Sachs & Co. He currently serves as a director of NGP Capital Resources Company and Energy Transfer Equity, L.P. Mr. Albin has served as a director of Energy Transfer Partners GP since February 2004.

Kenneth A. Hersh. Mr. Hersh is the Chief Executive Officer of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1989. Prior to joining Natural Gas Partners, L.P. in 1989, he was a member of the energy group in the investment banking division of Morgan Stanley & Co. He currently serves as a director of NGP Capital Resources Company and Energy Transfer Equity, L.P. Mr. Hersh has served as a director of Energy Transfer Partners GP since February 2004.

Paul E. Glaske. Mr. Glaske retired as Chairman and Chief Executive Officer of Blue Bird Corporation, the largest manufacturer of school buses with manufacturing plants in three countries. Prior to becoming president of Blue Bird in 1986, Mr. Glaske served as the president of the Marathon LeTourneau Company, a manufacturer of large off-road mining and material handling equipment and off-shore drilling rigs. He currently is a member of the board of directors of the Texas Association of Business; SunTrust Bank, Middle Georgia, N.A.; Borg Warner Automotive, Inc.; and the U.S. Chamber of Commerce. Mr. Glaske has served as a director of Energy Transfer Partners GP since February 2004 and is chairman of the audit committee and a member of the independent committee. In addition, Mr. Glaske serves as the Vice-Chairman of the Natural Gas Vehicle Coalition.

K. Rick Turner. Mr. Turner joined Stephens Group, Inc. in 1983 and has been a principal of its private equity group since 1990. Stephens Group, Inc., is the parent company of Stephens, Inc., one of the largest off-Wall Street investment banking groups. Mr. Turner’s area of focus have been oil and gas exploration, natural gas gathering, processing industries, and power technology. He currently serves as a director of Atlantic Oil Corporation; SmartSignal Corporation; JV Industrial Companies, Ltd.; JEBCO Seismic, LLC; and North American Energy Partners Inc. Mr. Turner has served as a director of the general partner of ETE since October 2002 and has served as a director of Energy Transfer Partners GP since February 2004 and is chairman of the compensation committee.

Ted Collins, Jr. Mr. Collins has been an independent oil and gas producer since 2000. Mr. Collins previously served as President of Collins & Ware Inc. from 1988 to 2000, when its assets were sold to Apache Corporation. From 1982 to 1988, Mr. Collins was President of Enron Oil and Gas Company, and its predecessors, HNG Oil Company and HNG Internorth Exploration Co. From 1969 to 1982, Mr. Collins served as Executive Vice President of American Quaser Petroleum Company. Mr. Collins is a director and serves on the Finance Committee of Hanover Compression Company, and is a director and the Chairman of the Governance Committee of Encore Acquisition Company. Mr. Collins has served as a director of Energy Transfer Partners GP since August 2004.

John W. McReynolds. Mr. McReynolds is a director and the President and Chief Financial Officer of the general partner of Energy Transfer Equity. Mr. McReynolds has served as President since March 2005 and as a director and Chief Financial Officer since August 2005. He is also a director of the general partner of Energy Transfer Partners. Prior to becoming President of the general partner of Energy Transfer Equity, McReynolds was a partner with the international law firm of Hunton & Williams LLP, for over 20 years. As a lawyer, he specialized in energy-related finance, securities, partnerships, mergers and acquisitions, syndication and litigation matters, and served as an expert in numerous arbitration, litigation and government proceedings, including as an expert in special projects for boards of directors of public companies.

Michael K. Grimm. Mr. Grimm is one of the original founders of Rising Star Energy, L.L.C., a privately held upstream exploration and production company active in onshore continental United States, and has served as its President and Chief Executive Officer since 1995. Prior to the formation of Rising Star, Mr. Grimm was Vice President of Worldwide Exploration and Land for Placid Oil Company from 1990 to 1994. Prior to joining Placid Oil Company, Mr. Grimm was employed by Amoco Production Company for thirteen years where he held numerous positions throughout the exploration department in Houston, New Orleans and Chicago. Mr. Grimm has been an active member of the Independent Petroleum Association of America, the American Association of Professional Landmen, Dallas Producers Club, Houston Producers Forum and Fort Worth Wildcatters. Mr. Grimm has served as a director of Energy Transfer Partners GP since December 2005.

John D. Harkey, Jr. Mr. Harkey has served as chief executive officer and chairman of Consolidated Restaurant Companies, Inc., and as Chief Executive Officer and Vice Chairman of Consolidated Restaurant Operations, Inc. since 1998. Mr. Harkey also has been manager of the investment firm Cracken, Harkey & Street, L.L.C. since 1997. From 1992 to 1998, Mr. Harkey was a partner with the law firm Cracken & Harkey, LLP. Mr Harkey currently serves on the Board of Directors and as Chairman of the Audit Committee and Chairman of the Special Acquisition Committee of Total Entertainment Restaurant Corp., the Board of Directors and Audit Committee of Leap Wireless International, Inc., the Board of Directors and Audit Committee of Pizza Inn, the Board of Directors and Audit Committee of Loral Space & Communications, Inc. and on the Executive Board of Circle Ten Council of the Boy Scouts of America. Mr. Harkey has served as a director of Energy Transfer Partners GP since December 2005.

Compensation of the General Partner

Energy Transfer Partners GP, the general partner of ETP does not receive any management fee or other compensation from ETP in connection with its management of ETP, ETP OLP and HOLP. Energy Transfer Partners GP and its affiliates performing services for ETP, ETP OLP and HOLP are reimbursed at cost for all expenses incurred on behalf of ETP, including the costs of employee compensation allocable to ETP, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, ETP. Following the Energy Transfer Transactions in January 2004, the employees of Energy Transfer Partners GP became employees of ETP OLP and HOLP and as a result, Energy Transfer Partners GP has not incurred additional reimbursable costs since that time.

Executive Compensation

ETP does not directly employ any of the persons responsible for managing or operating its business. Instead, it is managed by Energy Transfer Partners GP and its executive officers.

The following table sets forth the annual salary, bonus and all other compensation awards and payouts for each of the past three fiscal years earned by: (i) all persons serving as the Chief Executive Officer of Energy Transfer Partner GP during fiscal year 2005 and (ii) the four next highly compensated executive officers other than the Chief Executive Officer, who served as executive officers of Energy Transfer Partners GP during fiscal year 2005.

Name and Principal Position	Year	Salary	Bonus (3)	Other Annual Compensation (4)	All Other Compensation (5)
Ray C. Davis Co-Chief Executive Officer (1)	2005 2004 2003	$443,462 120,000 —	$500,000 — —	$1,584 172 —	$	— — —

Kelcy L. Warren Co-Chief Executive Officer (1)	2005 2004 2003	$425,000 120,000 —	$500,000 — —	$552 172 —	$	— — —

H. Michael Krimbill President and Chief Financial Officer (2)	2005 2004 2003	$350,000 350,000 350,000	$300,000 609,000 60,000	$372 372 325	$	— 1,321,240 356,878

R. C. Mills Executive Vice President and Chief Operating Officer	2005 2004 2003	$335,000 335,000 335,000	$100,000 594,000 60,000	$2,052 2,052 2,052	$	— 1,321,240 356,878

Mackie McCrea Senior Vice President— Commercial Development	2005 2004 2003	$310,923 183,042 —	$174,000 248,000 —	$360 186 —	$	— — —

Robert A. Burk (6) Vice President—General Counsel and Secretary	2005 2004 2003	$226,538 200,000 —	$70,000 — —	$160 145 —	$	— — —

(1)	Messrs. Davis and Warren were named Co-Chief Executive Officers of Energy Transfer Partners GP in January of 2004.

(2)	Mr. Krimbill served as President and Chief Executive Officer of Energy Transfer Partners GP until January 2004. After the Energy Transfer Transactions, Mr. Krimbill was elected President and Chief Financial Officer of Energy Transfer Partners GP.

(3)	Bonuses are earned based on the results of operations for each fiscal year. Bonuses for the 2004 fiscal year for Messrs. Krimbill and Mills also include payments for the termination of their employment contracts in connection with the Energy Transfer Transaction.

(4)	Consists of life insurance premiums.

(5)	Consists of the value of ETP common units issued pursuant to awards under the Long-Term Incentive Compensation Plan, which terminated in conjunction with the Energy Transfer Transactions.

(6)	Mr. Burk was named Vice President—General Counsel of Energy Transfer Partners GP in February 2004. Mr. Burk’s salary for 2004 is annualized.

Restricted Unit Plan

ETP previously adopted the Amended and Restated Restricted Unit Plan dated August 10, 2000, and amended February 4, 2002 as the Second Amended and Restated Restricted Unit Plan. (the “Restricted Unit Plan”) for certain directors and key employees of Energy Transfer Partners GP and its affiliates. The Restricted Unit Plan provided rights to acquire up to 292,000 common units of ETP. The Restricted Unit Plan provided for the award or grant to key employees of the right to acquire common units of ETP on such terms and conditions (including vesting conditions, forfeiture or lapse of rights) as the Compensation Committee of Energy Transfer Partners GP shall determine. In addition, eligible directors automatically received a director’s grant of to 1,000 common units of ETP on each September 1, and newly elected directors were also entitled to receive a grant of 2,000 common units of ETP upon election or appointment to the Board. Directors who were ETP’s employees or employees of its general partner were not entitled to receive a director’s grant of common units of ETP but could receive its common units as employees.

Generally, awards granted under the Restricted Unit Plan vested upon the occurrence of specified performance objectives established by ETP’s compensation committee at the time designations of grants were made, or if later, on the three-year anniversary of the grant date. In the event of a “change of control” (as defined in the Restricted Unit Plan), all rights to acquire ETP’s common units pursuant to the Restricted Unit Plan immediately vested. In connection with La Grange Energy’s acquisition of ETP’s general partner in January of 2004, all of the previous awards under the Restricted Unit Plan, except for awards for which waivers were granted thereunder or in conjunction with the employment agreement of the former Chairman of ETP’s general partner, vested.

The issuance of ETP’s common units pursuant to the Restricted Unit Plan was intended to serve as a means of incentive compensation, therefore, no consideration was payable by the plan participants upon vesting and issuance of the common units of ETP. As of August 31, 2005, 12,259 common units have been awarded and have not yet vested. Following the June 23, 2004 approval of the 2004 Unit Plan at a Special Meeting of the Unitholders the Restricted Unit Plan was terminated (except for the obligation to issue common units of ETP at the time the common units previously awarded vest), and no additional grants will be made under the Restricted Unit Plan.

Long-Term Incentive Compensation Plan

Effective September 1, 2000, ETP adopted a long-term incentive compensation plan whereby ETP common units were to be awarded to the executive officers of its general partner upon achieving certain targeted levels of Distributed Cash (as defined in the Long-Term Incentive Plan) per unit. Awards under the program were made starting in 2003 based upon the average of the prior three years Distributed Cash per ETP common unit. A minimum of 500,000 units on a post-split basis and if targeted levels were achieved, a maximum of 1,000,000 units were available for award under the Long-Term Incentive Plan. Awards under the program were made starting in 2003 based upon the average of the prior three years Distributed Cash per unit. During the fiscal year ended August 31, 2003, 132,236 units vested pursuant to the vesting rights of the Long-Term Incentive Plan and ETP common units were issued. In connection with the acquisition by La Grange Energy of ETP’s general partner in January 2004, 300,036 units vested and common units of ETP were issued, and the Long-Term Incentive Plan terminated. Heritage recognized compensation expense of $0.6 million and $0.9 million for fiscal years 2004 and 2003, respectively.

2004 Unit Plan

On June 23, 2004 at a special meeting of the common unitholders of ETP, ETP’s common unitholders approved the terms of ETP’s 2004 Unit Plan, which provides for awards of common units of ETP and other rights to its employees, officers, and directors. The maximum number of common units of ETP that may be granted under the 2004 Unit Plan is 1,800,000 net units issued. Any awards that are forfeited or which expire for any reason, or any units which are not used in the settlement of an award will be available for re-grant under the 2004 Unit Plan. Units to be delivered upon the vesting of awards granted under the 2004 Unit Plan may be (i) units acquired by ETP in the open market, (ii) units already owned by ETP or its general partner, (iii) units acquired by ETP or its general partner directly from ETP, or any other person, (iv) units that are registered under a registration statement for the 2004 Unit Plan, (v) Restricted Units, or (vi) any combination of the foregoing.

Employee Grants. ETP’s compensation committee, in its discretion, may from time to time grant awards to any employee, upon such terms and conditions as it may determine appropriate and in accordance with specific general guidelines as defined by the 2004 Unit Plan. All outstanding awards shall fully vest into ETP common units upon any change in control as defined by the 2004 Unit Plan or upon such terms as the compensation committee may require at the time the award is granted. As of August 31, 2005, grants of awards totaling 273,200 units have been made to employees, including executive officers, under the 2004 Unit Plan. These awards will vest over a three-year period based upon the achievement of certain performance criteria at September 1 of each year. The performance criteria is based upon the total return to ETP’s unitholders as compared to a group of ETP’s peers. Vested awards will convert and common units of ETP will be issued upon vesting.

Director Grants. Each director who is not also (i) a shareholder or a direct or indirect employee of any parent, or (ii) a direct or indirect employee of Energy Transfer Partners, LLC, ETP, or a subsidiary (“Director Participant”), who is elected or appointed to the board for the first time shall automatically receive, on the date of his or her election or appointment, an award of up to 2,000 ETP common units (the “Initial Director’s Grant”). Commencing on September 1, 2004 and each September 1 thereafter that this Plan is in effect, each Director Participant who is in office on such September 1, shall automatically receive an award of ETP common units equal to $15,000 divided by the fair market value of a common unit of ETP on such date (“Annual Director’s Grant”). Each grant of an award to a Director Participant will vest at the rate of 33% per year, beginning on the first anniversary date of the Award; provided however, notwithstanding the foregoing, (i) all awards to a Director Participant shall become fully vested upon a change in control, as defined by the 2004 Unit Plan, unless voluntarily waived by such Director Participant, and (ii) all awards which have not yet vested on the date a Director Participant ceases to be a director shall vest on such terms as may be determined by the Compensation Committee. As of August 31, 2005, Initial Director’s Grants totaling 12,000 units and annual grants totaling 4,844 units have been made.

Long-Term Incentive Grants. ETP’s compensation committee may, from time to time, grant awards under the 2004 Unit Plan to any executive officer or any employee it may designate as a participant in accordance with general guidelines under the 2004 Unit Plan. These guidelines include (i) options to purchase a specified number of units at a specified exercise price, which are clearly designated in the award as either an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code, or a “non-qualifying stock option” that is not intended to qualify as an incentive stock option under Section 422; (ii) Unit Appreciation Rights that specify the terms of the fair market value of the award on the date the stock appreciation right is exercised and the strike price; (iii) units; or (iv) any combination hereof. As of August 31, 2005, there has been no Long-Term Incentive Grants made under the 2004 Unit Plan.

The 2004 Unit Plan is administered by ETP’s compensation committee of the Board of Directors and may be amended from time to time by the Board; provided however, that no amendment will be made without the approval of a majority of the unitholders of ETP (i) if so required under the rules and regulations of the New York Stock Exchange or the Securities and Exchange Commission; (ii) that would extend the maximum period during which an award may be granted under the 2004 Unit Plan; (iii) materially increase the cost of the 2004 Unit Plan to ETP; or (iv) result in this Plan no longer satisfying the requirements of Rule 16b-3 of Section 16 of the Securities and Exchange Act of 1934. This Plan terminates no later than the 10th anniversary of its original effective date.

Compensation of Directors

ETP currently pays no additional remuneration to its employees who also serve as directors of its general partner. Prior to February 2004, ETP’s general partner paid each of its non-employee and nonaffiliated director $10,000 annually, plus $1,000 per board meeting attended and $500 per committee meeting attended. In addition, each of the members of the independent committee of ETP received a payment of $30,000 during fiscal year 2005, as payment for services and expenses rendered in conjunction with our evaluation of potential acquisition candidates. ETP will reimburse all expenses associated with the compensation of directors to its general partner.

Eligible directors receive an annual retainer of $20,000, plus $2,000 per board meeting attended, an additional annual payment of $5,000 to $7,500 for serving on designated committees, plus $1,000 per committee meeting attended, plus an Annual Director’s Grant as defined by the 2004 Unit Plan.

Equity Compensation Plan Information

At the time of its initial public offering, the shareholders of ETP’s general partner adopted the Restricted Unit Plan, which provided for the awarding of ETP common units to key employees. See “Executive Compensation—Restricted Unit Plan” for a description of the Restricted Unit Plan. At the June 23, 2004 special meeting of ETP’s common unitholders, common unitholders of ETP approved ETP’s 2004 Unit Plan, which provides for awards of common units of ETP and other rights to its employees, officers and directors and the Restricted Unit Plan was terminated except for its future obligation to issue common units that have not previously vested.

The following table sets forth in tabular format, a summary of certain information related to the equity compensation plans of ETP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a), (c)
Equity compensation plans approved by security holders:
Restricted Unit Plan	9,259	(1) $ 345,916	—
2004 Unit Plan	276,835	(1) 10,342,556	1,517,556
Equity compensation plans not approved by security holders:	—	—	—
Total (2)	286,094	$10,688,472	1,517,556

(1)	Valued as of September 1, 2005. Actual exercise price may differ depending on the common unit price on the date such units vest.

(2)	As of August 31, 2005.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Energy Transfer Equity

The following table sets forth certain information regarding the beneficial ownership of our common units prior to and as of the closing of this offering by:

•	each person who will beneficially own more than 5% of our common units;

•	each of the named executive officers of our general partner;

•	all of the directors of our general partner; and

•	all of the directors and executive officers of our general partner as a group.

Beneficial ownership for the purposes of the following tables is defined by Rule 13d-3 under the Securities Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if they have or share the power to vote or direct the voting thereof (“Voting Power”) or to dispose or direct the disposition thereof (“Investment Power”) or have the right to acquire either of those powers within sixty (60) days. All information with respect to beneficial ownership has been furnished by the respective directors or officers, as the case may be.

	Common Units Beneficially Owned Prior to Offering		Common Units Beneficially Owned After Offering		Class B Units Beneficially Owned After Offering
Name of Beneficial Owner (1)	Number	Percent	Number	Percent	Number	Percent
Ray C. Davis (3)	—	—	—	—	—	—
Kelcy L. Warren (3)	—	—	—	—	—	—
David R. Albin	—	—	—	—	—	—
Kenneth A. Hersh	—	—	—	—	—	—
Daniel Rioux (4)	—	—	—	—	—	—
K. Rick Turner (5)	—	—	—	—	—	—
John W. McReynolds (6)	—	—	—	—	—	—
Natural Gas Partners VI, L.P. (3) (7)	—	—	—	—	—	—
ETC Holdings, LP (3)	82,662,382	60.24%	70,600,963	51.73%	—	—
Kellen Holdings, LLC (8)	11,969,291	8.72%	10,222,830	7.49%	—	—
Oasis Gas Partners LLC (9)	9,793,056	7.14%	8,364,134	6.12%	—	—
Sowood Commodity Partners Fund LP (10)	7,072,763	5.15%	6,040,763	4.43%	—	—
FHM Investments L.L.C. (11)	6,860,845	5.00%	5,859,767	4.29%	—	—
FEM, L.P. (12)	—	—	—	—	2,521,570	100%

All directors and executive officers of our general partner, as a group (5 individuals in total)	—	—	—	—	2,521,570	100%

(1)	The address for Messrs. Davis and Warren and ETC Holdings is 2838 Woodside Street, Dallas, Texas 75204. The address for Messrs. Albin and Hersh and Natural Gas Partners VI, L.P. is 125 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. The address for Mr. Rioux is 175 Berkeley Street, Boston, Massachusetts 02117. The address for Mr. Turner is 111 Center Street, Suite 2500, Little Rock, Arkansas 72201. The address for Mr. McReynolds and FEM, L.P. is 2828 Woodside Street, Dallas, Texas 75204. The address for Kellen Holdings, LLC is c/o Liberty Energy Corporation, 175 Berkeley Street, Boston, Massachusetts 02116. The address for Oasis Gas Partners LLC is c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. The address for Sowood Commodity Partners Fund LP is c/o Sowood Capital Management LP, 500 Boylston Street, 17th Floor, Boston, MA 02116. The address for FHM Investments is 7005 Quail Rock Lane, Reno, Nevada 89511.

(3)	Messrs. Davis and Warren and the NGP Fund are the sole members of ET GP, LP, which is the sole general partner of ETC Holdings, LP. Therefore, each of Messrs. Davis and Warren and the NGP Fund may be deemed to have beneficial ownership of the common units owned by ETC Holdings to the extent of their ownership interests therein.

(4)	A Voting and Transfer Restriction Agreement among certain of our limited partners and the owners of our general partner (the “Voting Agreement”) specifies that Kellen Holdings, LLC has the right to designate one member of our board of directors. Mr. Rioux has been designated by Kellen Holdings. Mr. Rioux disclaims any deemed beneficial ownership of our limited partner interests held by Kellen Holdings.

(5)	The Voting Agreement specifies that Oasis Gas Partners LLC has the right to designate one member of our board of directors. Mr. Turner, who owns a 1% member interest in Oasis Gas Partners, has been designated by Oasis Gas Partners. Mr. Turner disclaims any deemed beneficial ownership of our limited partner interests held by Oasis Gas Partners beyond his pecuniary interest.

(6)	Mr. McReynolds owns the general partner of FEM, L.P. Therefore, he may be deemed to have beneficial ownership of the Class B units owned by FEM to the extent of his ownership interests therein.

(7)	G.F.W. Energy VI L.P. and GFW VI, L.L.C. may be deemed to beneficially own the common units owned of record by the NGP Fund, by virtue of GFW VI, L.L.C. being the sole general partner of G.F.W. Energy VI L.P. and G.F.W. Energy VI L.P. being the sole general partner of the NGP Fund. Messrs. Hersh and Albin, who constitute a majority of the members of GFW VI, L.L.C., may also be deemed to share power to vote or to direct the vote and to dispose or to direct the disposition of, the common units.

(8)	Kellen Holdings, LLC, a Delaware limited liability company, is a direct subsidiary of Liberty Energy Holdings, LLC, a Delaware LLC (“LEH”), and is an indirect subsidiary of Liberty Mutual Holding Company Inc., a Massachusetts mutual holding company. Liberty Mutual Holding Company Inc. is the ultimate controlling person of Kellen Holdings, LLC. Liberty Mutual Holding Company Inc. is a mutual holding company wherein its members are entitled to vote at meetings of the company. No such member is entitled to cast 10% or more of the votes. Liberty Mutual Holding Company Inc. has issued no voting securities.

(9)	Stephens Group, Inc. may be deemed to beneficially own the common units owned of record by Oasis Gas Partners LLC, by virtue of Stephens Group, Inc. being the sole manager of Oasis Gas Partners LLC. Those powers are exercised under the direction of the board of directors of Stephens Group, Inc. Warren A. Stephens is a director and an officer of Stephens Group, Inc. W.R. Stephens, Jr. is a director and an officer of Stephens Group, Inc. Mr. Jacoby is a director of Stephens Group, Inc. Mr. Martin is a director and an officer of Stephen Group, Inc. Jackson T. Stephens is Chairman of the Board of Directors and Bess C. Stephens is a director of Stephens Group, Inc. The principal stockholders of Stephens Group, Inc. are the Jackson T. Stephens Trust No. One UID 1/4/88 and the Bess C. Stephens Trust UID 1/4/85.

(10)	Sowood Commodity Partners Fund LP is an investment vehicle which is managed by Sowood Capital Management LP as investment adviser. Sowood Capital Management LLC is the sole general partner of Sowood Capital Management LP. Jeffrey Larson is the managing member of Sowood Capital Management LLC. Each of these persons may be deemed to have beneficial ownership of the securities.

(11)	FHM Investments is owned by a group of senior executives of ETP. H. Michael Krimbill may be deemed to have beneficial ownership of the common units owned by FHM Investments by virtue of Mr. Krimbill’s position as sole managing member of FHM Investments.

(12)	Consists of Class B units that are convertible into common units on a one-for-one basis at the election of the holder.

Energy Transfer Partners

The following table sets forth certain information as of January 1, 2006 regarding the beneficial ownership of ETP’s common units by:

•	each person known by Energy Transfer Partners GP to beneficially own more than 5% of ETP’s common units;

•	each of the named executive officers of Energy Transfer Partners GP;

•	all of the directors of Energy Transfer Partners GP; and

•	all of the directors and executive officers of Energy Transfer Partners GP as a group.

All information with respect to beneficial ownership has been furnished by the respective directors or officers, as the case may be. Each person has sole voting and dispositive power over the common units shown unless otherwise indicated below. Giving effect to ETE’s proposed acquisition from ETP of 3.64 million ETP units (including Class F units, if any) at the closing of this offering, ETP would have 110,625,711 units (including Class F units, if any are issued) outstanding at January 1, 2006.

Title of Class	Name and Address of Beneficial Owner (1)	Beneficially Owned		Percent of Class
Common Units	Ray C. Davis (2)	7,000		*
	Kelcy L. Warren (2)	6,000		*
	H. Michael Krimbill (3) (5)	727,784		*
	Bill W. Byrne	158,544		*
	David R. Albin (4)	—		*
	Kenneth A. Hersh (4)	—		*
	Paul E. Glaske	41,563		*
	Michael K. Grimm	1,536		*
	John D. Harkey, Jr.	—		*
	K. Rick Turner (4)	4,563		*
	Ted Collins, Jr.	20,563		*
	John W. McReynolds	4,748		*
	R.C. Mills (3)	695,018		*
	Mackie McCrea (2)	5,333		*
	Bradley K. Atkinson (5)	111,200		*
	Robert A. Burk (5)	3,333		*
	John Daigh (2)	1,000		*
	Karen Z. Hicks (5)	5,510		*
	All Directors and Executive Officers as a group (18 persons)	1,793,695		1.62%
	Energy Transfer Equity, L.P. (6)	36,413,840	(7)	33%
	FHM Investments, L.L.C. (5)	1,308		*
Class C Units	FHS Investments, L.L.C.	1,000,000		100%
Class E Units	Heritage Holdings, Inc. (8)	8,853,832		100%

*	Less than one percent (1%)

(1)	The address for Messrs. Davis and Warren is 2838 Woodside Street, Dallas, Texas 75204. The address for Heritage Holdings and Messrs. Krimbill, Atkinson, Burk and Daigh is 8801 S. Yale Avenue, Suite 310, Tulsa, Oklahoma 74137. The address for Messrs. Albin and Hersh is 125 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. The address for Mr. McCrea is 800 E. Sonterra Blvd., San Antonio, Texas 78258. The address for Mr. Mills is 5000 Sawgrass Village, Suite 4, Ponte Vedra Beach, Florida 32082. The address for Energy Transfer Equity, L.P. and Mr. McReynolds is 2828 Woodside Street, Dallas, Texas 75204. The address for Ms. Hicks is 2225 11th Ave., Helena, Montana 59601. The address for FHS Investments is 2215 B Renaissance Dr., Suite 5, Las Vegas, Nevada 89119. The address for FHM Investments is 7005 Quail Rock Lane, Reno, Nevada 89511. The address for Messrs. Byrne, Collins, Glaske, Grimm, Harkey and Turner is 2838 Woodside Street, Dallas, Texas 75204.

(2)	Due to the ownership of Messrs. Davis, Daigh, Warren, McCrea and FHM Investments in Energy Transfer Equity, L.P., they may be deemed to beneficially own the limited partnership interests held by Energy Transfer Equity, L.P. to the extent of their respective interests therein. Any such deemed ownership is not reflected in the table.

(3)	Each of Messrs. Mills and Krimbill shares Voting and Investment Power on a portion of their respective units with his/her spouse.

(4)	Each of Messrs. Albin, Hersh, and Turner are representatives of or owners in entities owning interests in Energy Transfer Equity, L.P. and may be deemed to beneficially own the limited partnership interest held by Energy Transfer Equity, L.P., though such ownership is not depicted in the table.

(5)	FHM Investments is owned by a group of senior officers of the general partner of ETP. Due to the ownership of Messrs. Atkinson, Burk and Krimbill and Ms. Hicks in FHM Investments, they may be deemed to beneficially own the limited partner interests held by FHM Investments to the extent of their respective interests therein and the limited partner interests held by Energy Transfer Equity, L.P. to the extent of FHM Investments’ respective interest therein. Any such deemed ownership is not reflected in the table. Mr. Krimbill is the sole managing member of FHM Investments.

(6)	Energy Transfer Equity, L.P. owns all of the member interests of Energy Transfer Partners, L.L.C., 100% of the Class A limited partner interest and 50% of the Class B limited partner interests in Energy Transfer Partners GP, L.P. Energy Transfer Partners, L.L.C. is the general partner of Energy Transfer Partners GP, L.P. with a .01% general partner interest.

(7)	Includes Class F units, if any.

(8)	Energy Transfer Partners, L.P. owns 100% of the common stock of Heritage Holdings, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Related Party Transactions

We own 100% of the Class A limited partner interests, 50% of the Class B limited partner interests and 100% of the general partner interests in Energy Transfer Partners GP, L.P., the general partner of ETP. Our cash flows currently consist of distributions from ETP related to the following partnership interests, including incentive distribution rights in ETP:

•	our ownership of the 2% general partner interest in ETP, which we hold through our ownership interests in Energy Transfer Partners GP;

•	approximately 36.4 million units of ETP (including Class F units, if any), representing approximately 33% of the total outstanding units of ETP, which we hold directly; and

•	50% of the incentive distribution rights in ETP, which we likewise hold through our ownership interests in Energy Transfer Partners GP and which entitle us to receive specified percentages of the cash distributed by ETP as ETP’s per unit distribution increases.

ETP is required by its partnership agreement to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by the board of directors of its general partner. Since its initial public offering in 1996, ETP will have increased its quarterly distribution from $0.25 per unit, or $1.00 per unit on an annualized basis, to, as of the distribution for the quarter ending November 30, 2005, $0.55 per unit, or $2.20 per unit on an annualized basis. Based on ETP’s current quarterly distribution of $0.55 per unit and the number of its common units outstanding at November 30, 2005, we would be entitled to receive a quarterly cash distribution of $31.1 million (or $124.3 million on an annualized basis), which consists of $1.7 million from our indirect ownership of the 2% general partner interest in ETP, $9.3 million from our indirect ownership of 50% of the incentive distribution rights in ETP and $20.0 million from the common units of ETP that we currently own.

The remaining 50% of the incentive distribution rights in ETP are held by Energy Transfer Investments, L.P., through its ownership interests in Energy Transfer Partners GP. Our general partner, which is owned by Ray C. Davis, Kelcy L. Warren and Natural Gas Partners VI, L.P., also indirectly owns 100% of the general partner in Energy Transfer Investments.

Our general partner will receive a $500,000 per year management fee for the management of our operations and activities. Under the terms of the shared services agreement, we will also pay ETP an annual administrative fee of $500,000 for the provision of various general and administrative services for our benefit. The administrative fee may increase in the second and third years by the greater of 5% or the percentage increase in the consumer price index and may also increase if we make an acquisition that requires an increase in the level of general and administrative services that we receive from our general partner or its affiliates. In addition, our general partner will be reimbursed for direct and indirect expenses incurred on our behalf. Some of the non-independent directors of our general partner also serve as our directors.

In connection with this offering, certain of our and the general partner of ETP’s officers and directors, including Messrs. Davis and Warren, may purchase, in the aggregate, 1.5 million common units under our directed unit program. See “Underwriting.”

Related Party Transactions of ETP

ETP’s natural gas midstream operations secure compression services from third parties. Energy Transfer Technologies, Ltd. is one of the entities from which compression services are obtained. Energy Transfer Group, LLC is the general partner of Energy Transfer Technologies, Ltd. These entities are collectively referred to as the “ETG Entities.” The ETG Entities were not acquired by ETP in conjunction with the Energy Transfer

Transactions. The Co-Chief Executive Officers of ETP, Ray C. Davis and Kelcy L. Warren, have an indirect ownership and one of its directors Ted Collins, Jr., has an ownership interest in the ETG Entities. In addition, two of ETP’s directors, Ted Collins, Jr. and John W. McReynolds, serve on the board of directors of the ETG Entities. The terms of each arrangement to provide compression services are negotiated at an arm’s-length basis by management and are approved by the audit committee. During fiscal years 2005 and 2004, payments totaling $900,000 and $279,000, respectively, were made by ETP to the ETG Entities for compression services provided to and utilized in our natural gas midstream operations.

Under the terms of a Shared Services Agreement entered into in connection with the Energy Transfer Transactions, the ETG Entities lease office space and obtain related services from ETP. Payments totaling $0.2 million were paid by the ETG Entities during the fiscal year ended August 31, 2005.

At August 31, 2005, ETP’s natural gas midstream subsidiaries owned a 50% interest in South Texas Gas Gathering, a joint venture that owns an 80% interest in the Dorado System, a 61-mile gathering system located in South Texas. The other 50% equity interest in South Texas Gas Gathering is owned by an entity that is owned in part by Ted Collins, Jr., one of ETP GP’s directors. ETP is the operator of the Dorado System. At August 31, 2004, there was a balance of $248,000 owing to ETP by the entity that is owned in part by Mr. Collins for services provided as operator, which was paid in full during the year ended August 31, 2005.

In June 2005, ETP completed the sale of 1,640,000 ETP common units to a group of its executive managers including its President, Vice-President and General Counsel, and Vice-President—Corporate Development. The units were sold at a price of $31.95 per ETP common unit, which represented a 6% discount to the closing ETP common unit price on June 17, 2005. The price received was based on the fair market value, and ETP believes that it is comparable to the price that it would have received from an unaffiliated purchaser in a large block equity transaction. The transaction was approved by both ETP’s special committee of independent directors and audit committee.

During the fiscal year ended August 31, 2005, payments of approximately $1.0 million were made by ETP to the law firm of Hunton & Williams for legal services rendered. These services were provided to ETC OLP and ETP in connection with the Energy Transfer Transactions in January of 2004, the acquisition of the Houston Pipeline System and for the representation of ETC OLP in other matters. John W. McReynolds, a director of the general partner of ETP since August 2004, was a partner in the Dallas, Texas office of Hunton & Williams until March 2005.

Indemnification of Directors and Officers

Under our limited partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events, any director or officer, or while serving as a director of officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person who is or was an employee (other than an officer) or agent of our partnership at the time of the occurrence giving rise to the indemnity being sought.

Material Provisions of Our General Partner’s Limited Liability Company Agreement

Our general partner’s management and operations are governed by its limited liability company agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. The limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner’s board of directors will be comprised of seven directors upon closing of this offering and will be expanded to eight directors upon the appointment of an additional independent director following the closing of this offering.

The limited liability company agreement also provides that our general partner’s board of directors will elect the officers of our general partner, and the limited liability company agreement establishes the powers and duties of these officers.

The limited liability company agreement also provides the structure for how distributions and allocations of profits and losses will be made to members of our general partner.

Shared Services Agreement

In connection with the closing of this offering, a shared services agreement between ETP and us will become effective. Under the shared services agreement, certain personnel of ETP will perform administrative and commercial services for us. The services performed by these personnel will include, but not be limited to, financial, accounting, administrative, legal and other services. ETP will provide these services either though its own resources, the resources of its subsidiaries or affiliates or by contracting with independent contractors. Under the terms of the shared services agreement, we will also pay ETP an annual administrative fee of $500,000 for the provision of various general and administrative services for our benefit. The administrative fee may increase in the second and third years by the greater of 5% or the percentage increase in the consumer price index and may also increase if we make an acquisition that requires an increase in the level of general and administrative services that we receive from our general partner or its affiliates. The shared services agreement requires that the parties develop an annual operating plan, setting forth specific objectives, standards, performance measures and activities as well as a budget for the services to be provided under the plan. We will adopt policies and procedures to protect and prevent inappropriate disclosure by shared personnel of commercial and other non-public information relating to us and ETP.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

General. Conflicts of interest exist and may arise in the future as a result of the relationships among us, ETP and our and their respective general partners and affiliates. The owners of our general partner are Ray C. Davis, Kelcy L. Warren and Natural Gas Partners VI, L.P. These owners also control Energy Transfer Investments, which holds 50% of the incentive distribution rights in ETP through its ownership of equity interests in Energy Transfer Partners GP. Our general partner also owns the general partner of Energy Transfer Investments. Natural Gas Partners VI, L.P., which we refer to as the “NGP Fund,” is a private equity fund that owns a significant portion of our equity securities. Mr. Davis and Mr. Warren are the co-chairmen and co-chief executive officers of ETP and also own significant portions of the entities that hold our equity securities. The NGP Fund, Mr. Davis and Mr. Warren have all been involved with ETE since our inception in 2002. Because of their total current majority ownership interests, Messrs. Davis and Warren and the NGP Fund collectively have the ability to elect, remove and replace the directors and officers of our general partner.

Our general partner’s directors have fiduciary duties to manage our business in a manner beneficial to us and our partners. Our general partner’s directors also have fiduciary duties to its equity owners. A majority of the non-independent directors of our general partner also serve as directors of Energy Transfer Partners GP and, as a result, have fiduciary duties to manage the business of ETP in a manner beneficial to ETP and its partners. Consequently, these directors may encounter situations in which their fiduciary obligations to ETP, on the one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Shared Personnel. Our general partner will manage our operations and activities. In connection with the closing of this offering, a shared services agreement between ETP and us will become effective. Under the shared services agreement, personnel of ETP will perform administrative and commercial services for us. The services performed by these personnel will include, but not be limited to, financial, accounting, administrative, legal and other services. We will adopt policies and procedures to protect and prevent inappropriate disclosure by shared personnel of commercial and other non-public information relating to us and ETP. For a more detailed description of our shared services agreement, please read “Certain Relationships and Related Party Transactions—Shared Services Agreement.”

Conflicts Between Our General Partner and its Affiliates and Our Partners. Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the audit and conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding units, excluding any units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the audit and conflicts committee of its board of directors. If our general partner does not seek approval from the audit and conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the audit and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders.

The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of cash expenditures;

•	assets sales or acquisitions;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

None of ETP, Energy Transfer Investments or us will be prohibited from competing with each other.

None of the partnership agreement of ETP, the partnership agreement of Energy Transfer Investments or our partnership agreement prohibits us from owning assets or engaging in businesses that compete directly or indirectly with ETP or Energy Transfer Investments, or prohibit ETP or Energy Transfer Investments, from owning assets or engaging in businesses that compete directly or indirectly with us, except that ETP’s partnership agreement prohibits us from engaging in the retail propane business in the United States. In addition, we may acquire, construct or dispose of any assets in the future without any obligation to offer ETP or Energy Transfer Investments, the opportunity to purchase or construct any of those assets, and ETP or Energy Transfer Investments, may acquire, construct or dispose of any assets in the future without any obligation to offer us the opportunity to purchase or construct any of these assets. Please read “Certain Relationships and Related Party Transactions.”

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering staff and support services to us, including, in the event we acquire an interstate pipeline that is subject to rate regulation by FERC, overhead allocated to us by our general partner and its affiliates in amounts consistent with accounting and allocation methodologies generally permitted by FERC for rate-making purposes. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. Please read “Certain Relationships and Related Party Transactions.”

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine any amounts to reimburse itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the units offered in this offering.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement-Voting Rights” for information regarding the voting rights of our unitholders.

Our units are subject to our general partner’s limited call right.

If at any time our general partner and its affiliates own more than 90% of the units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their units at an undesirable time or price and may not receive any return on their investment. At the completion of this offering and assuming no exercise of the over-allotment option, affiliates of our general partner will own approximately 74.2% of our outstanding common units, and our current owners and management (including those affiliates) will own approximately 87.2% of our limited and general partner interests. The provision of our partnership agreement that grants this limited call right cannot be amended without the approval of the holders of at least 90% of the outstanding units. Please read “Description of Our Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of our units.

The attorneys, independent auditors and others who have performed services for us regarding the offering have been retained by our general partner, its affiliates and us and may continue to be retained by our general partner, its affiliates and us after the offering. Attorneys, independent auditors and others who will perform services for us in the future will be selected by our general partner or our audit and conflicts committee and may also perform services for our general partner and its affiliates. We may, but are not required to, retain separate counsel for ourselves or the holders of units in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of units, on the other, after the sale of the units offered in this prospectus, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Please read “Certain Relationships and Related Party Transactions—Shared Services Agreement.”

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict, eliminate or otherwise modify the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the audit and conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the audit committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Our partnership agreement also specifically permits us to engage in any activity, including those that may be in direct competition with ETP except that, due to provisions in the existing partnership agreement of ETP, we will be prohibited from engaging in the retail propane business in the United States. As a result, we may acquire, construct or dispose of natural gas midstream, transportation and storage or propane assets without any obligation to offer ETP the opportunity to acquire those assets. Currently, ETP is not prohibited from engaging in any activity that may compete with us. In the event that we desire to sell any assets to ETP, the corporate governance policies of ETP provides that no such sale may occur unless the purchase by ETP is approved by the audit committee of the ETP (a committee which satisfies the independent requirements of the New York Stock Exchange) or the purchase by ETP is equitable to ETP, taking into account the totality of the relationships between the parties.

In order to become one of our limited partners, a unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. By purchasing our common units, a unitholder agrees to be bound by the terms of our partnership agreement. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We are required to indemnify our general partner and its officers, directors, and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. Indemnification is also required for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. In the opinion of the Commission, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read “Description of Our Partnership Agreement—Indemnification.”

DESCRIPTION OF OUR COMMON UNITS

Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, class B units and our general partner in and to cash distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

We have filed an application to list our outstanding common units on the NYSE under the symbol “ETE.” Any additional common units we issue will also be listed on the NYSE.

Transfer Agent and Registrar

American Stock Transfer & Trust Company will serve as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records except in the circumstances described below. Additionally, each transferee of our common units:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records except in the circumstances described below. The general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. Although our general partner is not prevented from withholding its consent to an assignee requesting admission as a substituted limited partner, we do not anticipate that our general partner will exercise this right.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units except in the circumstances described below.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

In the event we acquire an interstate pipeline that is subject to rate regulation of the Federal Energy Regulatory Commission, or FERC, our general partner will have the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible Holders. The purpose of these certification procedures would be to enable us to utilize a federal income tax expense as a component of the pipeline’s rate base upon which tariffs may be established under FERC rate making policies applicable to entities that pass-through their taxable income to their owners. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities not subject to United States federal income taxation on the income generated by us, so long as all of the entity’s owners are subject to such taxation. If these tax certification procedures are implemented, transferees of common units will be required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify;

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•	that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

In the event that this notice is given by our general partner, which we refer to as a “FERC Notice,” transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	executes and agrees to be bound by the terms and conditions of our partnership agreement;

•	represent that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to the officers of our general partner and any liquidator of us as specified in our partnership agreement;

•	gives the consents, covenants, representations and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering; and

•	certifies:

•	that the transferee is an individual or is an entity subject to United States federal income taxation on the income generated by us; or

•	that, if the transferee is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

Following a FERC Notice, an assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any unrecorded transfers for which a properly completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

Following a FERC Notice, a transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Following a FERC Notice, in addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

As a result, following a FERC Notice, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

•	will not receive cash distributions;

•	will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes;

•	may not receive some federal income tax information or reports furnished to record holders of common units; and

•	will have no voting rights;

unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to ensure that the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent. Please read “The Partnership Agreement—Status as Limited Partner or Assignee.”

Class B Units

As of the closing of this offering, we will have 2,521,570 Class B units outstanding. These units will be issued under our Long-Term Incentive Plan. Each Class B unit will represent a limited partner interest in us and will be entitled to receive quarterly cash distributions in the same amount as the quarterly cash distributions we make on each common unit. Each Class B unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro rata basis with each common unit, and each Class B unit will be entitled to receive distributions upon liquidation in the same manner as each common unit. Each Class B unit will also have the same voting rights as a common unit. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time after the earlier of six months from the date of the completion of this offering or a “fundamental change” relating to us, which term is generally defined to include a merger, sale of all or substantially all of our assets or a change in control of us. The Class B units will not be subject to vesting. The Class B units, unlike the common units, will have a zero initial capital account balance.

Comparison of Rights of Holders of Our Common Units and ETP’s Common Units

The following table compares certain features of ETP’s common units and our common units.

	ETP’s Common Units	Our Common Units
Taxation of Entity and Entity Owners	ETP is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.

	ETP common unitholders generally will be allocated an amount of federal taxable income for the cumulative period ending December 31, 2008 related to ETP’s operations that is expected to be less than the cumulative amount of cash distributions that they receive with respect to that period.	Similarly, our common unitholders purchasing in this offering will be allocated an amount of federal taxable income for the cumulative period ending December 31, 2008 related to our operations that is expected to be less than the amount of cash distributions that they receive with respect to that period, although the ratio of taxable income allocated to our unitholders in relation to our cash distributions will be greater than the ratio of taxable income allocated to ETP’s unitholders in relation to its cash distributions.

	ETP common unitholders will receive Schedule K-1s from ETP reflecting the unitholders’ share of ETP’s items of income, gain, loss and deduction at the end of each fiscal year.	Our common unitholders also will receive Schedule K-1s from us reflecting the unitholders’ share of our items of income, gain, loss and deduction at the end of each fiscal year.

Sources of Cash Flow	ETP is our subsidiary and may engage in acquisition and development activities that expand its business and operations.	Our cash-generating assets consist of our partnership interests in ETP, including incentive distribution rights, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is currently directly dependent upon the performance of ETP. In the future, if we elect to develop independent operations, we may own assets or engage in businesses that compete directly or indirectly with ETP, except that ETP’s partnership agreement prohibits us from engaging in the retail propane business in the United States. Please read “Certain Relationships and Related Party Transactions.”

	ETP’s Common Units	Our Common Units

Limitation on Issuance of Additional Units	ETP may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.	Similarly, we may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

ETP also has outstanding class C units and class E units, none of which are publicly traded. Please read “Material Provisions of Energy Transfer Partners’ Partnership Agreement—ETP Units” for a discussion of other classes of ETP units.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included as Appendix A in this prospectus.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Partnership Agreement Provisions Relating to Cash Distributions;”

•	with regard to rights of holders of units, please read “Description of Our Common Units;” and

•	with regard to allocations of taxable income and other matters, please read “Material Tax Consequences.”

Organization and Duration

We were formed in September 2002 as La Grange Energy, L.P., a Texas limited partnership. In February 2004, we changed our name to Energy Transfer Company, L.P. In August 2005, we converted from a Texas limited partnership to a Delaware limited partnership and changed our name to Energy Transfer Equity, L.P. We have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law, provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. For a further description of limits on our business, please read “Certain Relationships and Related Party Transactions.”

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “—Amendments to Our Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. While we currently have no operations distinct from ETP, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Reconstitution of our partnership upon dissolution	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2015 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3 of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2015. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are senior to, equal in rank with or junior to our units on terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which units are not entitled.

Upon issuance of additional units or other partnership securities, our general partner will have the option but not the obligation to make additional capital contributions to the extent it desires to maintain its general partner interest in us. Our general partner and its affiliates have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. Affiliates of our general partner will hold approximately 74.2% of our outstanding common and Class B units after this offering. The holders of units will not have preemptive rights to acquire additional units or other partnership interests in us.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

No amendment may be made that would:

(1)	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1)	a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2)	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3)	a change that, in the sole discretion of our general partner, is necessary or advisable for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4)	an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(6)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(7)	any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(8)	a change in our fiscal year or taxable year and related changes;

(9)	certain mergers or conveyances set forth in our partnership agreement; and

(10)	any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines that those amendments:

(1)	do not adversely affect our limited partners in any material respect;

(2)	are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3)	are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the partnership’s best interest and the best interest of our limited partners;

(4)	are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5)	are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—Amendments to Our Partnership Agreement—No Unitholder Approval.” No other amendments to our partnership agreement requiring the approval of holders of at least 90% of the outstanding units will become effective unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates;

(2)	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)	the entry of a decree of judicial dissolution of our partnership; or

(4)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, excluding any units held by our general partner and its affiliates, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates, subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership nor Energy Transfer Partners would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2015 without obtaining the approval of a majority of our outstanding units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into units or to receive cash in exchange for such interests. Any removal of this kind is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, affiliates of our general partner will own approximately 74.2% of the outstanding common and Class B units.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual); or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity,

our general partner may not transfer all or any part of its general partner interest in us to another entity prior to              without the approval of a majority of the units outstanding, excluding units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and it affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, Ray C. Davis, Kelcy L. Warren and the NGP Fund, as the members of our general partner, may sell or transfer all or part of their ownership interest in the general partner without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold more than 90% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences—Disposition of Units.”

Upon completion of this offering, affiliates of our general partner will own 102.1 million of our common units and Class B units, representing approximately 74.2% of our outstanding common units.

Non-Taxpaying Assignees; Redemption

In the event we acquire an interstate pipeline that is subject to rate regulation of the Federal Energy Regulatory Commission, or FERC, our general partner will have the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible Holders. The purpose of these certification procedures would be to enable us to utilize a federal income tax expense as a component of the pipeline’s rate base upon which tariffs may be established under FERC rate making policies applicable to entities that pass-through their taxable income to their owners. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities not subject to United States federal income taxation on the income generated by us, so long as all of the entity’s owners are subject to such taxation. If these tax certification procedures are implemented, transferees of common units will be required to fill out a properly completed transfer application certifying, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify;

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•	that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

This certification can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If, following institution of the certification procedures by our general partner, unitholders owning 10% or more of our outstanding common and Class B units, in the aggregate:

•	fail to furnish a transfer application containing the required certification;

•	fail to furnish a re-certification containing the required certification within 30 days after request; or

•	is unable to provide a certification to the effect set forth in one of the two bullet points in the second preceding paragraph; then we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by any such unitholder by giving written notice of redemption to such unitholder.

The purchase price in the event of such an acquisition for each unit held by such unitholder will be equal to the current market price as of the date of redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities”

above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)	our general partner;

(2)	any departing general partner;

(3)	any person who is or was an affiliate of our general partner or any departing general partner;

(4)	any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5)	any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

(6)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses and Administrative Fee

Our general partner will receive a management fee of $500,000 for its management of Energy Transfer Equity. Under the terms of the shared services agreement, we will pay ETP an annual administrative fee of $500,000 and will reimburse ETP at cost for all services to us for the provision of various general and administrative services for our benefit.

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

ENERGY TRANSFER PARTNERS’ CASH DISTRIBUTION POLICY

Following is a description of the relative rights and preferences of holders of ETP’s common units and ETP’s general partner in and to cash distributions.

Distributions of Available Cash

General. ETP distributes all of its “available cash” to its unitholders and its general partner within 45 days following the end of each fiscal quarter.

Definition of Available Cash. Available cash of ETP is defined in ETP’s partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner of ETP to:

•	provide for the proper conduct of its business;

•	comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for its future credit needs); or

•	provide funds for distributions to ETP’s unitholders and its general partner in respect of any one or more of the next four quarters;

•	plus all of ETP’s cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings of ETP made after the end of the quarter. Working capital borrowings are generally borrowings that are made under ETP’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to ETP’s partners.

Operating Surplus and Capital Surplus

General. All cash distributed to ETP’s unitholders is characterized as either “operating surplus” or “capital surplus.” ETP distributes available cash from operating surplus differently than its available cash from capital surplus.

Definition of Operating Surplus. ETP’s operating surplus for any period generally means:

•	its cash balance on the closing date of its initial public offering in 1996; plus

•	$10.0 million (as described below); plus

•	all of ETP’s cash receipts since the closing of its initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	ETP’s working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of ETP’s operating expenditures after the closing of its initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of ETP’s cash reserves that the general partner of ETP deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus. Generally, ETP’s capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of ETP’s of debt and equity securities; and

•	ETP’s sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions. ETP treats all of its available cash distributed as coming from its operating surplus until the sum of all available cash distributed since it began operations equals the operating surplus as of the most recent date of determination of available cash. ETP treats any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $10.0 million in addition to its cash balance on the closing date of its initial public offering in 1996, cash receipts from its operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to its unitholders. Rather, it is a provision that will enables ETP, if it chooses, to distribute as operating surplus up to $50.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We have not made, and we do not anticipate that we will make, any distributions from capital surplus.

Incentive Distribution Rights

ETP’s incentive distribution rights represent the contractual right of the general partner of ETP to receive a specified percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid by ETP. Please read “—Distributions of Available Cash from Operating Surplus” below. ETP’s general partner owns all of the incentive distribution rights, except that in conjunction with the August 2000 transaction with Energy Transfer Partners GP, L.P., ETP issued 1,000,000 class C units to Heritage Holdings, its general partner at that time, in conversion of that portion of Heritage Holdings’ incentive distribution rights that entitled it to receive any distribution made by ETP of funds attributable to the net amount received by ETP in connection with the settlement, judgment, award or other final nonappealable resolution of the SCANA litigation. In January 2004, the class C units were distributed by Heritage Holdings to the owners of its equity interests, and, as a result, neither ETP nor any of its subsidiaries own any of the outstanding class C units. Any amount payable on the class C units in the future will reduce the amount otherwise distributable to holders of ETP’s incentive distribution rights at the time the distribution of such litigation proceeds is made and will not reduce the amount distributable to holders of ETP’s common units. No payments to date have been made on the class C units.

Distributions of Available Cash from Operating Surplus

ETP is required to make distributions of its available cash from operating surplus for any quarter in the following manner:

•	First, 98% to all common, Class E and Class F unitholders, if any, of ETP, in accordance with their percentage interests, and 2% to the general partner, until each common unit has received $0.25 per unit for such quarter (the “minimum quarterly distribution”);

•	Second, 98% to all common, Class E and Class F unitholders, if any, of ETP, in accordance with their percentage interests, and 2% to the general partner, until each common unit has received $0.275 per unit for such quarter (the “first target cash distribution”);

•	Third, 85% to all common, Class E and Class F unitholders, if any, of ETP, in accordance with their percentage interests, 13% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until each common unit has received $0.3175 per unit for such quarter (the “second target cash distribution”);

•	Fourth, 75% to all common, Class E and Class F unitholders, if any, of ETP, in accordance with their percentage interests, 23% to the holders of incentive distribution rights, pro rata, and 2% to the general partner, until each common unit has received $0.4125 per unit for such quarter (the “third target cash distribution”); and

•	Fifth, thereafter, 50% to all common, Class E and Class F unitholders, if any, of ETP, in accordance with their percentage interests, 48% to the holders of incentive distribution rights, pro rata, and 2% to the general partner.

Notwithstanding the foregoing, the Class F units will be subordinated to the common units of ETP with respect to the payment of the minimum quarterly distribution and any arrearages in the payment of the minimum quarterly distribution for all prior quarters and the distributions on each Class E unit of ETP may not exceed $1.41 per year. If the ETP unitholders do not approve the proposal to change the terms of the Class F units within six months of the issuance of the Class F units to provide that the Class F units will be convertible into common units of ETP, then ETP will distribute its available cash from operating surplus, excluding any cash to be distributed to the holders of ETP’s Class C units, as follows:

•	First, 98% to the common, Class E and Class F unitholders in accordance with their percentage interests, and 2% to ETP’s general partner, with each Class F unit receiving 115% of the amount distributed on each ETP common unit, until each ETP common unit of ETP has received $0.25 for that quarter;

•	Second, 98% to the common, Class E and Class F unitholders in accordance with their percentage interests, and 2% to ETP’s general partner, with each Class F unit receiving 115% of the amount distributed on each ETP common unit, until each common unit of ETP has received $0.275 for that quarter;

•	Third, 85% to the common, Class E and Class F unitholders in accordance with their percentage interests, and 15% to ETP’s general partner, with each Class F unit receiving 115% of the amount distributed on each ETP common unit, until each common unit of ETP has received $0.3175 for that quarter;

•	Fourth, 75% to the common, Class E and Class F unitholders in accordance with their percentage interests, and 25% to ETP’s general partner, with each Class F unit receiving 115% of the amount distributed on each ETP common unit, until each common unit of ETP has received $0.4125 for that quarter; and

•	Thereafter, 50% to the common, Class E and Class F unitholders in accordance with their percentage interests, and 50% to ETP’s general partner, with each Class F unit receiving 115% of the amount distributed on each ETP common unit.

Notwithstanding the foregoing, the distributions to the Class E unitholders may not exceed $1.41 per unit per year.

Distributions of Available Cash from Capital Surplus

ETP will make distributions of its available cash from capital surplus, if any, in the following manner:

•	First, 98% to all of its unitholders, pro rata, and 2% to its general partner, until ETP distributes for each ETP common unit, an amount of available cash from capital surplus equal to its initial public offering price; and

•	Thereafter, ETP will make all distributions of its available cash from capital surplus as if they were from operating surplus.

ETP’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price per ETP common unit less any distributions of capital surplus per unit is referred to as the “unrecovered capital” of ETP.

If ETP combines its units into fewer units or subdivide its units into a greater number of units, ETP will proportionately adjust its minimum quarterly distribution; its target cash distribution levels; and its unrecovered capital.

For example, if a two-for-one split of the common units of ETP should occur, the unrecovered capital of ETP would each be reduced to 50% of its initial level. ETP will not make any adjustment by reason of its issuance of additional units for cash or property.

On January 14, 2005, ETP’s general partner announced a two-for-one split of its common units that was effected on March 15, 2005. As a result, the minimum quarterly distribution and the target cash distribution levels of ETP were reduced to 50% of their initial levels. The adjusted minimum quarterly distribution and the adjusted target cash distribution levels of ETP are reflected in the discussion above under the caption “Distributions of Available Cash from Operating Surplus.”

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes ETP to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, ETP will reduce its minimum quarterly distribution and the target cash distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.

Distributions of Cash Upon Liquidation

General. If ETP dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. ETP will first apply the proceeds of its liquidation to the payment of its creditors. ETP will distribute any remaining proceeds to its unitholders and its general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of ETP’s general partner.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in ETP’s partnership agreement in the following manner:

•	First, to the general partner and the holders of units of ETP who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders of ETP, pro rata, and 2% to the general partner of ETP, until the capital account for each common unit is equal to the sum of:

•	its unrecovered capital; and

•	the amount of the minimum quarterly distribution of ETP for the quarter during which our liquidation occurs;

•	Third, 98% to all unitholders of ETP, pro rata, and 2% to the general partner of ETP, until we allocate under this paragraph an amount per ETP unit equal to:

•	the sum of the excess of the first target cash distribution per ETP unit over the minimum quarterly distribution per ETP unit for each quarter of our existence; less

•	the cumulative amount per ETP unit of any distributions of ETP’s available cash from operating surplus in excess of the minimum quarterly distribution per ETP unit that it distributed 98% to its unitholders, pro rata, and 2% to its general partner, for each quarter of its existence;

•	Fourth, 85% to all unitholders of ETP, pro rata, 13% to the holders of the incentive distribution rights of ETP, pro rata, and 2% to the general partner of ETP, until ETP allocates under this paragraph an amount per ETP unit equal to:

•	the sum of the excess of the second target cash distribution per ETP unit over the first target cash distribution per ETP unit for each quarter of ETP’s existence; less

•	the cumulative amount per ETP unit of any distributions of ETP’s available cash from operating surplus in excess of the first target cash distribution per ETP unit that it distributed 85% to the unitholders of ETP, pro rata, 13% to the holders of the incentive distribution rights of ETP, pro rata, and 2% to the general partner of ETP for each quarter of its existence;

•	Fifth, 75% to all unitholders of ETP, pro rata, 23% to the holders of the incentive distribution rights of ETP, pro rata, and 2% to the general partner of ETP, until ETP allocates under this paragraph an amount per ETP unit equal to:

•	the sum of the excess of the third target cash distribution per ETP unit over the second target cash distribution per ETP unit for each quarter of its existence; less

•	the cumulative amount per ETP unit of any distributions of ETP’s available cash from operating surplus in excess of the second target cash distribution per ETP unit that it distributed 75% to the unitholders of ETP, pro rata, 23% to the holders of the incentive distribution rights of ETP, pro rata, and 2% to the general partner of ETP for each quarter of its existence; and

•	Sixth, thereafter, 50% to all unitholders of ETP, pro rata, 48% to the holders of the incentive distribution rights of ETP, pro rata, and 2% to the general partner of ETP.

Manner of Adjustments for Losses. Upon ETP’s liquidation, ETP will generally allocate any loss to its general partner and its unitholders in the following manner:

•	First, 98% to the holders of common units of ETP in proportion to the positive balances in their capital accounts and 2% to the general partner of ETP, until the capital accounts of the common unitholders of ETP have been reduced to zero; and

•	Second, thereafter, 100% to the general partner of ETP.

Adjustments to Capital Accounts upon the Issuance of Additional Units. ETP will make adjustments to its capital accounts upon its issuance of additional units. In doing so, ETP will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to its unitholders and its general partner in the same manner as it allocates gain or loss upon liquidation. In the event that ETP makes positive adjustments to its capital accounts upon its issuance of additional units, ETP will allocate any later negative adjustments to its capital accounts resulting from its issuance of additional units or upon its liquidation in a manner which results, to the extent possible, in its general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to its capital accounts had been made.

MATERIAL PROVISIONS OF

ENERGY TRANSFER PARTNERS’ PARTNERSHIP AGREEMENT

The following is a summary of material provisions of ETP’s partnership agreement. For more information on distributions of ETP’s available cash, please read “Energy Transfer Partners’ Cash Distribution Policy.”

Voting Rights

ETP unitholders do not have voting rights except with respect to the following matters, for which ETP’s partnership agreement requires the approval of the holders of a majority of the units, unless otherwise indicated:

•	a merger of ETP;

•	a sale or exchange of all or substantially all of the assets of ETP;

•	dissolution or reconstitution of ETP upon dissolution;

•	certain amendments to ETP’s partnership agreement;

•	the transfer to another person of ETP’s general partner interest before June 30, 2006 or the incentive distribution rights at any time, except for transfers to affiliates of the general partner or transfers in connection with the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, another person; and

•	the withdrawal of the general partner prior to June 30, 2006 in a manner that would cause the dissolution of ETP.

The removal of ETP’s general partner requires the approval of not less than 66 2/3% of all outstanding units, including units held by its general partner and its affiliates. Any removal is subject to the election of a successor general partner by the holders of a majority of the outstanding common units, including units held by ETP’s general partner and its affiliates.

Issuance of Additional Securities

ETP’s partnership agreement authorizes it to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by its general partner in its general partners’ sole discretion, without the approval of the unitholders. Any such additional partnership securities may be senior to the common units.

It is possible that ETP will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units ETP issues will be entitled to share equally with the then-existing holders of its common units in its distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in ETP’s net assets.

In accordance with Delaware law and the provisions of its partnership agreement, ETP may also issue additional partnership securities that, in the sole discretion of the general partner, may have special voting rights to which common units are not entitled.

Upon issuance of additional partnership securities, ETP’s general partner will be required to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in ETP. Moreover, ETP’s general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase ETP’s common units or other equity securities whenever, and on the same terms that, ETP issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by ETP’s common units, that existed immediately prior to each issuance. The holders of ETP’s common units will not have preemptive rights to acquire additional common units or other partnership securities.

The following matters require the approval of the majority of the outstanding common units, including the common units owned by the general partner and its affiliates:

•	a merger of our partnership;

•	a sale or exchange of all or substantially all of our assets;

•	dissolution or reconstitution of our partnership upon dissolution;

•	certain amendments to the partnership agreement;

•	the transfer to another person of our general partner interest before June 30, 2006 or the incentive distribution rights at any time, except for transfers to affiliates of the general partner or transfers in connection with the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, another person; and

•	the withdrawal of the general partner prior to June 30, 2006 in a manner that would cause the dissolution of our partnership.

The removal of our general partner requires the approval of not less than 66 2/3% of all outstanding units, including units held by our general partner and its affiliates. Any removal is subject to the election of a successor general partner by the holders of a majority of the outstanding common units, including units held by our general partner and its affiliates.

ETP’s general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, ETP issues those securities to persons other than its general partner and its affiliates, to the extent necessary to maintain their percentage interests in ETP that existed immediately prior to the issuance. The holders of ETP’s common units will not have preemptive rights to acquire additional common units or other partnership securities in it.

ETP Units

Class C Units. 1,000,000 Class C units, all of which are held by FHS Investments, L.L.C. The Class C units were issued to the former owners of our former general partner, Heritage Holdings, in conjunction with the August 2000 U.S. Propane transaction. The Class C units were created to convert that portion of the former general partner’s incentive distribution rights that would have entitled it to receive any distributions attributable to certain litigation filed prior to the U.S. Propane transaction. See the discussion of Business of Energy Transfer Partners—Legal Proceedings for a more detailed description of the SCANA litigation. The Class C units do not have any rights to share in any of our assets or distributions upon dissolution and liquidation of ETP, except to the extent that such distributions consists of proceeds from the SCANA litigation to which the Class C unitholders would otherwise have been entitled; generally have no voting rights except to the extent provided by law, in which case they will be entitled to one vote; and are not convertible into any other unit.

Class E Units. 8,853,832 Class E units, all of which are held by our former general partner, Heritage Holdings. Heritage Holdings became our wholly-owned subsidiary in conjunction with the January 2004 Energy Transfer transactions. Class E units were converted from common units held by Heritage Holdings at that time. Class E units generally do not have voting rights; are entitled to aggregate distributions equal to a percentage of the total amount of cash distributed to all unitholders, up to a maximum of $1.41 per Class E unit per year; and will be allocated 1% of any gain and an equivalent amount of any loss allocated to the common units in the event of a termination or liquidation of ETP. Because the owner of the Class E units is our wholly-owned subsidiary, they are treated as treasury stock. Although distributions on the Class E units will be available to us as the owner of Heritage Holdings, this amount will be reduced by the annual tax payments at corporate federal income tax rates that Heritage Holdings is required to pay with respect to distributions on the Class E units.

Class F Units. If issued, each Class F unit will initially be entitled to receive 100% of the quarterly cash distribution paid in respect of each ETP common unit; provided that the Class F units will be subordinated to the

ETP common units with respect to the payment of the minimum quarterly distribution for such quarter (an amount equal to $0.25 per quarter) and any arrearages with respect to the payment of the minimum quarterly distribution for all prior quarters subsequent to the issuance of the Class F units. If Class F units are issued, ETP will be required to submit to a vote of ETP’s unitholders, as promptly as practicable following the issuance of the Class F units, a proposal to change the terms of the Class F units in order to provide that the Class F units will be convertible into ETP common units, on a one-for-one basis, immediately following the approval by the ETP unitholders of such change in the terms of the Class F units. Holders of the Class F units will not be entitled to vote upon the proposal to change the terms of the Class F units but otherwise will be entitled to the same voting rights as common units of ETP, and the Class F units will vote with the ETP common units as a single class on each matter with respect to which the common units of ETP are entitled to vote. If ETP’s unitholders do not approve the proposal to change the terms of the Class F units within six months following the issuance of the Class F units, then each Class F unit will be entitled to receive 115% of the quarterly amount distributed by ETP in respect of each common unit of ETP on a pari passu basis with distributions on the ETP common units.

Upon the dissolution and liquidation of ETP, each Class F unit will initially be entitled to receive 100% of the amount distributed on each ETP common unit, but only after each ETP common unit has received an amount equal to its capital account, plus the minimum quarterly distribution for the quarter in which the liquidation occurs, plus any arrearages in the minimum quarterly distribution with respect to prior quarters. If, however, ETP’s unitholders do not approve the proposal to change the terms of the Class F units to make them convertible into ETP common units, then each Class F unit will be entitled upon liquidation to receive 115% of the amount distributed in respect of each common unit of ETP on a pari passu basis with liquidating distributions on the ETP common units.

Amendments to ETP’s Partnership Agreement

Amendments to ETP’s partnership agreement may be proposed only by ETP’s general partner. Certain amendments require the approval of a majority of the outstanding common units, including common units owned by the general partner and its affiliates. Any amendment that materially and adversely affects the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the class of limited partnership interests so affected. However, in some circumstances, more particularly described in ETP’s partnership agreement, ETP’s general partner may make amendments to ETP’s partnership agreement without the approval of ETP’s unitholders to reflect:

•	a change in ETP’s name, the location of its principal place of business, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue ETP’s qualification as a limited partnership or a partnership in which its limited partners have limited liability under the laws of any state or to ensure that neither ETP or HOLP will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect ETP’s unitholders in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (ii) facilitate the trading of ETP’s common units or comply with any rule, regulation, guideline or requirement of any national securities exchange on which its common units are or will be listed for trading, (iii) that is necessary or advisable in connection with action taken by ETP’s general partner with respect to subdivision and combination of its securities or (iv) that is required to effect the intent expressed in ETP’s partnership agreement;

•	a change in ETP’s fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in its fiscal year or taxable year;

•	an amendment that is necessary to prevent ETP, or its general partner or its general partner’s directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of ETP’s securities;

•	any amendment expressly permitted in ETP’s partnership agreement to be made by its general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with its partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately ETP’s formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than its operating partnership, in connection with its conduct of activities permitted by its partnership agreement;

•	a merger or conveyance to effect a change in ETP’s legal form; or

•	any other amendments substantially similar to the foregoing.

Merger, Sale or Other Disposition of Assets

ETP’s general partner is generally prohibited, without the prior approval of the holders of at least a majority of the outstanding common units (excluding common units held by the general partner and its affiliates), from causing ETP to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions or approving on behalf of ETP the sale, exchange or other disposition of all or substantially all of the assets of its operating partnership; provided that its general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of ETP or its operating partnership without such approval. ETP’s general partner may also sell all or substantially all of ETP’s assets or its operating partnership’s assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Furthermore, provided that certain conditions are satisfied, the ETP’s general partner may merge ETP or any member of its partnership group into, or convey some or all of the partnership group’s assets to, a newly-formed entity if the sole purpose of such merger or conveyance is to effect a mere change in the legal form of ETP into another limited liability entity. ETP’s unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation of ETP, a sale of substantially all of ETP’s assets or any other transaction or event.

Termination or Dissolution

ETP will continue as a limited partnership until terminated under its partnership agreement. ETP will dissolve upon:

(1)	the expiration of ETP’s term under its partnership agreement;

(2)	the election of ETP’s general partner to dissolve ETP, if approved by the holders of a majority of ETP’s outstanding common units, excluding those common units held by ETP’s general partner and its affiliates;

(3)	the sale, exchange or other disposition of all or substantially all of ETP assets and properties and those of its subsidiaries;

(4)	the entry of a decree of judicial dissolution of ETP; or

(5)	the withdrawal or removal of ETP’s general partner or any other event that results in its ceasing to be ETP’s general partner other than by reason of a transfer of its general partner interest in accordance with ETP’s partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (5) above, the holders of a majority of ETP’s common outstanding units (excluding those common units held by ETP’s general partner and its affiliates) may also elect, within specific time limitations, to reconstitute ETP and continue its business on the same terms and conditions described in its partnership agreement by forming a new limited partnership on terms identical to those in ETP’s partnership agreement and having as general partner an entity approved by the holders of a majority of ETP’s outstanding common units, excluding those common units held by ETP’s general partner and its affiliates, subject to receipt by ETP of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	none of the partnership, the reconstituted limited partnership, ETP’s operating partnership nor any of its other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon ETP’s dissolution, unless it is reconstituted and continued as a new limited partnership, the person authorized to wind up ETP’s affairs (the liquidator) will, acting with all the powers of ETP’s general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate ETP’s assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of ETP’s creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of ETP’s assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to ETP’s partners, ETP’s general partner may distribute assets in kind to ETP’s partners.

Withdrawal or Removal of ETP’s General Partner

ETP’s general partner has agreed not to withdraw voluntarily as ETP’s general partner prior to December 1, 2006 without obtaining the approval of the holders of a majority of ETP’s outstanding common units, excluding those held by ETP’s general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of ETP’s limited partners or of the limited partner of ETP’s operating partnership or cause ETP or its operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such).

On or after December 31, 2006, ETP’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of ETP’s partnership agreement. In addition, ETP’s general partner may withdraw without unitholder approval upon 90 days’ notice to ETP’s limited partners if at least 50% of ETP’s outstanding common units are held or controlled by one person and its affiliates other than its general partner and its affiliates.

Upon the voluntary withdrawal of ETP’s general partner, the holders of a majority of ETP’s outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, ETP will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of its outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue ETP’s business and to appoint a successor general partner.

ETP’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of ETP’s outstanding units, including units held by its general partner and its affiliates, and ETP receives an opinion of counsel regarding limited liability and tax matters. In addition, if ETP’s general partner is removed as ETP’s general partner under circumstances where cause does not exist, ETP’s general partner will have the right to receive cash in exchange for its partnership interest as a general partner in ETP, its partnership interest as the general partner of any member of the Energy Transfer partnership group and its incentive distribution rights. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as ETP’s general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of ETP’s outstanding common units, including those held by its general partner and its affiliates.

While ETP’s partnership agreement limits the ability of ETP’s general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of ETP’s general partner. In addition, ETP’s partnership agreement expressly permits the sale, in whole or in part, of the ownership of ETP’s general partner. ETP’s general partner may also transfer, in whole or in part, the common units it owns.

Transfer of General Partner Interests

Except for a transfer by ETP’s general partner of all, but not less than all, of its general partner interest in ETP and its operating partnership to:

(a)	an affiliate of the general partner; or

(b)	another person in connection with the merger or consolidation of the general partner with or into another person or the transfer by such general partner of all or substantially all of its assets to another person;

the general partner may not transfer all or any part of its general partner interest in ETP or its operating partnership to another person prior to June 30, 2006, without the approval of the holders of at least a majority of the outstanding common units (excluding common units held by the general partner and its affiliates); provided that, in each case, such transferee assumes the rights and duties of the general partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the partnership agreement, furnishes an opinion of counsel regarding limited liability and tax matters and agrees to acquire all (or the appropriate portion thereof, as applicable) of the general partner’s interest in each other member of ETP’s partnership group and agrees to be bound by the provisions of the operating partnership’s partnership agreement. At any time, the members of the general partner may sell or transfer all or part of their interest in the general partner to an affiliate or a third party without the approval of the unitholders.

Change of Management Provisions

ETP’s partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove ETP’s general partner or otherwise change management:

•	any units held by a person that owns 20% or more of any class of ETP’s units then outstanding, other than its general partner and its affiliates, cannot be voted on any matter; and

•	the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about ETP’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Limited Call Right

If at any time less than 20% of the outstanding common units of any class are held by persons other than ETP’s general partner and its affiliates, its general partner will have the right to acquire all, but not less than all, of those common units at a price no less than their then-current market price. As a consequence, a unitholder may be required to sell his common units at an undesirable time or price. ETP’s general partner may assign this purchase right to any of its affiliates or ETP.

Reimbursement of Expenses

ETP’s partnership agreement requires it to reimburse its general partner for all direct and indirect expenses it incurs or payments it makes on ETP’s behalf and all other expenses allocable to ETP or otherwise reasonably incurred by its general partner in connection with operating ETP’s business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for ETP or for its general partner in the discharge of its duties to ETP. ETP’s general partner is entitled to determine the expenses that are allocable to ETP in any reasonable manner in its sole discretion.

Indemnification

Under its partnership agreement, in most circumstances, ETP will indemnify ETP’s general partner, its general partner’s affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to ETP’s best interest. Any indemnification under these provisions will only be out of ETP’s assets. ETP’s general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to ETP to enable ETP to effectuate any indemnification. ETP is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under its partnership agreement.

Registration Rights

Under its partnership agreement, ETP has agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by its general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. ETP is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, affiliates of our general partner, will hold approximately 101.3 million of our common and Class B units, representing approximately 74.2% of our outstanding common and Class B units. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements, and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his units for at least two years, would be entitled to sell units under Rule 144 without regard to the current public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

The partnership agreement provides that we may issue an unlimited number of partnership securities without a vote of the unitholders. Such units may be issued on the terms and conditions established by our general partner. Any issuance of additional units would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to, and market price of, units then outstanding. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities.”

Under the partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

Pursuant to a registration rights agreement dated October 1, 2002, our current equity owners have the right to cause us to register under the Securities Act of 1933 and state laws the offer and sale of any units that they hold. These registration rights allow our equity owners who collectively hold at least 20 percent of the units held by such equity owners (30 percent in the case of the initial demand) to require no more than three registrations of the units requested to be registered by such equity owners subject to cutback in an underwritten offering. In addition, our equity owners have the right to include any of their units in a registration by us of other units, including units offered by us or by any unitholder, subject to cutback in an underwritten offering. In connection with any registration under the registration rights agreement, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the

Securities Act of 1933 or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described above, our equity owners and their affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

We, the officers and directors of our general partner, our principal unitholders and participants in our directed unit program who are affiliates of us have agreed not to sell any units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Energy Transfer Equity.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our units and the prices at which our units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the processing, transportation and marketing of crude oil, natural gas and products thereof, including the retail and wholesale marketing of propane, certain hedging activities and the transportation of propane and natural gas liquids and our allocable share of such income from ETP. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to ETP’s status for federal income tax purposes or whether its operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

•	Neither we, nor ETP, will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if ETP were taxable as a corporation in any given year, our share of ETP’s items of income, gain, loss and deduction would not be passed through to us, and ETP would pay tax on its income at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable capital gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation of either us or ETP as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we and ETP will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Energy Transfer Equity will be treated as partners of Energy Transfer Equity for federal income tax purposes. The following will also be treated as partners of Energy Transfer Equity for federal income tax purposes:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units.

As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Energy Transfer Equity for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions. We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2008, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be approximately 40% of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2008, the ratio of allocable taxable income to cash distributions to the unitholders will increase. Moreover, if ETP is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase, and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to distributions could be higher or lower, and any differences could be material and could materially affect the value of the units.

Basis of Units. A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. As a general rule, the passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in ETP will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in ETP and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will not be available to offset your income from other passive activities or investments, including your investments in other publicly traded partnerships, such as ETP, or salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as ETP and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in ETP. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and ETP in a fully taxable transaction with an unrelated party.

The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of this offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by ETP to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The tax basis of our assets owned by us at the time of this offering will be greater to the extent such assets have been recently acquired. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the unitholders immediately prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or ETP dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or ETP owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or ETP owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may lead to the imposition of penalties.

Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names LE GP, LLC as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1)	a person that is not a United States person;

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority,” or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in that kind of an “understatement” of income relating to such a transaction for which no “substantial authority” exists, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules would apply to an understatement of tax resulting from an ownership of units if we were classified as a “tax shelter.” We believe we will not be classified as a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any reportable transactions.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or ETP do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS

If the underwriters exercise all or any portion of their over-allotment option, we will issue up to 2,625,000 additional common units, and we will use the net proceeds from the sale of those units to redeem an equal number of units from our current equity owners listed in the table below, who may be deemed to be selling unitholders in this offering. The redemption price per unit will be equal to the price per common unit (net of underwriting discounts) sold to the underwriters upon exercise of their over-allotment option.

The following table sets forth information concerning the ownership of units by our current equity owners who could be deemed to be selling unitholders in this offering. The numbers in the table are presented assuming:

•	the underwriters’ option to purchase additional common units is not exercised; and

•	the underwriters exercise their option to purchase additional common units in full, and we use our net proceeds from that sale to redeem an equal number of units from our current equity owners.

The number of units sold by each of the selling unitholders upon any exercise of the underwriters’ option to purchase additional common units may be allocated pro rata among the selling unitholders in proportion to their percentage ownership of units or by any other method upon which they mutually agree.

	Units owned immediately after this offering (3)		Units owned immediately after exercise of underwriters’ option
Name of Selling Unitholder	Assuming underwriters’ option is not exercised	Percent (1)	Assuming underwriters’ option is exercised in full	Percent
LE GP, LLC(2)(3)	733,697	*	717,263	*
Kellen Holdings, LLC(4)	10,222,830	7.45%	9,993,854	7.28%
Oasis Gas Partners LLC(5)	8,364,134	6.10%	8,176,790	5.96%
Sowood Commodity Partners Fund LP(6)	6,040,763	4.40%	5,905,459	4.30%
PH Investments, LLC(7)	4,646,741	3.39%	4,542,661	3.31%
Greenhill Capital Partners, L.P.(8)	2,875,723	2.01%	2,811,311	2.05%
Greenhill Capital Partners (Cayman), L.P.(8)	410,910	*	401,707	*
Greenhill Capital Partners (Executives), L.P.(8)	453,889	*	443,723	*
Greenhill Capital, L.P.(8)	906,218	*	885,920	*
WH Energy Investors, L.L.C.(9)	1,394,022	1.02%	1,362,798	*
UNC Investment Fund LLC(10)	557,609	*	545,119	*
Phillips Oil & Gas, Inc(11)	232,337	*	227,133	*
Rainbow Investments Company(12)	139,402	*	136,280	*
ETC Holdings, L.P.(13)	70,600,963	51.45%	69,019,608	50.30%
ET Company Ltd.(14)	137,710	*	134,626	*
Lon Kile	232,337	*	227,133	*
Steven Anderson	564,382	*	551,740	*
Donald J. LaBauve	282,191	*	275,870	*
John M. Stallcup	141,095	*	137,935	*
Charles Hays	141,095	*	137,935	*
Renee Lorenz	564,382	*	551,740	*
Jeff Burrow	282,191	*	275,870	*
Clay Kutch	564,382	*	551,740	*
Leonard McMillian	282,191	*	275,870	*
Tim Dahlstrom	141,096	*	137,935	*
John Daigh	282,191	*	275,870	*
David Brantley, Jr	141,096	*	137,935	*
FHM Investments, LLC(15)	5,859,767	4.27%	5,728,517	4.17%

Total Outstanding	137,216,912		137,216,912

*	Less than one percent (1%)

(1)	All interests are limited partner interests unless otherwise indicated

(2)	General partner interest

(3)	Ray C. Davis, Kelcy L. Warren and the NGP Fund may be deemed to beneficially own the common units owned of record by LE GP, LLC by virtue of their ownership of all of the membership interests in LE GP, LLC. G.F.W. Energy VI L.P. and GFW VI, L.L.C. may be deemed to beneficially own the common units owned of record by the NGP Fund, by virtue of GFW VI, L.L.C. being the sole general partner of G.F.W. Energy VI L.P. and G.F.W. Energy VI L.P. being the sole general partner of the NGP Fund. Kenneth A. Hersh and David R. Albin, who constitute a majority of the members of GFW VI, L.L.C., may also be deemed to share power to vote or to direct the vote and to dispose or to direct the disposition of, the common units.

(4)	Kellen Holdings, LLC, a Delaware limited liability company, is a direct subsidiary of Liberty Energy Holdings, LLC, a Delaware LLC (“LEH”), and is an indirect subsidiary of Liberty Mutual Holding Company Inc., a Massachusetts mutual holding company. Liberty Mutual Holding Company Inc. is the ultimate controlling person of Kellen Holdings, LLC. Liberty Mutual Holding Company Inc. is a mutual holding company wherein its members are entitled to vote at meetings of the company. No such member is entitled to cast 10% or more of the votes. Liberty Mutual Holding Company Inc. has issued no voting securities.

(5)	Stephens Group, Inc. may be deemed to beneficially own the common units owned of record by Oasis Gas Partners LLC, by virtue of Stephens Group, Inc. being the sole manager of Oasis Gas Partners LLC. Those powers are exercised under the direction of the board of directors of Stephens Group, Inc. Warren A. Stephens is a director and an officer of Stephens Group, Inc. W.R. Stephens, Jr. is a director and an officer of Stephens Group, Inc. Mr. Jacoby is a director of Stephens Group, Inc. Mr. Martin is a director and an officer of Stephen Group, Inc. Jackson T. Stephens is Chairman of the Board of Directors and Bess C. Stephens is a director of Stephens Group, Inc. The principal stockholders of Stephens Group, Inc. are the Jackson T. Stephens Trust No. One UID 1/4/88 and the Bess C. Stephens Trust UID 1/4/85.

(6)	Sowood Commodity Partners Fund LP is an investment vehicle which is managed by Sowood Capital Management LP as investment adviser. Sowood Capital Management LLC is the sole general partner of Sowood Capital Management LP. Jeffrey Larson is the managing member of Sowood Capital Management LLC. Each of these persons may be deemed to have beneficial ownership of the securities.

(7)	PH Investments LLC is an investment vehicle which is managed by Amos B. Hostetter, Jr. Amos B. Hostetter, Jr. is the sole managing member of PH Investments, LLC. Amos B. Hostetter is the only person deemed to have beneficial ownership of the securities.

(8)	By virtue of their ownership and positions as Senior Members of GCP 2000, LLC, and as Managing Directors of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners, L.P., Greenhill Capital Partners (Executives), L.P., Greenhill Capital, L.P., and Greenhill Capital Partners (Cayman), L.P. (the “Funds”), Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus may be deemed to beneficially own these shares. In addition, GCP Managing Partner, L.P. and GCP, L.P., the general partners of the Funds, as well as Greenhill Capital Partners, LLC and GCP 2000, LLC, which control the general partners, and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own these shares. Each of these entities and persons, other than the Funds, disclaims beneficial ownership of these shares except to the extent of its or his pecuniary interest therein. Each of the Funds is an affiliate of a registered broker-dealer and has informed us that:

*	it acquired the shares in the ordinary course of business; and

*	at the time the shares were acquired, it had no agreements or understandings, directly or indirectly, with us or any of our affiliates or any person acting on our behalf or on behalf of any of our affiliates to distribute the shares.

(9)	WH Energy Investors LLC is an investment vehicle which is managed by its members consisting of A. Keith Weber, Ed Hawes and Sterling Holdings, LLC, a Kansas limited liability company. Leslie L. Webber and Patricia C. Webber are the sole owners of Sterling Holdings, LLC. Each of these persons may be deemed to have beneficial ownership of the securities.

(10)	UNC Investment Fund, LLC (“UNCIF”) is organized to invest assets of The University of North Carolina, its constituent institutions, and affiliated tax-exempt entities. The controlling member of UNCIF is The University of North Carolina at Chapel Hill Foundation Investment Fund, Inc. (the “UNC-Chapel Hill Investment Fund”). UNC-Chapel Hill Investment Fund invests assets of The University of North Carolina at Chapel Hill (a constituent institution of The University of North Carolina) and tax-exempt organizations affiliated with UNC-Chapel Hill. UNC Management Company, Inc. is the Manager of UNCIF, it provides investment advice to UNCIF and recommends investment managers. The investment managers for UNCIF are approved by the Board of Directors or Executive Committee of the UNC-Chapel Hill Investment Fund.

(11)	Fred L. Phillips, SPK Trust and Betty S. Phillips may be deemed to beneficially own the common units owned of record by Phillips Oil & Gas, Inc. by virtue of their ownership of all of the shares of stock of Phillips Oil & Gas, Inc. Fred L. Phillips is the President of Phillips Oil & Gas, Inc. and is in charge of all day-to-day management functions and makes all investment decisions pertaining to Phillips Oil & Gas, Inc.

(12)	Rainbow Investments Company is an investment company controlled by Mr. Stevens G. Herbst. Mr. Herbst may be deemed to have beneficial ownership of the securities.

(13)	Ray C. Davis, Kelcy L. Warren and the NGP Fund are the sole members of ET GP, LP, which is the sole general partner of ETC Holdings, LP. Therefore, each of Messrs. Davis and Warren and the NGP Fund may be deemed to have beneficial ownership of the common units owned by ETC Holdings to the extent of their ownership interests therein. G.F.W. Energy VI L.P. and GFW VI, L.L.C. may be deemed to beneficially own the common units owned of record by the NGP Fund, by virtue of GFW VI, L.L.C. being the sole general partner of G.F.W. Energy VI L.P. and G.F.W. Energy VI L.P. being the sole general partner of the NGP Fund. Kenneth A. Hersh and David R. Albin, who constitute a majority of the members of GFW VI, L.L.C., may also be deemed to share power to vote or to direct the vote and to dispose or to direct the disposition of, the common units.

(14)	Ray C. Davis, Kelcy L. Warren and Three Dawaco, Inc. are the sole owners of ET Company Ltd. Ray C. Davis and Kelcy L. Warren are the sole owners of Three Dawaco, Inc. Therefore, each of Messrs. Davis and Warren may be deemed to have beneficial ownership of the common units owned by ET Company Ltd.

(15)	FHM Investments, L.L.C. is owned by a group of senior executives of ETP. Due to the ownership of Bradley K. Atkinson, Robert A. Burk, H. Michael Krimbill and Karen Z. Hicks in FHM Investments, they may be deemed to beneficially own the limited partner interests held by FHM Investments to the extent of their respective interests therein and the limited partner interests held by Energy Transfer Equity, L.P. to the extent of FHM Investments’ respective interest therein. Mr. Krimbill may be deemed to have beneficial ownership of the common units owned by FHM Investments by virtue of Mr. Krimbill’s position as sole managing member of FHM Investments.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income (please read “Material Tax Consequences—Tax-Exempt Organizations and Other Investors”) by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity’s purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

We are offering the common units described in this prospectus through the underwriters named below. UBS Securities LLC, Wachovia Capital Markets, LLC, Credit Suisse Securities (USA) LLC, A.G. Edwards & Sons, Inc., RBC Capital Markets Corporation, Oppenheimer & Co. Inc., Raymond James & Associates, Inc. and Stephens Inc. are the representatives of the underwriters. UBS Securities LLC, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC are the book-running managers of this offering and A.G. Edwards & Sons, Inc., RBC Capital Markets Corporation, Oppenheimer & Co. Inc., Raymond James & Associates, Inc. and Stephens Inc. are the co-managers of this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of common units listed next to its name in the following table.

Underwriter	Number of Units
UBS Securities LLC
Wachovia Capital Markets, LLC
Credit Suisse Securities (USA) LLC
A.G. Edwards & Sons, Inc.
RBC Capital Markets Corporation
Oppenheimer & Co. Inc.
Raymond James & Associates, Inc.
Stephens Inc.
Total	17,500,000

The underwriting agreement provides that the underwriters must buy all of the common units if they buy any of them. However, the underwriters are not required to take or pay for the common units covered by underwriters’ over-allotment option described below.

Our common units are being offered subject to a number of conditions, including:

•	receipt and acceptance of our common units by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common units but they are not obligated to do so and may discontinue making a market at any time without notice.

Because the National Association of Securities Dealers, Inc. views the common units offered by this prospectus as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the underwriters an option to buy up to an aggregate of 2,625,000 additional common units. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common units approximately in proportion to the amounts specified in the table above. If the underwriters exercise all or any portion of their over-allotment option, we will use all of the net proceeds from the sale of our common units sold pursuant to the exercise of that option to fund the redemption of an equal number of common units from our current equity owners.

Commissions and Discounts

Common units sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $             per unit from the initial public offering price. Any of these securities dealers may resell common units purchased from the underwriters to other brokers or dealers at a discount of up to $             per unit from the initial public offering price. If all of the common units are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the common units at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The representatives of the underwriters have informed us that they do not intend to confirm sales to accounts over which such representatives exercise discretionary authority without prior written approval of the customer and do not expect to sell more than an aggregate of 300,000 common units to such accounts.

The following table shows the per unit and total underwriting discounts and commissions we will pay underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,625,000 common units.

	No Exercise	Full Exercise
Per unit	$	$
Total	$	$

In addition, the underwriters have agreed to reimburse us for $875,000.00 of our expenses incurred in connection with this offering.

No Sales of Similar Securities

We, our general partner and its executive officers and directors, substantially all of our pre-existing common unitholders and each purchaser of in excess of $100,000 worth of common units through our directed unit program have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these individuals and entities may not, without the prior written approval of UBS Securities LLC, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common units or securities convertible into or exchangeable or exercisable for our common units. In our case, but not in the case of our general partner and its executive officers and directors, these restrictions will also apply to ETP’s common units. These restrictions will be in effect for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we or ETP issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we or ETP announce that we or ETP will release earnings results during the 16-day period beginning on the last day of the 180-day period.

In these situations, the restrictions in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

UBS Securities LLC, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA) LLC may, in their sole discretion, release all or any portion of the common units subject to the foregoing restrictions at any time and without notice. When determining whether or not to release common units from these restrictions, the primary factors that UBS Securities LLC, Wachovia Capital Markets, LLC and Credit Suisse Securities (USA)

LLC will consider include the requesting unitholder’s reasons for requesting the release, the number of common units for which the release is being requested and the prevailing economic and equity market conditions at the time of the request.

We and our general partner have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we and our general partner have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

New York Stock Exchange Listing

Our common units have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “ETE.” The underwriters have undertaken to sell our units to a minimum of 2,000 beneficial owners in round lots of 100 or more units to meet the New York Stock Exchange distribution requirements for trading.

Price Stabilizations, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common units, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common units while this offering is in progress. These transactions may also include making short sales of our common units, which involve the sale by the underwriters of a greater number of common units than they are required to purchase in this offering and purchasing common units on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing units in the open market. In making this determination, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Determination of Offering Price

Prior to this offering, there was no public market for our common units. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our history and prospects and the history of and prospects for the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	the prospects for future increases in the amount of cash distributed by ETP to us and, in turn, by us to our unitholders;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common units of comparable master limited partnerships; and

•	other factors deemed relevant by the underwriters and us.

Directed Unit Program

At our request, certain of the underwriters have reserved up to 2,000,000 of our common units (less than 10% of the aggregate common units being offered by this prospectus assuming full exercise of the over-allotment option) for sale at the initial public offering price to officers, directors, employees and certain other persons associated with us. The sales will be made by UBS Financial Services, Inc., a selected dealer affiliated with UBS Securities LLC, through a directed unit program. The minimum investment amount for participation in the program is 500 common units. We do not know if these persons will choose to purchase all or any portion of these reserved units, but any purchases they do make will reduce the number of common units available to the general public. These persons must commit to purchase no later than before the open of business on the day following the date of this prospectus, but in any event these persons are not obligated to purchase common units and may not commit to purchase common units prior to the effectiveness of the registration statement relating to this offering.

Any participant purchasing in excess of $100,000.00 worth of reserved common units through the directed unit program will be subject to the restrictions described under “—No Sales of Similar Securities.” Any common units reserved for purchase under the directed unit program that are not so purchased will be sold to members of the general public on the same terms as the other units being sold in this offering.

Affiliations

Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is a lender under our existing $600 million credit facility, which will be repaid in full concurrently with the closing of this offering using approximately $175.5 million of the net proceeds from this offering, approximately $4.5 million of cash on hand and approximately $420 million of borrowings under our proposed new $500 million credit facility. See “Use of Proceeds.” Wachovia Bank, National Association, UBS Loan Finance LLC (an affiliate of UBS Securities LLC) and Credit Suisse, Cayman Islands Branch (an affiliate of Credit Suisse Securities (USA) LLC) are lenders under our proposed new $500 million credit facility. In addition, the underwriters and their affiliates have, from time to time, and may in the future perform, various investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. Finally, K. Rick Turner, a principal of Stephens Group, Inc., the parent company of Stephens, Inc., is a director of our general partner.

VALIDITY OF THE UNITS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Energy Transfer Equity, L.P. as of August 31, 2005 and 2004, and for the years ended August 31, 2005 and 2004 and the eleven-month period ended August 31, 2003 and the consolidated balance sheet of LE GP, LLC as of August 31, 2005 included in this prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

The financial statements of HPL Consolidation LP as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 regarding the units offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the units offered by this prospectus, you should review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933. The registration statement of which this prospectus constitutes a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the Commission at prescribed rates by writing to the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded at no cost from the Commission’s web site. We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Following are Energy Transfer Equity, L.P.’s (“ETE”) unaudited pro forma condensed consolidated balance sheet as of November 30, 2005 and condensed consolidated statement of operations for the three months ended November 30, 2005 and the fiscal year ended August 31, 2005.

The unaudited pro forma condensed consolidated financial statements give pro forma effect to the following transactions:

•	On January 26, 2005, Energy Transfer Partners, L.P (“ETP”) acquired a controlling interest in the company that owned the Houston Pipeline System (the “HPL System”) from subsidiaries of American Electric Power Company, or AEP. Under the terms of the transaction, ETC OLP acquired the 1% general partner interest and a 97% limited partner interest in HPL Consolidation LP for approximately $825.0 million, subject to working capital adjustments, and financed the acquisition through a combination of sources, including borrowings under its revolving credit facility and a private placement of its common units with institutional investors. In addition, the payment for the inventory of working gas stored in the Bammel natural gas storage facility was financed through a short term borrowing of approximately $175.0 million from ETE, which was repaid on April 14, 2005. On January 26, 2005, ETE borrowed $200,000 under a Senior Secured Term Facility with Goldman Sachs Credit Partners, L.P., secured by the ETE’s investment in ETP. The interest rate was based on a Eurodollar rate plus 1.25% per annum or a prime rate plus 0.250% per annum. Of the proceeds, $174,624 was used to finance the acquisition of working inventory of natural gas from HPL. The remaining proceeds of approximately $25,000 were re-paid in February 2005. The loan was paid in full on April 14, 2005. This acquisition and the related financings are referred to as the “HPL Acquisition”.

•	On June 16, 2005, ETE borrowed $600 million from financial institutions for a term of three years. This term loan facility bears interest at an initial rate of LIBOR plus 3%, subject to adjustment based upon a ratio of total debt to EBITDA, as defined in the debt agreement. On the date of the loan, the interest rate on the note was approximately 6.07% and is subject to change as interest rates fluctuate. Approximately $6.3 million of initial finance fees and related expenses were deferred, to be amortized over the life of the note. The net proceeds were used to pay a distribution to ETE’s equity owners, pay related costs and expenses, and for general partnership purposes.

•	In September 2004, ETE sold a 4.9995% limited partner interest in Energy Transfer Partners GP, L.P. (“ETP GP”), the general partner of ETP and 5% of the member interest of ETP GP’s general partner, Energy Transfer Partners, GP L.L.C. (“ETP LLC”) to a group of executive managers of ETP. On June 20, 2005, this group purchased 1.64 million ETP Common Units for $52.4 million and ETE sold a 5% limited partner interest to this group in exchange for its contribution of 1,638,692 Common Units of ETP, its 4.9995% limited partner interest in ETP GP and its 5% member interest of ETP LLC (the “ETP GP Transaction”).

•	Simultaneous with this offering, ETP GP will amend its partnership agreement to recharacterize its limited partner interest into a 100% class A limited partner interest and a 100% class B limited partner interest. Energy Transfer Investments, LP, (“ETI”), which is outside this offering and is owned by ETE’s existing members, will be issued a 50% class B limited partner interest (the “class B Transaction”). The class B limited partnership interests constitutes a profits interest in ETP GP and will only receive allocations of income, gain, loss deduction and credit and their pro rata share of cash distributions, from ETP GP attributable to the ownership of ETP’s incentive distribution rights. The class A limited partner interests are entitled to receive cash distributions related to the 2.0% general partner interest owned by ETP GP in ETP.

•	On July 26, 2005, ETP completed the sale of 3.0 million Common Units in a private sale to an institutional investor. The common units were issued pursuant to ETP’s effective shelf registration statement and the proceeds of $105.6 million were used by ETP to retire $60.0 million of the outstanding indebtedness on its revolving credit facility and to fund ETP’s announced capital expansion projects.

•	The public offering proposed in this prospectus is estimated to raise approximately $327.8 million in net proceeds after underwriting fees and net expenses related to this offering of approximately $2.1 million and has been included in cash. ETE plans to use the net proceeds from this offering of $175.5 million together with $4.5 million of cash on hand to repay approximately $180.0 million of indebtedness outstanding under its existing $600 million term loan facility that was put in place in June 2005. ETE expects to repay the remaining indebtedness outstanding of $420 million under its existing $600 million term loan facility with proceeds of approximately $420 million under a proposed new $500 million credit facility. Remaining proceeds from this offering will be used for general partnership purposes and to fund the acquisition of additional 3.64 million ETP units (including Class F units, if any) from ETP. ETE’s existing 250,630,815 common units held by the existing limited partners at the time of this public offering will be converted into 116,461,646 common units.

The following unaudited pro forma condensed consolidated financial statements include the following:

•	our unaudited pro forma condensed consolidated balance sheet, which gives the pro forma effects to the class B Transaction and the proceeds of this offering as if the transactions occurred on November 30, 2005;

•	our unaudited pro forma condensed consolidated statement of operations for the three months ended November 30, 2005, which gives pro forma effect to the class B Transaction, the proceeds of this offering and the unit conversion as if these transactions occurred on September 1, 2005; and

•	our unaudited pro forma condensed consolidated statement of operations for the fiscal year ended August 31, 2005, which gives pro forma effect to the HPL Acquisition, the $600.0 million debt transaction, the ETP GP Transaction, the class B Transaction, the proceeds of this offering and the unit conversion as if such transactions occurred on September 1, 2004.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and should be read in conjunction with the audited and unaudited financial statements of the respective entities included in this registration statement.

The following unaudited pro forma condensed consolidated financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the HPL Acquisition, the $600 million debt transaction, the ETP GP Transaction, the class B Transaction, the application of proceeds of this offering and the unit conversion had been consummated on the dates indicated. Moreover, they do not project ETE’s financial position or results of operations for any future date or period.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of November 30, 2005

(in thousands)

	Historical Energy Transfer Equity, L.P.	Pro Forma Adjustments			Pro forma
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$38,414	$327,750	(k	)	$186,164
		(180,000)	(l	)
Marketable securities	3,320				3,320
Accounts receivable, net of allowance for doubtful accounts	907,186				907,186
Accounts receivable from related companies	1,557				1,557
Inventories	582,015				582,015
Deposits paid to vendors	66,313				66,313
Prepaid expenses and other	209,335				209,335

Total current assets	1,808,140	147,750			1,955,890
PROPERTY, PLANT AND EQUIPMENT, net	2,969,428				2,969,428
INVESTMENT IN AFFILIATES	37,029				37,029
GOODWILL	354,499				354,499
INTANGIBLES AND OTHERS ASSETS, net	153,683				153,683

Total assets	$5,322,779	$147,750			$5,470,529

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Working capital facility	$52,000	$—			$52,000
Accounts payable	942,353				942,353
Accounts payable to related companies	84				84
Customer deposits	19,930				19,930
Accrued and other current liabilities	231,606				231,606
Price risk management liabilities	78,065				78,065
Income taxes payable	15,128				15,128
Deferred taxes	6,390				6,390
Current maturities of long-term debt	39,429				39,429

Total current liabilities	1,384,985	—			1,384,985
LONG-TERM DEBT, less current maturities	2,386,125	(180,000)	(l	)	2,206,125
Long-Term Related Party Payable	2,033				2,033
OTHER NONCURRENT LIABILITIES	39,205				39,205
NONCURRENT DEFERRED TAXES	214,813				214,813
MINORITY INTERESTS	1,313,909	4,455	(j	)	1,374,074
		55,710	(n	)

	5,341,070	(119,835)			5,221,235

COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
General Partner	964	(28)	(j	)	666
		(270)	(o	)
Common Unitholders	(31,810)	327,750	(k	)	186,568
		(4,427)	(j	)
		(55,710)	(n	)
		(49,235)	(o	)
Class B Unitholder	—	50,431	(o	)	49,505
		(926)	(o	)
Accumulated other comprehensive income	12,555				12,555

Total partners’ capital	(18,291)	267,585			249,294

Total liabilities and partners’ capital	$5,322,779	$147,750			$5,470,529

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended November 30, 2005

(in thousands, except unit and per unit data)

	Historical Energy Transfer Equity, L.P.	Pro Forma Adjustments			Pro Forma Adjusted
REVENUES:
Midstream, transportation and storage	$2,208,533	$—			$2,208,533
Propane and other	208,087	—			208,087

Total revenues	2,416,620	—			2,416,620

COSTS AND EXPENSES:
Cost of products sold, midstream and transportation and storage	1,959,368	—			1,959,368
Cost of products sold, propane and other	131,259				131,259
Operating expenses	102,671	—			102,671
Selling, general and administrative	25,487	—			25,487
Depreciation and amortization	29,969	—			29,969

Total costs and expenses	2,248,754	—			2,248,754

OPERATING INCOME	167,866	—			167,866
OTHER INCOME (EXPENSE):
Interest expense	(39,143)	1,707	(l	)	(37,436)
Equity in losses of affiliates	(274)	—			(274)
Loss on disposal of assets	(128)	—			(128)
Interest income and other, net	1,064	—			1,064

INCOME BEFORE MINORITY INTEREST AND INCOME TAX EXPENSE	129,385	1,707			131,092
Minority interests	(68,097)	(9,043)	(n	)	(74,872)
		2,268	(m	)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	61,288	(5,068)			56,220
Income tax expense	(21,687)	—			(21,687)

NET INCOME (LOSS)	39,601	$(5,068)			$34,533

GENERAL PARTNER’S INTEREST IN NET INCOME	248				185

LIMITED PARTNERS’ INTEREST IN NET INCOME	$39,353				$34,348

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.16				$0.26
BASIC AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	250,630,815				134,535,216	(k	)
DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.16				$0.26
DILUTED AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	250,630,815				134,535,216	(k	)

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended August 31, 2005

(in thousands, except unit and per unit data)

	Historical Energy Transfer Equity, L.P.	HPL System	Pro forma Adjustments			ETE Pro Forma	Offering Adjustments			As Further Adjusted
REVENUES:
Midstream, transportation and storage	$5,383,625	$1,668,224	$—			$7,051,849	$—			$7,051,849
Propane	709,904	—	—			709,904	—			709,904
Other	75,269	—	—			75,269	—			75,269

Total revenues	6,168,798	1,668,224	—			7,837,022	—			7,837,022

COSTS AND EXPENSES:
Cost of products sold—midstream and transportation and storage	4,911,366	1,582,748	—			6,494,114	—			6,494,114
Cost of products sold—propane	448,853	—	—			448,853	—			448,853
Cost of products sold—other	21,296	—	—			21,296	—			21,296
Operating expenses	319,554	27,217	—			346,771	—			346,771
Selling, general and administrative	64,057	8,974	—			73,031	—			73,031
Depreciation and amortization	105,751	4,953	4,196	(a	)	114,900	—			114,900

Total costs and expenses	5,870,877	1,623,892	4,196			7,498,965	—			7,498,965

OPERATING INCOME (LOSS)	297,921	44,332	(4,196)			338,057	—			338,057
OTHER INCOME (EXPENSE):
Interest expense	(101,061)	(866)	(10,537)	(b	)	(141,121)	7,189	(l	)	(133,932)
			(30,245)	(i	)
			1,588	(g	)
Loss on extinguishment of debt	(6,550)	—	—			(6,550)	—			(6,550)
Equity in earnings of affiliates	(376)	(16)	—			(392)	—			(392)
Loss on disposal of assets	(330)	—	—			(330)	—			(330)
Interest income and other	12,191	4,390	—			16,581	—			16,581

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND INCOME TAX EXPENSE	201,795	47,840	(43,390)			206,245	7,189			213,434
Minority interests	(96,946)	—	(662)	(c	)	(128,327)				(123,733)
			(22,712)	(e	)		4,594	(m	)
			5,208	(f	)
			(2,683)	(h	)
			(11,489)	(j	)
			957	(f	)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	104,849	47,840	(74,771)			77,918	11,783			89,701
Income tax (expense) benefit	(4,397)	(15,608)	15,608	(d	)	(5,005)	—			(5,005)
			(608)	(d	)

INCOME (LOSS) FROM CONTINUING OPERATIONS	100,452	$32,232	$(59,771)			$72,913	$11,783			$84,696

GENERAL PARTNER’S INTEREST IN INCOME FROM CONTINUING OPERATIONS	847									462

LIMITED PARTNERS’ INTEREST IN INCOME FROM CONTINUING OPERATIONS	$99,605									$84,234

BASIC INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$0.48									$0.63
BASIC AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	205,749,014									134,535,216	(k	)
DILUTED INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$0.41									$0.63
DILUTED AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	244,082,994									134,535,216	(k	)

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Other Transactions

The unaudited pro forma condensed consolidated financial statements do not give any effect to any restructuring cost, potential cost savings, or other operating efficiencies that may result from the HPL Acquisition, the $600 million debt transaction, the class B Transaction, or the proceeds of this offering. The unaudited pro forma consolidated financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the HPL Acquisition, the $600 million debt transaction, the class B Transaction, this offering, and the unit conversion had been consummated on the dates indicated or which may be achieved in the future. Moreover, it does not project ETE’s financial position or results of operations for any future date or period. The purchase accounting adjustments made in connection with the development of the unaudited pro forma consolidated financial statements with respect to the HPL Acquisition are preliminary and have been made solely for purposes of presenting such pro forma financial information.

The historical financial information is derived from the historical financial statements of Energy Transfer Equity, L.P. and HPL Consolidation LP.

The following unaudited pro forma financial statements present (i) unaudited pro forma condensed consolidated balance sheet as of November 30, 2005, giving effect to the class B Transaction and the proceeds of this offering as if these transactions occurred on November 30, 2005; and (ii) unaudited pro forma condensed consolidated statement of operations for the three months ended November 30, 2005 and the year ended August 31, 2005, giving effect to the transactions described below as if they occurred on September 1, 2004. The unaudited pro forma condensed consolidated statement of operations for the year ended August 31, 2005 consolidates the historical results of operations for ETE for the year ended August 31, 2005 and of HPL for the five months ended January 31, 2005, after giving effect to pro forma adjustments. Included in the results of operations for the five months ended January 31, 2005 was approximately $1.8 million related to the reduction of certain environmental and legal accrued liabilities. The reduction was accounted for as a change in estimate.

On January 26, 2005, ETP acquired a controlling interest in the company that owned the HPL System from subsidiaries of American Electric Power Company, or AEP. Under the terms of the transaction, ETC OLP acquired the 1% general partner interest and a 97% limited partner interest in HPL Consolidated LP for approximately $825 million, subject to working capital adjustments, and financed the acquisition through a combination of sources, including borrowings under its revolving credit facility and a private placement of its common units with institutional investors. In addition, the payment for the inventory of working gas stored in the Bammel natural gas storage facility was financed through a short term borrowing of approximately $175.0 million from ETE, which was repaid on April 14, 2005. On January 26, 2005, ETE borrowed $200.0 million under a Senior Secured Term Facility with Goldman Sachs Credit Partners, L.P., secured by ETE’s investment in ETP. The interest rate was based on a Eurodollar rate plus 1.25% per annum or a prime rate plus 0.250% per annum. Of the proceeds, $174.6 million was used to finance the acquisition of working inventory of natural gas from HPL. The remaining proceeds of approximately $25.0 million were re-paid in February 2005. The loan was paid in full on April 14, 2005. This acquisition and the related financings are referred to as the “HPL Acquisition.”

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The HPL Acquisition is accounted for as a business combination using the purchase method of accounting in accordance with the provisions of SFAS No. 141. The estimated purchase price was determined as follows (in thousands):

Cash paid	$1,039,521
Liabilities assumed	344,663
Estimated acquisition costs	800

Estimated purchase price	$1,384,984

For purposes of this pro forma analysis, the purchase price of the HPL transaction has been allocated using the acquisition methodology used by ETE when evaluating potential acquisitions. The purchase price has been assigned primarily to depreciable fixed assets or amortizable, intangible assets or tangible assets as opposed to non-amortizable goodwill. Management of ETE has engaged an appraisal firm to perform the asset appraisal in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may differ from the preliminary allocation. To the extent that the final allocation will result in an allocation to goodwill, this amount would not be subject to amortization, but would be subject to an annual impairment testing and if necessary, written-down to a lower fair value should circumstances warrant. However, ETP’s management does not anticipate that the final valuation will be materially different than the preliminary allocation. The allocation to assets acquired and liabilities assumed is as follows (in thousands):

Current assets	$462,172
Property, plant and equipment, including construction in progress	823,360
Other assets	64,680
Current liabilities	(283,957)
Other liabilities	(60,706)

$1,005,549

On July 26, 2005, ETP completed the sale of 3.0 million common units in a private sale to an institutional investor. The common units were issued pursuant to ETP’s effective shelf registration statement and the proceeds of $105.6 million were used by ETP to retire $60.0 million of the outstanding indebtedness on its revolving credit facility and to fund ETP’s announced capital expansion projects.

2. Pro Forma Adjustments (in thousands)

(a) Reflects the additional depreciation related to the step-up of net book value of property, plant and equipment having estimated useful lives ranging from 5-65 years, which occurred in the HPL Acquisition. The estimated weighted average useful life was 45 years.

(b) Reflects additional interest expense on $475.0 million of borrowings under ETP’s credit facility and $174.6 million of borrowings to finance the HPL Acquisition. On January 26, 2005, ETE borrowed $200.0 million under a Senior Secured Term Facility with Goldman Sachs Credit Partners, L.P., secured by ETE’s investment in ETP. Of the proceeds, $174.6 million was used to finance the acquisition of working inventory of natural gas from HPL. The borrowings have an interest rate of 5.48% and 3.85%, respectively.

(c) Reflects a 2% minority interest adjustment related to AEP’s retained limited partnership interest in HPL. On November 10, 2005, ETP purchased the remaining 2% limited partner interest in HPL, that it did not already

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

own, from AEP for $16.6 million in cash. As a result, HPL became a wholly-owned subsidiary of ETP. The acquisition of the remaining 2% limited partner interest in HPL is not reflected in the accompanying pro forma condensed financial statements.

(d) Eliminates income tax expense of $15.6 million as the assets acquired in the HPL Acquisition are now owned by a non-taxable limited partnership and additional tax expense incurred on the pro forma affects of the HPL Acquisition in Heritage Holdings, Inc., a taxable subsidiary of ETE.

(e) Reflects the allocation of pro forma adjustments to ETE’s earnings allocation related to the HPL Acquisition for the minority interests approximately 69.3% ownership percentage.

(f) Reflects the pro forma affects of the ETP GP Transaction as if the transaction had occurred as of September 1, 2004. ETE’s ownership percentage in ETP increased due to the contribution of 1,638,692 ETP units contributed in the ETP GP Transaction increasing its earnings allocation from ETP for the fiscal year ended August 31, 2005. ETE’s ownership in ETP GP and ETP LLP also increases from the ETP GP Transaction increasing its earnings allocation from ETP GP and ETP LLC for the fiscal year ended August 31, 2005.

(g) Reflects the pro forma affects of $105.6 million of proceeds received in the July 2005 ETP equity issue of 3.0 million common units and the subsequent payment of $60.0 million from these proceeds to retire a portion of ETP’s outstanding indebtedness on its revolving credit facility. Pro forma interest adjustment on the retirement of the outstanding indebtedness is at an assumed rate of 5.04%.

(h) Reflects the pro forma minority interest expense adjustment related to ETE’s ownership dilution in ETP as if the HPL Acquisition, the purchase of the common units in the ETP GP Transaction, and the July 2005 ETP equity issue had occurred as of the beginning of the period presented.

(i) Reflects additional interest expense on the $600 million debt transaction, net of related loan issuance costs of $6.3 million. This term loan facility matures on June 16, 2008 and bears interest at an initial rate of LIBOR plus 3%. Pro forma interest adjustment on the borrowings is at an assumed rate of 6.76% and 6.0% for the three months ended November 30, 2005 and the fiscal year ended August 31, 2005, respectively, and the related amortization of the debt issuance costs amortized on a straight-line basis over 3 years.

(j) Reflects the pro forma effects of the class B Transaction in which 50% of the class B units were issued to ETI, which is outside this offering. The value of the 50% interest was determined to be $4,455, which would be a reduction to ETE’s investment and earnings allocation from ETP GP and ETP LLC.

(k) Reflects the receipt of $329.9 million in net proceeds from this public offering at an assumed price of $20.00 per common unit, net of $2.1 million for estimated costs related to this offering. A conversion ratio of 47.47% was determined in deriving the common units outstanding held by the existing limited partners at the time of this public offering, which was based on a 3.50% yield on $96.1 million of distributable cash flow expected by ETE. The 17,500,000 common units offered to the public in this offering are new units being issued by ETE. If the underwriters exercise their over-allotment in full, ETE expects to receive additional net proceeds of $49.5 million, all of which would be used to fund the redemption of 2,625,000 common units from existing limited partners, therefore the existing limited partners will experience an immediate dilution to their current ownership of ETE. Pro forma average units exclude 1,948,000 common units of which proceeds are for general partnership purposes.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(l) Reflects the pro forma adjustment related to the $180 million debt repayment, of which $175.5 million is from offering proceeds and $4.5 million is from cash on hand and the reduction of related interest expense at an assumed rate of 6.76% and 6.0% for the three months ended November 30, 2005 and the fiscal year ended August 31, 2005, respectively and the write-off of $1.4 million of related debt issuance costs. ETE expects to reflect additional interest expense of $3.8 million for the write-off of the remainder of the debt issuance costs related to the remaining outstanding balance under the $600 million term loan agreement, which is expected to be paid concurrently with the closing of this offering through approximately $420 million of borrowings under a proposed new $500 million credit facility. This charge was not considered in the pro forma condensed statements of operations as it is considered a material nonrecurring charge resulting directly from this public offering.

(m) Reflects the pro forma affects of the additional earnings allocation from ETP from a 2.3% increase in ETE’s ownership percentage in ETP after the purchase of the additional 3.64 million ETP units (including Class F units, if any) from ETP in conjunction with this public offering.

(n) Reflects the adjustment to the minority interest for the pro forma effect of the increase in ETE’s ownership percentage in ETP from 30.66% to 32.94% from the purchase of the additional 3.64 million ETP units (including Class F units, if any). The premium of $55,710 over the book value is accounted for as a reduction of ETE’s limited partners’ capital.

(o) Reflects the issuance of 2,521,570 Class B units issued under ETE’s Long-Term Incentive Plan at the closing of this public offering and the related charge to the common unitholders, Class B unitholders and general partner. The Class B units were valued at $20 per unit based on an independent appraisal performed on the units, which determined that the value would be the same as the assumed price of this offering. ETE will reflect compensation expense of $50.4 million in conjunction with the issuance of the Class B units immediately following the completion of this public offering. This charge was not considered in the pro forma condensed income statement as it is considered a material nonrecurring charge resulting directly from this public offering.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	November 30, 2005	August 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,414	$33,459
Marketable securities	3,320	3,452
Accounts receivable, net of allowance for doubtful accounts	907,186	847,028
Accounts receivable from related companies	1,557	2,295
Inventories	582,015	302,893
Deposits paid to vendors	66,313	65,034
Other current assets	209,335	211,017

Total current assets	1,808,140	1,465,178
PROPERTY, PLANT AND EQUIPMENT, net	2,969,428	2,887,750
INVESTMENT IN AFFILIATES	37,029	37,353
GOODWILL	354,499	353,608
INTANGIBLES AND OTHER ASSETS, net	153,683	173,231

Total assets	$5,322,779	$4,917,120

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Working capital facility	$52,000	$17,026
Accounts payable	942,353	818,810
Accounts payable to related companies	84	410
Customer deposits	19,930	88,038
Price risk management liabilities	78,065	104,772
Accrued and other current liabilities	231,606	185,738
Income taxes payable	15,128	2,063
Deferred taxes	6,390	—
Current maturities of long-term debt	39,429	39,376

Total current liabilities	1,384,985	1,256,233
LONG-TERM DEBT, less current maturities	2,386,125	2,275,965
LONG-TERM AFFILIATED PAYABLE	2,033	2,005
NONCURRENT DEFERRED TAXES	214,813	215,118
OTHER NONCURRENT LIABILITIES	39,205	43,801
MINORITY INTERESTS	1,313,909	1,212,135

	5,341,070	5,005,257

COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
General partner capital	964	772
Limited partners’ capital (250,630,815 limited partner units issued and outstanding at November 30, 2005 and August 31, 2005)	(31,810)	(62,216)
Accumulated other comprehensive income (loss)	12,555	(26,693)

Total partners’ capital	(18,291)	(88,137)

Total liabilities and partners’ capital	$5,322,779	$4,917,120

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

(unaudited)

	Three Months Ended November 30,
	2005	2004
REVENUES:
Midstream and transportation and storage	$2,208,533	$693,686
Propane and other	208,087	170,512

Total revenues	2,416,620	864,198

COSTS AND EXPENSES:
Cost of products sold, midstream and transportation and storage	1,959,368	621,914
Cost of products sold, propane and other	131,259	105,991
Operating expenses	102,671	60,200
Depreciation and amortization	29,969	22,936
Selling, general and administrative	25,487	10,862

Total costs and expenses	2,248,754	821,903

OPERATING INCOME	167,866	42,295
OTHER INCOME (EXPENSE):
Interest expense	(39,143)	(17,341)
Equity in earnings (losses) of affiliates	(274)	36
Loss on disposal of assets	(128)	(91)
Interest income and other, net	1,064	137

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND INCOME TAX EXPENSE	129,385	25,036
Minority interest in income from continuing operations	(68,097)	(11,551)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	61,288	13,485
Income tax expense	21,687	308

INCOME FROM CONTINUING OPERATIONS	39,601	13,177
DISCONTINUED OPERATIONS
Income from discontinued operations	—	3,343
Minority interest in income from discontinued operations	—	(2,152)

Total income from discontinued operations	—	1,191
NET INCOME	39,601	14,368
GENERAL PARTNER’S INTEREST IN NET INCOME	248	92

LIMITED PARTNERS’ INTEREST IN NET INCOME	$39,353	$14,276

BASIC NET INCOME PER LIMITED PARTNER UNIT
Limited Partners’ income from continuing operations	$0.16	$0.07
Limited Partners’ income from discontinued operations	—	—

NET INCOME PER LIMITED PARTNER UNIT	$0.16	$0.07

BASIC AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	250,630,815	194,295,631

DILUTED NET INCOME PER LIMITED PARTNER UNIT
Limited Partners’ income from continuing operations	$0.16	$0.05
Limited Partners’ income from discontinued operations	—	0.01

NET INCOME PER LIMITED PARTNER UNIT	$0.16	$0.06

DILUTED AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	250,630,815	242,878,627

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended November 30,
	2005	2004
Net income	$39,601	$14,368
Other comprehensive income (loss) before tax:
Reclassification adjustment for gains and losses on derivative instruments included in net income accounted for as hedges before taxes of $218, net of minority interest	31,255	5,264
Change in value of derivative instruments accounted for as hedges before taxes of $58, net of minority interest	8,308	(5,525)
Change in value of available-for-sale securities before tax benefit of $2, net of minority interest	(41)	(210)
Income tax expense, net of minority interests related to items of other comprehensive income	(274)	—

Comprehensive income, net of minority interests	$78,849	$13,897

Reconciliation of Accumulated Other Comprehensive Income (Loss)
Balance, beginning of period	$(26,693)	$11
Current period reclassification to earnings, net of minority interests	31,255	5,264
Current period change, net of minority interests	7,993	(5,735)

Balance, end of period	$12,555	$(460)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands, except unit data)

(unaudited)

	Limited Partner Units	General Partner’s Capital	Limited Partner’s Capital	Accumulated Other Comprehensive Income (Loss)	Total
Balance, August 31, 2005	250,630,815	$772	$(62,216)	$(26,693)	$(88,137)
Distributions	—	(56)	(8,947)	—	(9,003)
Net Income	—	248	39,353	—	39,601
Net change in accumulated other comprehensive income (loss)	—	—	—	39,248	39,248

Balance, November 30, 2005	250,630,815	$964	$(31,810)	$12,555	$(18,291)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended November 30,
	2005	2004
NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$(35,131)	$35,446

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(27,856)	(67,267)
Working capital settlement on prior year acquisitions	19,653	—
Capital expenditures	(87,069)	(43,382)
Proceeds from the sale of assets	541	1,275

Net cash used in investing activities	(94,731)	(109,374)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	635,792	91,214
Principal payments on debt	(491,867)	(19,831)
Unit distributions	(9,004)	(17,012)
Other	(104)	—

Net cash provided by financing activities	134,817	54,371

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,955	(19,557)

CASH AND CASH EQUIVALENTS, beginning of period	33,459	82,852

CASH AND CASH EQUIVALENTS, end of period	$38,414	$63,295

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

The accompanying unaudited consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries (the “Partnership” or “ETE”) presented herein for the three months ended November 30, 2005 and 2004, include the results of operations for Energy Transfer Partners, L.P. (“ETP”), which in turn include the results of operations for La Grange Acquisition, L.P. ((dba Energy Transfer Company) (“ETC OLP”)), and Heritage Operating L.P. (“HOLP”) (collectively the “Operating Partnerships”), Heritage Holdings, Inc. (“HHI”), Energy Transfer Partners GP, L.P. (“ETP GP”), the general partner of ETP, and Energy Transfer Partners, L.L.C. (“ETP LLC”), the general partner of ETP GP. The comparability of the accompanying financial statements is affected by the acquisition of the Houston Pipeline System included in the results of operations beginning January 26, 2005.

1. OPERATIONS AND ORGANIZATION:

The Partnership was formed as a Texas limited partnership in September 2002 and converted to a Delaware limited partnership in August 2005. ETE’s partnership agreement contains provisions which govern the relative ownership percentages of the Partnership (see Note 11).

LE GP, LLC, the general partner of ETE, is a Delaware limited liability company. LE GP, LLC and the general partner of ETC Holdings, LP (“Holdings”) are ultimately owned and controlled by the Co-CEOs of ETP, and Natural Gas Partners VI, L.P., a venture capital investor.

Under the terms of ETE’s partnership agreement, the limited partners’ potential liability is limited to their investment in the Partnership. The general partner of ETE manages and controls the business and affairs of the Partnership. The limited partners of ETE are not involved in the management and control of ETE.

The accompanying condensed consolidated balance sheet as of August 31, 2005, which has been derived from audited financial statements, and the unaudited interim financial statements and notes thereto of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements, however, the company believes that the disclosures made are adequate to make the information not misleading. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year due to the seasonal nature of the operations of the Partnership’s subsidiaries and maintenance activities and the impact of forward natural gas prices and differentials on certain derivative financial instruments that are accounted for using mark-to-market accounting.

In the opinion of management, all adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the consolidated financial position of the Partnership and subsidiaries as of November 30, 2005 and the results of operations and cash flows for the three-month periods ended November 30, 2005 and 2004, respectively. The unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Partnership and subsidiaries for the fiscal year ended August 31, 2005.

Certain prior period amounts have been reclassified to conform to the condensed financial statements of the 2005 presentation. These reclassifications have no impact on net income or total partners’ capital. Prior periods have also been adjusted to reflect the sale of certain assets in ETC OLP’s midstream segment as discontinued operations. See Note 2 for additional information.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

Business Operations

In order to simplify the obligations of ETE under the laws of several jurisdictions in which it conducts business, the Partnership’s activities are conducted only through ETP’s wholly-owned subsidiary Operating Partnerships. ETC OLP is a Texas limited partnership which is engaged in midstream and transportation and natural gas storage operations, HOLP is a Delaware limited partnership, which is engaged in retail and wholesale propane operations. The Partnership, ETP, the Operating Partnerships, and their other subsidiaries are collectively referred to in this report as “Energy Transfer” or the “Partnership”.

A minority interest liability and minority interest expense are recorded for all partially owned consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

2. DISCONTINUED OPERATIONS:

In April 2005, ETC OLP sold its assets in Oklahoma, referred to as the Elk City System, for $191,606 in cash and recorded a gain during fiscal year 2005 of $142,469, net of income taxes, on the sale. The sale of the Elk City System was accounted for as discontinued operations. Therefore, in accordance with Statement of Financial Accounting Standards, No. 144, Accounting for the Impairment of Disposal of Long-lived Assets, the Partnership has reported results of operations from these assets as discontinued operations for all periods presented on the condensed consolidated statements of operations as follows:

	Three Months Ended November 30, 2005	Three Months Ended November 30, 2004
Revenues	$—	$43,464
Cost and expenses	—	(40,121)

Income from discontinued operations	$—	$3,343

3. USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and transportation and storage segments are estimated using volume estimates and market prices. Any difference between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the three months ended November 30, 2005 represents the actual results in all material respects.

Some of the other more significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, settlement dates for purposes of estimating asset retirement obligations, litigation reserves and general business and medical self-insurance reserves. Actual results could differ from those estimates.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

4. ACCOUNTS RECEIVABLE:

ETC OLP’s midstream and transportation and storage operations deal with counterparties that are typically either investment grade or are otherwise secured with a letter of credit or other forms of security (corporate guaranty or prepayment). Management reviews midstream and transportation and storage accounts receivable balances each week. Credit limits are assigned and monitored for all counterparties of the midstream and transportation and storage operations. Management believes that the occurrence of bad debt in the midstream and transportation and storage segments is not significant; therefore, an allowance for doubtful accounts for the midstream and transportation and storage segments was not deemed necessary at November 30, 2005 or August 31, 2005. Bad debt expense related to these receivables is recognized at the time an account is deemed uncollectible. There was no bad debt expense recognized for the three months ended November 30, 2005 or 2004 in the midstream and transportation and storage segments.

ETC OLP enters into netting arrangements with counterparties of derivative contracts to mitigate credit risk. Transactions are confirmed with the counterparty and the net amount is settled when due. Amounts outstanding under these netting arrangements are presented on a net basis in the condensed consolidated balance sheets. HOLP grants credit to its customers for the purchase of propane and propane-related products. Included in accounts receivable are trade accounts receivable arising from HOLP’s retail and wholesale propane operations. Accounts receivable for retail and wholesale propane operations are recorded as amounts billed to customers less an allowance for doubtful accounts. The allowance for doubtful accounts for the retail and wholesale propane segments is based on management’s assessment of the realizability of customer accounts. Management considers the overall creditworthiness of HOLP’s customers, historical trends in collectability, and any specific disputes in determining the amount of allowance for doubtful accounts. Bad debt expense related to these receivables is recognized at the time an account is deemed uncollectible. Bad debt expense, net of recoveries of $186 and $168 was recognized for the three months ended November 30, 2005 and 2004, respectively.

Accounts receivable consisted of the following:

	November 30, 2005	August 31, 2005
Accounts receivable—midstream and transportation and storage	$813,676	$782,090
Accounts receivable—propane	97,526	69,014
Less—allowance for doubtful accounts	(4,016)	(4,076)

Total, net	$907,186	$847,028

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

5. INVENTORIES:

ETC OLP’s inventories consist principally of natural gas held in storage which is valued at the lower of cost or market utilizing the weighted average cost method. Propane inventories are also valued at the lower of cost or market. The cost of propane inventories is determined using weighted-average cost of propane delivered to the customer service locations, and includes storage fees and inbound freight costs, while the cost of appliances, parts, and fittings is determined by the first-in, first-out method. Inventories consisted of the following:

	November 30, 2005	August 31, 2005
Natural gas, propane and other NGLs	$568,176	$288,657
Appliances, parts and fittings and other	13,839	14,236

Total inventories	$582,015	$302,893

6. CUSTOMER DEPOSITS:

Included in customer deposits as of August 31, 2005 was $51,400 related to a prepayment made by a customer for natural gas that was physically delivered during the three months ended November 30, 2005.

7. ISSUANCES OF SUBSIDIARY UNITS:

The Partnership accounts for the difference between the carrying amount of the Partnership’s investment in ETP and the underlying book value arising from issuance of units by ETP as capital transactions rather than electing the income recognition as permitted by SEC Staff Accounting Bulletin No. 51 (see Note 17). If ETP issues units at a price less than the Partnership’s carrying value per unit, the Partnership assesses whether the investment in ETP has been impaired, in which case a provision would be reflected in the statement of operations. The Partnership did not recognize any impairment related to the issuance of ETP units for the three months ended November 30, 2005 or 2004.

8. CONTRIBUTIONS TO SUBSIDIARY:

The Partnership directly and indirectly owns all the equity interests in ETP GP, the general partner of ETP. ETP GP is required to make contributions to ETP each time ETP issues limited partner interests for cash or in connection with acquisitions, in order to maintain its 2% general partner ownership in ETP. These contributions are generally netted from the funds the Partnership receives from distributions from ETP on the general partner and limited partner interests in ETP the Partnership owns. ETP GP was required to contribute $0 and $30 for the three months ended November 30, 2005 and 2004, respectively.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

9. INCOME PER LIMITED PARTNER UNIT:

Basic net income per limited partner unit is computed by dividing net income, after considering the General Partner’s interest, by the weighted average number of limited partner interests outstanding. Diluted net income per limited partner unit is computed by dividing net income, after considering the General Partner’s interest, by the weighted average number of limited partner interests outstanding and the weighted average number of ETE Incentive Units granted and ETP grants under its unit based compensation plans. A reconciliation of net income and weighted average units used in computing basic and diluted net income per unit is as follows (in thousands, except unit and per unit data):

	Three Months Ended November 30,
	2005	2004
Basic Net Income per Limited Partner Unit:
Limited Partner’s interest in net income	$39,353	$14,276

Weighted average limited partner units	250,630,815	194,295,631

Limited Partners’ income per unit from continuing operations	$0.16	$0.07
Limited Partners’ income per unit from discontinued operations	—	—

Basic net income per limited partner unit:	$0.16	$0.07

Diluted Net Income per Limited Partner Unit
Limited partners’ interest in net income	$39,353	$14,276

Weighted average limited partner units	250,630,815	194,295,631
Dilutive effect of Incentive Units	—	48,582,996

Weighted average limited partner units, assuming dilutive effect of Employee Incentive Units	250,630,815	242,878,627

Limited Partners’ income per unit from continuing operations	$0.16	$0.05
Limited Partners’ income per unit from discontinued operations	—	0.01

Diluted net income per limited partner unit	$0.16	$0.06

10. EMPLOYEE INCENTIVE INTERESTS:

ETE’s partnership agreement as amended and restated provides for certain incentive interests for certain employees. The employee incentive interests consists of 12,145,749 Employee Incentive Units granted to certain employees on the formation of ETE (the “Employee Incentive Units”).

The Employee Incentive Units were to vest ratably over a three-year period from the date of grant or fully vest upon the occurrence of a “Fundamental Change” as defined in ETE’s partnership agreement. The Employee Incentive Units were limited partner interests in ETE (as defined in the amended and restated agreement of limited partnership of ETE) and afforded the recipients with certain rights as limited partners in accordance with their terms. Employees must forfeit all vested and unvested Employee Incentive Units when the employee voluntarily terminates his or her employment or is terminated with cause as defined in ETE’s partnership agreement. The Employee Incentive Units granted shall be forfeited upon the fifth anniversary of the grant if the required “Tier I Payout,” as defined in ETE’s partnership agreement, has not yet occurred.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

As a result of The Energy Transfer Transactions in January 2004, all Employee Incentive Units vested and were converted to limited partner interests, and the “Tier I Payout” was met giving effective rights as a limited partner in ETE to the holders of the Employee Incentive Units who ceased to be employees of ETE and became employees of ETP and its subsidiaries. In May 2005, ETE exchanged 631,320 ETP Common Units held by ETE and $1,046 in cash for the redemption of 4,858,300 limited partner interests in ETE, which were then retired.

The Partnership accounted for the Employee Incentive Interests in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under SFAS 123, total compensation is measured at the fair value of the award on the grant date and compensation expense is recorded ratably over the service period. Management determined the estimated fair value of the Employee Incentive Units on the grant date was insignificant due primarily to the preferred distributions the other partners would receive until vesting of the Employee Incentive Interests. Accordingly, no expense was recorded in the Partnership’s consolidated financial statements for the three months ended November 30, 2004, and no expense related to the Employee Incentive Units issued upon formation of ETE was recorded in any other subsequent period.

11. OTHER INCENTIVE INTERESTS:

ETE’s partnership agreement provides for 72,874,494 Incentive Units (the “ETE Incentive Units”), consisting of: 24,291,498 “Tier I Units;” 12,145,749 “Tier II Units;” 12,145,749 “Tier III Units;” and 24,291,498 “Tier IV Units” to be granted to ETC Holdings, LP, one of ETE’s limited partners, if certain “Tier” payouts are achieved. As a result of the Energy Transfer Transactions in January 2004, a total of 24,291,498 ETE Incentive Units held by ETC Holdings vested and were converted to limited partner interests in the Partnership. In June 2005, the remaining “Tier” payout conditions as defined in the Partnership Agreement were achieved, and the “Tier II Units”, “Tier III Units” and the “Tier IV Units” also vested and were converted to limited partner interests in the Partnership. The fair value of the ETE Incentive Units was measured on the grant date in accordance with SFAS 123. Management determined that the estimated fair value of the ETE Incentive Units on the grant date was insignificant because ETE’s assets and operations at the time of inception did not appear to be sufficient to provide the payouts required with respect to each Tier. Accordingly no expense was recorded in the Partnership’s condensed consolidated financial statements as of November 30, 2004, or at the time of conversion to limited partner interests in the Partnership for the vesting of the ETE Units.

12. UNIT BASED COMPENSATION PLANS:

On September 1, 2005, the Partnership adopted the modified prospective provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) Accounting for Stock-based Compensation (“SFAS 123R”) for ETP’s unit based compensation plans. Prior to the adoption of SFAS 123R, the Partnership followed the fair value recognition provisions of SFAS 123. SFAS 123R requires that grant-date fair value of stock options and other equity-based compensation is recognized based on the risk-free interest rate used, the expected life of the grants under each of the plans and the expected distributions on each of the units granted. ETP assumed a weighted average risk-free interest rate of 2.86% for the three months ended November 30, 2005, in estimating the present value of the future cash flows of the distributions during the vesting period on the measurement date of each grant. The weighted average fair value at the grant date of the awards outstanding for the three months ended November 30, 2005 was $17.48 per unit. Annual average cash distributions at the grant date were estimated to be $1.29 per unit for the three months ended November 30, 2005. The expected life of each grant is assumed to be the minimum vesting period under certain performance criteria of each grant. The Partnership recognized deferred compensation expense of $447 and $402 for the three months ended November 30, 2005 and 2004, respectively, related to unit based compensation plans. Adoption of SFAS 123R did not have a material effect on the Partnership’s income from continuing operations.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

ETP 2004 Unit Plan

Employee Grants. The Compensation Committee of ETP, in its discretion, may from time to time grant awards to any employee, upon such terms and conditions as it may determine appropriate and in accordance with specific general guidelines as defined by the Plan. As of November 30, 2005, 263,533 awards to employees were outstanding under the 2004 Unit Plan and 2,067 were forfeited. These awards will vest at a rate of one-third over the next three years based upon the achievement of certain performance criteria. The issuance of ETP Common Units pursuant to the 2004 Unit Plan is intended to serve as a means of incentive compensation, therefore, no consideration will be payable by the plan participants upon vesting and issuance of the ETP Common Units. On December 20, 2005, the Compensation Committee modified the terms of the grants awarded during fiscal year 2005, by issuing 88,183 Common Units for the grants which vested September 1, 2005, forfeiting 800 grants and granting 168,200 additional awards. Total units outstanding under the ETP 2004 Unit Plan for employees as of December 20, 2005 were 342,750.

Director Grants. Each director who is not also (i) a shareholder or a direct or indirect employee of any parent, or (ii) a direct or indirect employee of ETP LLC, ETP, or a subsidiary (“Director Participant”), who is elected or appointed to the Board for the first time shall automatically receive, on the date of his or her election or appointment, an award of up to 2,000 ETP Common Units (the “Initial Director’s Grant”). Each Director Participant who is in office on September 1st shall automatically receive an award of Units equal to $15,000 divided by the fair market value of ETP Common Units on such date (“Annual Director’s Grant”). On September 1, 2005, 3,000 Director Grants vested and ETP Common Units were issued under the predecessor plan. As of November 30, 2005, Initial Director’s Grants and annual Director’s Grants totaling 22,954 units were outstanding under the 2004 Unit Plan and the predecessor plan. On December 20, 2005, an additional 3,744 units were vested and/or forfeited bringing the outstanding total units awarded to current and former directors of ETP LLC under the 2004 Unit Plan and predecessor plan to 19,210.

Long-Term Incentive Grants. The Compensation Committee may, from time to time, grant awards under the Plan to any executive officer or any employee it may designate as a participant in accordance with general guidelines under the Plan. As of November 30, 2005, there have been no Long-Term Incentive Grants made under the Plan.

13. ACQUISITIONS:

In January 2005, ETP acquired the controlling interests in HPL Consolidation LP (“HPL”) from American Electric Power Corporation (“AEP”) for approximately $825,000 subject to working capital adjustments. In addition the Partnership acquired working inventory of natural gas stored in the Bammel storage facilities and financed it through a short-term borrowing from an affiliate, which was repaid in full in April 2005. Under the terms of the transaction, ETP, through ETC OLP, its wholly-owned subsidiary, acquired all but a 2% limited partner interest in HPL. On November 10, 2005, ETP acquired the remaining 2% limited partnership interests in HPL for $16,560 in cash. The purchase price was allocated to PP&E and the minority interest liability associated with the 2% limited partner interests was eliminated. As a result, HPL became a wholly-owned subsidiary of ETC OLP. ETP also reached a settlement agreement with AEP in November 2005 related to certain inventory and working capital matters associated with the acquisition. The terms of the agreement were not material in relation to the Partnership’s financial position and results of operations.

The unaudited pro forma consolidated results of operations for the three months ended November 30, 2004 are presented as if the acquisition of the controlling interests in HPL had occurred at the beginning of the period

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

presented. The proforma consolidated net income and earnings per unit include the income from discontinued operations as presented on the condensed consolidated income statement for the three months ended November 30, 2004. The results do not necessarily reflect the results that would have been obtained if the acquisition had actually occurred on the dates indicated or results that may be expected in the future.

Three Months Ended November 30, 2004
Revenues	$1,747,267
Net income	$1,688,627
Basic earnings per Limited Partner Unit	$0.29
Diluted earnings per Limited Partner Unit	$0.29

14. WORKING CAPITAL FACILITY AND LONG-TERM DEBT:

ETE Senior Secured Term Loan

As of November 30, 2005, the Partnership had borrowed the full amount available of $600,000 on its Senior Secured Loan with Goldman Sachs Credit Partners, L.P. There was no balance outstanding as of November 30, 2004. These loans mature on June 16, 2008. Loans repaid under the term loan agreement may not be re-borrowed. The loans bear interest at an initial rate of LIBOR plus 3% subject to adjustment based upon a ratio of total debt to EBITDA. The weighted average interest rate was 6.76% as of November 30, 2005. The loans are secured by the Partnership’s ETP Common Units and general partner interest in ETP. The agreement related to the Partnership’s Senior Secured Loan includes a number of mandatory prepayment events. Loans must, subject to specified exceptions, be repaid with (i) 100% of net cash proceeds of all non-ordinary course asset sales if our leverage ratio is greater than or equal to 4.0:1.0; (ii) 50% of net cash proceeds of all non-ordinary course asset sales if our leverage ratio is less than 4.0:1.0 and greater than or equal to 3.0:1.0; (iii) 100% of the Partnership’s excess cash flow if our leverage ratio is greater than or equal to 6.0:1.0; (iv) 50% of the Partnership’s excess cash flow if our leverage ratio is less than 6.0:1.0 and greater than or equal to 4.5:1.0; (v) 25% of the Partnership’s excess cash flow if our leverage ratio is less than 4.5:1.0 and greater than or equal to 3.5:1.0; and (vi) cash proceeds from public offerings of the Partnership’s limited partnership interests, including its Initial Public Offering, until the Partnership has repaid an aggregate of $200.0 million.

ETP Senior Notes

On November 23, 2005, ETP filed a registered exchange offer which was amended on January 9, 2006, to exchange newly issued 5.65% Senior Notes due 2012 (the “2012 Notes”) that will be registered under the Securities Act of 1933 (the “New Notes”), for a like amount of outstanding 5.65% Senior Notes due 2012, which have not been registered under the Securities Act (the “Old Notes”). The sole purpose of the exchange offer is to fulfill the obligations of ETP under the registration rights agreement entered into in connection with the sale by ETP of the Old Notes on July 29, 2005. The 2012 Notes issued pursuant to the exchange will have substantially identical terms to the Old Notes. The 2012 Notes initially will be fully and unconditionally guaranteed by ETC OLP and all of the direct and indirect wholly-owned subsidiaries of ETC OLP that guarantee ETP’s obligations under its revolving credit facility. The exchange offer has not yet been completed.

Revolving Credit Facilities

As of November 30, 2005 ETP had an $800,000 unsecured Revolving Credit Facility available through January 10, 2010. Amounts borrowed under the Revolving Credit Facility bear interest at a rate based on either a

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

Eurodollar rate or a prime rate. The weighted average interest rate was 5.346% for the amount outstanding as of November 30, 2005. The outstanding amount on the ETP Revolving Credit Facility as of November 30, 2005 was $313,339 which includes $3,339 under the Swingline option. ETP also had outstanding letters of credit of $9,960 under the ETP Revolving Credit Facility. Total amount available under the ETP Credit Agreement as of November 30, 2005 was $476,701. On December 13, 2005, ETP closed on a new $900,000 five-year revolving credit facility. The new credit facility replaces ETP’s $800,000 credit facility and extends the maturity date to December 10, 2010. The ETP Revolving Credit Facility will be fully and unconditionally guaranteed by ETC OLP and all of the direct and indirect wholly-owned subsidiaries of ETC OLP that guarantee ETP’s obligations. The ETP Revolving Credit Facility is unsecured and has equal rights to holders of ETP’s other current and future unsecured debt.

A $75,000 HOLP Senior Revolving Working Capital Facility is available through December 31, 2006. Amounts borrowed under this Working Capital Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The weighted average interest rate was 5.801% for the amount outstanding at November 30, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.50%. HOLP must reduce the principal amount of working capital borrowings to $10,000 for a period of not less than 30 consecutive days at least one time during each fiscal year. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP, and the capital stock of HOLP’s subsidiaries secure the HOLP Senior Revolving Working Capital Facility. As of November 30, 2005, the HOLP Senior Revolving Working Capital Facility had a balance outstanding of $56,320, of which $52,000 was short-term. There were outstanding Letters of Credit for the HOLP Senior Revolving Working Credit of $6,052 at November 30, 2005. Effective September 1, 2005, HOLP entered into the Second Amendment to the Third Amended and Restated Credit Agreement. The amendment in its entirety states as follows: “In no event shall the Letter of Credit Exposure exceed $15,000 at any time”. All of the remaining terms, provisions and conditions of the existing Credit Agreement continue in full force and effect as within the March 31, 2004 Third Amended and Restated Credit Amendment. Letter of Credit exposure plus the Working Capital Loan cannot exceed the $75,000 maximum Working Capital Facility.

A $75,000 HOLP Senior Revolving Acquisition Facility is available through December 31, 2006. Amounts borrowed under the Acquisition Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The maximum commitment fee payable on the unused portion of the facility is 0.50%. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP, and the capital stock of HOLP’s subsidiaries secure the HOLP Senior Revolving Acquisition Facility. The weighted average interest rate was 5.720% for the outstanding balance of $49,500 at November 30, 2005.

15. COMMITMENTS, CONTINGENCIES, AND ENVIRONMENTAL LIABILITIES:

Commitments

ETP has forward commodity contracts, which will be settled by physical delivery. Short-term contracts, which expire in less than one year, require delivery of up to 449,831 MMBtu/d. Long-term contracts total require delivery of up to 263,202 MMBtu/d and extend through July 2018.

ETP in the normal course of business, purchases, processes, and sells natural gas pursuant to long-term contracts and enters into long term transportation and storage agreements. Such contracts contain terms that are customary in the industry. The Partnership believes that such terms are commercially reasonable and will not have a material adverse effect on the Partnership’s financial position or results of operations. ETP has also

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

entered into several propane purchase and supply commitments with varying terms as to quantities and prices, which expire at various dates through March 2006.

Litigation

ETP’s operating partnerships, ETC OLP and HOLP, may, from time to time, be involved in litigation and claims arising out of their respective operations in the normal course of business. Management is not aware of any material legal or governmental proceedings against ETC OLP or contemplated to be brought against ETC OLP, under the various environmental protection statutes to which it is subject. Propane is a flammable, combustible gas. Serious personal injury and significant property damage can arise in connection with its storage, transportation or use. In the ordinary course of business, HOLP is sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. ETP maintains liability insurance with insurers in amounts and with coverages and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future. Although any litigation is inherently uncertain, based on past experience, the information currently available and the availability of insurance coverage, we do not believe that pending or threatened litigation matters will have a material adverse effect on the Partnership’s financial condition or results of operations.

At the time of the HPL acquisition, the HPL Entities, their parent companies and AEP, were engaged in ongoing litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel Storage facility (“Cushion Gas”). This litigation is referred to as the “Cushion Gas Litigation”. Under the terms of the Purchase and Sale Agreement and the related Cushion Gas Litigation Agreement, AEP and its subsidiaries that were the sellers of the HPL Entities retained control of the Cushion Gas Litigation and have agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory. The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters.

ETP or its subsidiaries is a party to various legal proceedings and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against ETP. In the opinion of management, all such matters are either covered by insurance, are without merit or involve amounts which, if resolved unfavorably, would not have a significant effect on the financial position or results of operations of the Partnership. Once management determines that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to management’s estimate of the likely exposure. For matters that are covered by insurance, ETP accrues the related deductible. As of November 30, 2005 and August 31, 2005, an accrual of $2,842 and $1,120, respectively was recorded as accrued and other current liabilities on the Partnership’s condensed consolidated balance sheet.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

Environmental

The operations of ETP’s operating partnerships and their respective subsidiaries are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although ETP believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations could result in substantial costs and liabilities. Accordingly, ETP has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the liability of the Partnership or its subsidiaries in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Partnership believes that such costs will not have a material adverse effect on its financial position. As of November 30, 2005 and August 31, 2005, an accrual on an undiscounted basis of $1,998 and $2,036, respectively, was recorded in the Partnership’s condensed consolidated balance sheet to cover material environmental liabilities including certain matters assumed in connection with the HPL acquisition. A receivable of $394 and $404 was recorded in the Partnership’s balance sheets as of November 30, 2005 and August 31, 2005, respectively.

16. PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

Accounting for Derivative Instruments and Hedging Activities

The Partnership applies Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended. This statement requires that all derivatives be recognized in the balance sheet as either an asset or liability measured at fair value. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

ETP has established a formal risk management policy in which derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction. At inception of a hedge, ETP formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness. ETP also assesses, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows. Furthermore, management meets on a weekly basis to assess the creditworthiness of the derivative counterparties to manage against the risk of default. If ETP determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

Non-trading Activities

ETP utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas and NGL prices. These contracts consist primarily of futures and swaps. ETP designates various futures and certain associated basis contracts as cash flow hedging instruments in accordance with SFAS 133. All derivatives are recognized in the condensed consolidated balance sheet as price risk management assets or liabilities and are measured at fair value. For those instruments that do not qualify for hedge accounting, the change in market value is recorded as cost of products sold in the condensed consolidated statement of operations. The fair value of price risk management assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income, net of minority interests. The effective portion of the hedge gain or loss is initially reported as a component of other comprehensive income, net of minority interests and when the physical transaction settles, any gain or loss previously recorded in other comprehensive income (loss) on the derivative is recognized in cost of products sold in the condensed consolidated statement of operations. The ineffective portion of the gain or loss is reported immediately in cost of products sold in the condensed consolidated statement of operations. As of November 30, 2005 and August 31, 2005, these hedging instruments had a net fair value of $(11,632) and $(101,325), respectively, which was recorded as price risk management assets and liabilities on the condensed consolidated balance sheet. The Partnership reclassified into earnings losses before minority interests of $101,314 and $14,787 for the three months ended November 30, 2005 and 2004, respectively, related to the commodity financial instruments that were previously reported in accumulated other comprehensive income (loss). The amount of hedge ineffectiveness recognized in income by the Partnership was a loss before minority interests of $18,322 and $15,342 for the three months ending November 30, 2005 and 2004, respectively. The Partnership expects gains of $1,649 to be reclassified into earnings over the next twelve months related to income currently reported in accumulated other comprehensive income. The majority of ETP’s derivatives are expected to settle within the next two years.

In the course of normal operations, ETP routinely enters into contracts such as forward physical contracts for the purchase and sale of natural gas, propane, and other NGLs that qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements of SFAS 133 and are accounted for using accrual accounting. In connection with the HPL acquisition, ETP acquired certain physical forward contracts that contain embedded options. These contracts have not been designated as normal purchases and sales contracts, and therefore, are marked to market in addition to the financial options that offset them. The Black Scholes valuation model was used to estimate the value of these embedded derivatives.

Trading Activities

During the fourth quarter of fiscal year 2005, ETP adopted a new risk management policy that provides for our marketing operations to execute limited strategies. Certain strategies are considered trading for accounting purposes and are executed with the use of a combination of financial instruments including, but not limited to, futures and basis trades. The Partnership accounts for its trading activities under the provisions of EITF Issue No. 02-3, Accounting for Contracts Involved in Energy Trading and Risk Management Activities (“EITF 02-3”), which requires revenue and costs related to energy trading contracts to be presented on a net basis in the income statement. The derivative contracts that are entered into for trading purposes, subject to limits, are recognized on the condensed consolidated balance sheet at fair value, and changes in the fair value of these derivative instruments are recognized in revenue in the condensed consolidated statement of operations. Revenues

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

associated with trading activities for the three months ended November 30, 2005 were $52,579, including unrealized gains of $6,414.

The market prices used to value the financial derivative transactions reflect management’s estimates considering various factors including closing exchange and over-the-counter quotations.

The following table details ETP’s outstanding derivatives as of November 30, 2005 and August 31, 2005, respectively:

November 30, 2005:	Commodity	Notional Volume MMBTU	Maturity	Fair Value
Mark to Market Derivatives

(Non-Trading)
Basis Swaps IFERC/NYMEX	Gas	(72,311,707)	2005-2007	$59,478
Swing Swaps IFERC	Gas	(31,722,376)	2005-2006	$(3,869)
Fixed Swaps/Futures	Gas	1,862,500	2005-2007	$(1,649)
Options	Gas	(642,000)	2005-2008	$69,976
Forward Physical Contracts	Gas	(17,250,000)	2005-2008	$(69,976)

(Trading)
Basis Swaps IFERC/NYMEX	Gas	(101,635,000)	2005-2007	$43,158
Swing Swaps IFERC	Gas	(22,149,999)	2005-2008	$3,972
Fixed Swaps/Futures	Gas	(655,000)	2005-2006	$3,175
Forward Physical Contracts	Gas	(237,200)	2005-2006	$3,260

Cash Flow Hedging Derivatives

(Non-Trading)
Fixed Swaps/Futures	Gas	(51,992,500)	2005-2007	$(52,140)
Fixed Index Swaps	Gas	4,360,000	2005-2006	$22,479
Basis Swaps IFERC/NYMEX	Gas	(8,407,500)	2005-2006	$18,029

August 31, 2005:

Mark to Market Derivatives

(Non-Trading)
Basis Swaps IFERC/NYMEX	Gas	(34,196,114)	2005-2007	$646
Swing Swaps IFERC	Gas	(25,636,504)	2005-2006	$(6,400)
Fixed Swaps/Futures	Gas	(1,960,000)	2005-2006	$(7,423)
Options	Gas	(1,776,000)	2005-2008	$78,941
Forward Physical Contracts	Gas	(21,340,000)	2005-2008	$(78,941)

(Trading)
Basis Swaps IFERC/NYMEX	Gas	(55,772,500)	2005-2007	$49,833
Swing Swaps IFERC	Gas	(42,204,999)	2005-2008	$(3,686)
Fixed Swaps/Futures	Gas	(150,000)	2005	$559
Forward Physical Contracts	Gas	—	2005	$441

Cash Flow Hedging Derivatives
Fixed Swaps/Futures	Gas	(41,827,500)	2005-2007	$(141,142)
Fixed Index Swaps	Gas	5,910,000	2005-2006	$36,455
Basis Swaps IFERC/NYMEX	Gas	(6,877,500)	2005-2006	$3,361

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

Estimates related to ETP’s gas marketing activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. ETP also attempts to maintain balanced positions in its non-trading activities to protect itself from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, will provide the gas required by our long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, will be offset with financial contracts to balance ETP’s positions. To the extent open commodity positions exist, fluctuating commodity prices can impact the Partnership’s financial results and financial position, either favorably or unfavorably.

Interest Rate Risk

The Partnership is exposed to market risk for changes in interest rates related to the bank credit facilities of ETP and ETE. ETP manages a portion of its interest rate exposures by utilizing interest rate swaps and similar arrangements which allows ETP to effectively convert a portion of variable rate debt into fixed debt.

ETP had forward starting interest swaps with a notional amount of $150,000 that were entered into and outstanding as of November 30, 2005 and had a fair value of $3,562 which was recorded as unrealized losses in accumulated other comprehensive income (loss) and a component of price risk management liabilities in the condensed consolidated balance sheet. Ineffectiveness related to the forward starting interest swaps during the three months ended November 30, 2005 was a gain of $771 which was recorded as a component of interest expense. The outstanding interest rate swaps as of November 30, 2005 were entered into in anticipation of a bond offering to occur in the third quarter of fiscal year 2006.

ETC OLP also had an interest rate swap with a notional amount of $75,000 that matured in October 2005. As of November 30, 2005 and August 31, 2005, the interest rate swap had a fair value of $0 and $151, respectively. Under the terms of the swap agreement, the Partnership paid a fixed rate of 2.76% and received three-month LIBOR with a quarterly settlement. The interest rate swap was not accounted for as a hedge but received mark to market accounting. Accordingly, changes in the fair value are recorded as a component of interest expense in the condensed consolidated statement of operations

The following represents gain (loss) on derivative activity for the periods presented:

	Three Months Ended November 30,
	2005	2004
Unrealized gain (loss) recognized in revenues and cost of products sold related to Partnership’s derivative activity	$55,231	$(8,903)
Realized gain (loss) included in revenues and cost of products sold	$(9,293)	$12,536
Unrealized gain on interest rate swap included in interest expense	$620	$502
Realized gain (loss) on interest rate swap included in interest expense	$143	$(233)

17. PARTNERS’ CAPITAL:

The ETE partnership agreement contains specific provisions for the allocation of net earnings and losses to the partners for purposes of maintaining the partner capital accounts. For any fiscal year that the Partnership has net profits, such net profits are first allocated to the General Partner until the aggregate amount of net profits for

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

the current and all prior fiscal years equals the aggregate amount of net losses allocated to the General Partner for the current and all prior fiscal years. Second, such net profits shall be allocated to the Limited Partners in pro rata in accordance with their respective sharing ratios. For any fiscal year in which the Partnership has net losses, first, such net losses shall be allocated to the Limited Partners in proportion to their respective adjusted capital account balances, as defined by the partnership agreement, (before taking into account such net losses) until their adjusted capital account balances have been reduced to zero. Second, all remaining net losses shall be allocated to the General Partner. The General Partner may distribute to the Limited Partners funds of the Partnership that the General Partner reasonably determines are not needed for the payment of existing or foreseeable Partnership obligations and expenditures. The Partnership paid distributions of $9,003 and $17,012 for the three months ended November 30, 2005 and 2004, respectively. On January 12, 2006, the Partnership declared a cash distribution of $0.10 per share, or $25,221 which was paid to the Limited and General Partners on January 13, 2006.

On June 30, 2004, ETP completed the sale of 4,500,000 Common Units at a public offering price of $39.20 per unit. On July 2, 2004 ETP issued 675,000 Common Units to the Underwriters upon their exercise of their over-allotment option at the offering price of $39.20 per unit. Net proceeds from the Common Units offering and the exercise of the over-allotment option were $193,799 and were used to repay a portion of the outstanding indebtedness incurred to fund the ET Fuel System acquisition and for general partnership purposes. The Partnership recorded the difference between the carrying amount of the Partnership’s investment in ETP and the underlying book value as a capital transaction in the amount of $2,742 based on the Partnership’s ownership in ETP being diluted from 40.33% to 35.65% during the quarter ended November 30, 2004. The capital transaction is reflected in the Partnership’s balance sheet as an increase in limited partners’ capital in accordance with the guidance in SAB 51. No deferred taxes were recorded and the transaction had no effect on the Partnership’s income.

In September 2005, the Partnership filed a Registration Statement on Form S-1 with the Securities and Exchange Commission permitting the Partnership to sell common units to the public upon effectiveness of the Registration Statement. In connection with this Initial Public Offering, the Partnership’s current limited partner units will convert to common units based on a conversion ratio to be determined in connection with the offering and new common units will be issued to the public. Upon the closing of its Initial Public Offering, the Partnership will also issue class B units to management under a newly formed Long-Term Incentive Plan. Each class B unit will represent a limited partner interest in the Partnership and will be convertible into a common unit on a one-for-one basis at the election of the holder at any time following the six month anniversary of their issuance. Because the class B units will be issued for no consideration, the Partnership will recognize a compensation expense equal to the fair market value of each class B unit issued.

18. ETP’S QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH:

On October 15, 2005, ETP paid a quarterly distribution of $0.50 per ETP unit, or $2.00 per unit annually, to the Unitholders of record at the close of business on September 30, 2005. On December 5, 2005, ETP declared a cash distribution for the first quarter ended November 30, 2005 of $0.55 per common unit, or $2.20 per unit annually, payable on January 13, 2006 to ETP Unitholders of record at the close of business on January 4, 2006. In addition to these quarterly distributions, the General Partner of ETP, ETP GP, received quarterly distributions for its general partner interest in ETP, and incentive distributions to the extent the quarterly distribution exceeded $0.275 per unit. The total amount of distributions declared relating to the quarter ended November 30, 2005 on ETP Common Units, ETP Class E Units, ETP General Partner interests and ETP Incentive Distribution Rights

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

totaled $58,842, $3,121, $1,634, and $18,087, respectively. All such distributions were made from Available Cash from Operating Surplus.

19. INCOME TAXES:

ETE is a limited partnership. As a result, the Partnership’s earnings or losses for federal and state income tax purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities in addition to the taxable income allocation requirements under the Partnership Agreement.

Certain of the Partnership’s subsidiaries are taxable corporations and follow the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled. During the three months ended November 30, 2005, a subsidiary treated as a taxable corporation accrued $19,000 in income tax expense due to higher taxable income recognized by this subsidiary. The higher taxable income was attributed to gains on financial derivative activity accounted for in this subsidiary. The income tax provision was based on an estimated tax rate of 35% of this subsidiary’s taxable income.

20. RELATED PARTY TRANSACTIONS:

As of November 30, 2005 and August 31, 2005, accounts receivable from related companies was $1,557 and $2,295, respectively. Included in the receivable from related companies as of November 30, 2005 and August 31, 2005 was $12 and $207, respectively, due from ETP GP, LLC for franchise taxes. Related party receivables due from various related companies related to receivables in the normal course of business as of November 30, 2005 and August 31, 2005 were $1,545 and $2,088, respectively. Total accounts payable to related companies of $84 and $410 as of November 30, 2005 and August 31, 2005, respectively, was comprised of amounts payable to unconsolidated companies for purchases of natural gas and operating expenses incurred in the normal course of business.

As of November 30, 2005 and August 31, 2005, ETP had a note payable of $2,033 and $2,062, respectively, related to its contribution in a propane joint venture entered into July 2005 in which it owns a 50% interest. The note bears interest at an annual rate equal to the one month LIBOR rate plus 150 basis points, compounded monthly. The note is recorded as long-term affiliated payable on the Partnership’s condensed consolidated balance sheets. Included in accounts receivable from related companies as of November 30, 2005 and August 31, 2005 is a receivable of $1,404 and $689, respectively, from this joint venture for administrative support services provided to, and cash payments made on behalf of, the joint venture by ETP.

ETC OLP’s natural gas midstream and transportation and storage operations secure compression services from various suppliers including Energy Transfer Technologies, Ltd. Energy Transfer Group, LLC is the general partner of Energy Transfer Technologies, Ltd. These entities are collectively referred to as the “ETG Entities”. The individuals who, upon closing of the Initial Public Offering, will be Co-Chairmen of the Board of Directors of the Partnership, have an indirect ownership in the ETG Entities. In addition, two of the General Partner’s directors serve on the Board of Directors of the ETG Entities. The terms of each arrangement to provide

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

compression services are, in the opinion of management, no less favorable than those available from other providers of compression services. For the three months ending November 30, 2005 and 2004, payments totaling $1,198 and $370, respectively, were made to the ETG Entities for compression services provided to and utilized in the Partnership’s natural gas midstream and transportation and storage operations.

21. REPORTABLE SEGMENTS:

The Partnership’s financial statements reflect four reportable segments: ETC OLP’s midstream and transportation and storage operations and HOLP’s retail and wholesale propane operations, including the operations of MP Energy Partnership. Segments below the quantitative thresholds are classified as “other”. None of these segments have ever met any of the quantitative thresholds for determining reportable segments.

Midstream and transportation and storage segment revenues and expenses include intersegment transactions, which are generally based on transactions made at market-related rates. Consolidated revenues and expenses reflect the elimination of all material intercompany transactions. Certain overhead costs relating to a reportable segment have been allocated for purposes of calculating operating income.

The midstream operations focus on the gathering, compression, treating, processing, transportation and marketing of natural gas, primarily on or through the Southeast Texas System, and marketing operations related to our producer services business. Revenue is primarily generated by the volumes of natural gas gathered, compressed, treated, processed, transported, purchased and sold through the Partnership’s pipelines (excluding the transportation pipelines) and gathering systems as well as the level of natural gas and NGL prices. The transportation and storage operations focus on transporting natural gas through the Partnership’s Oasis Pipeline, ET Fuel System, East Texas Pipeline System, and HPL System. Revenue is typically generated from fees charged to customers to reserve firm capacity on or move gas through the pipeline on an interruptible basis. A monetary fee and/or fuel retention are also components of the fee structure. Excess fuel retained after consumption is typically valued at the first of the month published market prices and strategically sold when market prices are high. The transportation and storage operations also consist of the HPL System which generates its revenue primarily from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies. The use of the Bammel storage reservoir allows the Partnership to purchase physical natural gas and then sell financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin. The HPL System also transports natural gas for a variety of third party customers.

The Partnership’s retail and wholesale propane segments sell products and services to retail and wholesale customers. Intersegment sales by the foreign wholesale operations to the retail propane operations are priced in accordance with the partnership agreement of MP Energy Partnership. The Partnership manages its propane segments separately as each segment involves different distribution, sale, and marketing strategies.

The Partnership evaluates the performance of its operating segments based on operating income exclusive of general partnership selling, general, and administrative expenses of $3,509 and $1,253 for the three months ended November 30, 2005 and 2004, respectively.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

Investment in affiliates relates primarily to the Partnership’s investment in Mid Texas Pipeline Company which is included in our transportation and storage segment. The following table presents the unaudited financial information by segment for the following periods:

	Three Months Ended November 30,
	2005	2004
Volumes:
Midstream
Natural gas MMBtu/d	1,527,391	1,215,791
NGLs bbls/d	10,217	9,638
Transportation and storage
Natural gas MMBtu/d – sold	1,551,365	—
Natural gas MMBtu/d – transported	4,465,189	2,400,989
NGLs bbls/d – sold	751	—
Propane gallons (in thousands)
Retail	88,738	86,435
Wholesale	19,601	18,309

Total gallons	108,339	104,744

Revenues:
Midstream	$1,549,828	$650,612
Eliminations	(906,804)	(14,542)
Transportation and storage	1,565,509	57,616
Retail propane and other propane related	182,031	150,765
Wholesale propane	23,942	18,485
Other	2,114	1,262

Total	$2,416,620	$864,198

Cost of Sales:
Midstream	$1,436,870	$630,435
Eliminations	(906,804)	(14,542)
Transportation and storage	1,429,302	6,021
Retail propane and other propane related	108,471	88,139
Wholesale propane	22,285	17,493
Other	503	359

Total	$2,090,627	$727,905

Operating Income:
Midstream	$92,663	$8,798
Transportation and storage	67,563	30,691
Retail propane and other propane related	10,482	4,350
Wholesale propane	382	(215)
Other	285	(76)
Selling general and administrative expenses not allocated to segments	(3,509)	(1,253)

Total	$167,866	$42,295

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

Gain (Loss) on Disposal of Assets:
Midstream	$—	$1
Transportation and storage	10	(17)
Retail propane and other propane related	(126)	(84)
Wholesale propane	(14)	6
Other	2	3

Total	$(128)	$(91)

Minority Interest Expense:
Transportation and storage	$(1,349)	$—
Wholesale propane	(206)	(158)
Other	(66,542)	(13,545)

Total	$(68,097)	$(13,703)

Depreciation and Amortization:
Midstream	$5,030	$4,100
Transportation and storage	11,445	5,511
Retail propane and other propane related	13,210	13,061
Wholesale propane	184	169
Other	100	95

Total	$29,969	$22,936

Interest Expense:
Midstream	$—	$9,657
Transportation and storage	2,320	46
Retail propane	7,730	7,627
Other	29,093	11

Total	$39,143	$17,341

Earnings (Losses) from Equity Investments:
Midstream	$22	$14
Wholesale	(273)	—
Other	(23)	22

Total	$(274)	$36

Income Tax Expense (Benefit):
Midstream	$18,539	$32
Transportation and storage	466	(90)
Other	2,682	366

Total	$21,687	$308

Additions to Property, Plant and Equipment Including Acquisitions:
Midstream	$4,607	$70,777
Transportation and storage	83,698	24,915
Retail propane and other propane related	21,334	15,400
Wholesale propane	141	138
Other	186	2,642

Total	$109,966	$113,872

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands, except unit and per unit data)

(unaudited)

	November 30, 2005	August 31, 2005

Total Assets:
Midstream	$1,190,241	$1,175,029
Transportation and storage	2,894,942	2,586,927
Retail propane and other propane related	1,077,397	1,016,313
Wholesale propane	41,551	34,755
Other	118,648	104,096

Total	$5,322,779	$4,917,120

21. SUPPLEMENTAL INFORMATION:

Following is the balance sheet of the Partnership which is included to provide additional information with respect to the Partnership’s financial position on a stand-alone basis.

	November 30, 2005	August 31, 2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$20,478	$8,527
Accounts receivable from related companies	561	889
Prepaid and other	1,568	747

Total current assets	22,607	10,163

INVESTMENT IN AFFILIATES	563,529	501,939
INTANGIBLES AND OTHER ASSETS, net	5,409	5,932

Total assets	$591,545	$518,034

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	6	35
Accounts payable to affiliate	314	180
Accrued interest	9,465	5,931
Accrued and other current liabilities	51	25

Total current liabilities	9,836	6,171
LONG-TERM DEBT, net of current maturities	600,000	600,000

	609,836	606,171

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
General Partner’s capital	964	772
Limited Partners’ capital	(31,810)	(62,216)
Accumulated other comprehensive income	12,555	(26,693)

Total partners’ capital	(18,291)	(88,137)

Total liabilities and partners’ capital	$591,545	$518,034

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners

Energy Transfer Equity, L.P.

We have audited the accompanying consolidated balance sheets of Energy Transfer Equity, L.P. and subsidiaries, (collectively, the Partnership) as of August 31, 2005 and 2004 and the related consolidated statements of operations, comprehensive income (loss), partners’ capital and cash flows for the years then ended and for the eleven months ended August 31, 2003. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy Transfer Equity, L.P. and subsidiaries as of August 31, 2005 and 2004 and the results of their operations and their cash flows for the years then ended and the for the eleven months ended August 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Tulsa, Oklahoma

December 16, 2005

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	August 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$33,459	$82,852
Marketable securities	3,452	2,464
Accounts receivable, net of allowance for doubtful accounts	847,028	251,346
Accounts receivable from related companies	2,295	35
Inventories	302,893	53,261
Deposits paid to vendors	65,034	3,023
Exchanges receivable	35,623	8,640
Price risk management assets	138,961	4,615
Prepaid expenses and other	36,433	7,724
Assets held for sale	—	67,908

Total current assets	1,465,178	481,868
PROPERTY, PLANT AND EQUIPMENT, net	2,887,750	1,915,274
LONG-TERM PRICE RISK MANAGEMENT ASSETS	41,687	—
INVESTMENT IN AFFILIATES	37,353	8,010
GOODWILL	353,608	348,761
INTANGIBLES AND OTHER ASSETS, net	118,441	110,855
OTHER LONG-TERM ASSETS	13,103	423

Total assets	$4,917,120	$2,865,191

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	August 31,
	2005	2004
LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Working capital facility	$17,026	$14,550
Accounts payable	818,810	235,631
Accounts payable to related companies	410	1,507
Exchanges payable	33,772	12,751
Customer deposits	88,038	11,378
Liabilities from discontinued operations	—	20,590
Accrued and other current liabilities	151,966	73,762
Price risk management liabilities	104,772	1,262
Income taxes payable	2,063	2,252
Current maturities of long-term debt	39,376	31,234

Total current liabilities	1,256,233	404,917

LONG-TERM DEBT, less current maturities	2,275,965	1,071,158

LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	30,517	—

LONG-TERM AFFILIATED PAYABLE	2,005	—

DEFERRED TAXES	215,118	216,726

OTHER NON-CURRENT LIABILITIES	13,284	845

MINORITY INTERESTS	1,212,135	803,220

	5,005,257	2,496,866

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
General partner capital	772	4,053
Limited partners’ capital (250,630,815 and 194,295,631 units authorized, issued and outstanding at August 31, 2005 and 2004, respectively)	(62,216)	364,261

Accumulated other comprehensive income (loss)	(26,693)	11

Total partners’ capital	(88,137)	368,325

Total liabilities and partners’ capital	$4,917,120	$2,865,191

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L. P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit data)

	Year ended August 31, 2005	Year ended August 31, 2004	Eleven months ended August 31, 2003
REVENUES:
Midstream and transportation and storage	$5,383,625	$1,966,804	$931,027
Propane	709,904	342,522	—
Other	75,269	37,631	—

Total revenues	6,168,798	2,346,957	931,027

COSTS AND EXPENSES:
Cost of products sold—midstream and transportation and storage	4,911,366	1,771,321	825,438
Cost of products sold—propane	448,853	199,640	—
Cost of products sold—other	21,296	10,463	—
Operating expenses	319,554	147,374	25,046
Depreciation and amortization	105,751	56,242	11,870
Selling, general and administrative	64,057	31,111	13,172

Total costs and expenses	5,870,877	2,216,151	875,526

OPERATING INCOME	297,921	130,806	55,501

OTHER INCOME (EXPENSE):
Interest expense	(101,061)	(41,217)	(12,453)
Loss on extinguishment of debt	(6,550)	—	—
Equity in earnings of affiliates	(376)	363	1,423
Loss on disposal of assets	(330)	(1,006)	—
Gain on Energy Transfer Transactions	—	395,253	—
Other, net	12,191	516	202

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND INCOME TAX EXPENSE	201,795	484,715	44,673
Minority interests in income from continuing operations	(96,946)	(35,164)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	104,849	449,551	44,673
Income tax expense	(4,397)	(2,792)	(4,432)

INCOME FROM CONTINUING OPERATIONS	100,452	446,759	40,241
DISCONTINUED OPERATIONS:
Income from discontinued operations	5,498	6,163	5,994
Gain on sale of discontinued operations, net of income tax expense	106,092	—	—
Minority interests in income from discontinued operations	(65,296)	(2,705)	—

Total income from discontinued operations	46,294	3,458	5,994

NET INCOME	146,746	450,217	46,235
GENERAL PARTNER’S INTEREST IN NET INCOME	1,207	4,438	587

LIMITED PARTNERS’ INTEREST IN NET INCOME	$145,539	$445,779	$45,648

BASIC NET INCOME PER LIMITED PARTNER UNIT
Limited Partners’ income from continuing operations	$0.49	$2.47	$0.25
Limited Partners’ income from discontinued operations	0.22	0.02	0.04

NET INCOME PER LIMITED PARTNER UNIT	$0.71	$2.49	$0.29

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	205,749,014	179,162,636	156,724,743

DILUTED NET INCOME PER LIMITED PARTNER UNIT
Limited Partners’ income from continuing operations	$0.41	$1.83	$0.17
Limited Partners’ income from discontinued operations	0.19	0.01	0.02

NET INCOME PER LIMITED PARTNER UNIT	$0.60	$1.84	$0.19

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	244,082,994	242,479,820	241,441,342

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year ended August 31, 2005	Year ended August 31, 2004	Eleven months ended August 31, 2003
NET INCOME	$146,746	$450,217	46,235

OTHER COMPREHENSIVE INCOME:
Reclassification adjustment for gains on derivative instruments included in net income accounted for as hedges	7,909	(1,211)	—
Change in value of derivative instruments accounted for as hedges	(34,922)	1,241	—
Change in value of available-for-sale securities	309	(19)	—

Comprehensive income	$120,042	$450,228	$46,235

Reconciliation of Accumulated Other Comprehensive Income (Loss)
Balance, beginning of period	$11	$—	$—

Current period reclassification to earnings	7,909	(1,211)	—
Current period change	(34,613)	1,222	—

Balance, end of period	$(26,693)	$11	$—

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands, except unit data)

	Limited Partner Units	General Partner’s Capital	Limited Partners’ Capital	Accumulated Other Comprehensive Income (Loss)	Total Partners’ Capital
Balance, Inception	—	$—	$—	$—	$—
Capital contributions	156,815,788	1,579	139,637		141,216
Distributions	—	(48)	(4,772)	—	(4,820)
Net income	—	587	45,648	—	46,235

Balance, August 31, 2003	156,815,788	$2,118	$180,513	$—	$182,631
Vesting of incentive units	36,437,247	—	—	—	—
Units issued in exchange for property and subsidiary interests	1,042,596	—	1,743	—	1,743
Distributions	—	(2,503)	(263,774)	—	(266,277)
Net income	—	4,438	445,779	—	450,217
Net change in Accumulated Other Comprehensive Income (Loss)	—	—	—	11	11

Balance, August 31, 2004	194,295,631	$4,053	$364,261	$11	$368,325
Vesting of incentive units	48,582,996	—	—	—	—
Retirement of limited partner interest	(4,858,300)	—	(20,333)	—	(20,333)
Distributions	—	(4,861)	(666,751)	—	(671,612)
Issuance of additional limited partner interest	12,610,488	—	55,884	—	55,884
Capital transaction on sale of subsidiary common units	—	373	59,184	—	59,557
Net income	—	1,207	145,539	—	146,746
Net change in Accumulated Other Comprehensive Income (Loss)	—	—	—	(26,704)	(26,704)

Balance, August 31, 2005	250,630,815	$772	$(62,216)	$(26,693)	$(88,137)

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended August 31, 2005	Year ended August 31, 2004	Eleven months ended August 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$146,746	$450,217	$46,235
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization related to continuing and discontinued operations	107,298	58,491	13,461
Amortization of deferred finance costs charged to interest	4,399	2,642	2,464
Non-cash loss on extinguishment of debt	6,522	—	—
Provision for loss on accounts receivable	5,523	1,667	—
Loss on disposal of assets	330	1,006	—
Gain on sale of discontinued operations before income tax expense	(110,024)	—	—
Gain on Energy Transfer Transactions	—	(395,253)	—
Deferred compensation on restricted units and long-term incentive plan	1,608	42	—
Undistributed earnings of affiliates	376	(363)	(1,423)
Deferred income taxes	(1,609)	(5,413)	(1,116)
Other, net	(6)	—	543
Minority interests	153,892	38,061	—
Distributions from subsidiary to minority unitholders	(117,139)	(39,388)	—
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(242,885)	(101,974)	(85,323)
Accounts receivable from related companies	(2,260)	(35)	—
Inventories	(116,889)	35,457	(1,106)
Deposits paid to vendors	(62,011)	16,030	(19,053)
Exchanges receivable	(18,412)	(7,479)	(640)
Prepaid expenses and other	(5,123)	2,532	—
Intangibles and other assets	(415)	(1,360)	1,964
Other long-term assets	(1,834)	—	—
Accounts payable	298,003	58,278	97,270
Accounts payable to related companies	(1,083)	685	(2,538)
Exchanges payable	9,320	1,436	1,410
Deposits from customers	76,657	(222)	11,600
Accrued and other current liabilities	56,859	9,831	5,082
Other long-term liabilities	(2,839)	688	157
Income taxes payable	(189)	(315)	1,793
Price risk management liabilities, net	(128,363)	(3,163)	(105)

Net cash provided by operating activities	56,452	122,098	70,675

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(1,131,844)	(622,929)	(340,187)
Capital expenditures	(196,459)	(109,688)	(11,914)
Cash invested in affiliates	(2,355)	(322)	—
Proceeds from the sale of discontinued operations	191,606	—	—
Dividend from affiliate	—	—	1,000
Proceeds from the sale of assets	5,303	1,108	9,843

Net cash used in investing activities	(1,133,749)	(731,831)	(341,258)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	3,754,034	894,079	246,000
Principal payments on debt	(2,538,209)	(510,182)	(20,000)
Net proceeds from issuance of common units of subsidiary	507,724	528,129	—
Contributions from partners	—	—	110,199
Distributions to partners	(671,612)	(266,277)	(4,820)
Retirement of employee incentive units	(1,046)	—	—
Debt issuance costs	(22,987)	(8,236)	(5,724)

Net cash provided by financing activities	1,027,904	637,513	325,655

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(49,393)	27,780	55,072
CASH AND CASH EQUIVALENTS, beginning of period	82,852	55,072	—

CASH AND CASH EQUIVALENTS, end of period	$33,459	$82,852	$55,072

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended August 31, 2005	Year ended August 31, 2004	Eleven months ended August 31, 2003
NONCASH INVESTING ACTVITIES:
Assets contributed to subsidiaries	$—	$—	$(31,017)

NONCASH FINANCING ACTIVITIES:
Notes payable incurred on noncompete agreements	$2,168	$215	$—

Issuance of subsidiary common units in connection with certain acquisitions	$2,500	$734	$—

Distribution of ETP Common Units to redeem limited partner interests	$19,289	$—	$—

Assets and subsidiary interests contributed by partners	$55,884	$1,743	$31,017

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest, net of $191, $926 and $0 capitalized for August 31, 2005, 2004 and 2003, respectively	$90,885	$37,971	$8,486

Cash paid during the period for income taxes	$7,538	$7,227	$2,935

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

The accompanying consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries (the “Partnership” or “ETE”) presented herein for the years ended August 31, 2005 and 2004 and the eleven months ended August 31, 2003 include the results of operations for Energy Transfer Partners, L.P. (“ETP”), which in turn include the results of operations for La Grange Acquisition, L.P. (“ETC OLP”) for the entire periods presented. However, the results of operations for Heritage Propane Partners, L.P. (“Heritage”), Heritage Holdings, Inc. (“HHI”), Energy Transfer Partners GP, L.P. (“ETP GP”), the general partner of ETP, and Energy Transfer Partners, L.L.C. (“ETP LLC”) the general partner of ETP GP are only included for the period subsequent to January 20, 2004. Thus, the results of operations do not represent the entire results of operations for Heritage, HHI, ETP GP, or ETP LLC for the year ended August 31, 2004, as they do not include the results of operations of Heritage, HHI, ETP GP, or ETP LLC for the period prior to the Energy Transfer Transactions on January 20, 2004. The Energy Transfer Transactions are described in Note 1 below. On June 2, 2004, ETC OLP acquired the TUFCO System from TXU Fuel Company, a subsidiary of TXU Corp. The former TUFCO System is referred to as the ET Fuel System. The accompanying financial statements include the results of operations of the ET Fuel System beginning June 2, 2004, the Bossier Pipeline (now known as the East Texas Pipeline) since June 21, 2004, and the Houston Pipeline System beginning January 26, 2005. The comparability of the accompanying consolidated financial statements are also affected by other acquisitions and the disposition of ETC Oklahoma Pipeline, Ltd. (“Elk City”) as described in Notes 2, 4 and 5.

1. OPERATIONS AND ORGANIZATION:

The Partnership was formed as a Texas Limited Partnership in September 2002. On August 23, 2005, the Partnership converted from a Texas limited partnership to a Delaware limited partnership. ETE’s partnership agreement contains provisions which govern the relative ownership percentages of the Partnership.

LE GP, LLC, the general partner of ETE, is a Texas limited liability company. LE GP, LLC and the general partner of Holdings are ultimately owned and controlled by the Co-CEOs of ETP, and Natural Gas Partners, a venture capital investor.

On January 26, 2005, ETC OLP completed its acquisition of the Houston Pipeline System and related storage facilities (“HPL”). For additional information regarding this acquisition and other acquisitions, see Note 5.

Certain prior period amounts have been reclassified to conform with the 2005 presentation. These reclassifications have no impact on net income or total partners’ capital.

Following the Energy Transfer Transactions on January 20, 2004, the Partnership owned all of the equity interests in ETP GP, the general partner of ETP, which entitled the Partnership to receive all of the cash distributions made by ETP GP related to its general partner interest and the related incentive distribution rights of ETP. In September 2004, the Partnership sold a 4.9995% limited partner interest in ETP GP and 5% of the member interest of ETP LLC to a group of executive managers of ETP pursuant to an agreement entered into concurrent with the Energy Transfer Transactions. On June 20, 2005, the Partnership exchanged with this group of executive managers a 5% limited partner interest, or 12,610,488 limited partner units, in ETE for 1,638,692 ETP Common Units and the 4.9995% limited partner interest in ETP GP and the 5% member interest in ETP LLC held by this group.

Under the terms of ETE’s partnership agreement, the limited partners’ potential liability is limited to their investment in the Partnership. The general partner of ETE manages and controls the business and affairs of the Partnership. The limited partners of ETE are not involved in the management and control of ETE.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Energy Transfer Transactions

On January 20, 2004, ETE and Heritage completed a series of transactions whereby ETE contributed ETC OLP to Heritage in exchange for cash of $300,000 less the amount of ETC OLP debt in excess of $151,500, less ETC OLP’s accounts payable and other specified liabilities, plus agreed upon capital expenditures paid by ETE relating to the ETC OLP business prior to closing, $433,909 of Heritage Common and Class D Units, and the repayment of the ETC OLP debt of $151,500.

These transactions and the other transactions described in the following paragraphs are referred to herein as the Energy Transfer Transactions. In conjunction with the Energy Transfer Transactions and prior to the contribution of ETC OLP to Heritage, ETC OLP distributed its cash and accounts receivable to ETE and an affiliate of ETE contributed an office building to ETE. ETE also received 7,485,030 Special Units of Heritage on a post-split basis as consideration for the project ETC OLP had in progress to construct the East Texas Pipeline. The Special Units converted to Heritage’s Common Units upon the East Texas Pipeline becoming commercially operational on June 21, 2004. The conversion of the Special Units to ETP Common Units was approved by Energy Transfer Partners’ Unitholders at a special meeting held on June 23, 2004.

Simultaneously with the Energy Transfer Transactions, ETE obtained control of Heritage by acquiring all of the interest in ETP GP, the general partner of Heritage, and ETP LLC, the general partner of ETP GP, from subsidiaries of AGL Resources, Atmos Energy Corporation, TECO Energy, Inc. and Piedmont Natural Gas Company, Inc. for $30,000 (the “General Partner Transaction”). In conjunction with the General Partner Transaction, ETP GP contributed its 1.0101% General Partner interest in Heritage Operating, L.P. (“HOLP”) to Heritage in exchange for an additional 1% General Partner interest in Heritage. Simultaneously with these transactions, Heritage purchased the outstanding stock of Heritage Holdings, Inc. (“HHI”) from ETP GP for $100,000.

Concurrent with the Energy Transfer Transactions, ETC OLP borrowed $325,000 from financial institutions and Heritage raised $355,948 of gross proceeds through the sale of 9,200,000 Common Units of Heritage at an offering price of $38.69 per unit. The net proceeds were used to finance the transactions and for general partnership purposes.

Subsequent to the Energy Transfer Transactions, Heritage changed its name to Energy Transfer Partners, L.P., and began trading on the New York Stock Exchange under the ticker symbol “ETP”. The name change and new ticker symbol were effective March 1, 2004.

Accounting Treatment of the Energy Transfer Transactions

The Energy Transfer Transactions were accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards 141, Business Combinations (“SFAS 141”). Although Heritage was the surviving parent entity for legal purposes, ETC OLP was the acquirer for accounting purposes. Consequently, the Partnership’s financial statements do not reflect 100% of the results of Heritage, HHI, ETP GP, or ETP LLC within the period, as those results prior to January 19, 2004 (the date of the Energy Transfer Transactions) are not included. The operations of Heritage prior to the Energy Transfer Transactions are referred to as Heritage. The Partnership, in accordance with Emerging Issues Task Force (“EITF”) 90-13 Accounting for Simultaneous Common Control Mergers and SFAS 141, recorded a gain of approximately $395,000 as a result of the Energy Transfer Transactions. ETE accounted for the transaction as a partial sale of ETC OLP and a partial acquisition of Heritage, and recognized the gain to the extent ETC OLP was sold and stepped up the assets of ETC OLP to the extent ETC OLP was acquired by the minority shareholders. The assets and liabilities of Heritage were

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

initially recorded at fair value to the extent acquired by ETE through its acquisition of the General Partner and limited partner interests of Heritage of approximately 35.4%.

The acquisition of HHI by Heritage was accounted for as a capital transaction at ETP as the primary asset held by HHI was 8,853,832 Common Units of ETP on a post-split basis. Following the acquisition of HHI the ETP Common Units held by HHI were converted to Class E Units of ETP.

ETE received Special Units in the Energy Transfer Transaction as consideration for the East Texas Pipeline project which was in progress at that time. Upon completion of the East Texas Pipeline in June 2004, the Special Units, which initially had no value assigned, were converted to ETP Common Units, which resulted in additional consideration being recorded. The additional consideration adjusted the percent of Heritage acquired to 41.5% and resulted in an additional fair value step-up to Heritage’s assets of approximately $38,000 as determined in accordance with EITF 90-13.

The excess purchase price over Heritage’s cost was determined as follows:

Net book value of Heritage at January 20, 2004	$239,102
Historical goodwill at January 20, 2004	(170,500)
Equity investment from public offering	355,948
Treasury Class E Unit purchase	(157,340)

267,210
Percent of Heritage acquired by Energy Transfer Equity	41.5%

Equity interest acquired	$110,892

Fair market value of Limited Partner Units	668,534
Purchase price of General Partner Interest	30,000
Equity investment from public offering	355,948
Treasury Class E Unit purchase	(157,340)

897,142
Percent of Heritage acquired by Energy Transfer Equity	41.5%

Fair value of equity acquired	372,314
Net book value of equity acquired	110,892

Excess purchase price over Heritage cost	$261,422

The excess purchase price over Heritage cost was allocated as follows:

Property, plant and equipment (25 year life)	$35,269
Customer lists (15 year life)	18,926
Trademarks	19,251
Goodwill	187,976

$261,422

Goodwill was warranted in the Energy Transfer Transactions because the business enterprise value of the operations acquired exceeded the fair market value of the tangible and identifiable intangible assets acquired.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

ETP obtained an independent valuation and the allocation of the purchase price in the table above reflects the final assessment of asset values of Heritage acquired in the Energy Transfer Transactions.

The gain recognized by ETE as a result of the Energy Transfer Transactions was determined as follows:

ETE’s historical basis in ETC OLP	$(90,906)
Percent sold in Energy Transfer Transactions	58.5%

(53,180)
Fair value of Heritage equity acquired in Energy Transfer Transactions	372,314
Less: Consideration paid for ETP’s GP interest	(30,000)

Fair value of assets received in Energy Transfer Transactions	342,314

Gain on partial sale of ETC OLP	$395,494

The assets and liabilities of ETC OLP were stepped up to fair value to the extent sold by ETE in the Energy Transfer Transactions of approximately 58.5%, determined in accordance with Emerging Issues Task Force EITF 90-13 and SFAS 141. The step up resulted in an approximate $504,000 increase to property, plant and equipment at ETE, which is being depreciated over estimated lives 5 to 65 years. Deferred taxes were calculated on $201.5 million of the step-up of the assets which were attributable to a taxable subsidiary of ETC OLP, resulting in approximately $108.5 million of deferred tax liabilities recorded by ETE. The deferred tax liabilities will reverse at the same rate as the related step-up in assets will be depreciated.

Accounting Treatment of the General Partner Transaction

Goodwill of $29,589 was recorded in connection with ETE’s acquisition of ETP GP. Goodwill was warranted because, as the General Partner of ETP, ETP GP owns certain incentive distribution rights, which entitle it to receive distributions in excess of its 2% general partner interest in ETP.

Business Operations

Subsequent to the Energy Transfer Transactions described above, ETE conducts business operations only through the two wholly owned operating partnerships of ETP: ETC OLP and HOLP, (collectively the “Operating Partnerships”).

ETC OLP owns and operates through its wholly-owned and majority-owned subsidiaries, natural gas gathering, natural gas intrastate pipeline systems, and gas processing plants and is engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas and natural gas liquids (“NGLs”) in the states of Texas, Louisiana, and formerly in Oklahoma. ETC OLP is a Texas limited partnership formed in October 2002 and was 99.9% owned by the Partnership prior to the Energy Transfer Transactions and is 99.9% owned by ETP subsequent to the Energy Transfer Transactions and 0.1% owned by ETC OLP’s general partner LA GP, LLC, a wholly-owned subsidiary of ETP. ETC OLP was contributed to Heritage on January 20, 2004, and became a wholly-owned subsidiary of ETP.

As of August 31, 2005, ETC OLP owns an interest in and operates approximately 11,700 miles of natural gas gathering and transportation pipelines, three natural gas processing plants, two of which are currently connected to its gathering systems, fourteen natural gas treating facilities and three natural gas storage facilities. The midstream segment focuses on the transportation, gathering, compression, treating, processing and marketing of natural gas. Its operations are currently concentrated in the Austin Chalk trend of southeast Texas,

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

the Permian Basin of west Texas, the Barnett Shale in north Texas and the Bossier Sands in east Texas. The transportation and storage segment focuses on the transportation of natural gas through the Oasis Pipeline, the East Texas Pipeline, the natural gas pipeline and storage assets that are referred to as the ET Fuel System, and the natural gas pipeline and storage assets of the recently acquired HPL System.

On May 25, 2005 the Fort Worth Basin Pipeline became commercially operational, at nearly full capacity. The 55-mile, 24-inch natural gas pipeline connects to ETP’s existing pipelines in North Texas and provides transportation for natural gas production from the Barnett Shale producing area. The construction costs were financed entirely with cash from operations. Subsequent to August 31, 2005, ETP announced that the Board of Directors of its general partner approved two new pipeline construction projects. One project involves the construction of a new pipeline which will loop the first 24 miles of Partnership’s existing 55 mile, 24 inch pipeline in the Fort Worth Basin production area and adding up to 12,000 horsepower of incremental compression. The other project involves the expansion of ETP’s previously announced 264-mile intrastate pipeline project by increasing the pipeline’s size from 36 inches to 42 inches and the construction of 24 miles of 30 inch diameter pipe. The aggregated costs of these projects are estimated to be $566,000 and are expected to be funded by a combination of cash from operations and proceeds from existing and future debt and equity transactions. However, there is no assurance that management will be successful in raising additional debt or equity offerings to fund these projects.

HOLP sells propane and propane-related products to more than 700,000 active residential, commercial, industrial, and agricultural customers in 34 states. HOLP is also a wholesale propane supplier in the United States and in Canada, the latter through its participation in MP Energy Partnership. MP Energy Partnership is a Canadian partnership, in which ETP owns a 60% interest, engaged in lower-margin wholesale distribution and in supplying HOLP’s northern U.S. locations. HOLP buys and sells financial instruments for its own account through its wholly owned subsidiary, Heritage Energy Resources, L.L.C. (“Resources”).

Recently Issued Accounting Standards

FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). In March 2005, the Financial Accounting Standards Board (“FASB”) published FIN 47, which requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. These conditional obligations were not addressed by SFAS 143. FIN 47 will require the Partnership to accrue a liability when a range of scenarios can be determined. Management intends to adopt FIN 47 no later than the end of the fiscal year ending August 31, 2006, and has not yet determined the impact, if any, that this pronouncement will have on the Partnership’s financial statements.

SFAS No. 123 (Revised 2004) (“SFAS 123R”), Share-Based Payment. In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25. SFAS 123R requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised statement requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, Accounting for Stock Issued to Employees, which was permitted under SFAS 123, as originally issued. The revised statement also requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS 123R is effective for public companies that are not small business issuers, beginning with their next fiscal year beginning after June 15, 2005. All public companies must use either the modified prospective or modified retrospective transition method. On March 29, 2005, the SEC staff issued SAB No. 107, (“SAB 107”), Share-Based Payment, to express the views of the staff regarding the interaction between SFAS 123R and certain SEC rules and

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

regulations and to provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. The Partnership has considered the additional guidance provided by SAB 107 in connection with its implementation of SFAS 123R using the modified prospective transition method as of September 1, 2005, which did not have a material impact on its consolidated results of operations, cash flows or financial position.

SFAS No. 153 (“SFAS 153”) Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29. In December 2004, the FASB issued SFAS 153, which amends APB Opinion No. 29 by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB Opinion No. 29 based on the book value of the asset surrendered with no gain or loss recognition. SFAS 153 also eliminates APB 29’s concept of culmination of an earnings process. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. The Partnership adopted SFAS 153 during the fiscal quarter ending August 31, 2005 without a material impact on the Partnership’s consolidated results of operations, cash flows or financial position.

SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Correction—a replacement of APB Opinion No. 20 and FASB Statement No. 3. In May 2005, the FASB issued SFAS 154, which requires that the direct effect of voluntary changes in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Indirect effects of a change should be recognized in the period of the change. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS 154 will depend on the nature and extent of any voluntary accounting changes and correction of errors after the effective date, but management does not currently expect SFAS 154 to have a material impact on the Partnership’s consolidated results of operations, cash flows or financial position.

SFAS No. 151 (“SFAS 151”), Inventory Costs—an amendment of ARB No. 43, Chapter 4. In November 2004, the FASB issued SFAS 151, which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.” ARB No. 43 previously required that certain costs associated with inventory be treated as current period charges if they were determined to be so abnormal as to warrant it. SFAS 151 amends this removing the so abnormal requirement and stating that unallocated overhead costs and other items such as abnormal handling costs and amounts of wasted materials (spoilage) require treatment as current period charges rather than a portion of inventory cost. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted. The provisions of this statement need not be applied to immaterial items. The Partnership does not allocate overhead costs to inventory and management has determined that there are no other material items which require the application of SFAS 151.

EITF Issue No. 03-13 (“EITF 03-13”), Applying the Conditions in Paragraph 42 of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.” In November 2004, the EITF reached a consensus with respect to evaluating whether the criteria in SFAS 144 has been met for classifying as a discontinued operation a component of an entity that either has been disposed of or is classified as held for sale. To qualify as a discontinued operation, SFAS 144 requires that the cash flows of the disposed component be eliminated from the operations of the ongoing entity and that the ongoing entity not have any significant continuing involvement in the operations of the disposed component after the disposal transaction. The consensus is to be applied prospectively to a component of an entity that is either disposed or classified held for sale in fiscal periods beginning after December 15, 2004. The Partnership accounted for the sale of its discontinued operations in accordance with SFAS 144 and EITF 03-13.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

EITF Issue No. 03-6 (“EITF 03-6”). Participating Securities and the Two-Class method under FASB Statement No. 128. EITF 03-6 requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner of ETP and a dilution of the earnings to the limited partners. In periods that may have year-to-date net losses the allocation of the net losses to the limited partners and the general partner of ETP will be determined based on the same allocation basis specified in the ETP Partnership Agreement that would apply to periods in which there were no undistributed earnings. ETE follows the requirements of EITF 03-6 in calculating its net earnings per limited partner unit.

EITF Issue No.04-1 (“EITF 04-1”). Accounting for Preexisting Relationships between the Parties to a Business Combination. EITF 04-1 requires that pre-existing contractual relationships between two parties involved in a business combination be evaluated to determine if a settlement of the pre-existing contracts is required separately from the accounting for the business combination. This consensus is effective for business combinations consummated and goodwill impairment tests performed in reporting periods beginning after October 13, 2004. The Partnership adopted EITF 04-1 during the quarter ended February 28, 2005, without a material effect on its financial position, results of operations and cash flows.

2. PRESENTATION OF FINANCIAL INFORMATION:

Principles of Consolidation

ETE was formed on October 1, 2002, and has an August 31 year-end. ETC OLP is the 99.9% limited partner to ETC Gas Company, Ltd., ETC Texas Pipeline, Ltd., ETC Oklahoma Pipeline Ltd (the “Elk City System”), which was sold on April 14, 2005, ETC Katy Pipeline, Ltd., ETC Processing, Ltd. and ETC Marketing, Ltd. and the 99% limited partner to ETC Oasis Pipe Line, L.P. and ET Company I, Ltd. (collectively, the “Operating Companies”). The accompanying combined financial statements of ETE as of August 31, 2003 include the accounts of ETE combined with the accounts of ETC OLP and the Operating Companies after the elimination of significant intercompany balances and transactions.

The accompanying consolidated financial statements for the year ended August 31, 2005 include the results of operations for ETC OLP, consolidated with the results of operations of HOLP and HHI. In addition, ETP acquired the ET Fuel System from TXU Fuel Company, a subsidiary of TXU Corp. on June 2, 2004, and the controlling interests in HPL on January 26, 2005. The results of operations for the ET Fuel System and HPL are included in the consolidated statement of operations since their respective acquisition dates. However, the accompanying financial statements for the year ended August 31, 2004 include the results of operations for ETC OLP for the entire period, consolidated with the results of operations of ETP, HOLP, HHI, ETP GP, and ETP LLC beginning January 20, 2004.

A minority interest liability and minority interest expense are recorded for all partially owned consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. ETP also own varying undivided interests in certain pipelines. Ownership of these pipelines has been structured as an ownership of an undivided interest in assets, not as an ownership interest in a partnership, limited liability company, joint venture or other forms of entities. Each owner controls marketing and invoices separately, and each owner is responsible for any loss, damage or injury that may occur to their own customers. As a result, the Partnership applies proportionate consolidation for its interests in these accounts.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

During the eleven months ended August 31, 2003, ETC OLP owned the Southeast Texas System, the Oasis Pipeline, and the Elk City System. From October 1, 2002 through December 27, 2002, ETC OLP also owned a 50% equity interest in Oasis Pipe Line Company, which owns the Oasis Pipeline. After December 27, 2002, ETC OLP owned a 100% interest in Oasis Pipe Line Company when it purchased the remaining 50% from Dow Hydrocarbons and Resources, Inc. In addition, on December 27, 2002, an affiliate of ETE’s general partner contributed to ETC OLP its marketing business (ET Company I) and its interest in the Vantex System, the Rusk County Gathering System, the Whiskey Bay System and the Chalkley Transmission System.

The following unaudited pro forma consolidated results of operations for the year ended August 31, 2005 are presented as if the HPL acquisition had been made on September 1, 2004 and includes income from discontinued operations and the gain on the sale of discontinued operations. The pro-forma consolidated results of operations for the year ended August 31, 2004, are presented as if the ET Fuel System acquisition, the HPL acquisition and the Energy Transfer Transactions had been made on September 1, 2003. The pro forma for the eleven months ended August 31, 2003 are presented as if the Energy Transfer Transactions, and the Oasis and ET Fuel acquisitions occurred at formation. The pro forma consolidated net income and earnings per unit include the income from discontinued operations as presented on the consolidated income statements for the years ended August 31, 2005 and 2004, and the eleven months ended August 31, 2003.

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Revenues	$7,837,022	$6,316,534	$1,704,826
Net income	$173,796	$81,708	$35,438
Basic earnings per Limited Partner Unit	$0.84	$0.42	$0.18
Diluted earnings per Limited Partner Unit	$0.71	$0.33	$0.15

The pro forma consolidated results of operations include adjustments to give effect to depreciation on the step-up of property, plant and equipment, amortization of customer lists, interest expense on acquisition debt, and certain other adjustments. The pro forma consolidated results of operations do not include the effects of the Texas Chalk and Madison Systems acquired in November 2004 or the purchase of the remaining 50% of Vantex Gas Pipeline Company, LLC and the 50.5% interest in Vantex Energy Services, Ltd. on June 29, 2005. In addition, the acquisition of ten propane businesses that were acquired during the year ended August 31, 2005 and the propane acquisitions that were completed during the year ended August 31, 2004, are not included in the pro forma consolidated results of operations above. The pro forma consolidated results include income from discontinued operations and the gain on the sale of discontinued operations and exclude the gain on the Energy Transfer Transactions. The pro forma information is not necessarily indicative of the results of operations that would have occurred had the transactions been made at the beginning of the periods presented or the future results of the combined operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. The Partnership considers cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Marketable Securities

Marketable securities owned by ETP and its subsidiaries are classified as available-for-sale securities and are reflected as a current asset on the consolidated balance sheet at their fair values. Changes in the fair value of the available for sale securities are recorded through other comprehensive income unless a decline in fair value is deemed to be other than temporary. ETP reported unrealized holding gains of $988 for the year ended August 31, 2005, and unrealized holding losses of $53 for the year ended August 31, 2004, and $0 for the eleven months ended August 31, 2003 on its marketable securities. The amounts reflected in the Partnership’s accumulated other comprehensive income (loss) are net of minority interests.

Accounts Receivable

ETC OLP’s midstream and transportation and storage operations deal with counterparties that are typically either investment grade or are otherwise secured with a letter of credit or other form of security (corporate guaranty prepayment or master set off agreement). Management reviews midstream and transportation and storage accounts receivable balances each week. Credit limits are assigned and monitored for all counterparties of the midstream and transportation and storage operations. Management believes that the occurrence of bad debt in ETP’s accounts receivable of the midstream and transportation and storage segments was not significant; at the end of the 2005 and 2004 fiscal years therefore, an allowance for doubtful accounts for the midstream and transportation and storage segments was not deemed necessary at August 31, 2005 or 2004. Bad debt expense related to these receivables is recognized at the time an account is deemed uncollectible. There was no bad debt expense recorded during the year ended August 31, 2005, and $123 was recorded for the year ended August 31, 2004 in the midstream and transportation and storage segments, respectively. There was no bad debt expense recorded for the eleven months ended August 31, 2003 in the midstream and transportation and storage segments.

ETC OLP enters into netting arrangements with counterparties of derivative contracts to mitigate credit risk. Transactions are confirmed with the counterparty and the net amount is settled when due. Amounts outstanding under these netting arrangements are presented on a net basis in the consolidated balance sheets.

HOLP grants credit to its customers for the purchase of propane and propane-related products. Also included in accounts receivable are trade accounts receivable arising from HOLP’s retail and wholesale propane operations and receivables arising from liquids marketing activities. Accounts receivable for retail and wholesale propane segments are recorded as amounts billed to customers less an allowance for doubtful accounts. The allowance for doubtful accounts for the retail and wholesale propane segments is based on management’s assessment of the realizability of customer accounts. Management’s assessment is based on the overall creditworthiness of ETP’s customers and any specific disputes. The accounts receivable for HOLP were marked to fair market value in connection with the Energy Transfer Transactions. Accounts receivable consisted of the following excluding amounts related to discontinued operations:

	August 31, 2005	August 31, 2004
Accounts receivable—midstream and transportation and storage	$782,090	$206,023
Accounts receivable—propane	69,014	46,990
Less—allowance for doubtful accounts	(4,076)	(1,667)

Total, net	$847,028	$251,346

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

The activity in the allowance for doubtful accounts for the retail and wholesale propane segments consisted of the following:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Balance, beginning of the period	$1,667	$—	$—
Provision for loss on accounts receivable	5,523	1,667	—
Accounts receivable written off, net of recoveries	(3,114)	—	—

Balance, end of period	$4,076	$1,667	$—

Inventories

ETC OLP’s inventories consist principally of natural gas held in storage, which is valued at the lower of cost or market utilizing the weighted-average cost method. Propane inventories are also valued at the lower of cost or market. The cost of propane inventories is determined using weighted-average cost of propane delivered to the customer service locations, and includes storage fees and inbound freight costs, while the cost of appliances, parts, and fittings is determined by the first-in, first-out method. Inventories consisted of the following, excluding amounts related to discontinued operations:

	August 31, 2005	August 31, 2004
Natural gas, propane and other NGLs	$288,657	$40,926
Appliances, parts and fittings and other	14,236	12,335

Total inventories	$302,893	$53,261

Deposits

ETP uses a combination of financial instruments including, but not limited to, futures, price swaps and basis trades to manage its exposure to market fluctuations in the prices of natural gas and NGLs. ETP enters into these financial instruments with brokers who are clearing members with the New York Mercantile Exchange (the “NYMEX”) and directly with counterparties in the over-the-counter (“OTC”) market and is subject to margin deposit requirements under the OTC agreements and NYMEX positions. The NYMEX requires brokers to obtain an initial margin deposit based on an expected volume of the trade when the financial instrument is initiated. This amount is paid to the broker by both counterparties of the financial instrument to protect the broker from default of one of the counterparties when the financial instrument settles. ETP also has maintenance margin deposits with certain counterparties in the OTC market. The payments on margin deposits occur when the value of a derivative(s) exceed(s) ETP’s pre-established credit limit with the counterparty. Margin deposits are returned to ETP on the settlement date. ETP had net deposits with derivative counterparties of $65,034 and $23 as of August 31, 2005 and 2004, respectively. Deposits are also paid to vendors in ETC OLP’s business as prepayments for natural gas deliveries in the following month. ETP also makes prepayments when the volume of business with a vendor exceeds ETP’s credit limit and/or when it is economically beneficial to do so. There were no deposits with vendors for gas purchases as of August 31, 2005 and $3,000 of deposits for gas purchases as of August 31, 2004, respectively.

Deposits are received from ETC OLP’s customers as prepayments for natural gas deliveries in the following month and deposits from propane customers as security for future propane deliveries. Prepayments and security deposits may also be required when customers exceed their credit limits or do not qualify for open credit. Deposits received from customers were $88,038 and $11,378 as of August 31, 2005 and 2004, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Exchanges

Exchanges consist of natural gas and NGL delivery imbalances with others. These amounts, which are valued at market prices, turn over monthly and are recorded as exchanges receivable or exchanges payable on the Partnership’s consolidated balance sheet. Management believes market value approximates cost.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, ETP capitalizes certain costs directly related to the installation of company-owned propane tanks and construction of assets including internal labor costs, interest and engineering costs. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations.

The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, the Partnership reduces the carrying amount of such assets to fair value. No impairment of long-lived assets was recorded during the periods presented.

Components and useful lives of property, plant and equipment were as follows, excluding assets held for sale:

	August 31, 2005	August 31, 2004
Land and improvements	$39,715	$28,156
Buildings and improvements (10 to 30 years)	51,065	37,201
Pipelines and equipment (10 to 65 years)	2,030,221	1,279,755
Natural gas storage (40 years)	40,817	24,277
Bulk storage, equipment and facilities (3 to 30 years)	58,825	52,007
Tanks and other equipment (5 to 30 years)	346,924	321,511
Vehicles (5 to 10 years)	81,998	56,740
Right of way (20 to 65 years)	98,218	65,924
Furniture and fixtures (3 to 10 years)	11,995	7,324
Linepack	25,100	12,802
Pad gas	102,557	42,136
Other (5 to 10 years)	17,893	5,581

	2,905,328	1,933,414
Less—Accumulated depreciation	(157,256)	(61,051)

	2,748,072	1,872,363
Plus—Construction work-in-process	139,678	42,911

Property, plant and equipment, net	$2,887,750	$1,915,274

Capitalized interest is included for pipeline construction projects. Interest is capitalized based on the current borrowing rate. A total of $191, $926 and $0 of interest has been capitalized for pipeline construction projects for the periods ended August 31, 2005, 2004 and 2003, respectively.

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(Dollar amounts in thousands)

Asset Retirement Obligation

ETP accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, (“SFAS 143”). SFAS 143 requires ETP to record the fair value of an asset retirement obligation as a liability in the period a legal obligation for the retirement of tangible long-lived assets is incurred, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, an entity would recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

ETP’s management has completed the assessment of SFAS 143, and has determined that ETP is obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates, and the credit-adjusted risk-free interest rates. However, management is not able to reasonably determine the fair value of the asset retirement obligations as of August 31, 2005 or August 31, 2004 because the settlement dates are indeterminable. An asset retirement obligation will be recorded in the periods management can reasonably determine the settlement dates.

Investment in Affiliates

The Partnership owns interests in a number of related businesses that are accounted for using the equity method. In general, the Partnership uses the equity method of accounting for an investment in which there is a 20% to 50% ownership of its outstanding interests and exercises significant influences over its operating and financial policies.

Prior to June 29, 2005, ETC OLP owned a 50% interest in Vantex Gas Pipeline Company, LLC and a 50.5% interest in Vantex Energy Services, Ltd. These investments were accounted for under the equity method of accounting. On June 29, 2005 ETC OLP bought the remaining 50% interest in Vantex Gas Pipeline and the remaining 49.5% interest of Vantex Energy Services, Ltd. The results of operations of the 100% owned entities are recognized on a consolidated basis from the date of acquisition. The Vantex system is located in East Texas and is composed of approximately 250 miles of pipeline. Vantex Energy Services provides energy related marketing services to small and medium sized producers and end users on the Vantex Gas Pipeline system.

Prior to December 27, 2002 when the remaining 50% of Oasis Pipe Line Company (“Oasis”) capital stock was redeemed, ETC OLP accounted for its initial 50% ownership in Oasis under the equity method. ETC OLP purchased the remaining 50% interest in Oasis on December 27, 2002 and Oasis became a wholly-owned subsidiary of ETC OLP. The Partnership recognized $1.6 million of equity method income from the investment in Oasis Pipe Line in 2003 prior to the December 27, 2002 acquisition. Oasis’ results from operations are recognized on a consolidated basis effective January 1, 2003.

ETC OLP also owns a 49% interest in Ranger Pipeline, L.P. (“Ranger”), which owns a 50% interest in Mountain Creek Joint Venture (“Mountain Creek”). Mountain Creek is located in North Texas and is composed of approximately 15 miles of pipeline. Mountain Creek supplies gas to an electric generation plant and earns the majority of its yearly income between the months of June and October. The Partnership accounts for its investment in Ranger using the equity method of accounting.

As a result of the HPL acquisition (see Note 5), ETP acquired a 50% ownership interest in Mid-Texas Pipeline Company (“Mid-Texas”), which owns a 139-mile transportation pipeline that connects various receipt points in south Texas to delivery points at the Katy Hub. This pipeline has a throughput capacity of 500 MMcf/d. The investment is accounted for using the equity method of accounting. The Partnership does not exercise

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

management control over Mid-Texas, and, therefore, the Partnership is precluded from consolidating the Mid-Texas financial statements with those of its own.

On July 18, 2005, ETP entered into a joint venture agreement for the purpose of jointly owning and operating a propane cylinder exchange business in metropolitan areas throughout the United States. ETP contributed cash of $2,304 and a note payable of $2,000 for its 50% interest in this joint venture. This investment is accounted for using the equity method of accounting.

Goodwill

Goodwill is associated with acquisitions made for the Partnership’s midstream, transportation and storage, and retail propane segments. Goodwill in the Other segments includes the acquisition of ETP GP. Of the $353,608 balance in goodwill, $27,512 is expected to be tax deductible. Goodwill is tested for impairment annually at August 31, in accordance with Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”). Based on the annual impairment tests there was no impairment during the periods presented. The changes in the carrying amount of goodwill, including the final purchase allocation related to the Energy Transfer Transactions and the ET Fuel Acquisition, for the years ended August 31, 2005 and August 31, 2004 were as follows:

	Midstream	Transportation and Storage	Retail Propane	Other	Total
Balance as of August 31, 2003	$13,409	$—	$—	$—	$13,409
Goodwill acquired during the year	—	10,327	300,311	29,556	340,194
Fair value adjustment for final purchase allocation related to the Energy Transfer Transactions	—	—	(4,842)	—	(4,842)
Impairment losses	—	—	—	—	—

Balance as of August 31, 2004	$13,409	$10,327	$295,469	$29,556	$348,761

Goodwill acquired during the period (including final purchase price adjustments)	—	—	4,814	33	4,847
Impairment losses	—	—	—	—	—

Balance as of August 31, 2005	$13,409	$10,327	$300,283	$29,589	$353,608

Goodwill acquired during the fiscal 2004 includes final purchase price adjustments for acquisitions that occurred subsequent to August 31, 2004. The final assessment of asset values related to the Energy Transfer Transaction and the ET Fuel acquisition were not completed until the first and third quarter of fiscal year 2005, respectively. Goodwill related to the ET Fuel acquisition was warranted because this acquisition enhanced ETP’s current operations and provides synergies to the existing assets owned by ETP. The final determination of the fair values resulted in adjustments made in 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

As noted in Note 5, the purchase price of HPL has been allocated using the acquisition methodology used by ETP when evaluating potential acquisitions. The purchase price will be assigned primarily to depreciable fixed assets or amortizable intangible assets as opposed to goodwill. ETP has engaged an appraisal firm to perform the asset appraisal in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may differ from the preliminary allocation. To the extent that the final allocation will result in goodwill, this amount would not be subject to amortization, but would be subject to an annual impairment test and if necessary, written down to a lower fair value should circumstances warrant.

Intangibles and Other Assets

Intangibles and other assets are stated at cost net of amortization computed on the straight-line method. The Partnership eliminates from its balance sheet the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized. Components and useful lives of intangibles and other assets were as follows:

	August 31, 2005		August 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets—
Noncompete agreements (5 to 15 years)	$29,278	$(8,051)	$27,952	$(3,006)
Customer lists (3 to 15 years)	50,148	(6,612)	46,691	(2,307)
Financing costs (3 to 15 years)	23,469	(1,344)	18,125	(5,515)
Other (2 to 10 years)	609	(266)	609	(172)

Total	103,504	(16,273)	93,377	(11,000)
Unamortized intangible assets—
Trademarks	29,447	—	26,818	—
Other assets	1,763	—	1,660	—

Total intangibles and other assets	$134,714	$(16,273)	$121,855	$(11,000)

Aggregate amortization expense of intangible assets was $9,443, $6,145 and $2,556 for the years ended August 31, 2005, 2004 and the eleven months ended August 31, 2003, respectively. The estimated aggregate amortization expense for the next five fiscal years is $9,296 for 2006; $9,006 for 2007; $7,917 for 2008; $7,064 for 2009, and $5,505 for 2010.

The Partnership reviews amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable in accordance with Statement of Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, the Partnership reduces the carrying amount of such assets to fair value. The Partnership reviews non-amortizable intangible assets for impairment annually at August 31, or more frequently if circumstances dictate, in accordance with SFAS 142. No impairment of intangible assets has been recorded as of August 31, 2005 or 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following, excluding liabilities associated with discontinued operations:

	August 31, 2005	August 31, 2004
Interest payable	$15,581	$6,633
Wages, payroll taxes and employee benefits	23,721	15,975
Taxes other than income	24,615	6,921
Advanced budget payments and unearned revenue	61,851	33,299
Other	26,198	10,934

Accrued and other current liabilities	$151,966	$73,762

Fair Value

The carrying amounts of accounts receivable and accounts payable approximate their fair value. Based on the estimated borrowing rates currently available to the Partnership or its subsidiaries for long-term loans with similar terms and average maturities, the aggregate fair value and carrying amount of long-term debt at August 31, 2005 was $2,322,806 and $2,315,341 respectively. At August 31, 2004 the aggregate fair value and carrying amount of long-term debt was $1,128,536 and $1,102,392, respectively.

Revenue Recognition

Revenues for sales of natural gas, NGLs including propane, and propane appliances, parts, and fittings are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenue from service labor, transportation, treating, compression, and gas processing, is recognized upon completion of the service. Transportation capacity payments are recognized when earned in the period the capacity is made available. Tank rent is recognized ratably over the period it is earned.

Results from the midstream segment are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates midstream revenues and gross margins principally under fee-based arrangements or other arrangements. Under fee-based arrangements, ETP receives a fee for natural gas gathering, compressing, treating or processing services. The revenue earned from these arrangements is directly related to the volume of natural gas that flows through its systems and is not directly dependent on commodity prices.

ETP also utilizes other types of arrangements in its midstream segment, including (i) discount-to-index price arrangements, which involve purchases of natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount, (ii) percentage-of-proceeds arrangements under which we gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price, and (iii) keep-whole arrangements where we gather natural gas from the producer, process the natural gas and sell the resulting NGLs to third parties at market prices. In many cases, ETP provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of ETP’s contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. Its contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Primarily the amount of capacity customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines determines transportation and storage segment results. Under transportation contracts, ETP’s customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay us even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) a fuel retention based on a percentage of gas transported on the pipeline, or a combination of the three, generally payable monthly. The transportation and storage segment also generates its revenues and margin from the sale and marketing of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies on the HPL system.

The Partnership accounts for its trading activities under the provisions of EITF Issue No. 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (“EITF 02-3”), which requires revenue and costs related to energy trading contracts to be presented on a net basis in the income statement.

Shipping and Handling Costs

In accordance with EITF No. 00-10, Accounting for Shipping and Handling Fees and Costs, the Partnership has classified $89,030, $35,895, and $10,833 from producer payments for natural gas, compression and treating, which can be considered handling costs, as revenue for the years ended August 31, 2005 and August 31, 2004 and the eleven months ended August 31, 2003, respectively. Shipping and handling costs related to fuel sold are included in cost of sales. The remaining costs of approximately $50,137, $19,834, and $8,879 included in operating expenses reflect the cost of fuel consumed for compression and treating for the years ended August 31, 2005 and August 31, 2004 and the eleven months ended August 31, 2003, respectively. The Partnership does not separately charge shipping and handling costs of propane to customers.

Costs and Expenses

Costs of products sold include actual cost of fuel sold adjusted for the effects of ETP’s hedging and other commodity derivative activities, storage fees and inbound freight on propane, and the cost of appliances, parts, and fittings. Operating expenses include all costs incurred to provide products to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, advertising costs, shipping and handling costs related to propane, purchasing costs, and plant operations. Selling, general and administrative expenses include all partnership related expenses and compensation for executive, partnership, and administrative personnel.

Issuances of Subsidiary Units

The Partnership accounts for the difference between the carrying amount of the Partnership’s investment in ETP and the underlying book value arising from issuances of units by ETP as capital transactions rather than electing the income recognition as permitted by SEC Staff Accounting Bulletin No. 51 (see note 11). If ETP issues units at a price less than the Partnership’s carrying value per unit, the Partnership assesses whether the investment in ETP has been impaired, in which case a provision would be reflected in the statement of operations. The Partnership did not recognize any impairment related to the issuance of ETP units during the years ended August 31, 2005 or 2004.

Contributions to Subsidiary

As discussed in Note 1, the Partnership directly and indirectly owns all of the equity interests in ETP GP, the general partner of ETP. ETP GP is required to make contributions to ETP each time ETP issues common

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

units in order to maintain its 2% general partner ownership in ETP. These contributions are generally netted from the funds the Partnership receives from distributions from ETP. ETP GP was required to contribute $10,418 and $23,542 for the years ended August 31, 2005 and 2004, respectively.

Income Taxes

ETE is a limited partnership. As a result, the Partnership’s earnings or losses for federal and state income tax purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership Agreement.

Oasis, Heritage Holdings, and certain other of the Partnership’s subsidiaries are taxable corporations and follow the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

Allocation of Income (Loss)

For purposes of maintaining partner capital accounts, the Partnership Agreement of Energy Transfer Equity, L.P. (the “Partnership Agreement”) specifies that items of income and loss shall generally be allocated among the partners in accordance with their percentage interests (see Note 11 – Partners’ Capital).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Income Per Limited Partner Unit

Basic net income per limited partner unit is computed by dividing net income, after considering the General Partner’s interest, by the weighted average number of units outstanding. Diluted net income per limited partner unit is computed by dividing net income, after considering the General Partner’s interest, by the weighted average number of units outstanding and the weighted average number of ETE Incentive Units granted. A reconciliation of net income and weighted average units used in computing basic and diluted net income per unit is as follows:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Basic Net Income per Limited Partner Unit:
Limited Partners’ interest in net income	$145,539	$445,779	$45,648

Weighted average limited partner units	205,749,014	179,162,636	156,724,743

Limited Partners’ income from continuing operations	$0.42	$2.47	$0.25
Limited Partners’ income from discontinued operations	0.29	0.02	0.04

Basic net income per limited partner unit	$0.71	$2.49	$0.29

Diluted Net Income per Limited Partner Unit:
Limited partners’ interest in net income	$145,539	$445,779	$45,648

Weighted average limited partner units	205,749,014	179,162,636	156,724,743
Dilutive effect of Incentive units	38,333,980	63,317,184	84,716,599

Weighted average limited partner units, assuming dilutive effect of Employee Incentive units	244,082,994	242,479,820	241,441,342

Limited Partners’ income from continuing operations	$0.35	$1.83	$0.17
Limited Partners’ income from discontinued operations	0.24	0.01	0.02

Diluted net income per limited partner unit	$0.59	$1.84	$0.19

Employee Incentive Interests

ETE’s partnership agreement provides for certain incentive interests for certain employees. The employee incentive interests consist of 12,145,749 Employee Incentive Units granted to certain employees on the formation of ETE (the “Employee Incentive Units”).

The Employee Incentive Units vest ratably over a three-year period from the date of grant or fully vest upon the occurrence of a Fundamental Change as defined in ETE’s partnership agreement. The Employee Incentive Units were limited partner interests in ETE (as defined in the amended and restated agreement of limited partnership of ETE) and afforded the recipients with certain rights as limited partners in accordance with their terms.

The Partnership accounts for the Employee Incentive Interests in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under SFAS 123, total compensation is measured at the fair value of the award on the grant date and compensation expense is recorded ratably over the service period. Management determined the estimated fair value of the Employee Incentive Units on the grant date was insignificant due primarily to the preferred distributions the other partners

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

would receive prior to vesting of the Employee Incentive Interests. Accordingly, no expense was recorded in the Partnership’s 2005, 2004 or 2003 consolidated financial statements.

As a result of The Energy Transfer Transactions in January 2004, all Employee Incentive Units vested and the “Tier I Payout” was met giving effective rights as a limited partner in ETE to the holders of the Employee Incentive Units who ceased to be employees of ETE and became employees of ETP and its subsidiaries. In May 2005, ETE exchanged 631,320 ETP common units held by ETE and $1,046 in cash for the redemption of 4,858,300 limited partner interests in ETE, which were then retired. The fair value of the cash and ETP common units transferred in the redemption was determined to be no more than the fair value of the respective interests in ETE. A gain of $11,166 was recorded for the fair value of the ETP common units in excess of their related carrying value in connection with the redemption through other income in the consolidated statement of operations.

Other Incentive Interests

ETE’s partnership agreement provides for 72,874,494 Incentive Units (the “ETE Incentive Units”), consisting of: 24,291,498 “Tier I Units;” 12,145,749 “Tier II Units;” 12,145,749 “Tier III Units;” and 24,291,498 “Tier IV Units;” to be granted to ETC Holdings, LP, one of ETE’s limited partners, if certain “Tier” payouts are achieved. As a result of the Energy Transfer Transactions in January 2004, a total of 24,291,498 ETE Incentive Units vested and were converted to limited partner interests. In June 2005, the remaining “Tier” payout conditions as defined in the Partnership Agreement were achieved and the “Tier II Units”, “Tier III Units” and the “Tier IV Units” also vested and were converted to limited partner interests in the Partnership. The fair value of the ETE Incentive Units was measured on the grant date in accordance with SFAS 123. Management determined the estimated fair value of the ETE Incentive Units on the grant date was insignificant due to ETE’s assets and operations at the time of inception did not appear to be sufficient to provide the payouts required with respect to each Tier. Accordingly, no expense was recorded in the Partnership’s 2005, 2004 or 2003 consolidated financial statements or at the time of conversion to limited partner interest in the Partnership for the vesting of the ETE Incentive Units.

ETP Restricted Unit Plan

Effective March 15, 2005 ETP declared a two-for-one split of its Common Units. The units discussed in the Restricted Unit Plan and the Long-Term Incentive Plan footnotes are reflected on a post-split basis.

ETP GP previously adopted the Amended and Restated Restricted Unit Plan dated August 10, 2000, amended February 4, 2002 as the Second Amended and Restated Restricted Unit Plan (the “Restricted Unit Plan”), for certain directors and key employees of ETP GP and its affiliates. The Restricted Unit Plan provided rights to acquire up to 292,000 Common Units of ETP. The Restricted Unit Plan provided for the award or grant to key employees of the right to acquire Common Units of ETP on such terms and conditions (including vesting conditions, forfeiture or lapse of rights) as the Compensation Committee of ETP GP (the “Compensation Committee”) shall determine. In addition, eligible directors automatically received a director’s grant of 1,000 ETP Common Units on each September 1, and newly elected directors were also entitled to receive a grant of 2,000 ETP Common Units upon election or appointment to ETP’s Board. Directors of ETP who were ETP employees or employees of ETP GP were not entitled to receive a director’s grant of Common Units of ETP but could receive ETP Common Units as employees.

Generally, awards granted under the Restricted Unit Plan vested upon the occurrence of specified performance objectives established by the Compensation Committee at the time designations of grants were

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made, or if later, the three-year anniversary of the grant date. In the event of a “change of control” (as defined in the Restricted Unit Plan), all rights to acquire ETP Common Units pursuant to the Restricted Unit Plan immediately vested. Pursuant to the January 2004 acquisition of ETP GP by ETE, the change of control provisions of the Restricted Unit Plan were triggered, resulting in the early vesting of 43,200 units by Heritage. Individuals holding 9,000 grants waived their rights to early vesting under the change of control provisions.

The issuance of ETP Common Units pursuant to the Restricted Unit Plan was intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation in respect of ETP’s Common Units. Therefore, no consideration was payable by the plan participants upon vesting and issuance of ETP’s Common Units. Following the June 23, 2004 approval of the 2004 Unit Plan at the special meeting of ETP Unitholders, the Restricted Unit Plan was terminated (except for the obligation to issue ETP Common Units at the time the 16,592 units previously awarded vest), and no additional grants will be made under the Restricted Unit Plan. During fiscal year 2005, 4,333 of these previously granted awards vested and ETP Common Units were issued.

ETP Long Term Incentive Plan

Effective September 1, 2000, ETP GP adopted a long-term incentive compensation plan whereby ETP Common Units were to be awarded to the Executive Officers of ETP GP upon achieving certain targeted levels of Distributed Cash (as defined in the Long Term Incentive Plan) per unit. Awards under the program were made starting in 2003 based upon the average of the prior three years Distributed Cash per unit. A minimum of 500,000 units on a post-split basis and if targeted levels were achieved, a maximum of 1,000,000 units were available for award under the Long Term Incentive Plan. In connection with the acquisition by ETE of ETP GP in January 2004, 300,036 units vested and ETP Common Units were issued, and the Long-Term Incentive Plan terminated. No deferred compensation expense was recognized under the Long Term Incentive Plan for the year ended August 31, 2004 or for the eleven months ended August 31, 2003. Deferred compensation expense was recognized by Heritage on the awards that vested.

ETP 2004 Unit Plan

On June 23, 2004 at a special meeting of the Common Unitholders of ETP, ETP’s Common Unitholders approved the terms of ETP’s 2004 Unit Plan (the “Plan”), which provides for awards of ETP Common Units and other rights to ETP’s employees, officers, and directors. The maximum number of ETP Common Units that may be granted under this Plan is 1,800,000 total units issued. Any awards that are forfeited or which expire for any reason, or any units, which are not used in the settlement of an award, will be available for grant under the Plan. Units to be delivered upon the vesting of awards granted under the Plan may be (i) units acquired by ETP in the open market, (ii) units already owned by ETP or its General Partner, (iii) units acquired by ETP or its General Partner directly from ETP, or any other person, (iv) units that are registered under a registration statement for this Plan, (v) Restricted Units, or (vi) any combination of the foregoing.

Employee Grants. The Compensation Committee of ETP, in its discretion, may from time to time grant awards to any employee, upon such terms and conditions as it may determine appropriate and in accordance with specific general guidelines as defined by the Plan. All outstanding awards shall fully vest into units upon any Change in Control as defined by the Plan or upon such terms as the Compensation Committee may require at the time the award is granted. As of August 31, 2004, no grants of awards had been made to any employee under the 2004 Unit Plan. As of August 31, 2005, awards totaling 273,200 units were made under the 2004 Unit Plan to employees, including executive officers and 7,600 were forfeited. These awards will vest subject to vesting over a three-year period based upon the achievement of certain performance criteria. Vested awards will convert into

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ETP Common Units upon the third anniversary of the measuring date for the grants, which is September 1 of each year. Vesting occurs based upon the total return to ETP’s Unitholders as compared to a group of Master Limited Partnership peer companies. The issuance of ETP Common Units pursuant to the 2004 Unit Plan is intended to serve as a means of incentive compensation, therefore, no consideration will be payable by the plan participants upon vesting and issuance of the ETP Common Units.

Director Grants. Each director who is not also (i) a shareholder or a direct or indirect employee of any parent, or (ii) a direct or indirect employee of ETP LLC, ETP, or a subsidiary (“Director Participant”), who is elected or appointed to the Board for the first time shall automatically receive, on the date of his or her election or appointment, an award of up to 2,000 ETP Common Units (the “Initial Director’s Grant”). Commencing on September 1, 2004 and each September 1 thereafter that this Plan is in effect, each Director Participant who is in office on such September 1, shall automatically receive an award of Units equal to $15,000 divided by the fair market value of an ETP Common Unit on such date (“Annual Director’s Grant”). Each grant of an award to a Director Participant will vest at the rate of 1/3 per year, beginning on the first anniversary date of the Award; provided however, notwithstanding the foregoing, (i) all awards to a Director Participant shall become fully vested upon a change in control, as defined by the Plan, unless voluntarily waived by such Director Participant, and (ii) all awards which have not yet vested on the date a Director Participant ceases to be a director shall vest on such terms as may be determined by the Compensation Committee. As of August 31, 2005, initial Director’s Grants totaling 16,844 units have been made of which 3,999 units vested on August 31, 2005 and 1,610 vested on September 1, 2005 and ETP Common Units were issued. Also on September 1, 2005, Director Grants of 2,460 units were awarded.

Long-Term Incentive Grants. The Compensation Committee may, from time to time, grant awards under the Plan to any executive officer or any employee it may designate as a participant in accordance with general guidelines under the Plan. These guidelines include (i) options to purchase a specified number of units at a specified exercise price, which are clearly designated in the award as either an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code, or a “non-qualifying stock option” that is not intended to qualify as an incentive stock option under Section 422; (ii) Unit Appreciation Rights that specify the terms of the fair market value of the award on the date the unit appreciation right is exercised and the strike price; (iii) units; or (iv) any combination hereof. As of August 31, 2005, there has been no Long-Term Incentive Grants made under the Plan.

This Plan will be administered by the Compensation Committee of the Board of Directors of ETP LLC and may be amended from time to time by the Board; provided however, that no amendment will be made without the approval of a majority of ETP’s Unitholders (i) if so required under the rules and regulations of the New York Stock Exchange or the Securities and Exchange Commission; (ii) that would extend the maximum period during which an award may be granted under the Plan; (iii) materially increase the cost of the Plan to ETP; or (iv) result in this Plan no longer satisfying the requirements of Rule 16b-3 of Section 16 of the Securities and Exchange Act of 1934. This Plan shall terminate no later that the 10th anniversary of its original effective date.

The Partnership follows the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation (“SFAS 123”). SFAS 123 requires that significant assumptions be used during the year to estimate the fair value, which includes the risk-free interest rate used, the expected life of the grants under each of the plans and the expected distributions on each of the units granted. The Partnership assumed a weighted average risk free interest rate of 2.87% for the year ended August 31, 2005, in estimating the present value of the future cash flows of the distributions during the vesting period on the measurement date of each grant. The weighted average fair value at the grant date of the awards outstanding during fiscal 2005 was $17.37. Annual average cash distributions at the grant date were estimated to be $1.65 for

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the year ended August 31, 2005. The expected life of each grant is assumed to be the minimum vesting period under certain performance criteria of each grant. Deferred compensation recognized under the Restricted Unit Plan and the 2004 Unit Plan was $1,608 and $42 for the years ended August 31, 2005 and 2004, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and transportation and storage segments are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for all periods presented represent the actual results in all material respects.

Some of the other more significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, deferred taxes, and fair values of unit based compensation. Actual results could differ from those estimates.

Accounting for Derivative Instruments and Hedging Activities

The Partnership applies Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended. This statement requires that all derivatives be recognized in the balance sheet as either an asset or liability measured at fair value. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

The Partnership has established a formal risk management policy in which derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction. At inception of a hedge, the Partnership formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness. The Partnership also assesses, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows. Furthermore, management meets on a weekly basis to assess the creditworthiness of the derivative counterparties to manage against the risk of default. If the Partnership determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

The Partnership utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas and NGL prices. These contracts consist primarily of futures and swaps. The Partnership designates various futures and certain associated basis contracts as cash flow hedging instruments in accordance with SFAS 133. All derivatives are recognized in the consolidated balance sheet as price risk management assets or liabilities and are measured at fair value. For those instruments that do not qualify for hedge accounting, the change in market value is recorded as cost of products sold in the consolidated statement of operations. The fair value of price risk management assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through

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other comprehensive income. The effective portion of the hedge gain or loss is initially reported as a component of other comprehensive income and when the physical transaction settles, any gain or loss previously recorded in other comprehensive income (loss) on the derivative is recognized in cost of sales in the consolidated statement of operations. The ineffective portion of the gain or loss is reported immediately in cost of products sold in the consolidated statement of operations. As of August 31, 2005 and 2004, these hedging instruments had a net fair value of $(84,523) and $85, respectively, which was recorded as price risk management assets and liabilities on the consolidated balance sheet through other comprehensive income net of minority interest. The Partnership reclassified into earnings losses of $26,784 and gains of $3,396 for the years ended August 31, 2005 and 2004, respectively, related to the commodity financial instruments, that were previously reported in accumulated other comprehensive income (loss). The amount of hedge ineffectiveness recognized in income by ETP was a loss of $17,821 and a gain of $895 for the years ended August 31, 2005 and 2004, respectively. There were no hedges during the eleven months ended August 31, 2003. The Partnership expects losses of $85,290 to be reclassified into earnings over the next twelve months related to losses currently reported in accumulated other comprehensive income. The majority of the Partnership’s derivatives are expected to settle within the next three years.

In the course of normal operations, ETP routinely enters into contracts such as forward physical contracts for the purchase and sale of natural gas, propane, and other NGLs that qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements of SFAS 133 and are accounted for using traditional accrual accounting. In connection with the HPL acquisition, ETP acquired certain physical forward contracts that contain embedded options. These contracts have not been designated as normal purchases and sales contracts, and therefore, are marked to market in addition to the financial options that offset them. The Black Scholes valuation model was used to estimate the value of these embedded derivatives.

During the quarter ended August 31, 2005, ETP adopted a new risk management policy that provides for its marketing operations to execute limited strategies. Certain strategies are considered trading for accounting purposes, and are executed with the use of a combination of financial instruments including, but not limited to, futures and basis trades. The derivative contracts that are entered into for trading purposes, subject to limits, are recognized on the consolidated balance sheet at fair value, and changes in the fair value of these derivative instruments are recognized in revenue in the consolidated statement of operations. Revenues associated with trading activities for the year ended August 31, 2005 were $50,611, including unrealized gains of $47,147.

The market prices used to value the financial derivative transactions reflect management’s estimates considering various factors including closing exchange and over-the-counter quotations, and the time value of the underlying commitments.

4. DISCONTINUED OPERATIONS:

On April 14, 2005, ETC OLP completed the sale of its Oklahoma gathering, treating and processing assets, referred to as the Elk City System, for total cash proceeds of $191,606, including certain adjustments as provided for in the purchase and sale agreement. ETC OLP sold the Elk City System to allow its management to focus on integrating ETP’s asset base in Texas including the assets acquired during the last twelve months. The Elk City System was included in the Partnership’s midstream segment. The sale resulted in a gain of $106,092, which is net of income tax expense of $1,829. The cash proceeds were used to repay a portion of the indebtedness incurred by ETP as a result of the acquisition of HPL. The sale of the Elk City System has been accounted for as discontinued operations. These results are presented as net amounts in the consolidated statements of operations

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

for all periods presented to conform to the current presentation. Selected operating results for these discontinued operations are presented in the following table:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Revenues	$105,542	$135,297	$92,441
Cost and expenses	(100,044)	(129,134)	(86,447)

Income from discontinued operations	$5,498	$6,163	$5,994

5. ACQUISITIONS:

Fiscal year 2005 acquisitions

In November 2004, ETP acquired the Texas Chalk and Madison Systems from Devon Gas Services for $63,022 in cash, which was principally financed with $60,000 from the then existing ETC OLP Revolving Credit Facility. The total purchase price was $65,067, which included $63,022 of cash paid, and liabilities assumed of $2,045. These assets include approximately 1,800 miles of gathering and mainline pipeline systems, four natural gas treating plants, condensate stabilization facilities and an 80 MMcf/d gas processing plant. These assets will be integrated into the Southeast Texas System and are expected to provide increased throughput capacity to its existing midstream assets. The acquisition was not material for pro forma disclosure purposes.

In January 2005, ETP acquired the controlling interests in HPL from American Electric Power Corporation (“AEP”) for approximately $825,000 subject to working capital adjustments. This acquisition was financed by ETP through a combination of cash on hand, borrowings under its current credit facilities and a private placement with institutional investors of $350,000 of ETP Common Units. In addition, ETP acquired working inventory of natural gas stored in the Bammel storage facilities and financed it through a short-term borrowing, which was re-paid in full on April 14, 2005. The total purchase price of $1,350,212 which included $1,039,521 of cash paid, net of cash acquired and liabilities assumed of $344,663, including $800 in estimated acquisition costs, was allocated to the assets acquired and liabilities assumed. Under the terms of the transaction, ETP, through ETC OLP, its wholly-owned subsidiary, acquired all but a 2% limited partner interest in HPL. The HPL System is comprised of approximately 4,200 miles of intrastate pipeline with aggregate capacity of 2.4 Bcf/d, substantial storage facilities and related transportation assets. The acquisition enables ETP to expand its current transportation systems into areas where it previously did not have a presence, and in combination with ETP’s current midstream assets, provides the premier producing basins in Texas with direct access to the Houston Ship Channel corridor. HPL is included in the transportation and storage operating segment (See Note 2 for disclosure of the pro forma effect of material acquisitions).

Prior to June 29, 2005, ETC OLP owned a 50% interest in Vantex Gas Pipeline Company, LLC and a 50.5% interest in Vantex Energy Services, Ltd. On June 29, 2005, ETC OLP purchased the remaining interest in Vantex Gas Pipeline, LLC and Vantex Energy Services, Ltd. for approximately $3,839 of cash paid, net of cash acquired. The Vantex Gas system is located in East Texas and is comprised of approximately 250 miles of pipeline. Vantex Energy Services provides energy related marketing services to small and medium sized producers and end users on the Vantex Gas Pipeline system. The acquisition was not material for pro forma disclosure purposes.

During the fiscal year ended August 31, 2005, HOLP acquired substantially all of the assets of ten propane businesses. The aggregate purchase price for these acquisitions totaled $30,772 which included $25,462 of cash paid, net of cash acquired, 120,550 ETP Common Units on a post-split basis issued valued at $2,500 and

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(Dollar amounts in thousands)

liabilities assumed of $2,810. In the aggregate, these acquisitions are not material for pro forma disclosure purposes. The cash paid for acquisitions was financed primarily with the HOLP Senior Revolving Acquisition Facility.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for these acquisitions:

	Texas Chalk and Madison Systems November 2004	HPL January 2005	Vantex June 2005	HOLP acquisitions (aggregated)
Cash and equivalents	$—	$191	$1,081	$5
Accounts receivable	—	321,214	6,066	875
Inventory	—	132,095	—	584
Other current assets	—	8,672	1	215
Investments in unconsolidated affiliate	—	32,940	—	—
Price risk management assets	—	30,300	—	—
Property, plant, and equipment	65,067	823,360	4,479	18,592
Intangibles	—	1,440	—	5,971
Goodwill	—	—	—	4,535

Total assets acquired	65,067	1,350,212	11,627	30,777

Accounts payable	(525)	(253,784)	(5,404)	(233)
Accrued expenses	(1,520)	(18,344)	(91)	(181)
Other current liabilities	—	(11,829)	(132)	(227)
Other liabilities	—	(15,277)	—	—
Price risk management liabilities	—	(30,300)	—	—
Long-term debt	—	—	—	(2,169)
Minority interest	—	(15,129)	—	—

Total liabilities assumed	(2,045)	(344,663)	(5,627)	(2,810)

Net assets acquired	$63,022	$1,005,549	$6,000	$27,967

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of an acquisition. The preliminary allocation may be adjusted to reflect the final purchase price allocation, which will be based on an independent appraisal, if applicable.

During the third fiscal quarter of 2005 ETP completed a verification of the working gas inventory contained in the storage facilities it had acquired in two acquisitions and has adjusted the preliminary allocations of the purchase prices to reflect the verified amounts. ETP has also adjusted the preliminary allocations to reflect working capital settlement with AEP occurring in the fourth fiscal quarter of 2005. ETP continues to have discussions with AEP regarding the inventory verification and certain working capital matters, and further adjustments may be necessary following an independent appraisal of fair market values, completion of the working capital and inventory settlement, and other adjustments made in accordance with the purchase and sale agreement.

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(Dollar amounts in thousands)

ETP recorded the following intangible assets in conjunction with these acquisitions as of August 31, 2005:

Customer lists (3-15 years)	$3,456
Non-compete agreements (5 to 10 years)	1,326

Total amortized intangible assets	4,782
Trademarks and trade names	2,629
Goodwill	4,535

Total intangible assets acquired	$11,946

Goodwill was warranted because these acquisitions enhance ETP’s current operations and certain acquisitions are expected to reduce costs through synergies with existing operations. ETP assigned all of the goodwill acquired to the retail propane segment of HOLP. The entire $4,535 goodwill acquired is expected to be tax deductible.

Fiscal year 2004 acquisitions

On June 2, 2004, ETC OLP acquired the transportation assets of TXU Fuel Company (formerly the TUFCO System now referred to as the ET Fuel System) for $498,571 in cash. The assets include approximately 2,000 miles of intrastate pipeline and related storage facilities located in Texas, with a total system capacity of 1.3 billion cubic feet or natural gas per day. The purchase price was funded with borrowings under ETC OLP’s amended debt agreement.

These assets allow ETC OLP to provide multiple services to producers in four major producing areas of Texas, as well as providing access to major natural gas markets. In addition, these assets are expected to provide significant growth opportunities for the Partnership going forward. The acquisition was accounted for using the purchase method. The purchase price was initially allocated based on the estimated fair values of the individual assets acquired and the liabilities assumed at the date of the acquisition. The final allocation of the purchase price was completed in the third quarter of fiscal year 2005 upon the completion of an independent appraisal.

The unaudited pro forma results of operations as if the ET Fuel System had been acquired at the beginning of the periods presented are included in the pro forma results presented in Note 2 to the consolidated financial statements.

During the period from January 20, 2004 to August 31, 2004, HOLP acquired substantially all of the assets of four propane companies. The aggregate purchase price for these acquisitions totaled $16,967, which included liabilities assumed of $268. In the aggregate, these acquisitions are not material for pro forma disclosure purposes. These acquisitions were financed primarily with the HOLP Senior Revolving Acquisition facility and were accounted for by the purchase method under SFAS 141.

Fiscal year 2003 acquisitions

In October 2002, ETC OLP purchased certain operating assets from Aquila Gas Pipeline, primarily natural gas gathering, treating and processing assets in Texas and Oklahoma, for $263,676 in cash.

On December 27, 2002 Oasis Pipeline Company redeemed the remaining 50% of its capital stock owned by Dow Hydrocarbons Resources, Inc. for $87,000 and cancelled the stock which resulted in ETC OLP owning 100% of the capital stock of Oasis Pipeline effective December 27, 2002.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Also, on December 27, 2002, ETC OLP Holdings, LP, a limited partner of ETE, contributed ET Company I to ETC OLP. The investment in the Vantex system was included in the assets contributed.

Assets acquired and purchase price allocation

The assets acquired and purchase price allocation of the Partnership’s acquisitions for the years ended August 31, 2004 and August 31, 2003 were as follows:

	Oasis December 27, 2002	ET Fuel System June 2, 2004	Aquila Gas Pipeline October 2002	HOLP acquisitions (aggregated) January 20, 2004 to August 31, 2004
Accounts receivable	$—	$—	$—	$1,612
Inventory	—	—	1,626	335
Other current assets	—	57	194	—
Investment in unconsolidated affiliate	—	—	51,270	—
Property, plant and equipment	134,040	499,789	208,374	8,024
Intangibles	—			1,560
Goodwill	—	10,327	—	5,437

Total assets acquired	134,040	510,173	261,464	16,968

Accounts payable	—	—	—	—
Accrued expenses	—	(758)	(2,788)	(52)
Other current liabilities	—	—	—	(1)
Deposits from vendor	—	(750)	—	—
Exchanges payable	—	(10,094)		—
Long-term debt	—	—		(215)
Deferred taxes—noncurrent	(47,040)	—	—	—

Total liabilities assumed	(47,040)	(11,602)	(2,788)	(268)

Net assets acquired	$87,000	$498,571	$258,676	$16,700

Each of these acquisitions was accounted for as a business combination using the purchase method of accounting in accordance with SFAS 141, and each purchase price has been allocated based on the estimated fair value of the individual assets acquired and the liabilities assumed at the date of the respective acquisition. The results of operations for these acquisitions are included in the consolidated statements of operations from the date of the respective acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

6. WORKING CAPITAL FACILITY AND LONG-TERM DEBT:

Long-term debt of the Partnership, ETP and its operating subsidiaries consists of the following on a consolidated basis:

	August 31, 2005	August 31, 2004	Maturities
ETE Senior Secured Term Loan	$600,000	$—	One payment of $600,000 due June 16, 2008.

ETP Senior Notes:
2005 5.95% Senior Notes, net of discount of $2,160	747,840	—	One payment of $750,000 due February 1, 2015. Interest is paid semi-annually.

2005 5.65% Senior Notes, net of discount of $408	399,592	—	One payment of $400,000 due August 1, 2012. Interest is paid semi-annually.

HOLP Senior Secured Notes:
1996 8.55% Senior Secured Notes	72,000	84,000	Annual payments of $12,000 due each June 30, 2002 through 2011. Interest is paid semi-annual.

1997 Medium Term Note Program:
7.17% Series A Senior Secured Notes	12,000	12,000	Annual payments of $2,400 due each November 19, 2005 through 2009. Interest is paid semi-annually.

7.26% Series B Senior Secured Notes	16,000	18,000	Annual payments of $2,000 due each November 19, 2003 through 2012. Interest is paid semi-annually.

6.50% Series C Senior Secured Notes	714	1,786	Annual payments of $357 due on March 13, 2006 and 2007. Interest is paid semi-annually.

HOLP Senior Secured Notes:
2000 and 2001 Senior Secured Promissory Notes:
8.47% Series A Senior Secured Notes	6,400	9,600	Annual payments of $3,200 due each August 15, 2003 through 2007. Interest is paid quarterly.

8.55% Series B Senior Secured Notes	22,857	27,429	Annual payments of $4,571 due each August 15, 2004 through 2010. Interest is paid quarterly.

8.59% Series C Senior Secured Notes	27,000	27,000	Annual payments of $5,750 due each August 15, 2006 and 2007, $4,000 due August 15, 2008, and $5,750 due each August 15, 2009 through 2010. Interest is paid quarterly.

8.67% Series D Senior Secured Notes	58,000	58,000	Annual payments of $12,450 due each August 15, 2008 and 2009, $7,700 due on August 15, 2010, $12,450 due August 15, 2011, and $12,950 due August 15, 2012. Interest is paid quarterly.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

	August 31, 2005	August 31, 2004	Maturities

8.75% Series E Senior Secured Notes	7,000	7,000	Annual payments of $1,000 due each August 15, 2009 through 2015. Interest is paid quarterly.

8.87% Series F Senior Secured Notes	40,000	40,000	Annual payments of $3,636 due each August 15, 2010 through 2020. Interest is paid quarterly.

7.21% Series G Senior Secured Notes	11,400	15,200	Annual payments of $3,800 due each May 15, 2004 through 2008. Interest is paid quarterly.

7.89% Series H Senior Secured Notes	8,000	8,000	Annual payments of $727 due each May 15, 2006 through 2016. Interest is paid quarterly.

7.99% Series I Senior Secured Notes	16,000	16,000	One payment of $16,000 due on May 15, 2013. Interest is paid quarterly.

ETC OLP Term Loan Facility	—	725,000	Repaid in January, 2005—see “2005 Senior Notes” below.

HOLP Senior Revolving Acquisition Facility	42,000	23,000	Available through December 31, 2006—see terms below under “Revolving Credit Facilities”.

ETP Revolving Credit Facility	186,000	—	Available through January 2010—see terms below under “Revolving Credit Facilities”.

ETP Revolving Credit Facility Swingline loan option	15,000	—	Available through January 2010—see terms below under “Revolving Credit Facilities”.

Long term portion of the Senior Revolving Working Capital Facility	9,642	10,000	Available through December 31, 2006—see terms below under “Revolving Credit Facilities”.

Notes Payable on noncompete agreements with interest imputed at rates averaging 7.48%	15,284	18,218	Due in installments through 2014.

Other	2,612	2,159	Due in installments through 2024.

Current maturities of long-term debt	(39,376)	(31,234)

	$2,275,965	$1,071,158

All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP and its subsidiaries secure HOLP’s Senior Secured, Medium Term, and Senior Secured Promissory Notes. In addition to the stated interest rate for the HOLP Notes, HOLP is required to pay an additional 1% per annum on the outstanding balance of the HOLP Notes at such time as the HOLP Notes are not rated investment grade status or higher. As of August 31, 2005 the HOLP Notes were rated investment grade or better thereby alleviating the requirement that HOLP pay the additional 1% interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

ETP Senior Notes

On January 18, 2005, in a Rule 144A private placement offering, ETP issued $750,000 in aggregate principal amount of its 5.95% Senior Notes due on February 1, 2015 (the “2015 Unregistered Notes”). ETP recorded a discount of $2,265 and debt issue costs of $7,375 in connection with the issuance of 2015 Unregistered Notes. The net proceeds of approximately $741,000 were used to repay the indebtedness and accrued interest outstanding under the then existing ETC OLP credit facilities that were previously secured by the assets of ETC OLP. As a result of the repayment, the ETP wrote off $6,550 in deferred financing costs and legal expenses and accounted for the write-off as loss on extinguishment of debt. On July 29, 2005, ETP completed a registered exchange offer to exchange newly issued 5.95% Senior Notes due 2015 which have been registered under the Securities Act of 1933 (the “New Notes”), for a like amount of outstanding 5.95% Senior Notes due 2015, which have not been registered under the Securities Act (the “Old Notes”). The sole purpose of the exchange offer was to fulfill the obligations of ETP under the registration rights agreement entered into in connection with the sale by ETP of the Old Notes. The New Notes issued pursuant to the exchange offer have substantially identical terms to the Old Notes.

On December 14, 2005, ETP announced that it had closed on a new $900,000 credit facility. The new credit facility replaces ETP’s $800,000 credit facility and extends the maturity date.

On July 29, 2005 ETP completed an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, whereby ETP issued $400,000 in aggregate principal amount of 5.65% Senior Notes due 2012 (the “2012 Unregistered Notes” and together with the 2015 Unregistered Notes, the “ETP Senior Notes”). ETP recorded a discount of $412 and debt issue costs of $2,840 in conjunction with the 2012 Unregistered Notes. The ETP Senior Notes are fully and unconditionally guaranteed by ETC OLP and its designated subsidiaries.

ETC OLP and its designated subsidiaries act as guarantors of the debt obligations for the 2015 Unregistered Notes issued on January 18, 2005 and the 2012 Unregistered Notes issued on July 29, 2005. If ETP were to default, ETC OLP and the other guarantors would be responsible for full repayment of those obligations. The ETP Senior Notes have equal rights to holders of its other current and future unsecured debt.

ETE Senior Secured Term Facility

On January 26, 2005, the Partnership borrowed $200,000 under a Senior Secured Term Facility with Goldman Sachs Credit Partners, L.P., secured by the Partnership’s investment in ETP. The interest rate was based on either a Eurodollar rate plus 1.25% per annum, or a prime rate plus 0.250% per annum. Of the proceeds, $174,624 was used to finance the acquisition of working inventory of natural gas from HPL. The remaining proceeds of approximately $25,000 were re-paid in February 2005. The loan was paid in full on April 14, 2005.

ETE Senior Secured Term Loan

On June 16, 2005, the Partnership entered into a $600,000 Senior Secured Loan Agreement with Goldman Sachs Credit Partners L.P., as administrative agent, and a syndicate of financial institutions that matures on June 16, 2008. Loans in an amount of $600,000 were borrowed and loans repaid under the term loan agreement may not be re-borrowed. The loans bear interest at an initial rate of LIBOR plus 3% subject to adjustment based upon a ratio of total debt to EBITDA. The weighted average interest rate was 6.47% as of August 31, 2005. The loans are secured by the Partnership’s ETP Common Units and general partner interest in ETP. The Partnership’s Senior Secured Loan Agreement requires that, on the last day of the specified fiscal quarter, the ratio of its Consolidated Funded Debt (as defined in the term loan agreement) to the Partnership’s Consolidated EBITDA

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

(as defined in the term loan agreement) for the fiscal quarter most recently ended, multiplied by four, be no greater than 6.25 to 1.0 for the fiscal quarter ending August 31, 2005 and declining over time to no greater than 4.0 to 1.0 for the fiscal quarter ending May 31, 2008. In addition, the agreement requires that, on the last day of the specified fiscal quarter, the ratio of the Partnership’s consolidated EBITDA (as defined in the Partnership’s term loan agreement) to its Consolidated Interest Expense (as defined in the Partnership’s term loan agreement) must not be less than 2.25 to 1.0 for the fiscal quarter ending August 31, 2005 and increasing over time to not less than 3.0 to 1.0 for the fiscal quarter ending May 31, 2008.

The term loan agreement also includes a number of mandatory prepayment events. Loans under the term loan agreement must, subject to specified exceptions, be repaid with (a) 100% of net cash proceeds of all non-ordinary course assets if the Partnership leverage ratio is greater than or equal to 4.0:1.0; (b) 50% of net cash proceeds of all non-ordinary course asset sales if the Partnership leverage ratio is less than 4.0:1.0 and greater than or equal to 3.0:1.0; (c) 100% of excess cash flow if the Partnership leverage ratio is greater than or equal to 6.0:1.0; (d) 50% of excess cash flow if the Partnership leverage ratio is less than 6.0:1.0 and greater than or equal to 4.5:1.0; (e) 25% of excess cash flow if the Partnership leverage ratio is less than 4.5:1.0 and greater than or equal to 3.5:1.0; and (f) cash proceeds from public offerings of the Partnership limited partnership interests, including the Partnership initial public offering, until the Partnership has repaid an aggregate of $200.0 million.

Revolving Credit Facilities

Effective January 18, 2005, ETP entered into an unsecured Revolving Credit Facility. The terms of the agreement are as follows:

A $700,000 unsecured Revolving Credit Facility available through January 18, 2010. Amounts borrowed under the Revolving Credit Facility bear interest at a rate based on either a Eurodollar rate, or a prime rate. Effective June 2, 2005, ETP increased the unsecured Revolving Credit Facility from $700,000 to $800,000. The Revolving Credit Facility also offers a Swingline loan option with the maximum borrowing of $30,000 at a daily rate based on the London market. The weighted average interest rate was 4.827% as of August 31, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.30%. ETP borrowed $475,000 under the Revolving Credit Facility to fund a portion of the HPL acquisition in January 2005. As of August 31, 2005, $201,000 was outstanding under the Revolving Credit Facility, which includes $15,000 under the Swingline option and also had outstanding Letters of Credit of $11,300. Letter of Credit Exposure plus the Revolving Credit Facility cannot exceed the $800,000 maximum Revolving Credit Facility. Total amount available under the Credit Agreement as of August 31, 2005 was $587,700.

On December 14, 2005, ETP announced that it closed on a new $900,000 five year revolving credit facility. The new credit facility replaces ETP’s $800,000 credit facility and extends the maturity date.

ETC OLP and its designated subsidiaries act as guarantors of the Revolving Credit Facility. If ETP were to default, ETC OLP and the other guarantors would be responsible for full repayment of this obligation. The Revolving Credit Facility is unsecured and has equal rights to holders of ETP’s other current and future unsecured debt.

Effective March 31, 2004, HOLP entered into the Third Amended and Restated Credit Agreement. The terms of the Agreement are as follows:

A $75,000 Senior Revolving Working Capital Facility is available through December 31, 2006. Amounts borrowed under the Working Capital Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The weighted average interest rate was 5.308% for the amount outstanding at August 31, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.50%.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

HOLP must reduce the principal amount of working capital borrowings to $10,000 for a period of not less than 30 consecutive days at least one time during each fiscal year. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP, and the capital stock of HOLP’s subsidiaries secure the Senior Revolving Working Capital Facility. As of August 31, 2005, the Senior Revolving Working Capital Facility had a balance outstanding of $26,668, of which $9,642 was long-term and $17,026 was short-term. A $5,000 Letter of Credit issuance is available to HOLP for up to 30 days prior to the maturity date of the Working Capital Facility. HOLP completed the 30-day clean down requirement under its Senior Revolving Working Capital Facility on June 14, 2005 and had outstanding Letters of Credit of $1,002 at August 31, 2005. Letter of Credit Exposure plus the Working Capital Loan cannot exceed the $75,000 maximum Working Capital Facility.

A $75,000 Senior Revolving Acquisition Facility is available through December 31, 2006. Amounts borrowed under the Acquisition Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The weighted average interest rate was 5.182% for the amount outstanding at August 31, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.50%. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP, and the capital stock of HOLP’s subsidiaries secure the Senior Revolving Acquisition Facility. As of August 31, 2005, the Senior Revolving Acquisition Facility had a balance outstanding of $42,000.

Effective September 1, 2005, HOLP entered into the Second Amendment to the Third Amended and Restated Credit Agreement. The amendment in its entirety states as follows: “In no event shall the Letter of Credit Exposure exceed $15,000 at any time”. All of the remaining terms, provisions and conditions of the existing Credit Agreement continue in full force and effect as within the March 31, 2004 Third Amended and Restated Credit Amendment noted above.

The agreements for each of the Senior Secured Notes, Medium Term Note Program, Senior Secured Promissory Notes, and the HOLP’s bank credit facilities contain customary restrictive covenants applicable to HOLP, including limitations on substantial disposition of assets, changes in ownership of HOLP the level of additional indebtedness and creation of liens. These covenants require HOLP to maintain ratios of Consolidated Funded Indebtedness to Consolidated EBITDA (as these terms are similarly defined in the bank credit facilities and the Note Agreements) of not more than, 4.50 to 1 and Consolidated EBITDA to Consolidated Interest Expense (as these terms are similarly defined in the bank credit facilities and the Note Agreements) of not less than 2.25 to 1. The Consolidated EBITDA used to determine these ratios is calculated in accordance with these debt agreements. For purposes of calculating the ratios under the bank credit facilities and the Note Agreements, Consolidated EBITDA is based upon the HOLP’s EBITDA, as adjusted for the most recent four quarterly periods, and modified to give pro forma effect for acquisitions and divestures made during the test period and is compared to Consolidated Funded Indebtedness as of the test date and the Consolidated Interest Expense for the most recent twelve months. These debt agreements also provide that the Operating Partnerships may declare, make, or incur a liability to make, restricted payments during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed Available Cash with respect to the immediately preceding quarter; (b) no default or event of default exists before such restricted payments; and (c) each Operating Partnership’s restricted payment is not greater than the product of each Operating Partnership’s Percentage of Aggregate Available Cash multiplied by the Aggregate Partner Obligations (as these terms are similarly defined in the bank credit facilities and the Note Agreements). The debt agreements further provide that HOLP’s Available Cash is required to reflect a reserve equal to 50% of the interest to be paid on the notes and in addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the notes, and a reserve equal to 25%, 50%, and 75%, respectively, of the principal amount to be repaid on such payment dates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

In addition, the Indenture relating to the Senior Notes issued on January 18, 2005 and the Revolving Credit Facility contain various covenants related to its ability to incur certain indebtedness, grant certain liens, enter into certain merger, sale or consolidation transactions, enter into sale-lease back transactions, and make certain investments. The Revolving Credit Facility also requires ETP to maintain ratios of Consolidated Funded Indebtedness to Consolidated EBITDA (as similarly defined in the Revolving Credit Agreement) of not more than 4.50 to 1 at any time other than during a Specified Acquisition Period (as similarly defined in the Revolving Credit Agreement) and 5.00 to 1 during a Specified Acquisition Period. The ratio of Consolidated EBITDA for each period of four consecutive fiscal quarters, to Consolidated Interest Expense (as similarly defined in the Revolving Credit Agreement), will never be less than 3.00 to 1.

Failure to comply with the various restrictive and affirmative covenants of the HOLP’s bank credit facilities and the Note Agreements could negatively impact the Operating Partnerships’ ability to incur additional debt and/or the Partnership or ETP’s ability to pay distributions. The Partnership, ETP and HOLP are required to measure these financial tests and covenants quarterly and were in compliance with all requirements, tests, limitations, and covenants related to the Partnership’s, ETP’s and HOLP’s debt agreements as of August 31, 2005.

Future maturities of long-term debt for each of the next five fiscal years and thereafter are $39,376 in 2006; $91,025, in 2007; $646,158 in 2008; $43,316 in 2009; $241,830 in 2010, and $1,253,636 thereafter.

7. INCOME TAXES:

The components of the federal and state income tax provision (benefit) of the Partnership’s taxable subsidiaries is summarized as follows:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Current provision:
Federal	$5,042	$6,505	$5,548
State	963	830	—

Total	$6,005	$7,335	$5,548

Deferred provision:
Federal	(2,015)	(4,366)	(1,116)
State	407	(177)	—

Total	$(1,608)	$(4,543)	$(1,116)

Total tax provision before gain on discontinued operations	$4,397	$2,792	$4,432

Gain on discontinued operations:
Current provision:
Federal	$1,570	$—	$—
State	259	—	—

Total	$1,829	$—	$—

Total tax provision	$6,226	$2,792	$4,432

Effective tax rate	4.07%	0.62%	8.75%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

The effective tax rate is differs from the statutory rate due primarily to Partnership earnings that are not subject to federal and state income taxes at the Partnership level. The difference between the statutory rate and the effective rate is summarized as follows:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Federal statutory tax rate	35.00%	35.00%	35.00%
State income tax rate net of federal benefit	3.56%	3.96%	—
Increase (decrease) as a result of:
Partnership earnings not subject to tax	(35.24%)	(34.78%)	(26.25%)
Corporate subsidiary earnings not subject to state tax	0.13%	(3.56%)	—
Franchise and other taxes not measured on income	0.62%	—	—

Effective tax rate	4.07%	0.62%	8.75%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax liability were as follows:

	August 31, 2005	August 31, 2004
Property, plant and equipment	$213,829	$215,491
Other	1,289	1,235

	$215,118	$216,726

8. MAJOR CUSTOMERS AND SUPPLIERS

ETP had gross sales as a percentage of total revenues to nonaffiliated major customers as follows:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Midstream and transportation and storage segment:
BP Energy Company	17.8%	11.6%	less than 10%
Houston Pipeline Company	n/a	11.2%	11.1%
Dow Hydrocarbon and Resources, Inc.	less than 10%	10.7%	18.6%

ETP’s major customers are in the midstream and transportation and storage segments. ETP’s natural gas operations have a concentration of customers in natural gas transmission, distribution and marketing, as well as industrial end-users while its NGL operations have a concentration of customers in the refining and petrochemical industries. These concentrations of customers may impact ETP’s overall exposure to credit risk, either positively or negatively. The Houston Pipeline Company had been a major customer to ETP previous to its acquisition in fiscal year 2005 (see Note 5). As of August 31, 2005 and 2004 ETP had a receivable due from BP Energy Company that was 11% and 15%, respectively, of ETP’s total midstream and transportation and storage segment accounts receivable. However, management believes that the ETP’s portfolio of accounts receivable is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

sufficiently diversified to minimize any potential credit risk. No single customer accounts for 10% or more of ETP’s transportation and storage or propane revenues. ETP had gross segment purchases as a percentage of total purchases from major suppliers as follows:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Midstream and transportation and storage segment:
Unaffiliated
BP Energy Company	16.0%	11.0%	less than 10%
Burlington Resources	less than 10%	less than 10%	10.1%
Propane segments (a)
Unaffiliated
Enterprise	23.7%	22.5%	—
Dynegy	20.6%	21.8%	—
Affiliated
M.P. Oils, Ltd.	23.0%	21.0%	—

(a)	Purchases for 2004 from major suppliers in the propane segment represent amounts purchased from January 20, 2004 through August 31, 2004. If the Energy Transfer Transactions had occurred at the beginning of the periods presented, the percentages purchased from Enterprise, Dynegy and MP Oils Ltd. would have been 24.9%, 18.8%, and 19%, respectively for the year ended August 31, 2004.

These concentrations of suppliers may impact ETP’s overall operations either positively or negatively. However, management believes that the diversification of suppliers is sufficient to enable the ETP to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of its existing sources. Although no assurances can be given that supplies of natural gas, propane and NGLs will be readily available in the future, we expect a sufficient supply to continue to be available.

9. COMMITMENTS AND CONTINGENCIES:

Commitments

Certain property and equipment is leased under noncancelable leases, which require fixed monthly rental payments and expire at various dates through 2020. Rental expense under these leases totaled approximately $8,830, $4,283 and $881 for the years ended August 31, 2005, 2004, and the eleven months ended August 31, 2003, respectively, and has been included in operating expenses in the accompanying statements of operations. Fiscal year future minimum lease commitments for such leases are $5,881 in 2006; $3,231 in 2007; $2,204 in 2008; $1,901 in 2009; $1,397 in 2010 and $978 thereafter.

ETP has forward commodity contracts, which will be settled by physical delivery. Short-term contracts, which expire in less than one year, require delivery of up to 567 MMBtu/d. Long-term contracts require delivery of up to 416 MMBtu/d. The long-term contracts run through July 2018.

In connection with the acquisition of the ET Fuel System in June of 2004, ETP entered into an eight-year transportation and storage agreement with TXU Portfolio Management Company, LP (“TXU Shipper”) to transport a minimum of 115.6 MMBtu per year. ETP also entered into two eight-year natural gas storage agreements with TXU Shipper to store gas at two natural gas storage facilities that are part of the ET Fuel System. During the third fiscal quarter of 2005, ETP was entitled to receive additional fees for the difference

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

between the actual volumes transported by TXU Shipper on the ET Fuel System and the minimum amount as stated above. As a result, ETP recognized an additional $14,716 in fees during the third fiscal quarter of 2005. TXU Shipper has notified ETP that is has elected to reduce the minimum transport volume to 100.0 MMBtu per year beginning in January 2006.

ETP has signed long-term agreements with several parties committing firm transportation volumes into the East Texas Pipeline, which is part of the East Texas Pipeline System. Those commitments include an agreement with XTO Energy Inc. (“XTO”) to deliver approximately 200 MMBtu/d of natural gas into the pipeline. The term of the XTO agreement began in June 2004 when the pipeline became operational and expires in June 2012.

During 2005, ETP entered into two new long-term agreements committing firm transportation volumes on certain of ETP’s transportation pipelines. The two contracts will require an aggregated capacity of approximately 238 MMBtu/d of natural gas and extends through 2011.

In connection with the HPL acquisition in January 2005, ETP acquired a sales agreement whereby ETP is committed to sell minimum amounts of gas ranging from 20 MMBtu/d to 50 MMBtu/d to a single customer. Future annual minimum sale volumes remaining under the agreement are approximately 9.9 billion Btu/d, and 6.9 billion Btu/d for the years ended August 31, 2006, and 2007, respectively. ETP also assumed a contract with a service provider, which obligates ETP to obtain certain compressor, measurement and other services through 2007 with monthly payments of approximately $1,700.

ETP in the normal course of business, purchases, processes and sells natural gas pursuant to long-term contracts. Such contracts contain terms that are customary in the industry. The Partnership believes that such terms are commercially reasonable and will not have a material adverse effect on the Partnership’s financial position or results of operations.

ETP has entered into several propane purchase and supply commitments with varying terms as to quantities and prices, which expire at various dates through March 2006.

Litigation

The Partnership’s midstream operating partnership, ETC OLP, may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business. In addition, management is not aware of any material legal or governmental proceedings against ETC OLP or contemplated to be brought against ETC OLP, under the various environmental protection statutes to which it is subject.

At the time of the HPL acquisition, the HPL Entities, their parent companies and AEP, were engaged in ongoing litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel Storage facility (“Cushion Gas”). This litigation is referred to as the “Cushion Gas Litigation”. Under the terms of the Purchase and Sale Agreement and the related Cushion Gas Litigation Agreement, AEP and its subsidiaries that were the sellers of the HPL Entities retained control of the Cushion Gas Litigation and have agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory. The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Propane is a flammable, combustible gas. Serious personal injury and significant property damage can arise in connection with its storage, transportation or use. In the ordinary course of business, HOLP is sometimes threatened with or are named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. ETP maintains liability insurance with insurers in amounts and with coverages and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future. Although any litigation is inherently uncertain, based on past experience, the information currently available and the availability of insurance coverage, we do not believe that pending or threatened litigation matters will have a material adverse effect on the Partnership’s financial condition or results of operations.

Of the pending or threatened matters in which the ETP or its subsidiaries are a party, none have arisen outside the ordinary course of business except for an action filed by HOLP on November 30, 1999 against SCANA Corporation, Cornerstone Ventures, L.P. and Suburban Propane, L.P. (the “SCANA litigation”). Prior to trial, a settlement was reached with Defendant Cornerstone Ventures, L.P., and they were dismissed from the litigation. On October 21, 2004, HOLP announced that it received a favorable jury verdict with respect to the SCANA litigation. The jury found in favor of HOLP on all four claims against SCANA, awarding a total of $48 million in actual and punitive damages. SCANA has appealed the jury’s decision, and currently, the parties are involved in the appeal of a number of post-trial motions. ETP cannot predict whether the final judgment will affirm the jury verdict without any modification. Because of the uncertainty of the final determination and the net amount of funds ETP could receive, the Partnership cannot predict whether it will receive any of the damages awarded. The Partnership is entitled to a portion of that award only to the extent that ETP distributes any of the award funds to its Common Unitholders. As a result, management cannot yet predict whether the Partnership will receive any of the damages awarded by this verdict.

The Partnership or its subsidiaries is a party to various legal proceedings and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against ETP. In the opinion of management, all such matters are either covered by insurance, are without merit or involve amounts, which, if resolved unfavorably, would not have a significant effect on the financial position or results of operations of the Partnership. Once management determines that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to management’s estimate of the likely exposure. For matters that are covered by insurance, ETP accrues the related deductible. As of August 31, 2005 and 2004, an accrual of $1,120 and $930, respectively was recorded as accrued and other current liabilities on the Partnership’s consolidated balance sheet.

Environmental

The Partnership’s operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although ETP believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Partnership has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

In conjunction with the October 1, 2002 acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila Gas Pipeline, Aquila, Inc. agreed to indemnify ETC OLP for any environmental liabilities that arose from the operation of the assets for the period prior to October 1, 2002. Aquila also agreed to indemnify ETC OLP for 50% of any environmental liabilities that arose from the operations of Oasis Pipe Line Company prior to October 1, 2002.

ETP also assumed certain environmental remediation matters related to eleven sites in connection with its acquisition of HPL.

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites, on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification for expenses associated with any remediation from the former owners or related entities. ETP has not been named as a potentially responsible party at any of these sites, nor has the Partnership’s operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in the Partnership’s August 31, 2005 or its August 31, 2004 balance sheets. Based on information currently available to the Partnership, such projects are not expected to have a material adverse effect on the Partnership’s financial condition or results of operations.

In July 2001, HOLP acquired a company that had previously received a request for information from the U.S. Environmental Protection Agency (the “EPA”) regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by HOLP was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called Superfund). Based upon information currently available to HOLP, it is believed that HOLP’s liability if such action were to be taken by the EPA would not have a material adverse effect on the Partnership’s financial condition or results of operations.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Partnership’s liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Partnership believes that such costs will not have a material adverse effect on its financial position. As of August 31, 2005 and 2004, an accrual on an undiscounted basis of $2,036 and $845, respectively, was recorded in the Partnership’s consolidated balance sheet to cover material environmental liabilities including certain matters assumed in connection with the HPL acquisition. A receivable of $404 and $423 was recorded in the Partnership’s balance sheets as of August 31, 2005 and August 2004, respectively, to account for Aquila’s share of certain environmental liabilities.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

10. PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

Commodity Price Risk

ETP is exposed to market risks related to the volatility of natural gas and NGL prices. To reduce the impact of this price volatility, ETP primarily uses derivative commodity instruments (futures and swaps) to manage its exposures to fluctuations in margins. The fair value of all price risk management assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income (loss) until the settlement month. When the physical transaction settles, any gain or loss previously recorded in other comprehensive income (loss) on the derivative is recognized in costs of products sold in the statement of operations. Unrealized gains or losses on price risk management assets and liabilities related to non-trading activities that do not meet the requirements for hedge accounting are recognized in costs of products sold in the consolidated statement of operations.

ETP’s price risk management assets and liabilities as of August 31, 2005 and 2004 were as follows:

August 31, 2005:	Commodity	Notional Volume	Maturity	Fair Value
		(MMBTU)
Mark to Market Derivatives

(Non-Trading)
Basis Swaps IFERC/Nymex	Gas	(16,775,767)	2005	$(5,462)
Basis Swaps IFERC/Nymex	Gas	(15,377,347)	2006	5,524
Basis Swaps IFERC/Nymex	Gas	(2,043,000)	2007	584

				$646

Swing Swaps IFERC	Gas	(11,986,504)	2005	(6,580)
Swing Swaps IFERC	Gas	(13,650,000)	2006	180

				$(6,400)

Fixed Swaps/Futures	Gas	(2,150,000)	2005	$(8,562)
Fixed Swaps/Futures	Gas	190,000	2006	1,139

				$(7,423)

Options	Gas	416,000	2005	$17,552
Options	Gas	(730,000)	2006	46,951
Options	Gas	(730,000)	2007	15,772
Options	Gas	(732,000)	2008	(1,334)

				$78,941

Forward Physical Contracts	Gas	(5,578,000)	2005	$(17,552)
Forward Physical Contracts	Gas	(10,730,000)	2006	(46,951)
Forward Physical Contracts	Gas	(4,300,000)	2007	(15,772)
Forward Physical Contracts	Gas	(732,000)	2008	1,334

				$(78,941)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

August 31, 2005:	Commodity	Notional Volume	Maturity	Fair Value
		(MMBTU)
(Trading)
Basis Swaps IFERC/Nymex	Gas	(24,917,500)	2005	$30,815
Basis Swaps IFERC/Nymex	Gas	(30,855,000)	2006	15,804
Basis Swaps IFERC/Nymex	Gas	—	2007	3,214

				$49,833

Swing Swaps IFERC	Gas	(26,345,000)	2005	$(3,648)
Swing Swaps IFERC	Gas	(32,354,999)	2006	(52)
Swing Swaps IFERC	Gas	5,475,000	2007	14
Swing Swaps IFERC	Gas	11,020,000	2008	—

				$(3,686)

Fixed Swaps/Futures	Gas	(150,000)	2005	$559

Forward Physical Contracts	Gas	—	2005	$441

Cash Flow Hedging Derivatives

Fixed Swaps/Futures	Gas	(28,930,000)	2005	$(110,127)
Fixed Swaps/Futures	Gas	(13,137,500)	2006	(31,677)
Fixed Swaps/Futures	Gas	240,000	2007	662

				$(141,142)

Fixed Index Swaps	Gas	2,640,000	2005	$15,628
Fixed Index Swaps	Gas	3,270,000	2006	20,827

				$36,455

Basis Swaps IFERC/Nymex	Gas	(6,412,500)	2005	$3,172
Basis Swaps IFERC/Nymex	Gas	(465,000)	2006	189

				$3,361
August 31, 2004:

Mark to Market Derivatives

Basis Swaps IFERC/Nymex	Gas	(6,265,000)	2004	$1,380
Basis Swaps IFERC/Nymex	Gas	(1,810,000)	2005	696

				$2,076

Swing Swaps IFERC	Gas	4,180,000	2004	$(44)
Swing Swaps IFERC	Gas	71,550,000	2005	349

				$305

Futures Nymex	Gas	2,087,500	2004	$614
Futures Nymex	Gas	—	2005	—

				$614

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

August 31, 2004:	Commodity	Notional Volume	Maturity	Fair Value
		(MMBTU)

Cash Flow Hedging Derivatives

Basis Swaps IFERC/Nymex	Gas	240,000	2004	$(56)
Basis Swaps IFERC/Nymex	Gas	(460,000)	2005	24

				$(32)

Futures Nymex	Gas	(4,377,500)	2004	$694
Futures Nymex	Gas	(330,000)	2005	322

				$1,016

		Barrels
NGL Swaps	Condensate, Propane, Ethane	160,000	2004	$108
NGL Swaps	Condensate	90,000	2005	(194)

				$(86)

Estimated fair values of price risk management assets and liabilities related to ETP’s gas marketing activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. ETP attempts to maintain balanced positions to protect itself from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, will provide the gas required by long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, will be offset with financial contracts to balance ETP’s positions. To the extent open commodity positions exist, fluctuating commodity prices can impact the Partnership’s financial results and financial position, either favorably or unfavorably.

Interest Rate Risk

The Partnership is exposed to market risk for changes in interest rates related to the bank credit facilities of ETP and ETE. ETP manages a portion of its interest rate exposures by utilizing interest rate swaps and similar arrangements, which allows ETP to effectively convert a portion of variable rate debt into fixed debt.

On January 6, 2005, ETP entered into a forward-starting interest swap with a notional amount of $300,000 in anticipation of the bonds issued on January 18, 2005. The purpose of entering into this transaction was to effectively hedge the underlying U.S. Treasury rate related to ETP’s anticipated issuance of $750,000 in principal amount of fixed rate debt. The settlement of the swap resulted in a loss of $363 which is recorded in accumulated other comprehensive income (loss). The loss will be amortized over the term of the bonds as interest expense.

ETP also entered into various forward starting interest swaps from February 2005 through May 2005, in anticipation of the issuance of an additional bond offering in the third or fourth fiscal quarter of 2005. Due to certain market conditions, the bond offering was postponed until July 29, 2005. Such agreements were designated as cash flow hedges of an anticipated transaction under SFAS 133. When the forward starting interest swaps settle and the anticipated bonds are issued, the gain or loss from the swap will be amortized over the term of the bonds through interest expense. Certain forward starting interest swaps settled during the year ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

August 31, 2005 with a net $1,931 receipt from the counterparties. Due to the timing of entering into the forward starting interest swaps and the anticipated bond issuance, a gain of $2,434 was recorded as a reduction of interest expense in the year ended August 31, 2005. Forward starting interest swaps with a notional amount of $150,000 were entered into and outstanding as of August 31, 2005 and had a fair value of $(2,156) which was recorded as unrealized losses in accumulated other comprehensive income (loss) and a component of price risk management liabilities in the consolidated balance sheet. Ineffectiveness related to the forward starting interest swaps during the year ended August 31, 2005 was a loss of $911, which was recorded as a component of interest expense. The outstanding interest rate swaps as of August 31, 2005 were entered into in anticipation of a bond offering to occur in the third quarter of fiscal year 2006.

ETC OLP also has an interest rate swap with a notional amount of $75,000 that matured in October 2005, and has a fair value of $151 and $539 as of August 31, 2005 and 2004, respectively. Under the terms of the swap agreement, ETP will pay a fixed rate of 2.76% and will receive three-month LIBOR with a quarterly settlement. The interest rate swap is not accounted for as a hedge but receives mark to market accounting. Accordingly, changes in the fair value are recorded as a component of interest expense in the consolidated statement of operations.

The following represents gain (loss) on all derivative activity recorded in the statement of operations:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Unrealized gain recognized in earnings related to Partnership’s derivative activity	$12,712	$2,919	$889
Realized gain (loss) included in revenue	$4,210	$22,314	$(2,411)
Unrealized gain (loss) on interest rate swap	$(81)	$266	$—
Realized gain (loss) on interest rate swap included in interest expense	$1,953	$(1,239)	$(312)

Credit Risk

ETP maintains credit policies with regard to its counterparties that they believe significantly minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty.

ETP’s counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on ETP’s policies, exposures, credit and other reserves, the Partnership does not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

11. PARTNERS’ CAPITAL:

The ETE partnership agreement contains specific provisions for the allocation of net earnings and losses to the partners for purposes of maintaining the partner capital accounts. For any fiscal year that the Partnership has net profits, such net profits are first allocated to the General Partner until the aggregate amount of net profits for the current and all prior fiscal years equals the aggregate amount of net losses allocated to the General Partner for the current and all prior fiscal years. Second, such net profits shall be allocated to the Limited Partners pro rata in accordance with their respective sharing ratios. For any fiscal year in which the Partnership has net losses, first, such net losses shall be allocated to the Limited Partners in proportion to their respective adjusted capital account balances, as defined by the Partnership Agreement, (before taking into account such net losses) until their adjusted capital account balances have been reduced to zero. Second, all remaining net losses shall be allocated to the General Partner. The General Partner may distribute to the Limited Partners funds of the Partnership that the General Partner reasonably determines are not needed for the payment of existing or foreseeable Partnership obligations and expenditures. Distributions are made pro-rata in accordance with the Partners sharing ratios.

On October 1, 2002, the Partnership received a cash contribution from LE GP, LLC of $1,579 in exchange for a 1% general partner interest in the Partnership. Also on October 1, 2002, the Partnership received cash of $108,620 and assets of $31,017 from various investors in exchange for 156,315,788 limited partner units representing 99% limited partnership interests in the Partnership.

On January 19, 2004, the Partnership issued 1,042,596 limited partner units valued at $1,743 to a group of limited partners in exchange for their contribution of various subsidiary partnership interests and an office building and related contents. These assets and subsidiary partnership interests were subsequently contributed to ETP in exchange for an increased limited partner interest in ETP.

In September 2004, the Partnership sold a 4.9995% limited partner interest in ETP GP and 5% of the member interest of ETP LLC to a group of executive managers of ETP pursuant to an agreement entered into concurrent with the Energy Transfer Transactions. On June 20, 2005, the Partnership exchanged with this group of executive managers a 5% limited partner interest, or 12,610,488 limited partner units, in ETE for 1,638,692 ETP Common Units and the 4.9995% limited partner interest in ETP GP and the 5% member interest in ETP LLC held by this group. In order to avoid potential ownership differences, 1,638,692 Common Units of ETP, which was equal to 5% of the number of Common Units of ETP to be held by ETE, were exchanged together with the 4.9995% limited partner interest in ETP GP and the 5% member interest of ETP LLC, which the units and GP interests together were deemed to be an equivalent value of the 5% limited partner interest in ETE, which was valued at $55,884. ETE recorded an additional investment in ETP at the fair value of the ETP Common Units received, and an additional investment in ETP GP and ETP LLC at the fair value of the interests in ETP GP and ETP LLC that were exchanged. The 12,610,488 limited partner interests were valued at $55,884. The transaction is recorded at fair value based on the guidance in paragraph 18 of APB 29, “Accounting for Nonmonetary Transactions”.

The Partnership paid distributions of $671,612, $266,277 and $4,820 for fiscal years 2005 and 2004 and the eleven months ended 2003, respectively.

On January 26, 2005, ETP placed $350,000 of Common Units in a private placement to institutional investors as part of the financing of the acquisition of HPL. In this private placement ETP issued 6,296,294 unregistered Common Units for total consideration of $170,000, and ETP became obligated under a Units Purchase Agreement dated January 14, 2005 to issue an additional 6,666,666 Common Units for total consideration of $180,000. These Common Units were issued pursuant to an effective shelf registration statement

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

on March 18, 2005. The proceeds from these private placements were used to finance a portion of the HPL acquisition. Concurrent with this sale of Common Units, the Partnership recorded the difference between the carrying amount of the Partnership’s investment in ETP and the underlying book value as a capital transaction in the amount of $36,648 based on the Partnership’s ownership in ETP being diluted from 35.58% to 31.07%. The capital transaction is reflected in the Partnership’s balance sheet as an increase in limited partners’ capital in accordance with the guidance in SAB 51. No deferred taxes were recorded and the transaction had no effect on the Partnership’s income.

In June 2005, ETP completed the sale of 1,640,000 Common Units to a group of executive managers of the Partnership, including the President, Vice-President and General Counsel, and Vice-President—Corporate Development. The units were sold at a price of $31.95 per Common Unit, which represented a 6% discount to the closing Common Unit price on June 17, 2005. ETP believes the price received is comparable to the price that it would have received from an unaffiliated purchaser in a large block equity transaction. The transaction was approved by a committee of independent directors of the ETP LLC. The proceeds from these private placements were used to finance a portion of the HPL acquisition. Concurrent with this sale of Common Units, the Partnership recorded the difference between the carrying amount of the Partnership’s investment in ETP and the underlying book value as a capital transaction in the amount of $5,918 based on the Partnership’s ownership in ETP being diluted from 30.45% to 29.97%. The capital transaction is reflected in the Partnership’s balance sheet as an increase in limited partners’ capital in accordance with the guidance in SAB 51. No deferred taxes were recorded and the transaction had no effect on the Partnership’s income.

On July 26, 2005, ETP completed the sale of 3,000,000 Common Units in a private sale to an institutional investor. The Common Units were issued pursuant to ETP’s effective shelf registration statement and the proceeds of $105.6 million were used by ETP to retire a portion of the outstanding indebtedness on its revolving credit facility and to fund ETP’s recently announced capital expansion projects. Concurrent with this sale of Common Units, the Partnership recorded the difference between the carrying amount of the Partnership’s investment in ETP and the underlying book value as a capital transaction in the amount of $14,249 based on the Partnership’s ownership in ETP being diluted from 31.55% to 30.66%. The capital transaction is reflected in the Partnership’s balance sheet as an increase in limited partners’ capital in accordance with the guidance in SAB 51. No deferred taxes were recorded and the transaction had no effect on the Partnership’s income.

On June 30, 2004, ETP completed the sale of 4,500,000 Common Units at a public offering price of $39.20 per unit. On July 2, 2004 ETP issued 675,000 Common Units to the Underwriters upon their exercise of their over-allotment option at the offering price of $39.20 per unit. Net proceeds from the Common Units offering and the exercise of the over-allotment option were $193,799 and were used to repay a portion of the outstanding indebtedness incurred to fund the ET Fuel System acquisition and for general partnership purposes. The Partnership recorded the difference between the carrying amount of the Partnership’s investment in ETP and the underlying book value as a capital transaction in the amount of $2,742 based on the Partnership’s ownership in ETP being diluted from 40.33% to 35.65% during fiscal 2005. The capital transaction is reflected in the Partnership’s balance sheet as an increase in limited partners’ capital in accordance with the guidance in SAB 51. No deferred taxes were recorded and the transaction had no effect on the Partnership’s income.

In October 2005, the Partnership filed a Registration Statement on Form S-1 with the Securities and Exchange Commission permitting the Partnership to sell common units to the public upon effectiveness of the Registration Statement. In connection with this Initial Public Offering, the Partnership’s current limited partner units will convert to common units based on a conversion ratio to be determined in connection with the offering and new common units will be issued to the public. It is contemplated that the Partnership will also issue class B

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

units to employees under a newly formed Long-Term Incentive Plan, which will result in the recognition of compensation expense. Each class B unit will represent a limited partner interest in the Partnership and will be convertible to common units on a one-for one- basis at the election of the holder.

12. ETP’S QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH:

The partnership agreement of ETP requires that ETP will distribute all of its Available Cash to its Unitholders and its general partner within 45 days following the end of each fiscal quarter, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target levels of cash distributions are achieved. The term Available Cash generally means, with respect to any fiscal quarter of ETP, all cash on hand at the end of such quarter, plus working capital borrowings after the end of the quarter, less reserves established by its general partner in its sole discretion to provide for the proper conduct of ETP’s business, to comply with applicable laws or any debt instrument or other agreement, or to provide funds for future distributions to partners with respect to any one or more of the next four quarters. Available Cash is more fully defined in ETP’s partnership agreement.

Distributions by ETP in an amount equal to 100% of Available Cash will generally be made 98% to the Common, Class D, and Class E Unitholders and 2% to its general partner, ETP GP, subject to the payment of incentive distributions to ETP GP to the extent that certain target levels of cash distributions are achieved.

On October 15, 2004, ETP paid a post-split quarterly distribution of $0.4125 per unit, or $1.65 per unit annually, to its Unitholders of record at the close of business on October 7, 2004. On January 14, 2005, ETP paid a post-split quarterly distribution of $0.4375 per ETP unit, or $1.75 per unit annually, to its Unitholders of record at the close of business on January 5, 2005. On March 16, 2005, ETP announced that it had completed its two-for-one split of its units. On April 14, 2005, ETP paid a post-split quarterly distribution of $0.4625 per unit, or $1.85 per unit annually, an increase of $0.025 per unit per quarter, or $0.10 annually. On July 15 2005, ETP paid a post-split distribution of $0.4875 per Common Unit, or $1.95 per unit annually, an increase of $0.10 per Common Unit on an annualized basis, to Unitholders of record at the close of business on July 8, 2005. In addition to these quarterly distributions, the general partner of ETP, ETP GP received quarterly distributions for its general partner interest in ETP, and incentive distributions to the extent the quarterly distribution exceeded $0.275 per unit post-split. On September 2, 2005, ETP announced that it had declared a cash distribution for the fourth quarter ended August 31, 2005 of $0.50 per Common Unit, or $2.00 annually, an increase of $0.05 per Common Unit on an annualized basis. The distribution was paid on October 14, 2005 to Unitholders of record at the close of business on September 30, 2005. The total amount of ETP distributions declared for the year ended August 31, 2005 on ETP Common Units, Class E, its general partner interests and Incentive Distribution Rights totaled $190,440, $12,484, $4,926, and $38,455, respectively. All such distributions were made from Available Cash from ETP’s Operating Surplus. ETE receives distributions from ETP GP to the extent of its ownership percentage in ETP GP and from ETP on its Common Unit ownership in ETP.

ETP makes distributions of available cash from operating surplus for any quarter in the following manner:

•	First, 98% to all Common and Class E Unitholders, in accordance with their percentage interests, and 2% to its general partner, until each Common Unit has received $0.25 per unit for such quarter (the “minimum quarterly distribution”);

•	Second, 98% to all Common and Class E Unitholders, in accordance with their percentage interests, and 2% to its general partner, until each Common Unit has received $0.275 per unit for such quarter (the “first target distribution”);

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

•	Third, 85% to all Common and Class E Unitholders, in accordance with their percentage interests, 13% to the holders of Incentive Distribution Rights, pro rata, and 2% to its general partner, until each Common Unit has received at least $0.3175 per unit for such quarter (the “second target distribution”);

•	Fourth, 75% to all Common and Class E Unitholders, in accordance with their percentage interests, 23% to the holders of Incentive Distribution Rights, pro rata, and 2% to its general partner, until each Common Unit has received at least $0.4125 per unit for such quarter; (the “third target distribution”); and

•	Fifth, thereafter, 50% to all Common and Class E Unitholders, in accordance with their percentage interests, 48% to the holders of Incentive Distribution Rights, pro rata, and 2% to its general partner.

Notwithstanding the foregoing, any arrearage in the payment of the minimum quarterly distribution for all prior quarters and the distributions on each Class E unit may not exceed $1.41 per year.

13. RETIREMENT BENEFITS:

ETP sponsors a defined contribution profit sharing and 401(k) savings plan, which covers virtually all employees subject to service period requirements. Profit sharing contributions are made to the plan at the discretion of the Board of Directors and are allocated to eligible employees as of the last day of the plan year. Employer matching contributions are calculated using a discretionary formula based on employee contributions. ETP made matching contributions of $4,106, $1,539, and $0 to the 401(k) savings plan for the years ended August 31, 2005, 2004, and the eleven months ended August 31, 2003, respectively.

14. RELATED PARTY TRANSACTIONS:

As of August 31, 2005 and 2004, accounts receivable from related companies was $2,295 and $35, respectively. Included in the receivable from related companies as of August 31, 2005 was $207 due from ET GP LLC and $2,088 due to unconsolidated companies related to receivables in the normal course of business. Accounts payable to related companies as of August 31, 2005 and 2004 also included approximately $410 and $1,507, respectively, payable to unconsolidated companies for purchases of natural gas and operating expenses incurred in the normal course of business.

As of August 31, 2005 ETP had a note payable of $1,992 related to its contribution in a cylinder exchange joint venture entered into July 2005 in which it owns a 50% interest. The note bears interest at an annual rate equal to the one-month LIBOR rate plus 150 basis points, compounded monthly. The note is recorded as long-term affiliated payable on the Partnership’s consolidated balance sheets. Included in accounts receivable from related companies as of August 31, 2005 is a receivable of $689 from this joint venture for administrative support services provided to and cash payments made on behalf of the joint venture by ETP.

ETC OLP secures compression services from third parties. Energy Transfer Technologies, Ltd. is one of the entities from which compression services are obtained. Energy Transfer Group, LLC is the general partner of Energy Transfer Technologies, Ltd. These entities are collectively referred to as the “ETG Entities”. The ETG Entities were not acquired by the Partnership in conjunction with the January 2004 Energy Transfer Transactions. ETP’s Co-Chief Executive Officers have an indirect ownership, and a director of ETP LLC has an ownership interest, in the ETG Entities. In addition, two of ETP LLC’s directors serve on the Board of Directors of the ETG Entities. The terms of each arrangement to provide compression services are, negotiated at an arms length basis by management, and are reviewed and approved by the Audit Committee of ETP LLC. During fiscal year 2005

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

and 2004, payments totaling $900 and $279, respectively, were made to the ETG Entities for compression services provided to and utilized in ETP’s natural gas midstream operations. As of August 31, 2005 and 2004, accounts payable to ETG related to compressor leases were $102 and $7, respectively.

At August 31, 2005, ETP’s natural gas midstream subsidiaries owned a 50% interest in South Texas Gas Gathering, a joint venture that owns an 80% interest in the Dorado System, a 61-mile gathering system located in South Texas. The other 50% equity interest in South Texas Gas Gathering is owned by an entity that includes one of the ETP GP LLC’s directors. ETP is the operator of the Dorado System. At August 31, 2004, there was a balance of $248 owing to ETP by the entity that is owned in part by such director of ETP GP LLC for services provided as operator, which was paid in full during the year ended August 31, 2005.

Prior to the Oasis Pipeline stock redemption and the contribution of ET Company I to ETC OLP, ETC OLP had purchases and sales of natural gas with Oasis Pipeline and ET Company I in the normal course of business. The following table summarizes these transactions:

October 1, 2002 (Inception) Through December 27, 2002
Sales of natural gas to affiliated companies	$4,488
Purchases of natural gas from affiliated companies	$3,989
Transportation expenses	$922

Prior to the Energy Transfer Transactions, ET GP, LLC, the general partner of Holdings, had a general and administrative services contract to act as an advisor and provide certain general and administrative services to ETE and its affiliates. The general and administrative services that ET GP, LLC provides ETP under this contract include:

•	General oversight and direction of engineering, accounting, legal and other professional and operational services required for the support, maintenance and operation of the assets used in the Midstream operations, and

•	The administration, maintenance and compliance with contractual and regulatory requirements.

In exchange for these services, ETE and its affiliates were required to pay ET GP, LLC a $500 annual fee payable quarterly and pro-rated for any portion of a calendar year. Pursuant to this contract, ETE and its affiliates were also required to reimburse ET GP, LLC for expenses associated with formation of ETE and its affiliates and are required to indemnify ET GP, LLC, its affiliates, officers and employees for liabilities associated with the actions of ET GP, LLC, its affiliates, officers, and employees. ETE continues to pay ET GP, LLC a $500 annual fee payable quarterly for on-going administrative support.

15. REPORTABLE SEGMENTS:

The Partnership’s financial statements reflect four reportable segments:

ETC OLP:

•	midstream operations

•	transportation and storage operations

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

HOLP:

•	retail propane operations

•	wholesale propane operations, including the operations of MP Energy Partnership

Segments below the quantitative thresholds are classified as “other”. None of these segments have ever met any of the quantitative thresholds for determining reportable segments. As a result of the HPL acquisition, management has redefined the transportation operations to transportation and storage operations. Management has also combined the domestic wholesale propane and foreign wholesale propane segments into one segment for all periods presented in this report. The combined segment is referred to as the wholesale propane segment.

Midstream and transportation and storage segment revenues and expenses include intersegment and intrasegment transactions, which are generally based on transactions made at market-related rates. Consolidated revenues and expenses reflect the elimination of all material intercompany transactions. Certain overhead costs relating to a reportable segment have been allocated for purposes of calculating operating income.

The midstream operations focus on the gathering, compression, treating, processing, transportation and marketing of natural gas, primarily on or through the Southeast Texas System, and marketing operations related to ETP’s producer services business. Revenue is primarily generated by the volumes of natural gas gathered, compressed, treated, processed, transported, purchased and sold through ETP’s pipelines (excluding the transportation pipelines) and gathering systems as well as the level of natural gas and NGL prices. The transportation and storage operations focus on transporting natural gas through ETP’s Oasis Pipeline, ET Fuel System, East Texas Pipeline System, and HPL System. Revenue is typically generated from fees charged to customers to reserve firm capacity on or move gas through the pipeline on an interruptible basis. A monetary fee and/or fuel retention are also components of the fee structure. Excess fuel retained after consumption is typically valued at the first of the month published market prices and strategically sold when market prices are high. The transportation and storage operations also consist of the HPL System, which generates its revenue primarily from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies. The use of the Bammel storage reservoir allows ETP to purchase physical natural gas and then sell financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin. The HPL System also transports natural gas for a variety of third party customers.

ETP’s retail and wholesale propane segments sell products and services to retail and wholesale customers. Intersegment sales by the foreign wholesale segment to the domestic segment are priced in accordance with the partnership agreement of MP Energy Partnership. ETP manages its propane segments separately as each segment involves different distribution, sale, and marketing strategies. ETP evaluates the performance of its operating segments based on operating income exclusive of general partnership selling, general, and administrative expenses of $13,399 for the year ended August 31, 2005, $11,711 for the year ended August 31, 2004, and $0 for the eleven-month period ended August 31, 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Investment in affiliates and equity in earnings (losses) of affiliates relate primarily to ETP’s investments in Vantex Gas Pipeline Company and Vantex Energy Services, Ltd., and Mid-Texas which are included in the Partnership’s midstream segment and transportation and storage segments. The following table presents the audited financial information, except for volumes, by segment for the following periods:

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Volumes (unaudited)
Midstream
Natural gas MMBtu/d	1,694,573	1,026,773	505,725
NGLs bbls/d sold	12,707	6,920	9,332
Transportation and storage
Natural gas MMBtu/d sold	1,361,729	—	—
Natural gas MMBtu/d transported	3,495,434	1,090,710	921,352
NGLs bbls/d sold	1,735	—	—
Propane gallons (in thousands)
Retail	406,334	226,209	—
Wholesale	70,047	35,719	—

Total gallons	476,381	261,928	—

Revenues:
Midstream
Unaffiliated	$3,246,772	$1,880,647	$898,377
Affiliated	—	16	709
Eliminations	(471,255)	(27,798)	(9,559)
Transportation and storage	2,608,108	113,938	41,500
Retail propane and related	709,473	349,344	—
Wholesale propane	68,833	27,345	—
Other	6,867	3,465	—

Total	$6,168,798	$2,346,957	$931,027

Cost of sales:
Midstream	$3,102,539	$1,787,849	$832,874
Eliminations	(471,255)	(27,798)	(9,559)
Transportation and storage	2,280,082	11,270	2,123
Retail propane	403,740	184,371	—
Wholesale propane	64,667	24,871	—
Other	1,742	861	—

Total Cost of Sales	$5,381,515	$1,981,424	$825,438

Operating income (loss)
Midstream	$94,603	$57,601	$37,906
Transportation and storage	151,819	51,470	17,689
Retail propane and other	66,902	27,209	—
Wholesale propane	(1,291)	(812)	—
Other	608	191	—
Selling, general and administrative expenses not allocated to segments	(14,720)	(4,853)	(94)

Total	$297,921	$130,806	$55,501

Income from discontinued operations, net of income tax expense and minority interests:
Midstream	$5,498	$6,163	$5,994

Gain (loss) on disposal of assets:
Midstream	$(34)	$(6)	$—
Transportation and storage	790	(1)	—
Retail propane	(1,031)	(999)	—
Wholesale propane	25	—	—
Other	(80)	—	—

Total	$(330)	$(1,006)	$—

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Minority interest expense from continuing operations:
Transportation and storage	189	—	—
Wholesale propane	542	295	—
Other	96,215	34,869

Total	$96,946	$35,164	$—

Depreciation and amortization:
Midstream	$17,110	$12,451	$9,056
Transportation and storage	36,020	12,255	2,814
Retail propane	51,487	30,925	—
Wholesale propane	754	432	—
Other	380	179	—

Total	$105,751	$56,242	$11,870

Interest expense
Midstream	$15,491	$20,841	$11,924
Eliminations	(4,798)	(5,999)	(4,565)
Transportation and storage	7,889	5,704	5,097
Retail propane	31,428	20,644	—
Other	51,051	27	(3)

Total	$101,061	$41,217	$12,453

Earnings (losses) from equity investments
Midstream	$320	$499	$(149)
Transportation and storage	(735)	—	1,572
Other	39	(136)	—

Total	$(376)	$363	$1,423

Income tax expense
Midstream	$32	$—	$—
Transportation and storage	903	1,716	4,432
Other	3,462	1,076	—

Total	$4,397	$2,792	$4,432

	August 31,
	2005	2004
Total Assets:
Midstream	$1,175,029	$721,009
Transportation and storage	2,586,927	1,090,983
Retail propane	1,016,313	956,021
Wholesale propane	34,755	22,601
Other	104,096	74,577

Total	$4,917,120	$2,865,191

	Year Ended August 31, 2005	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003
Additions to property, plant and equipment including acquisitions:
Midstream	$92,774	$21,466	$270,446
Transportation and storage	959,185	570,169	42,236
Retail propane	57,421	515,284	—
Wholesale propane	191	5,020	—
Other	1,610	3,229	—

Total	$1,111,181	$1,115,168	$312,682

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

16. SUPPLEMENTAL INFORMATION:

Following is the balance sheet of the Partnership, which is included to provide additional information with respect to the Partnership’s financial position on a stand-alone basis.

	August 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,527	$1,101
Accounts receivable
Accounts receivable from related companies	889	2,856
Prepaid expenses and other	747	—

Total current assets	10,163	3,957
INVESTMENT IN AFFILIATES	507,871	364,480

Total assets	$518,034	$368,437

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$35	$—
Accounts payable to affiliate	180	87
Accrued interest	5,931	—
Accrued and other current liabilities	25	25

Total current liabilities	6,171	112
LONG-TERM DEBT, net of current maturities	600,000	—

	606,171	112

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
General Partner’s capital	772	4,053
Limited Partners’ capital	(62,216)	364,261
Accumulated other comprehensive income (loss)	(26,693)	11

Total partners’ capital	(88,137)	368,325

Total liabilities and partners’ capital	$518,034	$368,437

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

17. SUBSEQUENT EVENTS:

On November 10, 2005 ETP purchased the 2% limited partner interest in HPL that it did not already own from AEP for $16,560 in cash. As a result, HPL became a wholly owned subsidiary of ETC OLP. ETP also reached a settlement agreement with AEP related to the inventory and working capital matters associated with the HPL acquisition as discussed in Note 5. The terms of the agreement were not material in relation to the Partnership’s financial position, results of operations or cash flow.

On November 23, 2005, ETP filed a registered exchange offer to exchange newly issued 5.65% Senior Notes due 2012 (the “2012 Notes”) which will be registered under the Securities Act of 1933 (the New Notes), for a like amount of outstanding 5.65% Senior Notes due 2012, which have not been registered under the Securities Act (the Old Notes). The sole purpose of the exchange offer is to fulfill the obligations of ETP under the registration rights agreement entered into in connection with the sale by ETP of the Old Notes on July 29, 2005. The 2012 Notes issued pursuant to the exchange offer will have substantially identical terms to the Old Notes. The 2012 Notes initially will be fully and unconditionally guaranteed by ETC OLP and all of the direct and indirect wholly-owned subsidiaries of ETC OLP that guarantee ETP’s obligations under its revolving credit facility. The exchange offer has not yet been completed.

On December 14, 2005, ETP announced that it had closed on a new $900,000 credit facility. The new credit facility replaces ETP’s $800,000 credit facility and extends the maturity date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members

LE GP, LLC

We have audited the accompanying consolidated balance sheet of LE GP, LLC and subsidiaries as of August 31, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal controls as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of LE GP, LLC and subsidiaries as of August 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Tulsa, Oklahoma

December 16, 2005

LE GP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands)

August 31, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$33,466
Marketable securities	3,452
Accounts receivable, net of allowance for doubtful accounts	847,028
Accounts receivable from related companies	2,284
Inventories	302,893
Deposits paid to vendors	65,034
Exchanges receivable	35,623
Price risk management asset	138,961
Prepaid expenses and other	36,433

Total current assets	1,465,174

PROPERTY, PLANT AND EQUIPMENT, net	2,887,750
LONG-TERM PRICE RISK MANAGEMENT ASSETS	41,687
INVESTMENT IN AFFILIATES	37,353
GOODWILL	353,608
INTANGIBLES AND OTHER ASSETS, net	118,441
OTHER LONG-TERM ASSETS	13,103

Total assets	$4,917,116

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Working capital facility	$17,026
Accounts payable	818,810
Accounts payable to related companies	410
Exchanges payable	33,772
Customer deposits	88,038
Accrued and other current liabilities	151,966
Price risk management liabilities	104,772
Income taxes payable	2,063
Current maturities of long-term debt	39,376

Total current liabilities	1,256,233

LONG-TERM DEBT, less current maturities	2,275,965
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	30,517
LONG-TERM AFFILIATED PAYABLE	2,005
DEFERRED TAXES	215,118
OTHER NON-CURRENT LIABILITIES	13,284
MINORITY INTERESTS	1,123,826

4,916,948

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY:
Members Equity	335
Accumulated other comprehensive loss	(167)

Total members’ equity	168

Total liabilities and members’ equity	$4,917,116

The accompanying notes are an integral part of this consolidated balance sheet.

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

AUGUST 31, 2005

(Dollars in thousands)

1. OPERATIONS AND ORGANIZATION:

LE GP, LLC (the Company) is the general partner of Energy Transfer Equity LP (“ETE”). LE GP, LLC is a Delaware limited liability company. The Company owns a 0.63% general partner interest in ETE which entitles it to receive all of the cash distributions made by ETE related to this general partner interest. These distributions are the Company’s primary source of cash flow.

As of August 31, 2005, ETE owned all of the equity interests in Energy Transfer Partners GP, LP (“ETP GP”), which entitled ETE to receive all of the cash distributions made by ETP GP related to its general partner interest and the related incentive distribution rights. In September 2004, ETE sold a 4.9995% limited partner interest in ETP GP and 5% of the member interest of Energy Transfer Partners, L.L.C. (“ETP LLC”) the general partner of ETP GP to a group of executive managers of ETP pursuant to an agreement entered into concurrent with the Energy Transfer Transactions. On June 20, 2005, ETE exchanged with this group of executive managers a 5% limited partner interest, or 12,610,488 limited partner units, in ETE for 1,638,692 ETP Common Units and the 4.9995% limited partner interest in ETP GP and the 5% member interest in ETP LLC held by this group.

Energy Transfer Transactions

On January 20, 2004, ETE and Heritage completed a series of transactions whereby ETE contributed ETC OLP to Heritage in exchange for cash of $300,000 less the amount of ETC OLP debt in excess of $151,500, less ETC OLP’s accounts payable and other specified liabilities, plus agreed upon capital expenditures paid by ETE relating to the ETC OLP business prior to closing, $433,909 of Heritage Common and Class D Units, and the repayment of the ETC OLP debt of $151,500.

These transactions and the other transactions described in the following paragraphs are referred to herein as the Energy Transfer Transactions. In conjunction with the Energy Transfer Transactions and prior to the contribution of ETC OLP to Heritage, ETC OLP distributed its cash and accounts receivable to ETE and an affiliate of ETE contributed an office building to ETE. ETE also received 7,485,030 Special Units of Heritage on a post-split basis as consideration for the project ETC OLP had in progress to construct the East Texas Pipeline. The Special Units converted to Heritage’s Common Units upon the East Texas Pipeline becoming commercially operational on June 21, 2004. The conversion of the Special Units to ETP Common Units was approved by Energy Transfer Partners’ Unitholders at a special meeting held on June 23, 2004.

Simultaneously with the Energy Transfer Transactions, ETE obtained control of Heritage by acquiring all of the interest in ETP GP, the general partner of Heritage, and ETP LLC, the general partner of ETP GP, from subsidiaries of AGL Resources, Atmos Energy Corporation, TECO Energy, Inc. and Piedmont Natural Gas Company, Inc. for $30,000 (the “General Partner Transaction”). In conjunction with the General Partner Transaction, ETP GP contributed its 1.0101% General Partner interest in Heritage Operating, L.P. (“HOLP”) to Heritage in exchange for an additional 1% General Partner interest in Heritage. Simultaneously with these transactions, Heritage purchased the outstanding stock of Heritage Holdings, Inc. (“HHI”) from ETP GP for $100,000.

Concurrent with the Energy Transfer Transactions, ETC OLP borrowed $325,000 from financial institutions and Heritage raised $355,948 of gross proceeds through the sale of 9,200,000 Common Units of Heritage at an offering price of $38.69 per unit. The net proceeds were used to finance the transactions and for general partnership purposes.

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

Business Operations

LE GP LLC conducts business operations only through the two wholly owned operating partnerships of ETP, ETC OLP and HOLP (collectively the Operating Partnerships).

ETC OLP owns and operates through its wholly-owned and majority-owned subsidiaries, natural gas gathering, natural gas intrastate pipeline systems, and gas processing plants and is engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas and natural gas liquids (“NGLs”) in the states of Texas, Louisiana, and formerly in Oklahoma. ETC OLP is a Texas limited partnership formed in October 2002 and was 99.9% owned by ETE prior to the Energy Transfer Transactions and is 99.9% owned by ETP subsequent to the Energy Transfer Transactions and 0.1% owned by ETC OLP’s general partner LA GP, LLC, a wholly-owned subsidiary of ETP. ETC OLP was contributed to Heritage on January 19, 2004, and became a wholly-owned subsidiary of ETP.

As of August 31, 2005, ETC OLP owns an interest in and operates approximately 11,700 miles of natural gas gathering and transportation pipelines, three natural gas processing plants, two of which are currently connected to its gathering systems, fourteen natural gas treating facilities and three natural gas storage facilities. The midstream segment focuses on the transportation, gathering, compression, treating, processing and marketing of natural gas. Its operations are currently concentrated in the Austin Chalk trend of southeast Texas, the Permian Basin of west Texas, the Barnett Shale in north Texas and the Bossier Sands in east Texas. The transportation and storage segment focuses on the transportation of natural gas through the Oasis Pipeline, the East Texas Pipeline, the natural gas pipeline and storage assets that are referred to as the ET Fuel System, and the natural gas pipeline and storage assets of the recently acquired HPL System.

On May 25, 2005 the Fort Worth Basin Pipeline became commercially operational, at nearly full capacity. The 55-mile, 24-inch natural gas pipeline connects to ETP’s existing pipelines in North Texas and provides transportation for natural gas production from the Barnett Shale producing area. The construction costs were financed entirely with cash from operations. Subsequent to August 31, 2005, ETP announced that the Board of Directors of its general partner approved two new pipeline construction projects. One project involves the construction of a new pipeline which will loop the first 24 miles of Partnership’s existing 55 mile, 24 inch pipeline in the Fort Worth Basin production area and adding up to 12,000 horsepower of incremental compression. The other project involves the expansion of ETP’s previously announced 264-mile intrastate pipeline project by increasing the pipeline’s size from 36 inches to 42 inches and the construction of 24 miles of 30 inch diameter pipe. The aggregated costs of these projects are estimated to be $566,000 and are expected to be funded by a combination of cash from operations and proceeds from existing and future debt and equity transactions. However, there is no assurance that management will be successful in raising additional debt or equity offerings to fund these projects.

HOLP sells propane and propane-related products to more than 700,000 active residential, commercial, industrial, and agricultural customers in 34 states. HOLP is also a wholesale propane supplier in the United States and in Canada, the latter through its participation in MP Energy Partnership. MP Energy Partnership is a Canadian partnership, in which ETP owns a 60% interest, engaged in lower-margin wholesale distribution and in supplying HOLP’s northern U.S. locations. HOLP buys and sells financial instruments for its own account through its wholly owned subsidiary, Heritage Energy Resources, L.L.C. (“Resources”).

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:

Principles of Consolidation

At August 31, 2005 the consolidated balance sheet of the Company includes the accounts of ETE and subsidiaries which include ETP GP, ETP LLC, ETP, ETC OLP, HOLP, and HHI. A minority interest liability is recorded for all partially owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. The Company considers cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Marketable Securities

Marketable securities owned by ETP and its subsidiaries are classified as available-for-sale securities and are reflected as a current asset on the consolidated balance sheet at their fair values. Changes in the fair value of the available for sale securities are recorded through other comprehensive income unless a decline in fair value is deemed to be other than temporary. ETP reported unrealized holding gains of $988 for the year ended August 31, 2005, and unrealized holding losses of $53 for the year ended August 31, 2004, and $0 for the eleven months ended August 31, 2003 on its marketable securities. The amounts reflected in the Company’s accumulated other comprehensive income (loss) are net of minority interests.

Accounts Receivable

ETC OLP’s midstream and transportation and storage operations deal with counterparties that are typically either investment grade or are otherwise secured with a letter of credit or other form of security (corporate guaranty or prepayment). Management reviews midstream and transportation and storage accounts receivable balances each week. Credit limits are assigned and monitored for all counterparties of the midstream and transportation operations. Management believes that the occurrence of bad debt in ETP’s midstream and transportation and storage operations was not significant at the end of the 2005 fiscal year therefore, an allowance for doubtful accounts for the midstream and transportation and storage operations was not deemed necessary at August 31, 2005.

ETC OLP enters into netting arrangements with counterparties of derivative contracts to mitigate credit risk. Transactions are confirmed with the counterparty, and the net amount is settled when due. Amounts outstanding under these netting arrangements are presented on a net basis in the consolidated balance sheet.

HOLP grants credit to its customers for the purchase of propane and propane-related products. Also included in accounts receivable are trade accounts receivable arising from HOLP’s retail and wholesale propane operations and receivables arising from liquids marketing activities. Accounts receivable for retail and wholesale propane and liquids marketing activities are recorded as amounts billed to customers less an allowance for doubtful accounts. The allowance for doubtful accounts for the retail and wholesale propane and liquids marketing segments is based on management’s assessment of the realizability of customer accounts. ETP’s

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

management assessment is based on the overall creditworthiness of HOLP’s customers and any specific disputes. The accounts receivable were marked to fair market value in connection with the Energy Transfer Transactions. Accounts receivable at August 31, 2005, consisted of the following, excluding amounts related to discontinued operations:

Accounts receivable midstream and transportation and storage	$782,090
Accounts receivable propane	69,014
Less—allowance for doubtful accounts	(4,076)

Total, net	$847,028

Inventories

ETC OLP’s inventories consist principally of natural gas held in storage, which is valued at the lower of cost or market utilizing the weighted-average cost method. Propane inventories are valued at the lower of cost or market. The cost of propane inventories is determined using weighted-average cost of propane delivered to the customer service locations, and includes storage fees and inbound freight costs, while the cost of appliances, parts, and fittings is determined by the first-in, first-out method. At August 31, 2005, inventories consisted of the following:

Natural gas, propane and other NGLs	$288,657
Appliances, parts and fittings and other	14,236

Total inventories	$302,893

Deposits

Deposits are paid to vendors in ETC OLP’s business as prepayments for natural gas deliveries in the following month. ETC OLP makes prepayments when the volume of business with a vendor exceeds its credit limit and/or when it is economically beneficial to do so. There were no deposits with vendors for gas purchases were as of August 31, 2005. ETP uses a combination of financial instruments including, but not limited to, futures, price swaps and basis trades to manage its exposure to market fluctuations in the prices of natural gas and NGLs. ETC OLP enters into these financial instruments with brokers who are clearing members with the New York Mercantile Exchange (the “NYMEX”) and directly with counterparties in the over-the-counter (“OTC”) market and is subject to margin deposit requirements under the OTC agreements and NYMEX positions. The NYMEX requires brokers to obtain an initial margin deposit based on an expected volume of the trade when the financial instrument is initiated. This amount is paid to the broker by both counterparties of the financial instrument to protect the broker from default of one of the counterparties when the financial instrument settles. ETC OLP also has maintenance margin deposits with certain counterparties in the OTC market. The payments on margin deposits occur when the value of a derivative(s) exceed(s) ETC OLP’s pre-established credit limit with the counterparty. Margin deposits are returned to ETC OLP on the settlement date. ETP had deposits with derivative counterparties of $65,034 as of August 31, 2005.

Deposits are received from ETC OLP’s customers as prepayments for natural gas deliveries in the following month and deposits from propane customers as security for future propane deliveries. Prepayments and security deposits may also be required when customers exceed their credit limits or do not qualify for open credit. Deposits received from customers were $88,038 as of August 31, 2005.

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

Exchanges

Exchanges consist of natural gas and NGL delivery imbalances with others. These amounts, which are valued at market prices, turn over monthly and are recorded as exchanges receivable or exchanges payable on the Company’s consolidated balance sheet. Management believes market value approximates cost.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, the Company capitalizes certain costs directly related to the installation of company-owned propane tanks and construction of assets including internal labor costs, interest and engineering costs. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, the Company reduces the carrying amount of such assets to fair value. No impairment of long-lived assets was recorded during the periods presented.

Components and useful lives of property, plant and equipment were as follows at August 31, 2005:

Land and improvements	$39,715
Buildings and improvements (10 to 30 years)	51,065
Pipelines and equipment (10 to 65 years)	2,030,221
Natural gas storage (40 years)	40,817
Bulk storage, equipment and facilities (3 to 30 years)	58,825
Tanks and other equipment (5 to 30 years)	346,924
Vehicles (5 to 10 years)	81,998
Right of way (20 to 65 years)	98,218
Furniture and fixtures (3 to 10 years)	11,995
Linepack	25,100
Pad Gas	102,557
Other (5 to 10 years)	17,893

2,905,328
Less—Accumulated depreciation	(157,256)

2,748,072
Plus—Construction work-in-process	139,678

Property, plant and equipment, net	$2,887,750

Capitalized interest is included for pipeline construction projects. Interest is capitalized based on the current borrowing rate.

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

Asset Retirement Obligation

ETP accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, (“SFAS 143”). SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period a legal obligation for the retirement of tangible long-lived assets is incurred, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, an entity would recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

ETP’s management has completed the assessment of SFAS 143, and has determined that ETP is obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates, and the credit-adjusted risk-free interest rates. However, ETP management is not able to reasonably determine the fair value of the asset retirement obligations as of August 31, 2005 because the settlement dates are indeterminable. An asset retirement obligation will be recorded in the periods management can reasonably determine the settlement dates.

Investment in Affiliates

The Company owns interests in a number of related businesses that are accounted for using the equity method. In general, the Company uses the equity method of accounting for an investment in which there is a 20% to 50% ownership of its outstanding interests and exercises significant influences over its operating and financial policies.

Prior to June 29, 2005, ETC OLP owned a 50% interest in Vantex Gas Pipeline Company, LLC and a 50.5% interest in Vantex Energy Services, Ltd. These investments were accounted for under the equity method of accounting. On June 29, 2005 ETC OLP bought the remaining 50% interest in Vantex Gas Pipeline and the remaining 49.5% interest of Vantex Energy Services, Ltd. The results of operations of the 100% owned entities are recognized on a consolidated basis from the date of acquisition. The Vantex system is located in East Texas and is composed of approximately 250 miles of pipeline. Vantex Energy Services provides energy related marketing services to small and medium sized producers and end users on the Vantex Gas Pipeline system.

Prior to December 27, 2002 when the remaining 50% of Oasis Pipe Line Company (“Oasis”) capital stock was redeemed, ETC OLP accounted for its initial 50% ownership in Oasis under the equity method. ETC OLP purchased the remaining 50% interest in Oasis on December 27, 2002 and Oasis became a wholly-owned subsidiary of ETC OLP. The Company recognized $1.6 million of equity method income from the investment in Oasis Pipe Line in 2003 prior to the December 27, 2002 acquisition. Oasis’ results from operations are recognized on a consolidated basis effective January 1, 2003.

ETC OLP also owns a 49% interest in Ranger Pipeline, L.P. (“Ranger”), which owns a 50% interest in Mountain Creek Joint Venture (“Mountain Creek”). Mountain Creek is located in North Texas and is composed of approximately 15 miles of pipeline. Mountain Creek supplies gas to an electric generation plant and earns the majority of its yearly income between the months of June and October. The Company accounts for its investment in Ranger using the equity method of accounting.

As a result of the HPL acquisition (see Note 3), ETP acquired a 50% ownership interest in Mid-Texas Pipeline Company (“Mid-Texas”) which owns a 139-mile transportation pipeline that connects various receipt points in south Texas to delivery points at the Katy Hub. This pipeline has a throughput capacity of 500 MMcf/d.

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

The investment is accounted for using the equity method of accounting. The Company does not exercise management control over Mid-Texas, and, therefore, the Company is precluded from consolidating the Mid-Texas financial statements with those of its own.

On July 18, 2005, ETP entered into a joint venture agreement for the purpose of jointly owning and operating a propane cylinder exchange business in metropolitan areas throughout the United States. ETP contributed cash of $2,304 and a note payable of $2,000 for its 50% interest in this joint venture. This investment is accounted for using the equity method of accounting.

Goodwill

Goodwill is associated with acquisitions made for the Partnership’s midstream, transportation and storage, and retail propane segments. Other segments related to the acquisition of ETP GP. Of the $353,608 balance in goodwill, $27,512 is expected to be tax deductible. Goodwill is tested for impairment annually at August 31, in accordance with Statement of Accounting Standards No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”).

As discussed in Note 5, the purchase price of HPL has been allocated using the acquisition methodology used by ETP when evaluating potential acquisitions. The purchase price will be assigned primarily to depreciable fixed assets or amortizable intangible assets as opposed to goodwill. ETP has engaged an appraisal firm to perform the asset appraisal in order to develop a definitive allocation of the purchase price. As a result, the final purchase price allocation may differ from the preliminary allocation. To the extent that the final allocation will result in goodwill, this amount would not be subject to amortization, but would be subject to an annual impairment test and if necessary, written down to a lower fair value should circumstances warrant.

Intangibles and Other Assets

Intangibles and other assets are stated at cost net of amortization computed on the straight-line method. The Company eliminates from its balance sheet the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized. Components and useful lives of intangibles and other assets were as follows as of August 31, 2005:

	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets—
Noncompete agreements (5 to 15 years)	$29,278	$(8,051)
Customer lists (3 to 15 years)	50,148	(6,612)
Financing costs (3 to 15 years)	23,469	(1,344)
Consulting agreements (2 to 7 years)	132	(75)
Other (10 years)	477	(191)

Total	103,504	(16,273)

Unamortized intangible assets—
Trademarks	29,447	—
Other assets	1,763	—

Total intangibles and other assets	$134,714	$(16,273)

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The Company reviews amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable in accordance with Statement of Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, the Company reduces the carrying amount of such assets to fair value. The Company reviews non-amortizable intangible assets for impairment annually at August 31, or more frequently if circumstances dictate, in accordance with SFAS 142. No impairment of intangible assets has been recorded as of August 31, 2005.

Goodwill and Other Intangible Assets

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following as of August 31, 2005:

Interest payable	$15,581
Wages, payroll taxes and employee benefits	23,721
Taxes other than income	24,615
Advanced budget payments and unearned revenue	61,851
Other	26,198

Accrued and other current liabilities	$151,966

Fair Value

The carrying amounts of accounts receivable and accounts payable approximate their fair value. Based on the estimated borrowing rates currently available to the Company for long-term loans with similar terms and average maturities, the aggregate fair value and carrying amount of long-term debt at August 31, 2005 was $2,322,806 and $2,315,341 respectively.

Income Taxes

LE GP, LLC is a limited liability company that is treated as a partnership for federal income tax purposes. As a result, LE GP, LLC’s earnings or losses for income tax purposes are included in the tax returns of the individual members. Oasis, HHI, and certain other of the Company’s subsidiaries are taxable corporations and follow the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

ETE Employee Incentive Interests

ETE’s partnership agreement provides for certain incentive interests for certain employees. The employee incentive interests consist of 12,145,749 Employee Incentive Units granted to certain employees on the formation of ETE (the “Employee Incentive Units”).

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The Employee Incentive Units vest ratably over a three-year period from the date of grant or fully vest upon the occurrence of a Fundamental Change as defined in ETE’s partnership agreement. The Employee Incentive Units were limited partner interests in ETE (as defined in the amended and restated agreement of limited partnership of ETE) and afforded the recipients with certain rights as limited partners in accordance with their terms.

The Company accounts for the Employee Incentive Interests in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under SFAS 123, total compensation is measured at the fair value of the award on the grant date and compensation expense is recorded ratably over the service period. Management determined the estimated fair value of the Employee Incentive Units on the grant date was insignificant due primarily to the preferred distributions the other partners would receive prior to vesting of the Employee Incentive Interests.

Other Incentive Interests

ETE’s partnership agreement provides for 72,874,494 Incentive Units (the “ETE Incentive Units”), consisting of: 24,291,498 “Tier I Units;” 12,145,749 “Tier II Units;” 12,145,749 “Tier III Units;” and 24,291,498 “Tier IV Units;” to be granted to ETC Holdings, LP, one of ETE’s limited partners, if certain “Tier” payouts are achieved. As a result of the Energy Transfer Transactions in January 2004, a total of 24,291,498 ETE Incentive Units vested and were converted to limited partner interests in ETE. In June 2005, the remaining “Tier” payout conditions as defined in the ETE Partnership Agreement were achieved and the “Tier II Units”, “Tier III Units” and the “Tier IV Units” also vested and were converted to limited partner interests in ETE. The fair value of the ETE Incentive Units was measured on the grant date in accordance with SFAS 123. Management determined the estimated fair value of the ETE Incentive Units on the grant date was insignificant due to ETE’s assets and operations at the time of inception did not appear to be sufficient to provide the payouts required with respect to each Tier.

ETP Restricted Unit Plan

Effective March 15, 2005 ETP declared a two-for-one split of its Common Units. The units discussed in the Restricted Unit Plan and the Long-Term Incentive Plan are reflected on a post-split basis.

ETP GP previously adopted the Amended and Restated Restricted Unit Plan dated August 10, 2000, amended February 4, 2002 as the Second Amended and Restated Restricted Unit Plan (the “Restricted Unit Plan”), for certain directors and key employees of ETP GP and its affiliates. The Restricted Unit Plan provided rights to acquire up to 292,000 Common Units of ETP. The Restricted Unit Plan provided for the award or grant to key employees of the right to acquire Common Units of ETP on such terms and conditions (including vesting conditions, forfeiture or lapse of rights) as the Compensation Committee of ETP GP (the “Compensation Committee”) shall determine. In addition, eligible directors automatically received a director’s grant of 1,000 ETP Common Units on each September 1, and newly elected directors were also entitled to receive a grant of 2,000 ETP Common Units upon election or appointment to ETP’s Board. Directors of ETP who were ETP employees or employees of ETP GP were not entitled to receive a director’s grant of Common Units of ETP but could receive ETP Common Units as employees.

Generally, awards granted under the Restricted Unit Plan vested upon the occurrence of specified performance objectives established by the Compensation Committee at the time designations of grants were

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made, or if later, the three-year anniversary of the grant date. In the event of a “change of control” (as defined in the Restricted Unit Plan), all rights to acquire ETP Common Units pursuant to the Restricted Unit Plan immediately vested. Pursuant to the January 2004 acquisition of ETP GP by ETE, the change of control provisions of the Restricted Unit Plan were triggered, resulting in the early vesting of 43,200 units by Heritage. Individuals holding 9,000 grants waived their rights to early vesting under the change of control provisions.

The issuance of ETP Common Units pursuant to the Restricted Unit Plan was intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation in respect of ETP’s Common Units. Therefore, no consideration was payable by the plan participants upon vesting and issuance of ETP’s Common Units. Following the June 23, 2004 approval of the 2004 Unit Plan at the special meeting of ETP Unitholders, the Restricted Unit Plan was terminated (except for the obligation to issue ETP Common Units at the time the 16,592 units previously awarded vest), and no additional grants will be made under the Restricted Unit Plan. As of August 31, 2005 12,259 units had not yet vested.

ETP Long Term Incentive Plan

Effective September 1, 2000, ETP GP adopted a long-term incentive compensation plan whereby ETP Common Units were to be awarded to the Executive Officers of ETP GP upon achieving certain targeted levels of Distributed Cash (as defined in the Long Term Incentive Plan) per unit. Awards under the program were made starting in 2003 based upon the average of the prior three years Distributed Cash per unit. A minimum of 500,000 units on a post-split basis and if targeted levels were achieved, a maximum of 1,000,000 units were available for award under the Long Term Incentive Plan. In connection with the acquisition by ETE of ETP GP in January 2004, 300,036 units vested and ETP Common Units were issued, and the Long-Term Incentive Plan terminated.

ETP 2004 Unit Plan

On June 23, 2004 at a special meeting of the Common Unitholders of ETP, ETP’s Common Unitholders approved the terms of ETP’s 2004 Unit Plan (the “Plan”), which provides for awards of ETP Common Units and other rights to ETP’s employees, officers, and directors. The maximum number of ETP Common Units that may be granted under this Plan is 1,800,000 total units issued. Any awards that are forfeited or which expire for any reason, or any units, which are not used in the settlement of an award, will be available for grant under the Plan. Units to be delivered upon the vesting of awards granted under the Plan may be (i) units acquired by ETP in the open market, (ii) units already owned by ETP or its General Partner, (iii) units acquired by ETP or its General Partner directly from ETP, or any other person, (iv) units that are registered under a registration statement for this Plan, (v) Restricted Units, or (vi) any combination of the foregoing.

Employee Grants. The Compensation Committee of ETP, in its discretion, may from time to time grant awards to any employee, upon such terms and conditions as it may determine appropriate and in accordance with specific general guidelines as defined by the Plan. All outstanding awards shall fully vest into units upon any Change in Control as defined by the Plan or upon such terms as the Compensation Committee may require at the time the award is granted. As of August 31, 2005, awards totaling 273,200 units were made under the 2004 Unit Plan to employees, including executive officers and 7,600 were forfeited. These awards will vest subject to vesting over a three-year period based upon the achievement of certain performance criteria. Vested awards will convert into ETP Common Units upon the third anniversary of the measuring date for the grants, which is September 1 of each year. Vesting occurs based upon the total return to ETP’s Unitholders as compared to a

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group of Master Limited Partnership peer companies. The issuance of ETP Common Units pursuant to the 2004 Unit Plan is intended to serve as a means of incentive compensation, therefore, no consideration will be payable by the plan participants upon vesting and issuance of the ETP Common Units.

Director Grants. Each director who is not also (i) a shareholder or a direct or indirect employee of any parent, or (ii) a direct or indirect employee of ETP LLC, ETP, or a subsidiary (“Director Participant”), who is elected or appointed to the Board for the first time shall automatically receive, on the date of his or her election or appointment, an award of up to 2,000 ETP Common Units (the “Initial Director’s Grant”). Commencing on September 1, 2004 and each September 1 thereafter that this Plan is in effect, each Director Participant who is in office on such September 1, shall automatically receive an award of Units equal to $15,000 divided by the fair market value of an ETP Common Unit on such date (“Annual Director’s Grant”). Each grant of an award to a Director Participant will vest at the rate of 1/3 per year, beginning on the first anniversary date of the Award; provided however, notwithstanding the foregoing, (i) all awards to a Director Participant shall become fully vested upon a change in control, as defined by the Plan, unless voluntarily waived by such Director Participant, and (ii) all awards which have not yet vested on the date a Director Participant ceases to be a director shall vest on such terms as may be determined by the Compensation Committee. As of August 31, 2005, initial Director’s Grants totaling 16,844 units have been made of which 3,999 units vested on August 31, 2005 and 1,610 vested on September 1, 2005 and ETP Common Units were issued. Also on September 1, 2005, Director Grants of 2,460 units were awarded.

Long-Term Incentive Grants. The Compensation Committee may, from time to time, grant awards under the Plan to any executive officer or any employee it may designate as a participant in accordance with general guidelines under the Plan. These guidelines include (i) options to purchase a specified number of units at a specified exercise price, which are clearly designated in the award as either an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code, or a “non-qualifying stock option” that is not intended to qualify as an incentive stock option under Section 422; (ii) Unit Appreciation Rights that specify the terms of the fair market value of the award on the date the unit appreciation right is exercised and the strike price; (iii) units; or (iv) any combination hereof. As of August 31, 2005, there has been no Long-Term Incentive Grants made under the Plan.

This Plan will be administered by the Compensation Committee of the Board of Directors of ETP LLC and may be amended from time to time by the Board; provided however, that no amendment will be made without the approval of a majority of ETP’s Unitholders (i) if so required under the rules and regulations of the New York Stock Exchange or the Securities and Exchange Commission; (ii) that would extend the maximum period during which an award may be granted under the Plan; (iii) materially increase the cost of the Plan to ETP; or (iv) result in this Plan no longer satisfying the requirements of Rule 16b-3 of Section 16 of the Securities and Exchange Act of 1934. This Plan shall terminate no later that the 10th anniversary of its original effective date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements.

Some of the other more significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and

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amortization, purchase accounting allocations and subsequent realizability of intangible assets, deferred taxes, and fair values of unit based compensation. Actual results could differ from those estimates.

Accounting for Derivative Instruments and Hedging Activities

The Company applies Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended. This statement requires that all derivatives be recognized in the balance sheet as either an asset or liability measured at fair value. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

The Company has established a formal risk management policy in which derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction. The midstream and transportation segments do not use derivative financial instruments for speculative purposes. At inception, the Company formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in its hedging transactions are highly effective in offsetting changes in cash flows. Furthermore, management meets on a weekly basis to assess the creditworthiness of the derivative counterparties to manage against the risk of default. If the Company determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

The Company utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas and NGL prices. These contracts consist primarily of futures and swaps. The Company designates various futures and certain associated basis contracts as cash flow hedging instruments in accordance with SFAS 133. All derivatives are recognized in the balance sheet as price risk management assets or liabilities and are measured at fair value. For those instruments that do not qualify for hedge accounting, the change in market value is recorded as cost of products sold in the consolidated statement of operations. The fair value of price risk management assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income. The effective portion of the hedge gain or loss is initially reported as a component of other comprehensive income and when the physical transaction settles, any gain or loss previously recorded in other comprehensive income (loss) on the derivative is recognized in costs of sales in the consolidated statement of operations. The ineffective portion of the gain or loss is reported immediately in cost of products sold in the consolidated statement of operations. As of August 31, 2005 these hedging instruments had a net fair value of $(84,523) which was recorded as price risk management assets and liabilities on the balance sheet through other comprehensive income net of minority interest. The majority of the Company’s derivatives are expected to settle within the next three years.

In the course of normal operations, ETP routinely enters into contracts such as forward physical contracts for the purchase and sale of natural gas, propane, and other NGLs that qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements of SFAS 133 and are accounted for using traditional accrual accounting. In connection with the HPL acquisition, the Company acquired certain physical forward contracts that contain embedded options. These contracts have not been designated as normal purchases and sales contracts, and therefore, are marked to market in addition to the

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financial options that offset them. The Black Scholes valuation model was used to estimate the value of these embedded derivatives.

During the quarter ended August 31, 2005, ETP adopted a new risk management policy that provides for our marketing operations to execute limited strategies. Certain strategies are considered trading for accounting purposes, and are executed with the use of a combination of financial instruments including, but not limited to, futures and basis trades. The derivative contracts that are entered into for trading purposes, subject to limits, are recognized on the consolidated balance sheet at fair value.

The market prices used to value the financial derivative transactions reflect management’s estimates considering various factors including closing exchange and over-the-counter quotations, and the time value of the underlying commitments.

Contributions to Subsidiary

As discussed in Note 1, the Company directly and indirectly owns all of the equity interests in ETP GP, the general partner of ETP. ETP GP is required to make contributions to ETP each time ETP issues common units in order to maintain its 2% general partner ownership in ETP. These contributions are generally netted from the funds the Company receives from distributions from ETP. ETP GP was required to contribute $10,418 and $23,542 for the years ended August 31, 2005 and 2004, respectively.

Recently Issued Accounting Standards

FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). In March 2005, the Financial Accounting Standards Board (“FASB”) published FIN 47, which requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain. These conditional obligations were not addressed by SFAS 143. FIN 47 will require the Company to accrue a liability when a range of scenarios can be determined. Management intends to adopt FIN 47 no later than the end of the fiscal year ending August 31, 2006, and has not yet determined the impact, if any, that this pronouncement will have on the Company’s financial statements.

SFAS No. 123 (Revised 2004) (“SFAS 123R”), Share-Based Payment. In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supercedes Accounting Principles Board (“APB”) Opinion No. 25. SFAS 123R requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised statement requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, Accounting for Stock Issued to Employees, which was permitted under SFAS 123, as originally issued. The revised statement also requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. SFAS 123R is effective for public companies that are not small business issuers, beginning with their next fiscal year. All public companies must use either the modified prospective or modified retrospective transition method. On March 29, 2005, the SEC staff issued SAB No. 107, (“SAB 107”), Share-Based Payment, to express the views of the staff regarding the interaction between SFAS 123R and certain SEC rules and regulations and to provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company has considered the additional guidance provided by SAB 107 in connection with its implementation of SFAS 123R using the modified prospective transition method as of September 1, 2005, which did not have a material impact on its consolidated results of operations, cash flows or financial position.

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SFAS No. 153 (“SFAS 153”) Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29. In December 2004, the FASB issued SFAS 153, which amends APB Opinion No. 29 by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB Opinion No. 29 based on the book value of the asset surrendered with no gain or loss recognition. SFAS 153 also eliminates APB 29’s concept of culmination of an earnings process. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. The Company adopted SFAS 153 during the fiscal quarter ending August 31, 2005 without a material impact on the Company’s consolidated results of operations, cash flows or financial position.

SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Correction—a replacement of APB Opinion No. 20 and FASB Statement No. 3. In May 2005, the FASB issued SFAS 154, which requires that the direct effect of voluntary changes in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Indirect effects of a change should be recognized in the period of the change. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS 154 will depend on the nature and extent of any voluntary accounting changes and correction of errors after the effective date, but management does not currently expect SFAS 154 to have a material impact on the Company’s consolidated results of operations, cash flows or financial position.

SFAS No. 151 (“SFAS 151”), Inventory Costs—an amendment of ARB No. 43, Chapter 4. In November 2004, the FASB issued SFAS 151, which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing.” ARB No. 43 previously required that certain costs associated with inventory be treated as current period charges if they were determined to be so abnormal as to warrant it. SFAS 151 amends this removing the so abnormal requirement and stating that unallocated overhead costs and other items such as abnormal handling costs and amounts of wasted materials (spoilage) require treatment as current period charges rather than a portion of inventory cost. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted. The provisions of this statement need not be applied to immaterial items. The Company does not allocate overhead costs to inventory and management has determined that there are no other material items which require the application of SFAS 151.

EITF Issue No. 03-13 (“EITF 03-13”), Applying the Conditions in Paragraph 42 of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.” In November 2004, the EITF reached a consensus with respect to evaluating whether the criteria in SFAS 144 has been met for classifying as a discontinued operation a component of an entity that either has been disposed of or is classified as held for sale. To qualify as a discontinued operation, SFAS 144 requires that the cash flows of the disposed component be eliminated from the operations of the ongoing entity and that the ongoing entity not have any significant continuing involvement in the operations of the disposed component after the disposal transaction. The consensus is to be applied prospectively to a component of an entity that is either disposed or classified held for sale in fiscal periods beginning after December 15, 2004. The Company accounted for the sale of its discontinued operations in accordance with SFAS 144 and EITF 03-13.

EITF Issue No. 04-1 (“EITF 04-1”). Accounting for Preexisting Relationships between the Parties to a Business Combination. EITF 04-1 requires that pre-existing contractual relationships between two parties involved in a business combination be evaluated to determine if a settlement of the pre-existing contracts is required separately from the accounting for the business combination. This consensus is effective for business

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combinations consummated and goodwill impairment tests performed in reporting periods beginning after October 13, 2004. The Company adopted EITF 04-1 during the quarter ended February 28, 2005, without a material effect on its financial position, results of operations and cash flows.

3. ACQUISITIONS:

In November 2004, ETP acquired the Texas Chalk and Madison Systems from Devon Gas Services for $63,022 in cash, which was principally financed with $60,000 from the then existing ETC OLP Revolving Credit Facility. The total purchase price was $65,067, which included $63,022 of cash paid, and liabilities assumed of $2,045. These assets include approximately 1,800 miles of gathering and mainline pipeline systems, four natural gas treating plants, condensate stabilization facilities and an 80 MMcf/d gas processing plant. These assets will be integrated into the Southeast Texas System and are expected to provide increased throughput capacity to its existing midstream assets. The acquisition was not material for pro forma disclosure purposes.

In January 2005, ETP acquired the controlling interests in HPL from American Electric Power Corporation (“AEP”) for approximately $825,000 subject to working capital adjustments. This acquisition was financed by ETP through a combination of cash on hand, borrowings under its current credit facilities and a private placement with institutional investors of $350,000 of ETP Common Units. In addition, ETP acquired working inventory of natural gas stored in the Bammel storage facilities and financed it through a short-term borrowing, which was re-paid in full on April 14, 2005. The total purchase price of $1,350,212 which included $1,039,521 of cash paid, net of cash acquired and liabilities assumed of $344,663, including $800 in estimated acquisition costs, was allocated to the assets acquired and liabilities assumed. Under the terms of the transaction, ETP, through ETC OLP, its wholly-owned subsidiary, acquired all but a 2% limited partner interest in HPL. The HPL System is comprised of approximately 4,200 miles of intrastate pipeline with aggregate capacity of 2.4 Bcf/d, substantial storage facilities and related transportation assets. The acquisition enables ETP to expand its current transportation systems into areas where it previously did not have a presence, and in combination with ETP’s current midstream assets, provides the premier producing basins in Texas with direct access to the Houston Ship Channel corridor.

Prior to June 29, 2005, ETC OLP owned a 50% interest in Vantex Gas Pipeline Company, LLC and a 50.5% interest in Vantex Energy Services, Ltd. On June 29, 2005, ETC OLP purchased the remaining interest in Vantex Gas Pipeline, LLC and Vantex Energy Services, Ltd. for approximately $3,839 of cash paid, net of cash acquired. The Vantex Gas system is located in East Texas and is comprised of approximately 250 miles of pipeline. Vantex Energy Services provides energy related marketing services to small and medium sized producers and end users on the Vantex Gas Pipeline system. The acquisition was not material for pro forma disclosure purposes.

During the fiscal year ended August 31, 2005, HOLP acquired substantially all of the assets of ten propane businesses. The aggregate purchase price for these acquisitions totaled $30,772 which included $25,462 of cash paid, net of cash acquired, 120,550 ETP Common Units on a post-split basis issued valued at $2,500 and liabilities assumed of $2,810. The cash paid for acquisitions was financed primarily with the HOLP Senior Revolving Acquisition Facility.

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The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for these acquisitions:

	Texas Chalk and Madison Systems November 2004	HPL January 2005	Vantex June 2005	HOLP acquisitions (aggregated)
Cash and equivalents	$—	$191	$1,081	$5
Accounts receivable	—	321,214	6,066	875
Inventory	—	132,095	—	584
Other current assets	—	8,672	1	215
Investments in unconsolidated affiliate	—	32,940	—	—
Price risk management assets	—	30,300	—	—
Property, plant, and equipment	65,067	823,360	4,479	18,592
Intangibles	—	1,440	—	5,971
Goodwill	—	—	—	4,535

Total assets acquired	65,067	1,350,212	11,627	30,777

Accounts payable	(525)	(253,784)	(5,404)	(233)
Accrued expenses	(1,520)	(18,344)	(91)	(181)
Other current liabilities	—	(11,829)	(132)	(227)
Other liabilities	—	(15,277)	—	—
Price risk management liabilities	—	(30,300)	—	—
Long-term debt	—	—	—	(2,169)
Minority interest	—	(15,129)	—	—

Total liabilities assumed	(2,045)	(344,663)	(5,627)	(2,810)

Net assets acquired	$63,022	$1,005,549	$6,000	$27,967

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of an acquisition. The preliminary allocation may be adjusted to reflect the final purchase price allocation which will be based on an independent appraisal, if applicable.

During the third fiscal quarter of 2005 ETP completed a verification of the working gas inventory contained in the storage facilities it had acquired in two acquisitions and has adjusted the preliminary allocations of the purchase prices to reflect the verified amounts. ETP has also adjusted the preliminary allocations to reflect working capital settlement with AEP occurring in the fourth fiscal quarter of 2005. ETP continues to have discussions with AEP regarding the inventory verification and certain working capital matters, and further adjustments may be necessary based on any final determinations made in accordance with the purchase and sale agreement.

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The Company recorded the following intangible assets in conjunction with these acquisitions as of August 31, 2005:

Customer lists (3 to 15 years)	$3,456
Non-compete agreements (5 to 10 years)	1,326

Total amortized intangible assets	4,782

Trademarks and trade names	2,629
Goodwill	4,535

Total intangible assets acquired	$11,946

Goodwill was warranted because these acquisitions enhance ETP’s current operations and certain acquisitions are expected to reduce costs through synergies with existing operations. The entire $4,535 goodwill acquired is expected to be tax deductible.

Each of these acquisitions was accounted for as a business combination using the purchase method of accounting in accordance with the provisions of SFAS 141, and each purchase price has been initially allocated based on the estimated fair value of the individual assets acquired and the liabilities assumed at the date of the respective acquisition.

4. WORKING CAPITAL FACILITY AND LONG-TERM DEBT:

Long-term debt of the Company, ETE, ETP and its operating subsidiaries consists of the following on a consolidated basis:

	August 31, 2005	Maturities
ETE Senior Secured Loan	$600,000	One payment of $600,000 due June 16, 2008.

ETP Senior Notes:
2005 5.95% Senior Notes, net of discount of $2,160	747,840	One payment of $750,000 due February 1, 2015. Interest is paid semi-annually.

2005 5.65% Senior Notes, net of discount of $408	399,592	One payment of $400,000 due August 1, 2012. Interest is paid semi-annually.

HOLP Senior Secured Notes:
1996 8.55% Senior Secured Notes	72,000	Annual payments of $12,000 due each June 30, 2002 through 2011. Interest is paid semi-annual.

1997 Medium Term Note Program:
7.17% Series A Senior Secured Notes	12,000	Annual payments of $2,400 due each November 19, 2005 through 2009. Interest is paid semi-annually.
7.26% Series B Senior Secured Notes	16,000	Annual payments of $2,000 due each November 19, 2003 through 2012. Interest is paid semi-annually.

6.50% Series C Senior Secured Notes	714	Annual payments of $357 due on March 13, 2006 and 2007. Interest is paid semi-annually.

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(Dollars in thousands)

	August 31, 2005	Maturities
HOLP Senior Secured Notes:
2000 and 2001 Senior Secured Promissory Notes:

8.47% Series A Senior Secured Notes	6,400	Annual payments of $3,200 due each August 15, 2003 through 2007. Interest is paid quarterly.

8.55% Series B Senior Secured Notes	22,857	Annual payments of $4,571 due each August 15, 2004 through 2010. Interest is paid quarterly.

8.59% Series C Senior Secured Notes	27,000	Annual payments of $5,750 due each August 15, 2006 and 2007, $4,000 due August 15, 2008, and $5,750 due each August 15, 2009 through 2010. Interest is paid quarterly.

8.67% Series D Senior Secured Notes	58,000	Annual payments of $12,450 due each August 15, 2008 and 2009, $7,700 due on August 15, 2010, $12,450 due August 15, 2011, and $12,950 due August 15, 2012. Interest is paid quarterly.

8.75% Series E Senior Secured Notes	7,000	Annual payments of $1,000 due each August 15, 2009 through 2015. Interest is paid quarterly.

8.87% Series F Senior Secured Notes	40,000	Annual payments of $3,636 due each August 15, 2010 through 2020. Interest is paid quarterly.

7.21% Series G Senior Secured Notes	11,400	Annual payments of $3,800 due each May 15, 2004 through 2008. Interest is paid quarterly.

7.89% Series H Senior Secured Notes	8,000	Annual payments of $727 due each May 15, 2006 through 2016. Interest is paid quarterly.

7.99% Series I Senior Secured Notes	16,000	One payment of $16,000 due on May 15, 2013. Interest is paid quarterly.

HOLP Senior Revolving Acquisition Facility	42,000	Available through December 31, 2006—see terms below under “Revolving Credit Facilities”.

ETP Revolving Credit Facility	186,000	Available through January 2010—see terms below under “Revolving Credit Facilities”.

ETP Revolving Credit Facility Swingline loan option	15,000	Available through January 2010—see terms below under “Revolving Credit Facilities”.

Long term portion of the Senior Revolving Working Capital Facility	9,642	Available through December 31, 2006—see terms below under “Revolving Credit Facilities”.

Notes Payable on noncompete agreements with interest imputed at rates averaging 7.48%	15,284	Due in installments through 2014.

Other	2,612	Due in installments through 2024.

Current maturities of long-term debt	(39,376)

	$2,275,965

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All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP and its subsidiaries secure HOLP’s Senior Secured, Medium Term, and Senior Secured Promissory Notes. In addition to the stated interest rate for the HOLP Notes, HOLP is required to pay an additional 1% per annum on the outstanding balance of the HOLP Notes at such time as the HOLP Notes are not rated investment grade status or higher. As of August 31, 2005 the HOLP Notes were rated investment grade or better thereby alleviating the requirement that HOLP pay the additional 1% interest.

ETP Senior Notes

On January 18, 2005, in a Rule 144A private placement offering, ETP issued $750,000 in aggregate principal amount of its 5.95% Senior Notes due on February 1, 2015 (the “2015 Unregistered Notes”). ETP recorded a discount of $2,265 and debt issue costs of $7,375 in connection with the issuance of 2015 Unregistered Notes. The net proceeds of approximately $741,000 were used to repay the indebtedness and accrued interest outstanding under the then existing ETC OLP credit facilities that were previously secured by the assets of ETC OLP. On July 29, 2005, ETP completed a registered exchange offer to exchange newly issued 5.95% Senior Notes due 2015 which have been registered under the Securities Act of 1933 (the “New Notes”), for a like amount of outstanding 5.95% Senior Notes due 2015, which have not been registered under the Securities Act (the “Old Notes”). The sole purpose of the exchange offer was to fulfill the obligations of ETP under the registration rights agreement entered into in connection with the sale by ETP of the Old Notes. The New Notes issued pursuant to the exchange offer have substantially identical terms to the Old Notes.

On July 29, 2005 ETP completed an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, whereby ETP issued $400,000 in aggregate principal amount of 5.65% Senior Notes due 2012 (the “2012 Unregistered Notes” and together with the 2015 Unregistered Notes, the “ETP Senior Notes”). ETP recorded a discount of $412 and debt issue costs of $2,840 in conjunction with the 2012 Unregistered Notes. The ETP Senior Notes are fully and unconditionally guaranteed by ETC OLP and its designated subsidiaries.

ETC OLP and its designated subsidiaries act as guarantors of the debt obligations for the 2015 Unregistered Notes issued on January 18, 2005 and the 2012 Unregistered Notes issued on July 29, 2005. If ETP were to default, ETC OLP and the other guarantors would be responsible for full repayment of those obligations. The ETP Senior Notes have equal rights to holders of its other current and future unsecured debt.

ETE Senior Secured Term Loan

On June 16, 2005, ETE entered into a $600,000 Senior Secured Loan Agreement with Goldman Sachs Credit Partners L.P., as administrative agent, and a syndicate of financial institutions that matures on June 16, 2008. Loans in an amount of $600,000 were borrowed and loans repaid under the term loan agreement may not be re-borrowed. The loans bear interest at an initial rate of LIBOR plus 3% subject to adjustment based upon a ratio of total debt to EBITDA. The loans are secured by ETE’s ETP Common Units and general partner interest in ETP. ETE’s Senior Secured Loan Agreement requires that, on the last day of the specified fiscal quarter, the ratio of its Consolidated Funded Debt (as defined in the term loan agreement) to ETE’s Consolidated EBITDA (as defined in the term loan agreement) for the fiscal quarter most recently ended, multiplied by four, be no greater than 6.25 to 1.0 for the fiscal quarter ending August 31, 2005 and declining over time to no greater than 4.0 to 1.0 for the fiscal quarter ending May 31, 2008. ETE’s term loan agreement also requires that, on the last day of the specified fiscal quarter, the ratio of ETE’s consolidated EBITDA (as defined in ETE’s term loan agreement) to its Consolidated Interest Expense (as defined in ETE’s term loan agreement) must not be less than 2.25 to 1.0 for the fiscal quarter ending August 31, 2005 and increasing over time to not less than 3.0 to 1.0 for the fiscal quarter ending May 31, 2008.

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The term loan agreement also includes a number of mandatory prepayment events. Loans under the term loan agreement must, subject to specified exceptions, be repaid with (a) 100% of net cash proceeds of all non-ordinary course asset sales if the Company leverage ratio is greater than or equal to 4.0:1.0, (b) 50% of net cash proceeds of all non-ordinary course assets sales if the Company leverage ratio is less than 4.0:1.0 and greater than or equal to 3.0:1.0, (c) 100% of excess cash flow if the Company leverage ratio is greater than or equal to 6.0:1.0; (d) 50% of excess cash flow if the Company leverage ratio is less than 6.0:1.0 and greater than or equal to 4.5:1.0; (e) 25% of excess cash flow if the Company leverage ratio is less than 4.5:1.0 and greater than or equal to 3.5:1.0; and (f) cash proceeds from public offerings of the Company limited partnership interests, including the Company initial public offering, until the Company has repaid an aggregate of $200.0 million.

Revolving Credit Facilities

Effective January 18, 2005, ETP entered into an unsecured Revolving Credit Facility. The terms of the agreement are as follows:

A $700,000 unsecured Revolving Credit Facility available through January 18, 2010. Amounts borrowed under the Revolving Credit Facility bear interest at a rate based on either a Eurodollar rate, or a prime rate. Effective June 2, 2005, ETP increased the unsecured Revolving Credit Facility from $700,000 to $800,000. The Revolving Credit Facility also offers a Swingline loan option with the maximum borrowing of $30,000 at a daily rate based on the London market. The weighted average interest rate was 4.827% as of August 31, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.30%. ETP borrowed $475,000 under the Revolving Credit Facility to fund a portion of the HPL acquisition in January 2005. As of August 31, 2005, $201,000 was outstanding under the Revolving Credit Facility, which includes $15,000 under the Swingline option and also had outstanding Letters of Credit of $11,300. Letter of Credit Exposure plus the Revolving Credit Facility cannot exceed the $800,000 maximum Revolving Credit Facility. Total amount available under the Credit Agreement as of August 31, 2005 was $587,700.

ETC OLP and its designated subsidiaries act as guarantors of the Revolving Credit Facility. If ETP were to default, ETC OLP and the other guarantors would be responsible for full repayment of this obligation. The Revolving Credit Facility is unsecured and has equal rights to holders of ETP’s other current and future unsecured debt.

Effective March 31, 2004, HOLP entered into the Third Amended and Restated Credit Agreement. The terms of the Agreement are as follows:

A $75,000 Senior Revolving Working Capital Facility is available through December 31, 2006. Amounts borrowed under the Working Capital Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The weighted average interest rate was 5.308% for the amount outstanding at August 31, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.50%. HOLP must reduce the principal amount of working capital borrowings to $10,000 for a period of not less than 30 consecutive days at least one time during each fiscal year. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP, and the capital stock of HOLP’s subsidiaries secure the Senior Revolving Working Capital Facility. As of August 31, 2005, the Senior Revolving Working Capital Facility had a balance outstanding of $26,668, of which $9,642 was long-term and $17,026 was short-term. A $5,000 Letter of Credit issuance is available to HOLP for up to 30 days prior to the maturity date of the Working Capital Facility. HOLP completed the 30-day clean down requirement under its Senior Revolving Working Capital Facility on June 14, 2005 and had outstanding Letters of Credit of $1,002 at August 31, 2005. Letter of Credit Exposure plus the Working Capital Loan cannot exceed the $75,000 maximum Working Capital Facility.

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(Dollars in thousands)

A $75,000 Senior Revolving Acquisition Facility is available through December 31, 2006. Amounts borrowed under the Acquisition Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The weighted average interest rate was 5.182% for the amount outstanding at August 31, 2005. The maximum commitment fee payable on the unused portion of the facility is 0.50%. All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts of HOLP, and the capital stock of HOLP’s subsidiaries secure the Senior Revolving Acquisition Facility. As of August 31, 2005, the Senior Revolving Acquisition Facility had a balance outstanding of $42,000.

Effective September 1, 2005, HOLP entered into the Second Amendment to the Third Amended and Restated Credit Agreement. The amendment in its entirety states as follows: “In no event shall the Letter of Credit Exposure exceed $15,000 at any time”. All of the remaining terms, provisions and conditions of the existing Credit Agreement continue in full force and effect as within the March 31, 2004 Third Amended and Restated Credit Amendment noted above.

The agreements for each of the Senior Secured Notes, Medium Term Note Program, Senior Secured Promissory Notes, and the HOLP’s bank credit facilities contain customary restrictive covenants applicable to HOLP, including limitations on substantial disposition of assets, changes in ownership of HOLP the level of additional indebtedness and creation of liens. These covenants require HOLP to maintain ratios of Consolidated Funded Indebtedness to Consolidated EBITDA (as these terms are similarly defined in the bank credit facilities and the Note Agreements) of not more than, 4.50 to 1 and Consolidated EBITDA to Consolidated Interest Expense (as these terms are similarly defined in the bank credit facilities and the Note Agreements) of not less than 2.25 to 1. The Consolidated EBITDA used to determine these ratios is calculated in accordance with these debt agreements. For purposes of calculating the ratios under the bank credit facilities and the Note Agreements, Consolidated EBITDA is based upon the HOLP’s EBITDA, as adjusted for the most recent four quarterly periods, and modified to give pro forma effect for acquisitions and divestures made during the test period and is compared to Consolidated Funded Indebtedness as of the test date and the Consolidated Interest Expense for the most recent twelve months. These debt agreements also provide that the Operating Partnerships may declare, make, or incur a liability to make, restricted payments during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed Available Cash with respect to the immediately preceding quarter; (b) no default or event of default exists before such restricted payments; and (c) each Operating Partnership’s restricted payment is not greater than the product of each Operating Partnership’s Percentage of Aggregate Available Cash multiplied by the Aggregate Partner Obligations (as these terms are similarly defined in the bank credit facilities and the Note Agreements). The debt agreements further provide that HOLP’s Available Cash is required to reflect a reserve equal to 50% of the interest to be paid on the notes and in addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the notes, and a reserve equal to 25%, 50%, and 75%, respectively, of the principal amount to be repaid on such payment dates.

In addition, the Indenture relating to the Senior Notes issued on January 18, 2005 and the Revolving Credit Facility contain various covenants related to its ability to incur certain indebtedness, grant certain liens, enter into certain merger, sale or consolidation transactions, enter into sale-lease back transactions, and make certain investments. The Revolving Credit Facility also requires ETP to maintain ratios of Consolidated Funded Indebtedness to Consolidated EBITDA (as similarly defined in the Revolving Credit Agreement) of not more than 4.50 to 1 at any time other than during a Specified Acquisition Period (as similarly defined in the Revolving Credit Agreement) and 5.00 to 1 during a Specified Acquisition Period. The ratio of Consolidated EBITDA for each period of four consecutive fiscal quarters, to Consolidated Interest Expense (as similarly defined in the Revolving Credit Agreement), will never be less than 3.00 to 1.

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(Dollars in thousands)

Failure to comply with the various restrictive and affirmative covenants of the HOLP’s bank credit facilities and the Note Agreements could negatively impact the Operating Partnerships’ ability to incur additional debt and/or ETE or ETP’s ability to pay distributions. ETE, ETP and HOLP are required to measure these financial tests and covenants quarterly and were in compliance with all requirements, tests, limitations, and covenants related to ETE’s, ETP’s and HOLP’s debt agreements as of August 31, 2005.

Future maturities of long-term debt for each of the next five fiscal years and thereafter are $39,376 in 2006; $91,025, in 2007; $646,158 in 2008; $43,316 in 2009; $241,830 in 2010, and $1,253,636 thereafter.

5. INCOME TAXES:

The components of the deferred tax liability were as follows:

Year Ended August 31, 2005
Property, plant and equipment	$213,829
Other	1,289

Total	$215,118

6. MAJOR CUSTOMERS

ETP’s major customers are in the midstream and transportation and storage segments. ETP’s natural gas operations have a concentration of customers in natural gas transmission, distribution and marketing, as well as industrial end-users while its NGL operations have a concentration of customers in the refining and petrochemical industries. These concentrations of customers may impact ETP’s overall exposure to credit risk, either positively or negatively. The Houston Pipeline Company had been a major customer to ETP previous to its acquisition in fiscal year 2005. As of August 31, 2005 ETP had a receivable due from BP Energy Company that was 11% of ETP’s total midstream and transportation and storage segment accounts receivable. However, management believes that the ETP’s portfolio of accounts receivable is sufficiently diversified to minimize any potential credit risk.

These concentrations of suppliers may impact ETP’s overall operations either positively or negatively. However, management believes that the diversification of suppliers is sufficient to enable the ETP to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of its existing sources. Although no assurances can be given that supplies of natural gas, propane and NGLs will be readily available in the future, we expect a sufficient supply to continue to be available.

7. COMMITMENTS AND CONTINGENCIES:

Commitments

Certain property and equipment is leased under noncancelable leases, which require fixed monthly rental payments and expire at various dates through 2020. Fiscal year future minimum lease commitments for such leases are $5,881 in 2006; $3,231 in 2007; $2,204 in 2008; $1,901 in 2009; $1,397 in 2010 and $978 thereafter.

ETP has forward commodity contracts, which will be settled by physical delivery. Short-term contracts, which expire in less than one year, require delivery up to 567 million British thermal units per day (MMBtu/d). Long-term contracts total require delivery of up to 416 MMBtu/d. The long-term contracts run through July 2018.

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In connection with the acquisition of the ET Fuel System in June of 2004, ETC OLP entered into an eight-year transportation and storage agreement with TXU Portfolio Management Company, LP (“TXU Shipper”) to transport a minimum of 115.6 MMBtu per year. ETC OLP also entered into two eight-year natural gas storage agreements with TXU Shipper to store gas at two natural gas storage facilities that are part of the ET Fuel System. TXU Shipper has notified ETC OLP that is has elected to reduce the minimum transport volume to 100.0 MMBtu per year beginning in January 2006.

ETP has signed long-term agreements with several parties committing firm transportation volumes into the East Texas Pipeline which is part of the East Texas Pipeline System. Those commitments include an agreement with XTO Energy Inc. (“XTO”) to deliver approximately 200 MMBtu/d of natural gas into the pipeline. The term of the XTO agreement began in June 2004 when the pipeline became operational and expires in June 2012.

During 2005, ETC OLP entered into two new long-term agreements committing firm transportation volumes on certain of ETC OLP’s transportation pipelines. The two contracts will require an aggregated capacity of approximately 238 MMBtu/d of natural gas and extends through 2011.

In connection with the HPL acquisition in January 2005, ETP acquired a sales agreement whereby ETP is committed to sell minimum amounts of gas ranging from 20 MMBtu/d to 50 MMBtu/d to a single customer. Future annual minimum sale volumes remaining under the agreement are approximately 9.9 billion Btu/d, and 6.9 billion Btu/d for the years ended August 31, 2006, and 2007, respectively. ETP also assumed a contract with a service provider which obligates ETP to obtain certain compressor, measurement and other services through 2007 with monthly payments of approximately $1,700.

ETP in the normal course of business, purchases, processes and sells natural gas pursuant to long-term contracts. Such contracts contain terms that are customary in the industry. The Company believes that such terms are commercially reasonable and will not have a material adverse effect on the Company’s financial position or results of operations.

ETP has entered into several propane purchase and supply commitments with varying terms as to quantities and prices, which expire at various dates through March 2006.

Litigation

The Company’s midstream operating partnership, ETC OLP, may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business. In addition, management is not aware of any material legal or governmental proceedings against ETC OLP or contemplated to be brought against ETC OLP, under the various environmental protection statutes to which it is subject.

At the time of the HPL acquisition, the HPL Entities, their parent companies and AEP, were engaged in ongoing litigation with Bank of America (“B of A”) that related to AEP’s acquisition of HPL in the Enron bankruptcy and B of A’s financing of cushion gas stored in the Bammel Storage facility (“Cushion Gas”). This litigation is referred to as the “Cushion Gas Litigation”. Under the terms of the Purchase and Sale Agreement and the related Cushion Gas Litigation Agreement, AEP and its subsidiaries that were the sellers of the HPL Entities retained control of the Cushion Gas Litigation and have agreed to indemnify ETC OLP and the HPL Entities for any damages arising from the Cushion Gas Litigation and the loss of use of the Cushion Gas, up to a maximum of the amount paid by ETC OLP for the HPL Entities and the working gas inventory. The Cushion Gas Litigation Agreement terminates upon final resolution of the Cushion Gas Litigation. In addition, under the terms of the

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Purchase and Sale Agreement, AEP retained control of additional matters relating to ongoing litigation and environmental remediation and agreed to bear the costs of or indemnify ETC OLP and the HPL Entities for the costs related to such matters.

Propane is a flammable, combustible gas. Serious personal injury and significant property damage can arise in connection with its storage, transportation or use. In the ordinary course of business, HOLP is sometimes threatened with or are named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. ETP maintains liability insurance with insurers in amounts and with coverages and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future. Although any litigation is inherently uncertain, based on past experience, the information currently available and the availability of insurance coverage, we do not believe that pending or threatened litigation matters will have a material adverse effect on our financial condition or results of operations.

Of the pending or threatened matters in which the Company or its subsidiaries are a party, none have arisen outside the ordinary course of business except for an action filed by HOLP on November 30, 1999 against SCANA Corporation, Cornerstone Ventures, L.P. and Suburban Propane, L.P. (the “SCANA litigation”). Prior to trial, a settlement was reached with Defendant Cornerstone Ventures, L.P., and they were dismissed from the litigation. On October 21, 2004, HOLP announced that it received a favorable jury verdict with respect to the SCANA litigation. The jury found in favor of HOLP on all four claims against SCANA, awarding a total of $48 million in actual and punitive damages. SCANA has appealed the jury’s decision, and currently, the parties are involved in the appeal of a number of post-trial motions. The Company cannot predict whether the final judgment will affirm the jury verdict without any modification. Because of the uncertainty of the final determination and the net amount funds the Company could receive, the Company cannot predict whether it will receive any of the damages awarded. The Company is entitled to a portion of that award only to the extent that ETP distributes any of the award funds to its Common Unitholders. As a result, management cannot yet predict whether the Company will receive any of the damages awarded by this verdict.

The Company or its subsidiaries is a party to various legal proceedings and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against ETP. In the opinion of management, all such matters are either covered by insurance, are without merit or involve amounts, which, if resolved unfavorably, would not have a significant effect on the financial position or results of operations of the Company. Once management determines that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to management’s estimate of the likely exposure. For matters that are covered by insurance, the Company accrues the related deductible. As of August 31, 2005 an accrual of $1,120 was recorded as accrued and other current liabilities on the Company’s consolidated balance sheet.

Environmental

The Company’s operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although the Company believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is

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possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Company has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

In conjunction with the October 1, 2002 acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila Gas Pipeline, Aquila, Inc. agreed to indemnify ETC OLP for any environmental liabilities that arose from the operation of the assets for the period prior to October 1, 2002. Aquila also agreed to indemnify ETC OLP for 50% of any environmental liabilities that arose from the operations of Oasis Pipe Line Company prior to October 1, 2002.

ETP also assumed certain environmental remediation matters related to eleven sites in connection with its acquisition of HPL.

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites, on which the Company presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, Heritage obtained indemnification for expenses associated with any remediation from the former owners or related entities. The Company has not been named as a potentially responsible party at any of these sites, nor has the Company’s operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in the Company’s August 31, 2005 balance sheet. Based on information currently available to the Company, such projects are not expected to have a material adverse effect on the Company’s financial condition or results of operations.

In July 2001, Heritage acquired a company that had previously received a request for information from the U.S. Environmental Protection Agency (the “EPA”) regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by Heritage was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called “Superfund”). Based upon information currently available to the Company, it is believed that the Company’s liability if such action were to be taken by the EPA would not have a material adverse effect on the Company’s financial condition or results of operations.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Company’s liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Company believes that such costs will not have a material adverse effect on its financial position. As of August 31, 2005 an accrual on an undiscounted basis of $2,036 was recorded in the Company’s consolidated balance sheet to cover material environmental liabilities including certain matters assumed in connection with the HPL acquisition. A receivable of $404 was

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recorded in the Company’s balance sheets as of August 31, 2005 to account for Aquila’s share of certain environmental liabilities.

8. PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

Commodity Price Risk

The Company is exposed to market risks related to the volatility of natural gas and NGL prices. To reduce the impact of this price volatility, the Company primarily uses derivative commodity instruments (futures and swaps) to manage its exposures to fluctuations in margins. The fair value of all price risk management assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income until the settlement month. The amount on the balance sheet relating to price risk management assets liabilities in accumulated other comprehensive income will be reclassified into earnings over the next twelve months. When the physical transaction settles, any gain or loss previously recorded in other comprehensive income (loss) on the derivative is recognized in the statement of operations. Unrealized gains or losses on price risk management assets and liabilities that do not meet the requirements for hedge accounting are recognized in the statement of operations. The Company’s price risk management assets and liabilities were as follows as of August 31, 2005:

August 31, 2005:	Commodity	Notional Volume MMBTU	Maturity	Fair Value
Mark to Market Derivatives

(Non-Trading)
Basis Swaps IFERC/Nymex	Gas	(16,775,767)	2005	$(5,462)
Basis Swaps IFERC/Nymex	Gas	(15,377,347)	2006	5,524
Basis Swaps IFERC/Nymex	Gas	(2,043,000)	2007	584

				$646

Swing Swaps IFERC	Gas	(11,986,504)	2005	(6,580)
Swing Swaps IFERC	Gas	(13,650,000)	2006	180

				$(6,400)

Fixed Swaps/Futures	Gas	(2,150,000)	2005	$(8,562)
Fixed Swaps/Futures	Gas	190,000	2006	1,139

				$(7,423)

Options	Gas	416,000	2005	$17,552
Options	Gas	(730,000)	2006	46,951
Options	Gas	(730,000)	2007	15,772
Options	Gas	(732,000)	2008	(1,334)

				$78,941

Forward Physical Contracts	Gas	(5,578,000)	2005	$(17,552)
Forward Physical Contracts	Gas	(10,730,000)	2006	(46,951)
Forward Physical Contracts	Gas	(4,300,000)	2007	(15,772)
Forward Physical Contracts	Gas	(732,000)	2008	1,334

				$(78,941)

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

August 31, 2005:	Commodity	Notional Volume MMBTU	Maturity	Fair Value
(Trading)
Basis Swaps IFERC/Nymex	Gas	(24,917,500)	2005	$30,815
Basis Swaps IFERC/Nymex	Gas	(30,855,000)	2006	15,804
Basis Swaps IFERC/Nymex	Gas	—	2007	3,214

				$49,833

Swing Swaps IFERC	Gas	(26,345,000)	2005	$(3,648)
Swing Swaps IFERC	Gas	(32,354,999)	2006	(52)
Swing Swaps IFERC	Gas	5,475,000	2007	14
Swing Swaps IFERC	Gas	11,020,000	2008	—

				$(3,686)

Fixed Swaps/Futures	Gas	(150,000)	2005	$559

Forward Physical Contracts	Gas	—	2005	$441

Cash Flow Hedging Derivatives

Fixed Swaps/Futures	Gas	(28,930,000)	2005	$(110,127)
Fixed Swaps/Futures	Gas	(13,137,500)	2006	(31,677)
Fixed Swaps/Futures	Gas	240,000	2007	662

				$(141,142)

Fixed Index Swaps	Gas	2,640,000	2005	$15,628
Fixed Index Swaps	Gas	3,270,000	2006	20,827

				$36,455

Basis Swaps IFERC/Nymex	Gas	(6,412,500)	2005	$3,172
Basis Swaps IFERC/Nymex	Gas	(465,000)	2006	189

				$3,361

Estimated fair values of price risk management assets and liabilities related to the Company’s gas marketing activities are sensitive to uncertainty and volatility inherent in the energy commodities markets and actual results could differ from these estimates. The Company also attempts to maintain balanced positions in its non-trading activities to protect itself from the volatility in the energy commodities markets; however, net unbalanced positions can exist. Long-term physical contracts are tied to index prices. System gas, which is also tied to index prices, will provide the gas required by our long-term physical contracts. When third-party gas is required to supply long-term contracts, a hedge is put in place to protect the margin on the contract. Financial contracts, which are not tied to physical delivery, will be offset with financial contracts to balance the Company’s positions. To the extent open commodity positions exist, fluctuating commodity prices can impact the Company’s financial results and financial position, either favorably or unfavorably.

Interest Rate Risk

The Company is exposed to market risk for changes in interest rates related to the bank credit facilities of its subsidiaries. An interest rate swap agreement is used to manage a portion of the interest rate exposure which allows the Company to effectively convert a portion of variable rate debt into fixed debt.

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

On January 6, 2005, ETP entered into a forward-starting interest swap with a notional amount of $300,000 in anticipation of the bonds issued on January 18, 2005. The purpose of entering into this transaction was to effectively hedge the underlying U.S. Treasury rate related to our anticipated issuance of $750,000 in principal amount of fixed rate debt. The settlement of the swap resulted in a loss of $363 which is recorded in accumulated other comprehensive income. The loss will be amortized over the term of the bonds as interest expense.

ETP also entered into various forward starting interest swaps from February 2005 through May 2005, in anticipation of the issuance of an additional bond offering in the third or fourth fiscal quarter of 2005. Due to certain market conditions, the bond offering was postponed until July 29, 2005. Such agreements were designated as cash flow hedges of an anticipated transaction under SFAS 133. When the forward starting interest swaps settle and the anticipated bonds are issued, the gain or loss from the swap will be amortized over the term of the bonds through interest expense. Forward starting interest swaps with a notional amount of $150,000 were entered into and outstanding as of August 31, 2005 and had a fair value of $(2,156) which was recorded as unrealized losses in accumulated other comprehensive income and a component of price risk management liabilities on the consolidated balance sheet. The outstanding interest rate swaps as of August 31, 2005 were entered into in anticipation of a bond offering to occur in the third quarter of fiscal year 2006.

ETP also has an interest rate swap with a notional amount of $75,000 and matures on October 9, 2005. Under the terms of the interest rate swap agreement, ETP will pay a fixed rate of 2.76% and will receive three-month LIBOR with quarterly settlement commencing on January 9, 2003. The value of the interest rate swap is marked to market and recorded in interest expense. The value of the interest rate swap at August 31, 2005 was a liability of $151 and was recorded as a component of price risk management liabilities on the Company’s consolidated balance sheet.

Credit Risk

We maintain credit policies with regard to our counterparties that we believe significantly minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty.

Our counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our operations either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on our policies, exposures, credit and other reserves, we do not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.

9. MEMBERS’ EQUITY

The LE GP, LLC membership agreement contains specific provisions for the allocation of net earnings and losses to the members for purposes of maintaining the partner capital accounts. The Board of the Company may distribute to the Members funds of the Company which the Board reasonably determines are not needed for the payment of existing or foreseeable company obligations and expenditures.

10. ETP’S QUARTERLY DISTRIBUTION OF AVAILABLE CASH

The partnership agreement of ETP requires that ETP will distribute all of its Available Cash to its Unitholders and its general partner within 45 days following the end of each fiscal quarter, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

levels of cash distributions are achieved. The term Available Cash generally means, with respect to any fiscal quarter of ETP, all cash on hand at the end of such quarter, plus working capital borrowings after the end of the quarter, less reserves established by its general partner in its sole discretion to provide for the proper conduct of ETP’s business, to comply with applicable laws or any debt instrument or other agreement, or to provide funds for future distributions to partners with respect to any one or more of the next four quarters. Available Cash is more fully defined in ETP’s partnership agreement.

Distributions by ETP in an amount equal to 100% of Available Cash will generally be made 98% to the Common, Class D, and Class E Unitholders and 2% to its general partner, ETP GP, subject to the payment of incentive distributions to ETP GP to the extent that certain target levels of cash distributions are achieved.

ETP makes distributions of available cash from operating surplus for any quarter in the following manner:

•	First, 98% to all Common and Class E Unitholders, in accordance with their percentage interests, and 2% to its general partner, until each Common Unit has received $0.25 per unit for such quarter (the “minimum quarterly distribution”);

•	Second, 98% to all Common and Class E Unitholders, in accordance with their percentage interests, and 2% to its general partner, until each Common Unit has received $0.275 per unit for such quarter (the “first target distribution”);

•	Third, 85% to all Common and Class E Unitholders, in accordance with their percentage interests, 13% to the holders of Incentive Distribution Rights, pro rata, and 2% to its general partner, until each Common Unit has received at least $0.3175 per unit for such quarter (the “second target distribution”);

•	Fourth, 75% to all Common and Class E Unitholders, in accordance with their percentage interests, 23% to the holders of Incentive Distribution Rights, pro rata, and 2% to its general partner, until each Common Unit has received at least $0.4125 per unit for such quarter; (the “third target distribution”); and

•	Fifth, thereafter, 50% to all Common and Class E Unitholders, in accordance with their percentage interests, 48% to the holders of Incentive Distribution Rights, pro rata, and 2% to its general partner.

Notwithstanding the foregoing, any arrearage in the payment of the minimum quarterly distribution for all prior quarters and the distributions on each Class E unit may not exceed $1.41 per year.

11. RETIREMENT BENEFITS:

ETP sponsors a defined contribution profit sharing and 401(k) savings plan, which covers virtually all employees subject to service period requirements. Profit sharing contributions are made to the plan at the discretion of the Board of Directors and are allocated to eligible employees as of the last day of the plan year. Employer matching contributions are calculated using a discretionary formula based on employee contributions. ETP made matching contributions of $4,106, $1,539, and $0 to the 401(k) savings plan for the years ended August 31, 2005, 2004, and the eleven months ended August 31, 2003, respectively.

12. RELATED PARTY TRANSACTIONS:

As of August 31, 2005 accounts receivable from related companies was $2,284. Included in the receivable from related companies as of August 31, 2005 was $207 due from ET GP LLC and $2,077 due to unconsolidated companies related to receivables in the normal course of business. Accounts payable to related companies as of

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

August 31, 2005 also included approximately $410, payable to unconsolidated companies for purchases of natural gas and operating expenses incurred in the normal course of business.

As of August 31, 2005 ETP had a note payable of $1,992 related to its contribution in a cylinder exchange joint venture entered into July 2005 in which it owns a 50% interest. The note bears interest at an annual rate equal to the one-month LIBOR rate plus 150 basis points, compounded monthly. The note is recorded as long-term affiliated payable on the Company’s consolidated balance sheets. Included in accounts receivable from related companies as of August 31, 2005 is a receivable of $689 from this joint venture for administrative support services provided to and cash payments made on behalf of the joint venture by ETP.

ETC OLP secures compression services from third parties. Energy Transfer Technologies, Ltd. is one of the entities from which compression services are obtained. Energy Transfer Group, LLC is the general partner of Energy Transfer Technologies, Ltd. These entities are collectively referred to as the “ETG Entities”. The ETG Entities were not acquired by ETP in conjunction with the January 2004 Energy Transfer Transactions. ETP’s Co-Chief Executive Officers have an indirect ownership, and a director of ETP LLC has an ownership interest, in the ETG Entities. In addition, two of ETP LLC’s directors serve on the Board of Directors of the ETG Entities. The terms of each arrangement to provide compression services are negotiated at an arms-length basis by management and are reviewed and approved by the Audit Committee of ETP LLC.

At August 31, 2005, ETP’s natural gas midstream subsidiaries owned a 50% interest in South Texas Gas Gathering, a joint venture that owns an 80% interest in the Dorado System, a 61-mile gathering system located in South Texas. The other 50% equity interest in South Texas Gas Gathering is owned by an entity that includes one of the ETP LLC’s directors. ETP is the operator of the Dorado System.

Prior to the Energy Transfer Transactions, ET GP, LLC, the general partner of Holdings, had a general and administrative services contract to act as an advisor and provide certain general and administrative services to ETE and its affiliates. The general and administrative services that ET GP, LLC provides ETP under this contract include:

•	General oversight and direction of engineering, accounting, legal and other professional and operational services required for the support, maintenance and operation of the assets used in the Midstream operations, and

•	The administration, maintenance and compliance with contractual and regulatory requirements.

LE GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET—(Continued)

AUGUST 31, 2005

(Dollars in thousands)

13. SUPPLEMENTAL INFORMATION:

Following is the balance sheet of the Company which is included to provide additional information with respect to the LE GP, LLC’s financial position on a stand-alone basis as of August 31, 2005:

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7

Total current assets	7
INVESTMENT IN ENERGY TRANSFER EQUITY, L.P.	172

Total assets	$179

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Accounts payable to related companies	$11

Total current liabilities	$11
Member’s equity	168

Total liabilities and member’s equity	$179

14. SUBSEQUENT EVENTS:

On November 10, 2005 ETP purchased the 2% limited partner interest in HPL that it did not already own from AEP for $16,560 in cash. As a result, HPL became a wholly owned subsidiary of ETC OLP. ETP also reached a settlement agreement with AEP related to the inventory and working capital matters associated with the HPL acquisition as discussed in Note 5. The terms of the agreement were not material in relation to the Company’s financial position.

On November 23, 2005, ETP filed a registered exchange offer to exchange newly issued 5.65% Senior Notes due 2012 (the “2012 Notes”) which will be registered under the Securities Act of 1933 (the New Notes), for a like amount of outstanding 5.65% Senior Notes due 2012, which have not been registered under the Securities Act (the Old Notes). The sole purpose of the exchange offer is to fulfill the obligations of ETP under the registration rights agreement entered into in connection with the sale by ETP of the Old Notes on July 29, 2005. The 2012 Notes issued pursuant to the exchange offer will have substantially identical terms to the Old Notes. The 2012 Notes initially will be fully and unconditionally guaranteed by ETC OLP and all of the direct and indirect wholly-owned subsidiaries of ETC OLP that guarantee ETP’s obligations under its revolving credit facility. The exchange offer has not yet been completed.

On December 14, 2005, ETP announced that it had closed on a new $900,000 credit facility. The new credit facility replaces ETP’s $800,000 credit facility and extends the maturity date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Partners of

HPL Consolidation LP:

We have audited the accompanying consolidated balance sheets of HPL Consolidation LP (“the Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and partners’ capital for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HPL Consolidation LP as of December 31, 2004, and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Houston, Texas

March 15, 2005

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
Operating Revenues	$3,069,160	$3,006,444	$2,123,180
Operating Revenues—Affiliated	862,277	899,233	573,960

Total Operating Revenues	3,931,437	3,905,677	2,697,140

Operating Expenses:
Gas Purchases	3,004,001	3,340,656	2,149,615
Gas Purchases—Affiliated	760,294	464,463	388,193
Operation and Maintenance	58,960	56,508	48,868
Administrative and General	17,229	15,255	17,520
Asset Impairment	—	300,000	—
Parent Company Managerial and Professional	5,512	4,991	5,372
Depreciation and Amortization	10,655	15,149	13,246
Taxes Other Than Income Taxes	13,275	8,838	11,705

Total Operating Expenses	3,869,926	4,205,860	2,634,519

Operating Income (Loss)	61,511	(300,183)	62,621

Equity Loss of Nonconsolidated Subsidiary	(683)	(668)	(249)
Interest Income	408	—	—
Interest Income—Affiliated	2,294	2,542	4,874
Interest Expense	(36)	(70)	(723)
Interest Expense—Affiliated	(227)	—	—
Nonoperating Gain	3,453	213	538

Income (Loss) Before Income Taxes	66,720	(298,166)	67,061
Income Tax Expense (Credit)	22,694	(81,595)	23,604

Net Income (Loss)	$44,026	$(216,571)	$43,457

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED BALANCE SHEETS ASSETS

(in thousands)

	December 31,
	2004	2003
CURRENT ASSETS:
Cash and Cash Equivalents	$220	$2,891
Advances to Affiliates	—	93,868
Accounts Receivable:
Trade Receivables	281,338	298,546
Allowance for Uncollectible Accounts	(1,348)	(1,409)
Affiliated Companies	34,091	39,450
Gas Inventory	221,075	3,095
Materials and Supplies	1,573	1,550
Exchange Gas Receivables	10,452	9,222
Price-Risk Management Assets	22,777	36,462
Price-Risk Management Assets—Affiliated	70,981	7,378
Other	730	824

TOTAL CURRENT ASSETS	641,889	491,877

PROPERTY, PLANT AND EQUIPMENT, net	399,649	280,989

OTHER NONCURRENT ASSETS	1,846	2,349

EQUITY INVESTMENT—NONCONSOLIDATED SUBSIDIARY	33,035	33,718

LONG-TERM—PRICE-RISK MANAGEMENT ASSETS	18,009	17,770

LONG-TERM—PRICE-RISK MANAGEMENT ASSETS—AFFILIATED	6,040	9,571

DEFERRED INCOME TAX	98,400	122,164

TOTAL ASSETS	$1,198,868	$958,438

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND PARTNERS’ CAPITAL

(in thousands)

	December 31,
	2004	2003
CURRENT LIABILITIES:
Advances From Affiliates	$209,992	$—
Accounts Payable—Trade	172,948	263,864
Accounts Payable—Affiliated Companies	86,636	47,405
Taxes Accrued	32,017	1,981
Exchange Gas Payable	12,747	11,994
Price-Risk Management Liabilities	21,474	25,715
Other	21,927	18,585

TOTAL CURRENT LIABILITIES	557,741	369,544

NONCURRENT LIABILITIES	12,104	18,855

LONG-TERM PRICE-RISK MANAGEMENT LIABILITIES	24,227	12,971

PARTNERS’ CAPITAL
Paid-in Capital	740,485	772,747
Accumulated Other Comprehensive Income (Loss)	35,683	(281)
Accumulated Deficit	(171,372)	(215,398)

TOTAL PARTNERS’ CAPITAL	604,796	557,068

TOTAL PARTNERS’ CAPITAL AND LIABILITIES	$1,198,868	$958,438

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES:
Net Income (Loss)	$44,026	$(216,571)	$43,457
Adjustments for Noncash Items:
Impairment of Long-Lived Assets	—	300,000	—
Depreciation and Amortization	10,655	15,149	13,246
Deferred Income Taxes	4,398	(81,111)	2,319
Fair Value of Price Risk Management Contracts	(3,647)	7,093	4,942
Changes in Certain Current Items:
Accounts Receivable	17,147	(36,087)	(114,765)
Accounts Receivable—Affiliated Companies	5,359	47,954	304,030
Gas Inventory, Materials and Supplies	(218,003)	(2,201)	(263)
Accrued Taxes	30,036	(12,636)	(1,663)
Accounts Payable	(90,916)	29,395	116,899
Accounts Payable—Affiliated Companies	39,231	(89,066)	(86,713)
Exchange Gas Payable (net)	(477)	(881)	(7,335)
Other (net)	19,012	(10,015)	2,032

Net Cash Flows From (Used For) Operating Activities	(143,179)	(48,977)	276,186

INVESTING ACTIVITIES:
Gross Property Additions	(16,788)	(25,427)	(17,118)
Acquisition of Bammel	(115,000)	—	—
Other	699	4,138	—

Net Cash Used For Investing Activities	(131,089)	(21,289)	(17,118)

FINANCING ACTIVITIES:
Capital Contribution	115,000	26,160	—
Return of Capital to Parent	(147,262)	—	(100,000)
Change in Advances from/to Affiliates (net)	303,859	59,697	(123,267)
Dividend Paid to Parent	—	(12,700)	(38,000)

Net Cash From (Used For) Financing Activities	271,597	73,157	(261,267)

NET INCREASE (DECREASE) IN CASH	(2,671)	2,891	(2,199)
CASH AT BEGINNING OF PERIOD	2,891	—	2,199

CASH AT END OF PERIOD	$220	$2,891	$—

SUPPLEMENTAL DISCLOSURE:

Cash paid for interest net of capitalized amounts was $0, $70 and $788 and cash paid to (refunds received from) Parent for income taxes was $(9,537), $12,546 and $20,342 in 2004, 2003 and 2002. See Note 9 for noncash investing activities.

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

	Accumulated Other Comprehensive Income (Loss)	Other Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total
December 31, 2001	$—	$846,587	$8,416	$855,003
Dividends Paid to Parent			(38,000)	(38,000)
Return of Capital to Parent		(100,000)		(100,000)

TOTAL				717,003

COMPREHENSIVE INCOME (LOSS)
NET INCOME			43,457	43,457

TOTAL COMPREHENSIVE INCOME				43,457

December 31, 2002	—	746,587	13,873	760,460
Dividends Paid to Parent			(12,700)	(12,700)
Capital Contributions from Parent		26,160		26,160

TOTAL				773,920

COMPREHENSIVE INCOME (LOSS)
Other Comprehensive Income (Loss), Cash Flow Hedges, net of $(151) Tax	(281)			(281)
NET LOSS			(216,571)	(216,571)

TOTAL COMPREHENSIVE LOSS				(216,852)

December 31, 2003	(281)	772,747	(215,398)	557,068
Capital Contributions from Parent		115,000		115,000
Return of Capital to Parent		(147,262)		(147,262)

TOTAL				524,806

COMPREHENSIVE INCOME (LOSS)
Other Comprehensive Income (Loss), Cash Flow Hedges, net of $19,365 Tax	35,964			35,964
NET INCOME			44,026	44,026

TOTAL COMPREHENSIVE INCOME				79,990

December 31, 2004	$35,683	$740,485	$(171,372)	$604,796

See Notes to Consolidated Financial Statements.

HPL CONSOLIDATION LP

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

Business Operations—HPL Consolidation LP (“We”, “Us”, or “HPL”) is a wholly owned subsidiary of American Electric Power Inc. (“AEP”). HPL was formed in November 2004 in connection with the acquisition of the Bammel storage field leased assets as further described in Note 3. HPL wholly owns the newly formed subsidiary HPL Storage GP, LLC (“HPL GP”), which owns the Bammel storage field assets and Houston Pipe Line Company LP (“HPC”). AEP acquired HPC from Enron Corporation on June 1, 2001. HPL is a fully integrated natural gas gathering, processing, storage, and transportation operation located in the state of Texas. HPL’s gathering and transportation assets include 4,200 miles of gas pipeline and the Bammel gas storage facility with approximately 130 billion cubic feet of capacity. In addition to the pipelines and storage assets, HPL owns a 50% interest in Mid Texas Pipeline Company (“Mid Texas”). Mid Texas’ sole asset is a 139-mile pipeline in South Texas of which HPL is also the operator. Mid Texas is accounted for under the equity method of accounting. HPL is subject to certain regulation with regard to rates and other matters by the Texas Railroad Commission. The formation of HPL and the transfer of ownership of HPC and HPL GP from other AEP subsidiaries to HPL were treated as a reorganization of entities under common control similar to a pooling of interest. Accordingly, the income and expense of HPC for all periods are included in the accompanying financial statements.

Consolidation Policy—The consolidated financial statements include the accounts of HPL and its subsidiaries. All intercompany transactions are eliminated.

Summary of Significant Accounting Policies

Use of Estimates—The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America necessarily includes the use of estimates and assumptions by management. Actual results could differ from those estimates.

Property, Plant and Equipment—Property, plant and equipment are stated at their fair market value at the date of acquisition plus the original cost of property acquired or constructed since acquisition, less disposals. Additions, major replacements and betterments are added to the plant accounts. Retirements from the plant accounts are deducted from accumulated depreciation, net of salvage. The costs of labor, materials and overheads incurred to operate and maintain plant and equipment are included in operating expenses. Assets are tested for impairments as required under SFAS 144 (see Note 2).

Interest Capitalization—Interest is capitalized during construction in accordance with Statement of Financial Accounting Standards (SFAS) No. 34, “Capitalization of Interest Costs.” The amount of interest capitalized was not material in 2004, 2003 and 2002.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and Amortization—Depreciation of plant and equipment is provided on a straight-line basis over their estimated useful lives and is calculated largely through the use of annual composite rates by functional class. The components and useful lives of property, plant, and equipment were as follows:

	December 31,
	2004	2003
	(In thousands)
Land and Improvements	$2,295	$2,267
Buildings and Improvements (3 to 33 Years)	6,898	6,447
Pipelines and Equipment (19 to 50 Years)	264,282	257,374
Natural Gas Storage Facilities (30 to 35 Years)	104,180	2,817
Tanks and Other Equipment (15 to 36 Years)	8,530	7,851
Vehicles (4 Years)	390	533
Right of Way (30 Years)	1,778	1,831
Furniture and Fixtures (7 to 35 Years)	1,128	1,107
Linepack	3,690	3,690
Pad gas	20,519	8,630
Other (3 to 12 Years)	6,931	6,484

	420,621	299,031
Less—Accumulated Depreciation	(41,381)	(32,491)

	379,240	266,540
Plus—Construction work-in-process	20,409	14,449

Property, Plant and Equipment, Net	$399,649	$280,989

Valuation of Non-Derivative Financial Instruments—The book values of Cash and Cash Equivalents, Accounts Receivable, Short-term Debt and Accounts Payable approximate fair value because of the short-term maturity of these instruments.

Cash and Cash Equivalents—Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Inventory—Inventories consist of natural gas in storage and in pipelines. During the year ended December 31, 2004, we purchased 45.4 Bcf ($228.2 million) of gas from AEP, which was being stored in the Bammel gas storage field. The gas inventory required to maintain company owned storage facility and pipeline minimum pressures is capitalized and classified as Property, Plant and Equipment. Gas inventory quantities in excess of the minimums, and gas held in third party facilities are carried at the lower of cost or market, utilizing the weighted average cost flow method.

Accounts Receivable—Customer accounts receivable primarily includes receivables from wholesale and retail gas customers, receivables from gas contract counterparties related to our risk management activities and customer receivables primarily related to other revenue-generating activities.

Materials and Supplies—Materials and Supplies inventories are carried at weighted average cost.

Exchange Gas Receivables and Payables—Exchange imbalance receivables from customers are valued at the lower of cost or market. Exchange imbalance payables to customers are valued at the higher of cost or market.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

Domestic Gas Pipeline and Storage Activities

Revenues are recognized from domestic gas pipeline and storage services when gas is delivered to contractual meter points or when services are provided, with the exception of certain physical forward gas purchase and sale contracts that are derivatives and that are accounted for using fair value accounting.

Marketing and Risk Management Activities

We engage in wholesale natural gas marketing and risk management activities. Effective in October 2002, these activities were focused on wholesale markets where we own assets. Our activities include the purchase and sale of gas under forward contracts at fixed and variable prices and the buying and selling of financial gas contracts, which include exchange traded futures and options, and over-the-counter options and swaps.

Accounting for Derivative Instruments

We use the fair value method of accounting for derivative contracts in accordance with SFAS 133. Unrealized gains and losses prior to settlement, resulting from revaluation of these contracts to fair value during the period, are recognized currently. When the derivative contracts are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed.

Certain derivative instruments are designated as a hedge of a forecasted transaction or future cash flow (cash flow hedge). For derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of Accumulated Other Comprehensive Income and subsequently reclassified into Revenues in the Consolidated Statement of Operations when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is recognized in Revenues in the Consolidated Statement of Operations immediately. During 2004, we classified an immaterial amount into earnings as a result of hedge ineffectiveness related to our cash flow hedging strategies.

At December 31, 2004, we expect to reclassify approximately $35.7 million of net gains from cash flow hedges in Accumulated Other Comprehensive Income (Loss) to Net Income during the next twelve months as the hedged transactions settle. The actual amounts that we reclassify from Accumulated Other Comprehensive Income (Loss) to Net Income can differ due to market price changes. As of December 31, 2004, four months is the maximum length of time that we are hedging, with SFAS 133 designated contracts, our exposure to variability in future cash flows for forecasted transactions.

The fair values of derivative instruments accounted for using fair value accounting or hedge accounting are based on exchange prices and broker quotes, when available. If a quoted market price is not available, the estimate of fair value is based on the best information available including valuation models that estimate future energy prices based on existing market and broker quotes and supply and demand market data and assumptions. The fair values determined are reduced by the appropriate valuation adjustments for items such as discounting, liquidity and credit quality. Credit risk is the risk that the counterparty to the contract will fail to perform or fail to pay amounts due. Liquidity risk represents the risk that imperfections in the market will cause the price to be less than or more than what the price should be based purely on supply and demand. There are inherent risks related to the underlying assumptions in models used to fair value open long-term risk management contracts. We have independent controls to evaluate the reasonableness of our valuation models. However, gas markets are imperfect and volatile. Unforeseen events can and will cause reasonable price curves to differ from actual prices throughout a contract’s term and at the time a contract settles. Therefore, there could be significant adverse or

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favorable effects on future results of operations and cash flows if market prices are not consistent with our approach at estimating current market consensus for forward prices in the current period. This is particularly true for long-term contracts.

We recognize all derivative instruments at fair value in our Consolidated Balance Sheets as either “Price Risk Management Assets” or “Price Risk Management Liabilities” unless we have elected to treat the contracts as normal purchases or normal sales in accordance with the provisions of SFAS 133. Unrealized and realized gains and losses on all derivative instruments are ultimately included in Operating Revenues in the Consolidated Statement of Operations on a net basis, with the exception of physically settled purchases of natural gas. The unrealized and realized gains and losses on these purchases are presented as Gas Purchases in the Consolidated Statements of Operations.

Material Contract Obligations not Reflected at Fair Value—HPL has entered into a number of contracts for services and gas purchase and sale contracts that are not reflected in the financial statements at fair value. The service contracts include the provision of storage, transportation, or gas processing services to customers for periods ranging from one month to three years. These transactions are recorded and reflected in revenues in the period in which the service is provided. Similarly, the subsidiaries Houston Pipe Line Company LP and AEP Gas Marketing, LP have contracts, generally with a term of one year or less, to purchase transportation services on third party pipelines. These costs are recorded and reflected in gas purchases in the period in which the service is utilized. A number of HPL’s gas purchase and sale contracts, which are generally for terms less than three years, primarily include purchases and sales of non-firm quantities of gas, which do not qualify for fair value accounting under SFAS 133, or contracts that are considered derivatives but are not fair valued as permitted by the normal purchase and sale exemption under SFAS 133. These transactions are recorded and reflected in revenues or cost of sales in the period in which the gas is delivered or received.

Maintenance Costs—Maintenance costs are expensed as incurred.

Nonoperating Gain—Nonoperating Gain includes gains on dispositions of property, and various other non-operating and miscellaneous income.

Income Taxes—For U.S. federal income tax purposes, we are considered a partnership. Therefore, we are not separately subject to U.S. federal tax on income, but are taxed in combination with AEP’s items of income and expense. Our subsidiaries are also generally partnerships not subject to U.S. federal income tax. We are party to a tax sharing agreement with AEP. The terms of the agreement require us to make payment to or receive refunds from AEP for taxes that are attributable to our operations, or any of our subsidiaries’ operations. We follow the liability method of accounting for income taxes. Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities, which will result in a future tax consequence. (See Note 8).

Excise Taxes—As an agent for a state or local government, we collect from customers certain excise taxes levied by the state or local government upon the customer. We do not recognize these taxes as revenue or expense.

Goodwill and Intangible Assets—When we acquire businesses we record the fair value of any acquired goodwill and other intangible assets. Purchased goodwill and intangible assets with indefinite lives are not amortized. We test acquired goodwill and other intangible assets with indefinite lives for impairment at least annually. Intangible assets with finite lives are amortized over their respective estimated lives to their residual values.

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The policies described above became effective with our adoption of a new accounting standard for goodwill (SFAS 142). For all business combinations with an acquisition date before July 1, 2001, we amortized goodwill and intangible assets with indefinite lives through December 2001, and then ceased amortization. The goodwill associated with those business combinations with an acquisition date before July 1, 2001 was amortized on a straight-line basis generally over 40 years. Intangible assets with finite lives continue to be amortized over their respective estimated lives generally over 7 years.

The balance in Goodwill was $0 at December 31, 2004 and 2003. (See Note 5).

Acquired intangible assets subject to amortization include acquired miscellaneous intangibles with a gross carrying amount of $2.7 million and $2.4 million at December 31, 2004 and 2003. Accumulated Amortization was $1.2 million and $.9 million as of December 31, 2004 and 2003. Amortization Expense was $.3 million in 2004, 2003, and 2002. Estimated annual amortization expense is $.3 million for December 31, 2005, 2006, 2007, 2008, and 2009.

Comprehensive Income (Loss)—Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income has two components, net income and other comprehensive income.

Reclassification—Certain additional prior year financial statement items have been reclassified to conform to current year presentation. Such reclassifications had no impact on previously reported net income.

2. New Accounting Pronouncements

SFAS 143 “Accounting for Asset Retirement Obligations”

In implementing SFAS 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003, which requires entities to record a liability at fair value for any legal obligations for asset retirements in the period incurred, we have identified, but not recognized, asset retirement obligation liabilities related to gas pipeline assets, as a result of certain easements on property on which we have assets. Generally, such easements are perpetual and require only the retirement and removal of our assets upon the cessation of the property’s use. The retirement obligation cannot be estimated for such easements since we plan to use our facilities indefinitely. The retirement obligation would only be recognized if and when we abandon or cease the use of specific easements.

SFAS 144 “Accounting for the Impairment or Disposal of Long-lived Assets”

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets” which sets forth the accounting to recognize and measure an impairment loss. This standard replaced SFAS 121, “Accounting for Long-lived Assets and for Long-lived Assets to be Disposed Of.” We adopted SFAS 144 effective January 1, 2002. See Note 5 for discussion of impairments recognized in 2003.

SFAS 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”

On April 30, 2003, the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 amends SFAS 133 to clarify the definition of a derivative and the requirements for contracts to qualify for the normal purchase and sale exemption. SFAS 149 also amends certain other existing pronouncements. Effective July 1, 2003, we implemented SFAS 149 and the effect was not material to our results of operations, cash flows or financial condition.

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FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”

In November 2002, the FASB issued FIN 45 which clarifies the accounting to recognize liabilities related to issuing a guarantee, as well as additional disclosures of guarantees. We implemented FIN 45 as of January 1, 2003, and the effect was not material to our results of operations, cash flows or financial condition. There are no guarantees which require disclosure in accordance with FIN 45.

EITF 03-11 “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not “Held for Trading Purposes” as Defined in Issue No. 02-3”

In July 2003, the EITF reached consensus on Issue No. 03-11. The consensus states that realized gains and losses on derivative contracts not “held for trading purposes” should be reported either on a net or gross basis based on the relevant facts and circumstances. Reclassification of prior year amounts was not required. The adoption of EITF 03-11 did not have a material impact on our results of operations, financial position or cash flows.

Future Accounting Changes

The FASB’s standard-setting process is ongoing. Until new standards have been finalized and issued by FASB, we cannot determine the impact on the reporting of our operations that may result from any such future changes.

3. Commitments and Contingencies

Construction and Other Commitments—We have substantial construction commitments to support our operations. Although not yet committed, we estimate aggregate construction expenditures for the period 2005 – 2007 are approximately $225.9 million.

HPL enters into contracts as part of their normal business activities. Most long-term contracts for purchase or sale of gas have pricing provisions referencing recognized market indexes. These contracts have force majeure provisions that would release HPL Companies from their obligation under certain conditions.

HPL’s long-term contracts for transportation, exchange, and processing of natural gas have varying term provisions, with some terms extending out until the year 2013. The majority of the contracts contain evergreen provisions, and many are currently already in their evergreen period. The contracts provide for periodic price adjustments and contain various clauses that would release HPL from their obligation under certain force majeure conditions.

HPL has contracted to sell certain quantities of processed gas liquids under long-term agreements providing for market-based rates in some instances through the year 2006. HPL could be released from their obligation under certain force majeure conditions.

Enron Bankruptcy

In 2002, certain subsidiaries of AEP, including HPC, filed claims against Enron and its subsidiaries in the bankruptcy proceeding pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron’s bankruptcy, certain subsidiaries of AEP had open trading contracts and trading accounts receivables and payables with Enron. In addition, on June 1, 2001, AEP purchased HPC from Enron. Various HPL-related contingencies and indemnities from Enron remained unsettled at the date of Enron’s bankruptcy.

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Enron Bankruptcy—Bammel storage facility and HPL indemnification matters

In connection with the 2001 acquisition of HPC, AEP Energy Services Gas Holding Company (“AEPESGH”) entered into a prepaid arrangement under which AEP acquired exclusive rights to use and operate the underground Bammel gas storage facility and appurtenant pipeline pursuant to an agreement with BAM Lease Company. This exclusive right to use the referenced facility is for a term of 30 years, with a renewal right for another 20 years.

In January 2004, AEP filed an amended lawsuit against Enron and its subsidiaries in the U.S. Bankruptcy Court claiming that Enron did not have the right to reject the Bammel storage facility agreement or the cushion gas use agreement, described below. In April 2004, AEP and Enron entered into a settlement agreement under which AEP acquired title to the Bammel gas storage facility and related pipeline and compressor assets, plus 10.5 billion cubic feet (BCF) of natural gas currently used as cushion gas for $115 million, which increased HPL’s property, plant and equipment account, of which $11.9 million was allocated to Pad Gas and the remainder to Natural Gas Storage Facilities. AEP and Enron agreed to release each other from all claims associated with the Bammel facility, including AEPESGH’s indemnity claims. The settlement received Bankruptcy Court approval in September 2004 and closed in November 2004. The parties’ respective trading claims and Bank of America’s (“BOA” or “BofA”) purported lien on approximately 55 BCF of natural gas in the Bammel storage reservoir (as described below) are not covered by the settlement agreement.

Enron Bankruptcy—Right to use of cushion gas agreements

In connection with the 2001 acquisition of HPC, AEPESGH also entered into an agreement with BAM Lease Company, which grants HPL the exclusive right to use approximately 65 BCF of cushion gas (including the 10.5 BCF described in the preceding paragraph) required for the normal operation of the Bammel gas storage facility. At the time of the acquisition of HPC, BOA and certain other banks (the BOA Syndicate) and Enron entered into an agreement granting HPL the exclusive use of 65 BCF of cushion gas. Also at the time of the acquisition, Enron and the BOA Syndicate also released HPL from all prior and future liabilities and obligations in connection with the financing arrangement.

After the Enron bankruptcy, HPL was informed by the BOA Syndicate of a purported default by Enron under the terms of the financing arrangement. In July 2002, the BOA Syndicate filed a lawsuit against HPL in state court in Texas seeking a declaratory judgment that the BOA Syndicate has a valid and enforceable security interest in gas purportedly in the Bammel storage reservoir. In December 2003, the Texas state court granted partial summary judgment in favor of the BOA Syndicate. HPL appealed this decision. In June 2004, BOA filed an amended petition in a separate lawsuit in Texas state court seeking to obtain possession of up to 55 BCF of storage gas in the Bammel storage facility or its fair value. Following an adverse decision on its motion to obtain possession of this gas, BOA voluntarily dismissed this action. In October 2004, BOA refiled this action. HPL filed a motion to have the case assigned to the judge who heard the case originally and that motion was granted. HPL intends to defend vigorously against BOA’s claims.

In October 2003, AEP filed a lawsuit against BOA in the United States District Court for the Southern District of Texas. BOA led a lending syndicate involving the 1997 gas monetization that Enron and its subsidiaries undertook and the leasing of the Bammel underground gas storage reservoir to HPL. The lawsuit asserts that BOA made misrepresentations and engaged in fraud to induce and promote the stock sale of HPC, that BOA directly benefited from the sale of HPC and that AEP undertook the stock purchase and entered into the Bammel storage facility lease arrangement with Enron and the cushion gas arrangement with Enron and BOA based on misrepresentations that BOA made about Enron’s financial condition that BOA knew or should have

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known were false including that the 1997 gas monetization did not contravene or constitute a default of any federal, state, or local statute, rule, regulation, code or any law. In February 2004, BOA filed a motion to dismiss this Texas federal lawsuit. In September 2004, the Magistrate Judge issued a Recommended Decision and Order recommending that BOA’s Motion to Dismiss be denied, that the five counts in the lawsuit seeking declaratory judgments involving the Bammel reservoir and the right to use and cushion gas consent agreements be transferred to the Southern District of New York and that the four counts alleging breach of contract, fraud and negligent misrepresentation proceed in the Southern District of Texas. BOA has objected to the Magistrate Judge’s decision and the matter is now before the District Judge.

In February 2004, in connection with BOA’s dispute, Enron filed Notices of Rejection regarding the cushion gas exclusive right to use agreement and other incidental agreements. AEP has objected to Enron’s attempted rejection of these agreements.

On January 26, 2005, AEP sold a 98% limited partner interest in HPL. AEP has indemnified the buyer of the 98% interest in HPL against any damages resulting from the BOA litigation. (See Note 13).

Environmental Regulations—HPL is subject to extensive federal, state and local laws and regulations concerning the release of materials into the environment, and which require expenditures for remediation at various sites.

HPL has 10 known environmental remediation sites. HPL has accrued liabilities of $3.3 million and $4.0 million for the costs as of December 31, 2004 and 2003. Management feels that adequate reserves have been made for any potential future costs related to these sites. Other than the identified potential clean up sites, HPL believes that its operations and facilities are in general compliance with applicable environmental regulations.

Litigation and Other Contingencies

We are party to various legal proceedings. For each of these matters, we evaluate the merits of the case, our exposure to the matter, and possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we make the necessary accruals. As new information becomes available, our estimates may change. Following is a discussion of several of our more significant matters.

*False Claims Act Litigation brought by Jack J. Grynberg on behalf of the United States of America, In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wyo.) (“Grynberg II”). Generally, these complaints allege an industry-wide conspiracy to under-report the heating value as well as the volumes of natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. Grynberg also alleges that transactions between the defendants and their affiliates have caused royalty underpayments. These matters have been consolidated for pretrial purposes. One HPL Consolidation LP entity, Houston Pipe Line Company LP is named as defendant.

In May 2001, the court denied the defendants’ motions to dismiss.

In July 2000, the U.S. government moved to dismiss some of the so-called “valuation” claims in all the consolidated Grynberg II cases, including those against HPL. The government sought dismissal of two categories of allegations: one deals with the alleged deduction of costs in excess of the “reasonable actual costs incurred” for transportation services; the other concerns alleged sales to affiliates. In October 2002, the Court granted the government’s motion to dismiss. The Court based its ruling on the statutory authority of the United States to seek

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dismissal of a False Claims Act case when that dismissal would serve a legitimate government purpose. The Court essentially ruled that Grynberg’s pursuit of his valuation claims would interfere with the government’s ability to pursue royalty valuation claims in another False Claims Act case filed by a different relator. Grynberg was ordered to file amended complaints encompassing his remaining mis-measurement claims, and Grynberg did so. Grynberg’s attempt to obtain interlocutory review was unsuccessful.

On June 4, 2002, the defendants (including HPC) filed various motions to dismiss the case, arguing that the court does not have subject matter jurisdiction under the public disclosure bar and the voluntary disclosure provisions of the False Claims Act. Briefing of those motions is complete, and oral argument is scheduled for March 17-18, 2005.

The defendants believe the lawsuit is not meritorious, have successfully urged the U.S. not to intervene in the cases, and are contesting the claims vigorously.

*Bank of America, N.A., as Administrative Agent, and as Representative of Wilmington Trust Company, Trustee of The Bammel Gas Trust v. Houston Pipe Line Company LP; Cause No. 2002-36488 in the District Court of Harris County, Texas, 280th Judicial District. This matter was filed in July 2002. Through the lawsuit, BofA sought declaratory relief from a Texas state district court regarding its rights in “up to 55 Bcf” of “Storage Gas” allegedly stored in the Bammel Storage Facility operated by HPL. BofA claimed to seek this relief as the alleged “Administrative Agent” for a group of lenders to entities related to Enron, as well as the alleged “Representative” of the Bammel Gas Trust, the entity that BofA claims owns the “Storage Gas” at issue. BofA claims that through a financing transaction involving Enron Corp. in 1997—which was restructured at the time AEP, through its wholly owned subsidiary AEPESGH acquired HPC from Enron in 2001—it holds, as “Administrative Agent” for a group of lenders, a security interest in “up to 55 Bcf” of “Storage Gas” located in the Bammel Storage Facility. BofA initially claimed that as “Administrative Agent” it had the right under the security interest and other financing documents to foreclose on the “Storage Gas,” both on behalf of the lender group and as “Representative” of the Bammel Gas Trust. BofA also sought its attorneys’ fees and expenses and court costs.

For its response, HPC denied BofA’s claims and also asserted various affirmative defenses to the claims for declaratory relief by BofA. HPC also filed counterclaims against BofA, on grounds that the efforts by BofA to execute on the claimed security interest breached contractual obligations entered into by BofA and the Bammel Gas Trust at the time of the 2001 acquisition. The contractual rights sought to be enforced by HPC include a contractual right, consented to by BofA, to use any gas against which BofA might assert a security interest for operation of the Bammel Storage Facility. HPC sought a recovery of actual damages, including but not limited to attorneys’ fees and expenses, on its counterclaims.

Both sides filed motions for summary judgment as to various claims. On December 9, 2003, the court entered a final judgment dismissing HPC’s counterclaims with prejudice and granting BofA’s requests for declaratory judgment in part. The trial court entered declarations that (1) HPC is estopped to deny that the Trustee of the Bammel Gas Trust is the owner of the “Storage Gas”; (2) BofA has a security interest that is, “as against HPC,” a valid and first priority security interest in the “Storage Gas”; (3) a “Guaranty Default” has occurred under the financing, through Enron-related bankruptcy filings; (4) and any rights of HPC’s to use the “Storage Gas” under various 2001 agreements is “subject to” BofA’s claimed rights in “Storage Gas.” BofA nonsuited its claims for declaratory relief relating to enforcement of its claimed interests in the “Storage Gas.” HPC believes that a significant number of issues were left unresolved by the trial court’s judgment, including but

*AEP has indemnified the buyer of the 98% interest in HPL against any damages resulting from this litigation.

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not limited to the issue of whether BofA can enforce its claimed interests in the “Storage Gas” and, if so, in what manner; and the issue of to what amount of gas presently stored in the Bammel Storage Facility, if any, those claimed interests attach. HPC has taken an appeal from the trial court’s judgment, which is pending. HPC filed its appellant’s brief on February 14, 2005. BofA’s appellee’s brief is due March 16, 2005.

During the pendency of the appeal, on January 7, 2004, BofA filed Cause No. 2004-00384 against HPC, alleging that HPC breached contractual obligations with BofA by allegedly withdrawing, or permitting the depletion of, the aggregate quantity of recoverable natural gas in the Bammel Storage Reservoir to less than 40 Bcf. BofA sought damages as well as declaratory and injunctive relief against HPC relating to these agreements.

On January 30, 2004, HPC filed an answer generally denying BofA’s claims. HPC then removed the state court action to federal court on February 2, 2004. While pending in federal court, the case was styled as C.A. No. H-04-0405; Bank of America, N.A., As Administrative Agent, and As Representative of The Bank of New York, Trustee of the Bammel Gas Trust v. Houston Pipe Line Company LP; In the United States District Court for the Southern District of Texas, Houston Division. The case was remanded back to state court on May 24, 2004. BofA then amended its petition to assert additional claims for the immediate possession of 55 Bcf of natural gas stored in the Bammel Storage Facility.

On July 27, 2004, BofA filed an application for and obtained an ex parte writ of sequestration regarding natural gas allegedly stored in the Bammel Storage Facility. HPC moved to dissolve the writ. After a full-day evidentiary hearing held on August 6, 2004, the district court indicated that it intended to vacate or modify its July 27, 2004 order pending resolution of HPC’s appeal of the final judgment and the ongoing federal declaratory and bankruptcy litigation described below. On August 11, 2004, BofA nonsuited Cause No. 2004-00384 without prejudice. On August 13, 2004, the court entered an order of dismissal in which, in addition to dismissing the lawsuit, vacated the July 27, 2004 order and dissolved the writ of sequestration.

On October 6, 2004, BofA filed a “petition for further relief to enforce declaratory judgment” with the trial court in Cause No. 2002-36488. By this filing, BofA sought to enforce its claimed rights under the final judgment through, among other things, the sequestration of an amount of gas sufficient to protect its claimed rights under the final judgment and/or an order allowing BofA to take immediate possession of 55 Bcf of gas located in the Bammel Storage Facility. Following this filing, Cause No. 2002-36488 was administratively transferred from the 280th District Court of Harris County (where the case had been pending and the final judgment had been entered) to the 133rd District Court, in which BofA had initiated the writ of sequestration proceedings in Cause No. 2004-00384. On December 17, 2004, BofA filed an “application for further relief to enforce final judgment,” seeking much of the same relief previously sought by the earlier-filed application for writ of sequestration in Cause No. 2004-00384 and “petition for further relief” in Cause No. 2002-36488, including a request for an order authorizing BofA to take possession of 55 Bcf of “Storage Gas” allegedly located in the Bammel Storage Facility. A hearing on BofA’s application is currently set for March 14, 2005.

HPC intends to vigorously prosecute its appeal of the declaratory judgment and to contest BofA’s latest application for further relief relating to that judgment.

Since the filing of the foregoing action, AEP has filed a related suit styled AEP Energy Services Gas Holding Company, Houston Pipe Line Company LP, and HPL Resources Company LP v. Bank of America, N.A., as “Administrative Agent,” as “Master Swap Counterparty,” as “Secured Party,” and as “Purchaser”; and The Bank of New York, as Trustee of the Bammel Gas Trust; Civil Action No. H-03-4973 in the United States District Court for the Southern District of Texas, Houston Division. On October 31, 2003, AEPESGH filed suit against Bank of America, N.A. (“BofA”) for breach of contract and negligent misrepresentation in connection with the

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acquisition by AEPESGH of HPC from Enron Corp. in 2001. AEPESGH alleges that BofA breached contractual covenants and committed negligent misrepresentation in connection with its representations to AEPESGH relating to Enron’s financial condition. On January 8, 2004, AEPESGH, along with HPC and HPL Resources Company LP (“HPLR”) (the last two of which are HPL Consolidation LP entities), amended and supplemented the complaint to include additional claims, including fraud claims by AEPESGH against BofA and requests for declaratory relief related to issues left unresolved by the trial court in Harris County, including the issues of whether BofA can enforce its claimed interests in the “Storage Gas” and, if so, in what manner; and the issue of to what amount of gas presently stored in the Bammel Storage Facility, if any, those claimed interests attach.

In addition to the declaratory relief and attorneys’ fees and costs sought by all plaintiffs, AEPESGH seeks to recover actual and exemplary damages from BofA.

BofA has filed a motion to dismiss the case for lack of subject matter jurisdiction and on grounds of collateral estoppel and res judicata. AEPESGH, along with the other Plaintiffs, filed its opposition to this motion. The motion was referred to a United States Magistrate Judge. On September 14, 2004, the Magistrate Judge issued an order recommending that BofA’s motion to dismiss be denied in its entirety. The magistrate judge also ordered that the Plaintiffs’ declaratory claims should be severed and transferred to the United States District Court for the Southern District of New York.

BofA has filed objections to the Magistrate Judge’s recommendations. AEPESGH, along with the other Plaintiffs, timely filed responses to these objections. The district court has not yet ruled on these objections.

Plaintiffs initiated discovery in the case. On April 22, 2004, the Magistrate Judge made an oral ruling staying discovery pending its determination of Defendants’ motion to dismiss. Plaintiffs filed a motion to lift the stay on discovery on October 22, 2004. The motion remains pending.

Trial is currently set for December 2005. Plaintiffs intend to vigorously pursue their claims.

*In addition to the previously described federal lawsuit, AEP has filed an adversary proceeding in the Enron Corp. bankruptcy styled Houston Pipe Line Company LP, HPL Resources Company LP, and AEP Energy Services Gas Holding Company v. Enron Corp., ENA Asset Holdings, L.P., BAM Lease Company, the Bammel Gas Trust, the Bank of New York, as Trustee of the Bammel Gas Trust, and Bank of America, N.A., Individually and as Administrative Agent; Adversary No. 03-93372, as filed in Case No. 01-16045 (AJG) in the United States Bankruptcy Court for the Southern District of New York. On November 21, 2003, HPC, HPL Resources Company LP, and AEPESGH (“Plaintiffs”) filed an adversary proceeding against Enron Corp., ENA Asset Holdings, L.P., BAM Lease Company, the Bammel Gas Trust, the Bank of New York, as Trustee of the Bammel Gas Trust, and Bank of America, N.A., individually and as Administrative Agent (“Defendants”). Plaintiffs sought a declaration of their rights with respect to the documents executed in connection with the 2001 acquisition of HPC and HPL Resources Company LP by AEPESGH.

Plaintiffs seek declarations, among others, that various agreements under which Plaintiffs use and operate the Bammel Storage Facility and its appurtenances, including pipelines and cushion gas in the facility (the “Bammel Storage Assets”), are not subject to rejection under bankruptcy law principles; and that even if these agreements could be rejected, Plaintiffs would be entitled to maintain possession of and use these assets for the contractual period provided for under these agreements.

On January 29, 2003, following the filing of the amended and supplemental complaint in the matter described above, Plaintiffs amended their complaint in the adversary proceeding to remove claims made in that proceeding against Bank of America, N.A.

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Discovery in the adversary proceeding has commenced, and absent a settlement Plaintiffs intend to pursue their claims vigorously as against the Enron-related parties to the adversary proceeding.

*John and Heather Maher, et al, and all others similarly situated v. CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, et al.; Cause No. 38075, in the 23rd Judicial district Court of Wharton County, Texas. This lawsuit was filed in October 2002 on behalf of two residents of Wharton County, Texas against a number of entities related to CenterPoint Energy, Inc. and Kinder Morgan Inc. Plaintiffs have also named HPL Consolidation LP subsidiaries HPC, its general partner, HPL GP, LLC and AEP Gas Marketing LP (now HPL Gas Marketing LP) as defendants. Plaintiffs allege fraud, violations of the Texas Deceptive Trade Practices Act, the Texas Utility Code, and Texas antitrust laws with respect to an alleged effort to inflate the cost of natural gas used by the CenterPoint utility to provide residential service to customers throughout Texas. When the lawsuit was initiated, Plaintiffs also sought to certify a class and to be named as the representatives of the class.

The defendants, including the HPL Consolidation LP subsidiaries, filed motions to dismiss the case on grounds, among others, that primary jurisdiction over claims raised by Plaintiffs with respect to rates charged to residential consumers of natural gas resided in the Texas Railroad Commission. The parties commenced to take discovery related to threshold issues of subject matter jurisdiction, venue, and the class certification request.

On February 4, 2005, Plaintiffs filed an amended petition in which they removed all class action allegations. Plaintiffs added AEP Energy Services, Inc. as a defendant, as well as eight additional defendants affiliated with CenterPoint or Kinder Morgan. Plaintiffs continue to allege fraud, violations of the Texas Deceptive Trade Practices Act, the Texas Utility Code, and the Texas antitrust laws with respect to an alleged effort to inflate the cost of natural gas used by the CenterPoint utility to provide residential service to customers throughout Texas.

On February 11, 2005, the CenterPoint Defendants removed the action to federal court in the United States District Court for the Southern District of Texas, Houston Division on the basis of a federal question related to Plaintiffs’ newly asserted allegations against CenterPoint Energy Gas Transmission Company, an interstate natural gas transportation and storage services company. The HPL Consolidation LP subsidiaries, AEP Energy Services, Inc. (“AEPES”), a wholly owned subsidiary of AEP, and the Kinder Morgan Defendants consented to the removal. A scheduling conference is scheduled for June 7, 2005 in the federal court.

Plaintiffs have not specified the amount of their damage claims, but seek injunctive relief, actual damages, exemplary damages, statutory damages, civil penalties, and attorneys’ fees and expenses. The HPL Consolidation LP subsidiaries, AEP Energy Services, Inc. and other defendants, have denied Plaintiffs’ claims and continue to assert that Plaintiffs’ attempted challenges to the rates charged by a regulated natural gas utility are subject to the jurisdiction of the Texas Railroad Commission.

The HPL Consolidation LP subsidiaries and AEP Energy Services, Inc. will continue to vigorously contest the Plaintiffs’ claims.

*Weldon Johnson and Guy W. Sparks, individually and as representatives of others similarly situated v. CenterPoint Energy, Inc., et al.; Cause No. 04-327-02, in the Circuit Court of Miller County, Arkansas. On October 8, 2004, Plaintiffs filed this lawsuit on behalf of two individuals, one a resident of Arkansas and the other a resident of Texas, seeking to certify a nationwide class action against the same HPL Consolidation LP subsidiaries named in the Maher case and a number of entities related to CenterPoint Energy, Inc. (“CenterPoint”) and Kinder Morgan Inc. (“Kinder Morgan”). Plaintiffs allege fraud and civil conspiracy claims against all of the defendants and seek an unspecified amount in damages for alleged unjust enrichment, actual damages, punitive and exemplary damages, attorneys’ fees, and interest.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On November 18, 2004, the CenterPoint Defendants removed the action to the United States District Court in the Western District of Arkansas, Texarkana Division on the basis of a federal question. The HPL and Kinder Morgan Defendants consented to the removal. On January 26, 2005, Plaintiffs filed a motion to remand. On February 10, 2005, the CenterPoint Defendants filed a response to the motion to remand.

On December 17, 2004, the HPL Consolidation LP subsidiaries Defendants filed a motion to dismiss asserting, among other things, that (1) the Arkansas Courts lack personal jurisdiction over each of them and (2) the Plaintiffs have failed to assert claims against any of the HPL subsidiaries upon which relief can be granted. The CenterPoint Defendants and Kinder Morgan Defendants have also filed motions to dismiss.

The Plaintiffs have not filed responses to the motions to dismiss. The court has indicated it will decide the remand issues before it decides the dismissal issues. At present, the motion to remand and the motions to dismiss are pending before the court.

The HPL Consolidation LP subsidiaries will continue to vigorously contest the Plaintiffs’ claims.

*Railroad Commission of Texas Oil and Gas Docket No. 02-0231838; Enforcement Action Against HPL Resources Company (Operator No. 407240) for Violations of Statewide Rules on the Magnolia City Plant Site (No. 04-0359), Nueces County, Texas. This case involves alleged soil and groundwater contamination at the Magnolia City Plant Site (the “Mag City Site”) located in Nueces County, Texas. Historically, there were two plants operated at the site: the Dean Plant and the Magnolia City Plant. The Dean Plant processed gas from 1953 until 1975, when the plant was permanently shut down. The Dean Plant was operated by a number of Tenneco and Tennessee Gas-related entities whose successors in interest include El Paso Natural Gas (“El Paso”) and Tennessee Gas Pipeline (“TGP”). Based on available facts, its does not appear that HPLR ever owned, operated or had any affiliation with the Dean Plant. The Magnolia City Plant was built in 1985 and was shut down in 1996. The Railroad Commission of Texas alleges that HPLR filed Form R-3s (entitled “Monthly Report for Gas Processing Plants”) for the Magnolia City Plant and is thus liable (or presumed liable) for the Mag City Site contamination.

Citing §91.101 of the Texas Natural Resources Code, the Commission filed a complaint alleging that HPLR “caused or allowed” pollution and discharged oil and gas wastes without a permit at the Magnolia City Plant in violation of Commission Rules 8(b) and 8(d)(1). The primary constituents of concern (“COCs”) are hydrocarbons, volatile organic compounds (“VOCs”), chloroform, chromium and chlorides. There is possible offsite contamination. However, the extent of the contamination has not been fully delineated.

Under the terms of a April 2000 Settlement Agreement, Indemnity and Release (“Indemnity”), HPC indemnified TGP and El Paso for all claims related to TGP’s or El Paso’s “environmental obligations” at the Mag City Site excepting those claims defined as “Boundary Area Claims.” The term “Boundary Area Claims” is defined in the Indemnity as “subsurface contamination which has migrated from the Plant site from the general location of the former blowdown pit located near the fence line of the northeast boundary of the Plant property.” Under the terms of this agreement, HPC (or its parent company at that time) was paid $205,000.

HPC and HPLR answered the Commission’s complaint. Some limited discovery was conducted. The Commission made HPC/HPLR a settlement offer and the parties have entered into settlement negotiations. In the meantime, the Commission contacted El Paso as a potentially responsible party. El Paso and AEP plan to meet to discuss the terms and scope of the Indemnity, the site background, the scope of each party’s potential liability and how best to proceed.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

*Tuleta Plant Site Investigation (former gas plant located in Bee County, Texas). This case involves alleged soil and groundwater contamination at the Tuleta Gas Plant Site (“Tuleta”). The Tuleta Plant was a natural gas liquids processing plant that was first built in the 1940s. The plant employed a lean oil liquid extraction process. Natural gas processing operations ceased on or before July 1986. However, the site was still used for separation, compression, dehydration and/or condensate storage operations into the 1990s. HPC conducted operations at the site from January 1987 until October 1990. It appears that HPC’s operations at the site consisted solely of natural gas separation, dehydration and compression. Several entities operated the plant prior to January 1987. The successors in interest to those prior plant operators that are still solvent include: H.B. Zachry; EOG Resources, Inc.; and OneOK Bushton Processing, Inc. (“Prior Plant Operators”). Other parties with operations on site include Valero and Wagner Oil. The COCs at this site include lean oil, condensate and glycol. Extensive historic site investigations suggest there were possibly multiple releases from multiple sources (both on-site and off-site). However, the site has not been fully delineated at this time. Further, it is not clear whether HPC has any historic contractual obligations to remediate environmental conditions at this site. None have been identified to date.

There is no current litigation or enforcement action concerning environmental conditions at this site. HPC was originally contacted by the Commission and asked to assume full responsibility for the contamination alleged at the site. However, since that time, the Commission has asked the Prior Plant Operators to share in the site remediation. HPC and the Prior Plant Operators retained an environmental consultant and voluntarily conducted a Baseline Study that reviewed all prior site investigative work. This Baseline Study was submitted to the Commission on February 11, 2005. In the meantime, the Commission sent letters to Valero and Wagner Oil requesting that they attend a future meeting with the Commission, HPC and the Prior Plant Operators. Additional negotiations among the various parties and the Commission are anticipated.

City of Victoria v. Houston Pipe Line Company, et al.; Cause No. 03-6-59,833-C, in the 267th Judicial District Court of Victoria County, Texas. The City of Victoria (“Victoria”) filed suit against Houston Pipe Line Company, Houston Pipe Line Company, L.L.C., and Houston Pipe Line Company, L.P. (the HPL subsidiaries) alleging that HPC owes Victoria taxes for use of its streets, alleys, rights-of-way, and/or public property in transporting and selling gas. Victoria relies on city ordinance 14-116 for its assessment of the taxes. Ordinance 14-116 was passed on July 7, 1941, and, in summary, states that any entity owning, operating, managing or controlling any gas, electric light, or electric power plant within Victoria city limits and used for local sale and distribution using streets, alleys and/or public ways must file revenue reports with Victoria and pay Victoria two percent of gross receipts from the sale of such gas, electric lights or electric power derived from consumers. Based on these factual allegations, Victoria has alleged a violation of ordinance 14-116 and negligence per se.

This case is in the early stages of discovery. Written discovery is currently being exchanged.

In response to discovery requests Victoria has produced documents that it claims were provided to Victoria by FERC and PUC. The documents appear to be a record of all gas sales from HPC and Central Power & Light (“CPL”), a wholly owned subsidiary of AEP, in Victoria during the period of May 1976 to December 2002. The total gross sales listed is $219,607,177.83. Victoria has claimed that the amount owed in taxes is 2% of gross sales. Thus, Victoria is claiming that $4,392,143.56 in taxes is owed by HPC to Victoria. The gross sales number provided by Victoria has not yet been verified by HPC.

HPL anticipates filing a motion for summary judgment based on the construction of the ordinance. HPL will contend that a plain reading of the ordinance shows that the ordinance is not applicable to HPL.

City of Corpus Christi, Texas v. Air Liquide America, L.P., et al., Cause No. 04-06556-A, In the District Court of Nueces County. On November 17, 2004, the City of Corpus Christi (“Corpus”) filed, but has not yet served, the above-referenced lawsuit, which names approximately forty defendants, including HPC. The City

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

primarily seeks to obtain a declaration of the validity of City Ordinance No. 026023, which requires that defendants obtain a license from Corpus or equivalent authorization for their continued use of Corpus’s rights-of-way and city-owned properties (the “Ordinance”). The Ordinance requires, in exchange for permission to use certain affected city rights-of-way and city-owned property, that each defendant remit to Corpus “fair compensation”, as set forth in the Ordinance. Generally, that “fair compensation” includes a charge of $500 per crossing and $1.25 per foot for laying alongside public rights-of-way. Additionally, Corpus alleges trespass, purpesture (an alleged encroachment upon public rights belonging to and/or controlled by Corpus) and unjust enrichment.

Prior to filing suit, Corpus had by written letter revoked the revocable easement agreements held by HPC and other defendants.

HPC, as a member of the Texas Energy Coalition (“TEC”), has engaged in settlement negotiations with Corpus, which are continuing. Under those proposals, the fees, which pipelines such as HPC would pay are limited to an approximation of a reasonable regulatory fee.

If settlement discussions fail and HPC is served, HPC intends to vigorously defend this lawsuit.

While the outcomes of the matters discussed above cannot be predicted with certainty, based on information known to date and considering reserves established as of December 31, 2004, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results, or cash flow.

4. Equity Investment in Nonconsolidated Subsidiary

HPL owns a 50% equity interest in Mid Texas Pipeline Company.

The 2004, 2003 and 2002 equity loss from the Mid Texas investment is $683 thousand, $668 thousand and $249 thousand, respectively. The following amounts, which are not consolidated into our financial statements represent summarized financial information of Mid Texas:

	Year Ended December 31,
	2004	2003
	(In thousands)
Assets
Property, Plant and Equipment (Net)	$65,977	$67,281
Current Assets	925	959

TOTAL	$66,902	$68,240

Capitalization And Liabilities
Common Shareholders’ Equity	$66,070	$67,437
Current Liabilities	832	803

TOTAL CAPITALIZATION AND LIABILITIES	$66,902	$68,240

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Operations Statement Data
Operating Loss	$2,469	$2,473	$2,296
Net Loss	1,366	1,336	499

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Impairments

We own and operate natural gas gathering, transportation and storage operations in Texas. During the fourth quarter of 2003, based on a probability-weighted after-tax cash flow analysis of our fair value, we recorded an impairment of $300 million pre-tax ($218 million after-tax), with $150 million pre-tax related to the entire balance of goodwill, reflecting management’s decision not to operate as a major trading hub. The cash flow analysis, among other things, used management’s estimate of the alternative likely outcomes of the uncertainties surrounding the continued use of the Bammel facility and other matters (see Note 3) and an after-tax risk free discount rate of 3.3% over the remaining life of the assets.

6. Benefit Plans

We participate in AEP sponsored U.S. qualified pension plans and nonqualified pension plans. A substantial majority of employees are covered by either one qualified plan or both a qualified and a nonqualified pension plan. In addition, we participate in other postretirement benefit plans sponsored by AEP to provide medical and life insurance benefits for retired employees in the U.S. We implemented FSP FAS 106-2 in the second quarter of 2004, retroactive to the first quarter of 2004 (see “FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003” section of Note 2). The Medicare subsidy reduced the FAS 106 accumulated postretirement benefit obligation (APBO) related to benefits attributed to past service. Our reduction in the net periodic postretirement cost for 2004 was $150,000.

Pension and Other Postretirement Plans’ Assets:

The asset allocations for AEP’s pension plans at the end of 2004 and 2003, and the target allocation for 2005, by asset category, are as follows:

	Target Allocation 2005	Percentage of Plan Assets at Year End
		2004	2003
	(In percentages)
Asset Category
Equity Securities	70	68	71
Debt Securities	28	25	27
Cash and Cash Equivalents	2	7	2

Total	100	100	100

The asset allocations for AEP’s other postretirement benefit plans at the end of 2004 and 2003, and target allocation for 2005, by asset category, are as follows:

	Target Allocation 2005	Percentage of Plan Assets at Year End
		2004	2003
	(In percentages)
Asset Category
Equity Securities	70	70	61
Debt Securities	28	28	36
Other	2	2	3

Total	100	100	100

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

AEP’s investment strategy for their employee benefit trust funds is to use a diversified mixture of equity and fixed income securities to preserve the capital of the funds and to maximize the investment earnings in excess of inflation within acceptable levels of risk. AEP regularly reviews the actual asset allocation and periodically rebalances the investments to the targeted allocation when considered appropriate. Because of a discretionary contribution at the end of 2004, the actual pension asset allocation was different from the target allocation at the end of the year. The asset portfolio was rebalanced to the target allocation in January 2005.

AEP bases its determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

AEP’s combined pension funds are underfunded in total (plan assets are less than projected benefit obligations) at December 31, 2004.

AEP made an additional discretionary contribution in the fourth quarter of 2004 and intends to make additional discretionary contributions in 2005 to meet its goal of fully funding all qualified pension plans by the end of 2005.

The weighted-average assumptions as of December 31, used in the measurement of AEP’s benefit obligations are shown in the following tables:

	Pension Plans		Other Postretirement Benefit Plans
	2004	2003	2004	2003
	(In percentages)
Discount Rate	5.50	6.25	5.80	6.25
Rate of Compensation Increase	3.70	3.70	N/A	N/A

The method used to determine the discount rate that AEP utilizes for determining future benefit obligations was revised in 2004. Historically, it has been based on the Moody’s AA bond index which includes long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis was 6.25% at December 31, 2003 and would have been 5.75% at December 31, 2004. In 2004, AEP changed to a duration based method where a hypothetical portfolio of high quality corporate bonds was constructed with a duration similar to the duration of the benefit plan liability. The composite yield on the hypothetical bond portfolio was used as the discount rate for the plan. The discount rate at December 31, 2004 under this method was 5.50% for pension plans and 5.80% for other postretirement benefit plans.

The rate of compensation increase assumed varies with the age of the employee, ranging from 3.5% per year to 8.5% per year, with an average increase of 3.7%.

The contribution to the pension fund is based on the minimum amount required by the U.S. Department of Labor or the amount of the pension expense for accounting purposes, whichever is greater, plus the additional discretionary contributions to fully fund the qualified pension plans. The contribution to the other postretirement benefit plans’ trust is generally based on the amount of the other postretirement benefit plans’ expense for accounting purposes and is provided for in agreements with state regulatory authorities.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company participates in the AEP system qualified pension plan, a defined benefit plan that covers all employees. Net periodic benefit cost for the years ended December 31, 2004 and 2003 were $1,102,000 and $965,000, respectively.

Postretirement benefits other than pensions are provided for retired employees for medical and death benefits under an AEP System plan. The annual accrued costs were $816,000 and $1,186,000 in 2004 and 2003, respectively.

The weighted-average assumptions as of January 1, used in the measurement of AEP’s benefit costs are shown in the following tables:

	Pension Plans			Other Postretirement Benefit Plans
	2004	2003	2002	2004	2003	2002
	(In percentages)
Discount Rate	6.25	6.75	7.25	6.25	6.75	7.25
Expected Return on Plan Assets	8.75	9.00	9.00	8.35	8.75	8.75
Rate of Compensation Increase	3.70	3.70	3.70	N/A	N/A	N/A

The expected return on plan assets for 2004 was determined by evaluating historical returns, the current investment climate, rate of inflation, and current prospects for economic growth. After evaluating the current yield on fixed income securities as well as other recent investment market indicators, the expected return on plan assets was reduced to 8.75% for 2004. The expected return on other postretirement benefit plan assets (a portion of which is subject to capital gains taxes as well as unrelated business income taxes) was reduced to 8.35%.

A defined contribution employee savings plan required that the Company make contributions to the plan totaling $643,000 and $640,000 in 2004 and 2003.

In 2002, there were no separately identifiable costs related to associated net pension benefit costs, postretirement benefit costs or savings plan contributions as theses costs were included in an overall fringe benefit charge to HPL. AEP does not allocate pension liabilities to its subsidiaries, including HPL.

7. Derivatives, Hedging and Financial Instruments

Derivatives and Hedging

We apply SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Derivatives include interest rate swaps, commodity swaps, options and futures contracts and certain physical gas purchases and sales contracts.

SFAS 133 requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position at fair value unless the contracts qualify for normal purchase or normal sale treatment. Our accounting for the changes in the fair value of a derivative instrument depends on whether it qualifies, and has been designated, as part of a hedging relationship. Certain qualifying derivative instruments have been designated as normal purchase or normal sale contracts, as provided in SFAS 133. These contracts are not reported at fair value, as otherwise required by SFAS 133.

For cash flow hedges (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), we initially report the effective portion of the gain or loss on the derivative

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

instrument as a component of Accumulated Other Comprehensive Income and subsequently reclassify it to Revenues or Gas Purchases in the Consolidated Statement of Operations when the forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized currently in Revenues during the period of change.

Cash Flow Hedging Strategies

We enter into forward and swap transactions for the purchase and sale of natural gas to manage the variable price risk related to the forecasted purchases and sales of natural gas. We closely monitor the potential impacts of commodity price changes and, where appropriate, enter into contracts to protect margins for a portion of future sales. We do not hedge all variable price risk exposure related to the forecasted purchases and sales of natural gas.

The following table represents the activity in Accumulated Other Comprehensive Income (Loss) (“AOCI”) for derivative contracts that qualify as cash flow hedges at December 31, 2004:

Amount
(In thousands)
Beginning Balance, December 31, 2001	$—
Changes in fair value	—
Reclasses from AOCI to net earnings	—

Balance December 31, 2002	—
Changes in fair value	(281)
Reclasses from AOCI to net earnings	—

Balance December 31, 2003	(281)
Changes in fair value	35,683
Reclasses from AOCI to net earnings	281

Ending Balance, December 31, 2004	$35,683

8. Income Taxes

The details of income tax (benefit) expenses applicable to continuing operations are as follows:

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
FEDERAL
Current	$18,296	$(484)	$21,285
Deferred	4,398	(81,111)	2,319

Total Income Tax as Reported	$22,694	$(81,595)	$23,604

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory rate, and the amount of income taxes reported.

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Net Income (Loss)	$44,026	$(216,571)	$43,457
Income Tax Expense (Credit)	22,694	(81,595)	23,604

Pre-Tax Income (Loss)	$66,720	$(298,166)	$67,061

Income Tax on Pre-Tax Income at Statutory Rate (35%)	23,352	(104,358)	23,471
Increase (Decrease) in Income Tax Resulting from the Following Items:
Impairment of Goodwill (nondeductible portion)	—	23,021	—
Other	(658)	(258)	133

Total Income Taxes as Reported	$22,694	$(81,595)	$23,604

Effective Income Tax Rate	34.01%	27.37%	35.20%

The following table shows the elements of the net deferred tax asset and the significant temporary differences:

	Year Ended December 31,
	2004	2003
	(In thousands)
Property Related Temporary Differences	$(21,018)	$(13,412)
Impaired Assets	52,957	51,910
Provisions for Losses	8,398	8,398
Tax Basis Goodwill	21,931	25,370
Price-Risk Management Assets (Net)	13,587	9,417
Other Comprehensive Income (Loss) Cash Flow Hedges	(19,214)	151
Prepaid Leases	37,238	35,888
All Other (Net)	4,521	4,442

Net Deferred Tax Assets	$98,400	$122,164

We join in the filing of a consolidated federal income tax return with our affiliated companies in the AEP System. The allocation of the AEP System’s current consolidated federal income tax to the System companies is in accordance with SEC rules under the 1935 Act. These rules permit the allocation of the benefit of current tax losses to the System companies giving rise to them in determining their current tax expense. The tax loss of the System parent company, AEP Co., Inc., is allocated to its subsidiaries with taxable income. With the exception of the loss of the parent company, the method of allocation approximates a separate return result for each company in the consolidated group.

The IRS and other taxing authorities routinely examine our returns. Returns for the years 2001 through 2003 are presently being audited by the IRS. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Leases

Leases include property, plant and equipment and gas pipeline rights of way. Leases of property, plant and equipment are for periods up to 10 years and require payments of related property taxes, maintenance and operating costs. Leases of gas pipeline rights of way range from one year to perpetuity. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

Property, plant, and equipment under capital leases at December 31, 2004 are predominantly general plant equipment and at December 31, 2003 are predominately the assets leased from BAM Lease Company. The assets leased from BAM Lease Company were purchased by HPL in November 2004 as described in Note 3. The $120.1 million value for leased assets became part of owned pipeline and equipment with this purchase. The BAM Lease Company lease payments were prepaid at the acquisition of HPC, therefore, there are no future payment obligations for the remainder of the primary lease term.

Property, plant and equipment under capital leases and related obligations recorded on the Consolidated Balance Sheets are as follows:

	Year Ended December 31,
	2004	2003
	(In thousands)
Property, Plant and Equipment Under Capital Leases
Production and Other	$28	$120,094

Total Property, Plant and Equipment	28	120,094
Accumulated Amortization	3	15,097

Net Property, Plant and Equipment Under Capital Leases	$25	$104,997

Obligations Under Capital Leases
Noncurrent Liability	$16	$3
Liability	9	1

Total Obligations Under Capital Leases	$25	$4

Lease rentals for operating and capital leases were as follows:

	Year Ended December 31,
	2004	2003
	(In thousands)
Lease Payments on Operating Leases	$1,900	$1,287
Amortization of Capital Leases	3	6,923
Interest on Capital Leases	3	—

Total Lease Rental Cost	$1,906	$8,210

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments consisted of the following at December 31, 2004:

(In thousands)
Capital Leases
2005	$9
2006	8
2007	7
2008	2
2009	—
Later Years	—

Total Future Minimum Lease Payments	26
Less Estimated Interest Element	1

Estimated Present Value of Future Minimum Lease Payments	$25

Noncancelable Operating Leases
2005	$337
2006	275
2007	209
2008	131
2009	83
Later Years	102

Total Future Minimum Lease Payments	$1,137

10. Concentration Of Credit Risks

At December 31, 2004, two non-affiliated customers represented more than 10% of related total revenues or accounts receivable. At December 31, 2003, one non-affiliated customer represented more than 10% of the related total revenues or accounts receivable. At December 31, 2004, one non-affiliated customer comprised approximately 55% of the net Price-Risk Management Assets and Liabilities. At December 31, 2003, four non-affiliated customers comprised approximately 45% of the net Price-Risk Management Assets and Liabilities.

11. Related Party Transactions

American Electric Power Service Corporation (“AEPSC”), a wholly owned subsidiary of AEP and affiliate of HPL, provides certain managerial and professional services to AEP System companies. The costs of the services are billed to its affiliated companies by AEPSC on a direct-charge basis, whenever possible, and on reasonable basis of proration for shared services. The billings for services are made at cost and include no compensation for the use of equity capital, which is furnished to AEPSC by AEP. Billings from AEPSC are capitalized or expensed depending on the nature of the services rendered. AEPSC and its billings are subject to the regulation of the SEC under the 1935 Act. For the years ended December 31, 2004, 2003 and 2002, HPL recognized costs of $5.5 million, $5.0 million and $5.4 million for these services.

HPL purchases and sells gas and enters into financial hedge transactions with AEPES and other affiliates. These transactions are conducted at market prices and settlements are handled according to standard industry practices. For the years ended December 31, 2004, 2003 and 2002, HPL had sales of $862.3 million, $899.2 million and $574.0 million and purchases of $760.3 million, $464.5 million and $388.2 million to and from AEPES. Included in these sales are settlement receipt (payments) of financial hedge transactions in 2004, 2003 and 2002 of $17.0 million, $(19.8) million and $(17.5) million.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

HPL entered into a long-term Asset Management Agreement, which was terminated December 15, 2004, with AEPES for the exclusive rights to manage injections of natural gas into, and withdrawals of natural gas from, the Bammel storage facility, and to make use of natural gas injection, withdrawal and storage capacity not otherwise contractually committed by HPL that may be available from the Bammel storage facility from time to time. In exchange for these rights, AEPES agreed to pay HPL a fixed, annual Asset Management fee of $25 million. In addition, AEPES agreed to pay HPL a market based rate for storage services on the available space that was not contractually committed to third parties. For the period ended December 31, 2004, 2003 and 2002, HPL had revenues of $28.5 million, $29.8 million and $30.1 million related to the Asset Management Agreement.

AEP has established a money pool to coordinate short-term borrowings for certain subsidiaries including HPL. Interest income earned from amounts advanced to the AEP money pool by HPL, for the twelve months ended December 31, 2004, 2003 and 2002, was $2.3 million, $2.5 million and $4.9 million. Interest expense incurred from amounts borrowed from the AEP money pool by HPL, for the twelve months ended December 31, 2004 was $.2 million. Interest income and expenses are recorded in Interest Income—Affiliated and Interest Expense—Affiliated on the Statements of Operations. Amounts loaned to or borrowed from the money pool at year-end are classified as Advances to/from Affiliates on the Consolidated Balance Sheets.

HPL purchases physical gas in the spot market, which in turn, is sold to AEP operating companies at cost for their fuel requirements. The related sales are as follows:

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
AEP Texas Central Company	$129,682	$195,527	$157,346
AEP Texas North Company	45,767	44,197	64,385

12. Guarantees

There are certain immaterial liabilities recorded for guarantees entered subsequent to December 31, 2002 in accordance with FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” There is no collateral held in relation to any guarantees in excess of our ownership percentages. In the event any guarantee is drawn, there is no recourse to third parties unless specified below.

Prior to December 31, 2004, AEPESGH had outstanding debt, which was collateralized with the assets of HPL. This debt was paid in full on December 15, 2004.

Indemnifications And Other Guarantees

Contracts

HPL enters into several types of contracts, which would require indemnifications. Typically these contracts include, but are not limited to, sale agreements, lease agreements, purchase agreements and financing agreements. Generally, these agreements may include, but are not limited to, indemnifications around certain tax, contractual and environmental matters. With respect to sale agreements, our exposure generally does not exceed the sale price. We cannot estimate the maximum potential exposure for any of these indemnifications executed prior to December 31, 2002 due to the uncertainty of future events.

HPL CONSOLIDATION LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Master Operating Lease

We lease certain equipment under a master operating lease. Under the lease agreement, the lessor is guaranteed to receive up to 87% of the unamortized balance of the equipment at the end of the lease term. If the fair market value of the leased equipment is below the unamortized balance at the end of the lease term, we have committed to pay the difference between the fair market value and the unamortized balance, with the total guarantee not to exceed 87% of the unamortized balance. At December 31, 2004, the maximum potential loss for these lease agreements was approximately $285 thousand assuming the fair market value of the equipment is zero at the end of the lease term.

13. Subsequent Event

On January 26, 2005, AEP sold a 98% controlling interest in us, approximately 30 Bcf of working gas and working capital for approximately $1 billion, subject to a working capital and inventory true-up adjustment. AEP is retaining a 2% ownership interest in us and will provide certain transitional administrative services to the buyer. AEP has provided an indemnity in an amount up to the purchase price to the purchaser for damages, if any, arising from litigation with BOA and certain other litigation. (See Note 3).

APPENDIX A

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER EQUITY, L.P.

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THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER EQUITY, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER EQUITY, L.P. dated as of January     , 2006, is entered into by and among LE GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.5 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Section 704(e)(2) and Section 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit, Class B Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.6(d)(i) or Section 5.6(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application, including a Taxation Certification, as required by this Agreement but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand immediately prior to the date of the distribution of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the Board of Directors of the general partner of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.6(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.6 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.6(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.6. The “Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit, a Class B Unit or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit, Class B Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.6(d)(i) and 5.6(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement with respect to the Common Units, (ii) substantially in the form of Exhibit B to this Agreement with respect to the Class B Units, (iii) issued in global form in accordance with the rules and regulations of the Depositary or (iv) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Conversion” means the Certificate of Conversion of the Partnership filed with Secretary of State of Delaware as referenced in Section 2.1 as such Certificate of Conversion may be amended, supplemented or restated from time to time.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

“Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement.

“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of one or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership other than Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.6(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Notice” has the meaning assigned to such term in Section 5.7(a).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Holder” means a Person either (a) subject to United States federal income taxation on the income generated by the Partnership or (b) in the case of entities that are pass through entities for United States federal income taxation, all of whose beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Schedule I to the Transfer Application provides examples of Persons that are and Persons that are not Eligible Holders.

“Effective Time” means the time at which the Certificate of Conversion has been filed with the Secretary of State of the State of Delaware.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“FERC” means the Federal Energy Regulatory Commission.

“FERC Notice” means the giving of notice by the Partnership to the Limited Partners in the manner specified in Section 17.1 hereof at any time after the Partnership becomes the owner, either directly or through any Subsidiary, of any pipeline subject to rate regulation by FERC.

“General Partner” means LE GP, LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“Group” means a Person that, with or through any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Ineligible Assignee” means a Person whom the General Partner has determined is not an Eligible Holder following a FERC Notice.

“Initial Class B Holder” means FEM, L.P., a Delaware limited partnership.

“Initial Common Unit” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the Persons listed on Exhibit D hereto.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, (a) each Initial Limited Partner, each Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership or (b) solely for purposes of Articles V, VI, VII, IX and XII, each Assignee.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“MLP” means Energy Transfer Partners, L.P., a Delaware limited partnership, and any successors thereto.

“MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as it may be amended, supplemented or restated from time to time.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.6(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.6(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.6(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.6(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interests and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units and Class B Units.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means, as of any date of determination, (a) as to the General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners, (b) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.8, the percentage established as a part of such issuance.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when used with respect to Partners and Assignees, apportioned among all Partners and Assignees, as the case may be, in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the first fiscal quarter of the Partnership after the Closing Date the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-128097) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Class B Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Class B Units, as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Class B Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.

“Special Approval” means approval by the sole member or by a majority of the members of the Conflicts Committee, as applicable.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such

Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Taxation Certification” means a properly completed certificate in such form or forms as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder. A certification in the form specified in Annex A to the Transfer Application shall be considered a Taxation Certification unless the General Partner amends the form thereof pursuant to Section 13.1 hereof.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means the Transfer Application in the form attached hereto as Exhibit C.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated January     , 2006 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Class B Units but shall not include General Partner Units (or the General Partner Interest represented thereby).

“Unit Majority” means at least a majority of the Outstanding Common Units and Outstanding Class B Units, if applicable, voting together as a single class.

“Unitholders” means the holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.6(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.6(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.6(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.6(d)).

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The Partnership was formed as of the Effective Time pursuant to the Certificate of Conversion and the Certificate of Limited Partnership converting Energy Transfer Company, L.P., a Texas limited partnership, into the Partnership, a Delaware limited partnership. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name.

The name of the Partnership shall be “Energy Transfer Equity, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 2828 Woodside Street, Dallas, Texas 75204 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 2828 Woodside Street, Dallas, Texas 75204 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the maximum extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney.

(a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.8; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term.

The term of the Partnership commenced upon the filing of the Certificate of Conversion and the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Conversion and the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership, (B) could damage the Partnership or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.

Upon the Partnership’s issuance of Common Units or Class B Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning other Partnership Securities, the Partnership shall issue to such Person one or more Certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.4(b), the Partners holding Certificates evidencing Class B Units may exchange such Certificates evidencing Common Units on or after the date on which such Class B Units are converted into Common Units pursuant to the terms of Section 5.7.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the Partnership (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) or the Partnership (for Partnership Securities other than Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

(c) If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(d) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent provided for herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee , and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding member interests, partner interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until (i) the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and (ii) following a FERC Notice, such Certificates are accompanied by a Transfer Application and accompanying Taxation Certification, properly completed and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Following a FERC Notice, no distributions or allocations will be made in respect of the Limited Partner Interests until a properly completed Transfer Application has been delivered.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e) Following a FERC Notice, a transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement, and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f) Prior to the conversion of Class B Units into Common Units pursuant to the terms of Section 5.7, Partners owning Class B Units may only transfer such Class B Units to one or more Persons in connection with estate planning or as otherwise may be approved by the General Partner.

(g) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partnership Interests shall be freely transferable.

Section 4.6 Transfer of the General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to December 31, 2015, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest (represented by General Partner Units) to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).

(b) Subject to Section 4.6(c) below, on or after December 31, 2015, the General Partner may transfer all or any of its General Partner Interest (represented by General Partner Units) without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest (represented by General Partner Units) to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Except as provided in Section 4.7(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.4(b).

(d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.

(e) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER EQUITY, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER EQUITY, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER EQUITY, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT

ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER EQUITY, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER EQUITY, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.8 Taxation Certifications; Ineligible Assignees.

(a) Following a FERC Notice, if a transferee of a Limited Partner Interest fails to furnish a properly completed Taxation Certification in the manner specified in Section 4.5(b) or if, upon receipt of such Taxation Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.9.

(b) Following a FERC Notice, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Taxation Certification or such other information concerning his federal income tax status with respect to the income and loss generated by the Partnership (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the federal income tax status of such Person) as the General Partner may reasonably request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Taxation Certification or other requested information or if upon receipt of such Taxation Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Holder, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of an Ineligible Assignee and, thereupon, the General Partner shall be substituted for such Ineligible Assignee as the Limited Partner in respect of the Ineligible Assignee’s Limited Partner Interests.

(c) Following a FERC Notice, the General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Ineligible Assignees are cast, either for, against or abstaining as to the matter.

(d) Upon dissolution of the Partnership, an Ineligible Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(e) At any time after an Ineligible Assignee can and does certify that it has become an Eligible Holder, such Ineligible Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Ineligible Assignee not redeemed pursuant to Section 4.9, such Ineligible Assignee be admitted as a Limited Partner, and upon admission of such Ineligible Assignee pursuant to Section 10.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Assignee’s Limited Partner Interests.

Section 4.9 Redemption of Partnership Interests of Ineligible Assignees.

(a) If at any time following a FERC Notice, the General Partner determines that Limited Partners, Assignees and transferees of Limited Partner Interests that are not Eligible Holders own, in the aggregate,

15% or more of the Outstanding Units, the Partnership may redeem the Limited Partner Interest of any Limited Partner, Assignee or transferee of any Limited Partner, Assignee or transferee that has failed to furnish to the General Partner a Transfer Application and accompanying Taxation Certification pursuant to Section 4.5(b) or that has failed to furnish to the General Partner a Taxation Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Taxation Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner, Assignee or transferee is not an Eligible Holder, in accordance with the following procedures:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, Assignee or transferee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, and that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests.

(ii) The aggregate redemption price for Redeemable Interests of a Limited Partner, Assignee or transferee shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests owned by such Limited Partner, Assignee or transferee. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner, Assignee or transferee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner, Assignee or transferee, or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Taxation Certification that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Prior Contributions.

Prior to the date hereof, the General Partner made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Initial Limited Partners made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and have been admitted as Limited Partners of the Partnership.

Section 5.2 Continuation of General Partner and Limited Partner Interests; Initial Offering; Contributions by the General Partner.

(a) Upon the Effective Time, the General Partner Interest (represented by General Partner Units) of the General Partner shall be continued, subject to all of the rights, privileges and duties of the General Partner under this Agreement.

(b) Upon the Effective Time, the Limited Partner Interests of the Initial Limited Partners shall be converted into the number of Common Units specified for each Initial Limited Partner in Exhibit D hereto, and such Limited Partner Interests shall be continued.

(c) Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner may make, but is not obligated to make, additional Capital Contributions equal to its percentage interest (the quotient determined by dividing such General Partner’s Percentage Interest by the sum of 100 less such General Partner’s Percentage Interest) of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3 Issuance of Class B Units.

(a) On the Closing Date, the Partnership shall issue 2,521,570 Class B Units to the Initial Class B Holder The Capital Account of such Class B Units shall be $0 as of the Closing Date and will constitute a profits interest in the Partnership for federal income tax purposes.

Section 5.4 Contributions by the Underwriters.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(c) Except as provided in Section 5.1, no Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 17,500,000 Units and (ii) the “Option Units” as such term is used in the Underwriting Agreement issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof in an aggregate number of up to 2,625,000 additional Units, (iii) the Common Units issued to the Initial Limited Partners in aggregate number equal to 116,461,646 and (iv) the Class B Units issued to the Initial Class B Holder in an aggregate number equal to 2,521,570.

Section 5.5 Interest and Withdrawal.

No interest on Capital Contributions shall be paid by the Partnership. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners or Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.6 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.6, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the MLP Agreement) of all property owned by the MLP or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain, loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.6(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner’s Combined Interest to Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.6(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.7 Conversion of Class B Units.

(a) At any time after six months from the date on which any Class B Units are issued, upon written notice to the General Partner, any holder of Class B Units will have the right to require the Partnership to convert all or any portion of such holder’s Class B Units into Common Units on a one for one basis (a “Conversion Notice”).

(b) Upon the conversion of Class B Units in accordance with this Section 5.7, each converting holder shall be deemed to be the holder of record of the number of Common Units issuable upon conversion, notwithstanding that the Certificates representing such Common Units shall not then actually be delivered to such person. Upon notice from the Partnership, each holder of Class B Units so converted shall promptly surrender to the Partnership Certificates representing the Class B Units so converted in proper transfer form. Each Class B Unit shall be canceled by the General Partner upon its conversion.

(c) A Class B Unit that has converted into a Common Unit pursuant to this Section 5.7 shall be subject to the provisions of Section 6.4(b).

(d) The issuance or delivery of Certificates for Common Units upon the conversion of Class B Units shall be made without charge to the converting holder of Class B Units for such Certificates or for any tax in respect of the issuance or delivery of such Certificates or the securities represented thereby, and such Certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the Class B Units converted; provided, however, that the Partnership shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such Certificate in a name other than that of the holder of the Class B Units converted, and the Partnership shall not be required to issue or deliver such Certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Partnership the amount of such tax or shall have established to the reasonable satisfaction of the Partnership that such tax has been paid.

Section 5.8 Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.8(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.

(c) The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.8, (ii) the conversion of the General Partner Interest (represented by General Partner Units) into Units pursuant to the terms of this Agreement, (iii) the admission of additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted for trading.

(d) No fractional Partnership Securities shall be issued by the Partnership. If a distribution, subdivision or combination of Units pursuant to Section 5.8 would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Limited Preemptive Right.

Except as provided in Section 5.6 and in this Section 5.9, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities. The General Partner shall be deemed to have waived this right with respect to any issuance of a particular Partnership Security in the event that the General Partner has not exercised this right prior to the issuance of such Partnership Security.

Section 5.10 Splits and Combinations.

(a) Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 5.11 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.6(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), instead any such Net Losses shall be allocated to Partners with positive Adjusted Capital Account balances in accordance with their Percentage Interests until such positive Adjusted Capital Accounts are reduced to zero, and thereafter to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.6(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A. First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

B. Second, 100% to all Partners in accordance with their Percentage Interests;

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.6(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

A. First, 100% to all Partners, Pro Rata, until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

B. Second, the balance, if any, to the General Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Economic Uniformity. With respect to any taxable period ending upon, or after, the date a Conversion Notice is given by a holder of Class B Units pursuant to Section 5.7, items of Partnership income and gain shall be allocated 100% to each Partner holding such Class B Units until each such Partner has been allocated an amount of Partnership income or gain that increases the Capital Account maintained with respect to each converted Class B Unit to an amount equal to the product of (1) the number of converted Class B Units and (2) the Per Unit Capital Amount for a Common Unit. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of Class B Units into Common Units.

(x) Curative Allocation.

A. Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and

(2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

B. The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xi) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

A. In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

B. In making the allocations required under this Section 6.1(d)(x), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(x).

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.6(d)(i) or Section 5.6(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to goodwill.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Units are then traded on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the National Securities Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 50 days following the end of each Quarter commencing with the Quarter ending on February 28, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Special Provisions Relating to the Holders of Class B Units.

(a) Except as otherwise provided in the Agreement and unless the context otherwise requires, (i) the Class B Units will have voting rights that are identical to the voting rights of Common Units at any time when the Class B Units are convertible into Common Units at the election of the holder thereof pursuant to Section 5.11 and, when such voting rights are in effect, the Class B Units will vote with the Common Units as a single class, so that each Class B Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote and (ii) for all other purposes the holder of a Class B Unit shall have all of the rights and obligations of a Limited Partner holding Common Units hereunder. Immediately upon the conversion of a Class B Unit into a Common Unit pursuant to Section 5.7, the holder of a Class B Unit that has converted into a Common Unit shall possess all of the rights and obligations of a Unitholder holding a Common Unit hereunder; provided, however, that a converted Class B Unit shall remain subject to the provisions of Section 6.1(d)(ix) and Section 6.4(b).

(b) The holder of a Class B Unit that has converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class B Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Class B Unit should have, as a substantive matter, like intrinsic economic and United States federal income tax characteristics, in all material respects, to the intrinsic economic and United States federal income tax characteristics of a Common Unit then Outstanding. In connection with the condition imposed by this Section 6.4(b), the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class B Units in preparation for a transfer of such converted Class B Units, including the application of Section 6.1(d)(ix); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, its Subsidiaries and the MLP; subject to Section 7.6(a), the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership, its Subsidiaries and the MLP and the making of capital contributions to any member of the Partnership, its Subsidiaries and the MLP;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the MLP and its Subsidiaries from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of the MLP through its ownership of the general partner of the MLP; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on General Partner’s Authority.

Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a majority of Outstanding Units, the General Partner shall not, on behalf of the Partnership except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership) and, in the event the Partnership owns or operates, either directly or through any Subsidiary, any pipelines subject to rate regulation by FERC, including overhead allocated to the Partnership by Affiliates of the General Partner for its allocable share of actual overhead expenses consistent with then applicable accounting and allocation methodologies generally permitted by FERC for rate making purposes (or in the absence of then applicable methodologies permitted by FERC, consistent with the most recently applicable methodologies) and past business practices, and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The allocation of overhead to the Partnership by Affiliates of the General Partner for its allocable share of actual overhead expenses consistent with then applicable accounting and allocation methodologies generally permitted by FERC for rate making purposes (or in the absence of then applicable methodologies permitted by FERC, consistent with the most recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5 Outside Activities.

(a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member; provided, however, that neither clause (i) or clause (ii) above shall prohibit the General Partner from owning, directly or indirectly, limited partner interests or limited liability company interests in another Person.

(b) Except as specifically restricted by Section 7.5(a), each Group Member and Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or any Indemnitee.

(c) Subject to the terms of Sections 7.5(a) and 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Group Member or any Indemnitee in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duties or any other obligation of any type whatsoever of the General Partner for any Group Member or any Indemnitee to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) none of the General Partner, any Group Member nor any Indemnitee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership, any other Group Member or any Indemnitee.

(d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(e) The term “Affiliates” when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(f) Anything in this Agreement to the contrary notwithstanding, to the extent that any provision of this Agreement purports or is interpreted to have the effect of limiting or restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, its Board of Directors or any committee thereof to the Partnership and its Limited Partners, each Limited Partner consents to such limitations and restrictions related to such fiduciary duties to the maximum extent that such consent is permitted under Delaware or other applicable law.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a) The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine. Any loan made to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of Sections 7.6(a) and 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.

(d) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(e) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(f) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.7(f) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Section 5.4 and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(g) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(h) Without limitation of Sections 7.6(a) through 7.6(g), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7 Indemnification.

(a) To the maximum extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the maximum extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the

General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons (including the Board of Directors or any committee thereof acting on behalf of the General Partner) making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c) Whenever the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner), or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner), or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, or refrains from voting or transferring its Units, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(d) Notwithstanding anything to the contrary in this Agreement, none of the General Partner and its Affiliates, nor the Board of Directors or any committee thereof, shall have any duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e) Except as expressly set forth in this Agreement, none of the General Partner, the Board of Directors, any committee of the Board of Directors nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner, the Board of Directors, any committee of the Board of Directors or such other Indemnitee.

(f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) hereunder.

Section 7.11 Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, which shall be held by the Partnership as treasury securities unless they are expressly canceled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Audit and Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the maximum extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e) The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

(f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending August 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Substituted Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1 (a) or the issuance of any Limited Partner Interests in a merger or consolidation pursuant to Article XIV, and except as provided in Section 10.1(b), each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute and amendment to this Agreement. Except as provided in Section 10.1(b), a Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Assignee shall be determined in accordance with Section 10.1(b).

(b) Following a FERC Notice, (i) clause (i) of Section 10.1(a) shall no longer be applicable, (ii) the transferor of a Limited Partner Interest made in accordance with Article IV shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement and (iii) a transferor of a Certificate representing a Limited Partner Interest shall only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. No transferor of a Limited Partnership Interest or other Person shall have any obligation or responsibility to provide a Transfer Application to a transferee or assist or participate in any way with respect to the completion or delivery thereof. Following a FERC Notice, each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a properly completed Transfer Application, containing a properly completed and executed Taxation Certification, shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a properly completed, duly executed Transfer Application, including the accompanying Taxation Certification, has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.2 Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of such General Partner’s General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

Section 10.3 Admission of Additional Limited Partners.

(a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6,

(ii) following a FERC Notice, a properly completed Taxation Certification; and

(iii) such other documents or instruments as may be required by the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.4 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) the General Partner is removed pursuant to Section 11.2;

(iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Standard Time, on December 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated or taxed as such); (ii) at any time after 12:00 midnight, Central Standard Time, on December 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of Outstanding Units (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the departure of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such Combined Interest, within ten (10) days after such agreement is reached. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest of the Departing General Partner for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted for trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4 Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner

Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a majority of Outstanding Units. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor the MLP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration.

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

Section 12.9 Certain Prohibited Acts.

Without obtaining Special Approval, the General Partner shall not take any action to cause the Partnership or the MLP to (i) make or consent to a general assignment for the benefit of the Partnership’s or the MLP’s creditors; (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership or the MLP or otherwise seek, with respect to the Partnership or the MLP, relief from debts or protection from creditors generally; (iii) file or consent to the filing of a petition or answer seeking for the Partnership or the MLP a liquidation, dissolution, arrangement, or similar relief under any law; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership or the MLP in a proceeding of the type described in clauses (i) – (iii) of this Section 12.9; (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or the MLP or for all or any substantial portion of its properties; (vi) sell all or substantially all of its assets, except in accordance with Section 7.3(b); (vii) dissolve or liquidate, except in accordance with Article XII; or (viii) merge or consolidate, except in accordance with Article XIV.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) a change in the form of the Transfer Application or the Taxation Certification necessary or appropriate as determined by the General Partner to effectuate the purposes of Section 4.5 or Section 4.8 hereof; or

(m) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the maximum extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law.

Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment of (i) the definitions of “Conflicts Committee,” “Special Approval”, (ii) Section 2.9, (iii) Section 4.6, (iv) Section 7.3(b), (v) Section 7.9(a), (vi) Section 12.9; (vii) Section 14.2, or (viii) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Partnership Securities of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting

Section 13.9 Quorum.

The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Partnership Securities that in the aggregate represent a majority of the Outstanding

Partnership Securities entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Partnership Securities that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Partnership Securities specified in this Agreement (including Outstanding Partnership Securities deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Partnership Securities entitled to vote at such meeting (including Outstanding Partnership Securities deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Voting and Other Rights.

(a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the maximum extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4 Certificate of Merger.

(a) Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

(b) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c) At the effective time of the certificate of conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(d) A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 14.5 Amendment of Partnership Agreement.

Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time 90% or more of the total Limited Partner Interests of any class then Outstanding is held by the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) ”Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) ”Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) ”Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

(d) Notwithstanding anything in Article XIII to the contrary, this Article cannot be amended without the affirmative vote of the holders of not less than 90% of the Outstanding Units.

ARTICLE IVI

COMMON UNIT REDEMPTION AGREEMENT

Section 16.1 Redemption of Units.

(a) In the event that the General Partner determines that the Partnership will offer and sell more than 17,500,000 Common Units in the Initial Offering, then on the Closing Date (as defined below), and subject to the terms and conditions and in reliance on the representations and warranties herein set forth, the Initial Limited Partners agree to transfer to the Partnership, and the Partnership agrees to redeem from the Initial Limited Partners, a number of Common Units, the number of Common Units purchased from the Partnership by the Underwriters on the Closing Date (excluding the Option Units) that exceed 17,500,000 Common Units (the “Upsize IPO Units”). The redemption price per Common Unit redeemed by the Partnership pursuant to this Section 16.1(a) shall be equal to the Issue Price. The closing of such transfer and purchase (the “IPO Upsize Redemption”) shall take place at such place and such time so as to coincide with the Underwriters’ initial purchase of Common Units from the Partnership on the Closing Date. The number of Upsize IPO Units to be transferred by an Initial Limited Partner, and purchased by the Partnership, shall be determined on a pro rata basis based on the aggregate number of Common Units owned by such Initial Limited Partner on the Closing Date (prior to giving effect to this Section 16.1(a)) in relation to the total number of Common Units outstanding on the Closing Date (prior to giving effect to the Initial Offering and this Section 16.1(a)).

(b) On the Option Closing Date, and subject to the terms and conditions and in reliance on the representations and warranties herein set forth, the Initial Limited Partners agree to transfer to the Partnership, and the Partnership agrees to redeem from the Initial Limited Partners a number of Common Units purchased from the Partnership by the Underwriters pursuant to the exercise of the Over-Allotment Option (the “Option Units Redemption”). The redemption price per Common Unit redeemed by the Partnership pursuant to this Section 16.1(b) shall be equal to the Issue Price. The closing of such transfer and purchase (the “Option Units Redemption”) shall take place at such place and such time so as to coincide with the Underwriters’ purchase of Option Units from the Partnership on the Option Closing Date. The number of Option Units to be transferred by an Initial Limited Partner, and purchased by the Partnership, shall be determined on a pro rata basis based on the aggregate number of Common Units owned by such Initial Limited Partner on the Option Closing Date (prior to giving effect to this Section 16.1(b)) in relation to the total number of Common Units outstanding on the Option Closing Date (prior to giving effect to this Section 16.1(b)).

(c) At each closing pursuant to this Section 16.1, each Initial Limited Partner shall assign and transfer to the Partnership all its right, title and interest in and to the IPO Upsize Units or the Option Units, as the case may be, free and clear of all liens or other limitations or restrictions and deliver to the Partnership the certificate or certificates representing the IPO Upsize Units or the Option Units, as the case may be, duly endorsed in blank or accompanied by separate stock powers so endorsed. Each Initial Limited Partner shall execute the certificate of transfer on the back of the certificate or certificates representing the IPO Upsize Units or the Option Units, as the case may be.

(d) The Partnership shall pay the Issue Price for the IPO Upsize Units or the Option Units, as the case may be, of each Initial Limited Partner on the Closing Date or Option Closing Date, as the case may be, without deduction, by wire transfer of immediately available funds to an account of such Initial Limited Partner (the number for which account shall have been furnished to the Partnership at least one business day prior to such closing date).

Section 16.2 Representations and Warranties of Initial Limited Partners. Each Initial Limited Partner hereby severally represents and warrants to, and agrees with the Partnership, as applicable, that:

(a) Existence and Power. Such Initial Limited Partner has the power and authority to execute and deliver this Agreement and perform each of its obligations contemplated by this ARTICLE XVI.

(b) Authority; Approvals. (i) If such Initial Limited Partner is a corporation, partnership, limited liability company or other entity, the execution and delivery of this Agreement by such Initial Limited Partner, the consummation by such Initial Limited Partner of each of the transactions and the performance by such Initial Limited Partner of its obligations contemplated hereby have been duly and properly authorized by all necessary corporate, partnership, limited liability company or other entity action on the part of such Initial Limited Partner. This Agreement has been duly executed and delivered by such Initial Limited Partner, and constitutes the valid and legally binding obligation of such Initial Limited Partner, enforceable against such Initial Limited Partner in accordance with its terms, subject, (A) as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) to equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(ii) The execution and delivery of this Agreement by such Initial Limited Partner and the consummation of each of the transactions and the performance of each of the obligations contemplated by this ARTICLE XVI (A) do not conflict with, violate or breach (whether with or without notice or a lapse of time or both), require the consent of any Person to or otherwise result in a material detriment to such Initial Limited Partner under, (x) its organizational documents or (y) any agreement to which it is a party or by which its assets or property is bound or any law or order applicable to it. As used in this Agreement, the term “Person” means a natural person, corporation, limited liability company, venture, partnership, trust, unincorporated organization, association or other entity.

(iii) No approval from any Governmental Entity is required with respect to such Initial Limited Partner in connection with the execution and delivery by such Initial Limited Partner of this Agreement, the performance by such Initial Limited Partner of its obligations under this ARTICLE XVI or the consummation by such Initial Limited Partner of the transactions contemplated by this ARTICLE XVI, except for any such approval the failure of which to be made or obtained (A) has not impaired and could not reasonably be expected to impair the ability of such Initial Limited Partner to perform its obligations under this ARTICLE XVI in any material respect, and (B) could not reasonably be expected to delay, in any material respect, or prevent the consummation of any of the transactions contemplated by this Agreement. As used in this ARTICLE XVI, the term “Governmental Entity” means any agency, bureau, commission, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (x) regulatory, administrative or otherwise; (y) federal, state or local; or (z) domestic or foreign.

(c) Ownership of Redemption Units. Such Initial Limited Partner is the record and beneficial owner of the IPO Upsize Units and Option Units (collectively, the “Redemption Units”) to be sold by it pursuant to this ARTICLE XVI, free and clear of any lien and any other limitation or restriction with full right and authority to deliver the same hereunder, and will transfer and deliver to the Partnership on the Closing Date or the Option Closing Date, as the case may be, valid title to such Redemption Units, in each case free and clear of any lien and any such other limitation or restriction.

Section 16.3 Conditions to Closing of the IPO Upsize Redemption.

(a) Conditions to Obligations of the Partnership. The obligation of the Partnership to redeem the IPO Upsize Units on the Closing Date is subject to the satisfaction of the following conditions:

(i) The closing contemplated in Section 2 of the Underwriting Agreement shall have occurred with respect to the IPO Upsize Units;

(ii) No action, claim, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, order, decree, ruling or governmental investigation or proceeding is then pending or threatened by any court or Governmental Entity, and no such court or Governmental Entity shall have issued any injunction, judgment or order, which shall remain in effect, that would prevent consummation of the IPO Upsize Redemption; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, judgment or order vacated or reversed;

(iii) The representations and warranties of the Initial Limited Partners contained in Section 16.3 and in any certificate or other writing delivered by the Initial Limited Partners pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

(b) Conditions of Obligations of the Initial Limited Partners. The obligation of the Initial Limited Partners to consummate the transactions contemplated by Section 16.1(a) on the Closing Date is subject to the satisfaction of the following conditions:

(i) The closing contemplated in Section 2 of the Underwriting Agreement shall have occurred with respect to the IPO Upsize Units; and

(ii) No action, claim, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, order, decree, ruling or governmental investigation or proceeding is then pending or threatened by any court or Governmental Entity, and no such court or Governmental Entity shall have issued any injunction, judgment or order, which shall remain in effect, that would prevent consummation of the IPO Upsize Redemption; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, judgment or order vacated or reversed.

Section 16.4 Conditions to Closing of the Option Units Redemption.

(a) Conditions to Obligations of the Partnership. The obligation of the Partnership to redeem the Option Units on the Option Closing Date is subject to the satisfaction of the following conditions:

(i) The closing contemplated in Section 2 of the Underwriting Agreement shall have occurred with respect to the Option Units;

(ii) No action, claim, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, order, decree, ruling or governmental investigation or proceeding is then pending or threatened by any court or Governmental Entity, and no such court or Governmental Entity shall have issued any injunction, judgment or order, which shall remain in effect, that would prevent consummation of the Option Redemption; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, judgment or order vacated or reversed;

(iii) The representations and warranties of the Initial Limited Partners contained in Section 16.3 and in any certificate or other writing delivered by the Initial Limited Partners pursuant hereto shall be true in all material respects at and as of the Option Closing Date, as if made at and as of such date.

(b) Conditions of Obligations of the Initial Limited Partners. The obligation of the Initial Limited Partners to consummate the transactions contemplated on the Option Closing Date is subject to the satisfaction of the following conditions:

(i) The closing contemplated in Section 2 of the Underwriting Agreement shall have occurred with respect to the Option Units; and

(ii) No action, claim, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, order, decree, ruling or governmental investigation or proceeding is then pending or threatened by any court or Governmental Entity, and no such court or Governmental Entity shall have issued any injunction, judgment or order, which shall remain in effect, that would prevent consummation of the Option Redemption; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, judgment or order vacated or reversed.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 17.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or Assignee or other Person if believed by it to be genuine.

Section 17.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 17.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 17.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 17.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 17.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest upon accepting the certificate evidencing such Limited Partner Interest or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 17.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 17.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 17.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 17.11 Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

Section 17.12 Third Party Beneficiaries.

Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

LE GP, LLC

By:
John W. McReynolds
President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a).

By:	LE GP, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
John W. McReynolds
President

EXHIBIT A

to the Third Amended and Restated

Agreement of Limited Partnership of

Energy Transfer Equity, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Energy Transfer Equity, L.P.

No. Common Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                                     (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2828 Woodside Street, Dallas, Texas 75204. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER EQUITY, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER EQUITY, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER EQUITY, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER EQUITY, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER EQUITY, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Exhibit A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	ENERGY TRANSFER EQUITY, L.P.

Countersigned and Registered by:	By:	LE GP, LLC,
its General Partner

By:

as Transfer Agent and Registrar		Name:

By:		By:
	Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT—	as tenants by the entireties	Custodian
		(Cust)	(Minor)
JT TEN—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

Exhibit A-2

FOR VALUE RECEIVED,                                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

             Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                  as its attorney-in-fact with full power of substitution to transfer the same on the books of Energy Transfer Equity, L.P.

Date:	Note:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and, following a FERC Notice, an Application for Transfer of Common Units has been properly completed and executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the Application for Transfer of Common Units in order for such transferee to obtain registration of the transfer of the Common Units.

Exhibit A-3

EXHIBIT B

to the Third Amended and Restated

Agreement of Limited Partnership of

Energy Transfer Equity, L.P.

Certificate Evidencing Class B Units

Representing Limited Partner Interests in

Energy Transfer Equity, L.P.

No. Class B Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                                      (the “Holder”) is the registered owner of Class B Units representing limited partner interests in the Partnership (the “Class B Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Class B Units represented by this Certificate. The rights, preferences and limitations of the Class B Units are set forth in, and this Certificate and the Class B Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2828 Woodside Street, Dallas, Texas 75204. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER EQUITY, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER EQUITY, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER EQUITY, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER EQUITY, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER EQUITY, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME

Exhibit B-1

TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	ENERGY TRANSFER EQUITY, L.P.

Countersigned and Registered by:	By:	LE GP, LLC,
its General Partner

By:

as Transfer Agent and Registrar		Name:

By:		By:
	Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT—	as tenants by the entireties	Custodian
		(Cust)	(Minor)
JT TEN—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

Exhibit B-2

FOR VALUE RECEIVED,                                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

             Class B Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                      as its attorney-in-fact with full power of substitution to transfer the same on the books of Energy Transfer Equity, L.P.

Date:	Note:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Class B Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class B Units to be transferred is surrendered for registration or transfer and, following a FERC Notice, an Application for Transfer of Class B Units has been properly completed and executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Class B Units shall have no duty to the transferee with respect to execution of the Application for Transfer of Class B Units in order for such transferee to obtain registration of the transfer of the Class B Units.

Exhibit B-3

EXHIBIT C

to the Third Amended and Restated

Agreement of Limited Partnership of

Energy Transfer Equity, L.P.

Application for Transfer of Common Units

Following a FERC Notice, transferees of Common Units must execute and deliver this application to Energy Transfer Equity, L.P., c/o LE GP, LLC, 2828 Woodside Street, Dallas, Texas 75204; Attn: CFO, to be admitted as limited partners of Energy Transfer Equity, L.P. (the “Partnership”).

The undersigned (“Assignee”) hereby (a) applies for transfer to the name of the Assignee the Common Units evidenced hereby, (b) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (c) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (d) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (e) gives the powers of attorney provided for in the Partnership Agreement, and (f) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement. This application constitutes a Taxation Certification, as defined in the Partnership Agreement.

Date:
Signature of Assignee

Social Security or other identifying number	Name and Address of Assignee

Exhibit C-1

Annex A

Taxation Certification

The undersigned hereby certifies to Energy Transfer Equity, L.P. (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.1

Type of Assignee (check one):

☐	Individual ☐ Partnership ☐ Corporation (Subchapter C)
☐	Corporation (Subchapter S) ☐ Pension Fund, IRA or KEOGH Plan
☐	Tax-exempt entities such as municipalities ☐ Trust ☐ Mutual Fund
☐	Other (specify)

If not an Individual (check one):

☐	the entity is subject to United States federal income taxation on the income generated by the Partnership;

☐	the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income tax on the income generated by the Partnership;

☐	the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. [IMPORTANT NOTE—by checking this box, the undersigned is acknowledging that it is not an Eligible Holder.]

Type of Tax Return Filed by Assignee (check one):

☐	Form 1040 ☐ Form 1120 ☐ Other (specify)

Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity

☐	Foreign Corporation ☐ Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the holder of the interest).

Complete Either A or B:

A.	Individual

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

[1]	The Term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the income generated by the Partnership; or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal income taxation on the income generated by the Partnership. Schedule I hereto contains a list of various types off investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”

Exhibit C-2

B.	Partnership, Corporation or Other

1.	(name of undersigned) is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The undersigned’s U.S. employer identification number is .

3.	The undersigned’s office address and place of incorporation (if applicable) is .

The undersigned agrees to notify the Partnership within sixty (60) days of the date the undersigned becomes a foreign person.

The undersigned understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Holder of Interest

Signature and Date

Title (if applicable)

Note: If the undersigned is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the undersigned is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the undersigned will hold the Common Units shall be made to the best of the undersigned’s knowledge.

Exhibit C-3

Schedule I

Eligible Holders

The following are considered Eligible Holders:

•	Individuals (U.S. or non-U.S.)

•	C corporations (U.S. or non-U.S.)

•	Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keough accounts

•	S corporations with shareholders that are individuals, trusts or tax exempt organizations subject to tax on UBTI

Potentially Eligible Holders

The following are considered Eligible Holders, unless the information in parenthesis applies:

•	S corporations (unless they have ESOP shareholders*)

•	Partnerships (unless its partners include mutual funds, real estate investment trusts or “REITs,” governmental entities and agencies, S corporations with ESOP shareholders* or other partnerships with such partners)

•	Trusts (unless beneficiaries are not subject to tax)

Non-Eligible Holders

The following are not considered Eligible Holders:

•	Mutual Funds

•	REITs

•	Governmental entities and agencies

•	S corporations with ESOP shareholders*

*	“S corporations with ESOP shareholders” are S corporations with shareholders that include employee stock ownership plans.

Exhibit C-4

EXHIBIT D

to the Third Amended and Restated

Agreement of Limited Partnership of

Energy Transfer Equity, L.P.

Initial Limited Partners	Number of Common Units

Exhibit D-1

APPENDIX B

Glossary of Terms

The following is a list of certain acronyms and terms generally used in the energy industry and throughout this prospectus:

/d	per day

bbls	barrels

Btu	British thermal units, an energy measurement

Mcf	thousand cubic feet

MMBtu	million British thermal units

MMcf	million cubic feet

Bcf	billion cubic feet

NGLs	natural gas liquids, such as propane, butane and natural gasoline

B-1

Energy Transfer Pipeline Assets in Major Producing Areas of Texas

N
W
E
S
Midland Basin
Central Basin Platform
Permo-Penn
Mississippian
Siluro-Devonian
Morrow
Atoka
Wolfcamp
Ellenburger
Siluro-Devonian
Wolfcamp
Delaware Basin
Canyon
Strawn
Penn
Val Verde/Ozona Basins
Fort Worth Basin
Barnett Shale
Cotton Valley
Bossier
Smackover
Travis Peak
East Texas
Austin Chalk
Wilcox
Yegua
Frio
Austin Chalk
WB
Gulf Coast Basin
Wilcox
Yegua CM
Mio/Frio
Olmos
Lobo/Wilcox
Vicksburg/Frio
RCook/APeterson 4/7/2005 REV. 10/05/05
Gas Supply/GIS
g:\arcviewprojects\apr05\major_bains_100405.apr
0 50 Miles

Energy Transfer Equity, L.P.

17,500,000 Common Units

Representing Limited Partner Interests

PROSPECTUS

                    , 2006

Joint Book-Running Managers

UBS Investment Bank

Wachovia Securities

Credit Suisse

A.G. Edwards

RBC Capital Markets

Oppenheimer & Co.

Raymond James

Stephens Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13.    Other Expenses Of Issuance And Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, the amounts set forth below are estimates.

Commission registration fee	$48,913
NASD filing fee	42,763
NYSE listing fee	250,000
Printing and engraving expenses	700,000
Fees and expenses of legal counsel	650,000
Accounting fees and expenses	600,000
Transfer agent and registrar fees	20,000
Tax and Structuring Fees	600,000
Miscellaneous	88,324

Total	$3,000,000

Item 14.    Indemnification Of Directors And Officers.

The section of the prospectus entitled “Description of our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers and members of the board of directors of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 7 of the Underwriting Agreement filed as an exhibit to this registration statement in which we will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

To the extent that the indemnification provisions of our partnership agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 15.    Recent Sales Of Unregistered Securities.

The following is a summary of our transactions during the past three years involving issuances of our securities that were not registered under the Securities Act:

1. The transactions below occurred on October 1, 2002:

•	We sold a 1% general partner interest to LE GP, LLC in exchange for $1,578,949.

•	We sold 99% limited partner interests to various investors in exchange for the contribution of $110,771,051 and various entities owning midstream assets. These entities were subsequently contributed by us to La Grange Acquisition, LP, the predecessor to Energy Transfer Partners, L.P.

•	We granted 12,145,749 incentive units to various employees and management.

•	We granted the following incentive units to ETC Holdings: 24,291,498 Tier I Units; 12,145,749 Tier II Units; 12,145,749 Tier III Units; 12,145,749 Tier IV Units.

2. On November 1, 2002 we sold a .32% limited partner interest to Lon C. Kile in exchange for $500,000.

3. On January 19, 2004 we issued a .19% limited partner interest to E T Company, Ltd in exchange for its contribution of an office building and related contents.

Also on January 19, 2004 we issued an additional .16% limited partner interest to ETC Holdings, L.P. in exchange for its contribution of various entities that hold general partner interests in subsidiaries held by Energy Transfer Partners, L.P.

4. On June 15, 2005 we sold a 5% limited partner interest to FHM Investments, L.L.C. in exchange for its contribution of 1,638,692 Energy Transfer Partners, L.P. common units and its ownership of a 5% limited partner interest in Energy Transfer Partners GP, L.P. and Energy Transfer Partners, L.L.C.

The issuances of the securities described above were made in reliance upon the exemption from the registration requirements provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering and, in the case of securities issued pursuant to the exercise of options previously granted, by Section 3(a)(10) of the Securities Act for securities issued in exchange for outstanding securities.

Item 16.    Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement with respect to exhibits that are incorporated by reference to Exchange Act filings. The Commission file number for Energy Transfer Partners is 1-11727.

Exhibit Number	Description
1.1***	Form of Underwriting Agreement

3.1***	Certificate of Conversion of Energy Transfer Company, L.P.

3.2***	Certificate of Limited Partnership of Energy Transfer Equity, L.P.

3.3***	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P. (1)

3.4***	Certificate of Conversion of LE GP, LLC

3.5***	Certificate of Formation of LE GP, LLC

3.6***	Limited Liability Company Agreement of LE GP, LLC

3.7	Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) (2)

3.7.1	Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) (3)

3.7.2	Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) (4)

3.7.3	Amendment No. 3 to Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) (5)

3.7.4	Amendment No. 4 to Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) (6)

3.7.5	Amendment No. 5 to Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) (7)

3.7.6	Amendment No. 6 to Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) (8)

3.7.7	Amendment No. 7 to Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (9)

3.8	Agreement of Limited Partnership of Heritage Operating, L.P. (10)

3.8.1	Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Heritage Operating, L.P. (11)

3.8.2	Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of Heritage Operating, L.P. (12)

3.8.3	Amendment No. 3 to Amended and Restated Agreement of Limited Partnership of Heritage Operating, L.P. (13)

3.9	Amended Certificate of Limited Partnership of Energy Transfer Partners, L.P. (14)

3.10	Amended Certificate of Limited Partnership of Heritage Operating, L.P. (15)

3.11***	Second Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C.

3.12***	Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P.

3.13***	Certificate of Formation of U.S. Propane, L.L.C. (now known as Energy Transfer Partners, L.L.C.).

Exhibit Number	Description

3.13.1***	Certificate of Amendment of U.S. Propane, L.L.C. (now known as Energy Transfer Partners, L.L.C.).

3.14***	Restated Certificate of Limited Partnership of Energy Transfer Partners GP, L.P.

4.1	Indenture dated January 18, 2005 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association as trustee. (16)

4.2	First Supplemental Indenture dated January 18, 2005 to Indenture dated January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee. (17)

4.3	Second Supplemental Indenture dated as of February 24, 2005 to Indenture dated January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee. (18)

4.4	Notation of Guaranty. (19)

4.5	Registration Rights Agreement dated January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and the initial purchasers party thereto. (20)

4.6	Joinder to Registration Rights Agreement dated February 24, 2005, among Energy Transfer Partners, L.P., the Subsidiary Guarantors and Wachovia Bank, National Association as trustee. (21)

4.7	Third Supplemental Indenture dated July 29, 2005 to Indenture dated January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee. (22)

4.8	Registration Rights Agreement dated July 29, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and the initial purchasers party thereto. (23)

4.9	Specimen Certificate representing common units. (1)

5.1***	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

8.1***	Opinion of Vinson & Elkins LLP relating to tax matters

10.1	Credit and Guaranty Agreement dated as of June 16, 2005, among Energy Transfer Company, L.P., the guarantors named therein, various lenders, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent, Citicorp North America, Inc., as syndication agent, Lehman Commercial Paper Inc., as documentation agent, and Goldman Sachs Credit Partners L.P., Citigroup Markets Inc. and Lehman Brothers Inc., as lead arrangers and lead bookrunners. (24)

10.2	Note Purchase Agreement of Heritage Operating, L.P. dated as of June 25, 1996. (25)

10.2.1	Amendment dated as of July 25, 1996 to June 25, 1996 Note Purchase Agreement of Heritage Operating, L.P. (26)

10.2.2	Amendment dated as of March 11, 1997 to June 25, 1996 Note Purchase Agreement of Heritage Operating, L.P. (27)

10.2.3	Amendment dated as of October 15, 1998 to June 25, 1996 Note Purchase Agreement of Heritage Operating, L.P. (28)

10.2.4	Second Amendment Agreement dated September 1, 1999 to June 25, 1996 Note Purchase Agreement of Heritage Operating, L.P. (29)

10.2.5	Third Amendment Agreement dated May 31, 2000 to June 25, 1996 Note Purchase Agreement and November 19, 1997 Note Purchase Agreement of Heritage Operating, L.P. (30)

10.2.6	Fourth Amendment Agreement dated August 10, 2000 to June 25, 1996 Note Purchase Agreement and November 19, 1997 Note Purchase Agreement of Heritage Operating, L.P. (31)

10.2.7	Fifth Amendment Agreement dated as of December 28, 2000 to June 25, 1996 Note Purchase Agreement, November 19, 1997 Note Purchase Agreement and August 10, 2000 Note Purchase Agreement of Heritage Operating, L.P. (32)

Exhibit Number	Description

10.2.8	Sixth Amendment Agreement dated as of November 18, 2003 to June 25, 1996 Note Purchase Agreement, November 19, 1997 Note Purchase Agreement and August 10, 2000 Note Purchase Agreement of Heritage Operating, L.P. (33)

10.3	Form of Contribution, Conveyance and Assumption Agreement among Heritage Holdings, Inc., Heritage Propane Partners, L.P. and Heritage Operating, L.P. (34)

10.4.1†	Heritage Propane Partners, L.P. (now known as Energy Transfer Partners, L.P.) Second Amended and Restated Restricted Unit Plan dated as of February 4, 2002. (35)

10.4.2†	Energy Transfer Partners 2004 Unit Plan. (36)

10.4.3†	Form of Grant Agreement. (37)

10.5	Note Purchase Agreement of Heritage Operating, L.P. dated as of November 19, 1997. (38)

10.5.1	Amendment dated October 15, 1998 to November 19, 1997 Note Purchase Agreement of Heritage Operating, L.P. (39)

10.5.2	Second Amendment Agreement dated September 1, 1999 to November 19, 1997 Note Purchase Agreement and June 25, 1996 Note Purchase Agreement of Heritage Operating, L.P. (40)

10.5.3	Third Amendment Agreement dated May 31, 2000 to November 19, 1997 Note Purchase Agreement and June 25, 1996 Note Purchase Agreement of Heritage Operating, L.P. (41)

10.5.4	Fourth Amendment Agreement dated August 10, 2000 to November 19, 1997 Note Purchase Agreement and June 25, 1996 Note Purchase Agreement of Heritage Operating, L.P. (42)

10.5.5	Fifth Amendment Agreement dated as of December 28, 2000 to June 25, 1996 Note Purchase Agreement, November 19, 1997 Note Purchase Agreement and August 10, 2000 Note Purchase Agreement of Heritage Operating, L.P. (43)

10.5.6	Sixth Amendment Agreement dated as of November 18, 2003 to June 25, 1996 Note Purchase Agreement, November 19, 1997 Note Purchase Agreement and August 10, 2000 Note Purchase Agreement of Heritage Operating, L.P. (44)

10.6	Contribution Agreement dated June 15, 2000, among U.S. Propane, L.P., Heritage Operating, L.P. and Heritage Propane Partners, L.P. (45)

10.6.1	Amendment dated August 10, 2000 to June 15, 2000 Contribution Agreement. (46)

10.7	Subscription Agreement dated June 15, 2000, between Heritage Propane Partners, L.P. and individual investors. (47)

10.7.1	Amendment dated August 10, 2000 to June 15, 2000 Subscription Agreement. (48)

10.7.2	Amendment Agreement dated January 5, 2001 to the June 15, 2000 Subscription Agreement. (49)

10.7.3	Amendment Agreement dated October 5, 2001 to the June 15, 2000 Subscription Agreement. (50)

10.8	Note Purchase Agreement of Heritage Operating, L.P. dated as of August 10, 2000. (51)

10.8.1	Fifth Amendment Agreement dated as of December 28, 2000 to June 25, 1996 Note Purchase Agreement, November 19, 1997 Note Purchase Agreement and August 10, 2000 Note Purchase Agreement of Heritage Operating, L.P. (43)

10.8.2	First Supplemental Note Purchase Agreement dated as of May 24, 2001 to August 10, 2000 Note Purchase Agreement of Heritage Operating, L.P. (52)

10.8.3	Sixth Amendment Agreement dated as of December 28, 2000 to June 25, 1996 Note Purchase Agreement, November 19, 1997 Note Purchase Agreement and August 10, 2000 Note Purchase Agreement of Heritage Operating, L.P. (44)

10.9	Assignment, Conveyance and Assumption Agreement dated as of February 4, 2002, between U.S. Propane, L.P. and Heritage Holdings, Inc., as the former General Partner of Heritage Propane Partners, L.P. (53)

Exhibit Number	Description

10.10	Assignment, Conveyance and Assumption Agreement dated as of February 4, 2002, between U.S. Propane, L.P. and Heritage Holdings, Inc., as the former General Partner of Heritage Operating, L.P. (54)

10.11	Assignment for Contribution of Assets in Exchange for Partnership Interest dated December 9, 2002, among V-1 Oil Co., the shareholders of V-1 Oil Co., Heritage Propane Partners, L.P. and Heritage Operating, L.P. (55)

10.12	Acquisition Agreement dated November 6, 2003, among the owners of U.S. Propane, L.P. and U.S. Propane, L.L.C. and La Grange Energy, L.P. (56)

10.13	Contribution Agreement dated November 6, 2003, among La Grange Energy, L.P. and Heritage Propane Partners, L.P. and U.S. Propane, L.P. (57)

10.13.1	Amendment No. 1 dated December 7, 2003 to Contribution Agreement dated November 6, 2003, among La Grange Energy, L.P. and Heritage Propane Partners, L.P. and U.S. Propane, L.P. (58)

10.14	Stock Purchase Agreement dated November 6, 2003, among the owners of Heritage Holdings, Inc. and Heritage Propane Partners, L.P. (59)

10.15	Purchase and Sale Agreement dated April 25, 2004, between TXU Fuel Company and Energy Transfer Partners, L.P. (60)

10.15.1	First Amendment to Purchase and Sale Agreement and Closing Agreement dated June 1, 2004, between TXU Fuel Company and Energy Transfer Partners, L.P. (61)

10.16	Third Amended and Restated Credit Agreement dated March 31, 2004, among Heritage Operating L.P. and the Banks. (62)

10.17	Credit Agreement dated January 18, 2005, among Energy Transfer Partners, L.P., Wachovia Bank, National Association, as administrative agent, LC issuer and swingline lender, Fleet National Bank, as syndication agent, BNP Paribas and The Royal Bank of Scotland PLC, as co-documentation agents, and other lenders party thereto. (63)

10.17.1	First Amendment to Credit Agreement dated February 24, 2005, among Energy Transfer Partners, L.P., Wachovia Bank, National Association, as administrative agent, LC issuer and swingline lender, Fleet National Bank, as syndication agent, BNP Paribas and The Royal Bank of Scotland PLC, as co-documentation agents, and other lenders party thereto. (64)

10.18	Guaranty dated January 18, 2005, by the Subsidiary Guarantors in favor of Wachovia Bank, National Association, as the administrative agent for the lenders. (65)

10.18.1	Guaranty Supplement dated February 24, 2005. (66)

10.19	Purchase and Sale Agreement dated January 26, 2005, among HPL Storage, LP and AEP Energy Services Gas Holding Company II, L.L.C., as Sellers, and La Grange Acquisition, L.P., as Buyer. (67)

10.20	Cushion Gas Litigation Agreement dated January 26, 2005, among AEP Energy Services Gas Holding Company II, L.L.C. and HPL Storage LP, as Sellers, and La Grange Acquisition, L.P., as Buyer, and AEP Asset Holdings LP, AEP Leaseco LP, Houston Pipe Line Company, LP and HPL Resources Company LP, as Companies. (68)

10.21	Loan Agreement dated as of January 26, 2005, between La Grange Acquisition, L.P., as Borrower, and La Grange Energy, L.P., as Lender. (69)

10.22	Registration Rights Agreement for Limited Partner Interests of Heritage Propane Partners, L.P. (70)

10.23	Unitholder Rights Agreement dated January 20, 2004, among Heritage Propane Partners, L.P., Heritage Holdings, Inc., TAAP LP and La Grange Energy, L.P. (71)

10.24***	Registration Rights Agreement for Limited Partnership Units of La Grange Energy, L.P.

10.25***†	Energy Transfer Equity Long-Term Incentive Plan

Exhibit Number	Description

10.26***†	Form of Director and Officer Indemnification Agreement

10.27	Credit Agreement dated December 12, 2005, among Energy Transfer Partners, L.P., Wachovia Bank, National Association, as administrative agent, LC issuer and swingline lender, Bank of America, N.A. and Citibank, N.A., as co-syndication agents, BNP Paribas and The Royal Bank of Scotland PLC, as co-documentation agents, Credit Suisse, Deutsche Bank AG and UBS Loan Finance LLC, as senior managing agents, Fortis Capital Corp., Suntrust Bank and Wells Fargo Bank, N.A., as managing agents, and other lenders party thereto. (72)

10.28	Guaranty, effective as of December 13, 2005, by the subsidiary guarantors thereto in favor of Wachovia Bank, National Association, as administrative agent for the Lenders. (73)

10.29***	Form of Energy Transfer Equity Credit Agreement.

10.30***	Shared Services Agreement dated as of August 26, 2005 among Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P.

21.1***	List of Subsidiaries.

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Deloitte & Touche LLP

23.3***	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1)

23.4***	Consent of Vinson & Elkins LLP (contained in Exhibit 8.1)

23.5***	Consent of Ray C. Davis

23.6***	Consent of Kelcy L. Warren

24.1	Powers of Attorney (set forth on the signature pages to this Registration Statement)

*	Filed herewith.
**	To be filed by Amendment.
***	Previously filed.
†	Denotes a management contract or compensatory plan or arrangement.
(1)	Incorporated by reference to Appendix A of the Prospectus.

(2)	Incorporated by reference to Exhibit 3.1 to Energy Transfer Partners, L.P.’s Registration Statement on Form S-1/A, File No. 333-04018, filed with the Commission on June 4, 1996.

(3)	Incorporated by reference to Exhibit 3.1.1 to Energy Transfer Partners, L.P.’s Form 8-K dated August 23, 2000.

(4)	Incorporated by reference to Exhibit 3.1.2 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 2001.

(5)	Incorporated by reference to Exhibit 3.1.3 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended May 31, 2002.

(6)	Incorporated by reference to Exhibit 3.1.4 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended May 31, 2002.

(7)	Incorporated by reference to Exhibit 3.1.5 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 29, 2004.

(8)	Incorporated by reference to Exhibit 3.1.6 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 29, 2004.

(9)	Incorporated by reference to Exhibit 3.1.7 to Energy Transfer Partners, L.P.’s Form 8-K filed March 16, 2005.

(10)	Incorporated by reference to Exhibit 3.2 to Energy Transfer Partners, L.P.’s Registration Statement on Form S-1/A, File No. 333 04018, filed with the Commission on June 21, 1996.

(11)	Incorporated by reference to Exhibit 3.2.1 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 2000.

(12)	Incorporated by reference to Exhibit 3.2.2 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended May 31, 2002.

(13)	Incorporated by reference to Exhibit 3.2.3 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 29, 2004.

(14)	Incorporated by reference to Exhibit 3.3 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 29, 2004.

(15)	Incorporated by reference to Exhibit 3.4 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2002.

(16)	Incorporated by reference to Exhibit 4.1 to Energy Transfer Partners, L.P.’s Form 8-K filed January 19, 2005.

(17)	Incorporated by reference to Exhibit 4.2 to Energy Transfer Partners, L.P.’s Form 8-K filed January 19, 2005.

(18)	Incorporated by reference to Exhibit 10.45 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2005.

(19)	Incorporated by reference to Exhibit 10.46 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2005.

(20)	Incorporated by reference to Exhibit 4.3 to Energy Transfer Partners, L.P.’s Form 8-K filed January 19, 2005.

(21)	Incorporated by reference to Exhibit 10.39.1 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2005.

(22)	Incorporated by reference to Exhibit 4.1 to Energy Transfer Partners, L.P.’s Form 8-K filed August 2, 2005.

(23)	Incorporated by reference to Exhibit 4.2 to Energy Transfer Partners, L.P.’s Form 8-K filed August 2, 2005.

(24)	Incorporated by reference to Exhibit 99.F to Energy Transfer Partners, L.P.’s Schedule 13D/A filed June 24, 2005.

(25)	Incorporated by reference to Exhibit 10.2 to Energy Transfer Partners, L.P.’s Registration Statement on Form S-1/A, File No. 333 04018, filed with the Commission on June 21, 1996.

(26)	Incorporated by reference to Exhibit 10.2.1 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended November 30, 1996.

(27)	Incorporated by reference to Exhibit 10.2.2 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 1997.

(28)	Incorporated by reference to Exhibit 10.2.3 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 1998.

(29)	Incorporated by reference to Exhibit 10.2.4 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 1999.

(30)	Filed as Exhibit 10.5.3.

(31)	Incorporated by reference to Exhibit 10.2.6 to Energy Transfer Partners, L.P.’s Form 8-K dated August 23, 2000.

(32)	Incorporated by reference to Exhibit 10.2.7 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2001.

(33)	Incorporated by reference to Exhibit 10.2.8 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 29, 2004.

(34)	Incorporated by reference to Exhibit 10.3 to Energy Transfer Partners, L.P.’s Registration Statement on Form S-1/A, File No. 333 04018, filed with the Commission on June 21, 1996.

(35)	Incorporated by reference to Exhibit 10.6.3 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2002.

(36)	Incorporated by reference to Annex A of Energy Transfer Partners, L.P.’s Schedule 14A Proxy Statement filed May 18, 2004.

(37)	Incorporated by reference to Exhibit 10.1 to Energy Transfer Partners, L.P.’s Form 8-K filed November 1, 2004.

(38)	Incorporated by reference to Exhibit 10.16 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended May 31, 1998.

(39)	Incorporated by reference to Exhibit 10.16.1 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 1998.

(40)	Incorporated by reference to Exhibit 10.16.2 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 1999.

(41)	Incorporated by reference to Exhibit 10.16.3 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended May 31, 2000.

(42)	Incorporated by reference to Exhibit 10.16.4 to Energy Transfer Partners, L.P.’s Form 8-K dated August 23, 2000.

(43)	Incorporated by reference to Exhibit 10.16.5 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2001.

(44)	Incorporated by reference to Exhibit 10.16.6 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 29, 2004.

(45)	Incorporated by reference to Exhibit 10.17 to Energy Transfer Partners, L.P.’s Form 8-K dated August 23, 2000.

(46)	Incorporated by reference to Exhibit 10.17.1 to Energy Transfer Partners, L.P.’s Form 8-K dated August 23, 2000.

(47)	Incorporated by reference to Exhibit 10.18 to Energy Transfer Partners, L.P.’s Form 8-K dated August 23, 2000.

(48)	Incorporated by reference to Exhibit 10.18.1 to Energy Transfer Partners, L.P.’s Form 8-K dated August 23, 2000.

(49)	Incorporated by reference to Exhibit 10.18.2 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 2001.

(50)	Incorporated by reference to Exhibit 10.18.3 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended November 30, 2001.

(51)	Incorporated by reference to Exhibit 10.19 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 2001.

(52)	Incorporated by reference to Exhibit 10.19.2 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended May 31, 2001.

(53)	Incorporated by reference to Exhibit 10.26 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2002.

(54)	Incorporated by reference to Exhibit 10.27 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2002.

(55)	Incorporated by reference to Exhibit 10.28 to Energy Transfer Partners, L.P.’s Form 8-K dated January 6, 2003.

(56)	Incorporated by reference to Exhibit 10.30 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 2003.

(57)	Incorporated by reference to Exhibit 10.31 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 2003.

(58)	Incorporated by reference to Exhibit 10.31.1 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended November 30, 2003.

(59)	Incorporated by reference to Exhibit 10.32 to Energy Transfer Partners, L.P.’s Form 10-K for the year ended August 31, 2003.

(60)	Incorporated by reference to Exhibit 10.35 to Energy Transfer Partners, L.P.’s Form 8-K filed June 14, 2004.

(61)	Incorporated by reference to Exhibit 10.35.1 to Energy Transfer Partners, L.P.’s Form 8-K filed June 14, 2004.

(62)	Incorporated by reference to Exhibit 10.36 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended May 31, 2004.

(63)	Incorporated by reference to Exhibit 10.1 to Energy Transfer Partners, L.P.’s Form 8-K filed January 19, 2005.

(64)	Incorporated by reference to Exhibit 10.40.1 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2005.

(65)	Incorporated by reference to Exhibit 10.2 to Energy Transfer Partners, L.P.’s Form 8-K filed January 19, 2005.

(66)	Incorporated by reference to Exhibit 10.41.1 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 28, 2005.

(67)	Incorporated by reference to Exhibit 10.1 to Energy Transfer Partners, L.P.’s Form 8-K filed February 1, 2005.

(68)	Incorporated by reference to Exhibit 10.2 to Energy Transfer Partners, L.P.’s Form 8-K filed February 1, 2005.

(69)	Incorporated by reference to Exhibit 10.3 to Energy Transfer Partners, L.P.’s Form 8-K/A filed March 17, 2005.

(70)	Incorporated by reference to Exhibit 4.1 to Energy Transfer Partners, L.P.’s Form 8-K dated February 4, 2002.

(71)	Incorporated by reference to Exhibit 4.2 to Energy Transfer Partners, L.P.’s Form 10-Q for the quarter ended February 29, 2004.

(72)	Incorporated by reference to Exhibit 10.1 to Energy Transfer Partners, L.P.’s Form 8-K filed December 16, 2005.
(73)	Incorporated by reference to Exhibit 10.2 to Energy Transfer Partners, L.P.’s Form 8-K filed December 16, 2005.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with LE GP, LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to LE GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 23, 2006.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC its general partner

By:	/S/ JOHN W. MCREYNOLDS
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 23rd day of January, 2006.

Signature	Title

/S/ JOHN W. MCREYNOLDS John W. McReynolds	Director, President and Chief Financial Officer of LE GP, LLC, general partner of Energy Transfer Equity, L.P. (Principal Executive, Financial, and Accounting Officer)

* David R. Albin	Director of LE GP, LLC, general partner of Energy Transfer Equity, L.P.

* Kenneth A. Hersh	Director of LE GP, LLC, general partner of Energy Transfer Equity, L.P.

* Daniel A. Rioux	Director of LE GP, LLC, general partner of Energy Transfer Equity, L.P.

* K. Rick Turner	Director of LE GP, LLC, general partner of Energy Transfer Equity, L.P.

*By:	/S/ JOHN W. MCREYNOLDS
John W. McReynolds Attorney-in-Fact